      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       FELCOR LODGING TRUST INCORPORATED

                       FELCOR LODGING LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

             MARYLAND                                                               75-2541756
             DELAWARE                              7011                             75-2564994
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)             Identification No.)

                                                                              LAWRENCE D. ROBINSON, ESQ.
                                                                      EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL
          545 E. JOHN CARPENTER FRWY., SUITE 1300                      545 E. JOHN CARPENTER FRWY., SUITE 1300
                    IRVING, TEXAS 75062                                          IRVING, TEXAS 75062
                       (972) 444-4900                                               (972) 444-4900
     (Address, including zip code and telephone number,            (Name, address, including ZIP code and telephone
  including area code, of registrant's principal executive        number, including area code, of agent for service)
                          offices)

                             ---------------------
                                With copies to:

      ROBERT W. DOCKERY, ESQ.            RICHARD S. BORISOFF, ESQ.         CHRISTOPHER L. BENNETT, ESQ.
       JENKENS & GILCHRIST,                PAUL, WEISS, RIFKIND,         MERISTAR HOSPITALITY CORPORATION
    A PROFESSIONAL CORPORATION              WHARTON & GARRISON              1010 WISCONSIN AVENUE, N.W.
   1445 ROSS AVENUE, SUITE 3200         1285 AVENUE OF THE AMERICAS           WASHINGTON, D.C. 20007
     DALLAS, TEXAS 75202-2799            NEW YORK, NEW YORK 10019                 (202) 965-4455
          (214) 855-4500                      (212) 373-3000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the effective time of the proposed merger of MeriStar Hospitality Corporation with and into FelCor Lodging Trust Incorporated and the proposed merger of MeriStar Hospitality Operating Partnership, L.P. with a wholly-owned subsidiary of FelCor Lodging Limited Partnership, as described in the Agreement
and Plan of Merger dated as of May 9, 2001, as amended on June   , 2001, and
attached as Appendix A to the joint proxy statement/prospectus forming a part of this Registration Statement, which shall occur as promptly as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all conditions to the closing of the mergers under the merger agreement, as described in this Registration Statement.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
            TITLE OF SECURITIES                AMOUNT TO BE      OFFERING PRICE PER       PROPOSED MAXIMUM          AMOUNT OF
             TO BE REGISTERED                   REGISTERED         SHARE OR UNIT      AGGREGATE OFFERING PRICE  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
                                               34,879,013(2)        $22.9911(3)           $801,906,876(3)           $221,528
Common Stock, $0.01 par value                  3,579,286(4)         $23.5250(4)           $ 84,202,704(4)
  per share(1).............................    3,525,529(5)
---------------------------------------------------------------------------------------------------------------------------------
Common Limited Partnership Units(6)........      2,769,305          $22.9911(7)           $ 63,669,369(7)           $ 15,918
---------------------------------------------------------------------------------------------------------------------------------
Series C Preferred Limited Partnership
  Units(6).................................       755,954           $22.9911(7)           $ 17,380,214(7)           $  4,346
---------------------------------------------------------------------------------------------------------------------------------
Series D Preferred Limited Partnership
  Units(6).................................       392,157           $22.1600(8)           $  8,690,200(8)           $  2,173
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the common stock, par value $0.01 per share, of FelCor Lodging Trust Incorporated (the "Common Stock") to be issued to holders of common stock and options to purchase common stock of MeriStar Hospitality Corporation, in connection with the proposed merger.
(2) Represents the maximum number of shares of Common Stock expected to be issued to stockholders of MeriStar Hospitality Corporation in connection with the merger.
(3) Estimated solely for the purpose of calculating the registration fee under Rule 457(f)(1) based on the average of the high and low prices reported on the New York Stock Exchange of $22.625 for the common stock of MeriStar Hospitality Corporation on June 5, 2001 and adjusted pursuant to Rule 457(f)(3) to reflect a cash payment of $4.60 per share by FelCor Lodging Trust Incorporated.
(4) Represents the maximum number of shares of Common Stock that may be issued upon the exercise of outstanding options held by certain existing and former employees, officers and directors of MeriStar Hospitality Corporation (or its predecessors) and estimates of offering prices based on the average of the high and low price reported on the New York Stock Exchange of $23.525 for the Common Stock on June 5, 2001 for purposes of calculating the registration fee under Rule 457(h)(1).
(5) Represents the maximum number of shares of Common Stock that may be issued upon redemption at the option of the holders of the common and Series C preferred units of limited partnership interest in FelCor Lodging Limited Partnership ("FelCor Partnership") that are being registered hereby, plus an indeterminate number of shares of Common Stock that may be issued upon redemption at the option of the holder of the Series D preferred units of limited partnership interest in FelCor Partnership that are being registered hereby. No additional registration fee is payable with respect to these shares of Common Stock under Rule 457(i) because no additional consideration will be received for them.
(6) This Registration Statement also relates to units of limited partnership interest in FelCor Partnership to be issued to holders of units of limited partnership interest in MeriStar Hospitality Operating Partnership, L.P. ("MeriStar Partnership") in connection with the partnership merger under the agreement and plan of merger described above.
(7) Calculated in accordance with Rule 457(f)(1), based on the average of the high and low prices reported on the New York Stock Exchange of $22.625 for the common stock of MeriStar Hospitality Corporation on June 5, 2001 and adjusted pursuant to Rule 457(f)(3) to reflect a cash payment of $4.60 per unit by FelCor Partnership. These units of limited partnership interest in FelCor Partnership will be issued in exchange for units of limited partnership interest in MeriStar Partnership, which are redeemable at the option of the holder thereof for shares of MeriStar common stock or the fair market value thereof on a one-for-one basis.
(8) Calculated in accordance with Rule 457(f)(2), based on a book value of $22.16 per unit of Class D limited partnership interest in MeriStar Partnership. The Series D limited partnership units in FelCor Partnership will be issued in exchange for those Class D units.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains (i) a joint proxy statement/prospectus relating to the solicitation of proxies for approval by the stockholders of MeriStar Hospitality Corporation, a Maryland corporation, or MeriStar, with and into FelCor Lodging Trust Incorporated, a Maryland corporation, or FelCor, under an agreement and plan of merger dated as of May 9, 2001 among FelCor, MeriStar, FelCor Lodging Limited Partnership, a Delaware limited partnership, or FelCor Partnership, and MeriStar Hospitality Operating Partnership, L.P., a Delaware
limited partnership, or MeriStar Partnership, as amended on June   , 2001, and
the transactions contemplated by the merger agreement, including the related issuance of shares of common stock by FelCor to the common stockholders of MeriStar and the election of two directors of FelCor, and (ii) a prospectus supplement to such joint proxy statement/prospectus relating to the issuance of units of limited partnership interest in FelCor Partnership to the limited partners in MeriStar Partnership as a result of the merger of a wholly-owned subsidiary of FelCor Partnership with and into MeriStar Partnership under the same agreement and plan of merger, without solicitation of any votes or consents of the partners in FelCor Partnership or MeriStar Partnership. The partnership merger will occur immediately following the merger between FelCor and MeriStar. The prospectus supplement will be delivered, along with a copy of the joint proxy statement/prospectus, only to the holders of the outstanding units of limited partnership interest in MeriStar Partnership.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

[FelCor]

[MeriStar]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

The boards of directors of FelCor Lodging Trust Incorporated and MeriStar Hospitality Corporation have approved a merger agreement that provides for the combination of the two companies. We believe that the merger is in the best interests of the stockholders of FelCor and MeriStar and that the combined company will be able to create more stockholder value than the companies individually could achieve.

If we complete the merger, holders of MeriStar common stock will receive, for each share of MeriStar common stock, $4.60 in cash and 0.784 of a share of FelCor common stock. Cash will be paid instead of issuing fractional shares. Because the portion of the merger consideration to be received in FelCor common stock is fixed, the value of the consideration to be received by MeriStar common stockholders in the merger will depend upon the market price of FelCor common stock at the time of the merger. FelCor common stock is traded on the New York
Stock Exchange under the symbol "FCH." On            , 2001, FelCor common stock
closed at $    per share. We estimate that   % of the outstanding FelCor common
stock immediately following completion of the merger will be owned by former MeriStar common stockholders. FelCor stockholders will continue to own their existing shares of capital stock after the merger.

AFTER CAREFUL CONSIDERATION, THE BOARDS OF FELCOR AND MERISTAR HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THEIR RESPECTIVE STOCKHOLDERS, AND EACH BOARD RECOMMENDS THAT THEIR RESPECTIVE COMMON STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

We cannot complete the merger unless the FelCor and MeriStar common stockholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement at the special meetings to be held by FelCor and MeriStar. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

At the FelCor special meeting, FelCor common stockholders will also be asked to approve and adopt an equity incentive program.

This document provides you with detailed information about your special meeting and the proposed merger. You can also get information from publicly available documents filed by both companies with the Securities and Exchange Commission. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 25.

The dates, times and places of the meetings are:

    For FELCOR stockholders:

               , 2001
    9:00 a.m., Central Time
    Embassy Suites -- DFW South
    4650 W. Airport Frwy.
    Irving, Texas 75062

    For MERISTAR stockholders:

               , 2001
    10:00 a.m., Eastern Time

    -------------------------------

    -------------------------------

    -------------------------------

-----------------------------------------------------       -----------------------------------------------------
Thomas J. Corcoran, Jr.                                     Paul W. Whetsell
President and Chief Executive Officer                       Chairman and Chief Executive Officer
FelCor Lodging Trust Incorporated                           MeriStar Hospitality Corporation

   EACH VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement/prospectus is dated                    , 2001,
and is first being mailed to stockholders on or about            , 2001.

                       FELCOR LODGING TRUST INCORPORATED
                     545 E. JOHN CARPENTER FRWY., STE. 1300
                            IRVING, TEXAS 75062-3933

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON                  , 2001

     A special meeting of stockholders of FelCor Lodging Trust Incorporated, a Maryland corporation, will be held at 9:00 a.m., Central Time, on
     , 2001, at the Embassy Suites -- DFW South hotel, Irving, Texas for the following purposes:

          1. To consider and vote on the approval of the agreement and plan of merger dated as of May 9, 2001, by and among FelCor Lodging Trust Incorporated, FelCor Lodging Limited Partnership, MeriStar Hospitality Corporation, and MeriStar Hospitality Operating Partnership, L.P., and the merger of MeriStar with and into FelCor under the merger agreement and the other transactions contemplated by that agreement, including the election of two new directors of FelCor. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus.

          2. To consider and vote on the approval and adoption of the 2001 Restricted Stock and Stock Option Plan.

          3. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     Approval of the merger proposal requires the affirmative vote of a majority of the votes entitled to be cast at the FelCor special meeting. Approval of the other proposals requires the affirmative vote of a majority of the votes actually cast at the meeting.

     Only holders of record of FelCor common stock at the close of business on
            , 2001 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

     It is important that your common stock be represented and voted at the meeting. Whether or not you plan to attend the meeting and vote your common stock in person, please MARK, SIGN, DATE AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope.

     Any proxy may be revoked at any time before its exercise at the meeting.

                                            By the Order of the Board of
                                               Directors of
                                               FelCor Lodging Trust Incorporated

                                            LAWRENCE D. ROBINSON
                                            Secretary

            , 2001

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

     THE FELCOR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER OF MERISTAR WITH AND INTO FELCOR AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND THE 2001 RESTRICTED STOCK AND STOCK OPTION PLAN AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ABOVE PROPOSALS.

                        MERISTAR HOSPITALITY CORPORATION
                          1010 WISCONSIN AVENUE, N.W.
                              WASHINGTON, DC 20007
                                 (202) 965-4455
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 2001
                             ---------------------

     NOTICE IS GIVEN that a special meeting of the stockholders of MeriStar Hospitality Corporation, a Maryland corporation, will be held at 10:00 a.m.,
Eastern time on           , 2001, at           . The board of directors asks you
to attend this meeting, in person or by proxy, for the following purposes:

          1. To consider and vote on the approval of the agreement and plan of merger dated as of May 9, 2001, by and among MeriStar, MeriStar Hospitality Operating Partnership, L.P., FelCor Lodging Trust Incorporated and FelCor Lodging Limited Partnership, the merger of MeriStar with and into FelCor under the merger agreement and the other transactions contemplated by that agreement. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus. Upon completion of the merger, FelCor will be the surviving corporation.

          2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     Approval of the above proposal requires the affirmative vote of a majority of the votes entitled to be cast at the MeriStar special meeting.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THE ABOVE PROPOSAL.

     Only stockholders of record at the close of business on             , 2001,
are entitled to notice of the special meeting and to vote at the special meeting. Please note that, by delivering a proxy to vote at the special meeting, you are also granting a proxy voting in favor of any adjournments or postponements of the special meeting.

     We cordially invite you to attend the special meeting in person because it is important that your shares be represented at the meeting. However, to ensure your representation at the special meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope as promptly as possible. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before its exercise at the meeting by filing a written revocation with the Secretary of MeriStar at the address set forth above or by filing a duly executed proxy bearing a later date.

                                            By the Order of the Board of
                                               Directors of
                                               MeriStar Hospitality Corporation

                                            CHRISTOPHER L. BENNETT
                                            Secretary

               , 2001

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

                     REQUESTS FOR INCORPORATED INFORMATION

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OUR COMPANIES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. IF YOU ARE A STOCKHOLDER OF FELCOR OR MERISTAR YOU CAN OBTAIN ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE FROM FELCOR OR MERISTAR, AS THE CASE MAY BE, OR THROUGH THE SEC OR THE SEC'S WEB SITE. THE ADDRESS OF THAT SITE IS HTTP://WWW.SEC.GOV. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM THE COMPANIES, WITHOUT CHARGE, EXCLUDING ALL EXHIBITS, UNLESS SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT TO THIS DOCUMENT. STOCKHOLDERS OF FELCOR OR MERISTAR MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE COMPANY AT THE FOLLOWING ADDRESSES:

FELCOR LODGING TRUST INCORPORATED               MERISTAR HOSPITALITY CORPORATION
545 E. JOHN CARPENTER FRWY., SUITE 1300         1010 WISCONSIN AVENUE, N.W.
IRVING, TEXAS 75062                             WASHINGTON, D.C. 20007
ATTENTION: LAWRENCE D. ROBINSON                 ATTENTION: CHRISTOPHER L. BENNETT
TELEPHONE: (972) 444-4900                       TELEPHONE: (202) 965-4455

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, IN ORDER TO ENSURE TIMELY DELIVERY, YOU MUST DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETINGS.
THIS MEANS YOU MUST REQUEST THIS INFORMATION NO LATER THAN             , 2001.
IF YOU REQUEST ANY INCORPORATED DOCUMENTS, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

                             ---------------------

     This joint proxy statement/prospectus contains registered trademarks and servicemarks owned or licensed by companies other than us, including but not limited to Best Western(R), Bristol House(R), Courtyard by Marriott(R), Crowne Plaza(R), Disney(R), Doral(R), Doubletree(R), Doubletree Guest Suites(R), Embassy Suites(R), Fairfield Inn(R), Four Points by Sheraton(R), Hampton Inn(R), Hampton Inn & Suites(R), Harvey Hotel(R), Hilton(R), Hilton HHonors(R), Holiday Inn(R), Holiday Inn Express(R), Holiday Inn Select(R), Homewood Suites(R) by Hilton, Howard Johnson(R), Inter-Continental(R), Marriott(R), Radisson(R), Ramada(R), Renaissance(R), Sheraton(R), Sheraton Suites(R), Walt Disney World(R), Westin(R) and Wyndham(R).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions And Answers About The Merger......................    1
Summary.....................................................    4
  The Companies.............................................    4
  The Merger................................................    5
  The Merger Agreement......................................    9
  Other Matters.............................................   15
  Unaudited Pro Forma Condensed Combined Financial Data.....   16
  Selected Historical Consolidated Financial Information....   18
  Equivalent Per Share Data.................................   23
  Comparative Market Price Information......................   24
Risk Factors................................................   25
A Warning About Forward-Looking Statements..................   35
The Combined Company........................................   36
The Special Meetings........................................   39
  Date, Time, Place and Purpose of the FelCor Special
     Meeting................................................   39
  Date, Time, Place and Purpose of the MeriStar Special
     Meeting................................................   39
  Who Can Vote..............................................   39
  How You Can Vote; Voting by Proxy Holders.................   39
  Required Vote.............................................   40
  Voting on Other Matters...................................   40
  How You May Revoke Your Proxy Instructions................   40
  How Votes Are Counted.....................................   41
  Cost of this Proxy Solicitation...........................   41
  Attending the FelCor and MeriStar Special Meetings........   41
  List of FelCor Common Stockholders........................   41
The Merger..................................................   42
  Background of the Merger..................................   42
  FelCor's Reasons for the Merger; Recommendation of the
     FelCor Board...........................................   44
  Opinions of FelCor's Financial Advisors...................   45
  MeriStar's Reasons for the Merger; Recommendation of the
     MeriStar Board.........................................   57
  Opinion of MeriStar's Financial Advisor...................   59
  Interests of Certain Persons in the Merger and Partnership
     Merger.................................................   64
  Regulatory Approvals......................................   66
  Accounting Treatment......................................   66
  Restrictions on Resales by Affiliates.....................   66
  No Appraisal Rights.......................................   67
The Merger Agreement........................................   68
  General...................................................   68
  Treatment of MeriStar Common Stock and FelCor Stock in the
     Merger.................................................   68
  Treatment of MeriStar Partnership Units in the Partnership
     Merger.................................................   68
  Dividends Prior to Closing................................   69
  Exchange of Stock Certificates............................   69
  Representations and Warranties............................   70
  Treatment of MeriStar Employees, Stock-Based Compensation
     and Other Benefit Plans................................   71
  Certain Covenants.........................................   71
  Conditions to the Merger..................................   75
  Termination of the Merger Agreement.......................   77
  Expenses and Termination Fees.............................   78
  Payments from FelCor to MeriStar Upon Termination.........   78

                                       (i)

                                                              PAGE
                                                              ----
Comparative Per Share Market Prices and Dividend
  Information...............................................   79
Unaudited Pro Forma Combined Financial Information..........   81
Description of FelCor Capital Stock.........................   93
  Description of FelCor Common Stock........................   93
  Description of FelCor Preferred Stock.....................   94
     Series A Preferred Stock...............................   94
     Series B Preferred Stock and Depositary Shares.........   95
  Selected FelCor Charter Provisions........................   96
  Maryland Takeover Statutes................................   97
Comparison of Stockholder Rights............................   99
United States Federal Income Tax Considerations.............  101
  U.S. Federal Income Tax Consequences of the Merger........  101
  U.S. Federal Income Tax Consequences of FelCor's Status as
     a REIT.................................................  104
Approval of FelCor's 2001 Restricted Stock and Stock Option
  Plan......................................................  126
Legal Matters...............................................  128
Experts.....................................................  128
Stockholder Proposals.......................................  129
Other Matters...............................................  129
Where You Can Find More Information.........................  130
What Information You Should Rely On.........................  131
Appendix A -- Agreement and Plan of Merger
Appendix B -- Opinion of Deutsche Banc Alex. Brown Inc.
Appendix C -- Opinion of J.P. Morgan Securities Inc.
Appendix D -- Opinion of Salomon Smith Barney Inc.
Appendix E -- FelCor 2001 Restricted Stock and Stock Option
  Plan

                                       (ii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHAT ARE THE PROPOSED TRANSACTIONS?

A: The merger is a transaction in which MeriStar Hospitality Corporation will be merged with and into FelCor Lodging Trust Incorporated, with FelCor being the surviving corporation. Immediately after the merger, a wholly-owned subsidiary of FelCor's operating partnership will be merged with and into MeriStar's operating partnership, with MeriStar's operating partnership surviving as a subsidiary of FelCor's operating partnership. FelCor's current executive officers will remain executive officers of FelCor following the merger. Up to two of FelCor's directors will resign and be replaced by Mr. Paul W. Whetsell, current Chairman, Chief Executive Officer and a director of MeriStar, and Mr. Steven D. Jorns, the current Vice Chairman and a director of MeriStar.

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A:    MERISTAR STOCKHOLDERS:  You will be entitled to receive $4.60 in cash and
      0.784 of a share of FelCor common stock for each share of MeriStar common stock you own.

      FELCOR STOCKHOLDERS: You will continue to hold the shares of FelCor common stock you currently own.

Q:    WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: MERISTAR: The merger proposal must be approved by a majority of the votes entitled to be cast at the special meeting of MeriStar stockholders.

      FELCOR: The merger proposal must be approved by a majority of the votes entitled to be cast at the special meeting of FelCor stockholders.

      Approval of the merger proposals described in this joint proxy statement/prospectus is a condition to the closing of the merger. Should these proposals not be approved by a vote of the MeriStar or FelCor stockholders at the special meetings held for that purpose, then both parties will be entitled to terminate the merger agreement. If for this or any other reason the merger is not completed, none of the merger proposals will be adopted. In that event, the board of directors of FelCor would remain as it was before the special meeting of FelCor stockholders.

Q: WHAT PERCENTAGE OF FELCOR'S COMMON STOCK WILL BE HELD BY FORMER MERISTAR STOCKHOLDERS AND BY CURRENT FELCOR STOCKHOLDERS AFTER THE MERGER?

A: The former MeriStar stockholders will hold approximately 39.5% of FelCor's outstanding shares of common stock following completion of the merger, and the FelCor common stockholders as of immediately prior to the merger will hold approximately 60.5%.

Q:    HAS SOMEONE DETERMINED THE TRANSACTIONS ARE IN MY BEST INTERESTS?

A: MERISTAR: The MeriStar board of directors has determined that the merger and the other transactions contemplated by the merger agreement, including the proposals described in this joint proxy statement/prospectus, are advisable and in the best interests of MeriStar and its stockholders. The MeriStar board of directors has unanimously approved the merger agreement and the transactions contemplated by it.

      FELCOR: The FelCor board of directors has determined that the merger and the other transactions contemplated by the merger agreement, including the proposals described in this joint proxy statement/prospectus, are advisable and in the best interests of FelCor and its stockholders. The FelCor board of directors has unanimously approved the merger agreement and the transactions contemplated by it.

Q:    DO I HAVE DISSENTERS' RIGHTS OF APPRAISAL WITH RESPECT TO THE
      TRANSACTIONS?

A: No. Under Maryland law, MeriStar and FelCor stockholders do not have dissenters' rights of appraisal with respect to the merger.

Q:    WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTIONS TO ME?

A: MERISTAR STOCKHOLDERS: For U.S. federal income tax purposes, each holder of MeriStar common stock will recognize gain, but not loss, upon the completion of the merger in an amount equal to the lesser of:

      - the cash received in the merger by the MeriStar stockholder, excluding cash received instead of a fractional share of FelCor common stock; or

      - the sum of the cash received, excluding cash received instead of a fractional share of FelCor common stock, plus the fair market value of the FelCor common stock received by the MeriStar stockholder in the merger less the MeriStar stockholder's adjusted basis in its shares of MeriStar common stock being exchanged.

      A MeriStar stockholder that receives cash instead of a fractional share of FelCor common stock also will recognize gain or loss in an amount equal to the difference between the cash received for the fractional share and the stockholder's adjusted tax basis in its FelCor common stock that is allocated to the fractional share.

      A MeriStar stockholder will have a tax basis in the FelCor common stock received in the merger, including any fractional share for which cash is received, equal to the stockholder's basis in its MeriStar common stock exchanged, decreased by the amount of cash received in the merger, excluding cash received instead of a fractional share of FelCor common stock, and increased by the amount of gain recognized in the exchange, other than gain recognized in connection with the receipt of cash for a fractional share, but including the amount of gain that is treated as a dividend. A MeriStar stockholder's holding period for the FelCor common stock received will include the stockholder's holding period for its MeriStar common stock, provided that the stock was held as a capital asset. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU.

      FELCOR STOCKHOLDERS: There will be no tax consequences to holders of FelCor common stock as a result of the merger.

Q:    WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

A: MeriStar and FelCor plan to complete the transactions as soon as possible after the special meetings, subject to the satisfaction or waiver of the other conditions to the merger as set forth in the merger agreement. Although they cannot predict when these conditions will be satisfied, MeriStar and FelCor hope to complete the transactions during the third quarter of 2001.

Q: WILL THE COMPANIES BE PAYING DIVIDENDS BETWEEN NOW AND THE CLOSING OF THE MERGER?

A: The companies expect to pay regular quarterly dividends in accordance with their past practices. In addition, FelCor and MeriStar will declare partial quarterly dividends payable to record holders as of the date of the closing of the merger, if the merger closes at any time other than within 15 days after the record date for a FelCor regularly scheduled dividend. MeriStar will also declare an additional dividend, payable to record holders of MeriStar common stock as of the closing date, if required to maintain its status as a real estate investment trust, or REIT.

Q:    WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETINGS?

A: In addition to the merger, FelCor stockholders will be asked to approve a new restricted stock and stock option plan for FelCor independent directors, executive officers and key employees covering a total of 1 million shares of FelCor common stock.

Q:    WHAT DO I NEED TO DO NOW?

A: You should carefully read and consider the information contained in this joint proxy statement/prospectus, including its appendices. It contains important information about MeriStar and FelCor. It also contains important information about what the boards of directors of MeriStar and FelCor considered in evaluating the transactions. You should then complete and sign your proxy card and return it in the enclosed return envelope as soon as possible, so that your shares will be represented at your company's special meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of all the proposals.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at your company's meeting. You can do this in one of three ways:

      First, you can send a written notice stating that you revoke your proxy to MeriStar at the address listed below if you are a MeriStar stockholder or to FelCor at the address listed below if you are a FelCor stockholder;

      Second, you can complete and submit a new proxy card, dated a later date than the first proxy card, and send it to MeriStar or FelCor, as the case may be. The new proxy card will automatically replace any earlier dated proxy card that you returned; or

      Third, you can attend the appropriate special meeting and vote in person. Your attendance at your special meeting will not, however, by itself revoke your proxy.

      You should send any notice of revocation or your completed new proxy card to MeriStar or FelCor, as the case may be, to the following applicable address:

      MeriStar Hospitality Corporation
      1010 Wisconsin Avenue, N.W.
      Washington, D.C. 20007
      Attention: Christopher L. Bennett

      FelCor Lodging Trust Incorporated
      545 E. John Carpenter Frwy., Ste. 1300
      Irving, TX 75062-3933
      Attention: Lawrence D. Robinson

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE FOR ME?

A: No. Your broker can vote your shares only if you instruct your broker to vote by following the directions provided to you by your broker. Your failure to instruct your broker on how to vote your shares will be the equivalent of a vote against the proposed merger and the related transactions.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: MERISTAR STOCKHOLDERS: No. After the merger is completed, the exchange agent will send you written instructions for exchanging your stock certificates.

      FELCOR STOCKHOLDERS: No. You will keep the certificates you now hold. There will be no need to exchange your existing stock certificates.

Q:    WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE PROPOSALS?

A:    MERISTAR STOCKHOLDERS:  You should contact:

      MeriStar Hospitality Corporation
      1010 Wisconsin Avenue, N.W.
      Washington, D.C. 20007
      Attention: Melissa Thompson
      (202) 965-4455

      FELCOR STOCKHOLDERS:  You should contact:

      FelCor Lodging Trust Incorporated
      545 E. John Carpenter Frwy., Ste. 1300
      Irving, TX 75062-3933
      Attention: Stephen A. Schafer
      (972) 444-4900

Q:    WHERE CAN I GET MORE INFORMATION?

A:    You may obtain more information from various sources, as set forth under
      the caption, "Where You Can Find More Information" on page   of this joint
      proxy statement/ prospectus.

                                    SUMMARY

     This summary and the preceding questions and answers highlight selected information from this joint proxy statement/prospectus. They do not contain all of the information that may be important to you. We encourage you to carefully read this entire joint proxy statement/prospectus and the documents to which we refer you. Transactions described in this joint proxy statement/prospectus include the merger between the FelCor operating partnership and the MeriStar operating partnership. FelCor Partnership refers to FelCor Lodging Limited Partnership and MeriStar Partnership refers to MeriStar Hospitality Operating Partnership, L.P. "On a pro forma basis" refers to the pro forma adjustments set forth in the "Unaudited Pro Forma Combined Financial Information" beginning on
page   . For more information about FelCor and MeriStar, see "Where You Can Find
More Information" beginning on page 130. Some items in this summary refer to the pages where that subject is discussed more fully.

                                 THE COMPANIES

FELCOR LODGING TRUST INCORPORATED
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062
Telephone: (972) 444-4900

     FelCor Lodging Trust Incorporated is one of the nation's largest hotel REITs. On March 31, 2001, FelCor had ownership interests in 186 hotels in the United States and Canada with nearly 50,000 rooms and suites. FelCor owns the largest number of Embassy Suites, Crowne Plaza, Holiday Inn and independently-owned Doubletree-branded hotels in the world. FelCor is the sole general partner of, and owns the controlling interest in, FelCor Lodging Limited Partnership, a Delaware limited partnership. FelCor owns substantially all of its assets and conducts all of its operations through FelCor Partnership, which principally is engaged in acquiring, owning, and leasing hotels.

MERISTAR HOSPITALITY CORPORATION
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007
Telephone: (202) 965-4455

     MeriStar Hospitality Corporation is a REIT which owns a portfolio of primarily upscale, full service hotels, diversified geographically as well as by franchise and brand affiliations, in the United States and Canada. On March 31, 2001, MeriStar owned 113 hotels with 28,877 rooms. MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, is the operating partnership of MeriStar Hospitality Corporation. MeriStar Hospitality Corporation, which is the sole general partner of the operating partnership, operates all of its business through the operating partnership. MeriStar's hotels are located in major metropolitan areas or rapidly growing secondary markets and are well located within these markets. A majority of the hotels are operated under nationally recognized brand names such as Hilton, Sheraton, Westin, Marriott, Radisson, Doubletree and Embassy Suites.

                                   THE MERGER

PROPOSAL TO APPROVE THE MERGER

     This joint proxy statement/prospectus describes the proposed merger of MeriStar with and into FelCor under a merger agreement. The merger is subject to approval of the stockholders of both companies. Through this joint proxy statement/prospectus, the boards of directors of FelCor and MeriStar are asking the stockholders of FelCor and MeriStar, respectively, to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. You should read carefully the merger agreement attached as Appendix A to this joint proxy statement/prospectus.

RECOMMENDATION OF FELCOR BOARD (SEE PAGE 44)

     The FelCor board of directors has approved the merger agreement and the merger, has determined that the merger agreement and the merger are in the best interests of FelCor and its stockholders and recommends that FelCor common stockholders vote FOR approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. FelCor common stockholders also should refer to the reasons that the FelCor board considered in determining whether to adopt and approve the merger agreement, the merger and the transactions contemplated by the merger agreement, as described beginning on page 43.

FELCOR'S REASONS FOR THE MERGER (SEE PAGE 44)

     In determining to approve and recommend the merger agreement, the merger and the transactions contemplated by the merger agreement, the FelCor board considered the terms of the merger agreement and considered, among other factors, the following potentially material positive factors resulting from or relating to the merger:

     - the increase in the geographic diversity of FelCor's hotels among regions and the reduction of the dependence on any one region;

     - the increase in FelCor's hotel brand diversity;

     - the expansion of FelCor's focus on the upscale and full service business segments of the hotel industry;

     - cost savings through potential synergies and the reduction of combined company overhead;

     - improved hotel-level operations through active asset management across a larger number of hotel rooms;

     - enhancement and expansion of relationships with hotel brand owners;

     - a fixed, non-adjustable amount of cash payable and exchange ratio to the merger;

     - results of both a due diligence review of MeriStar and its assets, and FelCor's management's assessment of the overall quality of MeriStar's hotels;

     - historical and prospective information concerning FelCor's and MeriStar's businesses, operations and financial performance, including FelCor's debt service, financial obligations, and earnings prospects;

     - letters from the rating agencies indicating that, based upon the information provided to them regarding the proposed merger and FelCor's financing plans and subject to customary qualifications, they would affirm FelCor's existing public debt ratings, with a stable outlook; and

     - opinions of FelCor's financial advisors that the consideration to be paid to MeriStar common stockholders by FelCor under the merger agreement is fair to FelCor.

     The FelCor board has determined to pursue the merger despite negative factors that may adversely affect stockholder value including:

     - the debt leverage of the combined companies will be greater than FelCor has historically carried;

     - the combined company's increased concentration of hotels in some markets;

     - limits on future capital plans, share repurchases and asset acquisitions;

     - refinancing risk associated with the assumption or satisfaction of MeriStar indebtedness;

     - the significant cost involved in completing the merger, both in monetary terms and management time and effort;

     - the risk that some of the anticipated benefits of the merger may not be realized due to changes in the hotel market in general and potential difficulties or costs in integrating the two companies; and

     - the risk that termination fees may be payable by FelCor under some circumstances.

RECOMMENDATION OF MERISTAR BOARD (SEE PAGE 57)

     The MeriStar board of directors has adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, has determined that they are in the best interests of MeriStar and its stockholders and recommends that MeriStar common stockholders vote FOR approval of the merger proposal. MeriStar common stockholders should refer to the reasons that the MeriStar board considered in making its determination beginning on page 56.

MERISTAR'S REASONS FOR THE MERGER (SEE PAGE 57)

     In making its determination with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MeriStar board of directors considered the entirety of the terms of the merger agreement. In addition, the MeriStar board of directors considered the following potentially positive factors, among others, in connection with its determination:

     - that the combined company would be the largest hospitality REIT in terms of number of hotels and number of rooms;

     - the enhanced visibility of the combined company to investors in the hospitality REIT sector due to a more diversified asset portfolio, expanded stockholder base and increased public float;

     - the merger consideration payable to MeriStar common stockholders, which represented a significant premium over the average trading price of MeriStar stock during the period leading up to the announcement of the merger;

     - the combined company's potentially increased bargaining power in negotiations with suppliers;

     - the combined company's potentially enhanced negotiating power with existing hotel brand owners;

     - the opportunity for revenue growth due to a larger pool of assets;

     - potentially improved access to additional financing because of the larger size of the combined company;

     - the treatment under the merger agreement of MeriStar employees who are not retained by FelCor;

     - the relationship between the combined company and MeriStar Hotels & Resorts, Inc., the current manager of 105 of MeriStar's hotels;

     - likely annual savings in general and administrative expenses resulting from the merger; and

     - the opinion to the MeriStar board dated May 9, 2001 of Salomon Smith Barney Inc., MeriStar's financial advisor, as to the fairness, from a financial point of view and as of that date, of the merger consideration to be received by the MeriStar common stockholders.

     The MeriStar board of directors also considered the following potentially negative factors, among others, in connection with its determination:

     - the inherent risks involved in integrating two companies the size of MeriStar and FelCor;

     - the combined company's increased concentration of hotels in some markets; and

     - the need for FelCor to expand the finance side of its management team.

VOTES REQUIRED FOR APPROVAL (SEE PAGE 40)

     FelCor. Approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast at the FelCor special meeting. You can vote at the FelCor special meeting if you owned
FelCor common stock at the close of business on             , 2001. A total of
          shares of FelCor common stock, or   % of the shares of FelCor common
stock entitled to vote at the FelCor special meeting, were held as of
            , 2001, by FelCor directors, executive officers and their affiliates. The vote of FelCor preferred stockholders is not required for approval of the merger agreement, the merger, the other transactions contemplated by the merger agreement.

     MeriStar. Approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the MeriStar special meeting. You can vote at the MeriStar special meeting if you owned
MeriStar common stock at the close of business on             , 2001. A total of
          shares of MeriStar common stock, or   % of the shares of MeriStar
common stock entitled to vote at the MeriStar special meeting, were held as of
            , 2001, by MeriStar directors, executive officers and their affiliates.

OPINIONS OF FINANCIAL ADVISORS

  FelCor (see page 45)

     In deciding to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the FelCor board considered the oral opinions, delivered May 9, 2001, of its financial advisors, Deutsche Banc Alex. Brown Inc., or DBAB, and J.P. Morgan Securities Inc., or JPMorgan, that, as of that date, the consideration to be paid to MeriStar common stockholders by FelCor under the merger agreement was fair, from a financial point of view, to FelCor. These opinions were confirmed in writing on May 9, 2001. The DBAB and JPMorgan opinions, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by DBAB and JPMorgan in connection with their opinions, are attached as Appendices B and C, respectively, to this document. WE ENCOURAGE FELCOR STOCKHOLDERS TO READ THESE OPINIONS CAREFULLY.

  MeriStar (see page 59)

     In connection with the proposed merger and the other transactions contemplated by the merger agreement, the MeriStar board received a written opinion dated May 9, 2001 from MeriStar's financial advisor, Salomon Smith Barney, as to the fairness, from a financial point of view, of the merger consideration to be received by the MeriStar common stockholders. The full text of Salomon Smith Barney's written opinion dated May 9, 2001 is attached to this joint proxy statement/prospectus as Appendix D. We encourage MeriStar common stockholders to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. SALOMON SMITH BARNEY'S OPINION IS ADDRESSED TO THE MERISTAR BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED TRANSACTIONS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND THE PARTNERSHIP MERGER (SEE PAGE
64)

     When you consider the recommendations of FelCor's and MeriStar's boards of directors, you should be aware that some FelCor and MeriStar executive officers and directors may have interests in the merger that may be different from, or in addition to, your own.

     - Paul W. Whetsell, the current Chairman, Chief Executive Officer and a director of MeriStar, and Steven D. Jorns, the current Vice Chairman and a director of MeriStar, will become directors of FelCor.

     - Bruce G. Wiles, the current President, Chief Investment Officer and a director of MeriStar, has been offered employment by FelCor.

     - FelCor will be obligated to make severance payments totalling approximately $1,768,000, $405,000, $1,683,000 and $1,226,000,
       respectively, to Messrs. Whetsell, Jorns, Emery and Wiles, under their preexisting employment contracts, which require these payments upon their resignation or termination due to MeriStar's change of control arising from the merger. FelCor will make severance payments to Mr. Wiles only if he does not accept employment with FelCor.

     - FelCor expects to pay to some other employees of MeriStar severance payments totalling approximately $2,050,000 because FelCor does not intend to employ them after the merger.

     - Any unvested restricted stock and options held by officers and directors of MeriStar will vest as a result of the merger. Messrs. Whetsell, Jorns, Emery and Wiles own collectively 368,411 shares of restricted stock and options to purchase 2,582,581 shares of MeriStar common stock.

     - Each of the profits-only units in MeriStar Partnership of Messrs. Whetsell and Emery will vest and be exchanged for $4.60 in cash and 0.784 of a common unit in FelCor Partnership as a result of the partnership merger. They collectively own 612,500 profits-only units, 564,376 of which are currently unvested. Other officers and directors of MeriStar collectively own 125,000 profits-only units that will also be exchanged for cash and common units in FelCor Partnership, but their unvested profits-only units will be canceled.

     - Thomas J. Corcoran, Jr., President, Chief Executive Officer and a director of FelCor, Richard O. Jacobson, a director of FelCor, and Thomas
       L. Wiese, a Vice President of FelCor, collectively own 93,160 common units in MeriStar Partnership.

     - From and after the effective time of the merger, FelCor will indemnify the present and former directors and officers of MeriStar and maintain directors' and officers' liability insurance for these individuals for six years after the effective time of the merger.

ACCOUNTING TREATMENT (SEE PAGE 66)

     The merger will be treated as a purchase of MeriStar by FelCor for financial accounting purposes.

REGULATORY APPROVALS (SEE PAGE 66)

     No material federal or state regulatory requirements must be complied with or approvals must be obtained by FelCor, FelCor Partnership, MeriStar or MeriStar Partnership in connection with either the merger or the partnership merger.

                              THE MERGER AGREEMENT

THE MERGER AND THE PARTNERSHIP MERGER (SEE PAGE 42)

     The merger agreement is attached at the back of this document as Appendix
A. We urge you to read the merger agreement because it is the legal document that governs the merger. We intend to amend the merger agreement to conform it to the descriptions set forth in this joint proxy statement/prospectus.

     The merger agreement contemplates the following transactions:

     - the merger, in which MeriStar will merge with and into FelCor, with FelCor as the surviving entity, and

     - the partnership merger, in which a subsidiary of FelCor Partnership will merge with and into MeriStar Partnership, with MeriStar Partnership surviving as a subsidiary of FelCor Partnership, and the limited partners of MeriStar Partnership, other than FelCor and its subsidiaries, will exchange their interests in MeriStar Partnership for interests in FelCor Partnership and, where applicable, cash.

  Structure Diagrams

     The following diagrams depict in summary form the structure of FelCor and MeriStar at March 31, 2001, and after the partnership merger and the merger. The diagrams assume that:

     - no unitholder of FelCor Partnership or MeriStar Partnership redeems its units and receives cash or FelCor or MeriStar common stock, as applicable, and

     - no holder of convertible securities of FelCor or MeriStar, including stock options of FelCor and MeriStar, converts or exercises those securities for FelCor or MeriStar common stock.

     The percentages in the diagrams reflect ownership of partnership interests of FelCor Partnership and MeriStar Partnership, other than preferred interests. All outstanding preferred units of FelCor Partnership are owned by FelCor. All outstanding preferred interests of MeriStar Partnership are owned by limited partners other than MeriStar.

                                    [CHART]

WHAT MERISTAR STOCKHOLDERS WILL RECEIVE (SEE PAGE 68)

     As a result of the merger, holders of MeriStar common stock will receive, for each share of MeriStar common stock that they own, $4.60 in cash and 0.784
of a share of FelCor common stock. On             , 2001, the closing price of
FelCor's common stock on the NYSE was $     . Assuming that $     is the market
price of FelCor common stock at the time of the merger, each holder of MeriStar common stock would be entitled to receive FelCor common stock with a market
value of $     for each MeriStar common share, in addition to cash of $4.60 per
share, or a total value of $     per share. The value of the FelCor common stock
to be issued in the merger, however, will depend on the market price for that stock at the time of the merger, and may be more or less than the value given in this example.

     FelCor will not issue any fractional common shares. Holders of MeriStar common stock will receive cash instead of fractional shares of FelCor common stock.

NO CHANGE IN FELCOR STOCK (SEE PAGE 68)

     After the merger, each certificate representing shares of FelCor common or preferred stock will, without any action on the part of FelCor stockholders, continue to represent the same FelCor stock. FelCor stockholders do not need to exchange their stock certificates before or after the merger.

TREATMENT OF MERISTAR STOCK OPTIONS (SEE PAGE 71)

     At the effective time of the merger, each option to purchase shares of MeriStar common stock will become an option to purchase FelCor common stock, and the number of shares purchasable under the new FelCor stock option will be the number of shares purchasable under the MeriStar option times 0.784. The exercise price per share of each option will be the exercise price per share of MeriStar common stock under the MeriStar option minus $4.60, divided by 0.784. Generally, the completion of the merger will cause all unvested MeriStar stock options to vest and become exercisable for a period of time specified in the option agreements. Employees retained by FelCor will be required to waive that vesting of their options.

NON-SOLICITATION OF COMPETING TRANSACTIONS (SEE PAGE 73)

     Under the merger agreement, each of FelCor and MeriStar may not solicit any competing acquisition proposal. Each party may not respond to an acquisition proposal except if a disinterested majority of its board of directors determines in good faith after receipt of advice from outside counsel:

     - that furnishing information and engaging in discussions with the proposing person is required by the duties of the board of directors under Maryland law; and

     - that the proposing person has the ability to complete a superior proposal.

INTERIM OPERATIONS COVENANTS (SEE PAGE 71)

     Each party has agreed to limitations on its operations between the signing of the merger agreement and the effective time of the merger. The parties have formed an interim transactions committee composed of one representative from FelCor and one representative from MeriStar to approve any exceptions to the limitations.

CONDITIONS TO THE MERGER (SEE PAGE 75)

     Neither FelCor nor MeriStar is obligated to complete the transactions contemplated by the merger agreement unless the following conditions are satisfied or waived prior to the effective time of the merger:

     - all the proposals described in this joint proxy statement/prospectus must be approved by the required stockholder votes;

     - receipt of tax opinions that the merger qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code, that each of the companies has qualified as a REIT and that the merger will not prevent FelCor from continuing to operate as a REIT;

     - no federal legislative or regulatory change is enacted that would cause FelCor or MeriStar to cease to qualify as a REIT for federal income tax purposes;

     - the absence of a court order or law preventing the completion of the merger or the partnership merger; and

     - other customary conditions precedent for transactions of this type, including receipt of all necessary SEC and NYSE approvals and receipt of necessary consents.

     The obligations of FelCor to effect the merger and to complete the transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following conditions prior to the effective time of the merger:

     - an amendment to the revolving credit agreement between MeriStar and MeriStar Hotels & Resorts to set its maturity date at February 28, 2004, to set the interest rate to 600 basis points over the 30-day London Interbank Offered Rate and to set the default interest rate to 30-day LIBOR plus 800 basis points;

     - receipt of estoppel certificates from MeriStar Hotels & Resorts regarding the hotel management agreements between that company and MeriStar; and

     - other customary conditions precedent for transactions of this type, including accuracy of representations and warranties of MeriStar, material compliance with covenants by MeriStar and absence of a material adverse change to MeriStar.

     The obligations of MeriStar to effect the merger and to complete the transactions contemplated by the merger agreement are also subject to the satisfaction or waiver by MeriStar of customary conditions precedent for transactions of this type, including accuracy of representations and warranties of FelCor, material compliance with covenants by FelCor and absence of a material adverse change to FelCor.

     Where the law permits, FelCor or MeriStar could decide to complete the merger even though one or more conditions were not satisfied. By law, neither FelCor nor MeriStar can waive:

     - the requirement that FelCor and MeriStar common stockholders approve the merger; or

     - the requirement that there be no court order or law preventing the closing of the merger or the partnership merger.

     Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the board of directors of FelCor or MeriStar. If FelCor or MeriStar waived compliance with one or more of the other conditions and the condition was deemed material to a vote of FelCor and/or MeriStar common stockholders, FelCor and/or MeriStar would have to resolicit stockholder approval, as applicable, before closing the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 77)

     The merger agreement addresses the circumstances when FelCor or MeriStar may terminate the merger agreement and when FelCor or MeriStar is required to pay a termination fee. FelCor and MeriStar could agree to terminate the merger agreement, and either company may terminate the merger agreement if, in general:

     - the required stockholder approvals are not obtained;

     - the merger is not completed by October 31, 2001;

     - a final order, judgment or injunction prevents the merger;

     - the average closing price for FelCor common stock is less than $18.40 during any ten consecutive trading days prior to the completion of the merger;

     - the other company breaches, in any material respects, the merger agreement and cannot cure the breach by October 31, 2001;

     - the board of directors of the other company adversely changes its recommendation of the merger;

     - the other company takes specified actions in connection with a competing transaction; or

     - that company's board of directors, in appropriate circumstances, determines to pursue a superior competing transaction.

PAYMENT OF TERMINATION FEES AND EXPENSES (SEE PAGE 78)

     FelCor must pay MeriStar a termination fee of $35.0 million, plus up to $5.0 million of MeriStar's out-of-pocket transaction expenses, if the merger agreement is terminated because of:

     - prior to the FelCor special meeting, a change in or withdrawal of the recommendation of the merger by FelCor's board that is materially adverse to MeriStar or the merger,

     - prior to the FelCor special meeting, entry by FelCor into an agreement, other than a confidentiality agreement, with respect to another acquisition proposal, or

     - a material breach by FelCor of a representation, warranty or covenant that could not be cured by October 31, 2001.

     Similarly, MeriStar must pay FelCor a termination fee of $35.0 million, plus up to $5.0 million of FelCor's out-of-pocket transaction expenses, if the merger agreement is terminated because of:

     - prior to the MeriStar special meeting, a change in or withdrawal of the recommendation of the merger by MeriStar's board that is materially adverse to FelCor or the merger,

     - prior to the MeriStar special meeting, entry by MeriStar into an agreement, other than a confidentiality agreement, with respect to another acquisition proposal, or

     - a material breach by MeriStar of a representation, warranty or covenant that could not be cured by October 31, 2001.

     If the merger agreement is terminated because the stockholders of either company fail to give all necessary approvals, that company must pay the other company up to $5.0 million of its out-of-pocket transaction expenses.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 101)

     The income tax consequences summarized below are based on the assumption that the merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code. The obligations of FelCor and MeriStar to complete the merger are conditioned upon Jenkens & Gilchrist, a Professional Corporation, counsel to FelCor, and Paul, Weiss, Rifkind, Wharton & Garrison, counsel to MeriStar, delivering opinions to FelCor and MeriStar, respectively, that the merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code. The opinions of counsel will rely on customary representations made by FelCor and MeriStar and applicable factual assumptions. If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the U.S. federal income tax treatment of the merger, and this summary may not accurately describe the tax consequences of the merger.

     A MeriStar stockholder will recognize gain, but not loss, upon the receipt of cash consideration in the merger equal to the lesser of:

     - the cash consideration received in the merger, excluding cash received instead of a fractional share of FelCor common stock; or

     - the excess of the cash received, excluding cash received instead of a fractional share of FelCor common stock, plus the fair market value of the FelCor common stock received by the MeriStar stockholder over the MeriStar's stockholder's adjusted basis in its shares of MeriStar common stock.

     In addition, a MeriStar stockholder who receives cash instead of a fractional share of FelCor common stock also will recognize gain or loss in an amount equal to the difference between the cash received for the fractional share and the stockholder's adjusted tax basis in its FelCor common stock that is allocated to the fractional share.

     A MeriStar stockholder will have a tax basis in the FelCor common stock received in the merger, including any fractional share for which cash is received, equal to the stockholder's basis in its MeriStar common stock exchanged, decreased by the amount of cash received in the merger, other than for a fractional share, and increased by the amount of gain recognized in the exchange, other than in connection with receiving cash for a fractional share, but including the amount of gain that is treated as a dividend. A MeriStar stockholder's holding period for the FelCor common stock received will include the stockholder's holding period for its MeriStar common stock, assuming that the stock was held as a capital asset.

     Neither FelCor nor its stockholders will recognize any gain or loss as a result of the merger. MeriStar also will not recognize any gain or loss as a result of the merger as long as the merger qualifies as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code.

     The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the merger.

MERGER FINANCING (SEE PAGE 26)

     FelCor intends to obtain an estimated $1.3 billion of financing in connection with the merger, including approximately $225 million to pay the cash portion of the consideration to be paid to MeriStar common stockholders and MeriStar Partnership unitholders, by using a combination of expanded borrowing availability under its existing revolving credit facility, new mortgage financing entered into at the closing of the merger and/or the issuance of additional securities. In June 2001, FelCor Partnership completed the sale of $600 million of unsecured senior notes as part of this financing.

DIRECTORS AND EXECUTIVE OFFICERS OF FELCOR AFTER THE MERGER (SEE PAGE 38)

     The merger agreement provides that, following the merger, Paul W. Whetsell, current Chairman, Chief Executive Officer and a director of MeriStar, and Steven
D. Jorns, current Vice Chairman and a director of MeriStar, will become members of the FelCor board of directors. By voting to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, FelCor stockholders will be voting for the election of Mr. Whetsell as director with a term ending at the annual meeting of stockholders in 2004 and Mr. Jorns as director with a term ending at the annual meeting of stockholders in 2003. Up to two of FelCor's current directors may resign upon effectiveness of the merger, with the remaining current directors continuing as directors of FelCor. Following the merger, the current executive officers of FelCor will remain as executive officers of FelCor. Bruce G. Wiles, the current President, Chief Investment Officer and a director of MeriStar, is expected to become an executive officer of FelCor following the merger. No other current executive officers of MeriStar are expected to become executive officers of FelCor following the merger.

LISTING OF FELCOR COMMON STOCK (SEE PAGE 93)

     The shares of FelCor common stock to be issued to holders of MeriStar common stock in the merger will be listed on the New York Stock Exchange under the ticker symbol "FCH."

DIFFERENCES IN STOCKHOLDERS' RIGHTS (SEE PAGE 99)

     The rights of MeriStar stockholders differ from the rights of FelCor stockholders in a number of ways as a result of differences in the charters and bylaws of the two companies.

OWNERSHIP OF FELCOR AFTER THE MERGER

     If the merger is completed, the shares of FelCor common stock issued to former MeriStar stockholders will represent approximately 39.5% of the outstanding common stock of FelCor after completion of the merger. Stockholders of FelCor immediately prior to the merger will hold approximately 60.5% of the outstanding shares of FelCor common stock following the merger. This information is based on the number of shares of FelCor and MeriStar common stock expected to be outstanding at the effective time of the merger.

                                 OTHER MATTERS

     FelCor stockholders will also vote on the proposal to approve and adopt the 2001 Restricted Stock and Stock Option Plan, a new restricted stock and stock option plan for FelCor independent directors, executive officers and key employees covering a total of 1 million shares of FelCor common stock. The FelCor board of directors has approved the FelCor 2001 Plan, has determined that it is in the best interest of FelCor and its stockholders and recommends that FelCor common stockholders vote FOR approval of the FelCor 2001 Plan.

     Approval of the FelCor 2001 Plan by common stockholders requires the affirmative vote of a least a majority of the votes actually cast at the FelCor special meeting. The vote of holders of FelCor preferred stock is not required for adoption and approval of the FelCor 2001 Plan.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following table sets forth unaudited pro forma condensed combined financial data for FelCor and MeriStar as a combined entity, giving effect to the merger as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma condensed combined operating data are presented as if the merger had been completed on January 1, 2000 for the year ended December 31, 2000 and January 1, 2001 for the three months ended March 31, 2001. The unaudited pro forma condensed combined balance sheet data at March 31, 2001 is presented as if the merger had occurred on March 31, 2001. In the opinion of management of FelCor, all adjustments necessary to reflect the effects of these transactions have been made. The merger will be accounted for under the purchase method of accounting as provided by Accounting Principles Board Opinion No. 16.

     The unaudited pro forma condensed combined financial data should be read together with the respective historical audited consolidated financial statements and financial statement notes of FelCor and of MeriStar incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 130. The unaudited pro forma condensed combined financial data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of FelCor and MeriStar would have been for the periods presented, nor do these data purport to represent the results of future periods. See "Unaudited Pro Forma Combined Financial Information" beginning on page 81.

                                                                       PRO FORMA
                                                                      (UNAUDITED)
                                                              ---------------------------
                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                2000(1)          2001
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                      RATIO DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues............................................   $2,878,166     $  712,420
  Net income before extraordinary items.....................   $  161,392     $   40,739
  Net income before extraordinary items applicable to common
     shareholders...........................................   $  126,210     $   31,964
  Diluted earnings per share data:
     Net income before extraordinary items applicable to
      common shareholders...................................   $     1.38     $     0.36
     Weighted average common shares outstanding.............       91,271         88,814
OTHER DATA:
  Funds From Operations(2)..................................   $  472,050     $  105,303
  EBITDA(3).................................................   $  819,267     $  195,158

                                                                PRO FORMA
                                                               (UNAUDITED)
                                                              --------------
                                                                MARCH 31,
                                                                   2001
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Investment in hotels, net of accumulated depreciation.......    $6,561,934
Total assets................................................    $7,202,673
Debt........................................................    $3,685,921
Minority interest in FelCor Partnership.....................    $  331,879
Total shareholder's equity..................................    $2,552,025

------------

(1) In the second quarter of 2000, FelCor recorded a $63 million one-time reserve for the sale of non-strategic hotel assets, which is reflected in the income statements presented for the period.

(2) FelCor considers Funds From Operations to be a key measure of a REIT's performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of operating performance and liquidity.

    The White Paper on Funds From Operations approved by the Board of Governors of NAREIT defines Funds From Operations as net income or loss, computed in accordance with GAAP, excluding gains or losses from extraordinary items in accordance with GAAP and sales of depreciable operating properties, plus real estate related depreciation and amortization and after comparable adjustments for our portion of these items related to unconsolidated entities and joint ventures. FelCor believes that Funds From Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of FelCor's ability to incur and service debt, to make capital expenditures, and to fund other cash needs. FelCor computes Funds From Operations in accordance with standards established by NAREIT, except that FelCor adds back rent deferred under SAB 101, reserves for assets held for sale and lease termination costs to derive Funds From Operations. This may not be comparable to Funds From Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition, that interpret the current NAREIT definition differently than FelCor does or that do not adjust Funds From Operations for rent deferred under SAB 101 or reserves for assets held for sale. Funds From Operations does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of FelCor's financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of FelCor's liquidity, nor is it indicative of funds available to fund FelCor's cash needs, including FelCor's ability to make cash distributions. Funds From Operations may include funds that may not be available for management's discretionary use due to requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties.

    The following table details FelCor's computation of Funds From Operations.

                                                                          PRO FORMA
                                                                         (UNAUDITED)
                                                              ---------------------------------
                                                               YEAR ENDED    THREE MONTHS ENDED
                                                              DECEMBER 31,       MARCH 31,
                                                                  2000              2001
                                                              ------------   ------------------
                                                                       (IN THOUSANDS)
Net income before extraordinary charges.....................    $161,392          $ 40,739
Loss (gain) on sale of hotels...............................      (6,024)            1,072
Reserve for assets held for sale............................      63,000
Series B redeemable preferred distributions.................     (12,937)           (3,234)
New redeemable preferred distributions......................     (10,500)           (2,625)
Depreciation................................................     251,586            62,246
Depreciation from unconsolidated entities...................      10,167             2,381
Minority interest in FelCor Partnership.....................      15,366             4,724
                                                                --------          --------
Funds From Operations.......................................    $472,050          $105,303
                                                                ========          ========
Weighted average shares and units outstanding(a)............     106,476           105,989

------------

    (a) Weighted average shares and units outstanding are computed including dilutive options, unvested stock grants and assuming conversion of Series A preferred stock to common stock.

(3) EBITDA is computed by adding Funds From Operations, interest expense, FelCor's portion of interest expense from unconsolidated entities, amortization expense and FelCor's redeemable preferred distributions. The computation of EBITDA for FelCor Partnership and FelCor yields the same result. EBITDA is presented because it provides useful information regarding FelCor's ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations, as determined in accordance with GAAP. EBITDA as presented by FelCor may not be comparable to other similarly titled measures used by other companies. A reconciliation of Funds From Operations to EBITDA is as follows:

                                                                          PRO FORMA
                                                                         (UNAUDITED)
                                                              ---------------------------------
                                                               YEAR ENDED    THREE MONTHS ENDED
                                                              DECEMBER 31,       MARCH 31,
                                                                  2000              2001
                                                              ------------   ------------------
                                                                       (IN THOUSANDS)
Funds From Operations.......................................    $472,050          $105,303
Interest expense............................................     309,161            80,331
Interest expense from unconsolidated entities...............       9,188             2,111
Amortization expense........................................       5,431             1,554
Series B redeemable preferred distributions.................      12,937             3,234
New redeemable preferred distributions......................      10,500             2,625
                                                                --------          --------
EBITDA......................................................    $819,267          $195,158
                                                                ========          ========

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

FELCOR

     The following tables set forth selected historical consolidated financial information for FelCor. The selected historical information is presented as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and as of and for the three months ended March 31, 2000 and 2001. FelCor derived the historical financial information for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 from its consolidated financial statements and the notes to them, audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical financial information as of and for the three months ended March 31, 2000 and 2001 has been derived from the unaudited financial statements which have been prepared by FelCor's management on the same basis as the audited financial statements and, in the opinion of FelCor's management, include all adjustments consisting of normal recurring accruals that are considered necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2000 and 2001 are not necessarily indicative of results to be anticipated for the entire year. The following information should be read together with the consolidated financial statements and financial statement notes of FelCor incorporated by reference in this joint proxy statement/ prospectus. See "Where You Can Find More Information" beginning on page 130.

                                                                                                           THREE MONTHS ENDED
                                                                                                                MARCH 31,
                                                            YEAR ENDED DECEMBER 31,                            (UNAUDITED)
                                         -------------------------------------------------------------   -----------------------
                                           1996         1997       1998(1)        1999       2000(2)        2000       2001(3)
                                         ---------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (IN THOUSANDS EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues.......................  $ 100,944   $  176,651   $  339,617   $  504,001   $  556,692   $  126,381   $  287,894
  Net income (loss)....................  $  40,937   $   63,650   $  114,839   $  131,080   $   61,699   $   18,927   $   (6,806)
  Net income (loss) applicable to
    common shareholders................  $  33,203   $   51,853   $   93,416   $  106,345   $   37,017   $   12,743   $  (12,956)
  Diluted earnings per Share:
    Income applicable to common
      shareholders before extraordinary
      charge...........................  $    1.53   $     1.65   $     1.92   $     1.59   $     0.74   $     0.21   $    (0.25)
    Net income applicable to common
      shareholders.....................  $    1.43   $     1.64   $     1.86   $     1.57   $     0.67   $     0.21   $    (0.25)
    Weighted average common shares
      outstanding......................     23,218       31,610       50,314       67,581       55,519       59,377       52,595
OTHER DATA:
  Cash flows provided by operating
    activities.........................  $  67,494   $   97,478   $  192,583   $  282,365   $  277,304   $   52,205   $   40,864
  Cash flows (used in) provided by
    investing activities...............  $(478,428)  $ (687,860)  $ (550,498)  $ (205,517)  $  (34,766)  $  (18,808)  $   64,763
  Cash flows provided by (used in)
    financing activities...............  $ 251,906   $  600,132   $  375,064   $  (75,417)  $ (252,601)  $  (18,766)  $  (70,944)
  Cash distributions per common
    share(4)...........................  $    1.92   $     2.10   $    2.545   $     2.20   $     2.20   $     0.55   $     0.55
  Funds From Operations(5).............  $  77,141   $  129,815   $  217,363   $  286,895   $  288,636   $   68,495   $   71,423
  EBITDA(6)............................  $  88,355   $  165,613   $  306,361   $  432,689   $  470,861   $  112,415   $  117,337
BALANCE SHEET DATA:
  Investment in hotels, net of
    accumulated depreciation...........  $ 899,691   $1,489,764   $3,964,484   $4,035,344   $3,750,275   $4,018,411   $3,734,891
  Total assets.........................  $ 978,788   $1,673,364   $4,175,383   $4,255,751   $4,103,603   $4,272,711   $4,096,804
  Debt.................................  $ 239,425   $  476,819   $1,594,734   $1,833,954   $1,838,241   $1,899,913   $1,812,690
  Minority interest in FelCor
    Partnership........................  $  76,112   $   73,451   $   87,353   $   90,078   $  252,294   $  230,658   $  255,577
  Total shareholders' equity...........  $ 641,926   $1,078,498   $2,317,617   $2,174,911   $1,834,105   $1,973,995   $1,794,238

------------

(1) On July 28, 1998, FelCor completed the merger of Bristol Hotel Company's real estate holdings with and into FelCor. The merger resulted in the net acquisition of 107 primarily full-service hotels in return for approximately 31 million shares of newly issued common stock.

(2) In the second quarter of 2000, FelCor recorded a $63 million one-time reserve for the sale of non-strategic hotel assets, which is reflected in the income statements presented for the period.

(3) Includes hotel revenues and expenses with respect to 96 hotels that were leased to either DJONT or subsidiaries of Bass prior to the effectiveness of the REIT Modernization Act on January 1, 2001. Prior to January 1, 2001, revenues were comprised mainly of percentage lease revenues. Additionally in the first quarter of 2001, FelCor recorded lease termination costs of $36.2 million with respect to the 96 hotels.

(4) In 1998, FelCor declared a special one-time distribution of accumulated but undistributed earnings and profits as a result of Bristol Hotel Company merging with and into FelCor, in addition to the annual dividend of $2.20 per common share. The amount of the one-time distribution was $0.345 per common share.

(5) FelCor considers Funds From Operations to be a key measure of a REIT's performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of operating performance and liquidity.

    The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations as net income or loss, computed in accordance with GAAP, excluding gains or losses from extraordinary items in accordance with GAAP and sales of depreciable operating properties, plus real estate related depreciation and amortization and after comparable adjustments for FelCor's portion of these items related to unconsolidated entities and joint ventures. FelCor believes that Funds From Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of FelCor's ability to incur and service debt, to make capital expenditures, and to fund other cash needs. FelCor computes Funds From Operations in accordance with standards established by NAREIT, except that FelCor adds back rent deferred under SAB 101, reserves for assets held for sale and lease termination costs to derive Funds From Operations. This may not be comparable to Funds From Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition, that interpret the current NAREIT definition differently than FelCor does or that do not adjust Funds From Operations for rent deferred under SAB 101, reserves for assets held for sale or lease termination costs. Funds From Operations does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of FelCor's financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of FelCor's liquidity, nor is it indicative of funds available to fund FelCor's cash needs, including its ability to make cash distributions. Funds From Operations may include funds that may not be available for discretionary use by FelCor's management due to requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties.

    The following table details the computation of Funds From Operations.

                                                                                                THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                        YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                          ---------------------------------------------------   -------------------
                                           1996       1997       1998       1999       2000       2000       2001
                                          -------   --------   --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Net income (loss).......................  $40,937   $ 63,650   $114,839   $131,080   $ 61,699   $ 18,927   $ (6,806)
Deferred rent...........................                                                           8,854      5,254
Lease termination costs.................                                                                     36,226
Gain on sale............................                                               (2,595)
Reserve for assets held for sale........                                               63,000
Series B redeemable preferred
  distributions.........................                         (8,373)   (12,937)   (12,937)    (3,234)    (3,234)
Extraordinary charge from write-off of
  deferred financing fees...............    2,354        185      3,075      1,113      3,865
Depreciation............................   26,544     50,798     90,835    152,948    160,745     40,400     39,808
Depreciation from unconsolidated
  entities..............................    1,716      9,365     10,487      9,995     10,167      2,544      2,381
Minority Interest in FelCor
  Partnership...........................    5,590      5,817      6,500      4,696      4,692      1,004     (2,206)
                                          -------   --------   --------   --------   --------   --------   --------
Funds From Operations...................  $77,141   $129,815   $217,363   $286,895   $288,636   $ 68,495   $ 71,423
                                          =======   ========   ========   ========   ========   ========   ========
Weighted average shares and units
  outstanding(a)........................   29,306     39,157     58,013     75,251     67,239     68,740     66,767

------------

     (a) Weighted average shares and units outstanding are computed including dilutive options, unvested stock grants and assuming conversion of Series A preferred stock to common stock.

(6) EBITDA is computed by adding Funds From Operations, interest expense, FelCor's portion of interest expense from unconsolidated entities, amortization expense and FelCor's Series B redeemable preferred distributions. EBITDA is presented because it provides useful information regarding FelCor's ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations, as determined in accordance with GAAP. EBITDA as presented by FelCor may not be comparable to other similarly titled measures used by other companies. A reconciliation of Funds From Operations to EBITDA is as follows:

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                                                                   MARCH 31,
                                                                      YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                                        ---------------------------------------------------   -------------------
                                                         1996       1997       1998       1999       2000       2000       2001
                                                        -------   --------   --------   --------   --------   --------   --------
                                                                                     (IN THOUSANDS)
Funds From Operations.................................  $77,141   $129,815   $217,363   $286,895   $288,636   $ 68,495   $ 71,423
Interest expense......................................    9,803     28,792     73,182    125,435    158,620     37,904     40,093
Interest expense from unconsolidated entities.........      818      5,895      6,521      6,729      9,188      2,620      2,111
Amortization expense..................................      593      1,111        922        693      1,480        162        476
Series B redeemable preferred distributions...........                          8,373     12,937     12,937      3,234      3,234
                                                        -------   --------   --------   --------   --------   --------   --------
EBITDA................................................  $88,355   $165,613   $306,361   $432,689   $470,861   $112,415   $117,337
                                                        =======   ========   ========   ========   ========   ========   ========

MERISTAR

     The following table sets forth selected historical consolidated financial information for MeriStar. The selected historical information is presented as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and as of and for the three months ended March 31, 2000 and 2001. The historical financial information for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 has been derived from the consolidated financial statements and financial statement notes of MeriStar which have been audited by KPMG LLP, independent auditors. The selected historical financial information as of and for the three months ended March 31, 2000 and 2001 has been derived from the unaudited financial statements which have been prepared by management of MeriStar, on the same basis as the audited financial statements and, in the opinion of management of MeriStar, include all adjustments consisting of normal recurring accruals that are considered necessary for a fair presentation of the results for such periods. The results of operations for the three months ended March 31, 2000 and 2001 are not necessarily indicative of results to be anticipated for the entire year. The following information should be read together with the consolidated financial statements and financial statement notes of MeriStar incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

                                                                                                               THREE MONTHS
                                                                                                              ENDED MARCH 31,
                                                             YEAR ENDED DECEMBER 31,                            (UNAUDITED)
                                          -------------------------------------------------------------   -----------------------
                                            1996         1997       1998(A)        1999         2000         2000       2001(B)
                                          ---------   ----------   ----------   ----------   ----------   ----------   ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
RESULTS OF OPERATIONS:
Total revenues..........................  $ 109,792   $  316,393   $  525,297   $  374,904   $  400,778   $   67,100   $  302,684
Net operating income....................  $  19,334   $   61,512   $  133,906   $  217,065   $  229,174   $   25,402   $   45,942
Interest expense, net...................  $  12,346   $   21,024   $   64,378   $  100,398   $  117,524   $   28,760   $   30,229
Income (loss) before gain (loss) on sale
 of assets, extraordinary gain (loss)
 and cumulative effect of accounting
 change.................................  $   4,353   $   24,152   $   48,708   $  103,496   $   99,382   $   (3,426)  $   14,098
Gain (loss) on sale of assets, net of
 tax(C).................................  $      --   $       --   $       --   $       --   $    3,425   $       --   $   (1,059)
Extraordinary gain (loss), net of
 tax(D).................................  $  (1,956)  $   (4,092)  $   (4,080)  $   (4,532)  $    3,054   $    3,054   $   (1,224)
Cumulative effect of accounting change,
 net of tax(E)..........................  $      --   $       --   $     (921)  $       --   $       --   $       --   $       --
Net income (loss).......................  $   2,397   $   20,060   $   43,707   $   98,964   $  105,861   $     (372)  $   11,815
Basic earnings (loss) per share before
 extraordinary gain (loss)(F)...........  $    0.31   $     1.29   $     1.45   $     2.19   $     2.21   $    (0.07)  $     0.29
Diluted earnings (loss) per share before
 extraordinary gain (loss)(F)...........  $    0.31   $     1.27   $     1.40   $     2.11   $     2.14   $    (0.07)  $     0.28
Dividends per common share(G)...........  $      --   $       --   $     0.82   $     2.02   $     2.02   $    0.505   $    0.505
Number of shares of common stock issued
 and outstanding(H).....................     12,754       24,867       46,718       47,257       44,380       47,058       44,527
OTHER FINANCIAL DATA:
EBITDA(I)...............................  $  27,582   $   82,502   $  194,609   $  320,164   $  341,121   $   52,032   $   87,048
Net cash provided by operating
 activities.............................  $  13,373   $   59,882   $  162,796   $  229,193   $  224,037   $   47,484   $   47,784
Net cash (used in) provided by investing
 activities.............................  $(225,251)  $ (586,259)  $ (785,505)  $ (187,952)  $  (14,286)  $   34,032   $  (31,994)
Net cash provided by (used in) financing
 activities.............................  $ 226,830   $  588,428   $  543,256   $  (42,812)  $ (212,121)  $  (84,071)  $    2,726
BALANCE SHEET DATA:
Investments in hotel properties,
 gross..................................  $ 343,092   $  950,052   $2,957,543   $3,118,723   $3,193,730   $3,143,594   $3,192,731
Total assets............................  $ 379,161   $1,124,642   $2,998,460   $3,094,201   $3,013,008   $3,042,763   $3,101,851
Long-term debt..........................  $ 200,361   $  492,771   $1,602,352   $1,676,771   $1,638,319   $1,629,672   $1,674,978

------------

(A) MeriStar was created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a real estate investment trust, or REIT, and its associated entities merged with CapStar Hotel Company and its associated entities. In connection with the merger between CapStar and American General, MeriStar Hotels & Resorts, a separate publicly traded company, was created to be the lessee and manager of nearly all of MeriStar's hotels. Prior to August 2, 1998, MeriStar's operating results consisted of the revenues and expenses of the hotels.

(B) From August 3, 1998 until January 1, 2001, MeriStar Hotels & Resorts leased substantially all of MeriStar's hotels, and MeriStar earned lease revenue under the participating lease agreements with MeriStar's lessees. Upon assigning the 106 leases with MeriStar Hotels & Resorts to MeriStar's taxable REIT subsidiaries on January 1, 2001, in conjunction with the REIT Modernization Act, MeriStar's operating results now include the revenues and expenses of these hotels.

(C) During 2000, MeriStar sold three limited service hotels that resulted in a gain on sales of assets. During 2001, MeriStar sold one hotel that resulted in a loss on the sale of the asset.

(D) During 1996, 1997, 1998, and 1999 some loan facilities were refinanced and the write-offs of deferred costs associated with these facilities were recorded as extraordinary losses in accordance with GAAP. During 2000, MeriStar repurchased some of its convertible notes at a discount, which resulted in an extraordinary gain. During 2001, MeriStar paid down a portion of its revolving credit facility resulting in an extraordinary loss.

(E) Under AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which MeriStar adopted on July 1, 1998, the cumulative effect of this accounting change was a pre-tax reduction of income for the year ended December 31, 1998 of $1,485 ($921 net of tax effect).

(F) Basic and diluted earnings per share before extraordinary loss for the year ended December 31, 1996 is based on earnings for the period from August 20, 1996, the date of CapStar's initial public offering, through December 31, 1996.

(G) No dividends were declared prior to August 3, 1998, the date of the merger between American General and CapStar.

(H)  As of the end of the period presented.

(I) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. MeriStar's management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization and minority interests of common and preferred holders of units in MeriStar Partnership, which is generally equivalent to EBITDA, and because EBITDA is unaffected by the debt and equity structure of the entity. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to net income under GAAP for purposes of evaluating MeriStar's results of operations and may not be comparable to other similarly titled measures used by other companies.

     For the three months ended March 31, 2001, EBITDA has been presented before the effect of non-recurring items; swap termination costs of $9,297 and the write-down of MeriStar's investment in STS Hotel Net of $2,112.

                           EQUIVALENT PER SHARE DATA

     We have summarized below specified per common share information for FelCor and MeriStar on a historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined amounts are based on the purchase method of accounting. The MeriStar per common share pro forma combined equivalents are calculated by multiplying the pro forma combined per common share amounts by the common stock exchange ratio of 0.784 and by adding to that the $4.60 cash amount to be paid per share of MeriStar common stock in the merger.

     The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 130.

                                                         FOR THE THREE MONTHS ENDED
                                                               MARCH 31, 2001
                                              -------------------------------------------------
                                                                                      MERISTAR
                                                                                        PRO
                                                                                       FORMA
                                                                                      COMBINED
                                                FELCOR       MERISTAR     FELCOR     EQUIVALENT
                                              HISTORICAL    HISTORICAL   PRO FORMA     VALUE
                                              ----------    ----------   ---------   ----------
Basic net income (loss) per common share
  before extraordinary items................    $(0.25)       $0.29       $ 0.37       $ 0.37
Diluted net income (loss) per common share
  before extraordinary items................    $(0.25)       $0.28       $ 0.36       $ 0.36
Cash distributions per common share.........    $ 0.55        $0.505      $ 0.55       $ 0.55
Book value per common share.................    $28.09        $25.14      $24.58       $23.87

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 2000
                                               ------------------------------------------------
                                                                                      MERISTAR
                                                                                        PRO
                                                                                       FORMA
                                                                                      COMBINED
                                                 FELCOR      MERISTAR     FELCOR     EQUIVALENT
                                               HISTORICAL   HISTORICAL   PRO FORMA     VALUE
                                               ----------   ----------   ---------   ----------
Basic net income per common share before
  extraordinary items........................    $ 0.74       $ 2.21       $1.40       $1.39
Diluted net income per common share before
  extraordinary items........................    $ 0.74       $ 2.14       $1.38       $1.37
Cash distributions per common share..........    $ 2.20       $ 2.02       $2.20       $2.18
Book value per common share..................    $29.34       $25.56

                      COMPARATIVE MARKET PRICE INFORMATION

     The following table sets forth the price per share of FelCor common stock and MeriStar common stock based on the last reported sale prices per share on the NYSE on May 9, 2001, the last trading day before the public announcement of
the execution of the merger agreement, and on             , 2001, the latest
practicable date before mailing this joint proxy statement/prospectus.

                                                        CLOSING PRICE PER COMMON SHARE
                                                    ---------------------------------------
                                                                        MERISTAR PRO FORMA
                                                    FELCOR   MERISTAR   EQUIVALENT VALUE(1)
                                                    ------   --------   -------------------
May 9, 2001.......................................  $22.10    $21.45          $21.93
            , 2001(2).............................

---------------

(1) Computed by multiplying the FelCor common stock closing price by the 0.784 exchange ratio and adding the $4.60 cash amount per share.

(2) The average last reported sale price per share of FelCor common stock for
    the ten trading days preceding             , 2001 was $     . The MeriStar
    pro forma equivalent value, based on the same ten trading days, would be
    $     .

     Because the 0.784 exchange ratio is fixed, and the market price of FelCor common stock is subject to fluctuation, the market value of FelCor common stock that MeriStar stockholders will receive in the merger may increase or decrease prior to and following the merger. The relative value of the merger consideration and the MeriStar common stock to be exchanged in the merger will not be known until the effective time of the merger. Stockholders are urged to obtain current market quotations for FelCor and MeriStar common stock. See "Risk Factors -- The total value of the merger consideration to be paid to MeriStar stockholders and the value of MeriStar common stock to be exchanged in the merger, in each case, at the time of the special meetings and at the effective time of the merger, is currently not known," beginning on page 24.

     See also "Comparative Per Share Market Price and Dividend Information" beginning on page 79.

                                  RISK FACTORS

     The following risk factors should be considered by holders of MeriStar common stock and by holders of FelCor common stock in evaluating whether to approve the merger. These factors should be considered in conjunction with the other information included elsewhere in this joint proxy statement/prospectus.

THE TOTAL VALUE OF THE MERGER CONSIDERATION TO BE PAID TO MERISTAR STOCKHOLDERS AND THE VALUE OF MERISTAR COMMON STOCK TO BE EXCHANGED IN THE MERGER, IN EACH CASE, AT THE TIME OF THE SPECIAL MEETINGS AND AT THE EFFECTIVE TIME OF THE MERGER, IS CURRENTLY NOT KNOWN.

     MeriStar common stockholders will receive $4.60 in cash and 0.784 of a share of FelCor common stock in the merger for each share of MeriStar common stock held at the time of the closing of the merger. The market prices of FelCor and MeriStar common stock at the time of the merger may vary significantly from their prices on the date of execution of the merger agreement or from their prices on either the date of this joint proxy statement/prospectus or the date of the FelCor and MeriStar special meetings. These variances may arise due to, among other things, changes in the business, operations and prospects of FelCor or MeriStar, market assessments of the likelihood that the merger will be completed, interest rates, hotel industry performance, general market and economic conditions and other factors. During the 12-month period ending on
            , 2001, the most recent date practicable before the mailing of this joint proxy statement/prospectus, the closing per share price of FelCor common
stock varied from a low of $     to a high of $     and ended that period at
$     . During the same period, the closing per share price of MeriStar common
stock varied from a low of $     to a high of $     and ended that period at
$     . Historical trading prices are not necessarily indicative of future performance.

     The exchange ratio for shares of MeriStar common stock to be converted into FelCor common stock in the merger was fixed at the time of the signing of the merger agreement and will not be adjusted based on changes in the trading price of FelCor common stock or MeriStar common stock before the closing of the merger. Accordingly, the value of the merger consideration that MeriStar stockholders will receive will vary, depending on fluctuations in the price of FelCor common stock, and the value of the MeriStar common stock to be exchanged in the merger will also fluctuate. Therefore, the relative value of the MeriStar common stock and the merger consideration will not be known until the effective time of the merger.

THE INTEGRATION OF MERISTAR WILL MAKE SUBSTANTIAL DEMANDS ON FELCOR'S RESOURCES, WHICH COULD DIVERT NEEDED ATTENTION AWAY FROM FELCOR'S OTHER OPERATIONS.

     The integration of MeriStar with FelCor will make substantial demands on FelCor's management, operational resources and financial and internal control systems. FelCor's future operating results will depend in part on FelCor's ability to continue to implement and improve its operating and financial controls. The devotion of management's time to the integration of MeriStar may limit the time available to management to attend to other operational, financial and strategic issues of FelCor.

THERE MAY BE UNDISCLOSED LIABILITIES IN CONNECTION WITH THE MERGER.

     Either MeriStar or FelCor may be subject to undisclosed or otherwise unforeseen environmental, tax, pension, litigation or other liabilities which are not known to the other party, or either MeriStar or FelCor may underestimate the liabilities of the other party of which it is aware. If unknown liabilities materialize or known liabilities are greater than are currently estimated, they could result in a material adverse effect on the merged company's business, financial condition and results of operations and, going forward, could adversely affect the results of the combined company and the market price of FelCor's common stock.

THE OPERATIONS OF FELCOR AND MERISTAR MAY NOT BE INTEGRATED SUCCESSFULLY, AND INTENDED BENEFITS OF THE MERGER MAY NOT BE REALIZED, WHICH COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF FELCOR COMMON STOCK AFTER THE MERGER.

     The future operations and earnings of the combined company will depend in part on FelCor's ability to integrate MeriStar's properties into its system and operations and realize synergies and cost savings. In order to achieve the anticipated benefits of the merger, FelCor will need to:

     - identify and realize synergies and cost savings between the two organizations on a timely basis, including those with respect to selling, general and administrative expenses, personnel expenses and public company costs;

     - capitalize on increased purchasing power, including for furniture, fixtures, equipment, insurance and utilities;

     - leverage the increased scale in hotel brand negotiations; and

     - effectively control the progress of the integration process and the associated costs.

     FelCor's assessment of the potential synergies and cost savings is preliminary and subject to change. FelCor may need to incur additional costs to realize them. In addition, if FelCor fails to integrate MeriStar successfully and/or fails to realize the intended benefits of the merger, the market price of FelCor common stock could decline from its market price at the time of the completion of the merger.

     Statements regarding the increased earnings estimates, the anticipated operating efficiencies, cost savings and other benefits FelCor expects to realize from the integration of MeriStar are forward-looking statements. Actual results for the combined operations could differ materially from results currently anticipated depending upon, among other things:

     - FelCor's and MeriStar's future revenues, expenses and other operating results;

     - FelCor's and MeriStar's ability to maintain present efficiency levels and realize expected cost savings and synergies;

     - unforeseen costs and expenses incurred in connection with the integration of MeriStar into FelCor; and

     - economic or competitive uncertainties and contingencies.

FELCOR MAY BE UNABLE TO COMPLETE FINANCING PLANS FOR THE MERGER AND MAY HAVE SUBSTANTIAL DEBT REPURCHASE OBLIGATIONS AS A RESULT OF THE MERGER.

     FelCor intends to obtain an estimated $1.3 billion of financing in connection with the merger, including approximately $225 million to pay the cash portion of the consideration to be paid to MeriStar common stockholders and MeriStar Partnership unitholders by using a combination of expanded borrowing availability under FelCor's existing revolving credit facility, new mortgage financing entered into at the closing of the merger and the issuance of additional securities. FelCor may not be able to obtain this financing on terms that are acceptable to it.

     The terms of approximately $352 million in aggregate principal amount of convertible subordinated notes and subordinated notes of MeriStar will require FelCor to make an offer to repurchase those notes because of the completion of the merger. FelCor currently expects, based on the market prices of those notes, that the holders of those notes will accept FelCor's offer to repurchase them. In addition, MeriStar Partnership, after the partnership merger, will be required to make an offer to repurchase up to the entire $500 million in principal amount of outstanding senior notes of MeriStar Partnership as a result of the change in control of MeriStar Partnership. FelCor does not anticipate, based on the current market price of these senior notes, that the holders of those senior notes will tender those notes under the offer. If those noteholders tender their senior notes in that offer, FelCor Partnership will be required to redeem the tendered notes at 101% of their principal amount plus accrued interest and may require additional financing to make the required repurchases.

FAILURE TO COMPLETE THE MERGER MAY REQUIRE, UNDER SPECIFIED CIRCUMSTANCES, PAYMENT OF TERMINATION FEES AND MAY RESULT IN A DECREASE IN THE MARKET PRICE OF EACH PARTY'S COMMON STOCK.

     The merger is subject to stockholder approval of both FelCor and MeriStar and other customary conditions. Each of FelCor and MeriStar might not be able to satisfy its obligations under the merger agreement and complete the merger. Failure by either party to complete the merger, under specified circumstances, may require a party to pay a termination fee and the other party's expenses in connection with the merger. These payments could amount to as much as $40 million. In addition, failure to complete the merger could result in a possible decline in the market price of FelCor and MeriStar common stock to the extent current market prices reflect a market assumption that the merger will be completed. See "The Merger Agreement -- Expenses and Termination Fees."

FAILURE TO COMPLETE THE MERGER MAY RESULT IN OTHER ADVERSE CONSEQUENCES TO FELCOR AND MERISTAR.

     Under the merger agreement, both FelCor and MeriStar agreed to some affirmative and negative covenants, including covenants affecting the conduct of their respective businesses outside the ordinary course of business. Accordingly, both parties may forego opportunities which otherwise would be available to them had the merger agreement not been executed. In addition, transactions such as the merger can disrupt relationships with employees and others with whom the parties have existing or prospective relationships. Accordingly, if the merger agreement is terminated, the ability of FelCor or MeriStar to continue its pre-merger business plans could be adversely affected. FelCor and MeriStar will incur significant transaction expenses and integration-related costs in connection with the merger, which may not be reimbursable.

FELCOR HAS HAD AND EXPECTS TO HAVE INCREASES IN LEVERAGE THAT COULD ADVERSELY AFFECT ITS FINANCIAL CONDITION.

     FelCor's leverage has increased to fund its renovation, redevelopment and rebranding program and its share repurchase program. In addition, FelCor expects its leverage to further increase as a result of the completion of the merger and related financings. FelCor's share repurchase program authorizes repurchases of up to an aggregate maximum of $300 million. Through March 31, 2001, FelCor had repurchased approximately 10.4 million shares of its common stock under this program at an aggregate cost of approximately $189 million.

     At March 31, 2001, on a pro forma basis:

     - FelCor had approximately $3.7 billion in consolidated debt, of which approximately $1.4 billion was secured by mortgages or capital leases;

     - FelCor had a ratio of consolidated debt to investment in hotels at cost of 50%; and

     - FelCor's ratio of earnings before interest, income tax, depreciation and amortization, or EBITDA, to interest expense for the three months then ended was 2.4-to-1.

     The degree to which FelCor will be leveraged could have important consequences for the combined company going forward and for you. For example, it could:

     - limit FelCor's ability to obtain additional financing, if needed, for working capital, its renovation, redevelopment and rebranding plans, acquisitions, debt service requirements or other purposes;

     - increase FelCor's vulnerability to adverse economic and industry conditions, as well as fluctuations in interest rates;

     - require FelCor to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for operations, future business opportunities, payment of dividends or other purposes;

     - limit FelCor's flexibility in planning for, or reacting to, changes in its business and the industry in which it competes; and

     - place FelCor at a competitive disadvantage compared to its competitors that have less debt.

FELCOR MAY BE UNABLE TO REALIZE THE ANTICIPATED BENEFITS OF RENOVATIONS.

     The majority of FelCor's and MeriStar's hotels either recently have been, or are in the process of being, substantially renovated, redeveloped and, in some cases, rebranded. If the completion of the current renovation projects is significantly delayed, FelCor's operating results could be adversely affected. The recently completed and ongoing improvements may not achieve the results anticipated when FelCor and/or MeriStar made the decision to invest in the improvements.

CONFLICTS OF INTEREST COULD ADVERSELY AFFECT FELCOR'S BUSINESS.

     Certain FelCor directors. Bass currently leases 88 and manages 91 of FelCor's hotels. Richard C. North, who joined FelCor's board during 1998, is the Group Finance Director of Bass, which is also the parent of Holiday Hospitality Franchising, Inc. Holiday Hospitality is the franchisor of most of the Bass hotels and, together with its affiliates, owns FelCor common stock and FelCor Partnership units aggregating approximately 16.1% of FelCor's outstanding common stock and units.

     Issues may arise under the leases, franchise agreements and management contracts, and in the allocation of acquisition and management opportunities, that present conflicts of interest due to the relationship of Mr. North to the companies with which he is associated. As an example, in the event FelCor enters into new or additional hotel management contracts or other transactions with Bass, the interests of Mr. North, by virtue of his relationship with Bass, may conflict with FelCor's interests. For example, any increase in management fees payable to Bass may decrease FelCor's profits to the benefit of Bass. Also, in the selection of franchises under which FelCor's hotels will be operated, Mr. North by virtue of his relationship with Holiday Hospitality, may have interests that conflict with FelCor's interests.

     Upon completion of the merger, two of FelCor's directors will serve on the board of directors of MeriStar Hotels & Resorts, and one of those two directors, Paul Whetsell, will continue to serve as the Chief Executive Officer of MeriStar Hotels & Resorts. Further, FelCor's relationship with MeriStar Hotels & Resorts will be governed by the terms of an intercompany agreement. The initial intercompany agreement was not negotiated on an arm's-length basis, although the recent amendment to the intercompany agreement in connection with the REIT Modernization Act was subject to an arm's-length negotiation. FelCor may have conflicting views with MeriStar Hotels & Resorts on the manner in which its hotels are operated and managed, and with respect to acquisitions and dispositions. Conflicts may also arise in connection with the loan from MeriStar to MeriStar Hotels & Resorts and the parties' rights under the intercompany agreement. As a result, FelCor directors who serve at MeriStar Hotels & Resorts may be presented with decisions which benefit FelCor to the detriment of MeriStar Hotels & Resorts or benefit MeriStar Hotels & Resorts to FelCor's detriment. Inherent potential conflicts of interest will be present in all of the numerous transactions between FelCor and MeriStar Hotels & Resorts.

     FelCor generally will be obligated under each of its management agreements with MeriStar Hotels & Resorts to pay a termination fee to MeriStar Hotels & Resorts if it elects to sell a hotel or if it elects not to restore a hotel after a casualty and does not replace it with another hotel subject to a management agreement with a fair market value equal to the fair market value of MeriStar Hotels & Resorts' remaining management fee due under the management agreement to be terminated. Where applicable, the termination fee is equal to the present value, using a discount rate of 10%, of the remaining payments under the agreement, assuming that MeriStar Hotels & Resorts would have been paid a management fee under the agreement to be terminated, based on the operating results for the 12 months preceding termination. A decision to sell a hotel may, therefore, have significantly different consequences for FelCor and MeriStar Hotels & Resorts.

     FelCor anticipates that any director who has a conflict of interest with respect to an issue presented to the FelCor board will abstain from voting upon that issue, although he will have no legal obligation to do so. FelCor has no provisions in its bylaws or charter that require an interested director to abstain from voting on an issue as a FelCor director. FelCor does not expect to add provisions in its charter and bylaws to this effect. Although each director has a duty to FelCor to act in good faith, there is a risk that, should an interested director vote upon an issue in which he or one of his affiliates has an interest, his vote may reflect a bias that could be contrary to FelCor's best interests. In addition, even if an interested director abstains from voting, the director's participation in the meeting and discussion of an issue in which he or companies with which he is associated have an interest could influence the votes of other directors regarding the issue.

     The relationship with MeriStar Hotels & Resorts may restrict future opportunities. MeriStar is a party to an intercompany agreement with MeriStar Hotels & Resorts, which will be assumed by FelCor in the merger. The intercompany agreement will generally grant MeriStar Hotels & Resorts a right of first refusal with respect to any management opportunity at any FelCor property that FelCor does not elect to have managed by the hotel brand owner. This opportunity will be made available to MeriStar Hotels & Resorts only if MeriStar determines that:

     - consistent with MeriStar's status as a REIT, it must enter into a management agreement with an unaffiliated third party with respect to the property;

     - MeriStar Hotels & Resorts is qualified to be the manager of that property; and

     - MeriStar decides not to have the property operated by the owner of a hospitality brand under that brand.

Although most of FelCor's properties are managed by hotel brand owners, the intercompany agreement will limit FelCor's freedom to engage hotel management companies to manage its hotels that are not managed by hotel brand owners.

     In addition, under the intercompany agreement, each party must cooperate with the other party to effect any securities issuance of the other party by assisting in the preparation of any registration statement or other document required in connection with the issuance.

     Acquisition of lessees. As a result of the passage of the REIT Modernization Act, FelCor was able to form TRSs to acquire the lessee's interest in its existing hotel leases and to serve as the lessee for any hotels acquired after January 1, 2001. The acquisition of DJONT Operations L.L.C., or DJONT, was completed effective January 1, 2001. The acquisition of DJONT required negotiations between FelCor and the owners of DJONT, including Mr. Corcoran and the children of Charles N. Mathewson, a director of FelCor. The interests of Mr. Corcoran and Mr. Mathewson were in direct conflict with FelCor's interests in these negotiations. Accordingly, they abstained from participation in the discussion and vote by the FelCor board on this matter.

     In December 2000, FelCor sold one Bass hotel and, effective January 1, 2001, completed the acquisition of leases with respect to 12 Bass hotels. In consideration for the acquisition and termination of these leases and the related management agreements, 413,585 shares of FelCor common stock valued at approximately $10 million were issued to Bass. In March 2001, FelCor entered into an agreement with Bass to acquire the remaining 88 leases held by Bass, effective July 1, 2001. The acquisition of the leases held by Bass involved negotiations between FelCor and Bass. Richard C. North, a director of FelCor, is the Group Finance Director of Bass. The interest of Bass in those negotiations was in direct conflict with FelCor's interests. Mr. North abstained from participating in any discussion or vote by FelCor's board relating to these transactions.

     Adverse tax consequences to some affiliates on a sale of some hotels. Messrs. Corcoran and Mathewson may incur additional tax liability if FelCor sells its investments in six hotels that it acquired in July 1994 from partnerships controlled by these individuals. Consequently, FelCor's interests could differ from Messrs. Corcoran's and Mathewson's interests in the event that FelCor considers a sale of any of these hotels. Decisions regarding a sale of any of these six hotels must be made by a majority of the independent directors.

EACH OF THE PARTIES TO THE MERGER HAS, AND THE COMBINED COMPANY WILL HAVE, RESTRICTIVE DEBT COVENANTS THAT COULD ADVERSELY AFFECT ITS ABILITY TO RUN ITS BUSINESS.

     The parties to the merger are parties to indentures governing issued and outstanding notes and agreements governing lines of credit containing various restrictive covenants including, among others, provisions restricting them from:

     - incurring indebtedness;

     - making distributions;

     - making investments;

     - engaging in transactions with affiliates;

     - incurring liens;

     - merging or consolidating with another person;

     - disposing of all or substantially all of their assets; or

     - permitting limitations on the ability of their subsidiaries to make payments to them.

The combined company will also be subject to the same or similar restrictions. These restrictions may adversely affect the ability of the combined company to finance its operations or engage in other business activities that may be in its best interest.

     In addition, some of these agreements will require the combined company to maintain specified financial ratios. The ability of the combined company to comply with these ratios going forward may be affected by events beyond its control. These covenants also may restrict the ability of the combined company to engage in some transactions. In addition, any breach of these limitations could result in the acceleration of most of the combined company's outstanding debt. The combined company may not be able to refinance or repay its debts in full under those circumstances.

FELCOR AND MERISTAR ENCOUNTER INDUSTRY RELATED RISKS THAT MAY ADVERSELY AFFECT THEIR BUSINESS, AND THE COMBINED COMPANY WILL ENCOUNTER THE SAME RISKS.

     Investing in hotel assets involves special risks. FelCor and MeriStar have invested almost entirely in hotel-related assets, and the hotels are subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms, and generally include:

     - competition from other hotels;

     - construction of more hotel rooms in a particular area than needed to meet demand;

     - increases in energy costs and other travel expenses that reduce business and leisure travel;

     - adverse effects of declines in general and local economic activity;

     - fluctuations in revenue caused by the seasonal nature of the hotel industry;

     - adverse effects of a downturn in the hotel industry; and

     - risks generally associated with the ownership of hotels and real estate, as discussed below.

     FelCor and MeriStar could each face increased competition. Each of FelCor's and MeriStar's hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been or may be built in a number of the geographic areas in which FelCor and MeriStar hotels are located, which could adversely affect the results of operations of these hotels. An oversupply of hotel rooms could adversely affect both occupancy and rates in the markets in which FelCor and MeriStar hotels are located. A significant increase in the supply of midprice, upscale and upper upscale hotel rooms and suites, if demand fails to increase proportionately, could have a severe adverse effect on the business, financial condition and results of operations of FelCor and MeriStar.

     Acquisition growth opportunities have decreased. There has been substantial consolidation in, and capital allocated to, the U.S. lodging industry since the early 1990's. This generally has resulted in higher prices for hotels. In addition, current market prices of FelCor's and MeriStar's common stock make their cost of equity capital relatively high. These conditions have resulted in fewer attractive acquisition opportunities. An important part of FelCor's and MeriStar's historical growth strategy has been the acquisition and, in many instances, the renovation and repositioning of hotels at less than replacement cost. Continued industry consolidation and competition for acquisitions could adversely affect the growth prospects of the combined company going forward. FelCor and MeriStar compete for hotel investment opportunities with other companies, some of which have greater financial or other resources than FelCor and MeriStar have. Competitors may have a lower cost of capital and may be able to pay higher prices or assume greater risks than would be prudent for FelCor and MeriStar to pay or assume.

     FelCor and MeriStar are subject to possible adverse effects of franchise and licensing agreement requirements. Substantially all FelCor and MeriStar hotels are operated under existing franchise or license agreements with nationally recognized hotel brands. Each license agreement requires that the licensed hotel be maintained and operated in accordance with specific standards and restrictions in order to maintain uniformity within the franchisor system. Compliance with these standards could require a franchisee to incur significant expenses or capital expenditures, which could adversely affect FelCor's and MeriStar's results of operations and ability to make payments on indebtedness. Also, changes to these standards could conflict with a hotel's specific business plan or limit a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor.

     If a franchise license terminates due to FelCor's or MeriStar's failure to make required improvements, FelCor or MeriStar may be liable to the franchisor for a termination payment. These termination payments vary by franchise agreement and hotel. The loss of a substantial number of franchise licenses and the related termination payments could have a material adverse effect on FelCor's or MeriStar's business because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The franchise agreements could also expire or terminate, with specified renewal rights, at various times. As a condition to renew, the franchise agreements could involve a renewal application process that would require substantial capital improvements, for which FelCor or MeriStar would be responsible, to be made to the land or hotels. Finally, because of the merger, the combined company will require the consent of a number of franchisors, and obtaining those consents may require additional expenditures or impose additional conditions.

     FelCor and MeriStar are subject to the additional risks of hotel operations. Prior to January 1, 2001, substantially all of the hotels of FelCor and MeriStar were leased to unaffiliated third parties under leases providing for the payment of rent based, in part, upon revenues from the hotels. Accordingly, operating risks to FelCor and MeriStar were essentially limited to changes in hotel revenues and to the lessees' ability to pay the rent due under the leases. On January 1, 2001, TRSs of MeriStar acquired the leaseholds of substantially all of MeriStar's hotels, and a TRS of FelCor purchased the leaseholds of 98 of its hotels. FelCor plans to acquire, effective July 1, 2001, 88 leases held by Bass. As a result of these acquisitions, FelCor and MeriStar became subject to the risk of fluctuating hotel operating expenses, including but not limited to:

     - wage and benefit costs;

     - repair and maintenance expenses;

     - the costs of gas and electricity, which have increased significantly in recent months;

     - the costs of liability insurance; and

     - other operating expenses.

These operating expenses are more difficult to predict and control than revenue, resulting in an increased risk of volatility in FelCor's and MeriStar's results of operations.

     The lodging business is seasonal in nature. Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at the hotels of both FelCor and MeriStar can be expected to cause quarterly fluctuations in each party's revenues. Quarterly earnings also may be adversely affected by events beyond the control of both FelCor and MeriStar, such as extreme weather conditions, economic factors and other considerations affecting travel.

     FelCor and MeriStar lack control over the management and operations of their hotels. FelCor and MeriStar are dependent on the ability of unaffiliated third party managers to operate and manage their hotels. In order to maintain REIT status, FelCor and MeriStar cannot operate their hotels or any subsequently acquired hotels. As a result, FelCor and MeriStar are unable to directly implement strategic business decisions for the operation and marketing of their hotels, such as decisions with respect to the setting of room rates, food and beverage operations and similar matters.

FELCOR'S AND MERISTAR'S ABILITY TO GROW MAY BE LIMITED BY THEIR ABILITY TO ATTRACT DEBT FINANCING.

     Recently, FelCor and MeriStar have focused on their internal growth strategies, which include the renovation, redevelopment and rebranding of their hotels to achieve improved revenue performance. Each of FelCor and MeriStar may not be able to fund growth solely from cash provided from operating activities because it must distribute at least 90% of its taxable income each year to maintain its status as a REIT. Consequently, FelCor and MeriStar rely upon the availability of debt or equity capital to fund hotel acquisitions and improvements and may be dependent upon its ability to attract debt financing from public or institutional lenders. FelCor intends to continue to operate the combined company as a REIT following the merger. FelCor may not be successful in attracting sufficient debt financing to fund future growth at an acceptable cost. In addition, FelCor currently has, and expects to continue following the merger, a policy of limiting debt to not more than 55% of its investment in hotel assets, at cost, which, unless waived or modified by its board of directors, could also limit FelCor's ability to incur additional debt to fund its continued growth. At March 31, 2001, on a pro forma basis, FelCor's consolidated debt represented 50% of its investment in hotels at cost.

FELCOR AND MERISTAR ARE SUBJECT TO POTENTIAL TAX RISKS.

     The federal income tax laws governing REITs are complex. Each of FelCor and MeriStar has operated and, following the merger, FelCor intends to continue to operate in a manner that is intended to qualify it as a REIT under federal income tax laws. The REIT qualification requirements are extremely complicated, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, neither FelCor nor MeriStar can be certain that it has been, and FelCor cannot be certain that it will continue to be, successful in operating so as to qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws or the federal income tax consequences of qualification as a REIT.

     Failure to make required distributions would subject FelCor to tax. Each year, a REIT must pay out to its stockholders at least 90%, or 95% for taxable years prior to 2001, of its taxable income, other than any net capital gain. To the extent that a REIT satisfies the distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed taxable income. In addition, a REIT will be subject to a 4% nondeductible excise tax if the actual amount it pays out to its stockholders in a calendar year is less than the minimum amount specified in the federal income tax laws. Each of FelCor and MeriStar has paid out, and FelCor intends to continue to pay out, its income to its stockholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax. FelCor's and MeriStar's only source of funds to make those distributions comes from distributions to FelCor from FelCor Partnership and to MeriStar from MeriStar Partnership. Accordingly, FelCor or MeriStar may be required to borrow money or sell assets to pay out enough of its taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% tax in a particular year.

     Failure to qualify as a REIT would subject FelCor to federal income tax. If FelCor fails to qualify as a REIT in any taxable year, FelCor would be subject to federal income tax on its taxable income. FelCor might need to borrow money or sell hotels in order to pay any such tax. FelCor's payment of income tax would decrease the amount of its income available to be paid out to its stockholders. In addition, FelCor would no longer be required to pay out most of its taxable income to its stockholders. Unless its failure to qualify as a REIT were excused under federal income tax laws, FelCor could not re-elect REIT status until the fifth calendar year following the year in which it failed to qualify. In addition, FelCor's or MeriStar's failure to qualify as a REIT in any taxable year prior to or ending on completion of the merger could jeopardize FelCor's REIT status after the merger and/or cause FelCor to be subject to federal income tax.

     Failure to have distributed earnings and profits of Bristol Hotel Company or CapStar Hotel Company in 1998 would cause FelCor or MeriStar to fail to qualify as a REIT. At the end of any taxable year, a REIT may not have any accumulated earnings and profits, described generally for federal income tax purposes as cumulative undistributed net income, from a non-REIT corporation. In connection with the merger of Bristol Hotel Company, or Bristol, with and into FelCor in 1998, Arthur Andersen LLP prepared and provided to FelCor its computation of Bristol's accumulated earnings and profits through the date of the merger, and FelCor made a corresponding special one-time distribution to its stockholders. In connection with the merger of CapStar Hotel Company, or CapStar, with and into American General Hospitality Corporation, the predecessor to MeriStar, in 1998, KPMG LLP prepared and provided to MeriStar its computation of CapStar's accumulated earnings and profits through the date of the merger, and the distribution of the stock of MeriStar Hotels & Resorts, Inc. by CapStar prior to the CapStar merger was determined to be sufficient to reduce the earnings and profits of CapStar to zero at the time of the CapStar merger. However, the determination of accumulated earnings and profits for federal income tax purposes is extremely complex and the computations of Arthur Andersen LLP and KPMG LLP are not binding on the Internal Revenue Service. Should the Internal Revenue Service successfully assert either that Bristol's accumulated earnings and profits were greater than the amount so distributed by FelCor or that CapStar's accumulated earnings and profits were greater than the amount so distributed by CapStar, FelCor may fail to qualify as a REIT. Alternatively, the Internal Revenue Service may permit FelCor to avoid losing its REIT status by paying a deficiency dividend, on MeriStar's or its own behalf, to eliminate any remaining accumulated earnings and profits of Bristol or CapStar. There can be no assurance, however, that the Internal Revenue Service would not assert loss of REIT status as the penalty for failing to distribute the accumulated earnings and profits of Bristol or CapStar in 1998.

     A sale of assets acquired from Bristol or CapStar within ten years after the respective merger will result in corporate income tax. If FelCor sells any asset that it acquired from Bristol within ten years after FelCor's merger with Bristol, or FelCor sells any asset that MeriStar acquired from CapStar within ten years after its merger with CapStar, and FelCor recognizes a taxable gain on the sale, FelCor will be taxed at the highest corporate rate on an amount equal to the lesser of:

     - the amount of gain that FelCor recognizes at the time of the sale; or

     - the amount of gain that FelCor or MeriStar, as appropriate, would have recognized if it had sold the asset at the time that it acquired the asset from Bristol or CapStar, as appropriate, for its then fair market value.

The sales of the Bristol and CapStar hotels that have occurred to date have not resulted in any material amount of tax liability. If FelCor is successful in selling the remaining 16 hotels designated as assets held for sale, FelCor could incur corporate income tax with respect to the related built-in gain, the amount of which cannot yet be determined.

DEPARTURE OF KEY PERSONNEL, INCLUDING MR. CORCORAN, COULD ADVERSELY AFFECT FELCOR'S FUTURE OPERATING RESULTS.

FELCOR AND MERISTAR ARE SUBJECT TO RISKS THAT MAY ADVERSELY AFFECT REAL ESTATE OWNERSHIP.

     General Risks. FelCor's and MeriStar's investments in hotels are subject to the numerous risks generally associated with owning real estate, including among others:

     - adverse changes in general or local economic or real estate market conditions;

     - changes in zoning laws;

     - changes in traffic patterns and neighborhood characteristics;

     - increases in assessed valuation and tax rates;

     - increases in the cost of property insurance;

     - governmental regulations and fiscal policies;

     - the potential for uninsured or underinsured property losses;

     - the impact of environmental laws and regulations; and

     - other circumstances beyond their control.

Moreover, real estate investments are relatively illiquid, and FelCor and MeriStar may not be able to vary their portfolios in response to changes in economic and other conditions.

     Compliance with environmental laws may adversely affect FelCor's and MeriStar's financial condition. Owners of real estate are subject to numerous federal, state, local and foreign environmental laws and regulations. Under these laws and regulations, a current or former owner of real estate may be liable for the costs of remediating hazardous substances found on its property, whether or not it was responsible for their presence. In addition, if an owner of real property arranges for the disposal of hazardous substances at another site, it may also be liable for the costs of remediating the disposal site, even if it did not own or operate the disposal site. This liability may be imposed without regard to fault or the legality of a party's conduct and may, in some circumstances, be joint and several. A property owner may also be liable to third parties for personal injuries or property damage sustained as a result of its release of hazardous or toxic substances, including asbestos-containing materials, into the environment. Environmental laws and regulations may require an owner to incur substantial expenses and limit the use of its properties. FelCor or MeriStar could have substantial liability for a failure to comply with applicable environmental laws and regulations, which may be enforced by the government or, in some instances, by private parties. The existence of hazardous substances on a property can also adversely affect the value of, and the owner's ability to use, sell or borrow against, the property.

     Future or amended laws or regulations, or more stringent interpretations or enforcement of existing environmental requirements, may impose additional material environmental liability. In addition, the environmental condition or liability relating to the hotels of FelCor and MeriStar may be affected by new information or changed circumstances, by the condition of properties in the vicinity of those hotels, such as the presence of leaking underground storage tanks, or by the actions of unrelated third parties.

     Compliance with the Americans with Disabilities Act may adversely affect FelCor's and MeriStar's financial condition. Under the Americans with Disabilities Act of 1990, all public accommodations, including hotels, are required to meet some federal requirements for access and use by disabled persons. Both FelCor and MeriStar believe that their hotels substantially comply with the requirements of the

Americans with Disabilities Act. However, a determination that the hotels are not in compliance with that Act could result in liability for both governmental fines and damages to private parties. If either FelCor or MeriStar were required to make unanticipated major modifications to the hotels to comply with the requirements of the Americans with Disabilities Act, it could adversely affect its ability to pay its obligations.

THE MERGER MAY CAUSE DILUTION TO FELCOR'S EARNINGS PER SHARE.

     The merger may have a dilutive effect on earnings per common share of FelCor due to the additional shares of FelCor that will be issued in the merger, the transaction and integration-related costs, increased interest expense and other factors such as failure to realize the anticipated benefits from cost savings and synergies expected from the merger. Any dilution in earnings per share could adversely impact the market price of FelCor common stock.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     FelCor and MeriStar have each made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of FelCor and MeriStar. Also, statements including the words "will," "should," "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. The sections in this document which contain forward-looking statements include "Questions and Answers About the Merger," "Summary," "Summary Unaudited Pro Forma Condensed Combined Financial Data," "Risk Factors," "The Merger," and "Unaudited Pro Forma Combined Financial Information." Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect the future financial results of FelCor and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from current expectations reflected in these forward-looking statements include, among others, the factors discussed under the caption "Risk Factors" beginning on page 25.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of FelCor following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of FelCor and MeriStar to control or predict. For these forward-looking statements, FelCor and MeriStar claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. All forward-looking statements speak as of the date of this joint proxy statement/prospectus, and both FelCor and MeriStar disclaim any duty to update those statements.

                              THE COMBINED COMPANY

GENERAL

     As a result of the merger, MeriStar will be merged with and into FelCor, which will be the surviving corporation. As a result of the partnership merger, MeriStar Partnership will be merged with and into a wholly-owned subsidiary of FelCor Partnership, with MeriStar Partnership surviving as a wholly-owned subsidiary of FelCor Partnership. FelCor will continue to operate as a REIT. FelCor Partnership will succeed to the ownership, through MeriStar Partnership and its subsidiaries, of all of MeriStar's owned and leased hotels. See "Unaudited Pro Forma Consolidated Financial Information."

     The following table includes descriptive information about the properties of FelCor, MeriStar and the combined company as of March 31, 2001.

                                                                    NUMBER OF PROPERTIES
                                                              ---------------------------------
                                                                                      COMBINED
                                                              FELCOR(1)   MERISTAR   COMPANY(1)
                                                              ---------   --------   ----------
Hilton Brands:
  Embassy Suites............................................      59          3          62
  Doubletree and Doubletree Guest Suites....................      11          6          17
  Hampton Inn...............................................       4                      4
  Hilton and Hilton Suites..................................       1         23          24
  Homewood Suites...........................................       1                      1
Bass Brands:
  Holiday Inn...............................................      39          9          48
  Crowne Plaza and Crowne Plaza Suites......................      18          5          23
  Holiday Inn Select........................................      10          5          15
  Holiday Inn Express.......................................       2                      2
Starwood Brands:
  Sheraton and Sheraton Suites..............................      10         11          21
  Westin....................................................       1          4           5
  Four Points by Sheraton...................................                  1           1
Marriott Brands:
  Courtyard by Marriott.....................................       2          5           7
  Marriott..................................................                  3           3
  Fairfield Inn.............................................       5                      5
Radisson Brands:
  Radisson..................................................                 12          12
Other Brands................................................       7         26          33
                                                                 ---        ---         ---
          Total Hotels......................................     170        113         283
                                                                 ===        ===         ===

------------

(1) Excludes the 16 hotels designated as held for sale.

     All of MeriStar's hotels, except for four hotels that are leased and managed by Prime Hospitality, are managed by subsidiaries of MeriStar Hotels & Resorts, which will continue to manage the hotels after completion of the merger. These hotels are leased to taxable REIT subsidiaries of MeriStar, which in turn have separate management agreements for each hotel with a subsidiary of MeriStar Hotels & Resorts.

     Of FelCor's hotels, 96 are leased to taxable REIT subsidiaries of FelCor and 88 are leased to subsidiaries of Bass Hotels & Resorts. Effective July 1, 2001, FelCor will acquire the leases from Bass and contribute them to its taxable REIT subsidiaries. These subsidiaries will enter into long-term management agreements with Bass subsidiaries to manage these hotels. Of the 96 hotels currently leased to taxable REIT subsidiaries, 72 hotels are managed by subsidiaries of Hilton Hotels Corporation, 11 hotels are managed by subsidiaries of Starwood Hotels and Resorts Worldwide, Inc., and eight hotels are managed by an affiliate of Interstate Hotels Corporation.

RELATIONSHIP WITH MERISTAR HOTELS & RESORTS

     The Intercompany Agreement. MeriStar and MeriStar Partnership are parties to an intercompany agreement with MeriStar Hotels & Resorts. On completion of the merger, FelCor will assume MeriStar's rights and obligations under the agreement. The intercompany agreement provides that, for so long as the agreement remains in effect, MeriStar Hotels & Resorts is prohibited from making real property investments that a REIT could make unless:

     - MeriStar is first given the opportunity, but elects not to pursue the activities or investments;

     - it is on land already owned or leased by MeriStar Hotels & Resorts or subject to a lease or purchase option in favor of MeriStar Hotels & Resorts;

     - MeriStar Hotels & Resorts will operate the property under a brand name owned by MeriStar Hotels & Resorts; or

     - it is a minority investment made as part of a lease or management agreement arrangement.

MeriStar has a right of first refusal with respect to any real property investment to be sold by MeriStar Hotels & Resorts.

     The intercompany agreement will generally grant MeriStar Hotels & Resorts a right of first refusal with respect to any management opportunity at any FelCor property that FelCor does not elect to have managed by the hotel brand owner. This opportunity will be made available to MeriStar Hotels & Resorts only if MeriStar determines that:

     - consistent with MeriStar's status as a REIT, it must enter into a management agreement with an unaffiliated third party with respect to the property;

     - MeriStar Hotels & Resorts is qualified to be the manager of that property; and

     - MeriStar decides not to have the property operated by the owner of a hospitality brand under that brand.

     Although most of FelCor's hotels are managed by hotel brand owners, the intercompany agreement will limit FelCor's freedom to engage hotel management companies to manage its hotels that are not managed by hotel brand owners.

     Each party must cooperate with the other party to effect any securities issuance of the other party by assisting in the preparation of any registration statement or other document required in connection with the issuance.

     The intercompany agreement will terminate on the earlier of August 3, 2008, and the date of a change in ownership or control of MeriStar Hotels & Resorts.

     Credit Facility. MeriStar is obligated to lend MeriStar Hotels & Resorts up to $50 million for general corporate purposes under a revolving credit agreement. On March 1, 2000, the revolving credit agreement was amended to reduce the maximum borrowing limit from $75 million to $50 million, increase the interest rate from 350 basis points over the 30-day London Interbank Offered Rate to 650 basis points over the 30-day London Interbank Offered Rate and set the maturity date of the loan to the 91st day following the maturity of MeriStar Hotels & Resorts' senior credit facility, as amended, restated, refinanced or renewed. As of March 31, 2001, there was $36 million outstanding under this revolving credit agreement. Upon effectiveness of the merger, FelCor will succeed to MeriStar's role as lender under this credit facility.

     FelCor, MeriStar and MeriStar Hotels & Resorts have agreed to amend, effective when the merger is complete, the credit agreement to fix its maturity at February 28, 2004, set the interest rate at 600 basis points over the 30-day London Interbank Offered Rate and set the default rate of interest at 800 basis points over the 30-day London Interbank Offered Rate. MeriStar has agreed to use best efforts to obtain the consents of MeriStar Hotels & Resorts' senior lenders to these amendments.

INDEBTEDNESS, LIQUIDITY AND FINANCIAL RESOURCES

     Assuming the completion of the merger, at March 31, 2001, FelCor had approximately $3.7 billion of pro forma total indebtedness, as compared to $1.8 billion in actual total indebtedness for FelCor alone and $1.7 billion in actual total indebtedness for MeriStar alone as of March 31, 2001. The pro forma ratio of EBITDA to interest paid for the three months ended March 31, 2001 would have been 2.4 to 1.0, compared to 2.9 to 1.0 for FelCor alone and 2.6 to 1.0 for MeriStar alone. Of FelCor's pro forma indebtedness at March 31, 2001, none was at a floating rate of interest, after giving effect to interest rate swap agreements currently in effect.

     In June 2001, FelCor Partnership completed the sale of $600 million of its unsecured senior notes to finance the merger. Approximately $316 million of the proceeds of these notes has been escrowed and will be used to redeem a portion of the notes at 101% of principal plus accrued interest if the merger is not completed. In connection with the completion of the merger, FelCor Partnership expects to assume approximately $500 million of existing MeriStar Partnership senior notes, obtain a new $350 million mortgage loan and assume mortgage debt of MeriStar of approximately $380 million. FelCor also plans to increase the availability under its line of credit and extend the maturity of the facility until 2004. No assurances can be given that FelCor will be successful in effecting the above financing plans. See "Risk Factors -- FelCor may be unable to complete financing plans for the merger."

MANAGEMENT

     FelCor has agreed in the merger agreement that Paul W. Whetsell, current Chairman, Chief Executive Officer and a director of MeriStar, and Steven D. Jorns, current Vice Chairman and a director of MeriStar, will become members of the FelCor board of directors at the effective time of the merger. By voting to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, FelCor stockholders will be voting for the election of Mr. Whetsell as director with a term ending at the annual meeting of stockholders in 2004 and Mr. Jorns as director with a term ending at the annual
meeting of stockholders in 2003. All other directors except                and
               will remain as directors of FelCor. Following the merger, the current executive officers of FelCor will remain as executive officers of FelCor. Bruce G. Wiles, the current President, Chief Investment Officer and a director of MeriStar, is expected to become an executive officer of FelCor following the merger. No other current executive officers of MeriStar are expected to become executive officers of FelCor following the merger.

                              THE SPECIAL MEETINGS

DATE, TIME, PLACE AND PURPOSE OF THE FELCOR SPECIAL MEETING

     The special meeting of the FelCor stockholders is scheduled to be held on
          ,           , 2001, at 9:00 a.m., Central time, at the Embassy
Suites -- DFW South hotel, 4650 W. Airport Frwy., Irving, Texas 75062. It may be adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote upon a proposal to approve the merger agreement, the merger of MeriStar with and into FelCor and the other transactions contemplated by the merger agreement, including the election of two directors of FelCor. In addition, FelCor stockholders will be asked to approve and adopt FelCor's 2001 Restricted Stock and Stock Option Plan, or the FelCor 2001 Plan. The FelCor stockholders also might be asked to vote upon a proposal to adjourn the FelCor special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the merger agreement and the merger.

DATE, TIME, PLACE AND PURPOSE OF THE MERISTAR SPECIAL MEETING

     The special meeting of the MeriStar stockholders is scheduled to be held on
          ,           , 2001 at 10:00 a.m., Eastern time, at           . It may
be adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger of MeriStar with and into FelCor. The MeriStar stockholders also might be asked to vote upon a proposal to adjourn the MeriStar special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the merger agreement and the merger.

WHO CAN VOTE

     You are entitled to vote your shares of FelCor common stock if the FelCor stockholder records showed that you held your FelCor common stock as of the
close of business on           , 2001. At the close of business on that date, a
total of      shares of FelCor common stock were outstanding and entitled to vote. Each share of FelCor common stock has one vote. The enclosed proxy card shows the number of shares of FelCor common stock that you are entitled to vote.

     You are entitled to vote your MeriStar common stock if the MeriStar stockholder records showed that you held your MeriStar common stock as of the
close of business on           , 2001. At the close of business on that date, a
total of      shares of MeriStar common stock were outstanding and entitled to vote. Each share of MeriStar common stock has one vote. The enclosed proxy card shows the number of shares of MeriStar common stock that you are entitled to vote.

HOW YOU CAN VOTE; VOTING BY PROXY HOLDERS

     You may vote either by:

     - completing the enclosed proxy card by signing and dating it and returning it in the enclosed postage-paid envelope; or

     - attending the special meeting of stockholders of the company in which you hold common stock and voting your shares in person at the meeting.

     If you hold your common stock in your name as a holder of record, you may instruct the proxy holders how to vote your shares of common stock by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxy holders will vote your common stock as provided by those instructions. If you give us a signed proxy without giving specific voting instructions, your common stock will be voted by the proxy holders in favor of the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. If you are a FelCor stockholder and you give FelCor a signed proxy without giving specific voting instructions, your

FelCor common stock will be voted by the proxy holders in favor of the proposal to approve and adopt the FelCor 2001 Plan. If your shares of common stock are held by a broker, bank or other nominee, you will receive instructions from your broker, bank or nominee which you must follow to have your common stock voted.

REQUIRED VOTE

     Approval of the merger agreement and the transactions contemplated by it requires the affirmative vote of the holders of at least a majority of the shares of FelCor common stock entitled to vote at the FelCor special meeting and
outstanding on the record date           ,           , 2001. Approval of the
FelCor 2001 Plan requires the affirmative vote of at least a majority of the
votes actually cast at the FelCor special meeting. A total of      shares of
FelCor common stock, or   % of the FelCor common stock entitled to vote at the
FelCor special meeting, were held as of             , 2001, by FelCor directors,
executive officers and their affiliates.

     Approval of the merger agreement and the transactions contemplated by it requires the affirmative vote of the holders of at least a majority of the shares of MeriStar common stock entitled to vote at the MeriStar special meeting
and outstanding on the record date           ,           , 2001. A total of
     shares of MeriStar common stock, or   % of the shares of MeriStar common
stock entitled to vote at the MeriStar special meeting, were held by MeriStar
directors, executive officers and their affiliates as of           , 2001.

VOTING ON OTHER MATTERS

     Neither FelCor nor MeriStar is now aware of any matters to be presented at the special meetings, except for those described in this joint proxy statement/prospectus. If any other matters not described in this joint proxy statement/prospectus are properly presented at the meetings, the proxy holders will use their own discretion to determine how to vote your shares of FelCor or MeriStar common stock. If either meeting is adjourned or postponed, your shares of FelCor or MeriStar common stock may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS

     To revoke your FelCor proxy instructions, you must:

     - advise FelCor's Secretary, Lawrence D. Robinson, c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Frwy., Ste. 3200, Irving, Texas 75062, in writing before your shares of FelCor common stock have been voted by the proxy holders at the meeting;

     - deliver to FelCor's Secretary, before the date of the meeting, a properly executed later-dated proxy; or

     - attend the meeting and vote your FelCor common stock in person.

     To revoke your MeriStar proxy instructions, you must:

     - advise MeriStar's Secretary, Christopher L. Bennett, c/o MeriStar Hospitality Corporation, 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007, in writing before your MeriStar common stock has been voted by the proxy holders at the meeting;

     - deliver to MeriStar's Secretary, before the date of the meeting, a properly executed later-dated proxy; or

     - attend the meeting and vote your MeriStar common stock in person.

HOW VOTES ARE COUNTED

     A quorum must be present in person or by proxy at the special meetings in order to hold the vote on the proposal to approve the merger agreement and the transactions contemplated by it. A majority of the outstanding FelCor common stock entitled to vote constitutes a quorum for the FelCor special meeting, and a majority of the outstanding MeriStar common stock entitled to vote constitutes a quorum for the MeriStar special meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your common stock through a broker, bank or other nominee, the nominee may only vote the common stock which it holds for you as provided by your instructions, unless the broker, bank or other nominee has discretionary authority to vote on your behalf. Generally, a broker, bank or other nominee would have discretionary authority to vote your shares in favor of adoption of the FelCor 2001 Plan. If it has not received your instructions by the 10th day before the meeting, however, the nominee may not vote on the proposal to approve the merger agreement, and the transactions contemplated by it, which would result in a "broker non-vote." Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement and the transactions contemplated by it.

COST OF THIS PROXY SOLICITATION

     FelCor and MeriStar will each pay the cost of its proxy solicitation. In
addition to soliciting proxies by mail, FelCor has engaged           and
MeriStar has engaged                     , proxy solicitation firms, to assist
in obtaining proxies from their common stockholders on a timely basis. FelCor
will pay           's reasonable out of pocket expenses plus a $     fee for
these services, and MeriStar will pay                                's
reasonable out of pocket expenses plus a $     fee for these services.

     FelCor and MeriStar also expect that several of their employees will solicit stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

ATTENDING THE FELCOR AND MERISTAR SPECIAL MEETINGS

     If you are a holder of record of shares of common stock and you plan to attend the special meeting, please indicate this when you vote. If you are a beneficial owner of common stock held by a bank or broker, you will need proof of ownership to be admitted to the meeting. If you want to attend the meeting and vote in person your common stock held in street name, you will have to get a proxy in your name from the registered holder.

LIST OF FELCOR COMMON STOCKHOLDERS

     A list of FelCor common stockholders entitled to vote at the FelCor special meeting will be available at the FelCor special meeting and for ten days before the meeting between the hours of 8:45 a.m. and 4:30 p.m., Central Time, at its corporate offices located at 545 E. John Carpenter Frwy., Ste. 3200, Irving, Texas 75062. You may arrange to review this list by contacting Lawrence D. Robinson, the Secretary of FelCor.

                                   THE MERGER

BACKGROUND OF THE MERGER

     During the spring of 1999, FelCor's President and Chief Executive Officer, Thomas J. Corcoran, Jr., and MeriStar's Chairman and Chief Executive Officer, Paul W. Whetsell, had several informal discussions about the potential for a merger or combination involving FelCor and MeriStar. FelCor's Chairman of the Board, Donald J. McNamara, also had several conversations with Mr. Whetsell during the same period regarding the same matters.

     On June 4, 2000, Messrs. Corcoran and Whetsell had a dinner meeting in New York City and discussed a possible merger transaction. They agreed that FelCor and MeriStar should have discussions regarding that possibility and engage investment bankers for the purpose of facilitating those discussions. On the next day, Mr. Whetsell telephoned Mr. Corcoran to indicate that, although he was interested in a potential transaction between MeriStar and FelCor, he wanted to defer the discussions at that time.

     On January 16, 2001, at another hotel investment conference, Messrs. Whetsell and Corcoran had a dinner meeting in Los Angeles and discussed a possible merger between MeriStar and FelCor.

     On January 31, 2001, Messrs. Whetsell and Corcoran had an evening meeting at the Atlantis Hotel in the Bahamas and briefly discussed a possible merger of MeriStar and FelCor.

     On February 7, 2001, in Scottsdale, Arizona, Messrs. Whetsell and Corcoran had informal discussions regarding a potential merger transaction and how the transaction might be structured.

     On February 9, 2001, Messrs. Whetsell, Corcoran and McNamara had an informal meeting in Dallas, Texas at which the merger issue again was briefly discussed.

     On March 1, 2001, in New York City, Messrs. Corcoran and Whetsell met with representatives of FelCor's financial advisors and MeriStar's financial advisor to discuss specifics of a potential merger transaction. FelCor and MeriStar decided to enter into a confidentiality agreement relating to the merger discussions and continue the discussions. A confidentiality agreement was signed on March 7, 2001.

     Over the course of the next several weeks, Messrs. Corcoran and Whetsell had meetings and discussions with FelCor's and MeriStar's financial advisors, reviewing and analyzing different pricing models for a potential merger and how the transaction should be structured. Each company's management personnel commenced property and market reviews of the other company's hotels.

     On April 4, 2001, at a meeting in Chicago, Messrs. Corcoran and Whetsell reached a tentative understanding regarding the merger consideration to be received by MeriStar stockholders in the merger, including the stock exchange ratio of 0.784 and the cash consideration per share of $4.60.

     On April 10, 2001, Mr. Corcoran, Andrew J. Welch, FelCor's Senior Vice President and Treasurer, Thomas L. Wiese, FelCor's Vice President of Finance and Planning, Mr. Whetsell, John Emery, MeriStar's Chief Financial Officer, and Bruce L. Riggins, MeriStar's Director of Finance, met with the financial advisors for both FelCor and MeriStar in New York City to further discuss the specifics of a merger, including financing requirements, operating synergies, the continuing relationships and obligations between MeriStar and MeriStar Hotels & Resorts and the status of, and plans for additional, due diligence.

     On April 11, 2001, Lawrence D. Robinson, FelCor's Executive Vice President and General Counsel, and representatives of FelCor's outside legal counsel, Jenkens & Gilchrist, a Professional Corporation, and Hunton & Williams, and FelCor's financial advisors met in New York City with representatives of MeriStar's outside legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison and DeCampo, Diamond and Ash, and MeriStar's financial advisor to discuss and resolve various issues relating to a potential transaction.

     Over the course of the next several weeks, both parties and their representatives engaged in due diligence activities, including review of legal documents relating to the other party's businesses and properties, site visits to the other party's hotel properties, conversations with the other party's management, review of the other party's tax issues, and other matters relating to a potential merger. Based on those discussions, an initial draft of a merger agreement was prepared by FelCor's legal counsel and sent to MeriStar and its representatives on April 14, 2001.

     During the period from April 14, 2001 to May 9, 2001, FelCor's and MeriStar's legal counsel and management negotiated the terms of the merger agreement.

     During the first two weeks of April 2001, Mr. Corcoran had separate conversations with most of the members of the FelCor board of directors regarding the status of discussions with MeriStar. On April 16, 2001, FelCor's board of directors held a meeting at which the directors were informed of the possible merger with MeriStar, given detailed information regarding MeriStar and its hotels, including copies of MeriStar's latest public reports, the economics of the transaction and the parameters of a merger agreement. The board authorized continued discussions and negotiation of a definitive merger agreement but deferred approval of the transaction.

     During early April, Mr. Whetsell had separate conversations with the members of the MeriStar board of directors regarding the potential transaction with FelCor. On April 16, 2001, MeriStar's board of directors held a meeting at which the directors were informed of the possible merger, given detailed information regarding FelCor and its properties, including the economics of the transaction and the parameters of the proposed merger agreement. Representatives of Ballard Spahr Andrews & Ingersoll, LLP, Maryland counsel to MeriStar, advised the directors of their duties in connection with the merger. Representatives of Paul, Weiss, Rifkind, Wharton & Garrison and MeriStar's financial advisor were also present at the meeting. The board authorized continued discussions with FelCor and negotiation of a definitive merger agreement.

     On April 24, 2001 MeriStar's board of directors met for a regularly scheduled board meeting. During the meeting the board was updated on the status of discussions with FelCor and discussed the open issues still being discussed by the companies. The board authorized MeriStar to continue its discussions with FelCor.

     On May 2, 2001, the FelCor board of directors had a telephonic meeting at which the directors were updated on the status of due diligence and discussions with MeriStar.

     On May 2, 2001, Messrs. Corcoran and Whetsell and John Emery, Chief Operating Officer and a director of MeriStar, met in Washington, D.C. to resolve various issues relating to the merger.

     On May 9, 2001, FelCor's board of directors met in Dallas, Texas. At the meeting, representatives of DBAB and JPMorgan each reviewed their firm's respective financial analyses regarding the proposed transaction and provided their verbal fairness opinions. The directors were informed of developments in the discussions and results of due diligence activities. Mr. Robinson and legal counsel for FelCor presented a summary of the material terms of the merger agreement and advised the directors of their legal duties in connection with the merger. The FelCor board of directors, by unanimous vote, approved the merger agreement and the transactions contemplated by the merger agreement, including the merger of MeriStar with and into FelCor and the merger of MeriStar Partnership with and into FelCor Partnership.

     At the May 9, 2001 meeting of FelCor's board of directors, the directors present unanimously recommended to FelCor stockholders that they vote in favor of the merger proposal.

     On May 9, 2001, MeriStar's board of directors met telephonically. The directors were informed of developments in the discussions and results of the due diligence activities. Messrs. Whetsell and Emery and legal counsel for MeriStar presented a summary of the material terms of the merger agreement. Also at this meeting, MeriStar's financial advisor delivered to the MeriStar board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated May 9, 2001, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the MeriStar common stockholders. The MeriStar board of directors, by unanimous vote, approved the merger agreement and the transactions contemplated by the merger agreement, including the merger of MeriStar with and into FelCor and the merger of MeriStar Partnership with and into FelCor Partnership.

     At the May 9, 2001 meeting of MeriStar's board of directors, the directors unanimously recommended to MeriStar stockholders that they vote in favor of the merger proposal.

     The parties executed the merger agreement on the evening of May 9, 2001 and publicly announced the transaction on May 10, 2001 by issuing a joint press release.

FELCOR'S REASONS FOR THE MERGER; RECOMMENDATION OF THE FELCOR BOARD

     The FelCor board of directors present at the May 9, 2001 meeting unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The FelCor board believes that the terms of the merger agreement and the merger, including the issuance of FelCor shares to MeriStar stockholders, are advisable and in the best interests of FelCor and its stockholders. Accordingly, the FelCor board recommends that FelCor stockholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

  Positive Factors Considered by the FelCor Board

     In making its determination with respect to the merger agreement and the merger, the FelCor board considered the entirety of the terms of the merger agreement and discussed with FelCor senior management, as well as its financial and legal advisors, and considered a number of factors, including, among others, the following potentially material positive factors resulting from or relating to the merger:

     - Geographic distribution of FelCor's hotels will increase from 35 states to 39 states and FelCor's room count will expand in key geographic markets where it lacks a significant presence, including Washington, D.C. MeriStar's portfolio will also increase the diversity among regions where FelCor is located, including the Northeast, and reduce FelCor's dependence upon any one region or market, including Texas.

     - Brand diversification of FelCor will increase, with no single brand representing more than approximately 25% of the portfolio after the merger.

     - FelCor's focus toward the upscale and full service business segments will expand. MeriStar's portfolio includes 113 primarily upscale full service hotels, a segment of the hotel industry which FelCor believes is less likely to be affected in an economic downturn or to be impacted by new supply.

     - FelCor anticipates cost savings through the elimination of operational redundancies.

     - Active asset management across a larger number of hotel rooms should increase opportunities to improve hotel level operations.

     - Relationships with FelCor's existing brand owners, Hilton Hotels Corporation, Bass plc, and Starwood Hotels and Resorts Worldwide, Inc., are expected to be enhanced and a new relationship with the Radisson brand will be established. The hotels in the MeriStar portfolio should further strengthen FelCor's relationship with its existing brand owners.

     - The amount of cash payable in the merger and the exchange ratio applicable to the merger are fixed and will not be adjusted.

     - FelCor management and its advisors conducted a due diligence review of MeriStar and its assets, and FelCor's management assessed the overall quality of MeriStar's hotels.

     - The board reviewed historical and prospective information concerning FelCor's and MeriStar's respective businesses, operations and financial performance, including, among other things, the earnings prospects of FelCor and its debt service and financial obligations, both before and after the merger.

     - Letters from the rating agencies indicating that, based upon the information provided to them regarding the proposed merger and FelCor's financing plans, and subject to customary qualifications, they would affirm FelCor's existing public debt ratings, with a stable outlook.

     - The opinions, analyses and presentations of DBAB and JPMorgan described under "-- Opinions of FelCor's Financial Advisors" below, including the opinions of those firms that, as of the date of their opinions, and based upon and limited by the matters stated in those opinions, the consideration to be paid to MeriStar common stockholders by FelCor under the merger agreement is fair, from a financial point of view, to FelCor.

  Negative Factors Considered by the FelCor Board

     The FelCor board of directors also considered the following potentially material negative factors in its deliberations concerning the merger and the merger agreement:

     - The debt leverage of the combined company will be greater than FelCor has historically carried.

     - The combined company's concentration of hotels in some markets will increase.

     - Future capital plans, share repurchases and asset acquisitions may be limited.

     - The assumption or satisfaction of MeriStar debt may increase the risk of refinancing.

     - Costs will be incurred in connection with completing the merger, and management time and effort will be required to effect the merger and integrate the businesses of FelCor and MeriStar.

     - The failure to satisfy covenants or closing conditions, and the potential costs in obtaining necessary consents give rise to the risk that the merger might not be completed.

     - Under some circumstances, FelCor may be required to pay termination fees. See "The Merger Agreement -- Expenses and Termination Fees".

     The above discussion of the potentially material factors considered by the FelCor board of directors is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by the FelCor board of directors. The FelCor directors present at the May 9, 2001 special meeting of the board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended approval by FelCor's stockholders in light of the various factors described above and other factors that each member of the FelCor board of directors felt were appropriate. In view of the wide variety of factors considered by the FelCor board in connection with its evaluation of the merger and the complexity of these matters, the FelCor board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the FelCor board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

OPINIONS OF FELCOR'S FINANCIAL ADVISORS

  Opinion of DBAB

     As described in an engagement letter dated as of March 15, 2001, FelCor engaged DBAB to act as financial advisor in the merger, and render an opinion as to the fairness to FelCor, from a financial point of view, of the merger consideration payable to the holders of MeriStar's common stock.

     The DBAB opinion and the procedures and analyses described below are based on the consideration of 0.784 of a share of FelCor common stock and $4.60 cash consideration for each share of MeriStar common stock.

     At the May 9, 2001 meeting of FelCor's board of directors, DBAB delivered its oral opinion, subsequently confirmed in writing as of the same date, to FelCor's board of directors to the effect that, as of the date of the opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by DBAB, the merger consideration payable to the holders of MeriStar's common stock is fair, from a financial point of view, to FelCor.

     The full text of DBAB's written opinion, dated May 9, 2001, which discusses the assumptions made, matters considered and limits of the review undertaken by DBAB in connection with its opinion is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. FelCor stockholders are urged to read DBAB's opinion in its entirety. The summary of the opinion of DBAB set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

     In connection with DBAB's role as financial advisor to FelCor, and in arriving at its opinion, DBAB has reviewed publicly available financial information and other information concerning FelCor and MeriStar and internal analyses and other information furnished to it by FelCor and MeriStar. DBAB also held discussions with the members of the senior managements of FelCor and MeriStar regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, DBAB has:

     - reviewed the reported prices and trading activity for the common stock of both FelCor and MeriStar;

     - compared financial and stock market information for FelCor and MeriStar with similar information for other selected companies whose securities are publicly traded;

     - reviewed the financial terms of some recent business combinations which it deemed comparable in whole or in part;

     - reviewed the terms of the merger agreement; and

     - performed other studies and analyses and considered other factors as it deemed appropriate.

     In preparing its opinion, DBAB did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning FelCor and MeriStar, including any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB assumed and relied upon the accuracy and completeness of all of that information.

     DBAB did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the properties, assets or liabilities of FelCor or MeriStar. DBAB has assumed that the financial forecasts and projections, including the analyses and forecasts of some of the cost savings, operating efficiencies, revenue effects and financial synergies expected by FelCor and MeriStar to be achieved as a result of the merger and the partnership merger, made available to DBAB and used in its analysis have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FelCor. DBAB refers to these cost savings, operating efficiencies, revenue effects and financial synergies collectively as synergies. In rendering its opinion, DBAB expressed no view as to the reasonableness of those forecasts and projections or the assumptions on which they are based.

     The opinion of DBAB was based upon economic, market and other conditions as in effect on, and the information made available to DBAB as of, the date of its opinion. Although subsequent developments may affect its opinion, DBAB has assumed no obligation to update, revise or reaffirm it.

     In rendering its opinion, DBAB assumed that, in all respects material to its analysis,

     - the representations and warranties of FelCor, MeriStar, FelCor Partnership and MeriStar Partnership contained in the merger agreement are true and correct;

     - FelCor, MeriStar, FelCor Partnership and MeriStar Partnership will each perform all of the covenants and agreements to be performed by them under the merger agreement;

     - all conditions to the obligations of each of FelCor, MeriStar, FelCor Partnership and MeriStar Partnership to complete the merger and the partnership merger will be satisfied without any waiver of them;

     - all material governmental, regulatory or other approvals and consents required in connection with the completion of the merger and the partnership merger will be obtained; and

     - in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments modifications or waivers to any agreements, instruments or orders to which either FelCor or MeriStar is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on FelCor or MeriStar or materially reduce the contemplated benefits of the merger and the partnership merger to FelCor.

     Below is a summary of the material financial analyses performed by DBAB in connection with its opinion and reviewed with FelCor's board of directors at its meeting on May 9, 2001. These summaries of financial analyses include information presented in a tabular format. In order to understand fully the financial analyses used by DBAB, the tables must be read with the text of each summary, because the tables alone are not a complete description of the financial analyses.

     Analysis of Selected Publicly Traded Companies. DBAB compared some of the financial information and commonly used valuation measurements for MeriStar to corresponding information and measurements for a group of four publicly traded lodging REITs that DBAB deemed to be comparable to the business of MeriStar. DBAB refers to these REITs, which are listed below, as the selected companies.

     - FelCor Lodging Trust Incorporated

     - Host Marriott Corporation

     - Hospitality Properties Trust

     - LaSalle Hotel Properties

     DBAB compared, among other things, the ratios of:

     - enterprise value to earnings before interest, income tax, depreciation and amortization, or EBITDA; and

     - price per share to funds from operations per share.

     Enterprise value is common equity market value, assuming the conversion of all limited partnership units convertible into common stock, adjusted by adding the amount of any debt, preferred units, preferred stock, minority interest and option proceeds, assuming exercise, and subtracting the amount of any cash and cash equivalents, as most recently reported.

     DBAB calculated the ratio of enterprise value to EBITDA based on EBITDA for the last twelve-month period for which financial data for the relevant company has been reported, referred to as the LTM period, and projected EBITDA for the 2001 fiscal year. DBAB calculated the ratio of price per share to funds from operations per share based on projected funds from operations for the 2001 and 2002 fiscal years.

     To calculate the trading multiples, DBAB used, for the selected companies, publicly available historical financial information concerning historical financial performance and funds from operations per share estimates reported by First Call, and, for MeriStar, historical financial information and projections provided by MeriStar's management. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

                                                                      PRICE PER SHARE/FUNDS
                                                                         FROM OPERATIONS
                                       ENTERPRISE VALUE/EBITDA              PER SHARE
                                       -----------------------     ---------------------------
                                                      2001            2001            2002
                                         LTM       (ESTIMATED)     (ESTIMATED)     (ESTIMATED)
                                       -------     -----------     -----------     -----------
Mean:................................      8.2x          7.9x            6.0x            5.7x
Median:..............................      8.2           7.8             6.2             5.9
Range:...............................  8.0-8.4       7.7-8.2         5.0-6.5         4.8-6.2

     DBAB observed that the implied value for MeriStar's common stock based upon the mean and median for these multiples of the selected companies ranged from $20.25 to $24.85 per share and compared that range of values with the purchase price implied in the merger of $22.09. In calculating the implied purchase price for MeriStar common stock, DBAB assumed a FelCor share price of $22.31 per share, based on the May 4, 2001 closing price.

     None of the selected companies is identical to MeriStar. Accordingly, DBAB believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DBAB's opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

     Premiums Analysis. DBAB reviewed the financial terms, to the extent publicly available, of 32 proposed, pending or completed merger and acquisition transactions since January 1, 1998 involving REITs in various sectors within the REIT industry. These transactions are referred to as the selected transactions.

     The transactions reviewed were:

ANNOUNCEMENT DATE                    TARGET                            ACQUIROR
-----------------                    ------                            --------
01/14/1998...........  Price REIT Inc.                      Kimco Realty Corp.
02/25/1998...........  FAC Realty Trust Inc.                Prometheus Southeast Retail
03/09/1998...........  Avalon Properties Inc.               Bay Apartment Communities Inc.
03/16/1998...........  American General Hospitality         CapStar Hotel Co.
04/02/1998...........  Security Capital Atlantic Inc.       Security Capital Pacific Trust
05/14/1998...........  New Plan Realty Trust                Excel Realty Trust Inc.
05/29/1998...........  Mid-America Realty Investments       Bradley Real Estate Inc.
06/08/1998...........  Capstone Capital Corp.               Healthcare Realty Trust Inc.
07/08/1998...........  Merry Land & Investment Co. Inc.     Equity Residential Pptys.
                                                            Trust
08/05/1998...........  Storage Trust Realty                 Public Storage Inc.
11/17/1998...........  Meridian Industrial Trust Inc.       ProLogis Trust
12/02/1998...........  Irvine Apartment Communities         Irvine Co.
12/09/1998...........  Tower Realty Trust Inc.              Investor Group
03/01/1999...........  Weeks Corp.                          Duke Realty Investments Inc.
04/05/1999...........  Sunstone Hotel Investors Inc.        Investor Group
04/14/1999...........  Berkshire Realty Co. Inc.            Aptco LLC
05/13/1999...........  Imperial Credit Commercial Mortgage  Imperial Credit Industries
                                                            Inc.
06/16/1999...........  TriNet Corporate Realty Trust        Starwood Financial Trust
07/01/1999...........  Lexford Residential Trust            Equity Residential Pptys.
                                                            Trust
08/03/1999...........  American Health Properties Inc.      Health Care Property Investors
09/24/1999...........  Walden Residential Properties        Olympus Real Estate Corp.
12/13/1999...........  Kranzco Realty Trust                 CV Reit Inc.
02/11/2000...........  Cornerstone Properties Inc.          Equity Office Properties Trust
05/15/2000...........  Bradley Real Estate Inc.             Heritage Property Invest.
                                                            Trust
07/17/2000...........  Grove Property Trust                 Equity Residential Pptys.
                                                            Trust
08/22/2000...........  Western Properties Trust             Pan Pacific Retail Properties

ANNOUNCEMENT DATE                    TARGET                            ACQUIROR
-----------------                    ------                            --------
09/26/2000...........  Urban Shopping Centers Inc.          Rodamco North America NV
11/02/2000...........  American Industrial Properties       Developers Diversified Realty
02/15/2001...........  Westfield America Inc.               Westfield America Trust
02/23/2001...........  Spieker Properties Trust             Equity Office Properties Trust
04/02/2001...........  Franchise Finance                    GE Capital Corp.
05/03/2001...........  Charles E. Smith Residential         Archstone Communities Trust

     DBAB calculated for each of the selected transactions the premium or discount to the acquired company's per share market price one day prior to the announcement of the transaction, seven days prior to the announcement of the transaction and thirty days prior to the announcement of the transaction, in each case represented by the acquisition price in the transaction. The following table summarizes the results of this analysis.

                                              1 DAY PRIOR    7 DAYS PRIOR   30 DAYS PRIOR
                                             -------------   ------------   -------------
Mean:......................................           12.7%          15.8%           14.6%
Median:....................................           11.7           14.3            14.3
Range:.....................................  (12.6) - 41.5   (3.4) - 42.8   (12.9) - 41.3

     DBAB then calculated the implied value of MeriStar's common stock by applying the range of premiums paid in the selected transactions to the closing market prices of MeriStar's common stock one day, seven days and thirty days prior to May 9, 2001. DBAB observed that the implied value for MeriStar's common stock based upon the mean and median of premiums of the selected transactions ranged from $22.43 to $24.24 per share, based upon MeriStar's common stock prior to May 9, 2001, and compared that range of values to the purchase price implied in the merger of $22.09.

     All premiums for the selected transactions were based on public information available at the time of announcement of that transaction, without taking into account differing market and other conditions during the three-year period during which the selected transactions occurred.

     DBAB noted that none of the selected transactions was identical to the merger. Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between MeriStar's operations and financial conditions and those of the companies involved in the selected transactions, DBAB believes that a comparable transaction analysis is not simply mathematical in nature. Rather, this analysis involves complex considerations and qualitative judgments, reflected in DBAB's opinion, concerning differences between the characteristics of these prior transactions and the merger that could affect the value of the subject companies and businesses and MeriStar.

     Discounted Cash Flow Analysis. DBAB performed a discounted cash flow analysis of MeriStar. DBAB calculated the discounted cash flow value as the sum of the net present values of the estimated future cash flow that MeriStar will generate for the years 2001 through 2005 plus MeriStar's value at the end of that period, which is referred to as its terminal value. The estimated future cash flows for the year 2001 are based on the financial projections for MeriStar for the year 2001 that were prepared by MeriStar's management and revised by FelCor's management. The estimated cash flows for the years 2002 through 2005 are based on the financial projections for those years, which are in turn based upon growth rates provided by FelCor. The terminal values were calculated based on projected EBITDA for 2005 and a range of multiples of enterprise value to EBITDA ranging from 7.0x to 8.0x, based on the EBITDA multiples on DBAB's review of the trading characteristics of the selected companies. DBAB used discount rates ranging from 8.0% to 9.0%. DBAB used these discount rates based on its analysis and judgment of the estimated weighted average cost of MeriStar's capital.

     DBAB observed that the implied value of MeriStar's common stock based upon the discounted cash flow analysis ranged from $28.21 to $35.30 per share, and compared that range of values to the purchase price implied in the merger of $22.09.

     Pro Forma Funds From Operations and Credit Impact Analysis. DBAB analyzed some pro forma effects of the merger. Based on its analysis, DBAB computed the resulting dilution or accretion to the combined company's funds from operations per share for the 2002 and 2003 fiscal years, based on projections of funds from operations provided by FelCor's management for FelCor and by MeriStar's management as revised by FelCor's management for MeriStar, after taking into account any potential cost savings and other synergies identified by FelCor's management that MeriStar and FelCor could achieve if the merger was completed and before non-recurring costs relating to the merger. This analysis assumed a transaction closing date of September 1, 2001. DBAB noted that after taking into account the potential cost savings and other synergies and before those non-recurring costs, the merger would be 4.4% and 4.5% accretive to the combined company's funds from operations for the 2002 and 2003 fiscal years, respectively.

     DBAB also considered the pro forma impact of the merger on some of FelCor's leverage ratios. DBAB noted that while the ratios of total debt to EBITDA, total debt to market capitalization, and total debt to gross investment in hotels, in each case for the 2000 fiscal year, would be higher on a pro forma basis for the combined company than for FelCor standing alone, those ratios are projected to improve by 2002 or 2003, based on financial projections prepared by FelCor's management for FelCor and by MeriStar's management as revised by FelCor's management for MeriStar. DBAB also noted that the fixed charge coverage ratio would be 2.4x for the 2000 fiscal year on a pro forma basis for the combined company as compared to 2.3x for FelCor standing alone, and that the ratio is projected to improve through 2003.

     Pro Forma Discounted Cash Flow Analysis. DBAB performed a discounted cash flow analysis for both the combined company on a pro forma basis and FelCor on a stand-alone basis. The analysis for the combined company was prepared by combining stand-alone projections for FelCor that were prepared by FelCor's management and projections for MeriStar that were prepared by MeriStar's management and revised by FelCor's management. DBAB then applied the same procedures described above under the caption "Discounted Cash Flow Analysis" and applied the same enterprise value to EBITDA multiples, ranging from 7.0x to 8.0x, to the projected EBITDA for 2005. DBAB used discount rates ranging from 8.0% to 9.0% for the combined company on a pro forma basis and 8.5% to 9.5% for FelCor on a stand-alone basis. DBAB used discount rates based on its analysis and judgment of the weighted average costs of capital for FelCor on a stand-alone basis and for the combined company on a pro forma basis, respectively. For purposes of the analysis of the combined company, DBAB included estimates of potential cost savings, as provided by FelCor's management, and of transaction expenses. The analysis indicated that the equity value of the combined company was between 3.2% and 4.7% higher than the equity value of FelCor on a stand-alone basis.

     General. The preceding summary describes all analyses and factors that DBAB deemed material in its presentation to FelCor's board of directors and in preparing its opinion but is not a comprehensive description of all analyses performed and factors considered by DBAB in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. DBAB believes that its analyses must be considered as a whole and that considering any portion of these analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, DBAB did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinions, DBAB used a variety of generally accepted valuation methods. The analyses were prepared solely for the purposes of enabling DBAB to provide its opinion to FelCor's board of directors as to the fairness to FelCor of the merger consideration payable to the holders of MeriStar's common stock and do not purport to be appraisals of or necessarily to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DBAB made, and was provided by FelCor's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond FelCor's and MeriStar's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of FelCor, MeriStar or their respective advisors, none of FelCor, DBAB nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The terms of the merger were determined through negotiations between FelCor and MeriStar and were approved by FelCor's board of directors. Although DBAB provided advice to FelCor during the course of these negotiations, the decision to enter into the merger was solely that of FelCor's board of directors. As described above, DBAB's opinion and presentation to FelCor's board of directors were only one of a number of factors taken into consideration by FelCor's board of directors in making its determination to approve the merger. DBAB's opinion was provided to FelCor's board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of FelCor's common stock or MeriStar's common stock as to how to vote with respect to the merger.

     DBAB is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. DBAB is an affiliate of Deutsche Bank AG, and DBAB, Deutsche Bank AG and its affiliates are collectively referred to as the DB Group. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking, including extension of credit, and other financial services to FelCor and MeriStar or their affiliates for which they may have received compensation. In addition, one or more members of the DB Group have agreed to provide financing to FelCor in connection with the merger. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of FelCor and MeriStar for their own account or the account of their customers, and, accordingly, may at any time hold a long or short position in those securities, instruments and obligations.

     Fee Arrangements with DBAB. FelCor selected DBAB as financial advisor in connection with the merger based on DBAB's qualifications, expertise, reputation and experience in mergers and acquisitions. FelCor retained DBAB in an engagement letter dated as of March 15, 2001. As compensation for DBAB's services in connection with the merger, FelCor has paid DBAB a cash fee of $1.25 million and has agreed to pay an additional cash fee of $3.75 million if the merger is completed. Regardless of whether the merger is completed, FelCor has agreed to reimburse DBAB for reasonable fees and disbursements of DBAB's counsel and DBAB's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of DBAB's engagement under the engagement letter. DBAB has agreed to notify FelCor when those expenses exceed $50,000. FelCor has also agreed to indemnify DBAB and related persons to the full extent lawful against some liabilities, including some liabilities under the federal securities laws arising out of its engagement or the merger.

  Opinion of JPMorgan

     Under an engagement letter effective as of March 15, 2001, FelCor engaged JPMorgan to act as its financial advisor in the merger. FelCor requested JPMorgan, in its role as a financial advisor, to evaluate the fairness to FelCor, from a financial point of view, of the consideration to be paid by FelCor to MeriStar stockholders in the merger. On May 9, 2001, JPMorgan delivered its oral opinion, subsequently confirmed in writing as of the same date, to the FelCor board of directors stating that, as of that date and based upon and subject to qualifications discussed in the opinion, the consideration paid by FelCor in the merger was fair, from a financial point of view, to FelCor.

     The JPMorgan opinion, the summary of the JPMorgan opinion and the procedures and analyses described below are based on the consideration of 0.784 of a share of FelCor common stock and $4.60 in cash for each share of MeriStar common stock outstanding on the date of the JPMorgan opinion.

     The full text of the JPMorgan fairness opinion, which discusses the assumptions made, factors considered and limitations upon the review undertaken by JPMorgan in rendering its opinion, is included in this joint proxy statement/prospectus as Appendix C. JPMorgan's written opinion was addressed to the FelCor board of directors and was directed only to the fairness to FelCor, from a financial point of view, of the consideration paid in the merger. The opinion does not constitute a recommendation to any FelCor stockholder as to how that stockholder should vote on the merger or any other matter. The following summary of the material provisions of the JPMorgan fairness opinion is qualified by reference to the opinion. FelCor stockholders are urged to read this opinion in its entirety.

     In arriving at its opinion, JPMorgan, among other things:

     - reviewed a draft of the merger agreement dated May 9, 2001;

     - reviewed publicly available business and financial information concerning FelCor and MeriStar and the industries in which they operate;

     - reviewed internal, non-public financial analyses and forecasts provided to JPMorgan by the management of FelCor and MeriStar relating to their respective businesses, including information regarding the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger;

     - compared the proposed financial terms of the merger with the publicly available financial terms of other transactions involving companies JPMorgan deemed relevant and the consideration received for those companies;

     - compared the financial and operating performance of FelCor and MeriStar with publicly available information concerning other companies JPMorgan deemed relevant;

     - reviewed the current and historical market prices of FelCor common stock and MeriStar common stock and publicly traded securities of other companies; and

     - performed and reviewed other financial studies and analyses and considered other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with some members of the management of FelCor and MeriStar with respect to some aspects of the merger. JPMorgan discussed with FelCor the past and current business operations of FelCor and MeriStar, the financial condition and future prospects and operations of FelCor and MeriStar, the effects of the merger on the financial condition and future prospects of FelCor and other matters believed necessary or appropriate to JPMorgan's inquiry.

     In rendering its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by FelCor and MeriStar or otherwise reviewed by it, and JPMorgan did not assume any responsibility or liability for any of the information. JPMorgan did not conduct a physical inspection of any of the properties, assets or liabilities of FelCor or MeriStar and did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to it. In relying on financial analyses and forecasts provided to it, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of FelCor and MeriStar to which the analyses or forecasts relate. JPMorgan also assumed that:

     - the merger will have the tax consequences described in discussions with, and materials furnished to it by, the representatives of FelCor;

     - the other transactions contemplated by the merger agreement will be completed as described in the merger agreement;

     - the definitive merger agreement would not differ in any material respects from the draft merger agreement dated May 9, 2001 furnished to it; and

     - all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on FelCor or MeriStar or on the contemplated benefits of the merger.

     The projections furnished to JPMorgan for FelCor and MeriStar were prepared by the managements of FelCor and MeriStar. FelCor and MeriStar do not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the consideration paid in the merger. Those projections were not prepared with a view toward public disclosure. Accordingly, actual results could vary significantly from those set forth in the projections.

     JPMorgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect the opinion, and JPMorgan does not have any obligation to update, revise or reaffirm the opinion. JPMorgan's opinion was limited to the fairness, from a financial point of view, of the consideration to be paid by FelCor in the merger. JPMorgan expressed no opinion as to the underlying decision of FelCor to engage in the merger or the price at which FelCor common stock will trade at any future time.

     In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with delivering its opinion. Some of the analyses include information presented in a tabular format. To fully understand the financial analyses used by JPMorgan, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical Stock Performance. JPMorgan reviewed the trading price of the shares of MeriStar common stock. This stock performance review indicated that for the period from May 4, 2000 to May 4, 2001 the high and low closing prices for shares of MeriStar common stock were $18.38 and $22.81, respectively, as compared to the implied offer price of $22.09, which is based on the May 4, 2001 closing share prices for FelCor and MeriStar.

     Historical Exchange Ratio Analysis. JPMorgan reviewed the per share daily closing market price movements of FelCor common stock and MeriStar common stock for the one-year period ending May 4, 2001. JPMorgan then calculated the implied historical exchange ratios during this period by dividing the daily closing prices per share of MeriStar common stock by those of FelCor common stock and the average of those historical trading ratios for the 30-day, 90-day and 1-year periods ending May 4, 2001. The analysis resulted in the following average historical trading ratios for the periods indicated, rounded to the nearest hundredth.

PERIOD                                                         MEAN
------                                                         -----
May 4, 2001.................................................   0.96x
30-day......................................................   0.91x
90-day......................................................   0.88x
1-year......................................................   0.91x

The highest historical exchange ratio on any single day during the 1-year period was approximately 1.09x, and the lowest historical exchange ratio on any single day during this period was approximately 0.80x. Using the high and low exchange ratios, JPMorgan derived equity values per share of $17.83 to $24.42, as compared to the implied offer price of $22.09.

     Public Comparable Companies Analysis. Using publicly available information, JPMorgan compared financial and operating information and ratios for MeriStar with corresponding financial and operating information and ratios for nine comparable hotel REITs which are referred to as comparable companies.

The comparable companies include all hotel REITs with total market capitalization greater than $300 million listed below:

     - Boykin Lodging Company;

     - Equity Inns Inc.;

     - FelCor Lodging Trust Incorporated;

     - Hospitality Properties Trust;

     - Host Marriott Corporation;

     - Innkeepers USA Trust;

     - LaSalle Hotel Properties;

     - RFS Hotel Investors Inc.; and

     - Winston Hotels Inc.

     JPMorgan's analysis included a review of the following:

     - equity market value, assuming the conversion of all of the operating partnership's units;

     - enterprise value, calculated by adding equity market value and total debt, preferred units and preferred stock, and then subtracting cash;

     - ratios of price per share to funds from operations per share; and

     - ratios of enterprise value to earnings before interest expense, depreciation and amortization, or EBITDA.

     The analysis indicated that:

     - the ratio of the per share market price of the comparable companies as of May 4, 2001 to mean projected 2001 funds from operations per share, reported by First Call, ranged from 4.7x to 6.5x, with a mean of 5.7x and a median of 5.6x, compared to the implied transaction multiple of 5.3x for MeriStar. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. JPMorgan then removed the high and low values, creating an adjusted high and low of 6.3x and 5.0x. JPMorgan then multiplied the adjusted high and low by MeriStar management's projected 2001 funds from operations per share, which yielded an implied valuation range of $20.85 to $26.27 per share, as compared to the implied offer price of $22.09.

     - the ratio of enterprise value to projected 2001 EBITDA, reported by various equity research reports published in the first quarter of 2001, ranged from 6.8x to 8.5x for calendar year 2001, with a mean of 7.8x and a median of 7.9x, compared to the implied transaction multiple of 7.9x for MeriStar. EBITDA projections for Boykin Lodging Company, RFS Hotel Investors and Winston Hotels Inc. were unavailable. Consequently, these companies were excluded from this particular analysis. JPMorgan removed the high and low values of the range, creating an adjusted high and low of 8.3x and 7.3x. JPMorgan then multiplied the adjusted high and low by MeriStar management's projected 2001 EBITDA. After subtracting net debt, JPMorgan calculated a valuation range of $18.20 to $25.17 per share, as compared to the implied offer price of $22.09.

     Precedent Transaction Multiples Analysis. JPMorgan reviewed publicly available information, particularly purchase price and transaction value multiples, regarding nine selected business combinations in the lodging industry announced since January 1999 which were deemed relevant by JPMorgan. These transactions are referred to as the comparable transactions. These comparable transactions and the month in which each transaction was announced are as follows:

     - Nova Finance Company LLC acquisition of Sunburst Hospitality Corporation (September 2000);

     - Security Capital Group, Inc. acquisition of Homestead Village, Inc. (May
       2000);

     - NH Hotels SA acquisition of Grand Hotel Krasnapolsky NV (April 2000);

     - Hilton Hotels Corp. acquisition of Promus Hotel Corp. (September 1999);

     - Accor SA acquisition of Red Roof Inns, Inc. (July 1999);

     - Humphrey Hospitality Trust, Inc. acquisition of Supertel Hospitality, Inc. (June 1999);

     - SHP Acquisition, LLC acquisition of Sunstone Hotel Investors, Inc. (April
       1999);

     - W-Westmont Corp. acquisition of Unihost Corp. (March 1999); and

     - Ladbroke Group Plc acquisition of Stakis Plc (February 1999).

The analysis indicated that the implied transaction values as a multiple of projected 12-month forward EBITDA for the comparable transactions ranged from approximately 6.4x to 10.2x, with a mean of 8.2x and a median of 8.1x, compared to a multiple of approximately 7.9x implied by the merger. A range of 7.5x to 8.5x was derived by JPMorgan to approximate the range of transaction value multiples during 1999 and 2000. From this range, a valuation range of $19.61 to $26.63 per share was derived, as compared to the implied offer price of $22.09.

     Precedent Transaction Premiums Paid Analysis. JPMorgan reviewed publicly available information regarding 27 selected business combinations in the real estate and lodging industries above a minimum transaction value of $1 billion, announced between January 1996 and February 2001, and deemed relevant by JPMorgan. These transactions and the month in which each transaction was announced were as follows:

     - Equity Office Properties Trust acquisition of Spieker Properties, Inc. (February 2001);

     - Security Capital Group, Inc. acquisition of Security Capital U.S. Realty (September 2000);

     - Rodamco North America NV acquisition of Urban Shopping Centers, Inc. (September 2000);

     - Mack-Cali Realty Corp. acquisition of Prentiss Properties Trust (June
       2000);

     - Heritage Property Investment Trust, Inc. acquisition of Bradley Real Estate, Inc. (May 2000);

     - Equity Office Properties Trust acquisition of Cornerstone Properties, Inc. (February 2000);

     - Olympus Real Estate Corp. acquisition of Walden Residential Properties, Inc. (September 1999);

     - Hilton Hotels Corp. acquisition of Promus Hotel Corp. (September 1999);

     - Accor SA acquisition of Red Roof Inns, Inc. (July 1999);

     - Berkshire Realty Holdings, L.P. acquisition of Berkshire Realty Co., Inc. (March 1999);

     - Duke Realty Investments, Inc. acquisition of Weeks Realty Corporation (February 1999);

     - TIC Acquisition LLC acquisition of Irvine Apartment Communities, Inc. (December 1998);

     - ProLogis Trust acquisition of Meridian Industrial Trust (November 1998);

     - Equity Residential Properties Trust acquisition of Merry Land & Investment Co., Inc. (July 1998);

     - New Plan Realty Trust acquisition of Excel Realty Trust, Inc. (May 1998);

     - CCA Prison Realty Trust acquisition of Corrections Corporation of America (April 1998);

     - Security Capital Pacific Trust acquisition of Security Capital Atlantic (April 1998);

     - FelCor Lodging Trust Incorporated acquisition of Bristol Hotel Company (March 1998);

     - CapStar Hotel Co. acquisition of American General Hospitality Corp. (March 1998);

     - Bay Apartment Communities, Inc. acquisition of Avalon Properties, Inc. (March 1998);

     - Meditrust Corp acquisition of La Quinta Inns, Inc. (January 1998);

     - Patriot American Hospitality, Inc. acquisition of Interstate Hotels Corp. (December 1997);

     - Starwood Hotels & Resorts acquisition of ITT Corp. (October 1997);

     - Equity Office Properties Trust acquisition of Beacon Properties Corp. (September 1997);

     - Equity Residential Properties Trust acquisition of Wellsford Residential Property Trust (January 1997);

     - Horsham Corporation acquisition of Trizec Corporation, Ltd.(September
       1996); and

     - Simon Property Group, Inc. acquisition of DeBartolo Realty Corp. (March
       1996).

The analysis indicated that:

     - offer prices as a percentage premium to the closing prices of the target companies' stock the day prior to the announcement of the transactions ranged from approximately -2% to 40%, with a mean and median of approximately 14%, compared to an approximate 3% premium for the merger price to the closing price per share of MeriStar common stock on May 4, 2001.

     - the percentage premium to the average closing prices of the target companies' stock the week prior to the announcement of the transaction ranged from approximately -6% to 43%, with a mean and median of approximately 16%, compared to an approximately 5% premium for the MeriStar merger price to the average closing price per share of MeriStar common stock for the week ending on May 4, 2001.

     - the percentage premium to the average closing prices of the target companies' stock the month prior to the announcement of the transaction ranged from approximately -8% to 52%, with a mean of approximately 19% and a median of approximately 18%, compared to an approximately 11% premium for the MeriStar merger price to the average closing price per share of FelCor common stock for the month ending on May 4, 2001.

     From this range of mean and median transaction premiums, JPMorgan derived a transaction premium range of 10% to 20%, which when applied to the May 4, 2001 closing MeriStar share price of $21.50, gives a valuation per share of $23.65 to $25.80, as compared to the implied offer price of $22.09.

     Net Asset Value Analysis. JPMorgan performed a net asset value analysis for MeriStar using financial forecasts for MeriStar based on management projections. JPMorgan calculated a net asset value for MeriStar assuming 2001 property-level net operating income capitalization rates ranging from 10.5% to 11.5%. After making necessary balance sheet adjustments, JPMorgan derived net asset value per share for MeriStar of $21.16 to $26.58 per share, as compared to the implied offer price of $22.09.

     Discounted Cash Flow Analysis. JPMorgan performed a discounted cash flow analysis for MeriStar using financial forecasts provided by MeriStar. JPMorgan calculated the net present values of 4.7 years of unlevered cash flows from May 2001 through December 2005 plus an estimated terminal value. The unlevered cash flows were discounted using a rate of 14.0%, which is JPMorgan's estimate of MeriStar's weighted average cost of capital. A range of terminal values for MeriStar was calculated by multiplying projected 2006 EBITDA by a range of enterprise value to EBITDA multiples of 7.5x to 8.5x. Based upon the assumptions set forth above, JPMorgan calculated a range of equity values of $22.48 to $26.89 per share, as compared to the implied offer price of $22.09.

     General. The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved. These values or results may be higher or lower than those indicated. JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     None of the public companies used in the public companies analysis described above is identical to FelCor or MeriStar. None of the precedent transactions used in the precedent transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical. Rather the analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

     As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to advise FelCor with respect to the merger and deliver an opinion to the FelCor board of directors with respect to the consideration per share paid in the merger on the basis of this experience and its familiarity with FelCor.

     In the past, JPMorgan and its affiliates have arranged and/or provided financing to FelCor, and they may be expected to continue to provide financing as well as financial advice in the future.

     In addition, in the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of FelCor or MeriStar for their own accounts or for the accounts of customers. Accordingly, they may at any time hold long or short positions in those securities.

     In connection with the merger and related financings, JPMorgan will receive estimated fees of approximately $5 million to $8 million.

MERISTAR'S REASONS FOR THE MERGER; RECOMMENDATION OF THE MERISTAR BOARD

     The board of directors of MeriStar has determined that the merger agreement and the transactions contemplated by it are advisable and in the best interests of MeriStar and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the board of directors of MeriStar unanimously recommends that the stockholders of MeriStar vote for the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

     In reaching the above determination, the MeriStar board gave significant consideration to a variety of factors, including those described below. In view of the wide variety of factors bearing on its decision, the MeriStar board did not consider it practicable to, nor did it attempt to, quantify or assign relative specific weight to the factors it considered in reaching its decision. In addition, individual directors may have given different weight to different factors. The MeriStar board received the advice of its senior management, as well as its legal and financial advisors, throughout its consideration of the merger agreement. The MeriStar board does not intend the following discussion of the information and factors to be exhaustive but believes the discussion includes the material factors it considered.

     In making its determination with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MeriStar board considered the entirety of the terms of the merger agreement, including the fixed exchange ratio, the cash consideration of $4.60 per share, the representations and warranties of the parties, the provisions relating to its ability to consider third party proposals, the ability for the parties to terminate the merger agreement if FelCor's stock price falls below a specified level, the termination fee provisions, the provisions relating to merger financing and the ability to terminate the merger agreement if economically prudent senior unsecured note financing were not available, the covenants of the parties pending the closing of the merger and the provisions relating to the treatment of MeriStar Partnership.

     In making its determination, the MeriStar board also considered the following positive factors, among others:

     - Strong Strategic Fit; Enhanced Visibility to Investors in the Hospitality REIT Sector. The MeriStar board noted that a significant portion of the merger consideration was payable in FelCor common stock, rather than cash, and that following the merger, MeriStar stockholders would own approximately 39.5% of the combined company. The MeriStar board believed that the combined company's diverse asset portfolio, expanded stockholder base and increased public float would make the combined company an attractive continuing vehicle for investors. Based on FelCor's closing stock price as of May 9, 2001 of $22.10 and MeriStar's closing stock price as of May 9, 2001 of $21.45, the combined company would have a post-merger equity market capitalization of approximately $2.2 billion, versus approximately $1.1 billion for MeriStar on a stand-alone basis. The total capitalization of the combined company would be $6.3 billion, versus $2.7 billion for MeriStar alone. The combined company would be the largest hospitality REIT in terms of number of hotels and number of rooms.

     - Significant Premium over Average Trading Price. The MeriStar board considered that the consideration to be paid to MeriStar stockholders in the merger represented, as of May 9, 2001, a 9% premium over MeriStar's average closing price over the 20 trading days prior to that date and a 17% premium over MeriStar's average closing price in the 20 trading days prior to April 16, 2001, the date of the first meeting of the MeriStar board relating to the merger.

     - Opportunity to Leverage Increased Scale and Purchasing Power. The MeriStar board considered that the merger would create the largest multi-branded, independent hotel portfolio in the United States. The combined company, on a pro forma basis after disposition of some non-strategic hotels, would have 283 hotels with approximately 75,000 rooms. The MeriStar board recognized that the increased scale of the combined company would likely enable it to exercise increased bargaining power in negotiations with suppliers of energy, capital equipment, labor and other products.

     - Enhanced Negotiating Leverage with Franchisors. The MeriStar board also recognized that the combined company would be one of the largest franchisees of several major brands, including Embassy Suites, Crowne Plaza, Holiday Inn, Doubletree, Hilton and Sheraton, giving the combined company enhanced leverage in negotiations with these brands.

     - Opportunity for Revenue Growth. The MeriStar board believed that the merger creates the opportunity for greater revenue growth than MeriStar was likely to experience on a stand-alone basis because of the larger pool of assets and the potential for revenue growth stemming from economies of scale.

     - Improved Access to Financing. The MeriStar board considered that the larger size of the combined company could result in easier access to additional financing.

     - Treatment of Employees. The MeriStar board considered the arrangements under the merger agreement relating to the treatment of MeriStar employees who do not continue as FelCor employees.

     - Potential Synergies and Cost Savings. The MeriStar board took into account that by consolidating corporate headquarters and administration, the combined company should realize annual savings in general and administrative expenses.

     - Relationship with MeriStar Hotels & Resorts. The MeriStar board considered that MeriStar Hotels & Resorts would continue as manager of 105 of the hotels of the combined company and that the "paper clip" arrangement between MeriStar and MeriStar Hotels & Resorts would no longer be in place. The MeriStar board also recognized that the intercompany agreement would continue in effect and considered the terms of the amended credit facility offered to MeriStar Hotels & Resorts.

     - Opinion of MeriStar's Financial Advisor. The MeriStar board also considered the opinion dated May 9, 2001 of Salomon Smith Barney, MeriStar's financial advisor, as to the fairness, from a financial point of view and as of that date, of the merger consideration to be received by the MeriStar common stockholders.

     In making its determination, the MeriStar board also considered the following potentially negative factors, among others:

     - Integration Issues. The MeriStar board noted the risks inherent in integrating two companies of the size of MeriStar and FelCor.

     - Increased Concentration in Some Markets. The MeriStar board realized that the combined company would have a larger presence in some markets than was desirable but also recognized that FelCor had in place plans to sell some non-strategic hotels in these markets in order to address this potential issue.

     - FelCor Management Issues. The MeriStar board considered the need for FelCor to expand the finance side of its management team but also took account of the fact that FelCor was in the process of a search for financial management personnel.

OPINION OF MERISTAR'S FINANCIAL ADVISOR

     MeriStar retained Salomon Smith Barney to act as its exclusive financial advisor in connection with the proposed merger and the other transactions contemplated by the merger agreement, referred to as the transaction. In connection with its engagement, MeriStar requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the merger consideration. On May 9, 2001, at a meeting of the MeriStar board held to evaluate the proposed transaction, Salomon Smith Barney delivered to the MeriStar board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 9, 2001, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the MeriStar common stockholders.

     In arriving at its opinion, Salomon Smith Barney:

     - reviewed the merger agreement;

     - held discussions with senior officers, directors and other representatives and advisors of MeriStar and with senior officers and other representatives and advisors of FelCor concerning the businesses, operations and prospects of MeriStar and FelCor;

     - examined publicly available business and financial information relating to MeriStar and FelCor;

     - examined financial forecasts and other information and data for MeriStar and FelCor which were provided to or otherwise discussed with Salomon Smith Barney by the managements of MeriStar and FelCor, including information relating to the potential strategic implications and operational benefits anticipated by the managements of MeriStar and FelCor to result from the transaction;

     - reviewed the financial terms of the transaction as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of MeriStar common stock and FelCor common stock, the historical and projected operating data of MeriStar and FelCor, and the financial condition and capitalization of MeriStar and FelCor;

     - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of MeriStar and FelCor; and

     - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to financial forecasts and other information and data, the managements of MeriStar and FelCor advised Salomon Smith Barney that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MeriStar and FelCor as to the future financial performance of MeriStar and FelCor and the potential strategic implications and operational benefits anticipated to result from the transaction.

     Salomon Smith Barney assumed, with MeriStar's consent, that the transaction would be completed in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. Salomon Smith Barney also assumed, with MeriStar's consent, that the merger will be treated as a reorganization for federal income tax purposes. Salomon Smith Barney further assumed, with MeriStar's consent, that MeriStar and FelCor were organized and have operated for federal income tax purposes in conformity with the requirements for qualification as a REIT, and that the transaction will not adversely affect the REIT status or operations of MeriStar or FelCor. Salomon Smith Barney did not express any opinion as to what the value of the FelCor common stock actually will be when issued in the transaction or the prices at which the FelCor common stock will trade or otherwise be transferable at any time. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of MeriStar or FelCor. Salomon Smith Barney did not make any physical inspection of the properties or assets of MeriStar or FelCor.

     In connection with its engagement, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of MeriStar. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for MeriStar or the effect of any other transaction in which MeriStar might engage. Salomon Smith Barney's opinion was necessarily based on information available to Salomon Smith Barney, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the transaction, which was determined through negotiations between MeriStar and FelCor. MeriStar imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED MAY 9, 2001, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX D AND IS INCORPORATED INTO THIS JOINT PROXY STATEMENT/ PROSPECTUS BY REFERENCE. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE MERISTAR BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED TRANSACTION.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of MeriStar and FelCor. No company or business used in those analyses as a comparison is identical to MeriStar, FelCor or the proposed transaction, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed.

     The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the MeriStar board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the MeriStar board of directors or management with respect to the merger consideration or the proposed transaction.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated May 9, 2001. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND SALOMON SMITH BARNEY'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF SALOMON SMITH BARNEY'S FINANCIAL ANALYSES.

  Selected Companies Analyses

     MeriStar. Using publicly available information, Salomon Smith Barney reviewed the market values and trading multiples of MeriStar and the following seven publicly traded companies in the lodging REIT industry:

     Primary Group Companies

     - Boykin Lodging Company

     - LaSalle Hotel Properties

     - Host Marriott Corporation

     Secondary Group Companies

     - Equity Inns, Inc.

     - Innkeepers USA Trust

     - RFS Hotel Investors, Inc.

     - Winston Hotels, Inc.

     For purposes of this analysis, Salomon Smith Barney focused on companies in the lodging REIT industry which operate upscale, full service hotels, as do MeriStar and FelCor. These companies are referred to above as primary group companies. All multiples were based on closing stock prices on May 7, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for MeriStar were based on internal estimates of the management of MeriStar.

     Salomon Smith Barney compared enterprise values as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the latest 12 months and estimated calendar years 2001 and 2002. Salomon Smith Barney also compared equity values as a multiple of funds from operations, or FFO, for the latest 12 months and estimated calendar years 2001 and 2002. Salomon Smith Barney then applied a range of selected multiples of latest 12 months and estimated calendar years 2001 and 2002 EBITDA and FFO derived from the primary group companies to corresponding financial data of MeriStar. This analysis indicated the following implied per share equity reference range for MeriStar, as compared to the implied value of the merger consideration based on the cash consideration and, in the case of the stock portion of the merger consideration, the exchange ratio and the closing price of FelCor common stock on May 7, 2001:

         IMPLIED PER SHARE             IMPLIED PER SHARE
EQUITY REFERENCE RANGE FOR MERISTAR   MERGER CONSIDERATION
-----------------------------------   --------------------

           $18.00-$24.00                 $21.97

     FelCor. Salomon Smith Barney also reviewed the market values and trading multiples of FelCor and the selected companies described above. For purposes of this analysis, Salomon Smith Barney focused on the primary group companies. All multiples were based on closing stock prices on May 7, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for FelCor were based on internal estimates of the management of FelCor.

     Salomon Smith Barney compared enterprise values as a multiple of EBITDA for the latest 12 months and estimated calendar years 2001 and 2002. Salomon Smith Barney also compared equity values as a multiple of FFO for the latest 12 months and estimated calendar years 2001 and 2002. Salomon Smith Barney then applied a range of selected multiples of latest 12 months and estimated calendar years 2001 and 2002 EBITDA and FFO derived from the primary group companies to corresponding financial data of FelCor. This analysis indicated the following implied per share equity reference range for FelCor, as compared to the closing price of FelCor common stock on May 7, 2001:

        IMPLIED PER SHARE            PER SHARE CLOSING PRICE
EQUITY REFERENCE RANGE FOR FELCOR    OF FELCOR COMMON STOCK
---------------------------------    -----------------------

          $19.00-$25.00                  $22.16

  Net Asset Valuation Analyses

     MeriStar. Salomon Smith Barney performed a net asset valuation analysis of MeriStar's assets based on internal estimates of MeriStar's management. The gross estimated value of MeriStar's assets was estimated by capitalizing MeriStar's calendar year 2000 net operating income utilizing capitalization rates of 10.00% to 11.75% depending on the type of assets analyzed. This analysis indicated the following implied per share equity reference range for MeriStar, as compared to the implied value of the merger consideration based on the cash consideration and, in the case of the stock portion of the merger consideration, the exchange ratio and the closing price of FelCor common stock on May 7, 2001:

         IMPLIED PER SHARE             IMPLIED PER SHARE
EQUITY REFERENCE RANGE FOR MERISTAR   MERGER CONSIDERATION
-----------------------------------   --------------------

           $21.00-$25.50                 $21.97

     FelCor. Salomon Smith Barney also performed a net asset valuation analysis of FelCor's assets based on internal estimates of FelCor's management. The gross estimated value of FelCor's assets was estimated by capitalizing FelCor's calendar year 2000 net operating income utilizing capitalization rates of 10.25% to 12.50% depending on the type of assets analyzed. This analysis indicated the following implied per share equity reference range for FelCor, as compared to the closing price of FelCor common stock on May 7, 2001:

        IMPLIED PER SHARE           PER SHARE CLOSING PRICE
EQUITY REFERENCE RANGE FOR FELCOR   OF FELCOR COMMON STOCK
---------------------------------   -----------------------

          $23.00-$27.50                 $22.16

  Premiums Paid Analysis

     Salomon Smith Barney reviewed the premiums paid in 23 selected transactions in which the target company was a lodging company or REIT. Salomon Smith Barney then applied a range of selected premiums derived from these transactions based on the closing stock prices of the target company one day, one week, one month and three months prior to public announcement of the transaction to the closing prices of MeriStar common stock over corresponding periods, as well as six months and 12 months, prior to May 7, 2001. This analysis resulted in the following implied per share equity reference range for MeriStar, as compared to the implied value of the merger consideration based on the cash consideration and, in the case of the stock portion of the merger consideration, the exchange ratio and the closing price of FelCor common stock on May 7, 2001:

         IMPLIED PER SHARE             IMPLIED PER SHARE
EQUITY REFERENCE RANGE FOR MERISTAR   MERGER CONSIDERATION
-----------------------------------   --------------------

           $20.50-$23.50                 $21.97

  Implied Merger Consideration Analysis

     Salomon Smith Barney computed an implied value of the merger consideration by applying the merger consideration to the results of the selected companies and net asset valuation analyses of FelCor described above. This analysis indicated the following range of implied values of the merger consideration, as compared to the implied value of the merger consideration based on the cash consideration and, in the case of the stock portion of the merger consideration, the exchange ratio and the closing price of FelCor common stock on May 7, 2001:

     IMPLIED PER SHARE MERGER
  CONSIDERATION BASED ON FELCOR
 SELECTED COMPANIES AND NET ASSET     IMPLIED PER SHARE
        VALUATION ANALYSES           MERGER CONSIDERATION
 --------------------------------    --------------------

          $19.50-$26.16                     $21.97

  Other Factors

     In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

     - historical trading prices and trading volumes for MeriStar common stock and FelCor common stock;

     - the relationship between movements in MeriStar common stock, movements in FelCor common stock, and movements in the common stock of selected lodging companies and REITs;

     - the potential impact on the merger consideration of varying trading prices of FelCor common stock;

     - selected analysts' reports on MeriStar and FelCor; and

     - a stockholder and cross-ownership stockholder profile of MeriStar and FelCor.

  Miscellaneous

     Under the terms of its engagement, MeriStar has agreed to pay Salomon Smith Barney for its financial advisory services an aggregate fee of $6.0 million upon completion of the transaction. MeriStar also has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of MeriStar and FelCor for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates in the past have provided, and are currently providing, services to MeriStar and its affiliates unrelated to the proposed transaction, for which services Salomon Smith Barney and its affiliates have received, and will receive, compensation. Salomon Smith Barney and its affiliates also in the past have provided services to FelCor unrelated to the proposed transaction, for which services Salomon Smith Barney and its affiliates have received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain other relationships with MeriStar, FelCor and their affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by MeriStar based on its experience, expertise and familiarity with MeriStar and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND PARTNERSHIP MERGER

  General

     In considering the recommendations of the respective boards of directors of FelCor and MeriStar, you should be aware that members of the boards and management of each of FelCor and MeriStar may have interests in the merger that are different from, or in addition to, your interests as a stockholder resulting in potential conflicts of interest. The boards of each company recognized these interests and determined that these interests neither supported nor detracted from the fairness of the merger.

  Interests of FelCor's Directors and Officers

     Some of FelCor's officers and directors have interests in the merger that are different from, or in addition to, your interests generally and that may create a potential conflict of interest.

     Richard O. Jacobson, a director of FelCor, Thomas J. Corcoran, Jr., President, Chief Executive Officer and a director of FelCor, and Thomas L. Wiese, a Vice President of FelCor, beneficially own, respectively, 36,537, 54,578 and 2,045 common units of limited partnership interest in MeriStar Partnership. As a result of the partnership merger, each of these units will be exchanged for $4.60 in cash and 0.784 of a common unit of limited partnership interest in FelCor Partnership.

  Interests of MeriStar's Directors and Officers

     Some of MeriStar's officers and directors and significant stockholders have interests in the merger that are different from, or in addition to, your interests generally and that may create a potential conflict of interest.

     Positions with FelCor after the Merger. Mr. Paul W. Whetsell, currently Chairman of the Board, director and Chief Executive Officer of MeriStar, along with Steven D. Jorns, currently Vice Chairman of the Board and a director, will become directors of FelCor as a result of the merger. Mr. Bruce G. Wiles, a director and the President and Chief Investment Officer of MeriStar and Mr. John Emery, a director and Chief Operating Officer of MeriStar, have been offered employment by FelCor.

     Severance Payments and Vesting of Stock Options. MeriStar has pre-existing employment agreements with Messrs. Whetsell, Jorns, Emery and Wiles, which entitle each to payments and other benefits in the event his or her employment is terminated.

     Under Mr. Whetsell's April 2000 employment agreement, if he is terminated by MeriStar without cause or voluntarily terminates his employment with good reason within 24 months following a change in control of MeriStar, he will receive a lump sum payment equal to 3.5 times the sum of his then annual base salary plus his bonus for the preceding year. In addition, under those circumstances, all of his unvested stock options and restricted stock awards will immediately vest and be exercisable for one year, and his health benefits under his employment agreement will continue for a period equal to two and a half years. In the event that any accelerated vesting of his rights with respect to stock options, restricted stock or any other payment, benefit or compensation results in the imposition of an excise tax payable by him under Section 4999 of the Internal Revenue Code, or any successor or other provision with respect to "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code, MeriStar will make a cash payment to Mr. Whetsell in an amount which, after paying all federal, state and local income and excise taxes for which he may be liable on account of this cash payment, will allow him to retain an amount equal to the excise tax. The merger is a change in control of MeriStar under Mr. Whetsell's employment agreement, and the severance payments under that agreement will become due, since Mr. Whetsell will not be employed by FelCor after the merger. Accordingly, FelCor expects to pay him a total of approximately $1,768,000 in severance after the merger. In addition, Mr. Whetsell owns 151,669 unvested shares of restricted stock, unvested options to purchase 284,580 shares of MeriStar common stock and 342,917 unvested profits-only units, all of which will vest as a result of the merger.

     Under Mr. Emery's April 2000 employment agreement, if he is terminated by MeriStar without cause or voluntarily terminates his employment with good reason within 24 months following a change in control of MeriStar, he will receive a lump sum payment equal to three times the sum of his then annual base salary plus his bonus for the preceding year. In addition, under those circumstances, all of his unvested stock options and restricted stock awards will immediately vest and be exercisable for one year, and his health benefits will continue for two years or until he receives successor health benefits from another employer. In the event that any accelerated vesting of his rights with respect to stock options, restricted stock or any other payment, benefit or compensation results in the imposition of an excise tax payable by him under Section 4999 of the Internal Revenue Code, or any successor or other provision with respect to "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code, MeriStar will make a cash payment to Mr. Emery in an amount which, after paying all federal, state and local income and excise taxes for which he may be liable on account of this cash payment, will allow him to retain an amount equal to the excise tax. The merger is a change in control of MeriStar under Mr. Emery's employment agreement, and the severance payments under that agreement will become due, since Mr. Emery will not be employed by FelCor after the merger. Accordingly, FelCor expects to pay him a total of approximately $1,683,000 in severance after the merger. In addition, Mr. Emery owns 78,436 unvested shares of restricted stock, unvested options to purchase 156,978 shares of MeriStar common stock and 221,459 unvested profits-only units, all of which will vest as a result of the merger.

     The terms of Mr. Jorns' June 1998 employment agreement are substantially similar to those of Mr. Emery's agreement, except that Mr. Jorns does not have the right to receive payment for any excise taxes due on account of any "excess parachute payments," and his unvested profits-only units will not vest as a result of the merger. Mr. Jorns will not be employed by FelCor after the merger, so FelCor expects to pay him a total of approximately $405,000 in severance after the merger. In addition, Mr. Jorns owns unvested options to purchase 8,333 shares of MeriStar common stock, all of which will vest as a result of the merger.

     Under Mr. Wiles' August 1998 employment agreement, if he is terminated by MeriStar without cause or voluntarily terminates his employment with good reason within 18 months following a change in control of MeriStar he will receive his current annual base salary, payable on his regular payroll dates, for a period of one year, plus his bonus for the preceding year, plus a lump sum equal to the sum of his then annual base salary and his bonus for the preceding year. In addition, all of his unrestricted stock options and restricted stock awards will immediately vest and be exercisable for one year, and his benefits will continue for one year or until he receives successor health benefits from another employer. The merger is a change in control of MeriStar under Mr. Wiles' employment agreement. If Mr. Wiles does not accept employment with FelCor, FelCor expects to pay him a total of approximately $1,226,000 in severance after the merger. In addition, Mr. Wiles owns 50,667 unvested shares of restricted stock and unvested options to purchase 116,666 shares of MeriStar common stock, all of which will vest as a result of the merger. Mr. Wiles will not receive the severance payments and will be required to waive the accelerated vesting of these shares and options if he accepts employment with FelCor.

     Other officers of MeriStar will be eligible for severance payments upon the closing of the merger if they perform their duties in good faith through the closing date and are not employed by FelCor or MeriStar Hotels & Resorts with substantially similar duties and compensation.

     In addition, under the terms of MeriStar's incentive plan and non-employee directors' incentive plan, the merger will cause all of the options and restricted stock issued under those plans to vest. All options will be assumed by FelCor and continue as options to purchase FelCor common stock. The number of shares of FelCor common stock for which each option may be exercised will equal the number of MeriStar common shares purchasable under the option before the merger multiplied by 0.784. The exercise price per share of each option will be reduced to an amount equal to the exercise price prior to the merger less $4.60, divided by 0.784. Any MeriStar employee who is employed by FelCor after the closing of the merger will be required to waive change-of-control vesting of his or her options.

     Indemnification. FelCor has agreed, from and after the effective time of the merger, to indemnify the present and former directors and officers of MeriStar for actions on or prior to the effective time of the merger and has agreed to maintain directors' and officers' liability insurance for these individuals in place for six years following completion of the merger. For further details regarding these arrangements, see "The Merger
Agreement -- Indemnification and Insurance."

REGULATORY APPROVALS

     No material federal or state regulatory requirements must be complied with or approvals must be obtained by FelCor, FelCor Partnership, MeriStar or MeriStar Partnership in connection with either the merger or the partnership merger.

ACCOUNTING TREATMENT

     FelCor will treat the merger as a purchase of MeriStar for financial accounting purposes. This means that FelCor will record the assets acquired and the liabilities assumed at their estimated fair values at the time the merger is completed.

RESTRICTIONS ON RESALES BY AFFILIATES

     The FelCor common stock to be issued to MeriStar stockholders in the merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of MeriStar within the meaning of Rule 145 under the Securities Act or who will become an "affiliate" of FelCor within the meaning of Rule 144 under the Securities Act after the merger. Shares of FelCor common stock received by persons who are deemed to be MeriStar affiliates or who become FelCor affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of MeriStar generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with MeriStar and may include officers, directors and principal stockholders of MeriStar. All MeriStar stockholders who may be deemed to be affiliates of MeriStar will be so advised before the completion of the merger.

     Under the merger agreement, MeriStar will use best efforts to obtain an affiliate agreement from each affiliate of MeriStar before the completion of the merger by which each MeriStar affiliate will agree not to sell, transfer, pledge or otherwise dispose of any of the FelCor common stock received in the merger except under an effective registration statement or exemption from registration under the Securities Act or in compliance with Rule 145. Rule 145 requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act.

     Under the affiliate agreements, FelCor has the right to place legends on the certificates evidencing FelCor common stock issued to MeriStar affiliates in the merger summarizing the foregoing restrictions until a sale, transfer, pledge or other disposition of the FelCor common stock represented by these certificates has been registered under the Securities Act or is made in compliance with Rule 145 under the Securities Act.

     Persons who are not affiliates of MeriStar generally may sell their FelCor common stock without restrictions.

NO APPRAISAL RIGHTS

     MeriStar and FelCor are organized under Maryland law. Under the Maryland General Corporation Law, MeriStar common stockholders and FelCor common stockholders have no rights to dissent and receive the appraised value of their shares in the merger.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Agreement and Plan of Merger among FelCor, FelCor Partnership, MeriStar and MeriStar Partnership, dated May 9, 2001. A copy of the merger agreement is attached as Appendix A and is incorporated into this joint proxy statement/prospectus by reference. You should read the merger agreement carefully and in its entirety for a more complete understanding of its terms.

GENERAL

     The merger agreement provides that MeriStar will merge with and into FelCor, with FelCor being the surviving corporation. The merger between FelCor and MeriStar is subject to the receipt of the requisite approvals of the FelCor stockholders and the MeriStar stockholders and the satisfaction or waiver of the other conditions to the merger. The surviving corporation will continue to be organized under the laws of the State of Maryland and will continue to do business under the name "FelCor Lodging Trust Incorporated." FelCor's charter and bylaws as currently in effect will be those of the surviving corporation.

     The merger between FelCor and MeriStar will be effective at 9:00 a.m., eastern standard time, on the business day immediately after the closing, or the time the State Department of Assessments and Taxation of Maryland accepts the articles of merger for record.

     The merger agreement also provides that a wholly-owned subsidiary of FelCor Partnership will be merged with and into MeriStar Partnership. MeriStar Partnership will continue to be organized under the laws of the State of Delaware and will do business under the name "FelCor Hospitality Operating Partnership, L.P."

     The partnership merger will be effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware. This filing will occur promptly following the effectiveness of the merger between FelCor and MeriStar.

     Unless agreed otherwise, the closing will occur at 10:00 a.m., central time, on the third business day after the date on which the satisfaction or waiver of the conditions set forth in the merger agreement is completed.

TREATMENT OF MERISTAR COMMON STOCK AND FELCOR STOCK IN THE MERGER

     At the effective time of the merger, for each share of MeriStar common stock, MeriStar stockholders will receive 0.784 of a share of FelCor common stock and $4.60 in cash. No fractional shares will be issued. FelCor will make cash payments instead of issuing fractional shares.

     Each share of FelCor common stock, Series A Preferred Stock and Series B Preferred Stock that was issued and outstanding prior to the merger will continue to represent the same number of shares of FelCor stock after the effective time of the merger.

TREATMENT OF MERISTAR PARTNERSHIP UNITS IN THE PARTNERSHIP MERGER

     In the partnership merger, holders of MeriStar Partnership units of limited partnership interest, other than Class C and D preferred units, profits-only partnership units and units held by FelCor and its subsidiaries, will receive, for each MeriStar Partnership unit issued and outstanding immediately before the partnership merger, $4.60 in cash and 0.784 FelCor Partnership common units. Cash will be paid instead of issuing fractional units. The MeriStar Partnership preferred units and profits-only units of limited partnership interest will be exchanged as follows:

     - each Class C preferred unit in MeriStar Partnership will be exchanged for $4.60 in cash and 0.784 of a Series C preferred unit in FelCor Partnership;

     - each Class D preferred unit in MeriStar Partnership will be exchanged for one Series D preferred unit in FelCor Partnership; and

     - each profits-only partnership unit in MeriStar Partnership, other than unvested units, will be exchanged for $4.60 in cash and 0.784 of a common unit in FelCor Partnership, and any unvested units will be cancelled.

     After the completion of the partnership merger, the former MeriStar Partnership unitholders will have the right to redeem the FelCor Partnership units issued to them in the partnership merger in accordance with the terms and limitations of the partnership agreement of FelCor Partnership. Upon redemption of these units, these unitholders would receive FelCor common stock on a one-for-one basis or their cash equivalent, at the election of FelCor.

DIVIDENDS PRIOR TO CLOSING

     The merger agreement permits each of FelCor and MeriStar to pay dividends in the ordinary and normal course of business, with record and payment dates that are consistent with its past practice, not to exceed the last dividend paid by it. See "Comparative Per Share Market Prices and Dividend Information."

     In addition, each of FelCor and MeriStar will authorize a partial quarterly dividend, with the record date being the closing of the merger, covering the period between the last regular quarterly dividend until the closing date. The partial dividend may not be paid without FelCor's consent if the closing date of the merger occurs within 15 days after the record date for a regularly-scheduled dividend by FelCor. The amount of the partial dividend will be based on a proportionate fraction of the last quarterly dividend of the party making the partial dividend. The partial dividend is payable within 30 days after the closing of the merger.

     MeriStar must also declare a final dividend in order to comply with the distribution requirement in Section 857(a)(1) of the Internal Revenue Code. This dividend would have the same record and payment dates as any partial quarterly dividend paid by MeriStar. The record and payment dates for any partial quarterly dividend or additional dividend paid by MeriStar may be accelerated, by the mutual agreement of FelCor and MeriStar.

     All other dividend payments by FelCor and MeriStar are prohibited by the merger agreement.

EXCHANGE OF STOCK CERTIFICATES

Exchange Agent

     In connection with the merger, all MeriStar stock certificates will be canceled. Soon after the closing of the merger, FelCor will deposit with an exchange agent common stock certificates and cash in the amount required by the merger agreement. Following the merger, FelCor will cause the exchange agent to mail to each record holder of MeriStar common stock a letter of transmittal with instructions on how to exchange MeriStar common stock certificates for the cash merger consideration and certificates representing shares of FelCor common stock. Upon surrender by a MeriStar stockholder of its MeriStar stock certificates to the exchange agent, the MeriStar stockholder will be entitled to receive a certificate representing that number of whole shares of FelCor common stock and a cash payment, which may include an amount instead of a fractional share, if any, plus dividends, if any, to which the stockholder is entitled in the merger. MERISTAR STOCKHOLDERS SHOULD NOT ENCLOSE STOCK CERTIFICATES WITH THEIR PROXY CARDS.

Fractional Shares

     The exchange agent will pay each MeriStar stockholder for each fraction of a share of FelCor common stock to which it would be entitled an amount in cash equal to its pro rata share of the net proceeds from the sale of all of the fractional shares or, at FelCor's option, an amount equal to the product of the fraction of a share times the average closing price of FelCor common stock on the NYSE for the ten consecutive trading days ending two trading days prior to the date of determination.

  Lost Stock Certificates

     If MeriStar stock certificates have been lost, stolen or destroyed, MeriStar stockholders will only be entitled to obtain shares of FelCor common stock and associated cash payments by providing an affidavit of loss and, if required, posting a bond in an amount sufficient to protect FelCor against claims related to the lost, stolen or destroyed MeriStar certificates.

REPRESENTATIONS AND WARRANTIES

     FelCor, together with FelCor Partnership, and MeriStar, together with MeriStar Partnership, have made customary representations and warranties to each other in the merger agreement, relating, among other things, to:

     - their organization, the organization of their subsidiaries, their charter documents, their good standing and similar corporate matters;

     - their capital structure;

     - their authority to deliver and execute the merger agreement, its legal force and effect and the absence of conflicts between the agreement and their charter documents, the material contracts they entered into, and the laws applicable to them;

     - governmental filings and consents in relation to the merger agreement;

     - the absence of changes or events that have had material adverse effects, including the unavailability to FelCor of senior unsecured note financing for the merger that is deemed to be economically prudent;

     - the disclosure of changes or events that have had material adverse effects in SEC filings and schedules to the merger agreement;

     - litigation issues;

     - real estate, property, insurance, franchise and property management issues;

     - expected capital budgets;

     - employee benefit plans and labor matters;

     - tax matters, including qualification as a REIT, "golden parachute" payments and qualification of the merger as a reorganization under the Internal Revenue Code;

     - payments to employees, officers and directors;

     - brokers' fees and expenses;

     - material contracts and debt instruments;

     - environmental matters;

     - compliance with laws;

     - opinions of financial advisors;

     - inapplicability of the Maryland Business Combination Act and the Maryland Control Share Acquisition Act;

     - information supplied for inclusion in the merger proxy statement and registration statement;

     - the absence of any requirement to be registered under the Investment Company Act of 1940; and

     - votes required to approve the merger.

     MeriStar and MeriStar Partnership have made additional representations and warranties to FelCor and FelCor Partnership relating to:

     - registration rights relating to MeriStar securities; and

     - related-party agreements.

     None of the representations and warranties made in the merger agreement will survive the closing of the merger.

TREATMENT OF MERISTAR EMPLOYEES, STOCK-BASED COMPENSATION AND OTHER BENEFIT
PLANS

     FelCor has agreed that, after the effective time of the merger, it will pay severance and bonuses to employees of MeriStar and MeriStar Partnership subject to an aggregate limitation, unless the employee does not continue in good faith to perform his or her duties through the closing date or is employed by FelCor or by MeriStar Hotels & Resorts with substantially the same compensation and duties as he or she had as of May 9, 2001.

     At the effective time of the merger, each option to purchase shares of MeriStar common stock will become an option to purchase FelCor common stock. The number of shares purchasable under the new FelCor stock option will be the number of shares purchasable under the MeriStar option times 0.784. The exercise price per share of the option will be the exercise price per share of MeriStar common stock under the MeriStar option minus $4.60, divided by 0.784. Generally, the completion of the merger will cause all unvested MeriStar stock options to vest. Employees retained by FelCor will be required to waive that vesting of their options.

     Each employee of MeriStar that is retained by FelCor will be eligible to participate in each FelCor benefit plan that FelCor, in its sole discretion, determines to be similar to a plan of MeriStar in which the retained former MeriStar employee participated prior to the merger, and at the level of similarly situated employees of FelCor. FelCor may also determine that a retained former MeriStar employee should remain a participant in an existing MeriStar plan after the effective time of the merger. Generally, each retained former MeriStar employee will receive credit for his or her service with MeriStar for purposes of eligibility and vesting under FelCor plans in which they are designated as eligible to participate. FelCor may impose conditions that it, in its sole discretion, will reasonably determine are necessary or appropriate to insure a retained former MeriStar employee does not receive a duplication of benefits. FelCor has the right to direct MeriStar to terminate its employee stock purchase plan and any other benefit plans, effective as of the effective time of the merger.

CERTAIN COVENANTS

  Interim Operations

     Under the merger agreement, FelCor and MeriStar have formed an interim transactions committee composed of one representative of FelCor and one representative of MeriStar. The parties have agreed that between the time the merger agreement was executed until the effective time of the merger, except for:

     - transactions provided in the merger agreement or a disclosure schedule to the merger agreement;

     - transactions that are consented to by the other party; or

     - transactions approved by the interim transactions committee,

each party and its subsidiaries will:

     - conduct its business in the ordinary course and in the same manner as past practice;

     - preserve its business organization and goodwill intact and use its reasonable efforts to keep its employees;

     - not acquire or construct any additional real property;

     - not encumber assets or incur indebtedness, except under its revolving credit facility as in effect on the date the merger agreement was executed;

     - not amend its charter or bylaws, the partnership agreement or the organizational documents of any subsidiary;

     - make no change in the equity interests of itself or its subsidiaries, other than

      - the exercise of options set forth in a schedule to the merger agreement,

      - the exchange or redemption of outstanding units of its operating partnership under existing agreements governing those exchanges and redemptions, or

      - the conversion of outstanding convertible notes, if any;

     - not grant rights, options or warrants to acquire equity interests in itself or its subsidiaries;

     - not authorize or pay a dividend or other payments related to common stock or partnership units except for the dividends described above under the caption "Dividends Prior to Closing";

     - not sell, lease, subject to liens or transfer any material properties except for leases of rental units and other properties entered into in the ordinary course of business;

     - not make or authorize any material expenditures, including capital expenditures, individually, in excess of $500,000, or in the aggregate, in excess of $1,000,000, except as disclosed in its current budget and schedule attached to the merger agreement;

     - not settle any stockholder derivative or class action suit in connection with the transactions contemplated by the merger agreement;

     - not enter into or amend any capital expenditures or employment, compensation or severance agreements with any director, officer, employee or affiliate;

     - confer with the other party regularly on any material transactions or material operational matters;

     - promptly notify the other party of any material change in its business, results of operations, financial condition or prospects;

     - continue to maintain its accounting records in accordance with GAAP and not change in any material manner, any methods of accounting, other than actions in the ordinary course of business and consistent with past practice or as required under applicable law or GAAP;

     - not make or rescind any material tax election that would have a material adverse effect on it, unless otherwise required by law or necessary to maintain status as a REIT or partnership;

     - not change the ownership of any subsidiary; and

     - promptly notify the other party of any suit or similar action against it or one of its subsidiaries, where there is a reasonable possibility of a material adverse effect.

MeriStar and its subsidiaries have also agreed to:

     - not adopt any new employee benefit plan or amend any existing plans, except as required by law or as would not be more favorable to participants;

     - continue to maintain all material properties in a manner consistent with past practices;

     - maintain all licenses and permits material to the business of any MeriStar property or as required by any governmental entity administering relevant laws;

     - not make any loans, advances, capital contributions or other investments in any other entity except for investments in wholly-owned subsidiaries which currently exist or expense advances to employees in the ordinary course of business in accordance with past practice or as otherwise permitted by the merger agreement; and

     - not permit any change to any existing material contract in a manner adverse to FelCor without the approval of FelCor or the interim transactions committee.

  Non-Solicitation of Specified Acquisition Proposals

     Each of FelCor and MeriStar is subject to substantially identical non-solicitation provisions in the merger agreement.

     Each party and its subsidiaries and their respective directors, officers and other representatives may not solicit, enter into, or participate in any negotiations with or provide any nonpublic information to a third party related to, any specified acquisition proposal, which is:

     - a merger, consolidation, share exchange, business combination or other similar transaction involving it or its subsidiaries; or

     - a direct or indirect acquisition of more than a 10% equity interest in any voting securities of the party or more than 10% of the consolidated assets of the party.

     Each party may furnish information to, and engage in discussions with, any third party who delivers an unsolicited specified acquisition proposal if a disinterested majority of its board of directors determines in good faith after receipt of advice from outside counsel:

     - that furnishing the information and engaging in the discussions is required by the duties of the board of directors under Maryland law; and

     - that the third party making the specified acquisition proposal has the ability to complete a superior proposal.

The board of directors of each party may not withdraw or modify its recommendation of the merger to the stockholders unless that party receives a superior proposal. In order for a specified acquisition proposal to be a superior proposal for purposes of the merger agreement:

     - a majority of the party's disinterested directors must determine in good faith, after consultation with an independent financial advisor, and taking into account all relevant factors, that the proposal is more favorable to that party and its stockholders; and

     - financing for the proposal, to the extent required, is already fully committed, or a majority of the party's disinterested directors determines in good faith, after consultation with an independent financial advisor, that the proposal is reasonably capable of being financed.

Each party must advise the other orally and in writing of any specified acquisition proposal or any inquiry that could reasonably be expected to lead to a specified acquisition proposal. Each party must give the other one day's advance notice of any information provided to the third party making the proposal, and at least three days' advance notice of any agreement to be entered into with any third party making the proposal.

  Other Covenants

     Each of FelCor and MeriStar has agreed, among other things, to:

     - afford the other party and its representatives access to its properties, books and records;

     - furnish copies of public filings to the other party;

     - file all necessary documentation with governmental authorities and self-regulatory organizations that may be necessary or appropriate to complete the transactions contemplated by the merger agreement;

     - cooperate with the other party with respect to public disclosures and news releases with respect to the merger agreement and the transactions contemplated by the merger agreement;

     - not take any actions that would or are reasonably likely to adversely affect the qualification of the merger as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code and use all reasonable efforts to achieve that qualification;

     - file, as soon as is practicable, an exchange offer registration statement with respect to its outstanding debt securities issued in early 2001, to use commercially reasonable efforts to have the registration statements declared effective and to use commercially reasonable efforts to complete the related exchange offer;

     - cooperate in the preparation of documents relating to transfer taxes;

     - continue to comply with the terms of the existing confidentiality agreement, dated March 7, 2001;

     - continue in the ordinary and normal course of business to pursue the completion of existing capital expenditure projects in accordance with budgets provided to the other party; and

     - not take, and use commercially reasonable efforts to cause its subsidiaries not to take, actions that would cause any of its representations and warranties to be untrue in any material respect or to cause any of the conditions to the merger not to be satisfied, except as described above under the caption "Non-Solicitation of Competing Transactions."

     FelCor has agreed to:

     - file all reports required to be filed by it under the Exchange Act to permit sales under Rule 145(d)(1) under the Securities Act of stock received by MeriStar affiliates in the merger;

     - deliver to MeriStar, prior to July 1, 2001,

      - a commitment for financing of at least $500 million for a term not less than seven years and on other terms reasonably acceptable to FelCor and MeriStar, or

      - evidence that holders of a majority in aggregate outstanding principal amount of the holders of MeriStar's 9% senior notes due 2008 and 9 1/8% senior notes due 2011 have waived their right to tender their notes as a result of the completion of the merger;

     - file, as soon as practicable after the date of the merger agreement, a shelf registration statement on Form S-3 covering resales of its common stock that may be issued to former holders of MeriStar Partnership units upon redemption of their FelCor Partnership units and to use its reasonable best efforts to have the registration statement declared effective and remain effective until all of that common stock is eligible to be sold under Rule 144(k) under the Securities Act or has been otherwise sold;

     - pay, prior to or at the effective time of the merger, the applicable MeriStar lenders the amount necessary to discharge and terminate the MeriStar senior secured credit facility;

     - use commercially reasonable efforts to cause the shares of common stock to be issued in the merger to be listed, prior to the effective time of the merger, on the NYSE, subject to official notice of issuance; and

     - assume all outstanding debt that MeriStar has issued under indentures qualified under the Trust Indenture Act of 1939.

     In addition, FelCor Partnership has also agreed to:

     - assume all outstanding debt that MeriStar Partnership has issued under indentures qualified under the Trust Indenture Act; and

     - use the traditional method contained in the Treasury Regulations under
       Section 704(c) of the Internal Revenue Code with respect to all properties contributed to FelCor Partnership by MeriStar Partnership in the merger.

     MeriStar has agreed to:

     - provide to FelCor, prior to the effective time of the merger, a list of all of its "affiliates," as used in Rule 145(c) and (d) under the Securities Act, and to use its best efforts to cause those persons to deliver to FelCor, prior to the effective time of the merger, an agreement restricting the transfer of the shares of FelCor common stock that person receives in the merger;

     - cause the directors, managers and officers of each of its subsidiaries to resign from their positions as of the effective time of the merger;

     - use reasonable commercial efforts to provide information to potential sources of financing to FelCor and to cooperate with FelCor in obtaining that financing;

     - deliver to FelCor, on or before the date the merger is scheduled to close, a fully executed agreement with MeriStar Hotels & Resorts, in form reasonably satisfactory to FelCor, amending the revolving credit agreement between MeriStar Partnership and MeriStar Hotels & Resorts as specified in a schedule to the merger agreement and use its best efforts to obtain consent to the amendment; and

     - request and obtain an estoppel certificate regarding the status of the management agreements between MeriStar and MeriStar Hotels & Resorts.

     In addition, MeriStar Partnership has agreed to complete promptly the audit of its financial statements for the 1998, 1999 and 2000 fiscal years.

  Indemnification and Insurance

     After the merger is completed, FelCor has agreed to preserve all rights to indemnification existing as of the date of the merger agreement in favor of any directors or officers of MeriStar or its subsidiaries.

     Additionally, FelCor has agreed to extend for six years after the closing of the merger the liability insurance maintained by MeriStar for its directors and officers. FelCor will also continue in effect any indemnification agreements between MeriStar or its subsidiaries and any party, which were existing as of the date of the merger agreement.

CONDITIONS TO THE MERGER

  Conditions to FelCor's and MeriStar's Obligations to Complete the Merger

     The respective obligations of FelCor and MeriStar to complete the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions prior to the effective time of the merger:

     - all the proposals described in this joint proxy statement/prospectus shall have been approved by the requisite stockholder votes;

     - the shares of FelCor common stock to be issued in the merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

     - FelCor and MeriStar shall have received an opinion from Hunton & Williams and Paul, Weiss, Rifkind, Wharton & Garrison as to the REIT status of FelCor and MeriStar, respectively, and the partnership status of FelCor Partnership and MeriStar Partnership, respectively;

     - FelCor and MeriStar, respectively, shall have received an opinion from Jenkens & Gilchrist, a Professional Corporation, and Paul, Weiss, Rifkind, Wharton & Garrison, respectively, as to the qualification of the merger as a reorganization under the Internal Revenue Code;

     - no federal legislative or regulatory change shall have been enacted that would cause FelCor or MeriStar to cease to qualify as a REIT for federal income tax purposes;

     - the registration statement of which this joint proxy statement/prospectus is a part shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC; and

     - FelCor shall have received all necessary "blue sky" authorizations for the issuance of the FelCor common stock in the merger.

  Additional Conditions to FelCor's Obligations to Complete the Merger

     The obligations of FelCor to effect the merger and complete the transactions contemplated by the merger agreement are also subject to the satisfaction or waiver by FelCor of the following conditions at or prior to the effective time of the merger:

     - all of MeriStar's representations and warranties shall be true and correct in all material respects;

     - MeriStar shall have complied in all material respects with its obligations under the merger agreement;

     - MeriStar shall not have experienced a material adverse change;

     - all non-governmental consents and waivers under MeriStar's material agreements that are required to complete the merger shall have been obtained, except as would not have a material adverse effect on FelCor or MeriStar;

     - FelCor shall have received an executed copy of an affiliate agreement from each person deemed to be an "affiliate" of MeriStar under Rule 145 of the Securities Act; and

     - MeriStar shall have fully performed all its obligations under the merger agreement relating to its agreement to amend its revolving credit agreement with MeriStar Hotels & Resorts.

  Additional Conditions to MeriStar's Obligation to Complete the Merger

     The obligations of MeriStar to effect the merger and complete the transactions contemplated by the merger agreement are also subject to the satisfaction or waiver by MeriStar of the following conditions at or prior to the effective time of the merger:

     - all of FelCor's representations and warranties shall be true and correct in all material respects;

     - FelCor shall have complied in all material respects with its obligations under the merger agreement;

     - FelCor shall not have experienced a material adverse change; and

     - all non-governmental consents and waivers under FelCor's material agreements that are required to complete the merger shall have been obtained, except as would not have a material adverse effect on MeriStar or FelCor.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated by mutual written consent of FelCor and MeriStar.

     In addition, either FelCor or MeriStar may terminate the merger agreement if:

     - the proposals described in this joint proxy statement/prospectus are not approved by the required vote of stockholders of MeriStar or the required vote of stockholders of FelCor;

     - the merger has not occurred on or before October 31, 2001, except that the right to terminate the merger agreement will not be available to the party whose failure to fulfill any obligation under the merger agreement is the cause of the delay;

     - any order, injunction or decree preventing the merger has been entered by any court or governmental entity and is final and nonappealable; or

     - the average closing price of FelCor common stock on the NYSE for any ten consecutive trading days is less than $18.40 per share.

     FelCor may terminate the merger agreement if:

     - MeriStar's board of directors:

      - withdraws or modifies its approval or recommendation of the merger or the merger agreement to its stockholders in a manner adverse to FelCor in connection with a specified acquisition proposal,

      - approves or recommends a specified acquisition proposal, or

      - resolves to do any of the above;

     - prior to MeriStar's stockholders meeting, MeriStar enters into an agreement, other than a confidentiality agreement, with respect to a specified acquisition proposal;

     - prior to MeriStar's stockholders meeting, FelCor's board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement in connection with, or approves or recommends, a superior acquisition proposal and pays the required termination fee; or

     - MeriStar breaches any representation, warranty, covenant, obligation or agreement in the merger agreement, so that the related condition to closing could not be satisfied by October 31, 2001.

     MeriStar may terminate the merger agreement if:

     - FelCor's board of directors:

      - withdraws or modifies its approval or recommendation of the merger or the merger agreement to its stockholders in a manner adverse to MeriStar in connection with a specified acquisition proposal,

      - approves or recommends a specified acquisition proposal, or

      - resolves to do any of the above;

     - prior to FelCor's stockholders meeting, FelCor enters into an agreement, other than a confidentiality agreement, with respect to a specified acquisition proposal;

     - prior to FelCor's stockholders meeting, MeriStar's board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement in connection with, or approves or recommends, a superior acquisition proposal and pays the required termination fee; or

     - FelCor breaches any representation, warranty, covenant, obligation or agreement in the merger agreement, so that the related condition to closing could not be satisfied by October 31, 2001.

EXPENSES AND TERMINATION FEES

  Payment of Expenses of the Merger Generally

     Except as otherwise stated in the merger agreement, all expenses incurred in the merger will be paid by the party incurring the expenses.

  Payments from MeriStar to FelCor upon Termination

     MeriStar will be required to pay FelCor a $35 million termination fee and up to $5 million in out-of-pocket expenses of FelCor if the merger agreement is terminated:

     - by FelCor because MeriStar's board of directors:

      - withdrew or modified its approval or recommendation of the merger or the merger agreement to its stockholders in a manner adverse to FelCor in connection with a specified acquisition proposal,

      - approved or recommended a specified acquisition proposal, or

      - resolved to do any of the above;

     - by FelCor because MeriStar entered into an agreement, other than a confidentiality agreement, with respect to a specified acquisition proposal;

     - by MeriStar because MeriStar's board of directors withdrew or modified its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a superior acquisition proposal; or

     - by FelCor because MeriStar breached any representation, warranty, covenant, obligation or agreement set forth in the merger agreement, so that the related condition to closing could not be satisfied by October 31, 2001.

     If the merger agreement is terminated because the stockholders of MeriStar fail to give all necessary approvals, MeriStar must pay FelCor up to $5 million of FelCor's out-of-pocket transaction expenses.

PAYMENTS FROM FELCOR TO MERISTAR UPON TERMINATION

     FelCor will be required to pay MeriStar a $35 million termination fee and up to $5 million in out-of-pocket expenses of MeriStar if the merger agreement is terminated:

     - by MeriStar because FelCor's board of directors:

      - withdrew or modified its approval or recommendation of the merger or the merger agreement to its stockholders in a manner adverse to MeriStar in connection with a specified acquisition proposal,

      - approved or recommended a specified acquisition proposal, or

      - resolved to do any of the above;

     - by MeriStar because FelCor entered into an agreement, other than a confidentiality agreement, with respect to a specified acquisition proposal;

     - by FelCor because FelCor's board of directors withdrew or modified its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a superior acquisition proposal; or

     - by MeriStar because FelCor breached any representation, warranty, covenant, obligation or agreement set forth in the merger agreement, so that the related condition to closing could not be satisfied by October 31, 2001.

     If the merger agreement is terminated because the stockholders of FelCor fail to give all necessary approvals, FelCor must pay MeriStar up to $5 million of MeriStar's out-of-pocket transaction expenses.

          COMPARATIVE PER SHARE MARKET PRICES AND DIVIDEND INFORMATION

MARKET INFORMATION

     FelCor and MeriStar common stock are each listed on the New York Stock Exchange. FelCor's ticker symbol on that exchange is "FCH" and MeriStar's ticker symbol on that exchange is "MHX." The following table shows, for the periods indicated, the high and low sales prices per share of FelCor common stock and the high and low closing prices per share of MeriStar common stock as reported on the New York Stock Exchange composite tape, and the cash dividends paid per share.

                                         FELCOR COMMON STOCK                  MERISTAR COMMON STOCK
                                   --------------------------------      --------------------------------
                                                            CASH                                  CASH
                                   HIGH        LOW        DIVIDENDS      HIGH        LOW        DIVIDENDS
                                   ----        ---        ---------      ----        ---        ---------
1998
  First Quarter..................  $38 5/16    $34 15/16   $0.55
  Second Quarter.................   37 5/16     31 3/16     0.55
  Third Quarter..................   32 1/4      20          0.55         $21 3/8     $14 9/16
  Fourth Quarter.................   24 3/16     18 3/16     0.895(1)      20 1/4      12 15/16   $0.318(2)
1999
  First Quarter..................  $24 11/16   $21 5/8     $0.55         $19 3/8     $16 1/6     $0.505
  Second Quarter.................   26 1/8      20          0.55          24 1/16     18 7/16     0.505
  Third Quarter..................   21 5/8      16 11/16    0.55          22 5/16     15 1/4      0.505
  Fourth Quarter.................   18 3/8      16 1/4      0.55          16 3/4      14 3/4      0.505
2000
  First Quarter..................  $18 3/4     $16 1/2     $0.55         $17 7/16    $15 1/16    $0.505
  Second Quarter.................   22 1/16     17 11/16    0.55          21 1/64     17 5/8      0.505
  Third Quarter..................   23 3/4      19 11/16    0.55          22 13/16    20 1/4      0.505
  Fourth Quarter.................   24 1/2      21 1/2      0.55          20 5/8      18 3/8      0.505
2001
  First Quarter..................  $24.94      $22.14      $0.55         $22.00      $19.08      $0.505
  Second Quarter (through
               ).................

---------------

(1) Includes a special one-time dividend of $0.345 per share, representing accumulated earnings and profits of Bristol prior to its merger in July 1998 with FelCor.

(2) No dividends were declared prior to August 3, 1998, the date of the merger between CapStar Hotel Company and American General Hospitality Corporation, which created MeriStar.

     On May 9, 2001, the last full trading day prior to the public announcement of the proposed merger, the last reported closing price was $22.10 for FelCor
common stock and $21.45 for MeriStar common stock. On             , 2001, the
last reported closing price was $     for FelCor common stock and $     for
MeriStar common stock. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR FELCOR AND MERISTAR COMMON STOCK BEFORE MAKING ANY DECISION ON THE MERGER.

     Following the merger, FelCor common stock will be traded on the New York Stock Exchange under the ticker symbol "FCH."

DIVIDEND INFORMATION

     The dividends described above represent approximately a 0% return of capital in 2000 for both FelCor and MeriStar and an approximate 7.2% return of capital in 1999 for FelCor and a 0% return of capital for MeriStar. In order to maintain its qualification as a REIT, each of FelCor and MeriStar must make annual dividends to its stockholders of at least 90%, or 95% prior to January 1, 2001, of its taxable income, which does not include net capital gains. For the years ended December 31, 2000 and December 31, 1999, FelCor had annual dividends totaling $2.20 per common share, of which only $2.09 and $1.84 per share, respectively, were required to satisfy the then applicable 95% REIT distribution test in the respective years. For the years ended December 31, 2000 and December 31, 1999, MeriStar had annual dividends totaling $2.02 per common share, of which only $1.40 and $0.64 per share, respectively, were required to satisfy the then applicable 95% REIT distribution tests in the respective years. Under some circumstances FelCor or MeriStar may be required to make distributions in excess of cash available for distribution in order to meet the REIT distribution requirement. In that event, FelCor or MeriStar presently would expect to borrow funds, or to sell assets for cash, to the extent necessary to obtain cash sufficient to make the dividends required to retain its qualification as a REIT for federal income tax purposes.

     Each of MeriStar and FelCor currently anticipates that it will maintain at least the current dividend rate for the immediate future, unless actual results of operations, economic conditions or other factors differ from its current expectations. Future dividends, if any, paid by either company will be at the discretion of its board of directors and will depend on its actual cash flow, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and any other facts as its board of directors deems relevant.

     The merger agreement permits FelCor and MeriStar to pay, prior to the closing of the merger, regular quarterly cash dividends to their stockholders. The merger agreement requires both FelCor and MeriStar to declare a partial quarterly dividend with a record date on the closing date of the merger unless the merger closes within 15 days after the record date for a regularly scheduled dividend. The respective dividends will be a fraction of each company's latest regular quarterly dividends based on the number of days since the last dividend record date. In addition, MeriStar is required to declare an additional special dividend, having the same record date, if necessary to satisfy the REIT tax requirements to distribute 90% of its taxable income for its shortened tax year ending with the completion of the merger. The record and payment dates of any partial quarterly or additional dividends paid by MeriStar may be accelerated by the mutual agreement of FelCor and MeriStar.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

PRO FORMA COMBINED STATEMENTS OF OPERATIONS

     The following unaudited Pro Forma Combined Statements of Operations for the three months ended March 31, 2001 and the year ended December 31, 2000 are based in part upon the Consolidated Statements of Operations of FelCor, DJONT Operations, L.L.C., or DJONT, Bristol Hotels & Resorts Tenant Companies, or Bristol Tenant, and MeriStar for the three months ended March 31, 2001 and the year ended December 31, 2000 incorporated by reference, except for the consolidated statement of operations of Bristol Tenant for the three months ended March 31, 2001 which was provided by Bristol Tenant.

     The Pro Forma Combined Statements of Operations for the three months ended March 31, 2001 and the year ended December 31, 2000 assumes that all the following occurred on January 1 of the fiscal period presented:

     - FelCor's acquisition of DJONT, effective January 1, 2001, for 416,667 units of limited partnership interest in FelCor Partnership valued at approximately $10 million;

     - FelCor's acquisition of 12 leases held by Bass, effective January 1, 2001, for 413,585 shares of FelCor common stock valued at approximately $10 million;

     - FelCor's acquisition of the remaining 88 leases held by Bass, effective July 1, 2001, and the recording of a lease termination expense of approximately $125 million in the third quarter of 2001 and a corresponding liability of approximately $125 million that will be amortized over the term of the management agreements with respect to these hotels;

     - the assignment of the leases from MeriStar Hotels & Resorts, Inc. to taxable REIT subsidiaries, or TRSs, of MeriStar; and

     - the completion of the MeriStar merger and related financings and the application of the net proceeds.

     In the opinion of FelCor's management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Combined Statement of Operations is presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the MeriStar merger and the other transactions described above occurred on the indicated dates, nor do they purport to represent FelCor's results of operations for future periods.

                       FELCOR LODGING TRUST INCORPORATED

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                          FELCOR
                                             FELCOR         RMA        FELCOR     MERISTAR      MERGER
                                           HISTORICAL   ADJUSTMENTS   POST RMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                              (A)           (B)        TOTAL        (C)           (D)         TOTAL
                                           ----------   -----------   --------   ----------   -----------   ---------
Revenues:
  Room and suite revenue.................   $192,227     $130,702     $322,929    $200,380                  $523,309
  Food and beverage revenue..............     27,652       34,940      62,592       71,291                   133,883
  Other operating departments............     11,612        4,361      15,973       22,471                    38,444
  Percentage lease revenue...............     51,531      (51,531)                   5,384                     5,384
  Retail space rental and other
    revenue..............................      2,722        3,370       6,092        3,158                     9,250
  Equity in income from unconsolidated
    entities.............................      2,150                    2,150                                  2,150
                                            --------     --------     --------    --------                  --------
Total revenues...........................    287,894      121,842     409,736      302,684                   712,420
                                            --------     --------     --------    --------                  --------
Expenses:
  Hotel operating expenses:
    Room.................................     38,230       31,353      69,583       45,722                   115,305
    Food and beverage expenses...........     20,104       27,473      47,577       51,404                    98,981
    Other operating departments..........     11,921        3,621      15,542       12,507                    28,049
  Management and incentive fees..........      7,098        6,412      13,510        7,327                    20,837
  Other property operating costs.........     63,379       47,016     110,395       77,929                   188,324
  Property taxes, insurance, and other...     37,978          491      38,469       18,387                    56,856
                                            --------     --------     --------    --------                  --------
Total operating expenses.................    178,710      116,366     295,076      213,276                   508,352
                                            --------     --------     --------    --------                  --------
Operating income.........................    109,184        5,476     114,660       89,408                   204,068
                                            --------     --------     --------    --------                  --------
Corporate expenses.......................      2,884                    2,884        2,359                     5,243
Interest expense, net....................     39,356        2,384      41,740       31,552      $ 4,779(E)    78,071
Depreciation.............................     39,808                   39,808       28,374       (5,936)(F)   62,246
Lease termination costs..................     36,226      (36,226)(G)
Swap termination costs...................                                            9,297                     9,297
Writedown of investments.................                                            2,112                     2,112
Minority interests.......................       (450)       5,702       5,252        1,104          135(H)     6,491
Other....................................        639          132         771          512                     1,283
                                            --------     --------     --------    --------      -------     --------
Income (loss) before nonrecurring
  items..................................     (9,279)      33,484      24,205       14,098        1,022       39,325
Gain (loss) on sale of assets, net.......      2,473                    2,473       (1,059)                    1,414
                                            --------     --------     --------    --------      -------     --------
Net income (loss) before extraordinary
  items..................................     (6,806)      33,484      26,678       13,039        1,022       40,739
Preferred distributions..................     (6,150)                  (6,150)                   (2,625)(I)   (8,775)
                                            --------     --------     --------    --------      -------     --------
Net income (loss) before extraordinary
  items applicable to common
  shareholders...........................   $(12,956)    $ 33,484     $20,528     $ 13,039      $(1,603)    $ 31,964
                                            ========     ========     ========    ========      =======     ========
Basic per share data:
  Net income (loss) before extraordinary
    items applicable to common
    shareholders.........................   $  (0.25)                                                       $   0.37
                                            ========                                                        ========
  Weighted average shares outstanding....     52,595                                             34,861(J)    87,456
                                            ========                                            =======     ========
Diluted per share data:
  Net income (loss) before extraordinary
    items applicable to common
    shareholders.........................   $  (0.25)                                                       $   0.36
                                            ========                                                        ========
  Weighted average shares outstanding....     52,595                                             36,219(J)    88,814
                                            ========                                            =======     ========

           See notes to pro forma combined statements of operations.

                       FELCOR LODGING TRUST INCORPORATED

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                   FELCOR                                 MERISTAR
                                      FELCOR         RMA         FELCOR      MERISTAR        RMA        MERISTAR      MERGER
                                    HISTORICAL   ADJUSTMENTS    POST RMA    HISTORICAL   ADJUSTMENTS    POST RMA    ADJUSTMENTS
                                       (A)           (K)         TOTAL         (L)           (M)         TOTAL          (D)
                                    ----------   -----------   ----------   ----------   -----------   ----------   -----------
Revenues:
  Room and suite revenue..........               $1,309,301    $1,309,301                 $ 782,288    $  782,288
  Food and beverage revenue.......                  261,551       261,551                   290,792       290,792
  Other operating departments.....                   88,571        88,571                    84,660        84,660
  Percentage lease revenue........   $536,907      (536,907)                 $391,729      (370,804)       20,925
  Retail space rental and other
    revenue.......................      4,965         5,045        10,010       9,049         9,468        18,517
  Equity in income from
    unconsolidated entities.......     14,820        (3,269)       11,551
                                     --------    ----------    ----------    --------     ---------    ----------
Total revenues....................    556,692     1,124,292     1,680,984     400,778       796,404     1,197,182
                                     --------    ----------    ----------    --------     ---------    ----------
Expenses:
  Hotel operating expenses:
    Room..........................                  307,717       307,717                   184,791       184,791
    Food and beverage expenses....                  196,426       196,426                   209,962       209,962
    Other operating departments...                   35,523        35,523                    48,263        48,263
  Management and incentive fees...                   60,653        60,653                    28,943        28,943
  Other property operating
    costs.........................                  444,619       444,619       2,731       299,616       302,347
  Property taxes, insurance, and
    other.........................     89,257        72,679       161,936      47,481        24,829        72,310
                                     --------    ----------    ----------    --------     ---------    ----------
Total operating expenses..........     89,257     1,117,617     1,206,874      50,212       796,404       846,616
                                     --------    ----------    ----------    --------     ---------    ----------
Operating income..................    467,435         6,675       474,110     350,566                     350,566
                                     --------    ----------    ----------    --------                  ----------
Corporate expenses................     12,256                      12,256       9,445                       9,445
Interest expense, net.............    158,620        10,000       168,620     122,109                     122,109   $    17,095(E)
Depreciation......................    160,745         1,091       161,836     107,362                     107,362       (17,612)(F)
Reserve for assets held for
  sale............................     63,000                      63,000
Minority interests................      8,262          (618)        7,644      10,240                      10,240         1,049(H)
Other.............................      3,376         2,649         6,025       2,028                       2,028
                                     --------    ----------    ----------    --------     ---------    ----------   -----------
Income (loss) before nonrecurring
  items...........................     61,176    $   (6,447)       54,729      99,382     $                99,382          (532)
                                                 ==========                               =========
Gains on sale of assets...........      4,388                       4,388       3,425                       3,425
                                     --------                  ----------    --------                  ----------   -----------
Net income (loss) before
  extraordinary items.............     65,564                      59,117     102,807                     102,807          (532)
Preferred distributions...........    (24,682)                    (24,682)                                              (10,500)(I)
                                     --------                  ----------    --------                  ----------   -----------
Net income (loss) before
  extraordinary items applicable
  to common shareholders..........   $ 40,882                  $   34,435    $102,807                  $  102,807   $   (11,032)
                                     ========                  ==========    ========                  ==========   ===========
Basic per share data:
  Net income before extraordinary
    items applicable to common
    shareholders..................   $   0.74
                                     ========
    Weighted average shares
      outstanding.................     55,264                                                                            34,861(J)
                                     ========                                                                       ===========
Diluted per share data:
  Net income before extraordinary
    items applicable to common
    shareholders..................   $   0.74
                                     ========
    Weighted average shares
      outstanding.................     55,519                                                                            35,752(J)
                                     ========                                                                       ===========


                                    PRO FORMA
                                      TOTAL
                                    ----------
Revenues:
  Room and suite revenue..........  $2,091,589
  Food and beverage revenue.......     552,343
  Other operating departments.....     173,231
  Percentage lease revenue........      20,925
  Retail space rental and other
    revenue.......................      28,527
  Equity in income from
    unconsolidated entities.......      11,551
                                    ----------
Total revenues....................   2,878,166
                                    ----------
Expenses:
  Hotel operating expenses:
    Room..........................     492,508
    Food and beverage expenses....     406,388
    Other operating departments...      83,786
  Management and incentive fees...      89,596
  Other property operating
    costs.........................     746,966
  Property taxes, insurance, and
    other.........................     234,246
                                    ----------
Total operating expenses..........   2,053,490
                                    ----------
Operating income..................     824,676
                                    ----------
Corporate expenses................      21,701
Interest expense, net.............     307,824
Depreciation......................     251,586
Reserve for assets held for
  sale............................      63,000
Minority interests................      18,933
Other.............................       8,053
                                    ----------
Income (loss) before nonrecurring
  items...........................     153,579
Gains on sale of assets...........       7,813
                                    ----------
Net income (loss) before
  extraordinary items.............     161,392
Preferred distributions...........     (35,182)
                                    ----------
Net income (loss) before
  extraordinary items applicable
  to common shareholders..........  $  126,210
                                    ==========
Basic per share data:
  Net income before extraordinary
    items applicable to common
    shareholders..................  $     1.40
                                    ==========
    Weighted average shares
      outstanding.................      90,125
                                    ==========
Diluted per share data:
  Net income before extraordinary
    items applicable to common
    shareholders..................  $     1.38
                                    ==========
    Weighted average shares
      outstanding.................      91,271
                                    ==========

           See notes to pro forma combined statements of operations.

              NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001,
                      AND THE YEAR ENDED DECEMBER 31, 2000
                                  (UNAUDITED)

(A) Represents FelCor's historical results of operations, excluding extraordinary items.

(B) Effective January 1, 2001, with the enactment of the REIT Modernization Act, FelCor had completed transactions that resulted in its newly formed taxable REIT subsidiaries acquiring leases for 96 hotels that were previously leased to either DJONT or Bass, accordingly, the revenues, expenses and management fees associated with these hotels are included in FelCor's historical consolidated statement of operations for the three month period ended March 31, 2001. In March 2001, FelCor entered into an agreement with Bass to acquire the remaining 88 hotel leases effective July 1, 2001. In consideration for the acquisition of these leases, a taxable REIT subsidiary of FelCor will enter into long-term management agreements with Bass with regard to these hotels and issue to Bass 100 shares of FelCor common stock. A portion of the management fees with respect to the 88 hotels managed by Bass will be considered lease termination costs, and FelCor will record a lease termination cost of $125 million in the third quarter of 2001. The expense associated with the $125 million lease termination cost is not reflected in these adjustments. This pro forma adjustment column represents the historical hotel revenues and expenses and the elimination of the related historical percentage lease revenue associated with the 88 hotels as if the Bass leases were acquired effective January 1, 2000.

(C) Represents MeriStar's historical results of operations, excluding extraordinary items. Effective January 1, 2001, because of the enactment of the REIT Modernization Act, taxable REIT subsidiaries of MeriStar Partnership were assigned the leases on 106 hotels that had previously been held by MeriStar Hotels & Resorts, Inc. and entered into management contracts with MeriStar Hotels & Resorts to manage these hotels. Accordingly, the related hotel revenues, expenses and management fees are included in MeriStar's historical results of operations for the three month period ended March 31, 2001. Certain reclassifications have been made to conform to the presentation of FelCor's statements of operations.

(D) On May 10, 2001, FelCor and MeriStar announced that they had signed a merger agreement, under which MeriStar will merge with and into FelCor, a wholly-owned subsidiary of FelCor Partnership will merge with and into MeriStar Partnership, and the limited partners of MeriStar Partnership, other than FelCor and its subsidiaries, will exchange their interests in MeriStar Partnership for interests in FelCor Partnership and, where applicable, cash. Under the merger agreement, each holder of MeriStar common stock will receive, for each share of MeriStar common stock, $4.60 in cash plus 0.784 of a share of FelCor common stock. Each holder of common units and profits-only partnership units in MeriStar Partnership, other than FelCor and its subsidiaries will receive, for each common unit and profits-only unit, $4.60 in cash plus 0.784 of a common unit of FelCor Partnership. Each holder of Class C preferred units in MeriStar Partnership will receive, for each unit, $4.60 in cash plus 0.784 of a Series C preferred unit in FelCor Partnership. Each holder of Class D preferred units in MeriStar Partnership will receive, for each unit, one Series D preferred unit in FelCor Partnership. Amounts represent adjustments to record the merger and related transactions as if the merger had occurred on January 1 of the fiscal period presented. The calculation of the merger acquisition cost is as follows (in thousands, except share and unit data):


        Issuance of 34.861 million shares of FelCor common stock in exchange for 44.5 million shares of MeriStar common
          stock.....................................................   $  770,436

        Issuance of 2.769 million FelCor Partnership common units in exchange for 3.5 million MeriStar Partnership common and
          profits-only units........................................       61,202

        Issuance of 755,954 FelCor Partnership Series C preferred
          units in exchange for 964,227 MeriStar Partnership Class C
          preferred units...........................................       16,707

        Payment of $4.60 per share of MeriStar common stock and per
          MeriStar Partnership common, Class C preferred and
          profits-only units........................................      225,227

        Issuance of 392,157 FelCor Partnership Series D preferred
          units in exchange for a like number of MeriStar
          Partnership Class D preferred units.......................        8,690

        Issuance of 3.6 million FelCor stock options based on a
          0.784 exchange ratio in exchange for MeriStar stock
          options, assuming all MeriStar option holders are not
          retained by FelCor........................................       10,600

        Assumption of MeriStar's liabilities........................    1,887,451

        Transaction costs...........................................       39,600
                                                                       ----------

        Total merger acquisition cost...............................   $3,019,913
                                                                       ==========

     The following is a calculation of estimated transaction costs (in thousands):


        Severance and excise tax payments...........................   $   15,000

        Financial advisory fees.....................................       12,000

        Consent payments in connection with debt agreements.........        4,600

        Legal fees..................................................        3,000

        Accounting fees.............................................        1,000

        Mailing and filing fees.....................................        1,000

        Other.......................................................        3,000
                                                                       ----------

                  Transaction costs.................................   $   39,600
                                                                       ==========

(E) Represents the net adjustment to historical interest expense for the increase in interest expense related to new borrowings, with interest rates ranging from 5.75% to 8.50%, resulting from merger related transactions offset by reductions in historical interest expense related to borrowings, with interest rates ranging from 4.75% to 8.80%, that will be repaid as follows (in thousands):

                                                         FOR THE YEAR ENDED   FOR THE THREE MONTHS ENDED
                                                         DECEMBER 31, 2000          MARCH 31, 2001
                                                         ------------------   --------------------------

        Increases:

          New senior notes of $600,000.................       $ 50,575                 $12,645

          New mortgage debt of $350,000................         20,125                   5,031

          New line of credit borrowings of $362,709....         24,483                   6,120

          Amortization of deferred financing costs of
             new borrowings of $19,700 over lives of
             1-10 years................................          6,126                   1,531
                                                              --------                 -------

          Total increases..............................        101,309                  25,327
                                                              --------                 -------

        Reductions:

          FelCor $248,900 line of credit repaid........         19,066                   4,766

          FelCor $61,744 mortgage debt repaid..........          5,340                   1,203

          MeriStar $202,526 subordinated notes
             repaid....................................         17,640                   4,410

          MeriStar $154,300 convertible notes repaid...          7,329                   1,832

          MeriStar $247,000 line of credit repaid......         19,735                   4,656

          MeriStar $195,000 term loans repaid..........         16,655                   3,831

          Historical interest capitalized by
             MeriStar..................................         (6,136)                 (1,473)

          Historical amortization of MeriStar deferred
             financing costs...........................          4,585                   1,323
                                                              --------                 -------

          Total reductions.............................         84,214                  20,548
                                                              --------                 -------

        Net adjustment.................................       $ 17,095                 $ 4,779
                                                              ========                 =======

     FelCor expects to assume approximately $500 million of MeriStar Partnership's senior notes and approximately $377 million of mortgage debt of MeriStar's subsidiaries in connection with the merger.

(F) Represents the reduction in historical depreciation associated with the allocation of FelCor's purchase price of MeriStar, offset by additional depreciation on $8.3 million of furniture, fixtures, and equipment acquired from Bass. The allocation of basis to the assets acquired from MeriStar is as follows (in thousands):


        Total merger acquisition cost...............................  $3,019,913

        Less: non-real estate assets acquired at historical cost
          (which approximates fair value)...........................     201,198
                                                                      ----------

        Allocation to investment in hotels..........................  $2,818,715
                                                                      ==========

     The basis is anticipated to be allocated $281.9 million to land, $2,395.9 million to buildings and improvements, and $140.9 million to furniture, fixtures, and equipment. The depreciable lives assigned to buildings and improvements are forty years and five years for furniture, fixtures, and equipment. The adjustment is calculated as follows (in thousands):

                                                         FOR THE YEAR ENDED   FOR THE THREE MONTHS ENDED
                                                         DECEMBER 31, 2000          MARCH 31, 2001
                                                         ------------------   --------------------------

        Buildings and improvements acquired from
          MeriStar.....................................      $  59,898                 $ 14,974

        Furniture, fixtures, and equipment acquired
          from MeriStar................................         28,186                    7,048
                                                             ---------                 --------

                                                                88,084                   22,022

        Historical MeriStar depreciation...............       (107,362)                 (28,374)
                                                             ---------                 --------

                                                               (19,278)                  (6,352)

        Furniture, fixtures, and equipment acquired
          from Bass....................................          1,666                      416
                                                             ---------                 --------

        Net adjustment.................................      $ (17,612)                $ (5,936)
                                                             =========                 ========

(G) Represents elimination of lease termination costs associated with the acquisition of DJONT and Bass leases.

(H) Represents adjustment necessary to record impact of merger related transactions on minority interests.

(I) Represents dividends on $100 million of cumulative redeemable preferred stock at an anticipated dividend rate of 10.5%.

(J) Represents the impact of additional shares issued in the merger on a basic and diluted basis. Also represents the dilutive effect of historical FelCor stock options, which were antidilutive on a historical basis but dilutive on a pro forma basis for the three months ended March 31, 2001, and the dilutive effect of FelCor stock options issued to MeriStar option holders as follows (in thousands):

                                                          FOR THE YEAR ENDED   FOR THE THREE MONTHS ENDED
                                                          DECEMBER 31, 2000          MARCH 31, 2001
                                                          ------------------   --------------------------

        Basic

          Shares issued to MeriStar stockholders........        34,861                   34,861
                                                                ------                   ------

          Adjustment to weighted average shares-basic...        34,861                   34,861

        Diluted

          Historical dilutive effect of FelCor
             options....................................                                    467

          Dilutive effect of options issued to MeriStar
             optionholders..............................           891                      891
                                                                ------                   ------

        Adjustment to weighted average shares-diluted...        35,752                   36,219
                                                                ======                   ======

(K) Represents adjustments necessary to reflect the hotel revenues, expenses, management fees and elimination of percentage lease revenues for the DJONT and Bass leased hotels, as if FelCor's acquisition of the leases was effective January 1, 2000.

(L) Represents MeriStar's historical results of operations, excluding extraordinary items. Certain reclassifications have been made to conform to the presentation of FelCor's statements of operations.

(M) Represents adjustments necessary to reflect hotel revenues, expenses and management fees and elimination of percentage lease revenue for the hotels formerly leased to MeriStar Hotels & Resorts, as if the assignment of the leases to MeriStar was effective January 1, 2000.

PRO FORMA COMBINED BALANCE SHEET

     The following unaudited Pro Forma Combined Balance Sheet as of March 31, 2001 is based in part upon the Consolidated Balance Sheets of FelCor, DJONT, and MeriStar incorporated by reference, and the consolidated balance sheet of Bristol Tenant which was provided to us by Bristol Tenant.

     The Pro Forma Combined Balance Sheet assumes all of the following occurred on March 31, 2001:

     - FelCor's acquisition of the remaining 88 leases held by Bass, effective July 1, 2001, and the recording of a lease termination expense of approximately $125 million in the third quarter of 2001 and a corresponding liability of approximately $125 million that will be amortized over the term of the management agreements with respect to these hotels; and

     - the completion of the MeriStar merger and related financings and the application of the net proceeds.

     In the opinion of FelCor's management, all material adjustments necessary to reflect the effects of the foregoing transactions have been made. The unaudited Pro Forma Combined Balance Sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the MeriStar merger and the other transactions described above occurred on March 31, 2001, nor does it purport to represent the future financial position of FelCor.

                       FELCOR LODGING TRUST INCORPORATED

                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2001
                           (UNAUDITED, IN THOUSANDS)

                                       FELCOR        BASS                     MERISTAR
                                     HISTORICAL   ACQUISITION     FELCOR     HISTORICAL       MERGER          PRO FORMA
                                        (A)           (B)        POST RMA       (C)       ADJUSTMENTS(D)        TOTAL
                                     ----------   -----------   ----------   ----------   --------------      ----------
                                                         ASSETS


Net investment in hotels...........  $3,734,891    $   8,328    $3,743,219   $2,878,442     $ (59,727)(E)     $6,561,934
Investment in unconsolidated
  entities.........................     150,960                   150,960        41,714                          192,674
Assets held for sale...............      58,733                    58,733                                         58,733
Cash and cash equivalents..........      60,743       15,832       76,575        18,982                           95,557
Restricted cash....................                                              18,221                           18,221
Due from MeriStar Hotels &
  Resorts..........................                                              10,709                           10,709
Note receivable from MeriStar
  Hotels & Resorts.................                                              36,000                           36,000
Accounts receivable................      47,857       34,003       81,860        57,311                          139,171
Prepaid expenses...................      11,731        2,996       14,727        18,221                           32,948
Deferred expenses, net.............      23,873                    23,873        22,211        (2,585)(F)         43,499
Other assets.......................       8,016        5,171       13,187            40                           13,227
                                     ----------    ---------    ----------   ----------     ---------         ----------
        Total assets...............  $4,096,804    $  66,330    $4,163,134   $3,101,851     $ (62,312)        $7,202,673
                                     ==========    =========    ==========   ==========     =========         ==========

                                           LIABILITIES & SHAREHOLDERS' EQUITY

Debt...............................  $1,812,690                 $1,812,690   $1,674,978     $ 198,253(G)      $3,685,921
Distributions payable..............      34,196                    34,196        24,142                           58,338
Accrued expenses and other.........     144,900    $  40,932      185,832       185,633                          371,465
Deferred rent......................       5,254       (5,254)
Due to manager.....................                   25,398       25,398                                         25,398
Lease termination liability........                  125,000      125,000                                        125,000
Minority interest in Operating
  Partnership......................     255,577                   255,577        95,083       (18,781)(H)        331,879
Minority interest in other
  partnerships.....................      49,949                    49,949         2,698                           52,647
                                     ----------    ---------    ----------   ----------     ---------         ----------
        Total liabilities..........   2,302,566      186,076    2,488,642     1,982,534       179,472          4,650,648
                                     ----------    ---------    ----------   ----------     ---------         ----------
Shareholders' equity:
Preferred stock....................     293,265                   293,265                     100,000(I)         393,265
Common stock.......................         699                       699           486          (137)(J)          1,048
Additional paid-in capital.........   2,064,469                 2,064,469     1,180,099      (402,915)(J)      2,841,653
Accumulated other comprehensive
  income (loss)....................      (4,844)                   (4,844)      (14,690)       14,690(K)          (4,844)
Distributions in excess of
  earnings.........................    (243,490)    (119,746)    (363,236)       25,776       (25,776)(K)       (363,236)
Less: Common stock in treasury, at
  cost.............................    (315,861)                 (315,861)      (72,354)       72,354(K)        (315,861)
                                     ----------    ---------    ----------   ----------     ---------         ----------
        Total shareholders'
          equity...................   1,794,238     (119,746)   1,674,492     1,119,317      (241,784)         2,552,025
                                     ----------    ---------    ----------   ----------     ---------         ----------
        Total liabilities and
          shareholders' equity.....  $4,096,804    $  66,330    $4,163,134   $3,101,851     $ (62,312)        $7,202,673
                                     ==========    =========    ==========   ==========     =========         ==========

                 See notes to pro forma combined balance sheet.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                  (UNAUDITED)

(A) Represents the historical consolidated balance sheet of FelCor as of March 31, 2001.

(B) Effective January 1, 2001, with the enactment of the REIT Modernization Act, FelCor had completed transactions that resulted in its newly formed taxable REIT subsidiaries acquiring leases for 96 hotels that were previously leased to either DJONT or Bass. Accordingly, the assets and liabilities associated with these hotels are included in FelCor's consolidated balance sheet as of March 31, 2001. In March 2001, FelCor entered into an agreement with Bass to acquire the remaining 88 hotel leases effective July 1, 2001. In consideration for the acquisition of these leases, taxable REIT subsidiaries of FelCor will enter into long-term management agreements with Bass with regard to these hotels and issue to Bass 100 shares of FelCor common stock. A portion of the management fees with respect to the 88 hotels managed by Bass will be considered lease termination costs and FelCor will record a lease termination cost of $125 million in the third quarter of 2001. This pro forma adjustment column represents the historical hotel assets and liabilities associated with the 88 hotels and the lease termination cost liability as if the Bass leases were acquired effective March 31, 2001.

(C) Represents the historical consolidated balance sheet of MeriStar as of March 31, 2001. Certain reclassifications have been made to conform to the presentation of FelCor's balance sheet.

(D) On May 10, 2001, FelCor and MeriStar announced that they had signed a merger agreement, under which MeriStar will merge with and into FelCor, a wholly-owned subsidiary of FelCor Partnership will merge with and into MeriStar Partnership and the limited partners of MeriStar Partnership, other than FelCor and its subsidiaries, will exchange their interests in MeriStar Partnership for interests in FelCor Partnership and, where applicable, cash. Under the merger agreement, each holder of MeriStar common stock will receive, for each share of MeriStar common stock, $4.60 in cash plus 0.784 of a share of FelCor common stock. Each holder of common units and profits-only partnership units in MeriStar Partnership, other than FelCor Partnership and its subsidiaries will receive, for each common unit and profits-only unit, $4.60 in cash plus 0.784 of a common unit of FelCor Partnership. Each holder of Class C preferred units in MeriStar Partnership will receive, for each unit, $4.60 in cash plus 0.784 of a Series C preferred unit in FelCor Partnership. Each holder of Class D preferred units in MeriStar Partnership will receive, for each unit, one Series D preferred unit in FelCor Partnership. Amounts represent adjustments to record the merger and related transactions as if the merger had occurred on March 31, 2001. The calculation of the merger acquisition cost is as follows (in thousands, except share and unit data):


        Issuance of 34.861 million shares of FelCor common stock in exchange for 44.5 million shares of MeriStar common
          stock.....................................................  $  770,436

        Issuance of 2.769 million FelCor Partnership common units in exchange for 3.5 million MeriStar Partnership common and
          profits-only units........................................      61,202

        Issuance of 755,954 FelCor Partnership Series C preferred
          units in exchange for 964,227 MeriStar Partnership Class C
          preferred units...........................................      16,707

        Payment of $4.60 per share of MeriStar common stock and per
          MeriStar Partnership common, Class C preferred and
          profits-only units........................................     225,227

        Issuance of 392,157 FelCor Partnership Series D preferred
          units in exchange for a like number of MeriStar
          Partnership Class D preferred units.......................       8,690

        Issuance of 3.6 million FelCor stock options based on a
          0.784 exchange ratio in exchange for MeriStar stock
          options, assuming all MeriStar option holders are not
          retained by FelCor........................................      10,600

        Assumption of MeriStar's liabilities........................   1,887,451

        Transaction costs...........................................      39,600
                                                                      ----------

        Total merger acquisition cost...............................  $3,019,913
                                                                      ==========

     The following is a calculation of estimated transaction costs (in thousands):

Severance and excise tax payments...........................  $15,000
Financial advisory fees.....................................   12,000
Consent payments in connection with debt agreements.........    4,600
Legal fees..................................................    3,000
Accounting fees.............................................    1,000
Mailing and filing fees.....................................    1,000
Other.......................................................    3,000
                                                              -------
          Transaction costs.................................  $39,600
                                                              =======

(E) Represents the purchase accounting adjustment to the historical carrying value of MeriStar investment in hotels as follows (in thousands):


        FelCor allocation to investment in hotels...................  $2,818,715

        MeriStar historical carrying amount.........................   2,878,442
                                                                      ----------

             Adjustment.............................................  $  (59,727)
                                                                      ==========

(F)  Represents the net effect of the following adjustments (in thousands):


        Deferred financing costs for new borrowings.................  $ 19,626

        Elimination of historical MeriStar deferred financing
          costs.....................................................   (22,211)
                                                                      --------

             Adjustment.............................................  $ (2,585)
                                                                      ========

(G) Represents the net increase in debt as a result of the merger and related transactions as follows (in thousands):


        Issuance of $600,000 senior notes, net of discount..........  $ 595,014

        Issuance of new mortgage debt...............................    350,000

        Borrowings on new line of credit............................    362,709

        Repayment of FelCor line of credit..........................   (248,900)

        Repayment of FelCor mortgage debt...........................    (61,744)

        Repayment of MeriStar subordinated notes....................   (202,526)

        Repayment of MeriStar convertible notes.....................   (154,300)

        Repayment of MeriStar line of credit........................   (247,000)

        Repayment of MeriStar term loans............................   (195,000)
                                                                      ---------

             Net adjustment.........................................  $ 198,253
                                                                      =========

(H) Represents the net adjustment to minority interest as follows (in thousands, except share and unit data):


        Issuance of 2.769 million FelCor Partnership common units in exchange for 3.532 million MeriStar Partnership common and profits-only units........................................  $ 61,202

        Issuance of 755,954 FelCor Partnership Series C preferred
          units in exchange for 964,227 MeriStar Partnership Class C
          preferred units...........................................    16,707

        Issuance of 392,157 FelCor Partnership Series D preferred
          units in exchange for a like number of MeriStar
          Partnership Class D preferred units.......................     8,690

        Elimination of historical MeriStar minority interest........   (95,083)

        Adjustment to reflect minority interest as 12.5% of common
          equity....................................................   (10,297)
                                                                      --------

                  Net adjustment....................................  $(18,781)
                                                                      ========

     The minority interest percentage is calculated as follows (in thousands):


        Historical FelCor common stock..............................     52,981

        Historical FelCor Partnership units convertible into FelCor
          common stock..............................................      9,014

        FelCor common stock issued in the merger....................     34,861

        FelCor Partnership units convertible into FelCor common
          stock issued in the merger................................      3,525
                                                                       --------

                  Total shares and units............................    100,381
                                                                       ========

        Units as a percentage of shares and units...................       12.5%

(I) Represents the issuance of $100 million in cumulative redeemable preferred stock.

(J) Represents the net adjustments resulting from the merger and related transactions as follows (in thousands, except share and unit data):

                                                                               ADDITIONAL
                                                                      COMMON     PAID IN
                                                                      STOCK      CAPITAL
                                                                      ------   -----------

        Issuance of 34.861 million shares of FelCor common stock in exchange for 44.466 million shares of MeriStar common
          stock.....................................................  $ 349    $   770,087

        Elimination of historical MeriStar balances.................   (486)    (1,180,099)

        Offering expenses of new $100,000 of FelCor cumulative
          redeemable preferred stock................................                (3,200)

        Adjustment to reflect minority interest as 12.5% of common
          equity....................................................                10,297
                                                                      -----    -----------

                  Net adjustments...................................  $(137)   $  (402,915)
                                                                      =====    ===========

(K)  Represents the elimination of historical MeriStar balances.

                      DESCRIPTION OF FELCOR CAPITAL STOCK

     The following description of FelCor's capital stock is a summary and is not intended to be complete. You should also review FelCor's charter and bylaws, including articles supplementary to the charter describing the Series A and Series B preferred stock, copies of which are available from FelCor upon request or through the SEC or the SEC's website, as described in "Where You Can Find More Information." FelCor is a Maryland corporation governed by its charter, bylaws and the Maryland General Corporation Law. Under FelCor's charter, FelCor has the authority to issue up to 200,000,000 shares of common stock and 20,000,000 shares of preferred stock. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations.

DESCRIPTION OF FELCOR COMMON STOCK

     At March 31, 2001, FelCor had outstanding 53,332,741 shares of common stock.

  Terms

     Subject to the preferential rights of any series of preferred stock outstanding, the holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. FelCor's charter does not provide for cumulative voting in the election of directors. Except as otherwise required by law or provided in articles supplementary relating to preferred stock of any series, the holders of common stock exclusively possess all voting power.

     Subject to any preferential rights of any series of preferred stock outstanding, the holders of common stock are entitled to those dividends, if any, as may be declared from time to time by the FelCor board of directors from assets legally available for dividends and, upon liquidation, are entitled to receive pro rata all assets of FelCor available for distribution to those holders. All shares of common stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. FelCor may, however, enter into contracts with stockholders to grant them preemptive rights.

     Holders of shares of common stock have no redemption rights. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of common stock will have equal dividend, liquidation and other rights.

     Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation's charter. FelCor's charter requires the affirmative vote of a majority of the votes entitled to be cast in those situations.

  Restrictions on Ownership and Transfer

     Shares of FelCor common stock are subject to restrictions upon their ownership and transfer which were adopted for the purpose of enabling FelCor to preserve its status as a REIT. For a description of those restrictions, see the discussions below under the captions, "-- Certain FelCor Charter and Bylaw Provisions -- Restrictions on Ownership and Transfer."

  Exchange Listing

     FelCor common stock is listed on the NYSE under the symbol "FCH".

  Transfer Agent

     The transfer agent and registrar for the common stock is SunTrust Bank, located in Atlanta, Georgia.

DESCRIPTION OF FELCOR PREFERRED STOCK

     The FelCor board of directors may, without further action of the stockholders of FelCor, establish and issue shares of preferred stock in one or more series and fix the rights, preferences and restrictions of the series of preferred stock. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of holders of preferred stock. The issuance of additional shares of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying or preventing a change in control of FelCor or other corporate action. The board has established two series of preferred stock which are described below.

  Series A Preferred Stock

     In April 1996, the board of directors authorized FelCor to classify and issue the Series A preferred stock as part of the authorized preferred stock. At March 31, 2001, there were outstanding 5,980,600 shares of Series A preferred stock.

     The outstanding shares of Series A preferred stock are validly issued, fully paid and nonassessable. The holders of the Series A preferred stock have no preemptive rights. The shares of Series A preferred stock are not subject to any sinking fund or other obligation of FelCor to redeem or retire the Series A preferred stock. Unless converted or redeemed by FelCor into common stock, the Series A preferred stock will have a perpetual term, with no maturity.

     Ranking. The Series A preferred stock ranks on parity with the outstanding Series B preferred stock and senior to the common stock as to dividends and liquidation preference. While any shares of Series A preferred stock are outstanding, FelCor may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series A preferred stock without the consent of the holders of two-thirds of the votes entitled to be cast by holders of the outstanding Series A preferred stock. However, FelCor may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking junior to or on parity with the Series A preferred stock without the consent of any holder of Series A preferred stock.

     Dividends. If declared by the board of directors of FelCor, dividends on each share of the Series A preferred stock will be paid quarterly based on either $0.4875 per share or the cash dividends on the number of shares of common stock into which a share of Series A preferred stock is then convertible, whichever is greater. Dividends on the Series A preferred shares will be paid prior to payment of any dividends on the common stock or preferred stock other than the Series B preferred stock. Any unpaid dividends will accrue and are cumulative.

     Redemption. FelCor has the right to redeem shares of Series A preferred stock at any time. FelCor may either issue shares of its common stock based upon a conversion rate of 0.7752 shares of common stock for each share of Series A preferred stock or deliver cash in an amount equal to the aggregate market value of the number of shares of common stock into which the Series A preferred stock is convertible, plus accrued and unpaid dividends. FelCor may only exercise this redemption option if the closing price of the common stock on the NYSE equals or exceeds $32.25 per share for 20 trading days within any period of 30 consecutive trading days. FelCor may not redeem the Series A preferred stock unless all dividends have been declared and paid on the Series A and Series B preferred stock, or unless FelCor is acquiring shares of capital stock to preserve its status as a REIT or for purposes of a FelCor employee benefit plan.

     Liquidation Preference. Upon liquidation, dissolution or winding up of FelCor, whether voluntary or involuntary, and before payment of any amount to any other class or series of capital stock other than holders of Series B preferred stock, the holders of Series A preferred stock are entitled to receive $25.00 per share plus any accrued and unpaid dividends. If there are insufficient assets to pay the liquidation preference, FelCor's assets will be distributed pro rata among the holders of Series A preferred stock and Series B preferred stock.

     Voting Rights. The holders of Series A preferred stock have no voting rights. However, if six quarterly dividends payable on the Series A or Series B preferred stock are in arrears, the holders of the Series A and Series B preferred stock will have the right to elect two additional members to FelCor's board of directors until the dividends have been paid or declared and set apart for payment. FelCor may not amend its charter to materially and adversely affect the rights, preferences or voting power of the holders of the Series A preferred stock or the Series B preferred stock or create any class of stock senior to the Series A and Series B preferred stock without the approval of two-thirds of the votes entitled to be cast by holders of the outstanding Series A and Series B preferred stock.

     Conversion Rights. Holders of Series A preferred stock have the right, at any time prior to redemption, to convert their preferred stock into shares of FelCor common stock at a conversion price of $32.25 per share of common stock.

     Exchange Listing. The Series A preferred stock is listed on the NYSE under the symbol "FCHpA".

     Transfer Agent. The transfer agent and registrar for the Series A preferred stock is SunTrust Bank, Atlanta, Georgia.

  Series B Preferred Stock and Depositary Shares

     In April 1998, the Board of Directors authorized FelCor to classify and issue the Series B preferred stock as part of the authorized preferred stock. At March 31, 2001, there were outstanding 57,500 shares of Series B preferred stock represented by 5,750,000 depositary shares, each of which represent a 1/100 fractional interest in a share of Series B preferred stock.

     Ranking. The Series B preferred stock ranks on parity with the outstanding Series A preferred stock and senior to the common stock as to dividends and liquidation preference. While any shares of Series B preferred stock are outstanding, FelCor may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series B preferred stock without the consent of the holders of two-thirds of the votes entitled to be cast by holders of the outstanding Series B preferred stock. However, FelCor may create additional classes of stock, increase the authorized number of preferred stock or issue series of preferred stock ranking junior to or on a parity with the Series B preferred stock without the consent of any holder of Series B preferred stock.

     Dividends. If declared by the board of directors of FelCor, dividends on each share of Series B preferred stock will be paid quarterly at an annual rate of $225.00 per share. Dividends on the Series B preferred shares will be paid prior to payment of any dividends on the common stock or preferred stock other than the Series A preferred stock. Any unpaid dividends will accrue and are cumulative.

     Redemption. FelCor has the right to redeem shares of Series B preferred stock at any time after May 7, 2003 at a redemption price of $2,500 per share, or $25 per depositary share, plus any accrued and unpaid dividends. The redemption price of the Series B preferred stock, other than accrued and unpaid dividends, may only be paid from proceeds of the sale of other capital stock of FelCor. The shares of Series B preferred stock have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions. FelCor may not redeem the Series B preferred stock unless all dividends have been declared and paid on the Series A and Series B preferred stock, or unless FelCor is acquiring shares of capital stock to preserve its status as a REIT or for purposes of a FelCor employee benefit plan.

     Liquidation Preference. Upon liquidation, dissolution or winding up of FelCor, whether voluntary or involuntary, and before payment of any amount to any other class or series of capital stock other than holders of Series B preferred stock, the holders of Series A preferred stock are entitled to receive $2,500 per share plus any accrued and unpaid dividends. If there are insufficient assets to pay the liquidation preference, FelCor's assets will be distributed pro rata among the holders of Series A preferred stock and Series B preferred stock.

     Voting Rights. Each share of Series B preferred stock is entitled to 100 votes, which may be directed separately by the holder or the holder's proxy. If six quarterly dividends payable on the Series A or Series B preferred stock are in arrears, the holders of the Series A and Series B preferred stock will have the right to elect two additional members to FelCor's board of directors until the dividends have been paid or declared and set apart for payment. FelCor may not enter into any share exchange or consolidation or merger with any other entity, unless the rights of the Series B preferred stockholders remain unchanged, without the approval of two-thirds of the outstanding depositary shares representing the Series B preferred stock. In addition, FelCor may not amend its charter to materially and adversely affect the rights, preferences or voting power of the holders of the Series A preferred stock or the Series B preferred stock or create any class of stock senior to the Series A and Series B preferred stock without the approval of two-thirds of the votes entitled to be cast by holders of the outstanding Series A and Series B preferred stock.

     Conversion Rights. Shares of Series B preferred stock are not convertible into or exchangeable for any other property or securities of FelCor.

     Exchange Listing. The Series B preferred stock is listed on the NYSE under the symbol "FCHpB".

     Transfer Agent. The transfer agent and registrar for the depositary shares is SunTrust Bank, Atlanta, Georgia.

SELECTED FELCOR CHARTER PROVISIONS

  Restrictions on Ownership and Transfer

     For FelCor to qualify as a REIT under the federal income tax laws, it must meet some requirements concerning the ownership of its outstanding stock. Not more than 50% in value of FelCor's outstanding stock may be owned, actually and constructively under the applicable attribution provisions of the federal income tax laws, by five or fewer individuals, including some entities, during the last half of a taxable year. This is known as the 5/50 rule. Also, FelCor stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

     For the purpose of, among other reasons, preserving FelCor's REIT qualification, the FelCor charter contains provisions that restrict the ownership and transfer of FelCor's capital stock under some circumstances. These ownership limitation provisions provide that no person may own more than 9.9% of the outstanding shares of any class of FelCor's capital stock, subject to exceptions. The board of directors may waive the ownership limit with respect to a stockholder if it determines that the stockholder's ownership will not jeopardize FelCor's status as a REIT. The board has waived these provisions for some parties in the past.

     Transfers of FelCor capital stock that would cause FelCor to become closely held under the Internal Revenue Code or otherwise fail to qualify as a REIT under the Internal Revenue Code are prohibited. Any transfer of capital stock of FelCor or any other event that would cause FelCor to violate the 5/50 rule or to own 10% or more of the ownership interests in any entity that leases any hotels or in any sublessee is prohibited. That prohibition does not prevent FelCor from leasing its hotels to TRSs. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

     The provisions described above may have the effect of precluding an acquisition of control of FelCor without approval of the board of directors.

  Operations

     FelCor generally is prohibited from engaging in some activities, including acquiring or holding property or engaging in any activity that would cause FelCor to fail to qualify as a REIT.

  Classification of the Board of Directors

     Under the charter, the board of directors is divided into three classes. Directors of each class will be chosen for three-year terms upon the expiration of their current terms, and each year one class of directors will be elected by the stockholders. FelCor believes that classification of the board of directors will help to assure the continuity and stability of FelCor's business strategies and policies as determined by the board of directors. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. The staggered terms of directors may delay, defer or prevent a transaction or change of control of FelCor that might involve a premium price for holders of common stock or otherwise be in their best interest.

     Information regarding removal of directors is contained in "Comparison of Stockholder Rights" in this joint proxy statement/prospectus.

MARYLAND TAKEOVER STATUTES

     Under the Maryland General Corporation Law, some business combinations, including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, are prohibited. These transactions include those between a Maryland corporation and the following persons:

     - an interested stockholder, which is defined as any person who beneficially owns 10% or more of the voting power of the corporation's shares, or who is an affiliate or an associate of the corporation who, at any time within a two-year period prior to the transaction, was the beneficial owner of 10% or more of the voting power of the corporation's shares; or

     - an affiliate of an interested stockholder.

     A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board of directors. Transactions between a corporation and an interested stockholder are prohibited for five years after the date on which an affiliate becomes an interested stockholder under the above test. After five years, any business combination must be recommended by the board of directors of the corporation and approved by at least 80% of the stockholders of the corporation, two-thirds of which must be holders of shares other than those held by the interested stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price as defined by Maryland law and other conditions under Maryland law are satisfied.

     A Maryland corporation may elect not to be governed by these provisions by either having its board of directors exempt specific interested stockholders, or by placing a provision in its charter expressly electing not to be governed by the specific section of the Maryland law or amending its existing charter with the approval of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than those held by any interested stockholder. The FelCor charter contains exemptions from these provisions for any business combination involving Hervey Feldman, former Chairman of FelCor, or Mr. Corcoran or any present or future affiliates, associates or other persons acting in concert or as a group with Mr. Feldman or Mr. Corcoran.

     The Maryland General Corporation Law also prevents, subject to exceptions, an acquiror who acquires enough shares to exercise specified percentages of voting power of a corporation from having any voting rights except to the extent approved by two-thirds of the votes entitled to be cast on the matter not including shares of stock owned by the acquiring person and any officers or directors who are employees of the corporation. These provisions are referred to as the control share statute.

     The control share statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a corporation's charter or bylaws. FelCor's charter contains a provision exempting any and all acquisitions of FelCor's shares of stock from the control share statute. This provision could be amended or eliminated in the future. If this exemption in the charter is eliminated, the control share statute could discourage offers to acquire FelCor stock and could increase the difficulty of completing an offer.

     The Maryland General Corporation Law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation's charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into the applicable statutory provisions and notwithstanding the charter or bylaws:

     - provide that a special meeting of stockholders, will be called only at the request of stockholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting,

     - reserve for itself the right to fix the number of directors,

     - provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote, and

     - retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director.

     In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. FelCor is not prohibited from implementing any or all of the statute. If implemented, these provisions could discourage offers to acquire FelCor stock and could increase the difficulty of completing an offer.

                        COMPARISON OF STOCKHOLDER RIGHTS

     Both FelCor and MeriStar are incorporated in Maryland and governed by the Maryland General Corporation Law. The FelCor charter and bylaws and the MeriStar charter and bylaws are similar in several respects, including with respect to the following matters: majority vote required for extraordinary transactions, absence of cumulative voting, classification of the board of directors, director qualifications, indemnification of officers and directors, limitations on director liability, voting rights and inapplicability of the control share statute. The following is a summary of the material differences between the rights of holders of FelCor common stock and those of the holders of MeriStar common stock after the merger. These differences arise from differences between the FelCor charter and bylaws and the MeriStar charter and bylaws.

NUMBER OF DIRECTORS

     The FelCor board of directors must be a minimum of three directors, but not more than nine, unless otherwise determined by resolution of 80% of the board of directors. The minimum number of members of the MeriStar board of directors is three, and the bylaws prescribe a maximum of up to 15 members. Currently, MeriStar has 10 directors, and FelCor has 11 directors.

AMENDMENTS TO CHARTER

     Amendments to the FelCor and MeriStar charters are governed by the provisions of the Maryland General Corporation Law which require the board of directors to adopt a resolution which sets forth the proposed amendment, declare that it is advisable, and direct that the proposed amendment be submitted for consideration at either an annual or special meeting of the stockholders entitled to vote to approve the amendment.

     FelCor's charter requires that any proposed amendment to the charter will become effective only upon the affirmative vote of the holders of not less than a majority of all votes entitled to be cast on the matter. However, any amendment to or repeal of provisions of the charter relating to ownership limitations on the stock of FelCor will be effective only if it is adopted upon the affirmative vote of not less than two-thirds of the aggregate votes entitled to be cast on the proposed amendment. Any amendment to or repeal of provisions of FelCor's charter relating to the board of directors requires the affirmative vote of not less than 80% of the board of directors and 75% of the aggregate votes entitled to be cast on the proposed amendment.

     MeriStar's charter requires that an amendment to the charter addressing any stock provisions become effective only upon the affirmative vote of all independent directors and the holders of not less than two-thirds of all votes entitled to be cast on the matter. To amend any provisions in the MeriStar charter addressing the classification of directors, the removal of directors, independent directors, pre-emptive rights, indemnification and liability of directors and officers and amendments to the charter, approval by the affirmative vote of the holders of not less than two thirds of all votes entitled to be cast on the matter is required.

PREFERRED STOCK

     MeriStar has no outstanding shares of preferred stock. FelCor has outstanding shares of two series of preferred stock. The FelCor preferred stock has preferences over common stock on dividends or liquidating distributions. For a description of the terms of FelCor's preferred stock, see "Description of FelCor Capital Stock -- Description of FelCor Preferred Stock."

     The FelCor charter expressly provides that the board of directors may set, change or eliminate any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and condition of redemption of any of the unissued shares of the preferred stock of FelCor. The MeriStar charter expressly provides that the board of directors may designate the rights, preferences and priorities of any of the unissued shares of the preferred stock of MeriStar, provided that the preferred stock will not be used for anti-takeover purposes and will not have super-majority voting rights.

SPECIAL MEETINGS OF THE STOCKHOLDERS

     The bylaws of FelCor provide that a special meeting of the stockholders may be called by the chairman of the board, the chief executive officer, the president or the majority of the board of directors or a majority of the independent directors, or the holders of at least 10% of the outstanding shares of stock entitled to vote at the meeting.

     The bylaws of MeriStar provide that a special meeting of stockholders may be called by the president, chief executive officer or the board of directors, or the holders of at least a majority of the outstanding shares of stock entitled to vote at the meeting. The stockholders must pay for the costs of the special meeting if called by the stockholders.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     The FelCor bylaws allow any action required or allowed to be taken at a meeting of stockholders to be taken without a meeting if there is unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter. Although the MeriStar bylaws are silent on stockholder action by written consent, Maryland law permits stockholder action by unanimous written consent even in the absence of a bylaw provision which authorizes this action.

REMOVAL OF DIRECTORS

     FelCor's charter provides that directors may be removed from office at any time, but only for cause and then only by the affirmative vote of a majority of the holders of stock entitled to vote in an election for directors.

     MeriStar's charter provides that a director may be removed with or without cause by the affirmative vote of 75% of the votes entitled to be cast in the election of directors.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences of the merger and related transactions to FelCor, MeriStar and their respective stockholders as well as other tax considerations for U.S. stockholders of FelCor. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, referred to as the Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this joint proxy statement/prospectus with respect to the transactions entered into or contemplated prior to the effective date of those changes. No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to U.S. stockholders of FelCor and MeriStar. The tax discussion set forth below is included for general information only and should not be construed to be legal or tax advice to a particular stockholder of FelCor or MeriStar. Jenkens & Gilchrist, a Professional Corporation, counsel for FelCor, and Paul, Weiss, Rifkind, Wharton & Garrison, counsel for MeriStar, have reviewed the discussion below in "U.S. Federal Income Tax Consequences of the Merger" and are of the opinion that the discussion fairly summarizes the U.S. federal income tax consequences of the transactions referred to in that section that are likely to be material to U.S. stockholders of FelCor or MeriStar. Hunton & Williams, special tax counsel for FelCor, has reviewed the discussion set forth below in "U.S. Federal Income Tax Consequences of FelCor's Status as a REIT" and is of the opinion that the discussion fairly summarizes the U.S. federal income tax consequences that are likely to be material to U.S. stockholders of FelCor or MeriStar. Each of the opinions discussed in this paragraph will be filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. The opinions are based on various assumptions, are subject to limitations, including assumptions regarding the accuracy of factual representations made by FelCor and MeriStar and the parties to the merger agreement taking actions contemplated by, and otherwise satisfying their obligations under, the merger agreement, and are not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge part or all of those opinions, and such a challenge could be successful.

     The following discussion may not apply to particular categories of FelCor or MeriStar stockholders subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, broker-dealers, estates, trusts, tax-exempt organizations except as provided below, non-U.S. stockholders except as provided below, holders whose shares were acquired through the exercise of employee stock options or otherwise as compensation, and other persons subject to special tax treatment under U.S. federal income tax laws. Stockholders of FelCor and MeriStar are urged to consult their own tax advisors regarding the specific tax consequences of the transactions and matters referred to herein, including the state, local, foreign, and other tax consequences of the transactions and matters referred to herein, and of potential changes in applicable tax laws.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  General

     The merger is intended to qualify as a reorganization under section 368(a)(1)(A) of the Code. The tax consequences summarized below are based on the assumption that the merger will qualify as a reorganization. The obligation of FelCor and MeriStar to complete the merger is conditioned on each of Jenkens & Gilchrist and Paul Weiss delivering an opinion at the closing of the merger to FelCor and MeriStar, respectively, that the merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code. The foregoing opinions of counsel will rely on customary representations made by FelCor and MeriStar and applicable factual assumptions. If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the tax treatment of the merger, and this summary may not accurately describe the tax consequences of the merger.

  Tax Treatment of Holders of MeriStar Common Stock

     MeriStar stockholders will receive $4.60 in cash and 0.784 of a share of FelCor common stock for each share of MeriStar common stock exchanged in the merger. Assuming, consistent with the above described opinions, the merger of MeriStar with and into FelCor constitutes a reorganization within the meaning of section 368(a)(1)(A) of the Code, the following tax consequences generally will occur to MeriStar stockholders:

     - Recognition of Gain: A MeriStar stockholder will recognize gain upon the receipt of cash consideration in the merger in an amount equal to the lesser of:

      - the cash consideration received in the merger, excluding cash received instead of a fractional share of FelCor common stock; or

      - the sum of the cash consideration, excluding cash received instead of a fractional share of FelCor common stock, plus the fair market value of the FelCor common stock received in the merger less the stockholder's adjusted tax basis in its MeriStar common stock being exchanged.

     The treatment of this gain for tax purposes is described below. A MeriStar stockholder that receives cash instead of a fractional share of FelCor common stock also will recognize gain or loss as described below.

     - Character of Gain. In general, the determination of whether the gain recognized by a MeriStar stockholder in the merger will be treated as capital gain, assuming that the MeriStar common stock was held as a capital asset, or dividend income depends upon whether and to what extent the transactions related to the merger will be deemed to reduce the stockholder's percentage ownership of FelCor following the merger. For purposes of that determination, the MeriStar stockholder is treated as if the stockholder first exchanged all of its shares of MeriStar common stock solely for FelCor common stock and then FelCor immediately redeemed a portion of the FelCor common stock in exchange for the cash consideration that the MeriStar stockholder actually received in the merger. This is referred to as a deemed redemption. If, under Section 302 of the Code, a stockholder's percentage ownership immediately after the deemed redemption is "substantially disproportionate" to the stockholder's percentage ownership immediately before the deemed redemption determined by applying a mathematical test, the gain recognized will be treated as a capital gain. Based on the expected range of values of FelCor common stock at the time of the merger, it is anticipated that the deemed redemption will not be substantially disproportionate with respect to holders of MeriStar common stock.

      Section 302 of the Code also provides that any gain recognized by a stockholder in the deemed redemption will be capital gain if the deemed redemption is "not essentially equivalent to a dividend" with respect to that stockholder. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the stockholder's deemed percentage stock ownership of FelCor following the merger. That determination generally requires a comparison of:

      - the percentage of the outstanding stock of FelCor the stockholder is considered to have owned immediately before the deemed redemption, to

      - the percentage of the outstanding stock of FelCor the stockholder owns immediately after the deemed redemption.

      The Internal Revenue Service has indicated in a published ruling that, in the case of a small minority holder of a publicly held corporation whose relative stock interest is minimal and who exercises no control over corporate affairs, a reduction in the holder's proportionate interest in the corporation from 0.0001118% to 0.0001081%, an approximate 3.31% reduction in relative interest, would constitute a meaningful reduction. In applying the foregoing tests, under the attribution rules of section 318 of the Code, a MeriStar stockholder will be deemed to own:

         - stock owned and, in some cases, constructively owned by family members, by some estates and trusts of which the stockholder is a beneficiary and by some affiliated entities; and

         - stock subject to an option actually or constructively owned by the stockholder or other persons.

      Aside from the guidance provided above, authority is limited on the application of the "not essentially equivalent to a dividend" test. FelCor does not intend to report the cash consideration paid in the merger as a dividend paid to MeriStar stockholders. However, the determination as to whether a MeriStar stockholder will recognize capital gain or dividend income upon the merger is complex and is determined on a stockholder-by-stockholder basis. Accordingly, each MeriStar stockholder is urged to consult his or her own tax advisor with respect to this determination.

     Any capital gain recognized by a MeriStar stockholder will be long-term capital gain if the MeriStar stockholder's holding period in the MeriStar common stock is more than one year.

     - No Loss Recognized. A MeriStar stockholder will not recognize loss upon the receipt of cash and FelCor common stock in exchange for MeriStar common stock in the merger, except in connection with the receipt of cash instead of a fractional share of FelCor common stock, as described below.

     - Tax Basis. The aggregate tax basis of the FelCor common stock received by a MeriStar stockholder in the merger, including a fractional share of FelCor common stock for which cash is received, will be the same as the aggregate tax basis of the stockholder's MeriStar common stock exchanged therefor, decreased by the amount of cash, other than cash received instead of a fractional share of FelCor common stock, received in the merger, and increased by the amount of gain recognized by the stockholder in the exchange, other than gain recognized in connection with cash received for a fractional share, but including the amount of gain that is treated as a dividend.

     - Holding Period. The holding period for the FelCor common stock received by a stockholder of MeriStar in the merger will include the holding period for the MeriStar common stock being exchanged, provided that the MeriStar common stock was held as a capital asset at the time of the merger.

     - Fractional Shares. A MeriStar stockholder that receives cash instead of a fractional share of FelCor common stock will be treated as if it had received the fractional share in the merger and then FelCor had redeemed such fractional share. The stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received for the fractional share and the portion of the stockholder's adjusted tax basis in its newly received FelCor common stock that is allocated to the fractional share. The gain or loss generally will be treated as capital gain or loss if the stockholder holds its MeriStar common stock as a capital asset at the time of the merger.

  Backup Withholding

     Backup withholding tax at a rate of 31% may apply to cash paid in the merger to a MeriStar stockholder. Backup withholding will not apply, however, if the MeriStar stockholder:

     - furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9 or an appropriate substitute form;

     - provides a certificate of foreign status on Internal Revenue Service Form W-8 BEN or an appropriate substitute form; or

     - is a corporation or is otherwise exempt from backup withholding and, when required, demonstrates that fact.

     The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

  Tax Treatment of MeriStar

     Assuming, consistent with the above described opinions, the merger qualifies as a reorganization within the meaning of section 368(a)(1)(A) of the Code, MeriStar will not recognize gain or loss in connection with the merger.

  Tax Protection Agreements

     MeriStar has previously entered into agreements with some holders of MeriStar Partnership units that require MeriStar to indemnify these holders for their tax liabilities that arise on the taxable sale or exchange of some properties by MeriStar. It is not anticipated that the partnership merger will trigger any material indemnity obligation of MeriStar under these agreements.

  Tax Treatment of FelCor and its Stockholders

     Assuming, consistent with the above described opinions, the merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, neither FelCor nor its stockholders will recognize gain or loss in connection with the merger, although FelCor will succeed to any tax liabilities of MeriStar.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF FELCOR'S STATUS AS A REIT

     This section summarizes the U.S. federal income tax issues that you, as a holder of FelCor common stock, may consider relevant. The statements in this section are based on the current U.S. federal income tax laws governing qualification as a REIT. New laws, interpretations thereof, or court decisions, any of which may take effect retroactively, could cause any statement in this section to be inaccurate.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF OWNERSHIP OF FELCOR COMMON STOCK AND OF FELCOR'S ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF YOUR STOCK OWNERSHIP AND FELCOR'S REIT ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  REIT Qualification

     FelCor elected to be taxed as a REIT under the tax laws beginning with its short taxable year ended December 31, 1994. MeriStar's predecessor elected to be taxed as a REIT under the federal income tax laws beginning with its short taxable year ended December 31, 1996. Each of FelCor and MeriStar believes that it has operated in a manner intended to qualify as a REIT since the beginning of the first short taxable year for which it elected to be taxed as a REIT and, following the merger, FelCor intends to continue to so operate. This section discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

     The obligation of FelCor and MeriStar to complete the merger is conditioned upon Hunton & Williams delivering an opinion to FelCor and MeriStar dated as of the closing date that:

     - commencing with its taxable year ended December 31, 1994, FelCor was organized and has operated in conformity with the requirements for qualification as a REIT under the Code;

     - FelCor Partnership has been since its formation in 1994, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation; and

     - the merger will not prevent FelCor from continuing to operate in conformity with the requirements for qualification as a REIT under the Code.

     In addition, the obligation of FelCor and MeriStar to complete the merger is conditioned upon Paul Weiss delivering an opinion to FelCor and MeriStar dated as of the closing date that:

     - commencing with its taxable year ended December 31, 1996, MeriStar or its predecessor was organized and has operated in conformity with the requirements for qualification as a REIT under the Code; and

     - MeriStar Partnership has been since its formation in 1996, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation.

     Those opinions will be based upon customary assumptions, representations, and qualifications and will not be binding upon the Internal Revenue Service.

     Investors should be aware that opinions of counsel are not binding upon the Internal Revenue Service or any court. It must be emphasized that the opinions of Hunton & Williams and Paul Weiss described above will be based on various assumptions and conditioned upon representations made by FelCor and MeriStar, respectively, as to factual matters, including representations regarding the nature of FelCor's and MeriStar's properties and the future conduct of FelCor's business. Moreover, FelCor's continued qualification and taxation as a REIT depend upon its ability to meet on a continuing basis, through actual annual operating results, the qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that FelCor earns from specified sources, the percentage of FelCor's assets that falls within specified categories, the diversity of FelCor's share ownership, and the percentage of its earnings that FelCor distributes. The REIT qualification tests are described in more detail below. While Hunton & Williams and Paul Weiss have reviewed and will review those matters in connection with the foregoing opinions, Hunton & Williams will not review FelCor's compliance with those tests on a continuing basis. Accordingly, the actual results of FelCor's operation for any particular taxable year may not satisfy these requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify."

  Taxation of FelCor

     If FelCor qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its stockholders. The benefit of that tax treatment is that it avoids double taxation, or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, FelCor will be subject to federal tax in the following circumstances:

     - FelCor will pay federal income tax on taxable income, including net capital gain, that it does not distribute to its stockholders during, or within a specified time period after, the calendar year in which the income is earned.

     - FelCor may be subject to the alternative minimum tax on any items of tax preference that it does not distribute or allocate to its stockholders.

     - FelCor will pay income tax at the highest corporate rate on net income from the sale or other disposition of property acquired through foreclosure that it holds primarily for sale to customers in the ordinary course of business, as well as on other non-qualifying income from foreclosure property.

     - FelCor will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business.

     - If FelCor fails to satisfy the 75% gross income test or the 95% gross income test, as described below under "-- Requirements for Qualification -- Income Tests," and nonetheless continues to qualify as a REIT because it meets other requirements, it will pay a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.

     - If FelCor fails to distribute during a calendar year at least the sum of 85% of its REIT ordinary income for the year, 95% of its REIT capital gain net income for the year and any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of that required distribution over the amount it actually distributed.

     - FelCor may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of FelCor's undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax FelCor paid.

     - If FelCor acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which it acquires a basis in the asset that is determined by reference to the C corporation's basis in the asset, it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of the asset during the 10-year period after it acquires the asset. The amount of gain on which it will pay tax generally is the lesser of:

      - the amount of gain that it recognizes at the time of the sale or disposition; and

      - the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset.

The rule described above will apply assuming that FelCor makes an election under applicable Treasury regulations on its tax return for the year in which it acquires assets from a C corporation. FelCor made an election under the Treasury regulations with respect to the assets that it acquired from Bristol in its merger with Bristol in 1998. In addition, MeriStar made an election under the Treasury regulations with respect to the assets that it acquired from CapStar in its predecessor's merger with CapStar in 1998. Accordingly, any gain recognized by FelCor on the disposition of any asset acquired from Bristol or CapStar during the 10-year period beginning on the date of either FelCor's or MeriStar's acquisition of the asset, as appropriate, to the extent of the asset's built-in gain, will be subject to tax at the highest regular corporate rate. In addition, FelCor has designated 16 hotels, some of which FelCor acquired from Bristol in the Bristol merger, as assets held for possible disposition. If FelCor is successful in selling those hotels, it could incur corporate income tax liability with respect to the related built-in gain, the amount of which cannot yet be determined.

     - FelCor will incur a 100% excise tax on transactions with a TRS, that are not conducted on an arm's-length basis.

  Requirements for Qualification

     A REIT is a corporation, trust, or association that meets the following requirements:

          1. it is managed by one or more trustees or directors;

          2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          3. it would be taxable as a domestic corporation, except for the REIT provisions of the federal income tax laws;

          4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

          5. at least 100 persons are beneficial owners of its shares or ownership certificates;

          6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the tax laws to include some types of entities, during the last half of any taxable year;

          7. it elects to be a REIT, or has elected REIT status for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

          8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

          9. it meets other qualification tests, described below, regarding the nature of its income and assets.

     FelCor must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If FelCor complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated requirement 6, it will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an individual generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An individual, however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of this type of a trust will be treated as holding shares of FelCor's stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

     FelCor has issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, FelCor's charter restricts the ownership and transfer of the common stock so that FelCor should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of the common stock are described in "Description of FelCor Capital Stock -- Selected FelCor Charter and Bylaw Provisions -- Restrictions on Ownership and Transfer."

     A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary of FelCor will be ignored, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of FelCor.

     In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, FelCor's proportionate share of the assets, liabilities, and items of income of FelCor Partnership and of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which FelCor has acquired or will acquire an interest, directly or indirectly, which are referred to as partnership subsidiaries, are treated as assets and gross income of FelCor for purposes of applying the various REIT qualification requirements.

     FelCor and its subsidiaries also own equity interests in non-corporate, single-owner or -member entities. As long as an entity described in the preceding sentence does not elect to be treated as an association taxable as a corporation for federal income tax purposes, the entity will be disregarded for federal income tax purposes and all assets, liabilities, and items of income, deduction, and credit of the entity will be treated as assets, liabilities, and items of income, deduction, and credit of FelCor or the FelCor subsidiary that owns the equity interests in the entity.

     Income Tests. FelCor must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

     - rents from real property;

     - interest on debt secured by mortgages on real property or on interests in real property;

     - dividends or other distributions on and gain from the sale of shares in other REITs; and

     - gain from the sale of real property or mortgage loans.

     Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from some hedging transactions, or any combination of the foregoing. Gross income from FelCor's sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to FelCor.

     Rents from Real Property. Rent that FelCor receives from real property that it owns and leases to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

     - First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

     - Second, neither FelCor nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent, other than a TRS.

     - Third, if the tenant is a TRS, the TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an independent contractor and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to FelCor and the TRS. See "-- Other Tax
       Consequences -- Taxable REIT Subsidiaries."

     - Fourth, all of the rent received under a lease of real property will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

     - Fifth, FelCor generally must not operate or manage its real property or furnish or render services to its tenants, other than through an independent contractor who is adequately compensated and from whom FelCor does not derive revenue. However, FelCor need not provide services through an independent contractor, but instead may provide services directly to its tenants, if the services are usually or customarily rendered in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, FelCor may provide a minimal amount of non-customary services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property. Furthermore, FelCor may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to FelCor's tenants without tainting FelCor's rental income from the related properties. See "-- Other Tax Consequences -- Taxable REIT Subsidiaries."

     Under its percentage leases, FelCor's lessees lease from FelCor Partnership and the partnership subsidiaries the land, buildings, improvements, furnishings and equipment comprising the hotels, for terms of five to 10 years, with options to renew for total terms, including the initial term, of not more than 15 years. The percentage leases provide that the lessees are obligated to pay to FelCor Partnership and the partnership subsidiaries the greater of a minimum base rent or percentage rent as well as additional charges or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room or suite revenues, and gross food and beverage revenues and rent for each of the hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent and percentage rent accrue and are due monthly.

     In order for the base rent, percentage rent, and additional charges to constitute rents from real property, the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making this determination, courts have considered a variety of factors, including the following:

     - the intent of the parties;

     - the form of the agreement;

     - the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

     - the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

     In addition, tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

     - the service recipient is in physical possession of the property;

     - the service recipient controls the property;

     - the service recipient has a significant economic or possessory interest in the property, or whether the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property;

     - the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

     - the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

     - the total contract price substantially exceeds the rental value of the property for the contract period.

     Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

     FelCor believes that the percentage leases will be treated as true leases for tax purposes. This belief is based, in part, on the following facts:

     - FelCor Partnership and the partnership subsidiaries, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and the relationship is documented by lease agreements;

     - the lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

     - the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities, structural elements, and capital improvements, and generally dictate how the hotels are operated, maintained, and improved;

     - the lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes and property and casualty insurance premiums;

     - the lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

     - the lessees generally have indemnified FelCor Partnership and the partnership subsidiaries against all liabilities imposed on FelCor Partnership and the partnership subsidiaries during the term of the percentage leases by reason of:

      - injury to persons or damage to property occurring at the hotels;

      - the lessees' use, management, maintenance, or repair of the hotels;

      - any environmental liability caused by acts or grossly negligent failures to act of the lessees;

      - taxes and assessments in respect of the hotels that are the obligations of the lessees; or

      - any breach of the percentage leases or of any sublease of a hotel by the lessees;

     - the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

     - the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

     - FelCor Partnership and the partnership subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

     - the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

     Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether these leases constitute true leases for tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that FelCor Partnership and the partnership subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as rents from real property. In that case, FelCor likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

     As described above, in order for the rent received by FelCor to constitute rents from real property, several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as rents from real property if it is based on percentages of receipts or sales and the percentages:

     - are fixed at the time the percentage leases are entered into;

     - are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

     - conform with normal business practice.

     More generally, the percentage rent will not qualify as rents from real property if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and FelCor has represented that the percentages will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and that the percentages conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, FelCor has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

     Another requirement for qualification of the rent received by FelCor as rents from real property is that FelCor must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, referred to as a related party tenant, other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of the stock of FelCor is owned, directly or indirectly, by or for any person, FelCor is considered as owning the stock owned, directly or indirectly, by or for that person. FelCor does not own, and does not expect to own, any stock or any assets or net profits of any lessee directly, other than its TRSs and MeriStar's TRSs. Moreover, FelCor's charter prohibits transfers of FelCor stock that would cause FelCor to own, actually or constructively, 10% or more of the ownership interests in a lessee. Such charter provision is not intended to prevent FelCor from leasing its hotels to a TRS. Based on the foregoing, FelCor should never own, actually or constructively, 10% of more of any lessee other than a TRS. Furthermore, FelCor has represented that, with respect to other hotel properties that it acquires in the future, it will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of FelCor stock, such transfers or other events of which FelCor has no knowledge could cause FelCor to own constructively 10% or more of a lessee other than a TRS at some future date.

     REITs are permitted to own up to 100% of the stock of one or more TRSs beginning on January 1, 2001. A TRS is a taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated other than rights held by the TRS as a franchisee or in a similar capacity and that are provided to an eligible independent contractor to operate or manage the facility. A third requirement for the qualification of the rent received by FelCor as rents from real property is that, if the rent is received from a TRS, the property must be a qualified lodging facility operated on behalf of the TRS by a person who qualifies as an independent contractor, from whom FelCor does not derive income, and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to FelCor and the TRS lessee, referred to as an eligible independent contractor. A qualified lodging facility is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at or in connection with the facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in that type of business at or in connection with the facility. A qualified lodging facility includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as the amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. An independent contractor is a person who does not own, directly or constructively, more than 35 percent of the ownership interests in the REIT and, if the entity is a corporation, not more than 35 percent of the total shares or total combined voting power of the entity, or, if the entity is not a corporation, not more than 35 percent of the interest in the assets or net profits of the entity is owned, directly or constructively, by one or more persons or entities owning 35 percent or more of the REIT. Each of FelCor and MeriStar formed TRSs as of January 1, 2001 to acquire leases for its hotels. In connection with the acquisition by those TRSs of the leases, the TRSs engaged or will engage independent third-party hotel managers to operate the related hotels on behalf of those TRSs. Furthermore, FelCor has represented that, with respect to properties that it leases to its TRSs in the future, each TRS will engage an eligible independent contractor to manage and operate the hotels leased by that TRS.

     A fourth requirement for qualification of the rent received by FelCor as rents from real property is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of the taxable year, referred to as the personal property ratio. Prior to January 1, 2001, the personal property ratio was computed based on relative adjusted tax bases instead of fair market values. With respect to each hotel, FelCor believes either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize FelCor's ability to qualify as a REIT. However, the Internal Revenue Service could challenge FelCor's calculation of a personal property ratio, and a court could uphold the assertion. If this type of challenge were successfully asserted, FelCor could fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

     A fifth requirement for qualification of the rent received by FelCor as rents from real property is that, other than within the 1% de minimis exception described above and other than through a TRS, FelCor cannot furnish or render noncustomary services to the tenants of its hotels, or manage or operate its hotels, other than through an independent contractor who is adequately compensated and from whom FelCor does not derive or receive any income. Provided that the percentage leases are respected as true leases, FelCor should satisfy that requirement, because FelCor Partnership and the partnership subsidiaries do not perform any services other than customary ones for their lessees. Furthermore, FelCor has represented that, with respect to other hotel properties that it acquires in the future, it will not perform noncustomary services for the lessee of the property. However, FelCor's TRSs can provide customary and noncustomary services to FelCor's lessees without tainting FelCor's rental income from the related properties. See "-- Other Tax Consequences -- Taxable REIT Subsidiaries."

     If a portion of the rent received by FelCor from a hotel does not qualify as rents from real property because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of FelCor's gross income during the year, FelCor could lose its REIT status. In addition, none of the rent from a particular hotel would qualify as rents from real property if:

     - the percentage rent is considered based on the income or profits of the related lessee;

     - the lessee is a related party tenant other than a TRS;

     - the TRS that leases the hotel directly or indirectly manages or operates the hotel, the person that operates or manages the hotel on behalf of the TRS is not an eligible independent contractor, or the hotel is not a qualified lodging facility, each as described above; or

     - FelCor furnishes noncustomary services to the tenants of the hotel, or manages or operates the hotel, other than through a qualifying independent contractor or a TRS.

     In that case, FelCor might lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income test.

     In addition to the rent, the lessees are required to pay additional charges to FelCor Partnership and the partnership subsidiaries. To the extent that the additional charges represent either reimbursements of amounts that FelCor Partnership and the partnership subsidiaries are obligated to pay to third parties or penalties for nonpayment or late payment of those amounts, the charges should qualify as rents from real property. However, to the extent that the charges represent interest that is accrued on the late payment of the rent or additional charges, the charges will not qualify as rents from real property, but instead should be treated as interest that qualifies for the 95% gross income test.

     Interest. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to the participation feature will be treated as gain from the sale of the secured property.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends on the facts and circumstances in effect from time to time, including those related to a particular asset. FelCor believes that none of the assets owned by FelCor Partnership and the partnership subsidiaries is held for sale to customers and that a sale of an asset held by FelCor Partnership or a partnership subsidiary would not be in the ordinary course of the owning entity's business. However, FelCor has designated 16 hotels as assets held for possible disposition, which hotels would be disposed of in strategic dispositions that would not be in the ordinary course of its business. FelCor will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. However, FelCor may not able to comply with these safe-harbor provisions. In addition, FelCor Partnership and the partnership subsidiaries may not be able to avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of a trade or business.

     Foreclosure Property. FelCor will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to that real property:

     - that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of the property or on an indebtedness that the property secured; and

     - for which the REIT makes a proper election to treat the property as foreclosure property.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

     - on which a lease is entered into with respect to the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, under a lease entered into on or after the day that the REIT acquired the property that will give rise to income that does not qualify for purposes of the 75% gross income test;

     - on which any construction takes place on the property, other than completion of a building, or any other improvement, where more than 10% of the construction of the building or other improvement was completed before default became imminent; or

     - which is more than 90 days after the day on which the property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, FelCor terminates the lessee's leasehold interest, and FelCor is unable to find a replacement lessee for the hotel within 90 days of the foreclosure, gross income from hotel operations conducted by FelCor from that hotel would cease to qualify for the 75% and 95% gross income tests unless FelCor is able to hire an independent contractor to manage and operate the hotel. In that event, FelCor might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

     Hedging Transactions. From time to time, FelCor or FelCor Partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that FelCor or FelCor Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that FelCor or FelCor Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. FelCor intends to structure any hedging transactions in a manner that does not jeopardize FelCor's status as a REIT.

     Failure to Satisfy Gross Income Tests. If FelCor fails to satisfy one or both of the gross income tests for any taxable year, it nevertheless may qualify as a REIT for that year if it qualifies for relief under provisions of the federal income tax laws. Those relief provisions generally will be available if:

     - its failure to meet those tests is due to reasonable cause and not due to willful neglect;

     - it attaches a schedule of sources of its income to its tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     It cannot be predicted, however, whether in all circumstances FelCor would qualify for the relief provisions. In addition, as discussed above in "-- Taxation of FelCor," even if the relief provisions apply, FelCor would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.

     Asset Tests. To maintain its qualification as a REIT, FelCor also must satisfy the following asset tests at the close of each quarter of each taxable year:

     - First, at least 75% of the value of its total assets must consist of:

      - cash or cash items, including some receivables;

      - government securities;

      - interests in real property, including leaseholds and options to acquire real property and leaseholds;

      - interests in mortgages on real property;

      - stock in other REITs; and

      - investments in stock or debt instruments during the one-year period following FelCor's receipt of new capital that it raises through equity offerings or offerings of debt with at least a five-year term.

     - Second, of FelCor's investments not included in the 75% asset class, the value of its interest in any one issuer's securities may not exceed 5% of the value of its total assets.

     - Third, FelCor may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

     - Fourth, no more than 20% of the value of FelCor's total assets may consist of the securities of one or more TRSs.

     - Fifth, no more than 25% of the value of FelCor's total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     For purposes of the second and third asset tests, the term "securities" does not include FelCor's stock in another REIT, its equity or debt securities of a qualified REIT subsidiary or TRS, or its equity interest in any partnership. The term "securities," however, generally includes FelCor's debt securities issued by a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if FelCor owns at least a 20% profits interest in the partnership.

     As stated above, FelCor may own up to 100% of the stock of one or more TRSs beginning on January 1, 2001. However, overall, no more than 20% of the value of FelCor's assets may consist of securities of one or more TRSs, and no more than 25% of the value of FelCor's assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     If FelCor should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (1) it satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If FelCor did not satisfy the condition described in clause (2) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

     Distribution Requirements. Each taxable year, FelCor must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to:

     - the sum of 90% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain or loss, and 90% of its after-tax net income, if any, from foreclosure property; minus

     - the sum of some types of non-cash income.

     FelCor must pay these distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after the declaration. The distribution requirement was lowered from 95% to 90% as of January 1, 2001.

     FelCor will pay federal income tax on taxable income, including net capital gain, that it does not distribute to stockholders. Furthermore, if it fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

     - 85% of its REIT ordinary income for that year;

     - 95% of its REIT capital gain income for that year; and

     - any undistributed taxable income from prior periods,

it will incur a 4% nondeductible excise tax on the excess of the required distribution over the amounts it actually distributed. FelCor may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "-- Taxation of Taxable U.S. Stockholders." If it so elects, it will be treated as having distributed that retained amount for purposes of the 4% excise tax described above. FelCor has made, and FelCor intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, FelCor may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of expenses in arriving at its REIT taxable income. For example, FelCor may not deduct recognized capital losses from its REIT taxable income. Further, it is possible that, from time to time, FelCor may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, FelCor may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on undistributed income. In this situation, FelCor may need to borrow funds or issue additional common or preferred stock.

     Under some circumstances, FelCor may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to its stockholders in a later year. FelCor may include these deficiency dividends in its deduction for dividends paid for the earlier year. Although FelCor may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction it takes for deficiency dividends. FelCor also may be able to use the deficiency dividend procedure to correct a failure of MeriStar to meet the distribution requirement in a year prior to or ending upon the merger.

     A REIT may not have any accumulated earnings and profits from a non-REIT corporation at the end of any taxable year. In connection with the merger of Bristol with and into FelCor in 1998, Arthur Andersen LLP prepared and provided to FelCor its computation of Bristol's accumulated earnings and profits through the date of the merger, and FelCor made a corresponding special one-time distribution to its stockholders. In connection with the merger of CapStar with and into American General Hospitality Corporation, the predecessor to MeriStar, in 1998, KPMG LLP prepared and provided to MeriStar its computation of CapStar's accumulated earnings and profits through the date of the merger, and the distribution of the stock of MeriStar Hotels & Resorts, Inc. by CapStar prior to the CapStar merger was determined to be sufficient to reduce the earnings and profits of CapStar to zero at the time of the CapStar merger. However, the determination of accumulated earnings and profits for federal income tax purposes is extremely complex and the computations of Arthur Andersen LLP and KPMG LLP are not binding on the Internal Revenue Service. Should the Internal Revenue Service successfully assert either that Bristol's accumulated earnings and profits were greater than the amount so distributed by FelCor or that CapStar's accumulated earnings and profits were greater than the amount so distributed by CapStar, FelCor may fail to qualify as a REIT. Alternatively, the Internal Revenue Service may permit FelCor to avoid losing its REIT status by paying a deficiency dividend on MeriStar's or its behalf to eliminate any remaining C corporation earnings and profits of Bristol or CapStar. The Internal Revenue Service could assert loss of REIT status as the penalty for failing to distribute the C corporation earnings and profits of Bristol or CapStar in 1998.

Recordkeeping Requirements

     FelCor must maintain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding stock. FelCor has complied, and FelCor intends to continue to comply, with these requirements.

Failure to Qualify

     If FelCor were to fail to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, FelCor would not be able to deduct amounts paid out to stockholders. In fact, FelCor would not be required to distribute any amounts to stockholders in that year. In this event, to the extent of its current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless FelCor qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. FelCor may not be able to qualify for this statutory relief in all circumstances. In addition, MeriStar's failure to qualify as a REIT in any taxable year prior to or ending upon the merger could jeopardize FelCor's REIT status after the merger and/or cause FelCor to be subject to federal income tax.

Taxation of Taxable U.S. Stockholders

     As long as FelCor qualifies as a REIT, a taxable U.S. stockholder must take into account distributions that are made out of FelCor's current or accumulated earnings and profits and that FelCor does not designate as capital gain dividends or retained long-term capital gain as ordinary income. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of FelCor common stock that for U.S. federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of a political subdivision of the United States;

     - an estate whose income is subject to U.S. federal income taxation regardless of its source; or

     - any trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

     A U.S. stockholder generally will recognize distributions that FelCor designates as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its FelCor common stock. FelCor generally will designate its capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

     FelCor may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of FelCor's undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax FelCor paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of FelCor's undistributed long-term capital gain, minus its share of the tax FelCor paid.

     A U.S. stockholder will not incur tax on a distribution in excess of FelCor's current and accumulated earnings and profits if the distribution does not exceed the adjusted tax basis of the U.S. stockholder's FelCor common stock. Instead, this distribution will reduce the adjusted tax basis of the stockholder's common stock. A U.S. stockholder will recognize a distribution in excess of both FelCor's current and accumulated earnings and profits and the U.S. stockholder's adjusted tax basis in its common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if FelCor declares a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any month, the distribution shall be treated as both paid by FelCor and received by the U.S. stockholder on December 31 of that year, provided that FelCor actually pays the distribution during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of FelCor. Instead, these losses would be carried over by FelCor for potential offset against its future income generally. Taxable distributions from FelCor and gain from the disposition of the FelCor common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses, such as losses from some types of limited partnerships in which the stockholder is a limited partner, against that income. In addition, taxable distributions from FelCor and gain from the disposition of the common stock generally will be treated as investment income for purposes of the investment interest limitations. FelCor will notify stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

     Taxation of U.S. Stockholders on the Disposition of the FelCor Common Stock. In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the FelCor common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by the stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions previously received from FelCor that are characterized as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other shares of common stock within 30 days before or after the disposition.

     Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that the gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that FelCor designates as capital gain dividends and any retained capital gain that it is deemed to distribute, FelCor generally may designate whether the distribution is taxable to its non-corporate stockholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

     Information Reporting Requirements and Backup Withholding FelCor will report to its stockholders and to the Internal Revenue Service the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions unless the holder:

     - is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or

     - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     A stockholder who does not provide FelCor with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, FelCor may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to FelCor. See "-- Taxation of Non-U.S. Stockholders."

Taxation of Tax-Exempt Stockholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that FelCor distributes to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of the FelCor common stock, or of the MeriStar common stock that was exchanged for FelCor common stock, with debt, a portion of the income that it receives from FelCor would constitute unrelated business taxable income under the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from FelCor as unrelated business taxable income. Finally, in some circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of FelCor's stock is required to treat a percentage of the dividends that it receives from FelCor as unrelated business taxable income. The percentage is equal to the gross income that FelCor derives from an unrelated trade or business, determined as if it were a pension trust, divided by its total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of FelCor's stock only if:

     - the percentage of its dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

     - FelCor qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of FelCor's stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding FelCor's stock in proportion to their actuarial interests in the pension trust; and

     - either one pension trust owns more than 25% of the value of FelCor's stock or a group of pension trusts individually holding more than 10% of the value of FelCor's stock collectively owns more than 50% of the value of FelCor's stock.

Taxation of Non-U.S. Stockholders

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders, collectively referred to as non-U.S. stockholders, are complex. This section is only a summary of these rules. NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE FELCOR COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     A non-U.S. stockholder that receives a distribution that is not attributable to gain from FelCor's sale or exchange of U.S. real property interests, as defined below, and that FelCor does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that FelCor pays the distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to that distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to those distributions. A non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. FelCor plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

     - a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with FelCor; or

     - the non-U.S. stockholder files an IRS Form W-8ECI with FelCor claiming that the distribution is effectively connected income.

     A non-U.S. stockholder will not incur tax on a distribution in excess of FelCor's current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of its FelCor common stock. Instead, the distribution will reduce the adjusted basis of the stockholder's common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both FelCor's current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because FelCor generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that FelCor withholds if FelCor later determines that a distribution did exceed its current and accumulated earnings and profits.

     FelCor must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which FelCor qualifies as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws, or FIRPTA. The term "U.S. real property interests" includes interests in real property and stock in corporations, at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on the distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on the distribution. FelCor must withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount FelCor withholds.

     A non-U.S. stockholder generally will not incur tax under FIRPTA as long as non-U.S. persons always hold, directly or indirectly, less than 50% in value of FelCor's stock. That test may not be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of the FelCor common stock at all times during a specified testing period will not incur tax under FIRPTA if the common stock is "regularly traded" on an established securities market. Because the FelCor stock is regularly traded on an established securities market, a non-U.S. stockholder will not incur tax under FIRPTA unless it owns more than 5% of the FelCor common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed in the same manner as U.S. stockholders with respect to the gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. stockholder will incur tax on gain not subject to FIRPTA if the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain, or the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.

OTHER TAX CONSEQUENCES

  Tax Aspects of FelCor's Investments in FelCor Partnership and the Partnership Subsidiaries

     The following discussion summarizes federal income tax considerations applicable to FelCor's direct or indirect investments in FelCor Partnership and the partnership subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as Partnerships. FelCor is entitled to include in its income its distributive share of each Partnership's income and to deduct its distributive share of each Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

     - is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

     - is not a "publicly traded" partnership.

     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as a partnership or an association taxable as a corporation. If an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if:

     - the entity had a reasonable basis for its claimed classification;

     - the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

     - neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

     Each Partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997. In addition, each Partnership intends to continue to be classified as a partnership for federal income tax purposes, and no Partnership, other than FelCor TRS Holdings, LP, which has elected to be taxed as a corporation and treated as a TRS, will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for that year consists of passive-type income, including real property rents, which includes rents that would be qualifying income for purposes of the 75% gross income test, with modifications that make it easier for the rents to qualify for the 90% passive income exception, gains from the sale or other disposition of real property, interest and dividends, referred to as the 90% passive income exception.

     Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly traded partnership. Under one of those safe harbors, referred to as the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or a substantial equivalent if all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership, and a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership other than FelCor Partnership qualifies for the private placement exclusion. After the partnership merger, FelCor Partnership will not qualify for the private placement exclusion because it will have more than 100 partners. As a result, there is a substantial risk that FelCor Partnership will be classified as a publicly traded partnership. However, FelCor Partnership will not be treated as a corporation under the PTP regulations because it will be eligible for the 90% passive income exception.

     FelCor has not requested, and does not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. Instead, Hunton & Williams will deliver an opinion to FelCor and MeriStar at closing that FelCor Partnership has been since its formation, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation. In addition, Paul Weiss will deliver an opinion to FelCor and MeriStar at closing that MeriStar LP has been since its formation, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation. The obligation of FelCor and MeriStar to complete the merger is conditioned upon each of Hunton & Williams and Paul Weiss delivering those opinions. Unlike a tax ruling, an opinion of counsel is not binding on the Internal Revenue Service, and the Internal Revenue Service could challenge the status of the Partnerships as partnerships for federal income tax purposes. If that challenge were sustained by a court, the Partnerships would be treated as corporations for federal income tax purposes, as described below. The opinions of Hunton & Williams and Paul Weiss will be based on existing law, which to a great extent consists of administrative and judicial interpretation. Subsequent administrative or judicial changes could modify the conclusions expressed in the opinions.

     If for any reason FelCor Partnership or any other Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, FelCor likely would not be able to qualify as a REIT. See "-- U.S. Federal Income Tax Consequences of FelCor's Status as a REIT -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case FelCor might incur tax liability without any related cash distribution. See "-- U.S. Federal Income Tax Consequences of FelCor's Status as a REIT -- Requirements for
Qualification -- Distribution Requirements." Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

  Income Taxation of the Partnerships and their Partners

     Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, FelCor is required to take into account its allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of Partnership ending within or with the taxable year of FelCor, without regard to whether FelCor has received or will receive any distribution from the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, these allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. Each Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

     Tax Allocations with Respect to Contributed Properties. Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, referred to as a book-tax difference. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

     Under FelCor Partnership's partnership agreement, depreciation or amortization deductions of FelCor Partnership generally will be allocated among the partners in accordance with their respective interests in FelCor Partnership, except to the extent that FelCor Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in FelCor receiving a disproportionate share of the deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to FelCor Partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to the property for federal income tax purposes.

     Basis in Partnership Interest. FelCor's adjusted tax basis in its partnership interest in FelCor Partnership generally is equal to:

     - the amount of cash and the basis of any other property contributed by FelCor to FelCor Partnership;

     - increased by its allocable share of FelCor Partnership's income and its allocable share of indebtedness of FelCor Partnership; and

     - reduced, but not below zero, by FelCor's allocable share of FelCor Partnership's loss and the amount of cash distributed to FelCor, and by constructive distributions resulting from a reduction in FelCor's share of indebtedness of FelCor Partnership.

     If the allocation of FelCor's distributive share of FelCor Partnership's loss would reduce the adjusted tax basis of FelCor's partnership interest in FelCor Partnership below zero, the recognition of the loss will be deferred until it would not reduce FelCor's adjusted tax basis below zero. To the extent that FelCor

Partnership's distributions, or any decrease in FelCor's share of the indebtedness of FelCor Partnership, which is considered a constructive cash distribution to the partners, reduce FelCor's adjusted tax basis below zero, the distributions will constitute taxable income to FelCor. These distributions and constructive distributions normally will be characterized as long-term capital gain.

     Depreciation Deductions Available to FelCor Partnership. To the extent that FelCor Partnership acquired its hotels in exchange for cash, its initial basis in these hotels for federal income tax purposes generally was or will be equal to the purchase price paid by FelCor Partnership. FelCor Partnership depreciates this depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, or MACRS. Under MACRS, FelCor Partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, FelCor Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, FelCor Partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. FelCor Partnership's initial basis in the hotels acquired in exchange for units in FelCor Partnership should be the same as the transferor's basis in the hotels on the date of acquisition by FelCor Partnership. Although the law is not entirely clear, FelCor Partnership generally depreciates the depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. FelCor Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in FelCor Partnership, except to the extent that FelCor Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in FelCor receiving a disproportionate share of the deductions.

  Sale of a Partnership's Property

     Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a partnership on the disposition of contributed properties will be allocated first to the partners of the partnership who contributed the properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on the contributed properties will equal the difference between the book value of those properties and the tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the partnership.

     FelCor's share of any gain realized by a partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect upon FelCor's ability to satisfy the income tests for REIT status. See "-- U.S. Federal Income Tax Consequences of FelCor's Status as a
REIT -- Requirements for Qualification -- Income Tests." FelCor, however, does not presently intend to acquire or hold or to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of FelCor's or the partnership's trade or business.

  Taxable REIT Subsidiaries

     As described above, FelCor may own up to 100% of the stock of one or more TRSs beginning on January 1, 2001. A TRS is a fully taxable corporation. A TRS may lease hotels from FelCor under some circumstances, provide services to FelCor's tenants and perform activities unrelated to FelCor's tenants, such as third-party management, development and other independent business activities. FelCor and a subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of FelCor's assets may consist of securities of one or more TRSs, and no more than 25% of the value of FelCor's assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights, other than to an eligible independent contractor in some situations, to any brand name under which any hotel or health care facility is operated. Rents received by FelCor from a TRS will qualify as rents from real property as long as the related hotel is operated on behalf of the TRS by a third-party hotel manager, who satisfies the following requirements:

     - the manager is, or is related to a person who is, actively engaged in the trade or business of operating "qualified lodging facilities" for any person unrelated to FelCor and the TRS;

     - the manager does not own, directly or indirectly, more than 35% of FelCor's stock;

     - no more than 35% of the manager is owned, directly or indirectly, by one or more persons owning 35% or more of FelCor's stock; and

     - FelCor does not directly or indirectly derive any income from the manager.

     A manager that satisfies those requirements is referred to as an "eligible independent contractor."

     A "qualified lodging facility" is a hotel, motel or other establishment in which more than one-half of the dwelling units used on a transient basis, unless wagering activities are conducted at or in connection with the facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in that business at or in connection with the facility. A qualified lodging facility includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as the amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

     The TRS rules limit the deductibility of interest paid or accrued by a TRS to FelCor to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and FelCor or its tenants that are not conducted on an arm's-length basis.

     The TRS rules grandfathered non-TRS taxable subsidiaries in existence on July 12, 1999 unless and until a taxable subsidiary engages in a new line of business or acquires a substantial new asset or FelCor acquires, directly or indirectly, additional stock in the taxable subsidiary. The TRS rules permit REITs to convert existing non-TRS taxable subsidiaries into TRSs on a tax-free basis prior to January 1, 2004.

     Each of FelCor and MeriStar formed TRSs as of January 1, 2001 to acquire leases for its hotels. In addition, each of FelCor and MeriStar made a TRS election with respect to the non-TRS taxable subsidiaries in which it owned stock prior to January 1, 2001. In connection with the acquisition by FelCor's and MeriStar's TRSs of the leases, the TRSs engaged, or will engage, independent third-party hotel managers to operate the related hotels on behalf of the TRSs. Moreover, FelCor has represented that, with respect to properties that it leases to its TRSs in the future, each TRS will engage an eligible independent contractor to manage and operate the hotels leased by the TRS. Furthermore, FelCor believes that all transactions between it and its TRSs are conducted on an arm's-length basis.

  State and Local Taxes

     FelCor and/or you may be subject to state and local tax in various states and localities, including those states and localities in which FelCor or you transact business, own property or reside. The state and local tax treatment in those jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the FelCor common stock.

        APPROVAL OF FELCOR'S 2001 RESTRICTED STOCK AND STOCK OPTION PLAN

     The FelCor board of directors has approved and recommends to FelCor's stockholders that they adopt the FelCor 2001 Restricted Stock and Stock Option Plan, or the FelCor 2001 Plan, at the FelCor special meeting. The FelCor 2001 Plan has been approved by the FelCor board of directors.

     The FelCor 2001 Plan will be approved by FelCor's stockholders if a quorum is present at the FelCor special meeting and if the number of votes cast for approval of the FelCor 2001 Plan exceeds the number of votes cast against its approval.

     The following summarizes some significant aspects of the FelCor 2001 Plan. This summary is not intended to be complete and is subject in all respects to the terms of the FelCor 2001 Plan, a complete copy of which is attached as Appendix E to this joint proxy statement/prospectus. No awards have been made under the FelCor 2001 Plan.

     Share Authorization.  The FelCor 2001 Plan provides for:

     (1) the grant of stock options to purchase shares of FelCor common stock;
or

     (2) the grant of FelCor common stock, which will be restricted shares of stock. Under the FelCor 2001 Plan, 1,000,000 shares of FelCor common stock are available for grant.

     The FelCor 2001 Plan provides that in the event of any subdivision or consolidation of outstanding shares of FelCor common stock or declaration of a dividend payable in shares of FelCor common stock or capital reorganization or reclassification or other similar transactions, the compensation committee may adjust proportionally:

     (1) the number of shares of FelCor common stock reserved under the FelCor 2001 Plan and covered by awards under it;

     (2) the exercise or other price in respect of such awards; and

     (3) the appropriate fair market value and other price determinations for such awards.

In the event of a corporate merger, consolidation, reorganization or liquidation, in which FelCor is not the surviving company, the compensation committee shall be authorized to issue new options, or to make provisions for the acceleration of the exercisability of, or lapse of restrictions with respect to, awards and the termination of unexercised options, in connection with such transaction.

     Purpose and Administration. The FelCor board of directors has approved the FelCor 2001 Plan to provide incentives to attract and retain independent directors, executive officers and key employees. The FelCor 2001 Plan is administered by the FelCor compensation committee or, in the case of grants to independent directors, by the FelCor board of directors. The FelCor compensation committee generally has the authority, within limitations set forth in the FelCor 2001 Plan:

     (1) to establish rules and regulations concerning the FelCor 2001 Plan;

     (2) to determine the persons who may be granted options and restricted shares;

     (3) to fix the number of shares of FelCor common stock to be covered by each option and the number of restricted shares granted; and

     (4) to set the terms and provisions of each grant of options or restricted shares to be granted.

The FelCor compensation committee has the right to cancel any outstanding options and to issue new options on the terms and conditions as agreed to by the person affected. Regardless of the above, during any calendar year, beginning with the calendar year 2001, the maximum number of shares for which an award may be granted under the FelCor 2001 Plan to any person whose compensation is subject to the limitation on deductibility under Section 162(m) of the Code, is 250,000 shares.

     Eligibility. Participants in the FelCor 2001 Plan may be directors, officers or employees of FelCor, its subsidiaries, including the FelCor Partnership, or designated affiliates, as are selected by the FelCor compensation committee.

     Options. Options granted under the FelCor 2001 Plan may be incentive stock options under Section 422 of the Internal Revenue Code or non-qualified options, at the discretion of the FelCor compensation committee, except incentive stock options will not be granted to employees of any affiliate which is a partnership, or to independent directors. The FelCor 2001 Plan provides that the exercise price of an option will be fixed by the FelCor compensation committee on the date of grant; but, the exercise price of an incentive stock option must be not less than the fair market value of a share of FelCor common stock on the date of the grant. The exercise price of each option will be paid in full at the time of exercise in cash or, to the extent, if any, authorized in the option agreement, or by the compensation committee, by means of tendering shares of FelCor common stock valued at fair market value on the date of exercise. In the case of an incentive stock option granted to any person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of FelCor capital stock, a ten percent owner, the option price will not be less than 110% of the fair market value of a share of FelCor common stock on the date of grant. Each option must expire within ten years from the date of the grant except that any incentive stock option granted to a ten percent owner must expire within five years from the date of the grant. Options granted under the FelCor 2001 Plan will not be incentive stock options to an individual participant to the extent the aggregate fair market value of the FelCor common stock, determined as of the date of grant, subject to those options under the FelCor 2001 Plan, or under any other plan maintained by FelCor or its subsidiary which, first become exercisable by that participant in any year exceeds $100,000.

     No options may be exercised in circumstances which would violate federal or state securities laws. Generally, options will be non-transferable and non-assignable, but the estate of a deceased holder can exercise options. Options generally will be exercisable by the holder subject to terms fixed by the FelCor compensation committee.

     Restricted Stock Awards. The FelCor 2001 Plan also permits the FelCor compensation committee to grant restricted shares. Restricted shares will be subject to the terms and conditions imposed by the FelCor compensation committee. Except for restrictions on transfer set by the FelCor compensation committee, the participants have all the rights of a holder of FelCor common stock as to the restricted shares, including the right to vote the shares and the right to receive any cash distributions. Except as determined by the FelCor compensation committee at the time of grant or otherwise, if an employee is terminated for any reason during the restriction period, all unvested restricted shares will be forfeited by the participant.

     Termination and Amendment. No options shall be granted and no restricted shares may be awarded under the FelCor 2001 Plan on or after the tenth anniversary of the adoption of the FelCor 2001 Plan by the FelCor board of directors. The FelCor board of directors may amend any award previously granted, prospectively or retroactively. No amendment may impair the rights of any participant under any award without the consent of that participant, except as expressly provided in the FelCor 2001 Plan or in the award for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3 under the Exchange Act. The FelCor 2001 Plan may be terminated, modified or amended by the FelCor board of directors at any time. Any modification or amendment either
(1) increasing the total number of shares which may be issued under options or as restricted shares, (2) extending the term of the FelCor 2001 Plan, or (3) materially modifying the requirements as to eligibility to receive options or restricted shares is subject to stockholder approval within one year of the adoption of such amendment. No termination, modification or amendment of the FelCor 2001 Plan will adversely alter or affect the terms of any then outstanding options or restricted shares without the consent of the holders.

     Federal Income Taxes. No income is recognized by a participant in the FelCor 2001 Plan at the time an option is granted. If the option is an incentive stock option, no income will be recognized upon the participant's exercise of the option. Income is recognized by a participant when he disposes of shares acquired under an incentive stock option. The exercise of a nonqualified stock option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

     A participant will recognize income on account of a restricted shares award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the FelCor common stock for which the restrictions have lapsed on that date.

     The employer, either FelCor or its affiliate, will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or the vesting of a stock award. The amount of the deduction is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an incentive stock option. The employer may claim a federal income tax deduction on account of certain dispositions of FelCor common stock acquired upon the exercise of an incentive stock option.

THE FELCOR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE FELCOR 2001 PLAN.

                                 LEGAL MATTERS

     The validity of the FelCor common shares offered by this joint proxy statement/prospectus will be passed upon for FelCor by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

     The qualification of the merger as a reorganization under section 368(a) of the Internal Revenue Code will be passed upon for FelCor by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. The qualification of FelCor as a REIT for federal income tax purposes and the partnership status of FelCor Partnership will be passed upon by Hunton & Williams, Richmond, Virginia.

     The qualification of the merger as a reorganization under section 368(a) of the Internal Revenue Code will be passed upon for MeriStar, and the qualification of MeriStar as a REIT for federal income tax purposes and the partnership status of MeriStar Partnership will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

     The financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Reports on Form 10-K of FelCor and FelCor Partnership for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of MeriStar Hospitality Corporation and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 and the financial statement schedule of real estate and accumulated depreciation have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Bristol Hotels & Resorts Tenant Companies incorporated in this joint proxy statement/prospectus by reference from FelCor's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2002 annual meeting of FelCor stockholders must have been received by the Secretary of FelCor no later than December 5, 2001, to be considered for inclusion in its proxy statement relating to the 2002 meeting.

     To be considered for inclusion in the proxy statement relating to the FelCor 2002 meeting, stockholder proposals submitted outside the Rule 14a-8 processes must have been received by the Secretary of FelCor no later than February 18, 2002 to be presented at the 2002 annual meeting of stockholders, and discretionary authority may be used if untimely submitted.

     Due to the proposed merger, MeriStar does not currently expect to hold a 2002 annual meeting of stockholders because MeriStar will be merged with and into FelCor and it will cease to exist as a separate legal entity. If the merger is not completed and an annual meeting is held, to be eligible for inclusion in MeriStar's proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at the meeting must be received by MeriStar no later than December 24, 2001 and before MeriStar mails its proxy statement to stockholders in connection with the meeting.

     In addition, MeriStar's bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice, including some specified information, generally must be delivered to the secretary of MeriStar, at its principal executive offices, not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Accordingly, under MeriStar's current bylaws, a stockholder nomination or proposal intended to be considered at the 2002 Annual Meeting must be received by the secretary after the close of business on February 24, 2002 and prior to the close of business on March 25, 2002. The secretary of MeriStar will provide a copy of MeriStar's charter and bylaws upon written request and without charge.

                                 OTHER MATTERS

     As of the date of this joint proxy statement/prospectus, neither the board of directors of FelCor nor the board of directors of MeriStar knows of any matters that will be presented for consideration at either special meeting other than those described in this joint proxy statement/prospectus. If any other matters properly come before either of the special meetings or any adjournments or postponements of either of the special meetings, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any other matters. Those individuals named in the FelCor proxies intend to vote or not vote consistent with the recommendation of the management of FelCor. Those individuals named as proxies in the MeriStar proxies intend to vote or not vote consistent with the recommendation of the management of MeriStar.

                      WHERE CAN YOU FIND MORE INFORMATION

     FelCor has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the distribution to MeriStar common stockholders of the FelCor common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about FelCor common stock. The rules and regulations of the SEC allow us to omit specified information included in the registration statement from this joint proxy statement/prospectus. In addition, FelCor and MeriStar file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

Public Reference Room        New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.       7 World Trade Center         Citicorp Center
Room 1024                    Suite 1300                   500 West Madison Street
Washington, D.C. 20549       New York, NY 10048           Suite 1400
                                                          Chicago, IL 60661-2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including FelCor and MeriStar, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning FelCor and MeriStar may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows FelCor and MeriStar to "incorporate by reference" information in this document, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

     The documents listed below that FelCor and MeriStar have previously filed with the SEC are considered to be a part of this joint proxy statement/prospectus. They contain important business and financial information about our companies that is not included in or delivered with this document.

  FelCor SEC Filings (File No. 1-14236):

     1. Annual Report on Form 10-K for the year ended December 31, 2000;

     2. Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

     3. Current Report on Form 8-K filed with the SEC on May 11, 2001; and

     4. Registration Statement on Form 8-A filed with the SEC, setting forth the description of FelCor common stock, including any amendments or reports filed for the purpose of updating that description.

  FelCor Partnership SEC Filings:

     1. Annual Report on Form 10-K for the year ended December 31, 2000; and

     2. Quarterly Report on Form 10-Q for the three months ended March 31, 2001.

  MeriStar SEC Filings (File No. 1-11903):

     1. Annual Report on Form 10-K for the year ended December 31, 2000;

     2. Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

     3. Current Reports on Forms 8-K filed with the SEC on January 18, February 5 and May 10, 2001; and

     4. Registration Statement on Form 8-A filed with the SEC, setting forth the description of the MeriStar common stock, including any amendments or reports filed for the purpose of updating that description.

     FelCor and MeriStar incorporate by reference additional documents that either company may file with the SEC between the date of this joint proxy statement/prospectus and the date of each company's special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy or other materials.

     FelCor has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to FelCor, as well as all pro forma financial information, and MeriStar has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to MeriStar. This document constitutes the prospectus of FelCor and a joint proxy statement of MeriStar and FelCor.

                      WHAT INFORMATION YOU SHOULD RELY ON

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION DISCUSSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE APPENDICES ATTACHED OR IN INFORMATION WHICH IS SPECIFICALLY INCORPORATED BY REFERENCE. THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     THIS DOCUMENT IS DATED             , 2001. THE INFORMATION CONTAINED IN
THIS JOINT PROXY STATEMENT/ PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, FELCOR OR MERISTAR COMMON STOCK OR TO ASK FOR PROXIES, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG
                       FELCOR LODGING TRUST INCORPORATED,
                                      AND
                      FELCOR LODGING LIMITED PARTNERSHIP,
                                ON THE ONE HAND,
                                      AND
                        MERISTAR HOSPITALITY CORPORATION
                                      AND
               MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.,
                               ON THE OTHER HAND

                            DATED AS OF MAY 9, 2001
                        TO BE AMENDED TO CONFORM TO THE
                             DESCRIPTIONS CONTAINED
                    IN THE JOINT PROXY STATEMENT/PROSPECTUS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE 1 -- The Merger..........................................         A-2
  1.1      The Merger..................................................   A-2
  1.2      Closing.....................................................   A-2
  1.3      Effective Time..............................................   A-2
  1.4      Effects of the Merger.......................................   A-2
  1.5      Charters and Bylaws.........................................   A-2
  1.6      Directors and Officers......................................   A-2
ARTICLE 2 -- Treatment of Shares.................................         A-3
  2.1      Effect of the Merger on Stock...............................   A-3
  2.2      Delivery of Merger Consideration............................   A-3
ARTICLE 3 -- Certain Transactions Relating to the MeriStar OP....         A-7
  3.1      Merger of MeriStar OP and FelCor OP.........................   A-7
  3.2      Closing and Effectiveness...................................   A-7
  3.3      Effects of OP Merger........................................   A-7
  3.4      Certificate of Limited Partnership and Partnership
             Agreement.................................................   A-7
  3.5      Effect of the OP Merger on Partnership Interests............   A-7
  3.6      Issuance of New Certificates for FelCor OP Units............   A-8
ARTICLE 4 -- Representations and Warranties of the MeriStar Parties...    A-9
  4.1      Organization, Standing and Power of MeriStar................   A-9
  4.2      MeriStar Subsidiaries.......................................   A-9
  4.3      MeriStar Structure..........................................  A-11
  4.4      Organization, Standing and Power of MeriStar OP.............  A-12
  4.5      Registration Rights.........................................  A-12
  4.6      Authority; Noncontravention; Consents.......................  A-12
  4.7      SEC Documents; Financial Statements; Undisclosed
             Liabilities...............................................  A-13
  4.8      Absence of Certain Changes or Events........................  A-13
  4.9      Litigation..................................................  A-14
  4.10     Properties..................................................  A-14
  4.11     Employee Benefits...........................................  A-15
  4.12     Labor Matters; Employees....................................  A-17
  4.13     Taxes.......................................................  A-17
  4.14     No Payments to Employees, Officers or Directors.............  A-19
  4.15     Brokers, Fees and Expenses..................................  A-19
  4.16     Contracts; Debt Instruments.................................  A-20
  4.17     Environmental Matters.......................................  A-20
  4.18     Compliance with Laws........................................  A-21
  4.19     Opinion of Financial Advisor................................  A-21
  4.20     Maryland Takeover Law.......................................  A-21
  4.21     Information Supplied........................................  A-21
  4.22     Investment Company Act of 1940..............................  A-21
  4.23     Definition of Knowledge of MeriStar.........................  A-21
  4.24     Voting Requirements.........................................  A-21
  4.25     Related Party Agreements....................................  A-22
ARTICLE 5 -- Representations and Warranties of the FelCor Parties...     A-22
  5.1      Organization, Standing and Power of FelCor..................  A-22
  5.2      FelCor Subsidiaries.........................................  A-22
  5.3      FelCor Structure............................................  A-23
  5.4      Organization, Standing and Power of FelCor OP...............  A-24

                                                                         PAGE
                                                                         ----
  5.5      Authority; Noncontravention; Consents.......................  A-24
  5.6      SEC Documents; Financial Statements; Undisclosed
             Liabilities...............................................  A-25
  5.7      Absence of Certain Changes or Events........................  A-26
  5.8      Litigation..................................................  A-26
  5.9      Properties..................................................  A-26
  5.10     Employee Benefit Plans; Labor Matters.......................  A-28
  5.11     Taxes.......................................................  A-29
  5.12     No Payments to Employees, Officers or Directors.............  A-31
  5.13     Brokers, Fees and Expenses..................................  A-31
  5.14     Contracts; Debt Instruments.................................  A-31
  5.15     Environmental Matters.......................................  A-31
  5.16     Compliance with Laws........................................  A-32
  5.17     Opinion of Financial Advisor................................  A-32
  5.18     Maryland Takeover Laws......................................  A-32
  5.19     Information Supplied........................................  A-32
  5.20     Investment Company Act of 1940..............................  A-32
  5.21     Definition of Knowledge of FelCor...........................  A-32
  5.22     Voting Requirements.........................................  A-33
ARTICLE 6 -- Covenants...........................................        A-33
  6.1      No Solicitation by MeriStar.................................  A-33
  6.2      No Solicitation by FelCor...................................  A-34
  6.3      Conduct of MeriStar's Business Pending Merger...............  A-35
  6.4      Conduct of FelCor's Business Pending Merger.................  A-37
  6.5      Interim Transactions Committee..............................  A-38
  6.6      Compliance with the Securities Act..........................  A-39
  6.7      Filing of Certain Reports...................................  A-39
  6.8      Other Actions...............................................  A-39
ARTICLE 7 -- Additional Covenants................................        A-39
  7.1      Preparation of the Registration Statement and the Proxy
             Statement; MeriStar Stockholders Meeting and FelCor
             Stockholders Meeting......................................  A-39
  7.2      Access to Information: Confidentiality......................  A-41
  7.3      Regulatory Matters..........................................  A-41
  7.4      Directors' and Officers' Indemnification....................  A-41
  7.5      Public Announcements........................................  A-42
  7.6      Employment Agreements and Workforce Matters.................  A-42
  7.7      Employee Benefit Plans......................................  A-42
  7.8      Stock Option and Other Stock Plans..........................  A-43
  7.9      Registration Statements.....................................  A-44
  7.10     Reorganization Status.......................................  A-45
  7.11     NYSE Listing................................................  A-45
  7.12     Transfer Taxes..............................................  A-45
  7.13     Payment of MeriStar Debt....................................  A-45
  7.14     Resignations................................................  A-45
  7.15     Assumption of Debt..........................................  A-45
  7.16     Tax Provision...............................................  A-45
  7.17     Financing...................................................  A-45
  7.18     Relationship with MeriStar Hotels & Resorts.................  A-46
  7.19     Completion of Capital Projects..............................  A-46
  7.20     Commercially Reasonable Efforts and Cooperation.............  A-46
  7.21     Financing Commitment........................................  A-46

                                                                         PAGE
                                                                         ----
ARTICLE 8 -- Conditions..........................................        A-47
  8.1      Conditions to Each Party's Obligation to Effect the
             Merger....................................................  A-47
  8.2      Conditions to Obligations of the MeriStar Parties...........  A-48
  8.3      Conditions to Obligations of the FelCor Parties.............  A-48
  8.4      Frustration of Closing Conditions...........................  A-49
ARTICLE 9 -- Termination, Amendment and Waiver...................        A-49
  9.1      Termination.................................................  A-49
  9.2      Certain Fees and Expenses...................................  A-50
  9.3      Effect of Termination.......................................  A-52
  9.4      Amendment...................................................  A-52
  9.5      Extension; Waiver...........................................  A-53
ARTICLE 10 -- General Provisions.................................        A-53
 10.1      Nonsurvival of Representations and Warranties...............  A-53
 10.2      Notices.....................................................  A-53
 10.3      Interpretation..............................................  A-54
 10.4      Counterparts................................................  A-54
 10.5      Entire Agreement; No Third-Party Beneficiaries..............  A-54
 10.6      Governing Law...............................................  A-54
 10.7      Assignment..................................................  A-54
 10.8      Enforcement.................................................  A-54
 10.9      Severability................................................  A-55
                                                         EXHIBITS
                                 Exhibit "A"   Articles of Merger
                Exhibit "B"   Certificate of Merger for OP Merger
                        Exhibit "C"   Form of Affiliate Agreement
                                                        SCHEDULES
       Schedule 1.6(a) List of Directors of Surviving Corporation
                                      Schedule 7.18    Term Sheet

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                       SECTION
------------                                                   ---------------
1940 Act....................................................   4.22
Affiliates..................................................   6.6
Agreement...................................................   Preamble
Amended FelCor Bylaws.......................................   1.5
Amended FelCor Charter......................................   1.5
Articles of Merger..........................................   Recitals
Assumed Option..............................................   7.8(a)
Assumed Option Shares.......................................   7.8(c)
Base Amount.................................................   9.2(d)
Break-Up Expenses...........................................   9.2(e)
Break-Up Fee................................................   9.2(d)
Break-Up Fee Ruling.........................................   9.2(d)
Break-Up Fee Tax Opinion....................................   9.2(d)
Canceled Shares.............................................   2.2(b)
Cash Consideration..........................................   2.1(a)
Certificate or Certificates.................................   2.2(b)
Closing.....................................................   1.2
Closing Date................................................   1.2
Closing Price...............................................   9.1(l)
Code........................................................   Recitals
Confidentiality Agreement...................................   7.2
Continuing Employee.........................................   7.7(a)
Controlled Group............................................   4.11
Department..................................................   1.3
DRULPA......................................................   3.1
Effective Time..............................................   1.3
Encumbrances................................................   4.10(a)
Environmental Laws..........................................   4.17
ERISA.......................................................   4.11
Excess Shares...............................................   2.2(d)
Exchange Act................................................   4.7
Exchange Agent..............................................   2.2(a)
Exchange Factor.............................................   3.5(e)
Exchange Fund...............................................   2.2(a)
Exchange Ratio..............................................   2.1(a)
Exchange Registration.......................................   7.9(b)
FelCor......................................................   Preamble
FelCor Acquisition Proposal.................................   6.2(a)
FelCor Benefit Plans........................................   5.10(a)
FelCor Budget and Schedule..................................   5.9(e)
FelCor Bylaws...............................................   1.5
FelCor Charter..............................................   1.5
FelCor Class B Units........................................   5.2(a)
FelCor Class C Units........................................   3.5(c)
FelCor Class D Units........................................   3.5(d)
FelCor Commitment...........................................   6.4(h)
FelCor Common Stock.........................................   2.1(a)
FelCor Common Units.........................................   3.5(a)
FelCor Deferred Stock.......................................   5.3(b)

DEFINED TERM                                                       SECTION
------------                                                   ---------------
FelCor Disclosure Letter....................................   Article 5 Intro
FelCor Financial Statement Date.............................   5.7
FelCor Franchise Agreements.................................   5.9(g)
FelCor Ground Leases........................................   5.9(f)
FelCor LLC..................................................   5.2(a)
FelCor Management Agreements................................   5.9(h)
FelCor Material Adverse Change..............................   5.7
FelCor Material Adverse Effect..............................   5.1
FelCor OP...................................................   Preamble
FelCor OP Certificate.......................................   3.4
FelCor OP Unit Holder.......................................   5.2(a)
FelCor OP Units.............................................   5.2(a)
FelCor Operating Partnership Agreement......................   5.2(a)
FelCor Options..............................................   5.3(a)
FelCor Parties..............................................   Preamble
FelCor Plans................................................   5.3(a)
FelCor Properties...........................................   5.9(a)
FelCor Restricted Stock Grants..............................   5.3(b)
FelCor SEC Documents........................................   5.6
FelCor Series A Preferred Stock.............................   5.3(a)
FelCor Series A Preferred Units.............................   5.2(a)
FelCor Series B Preferred Stock.............................   5.3(a)
FelCor Series B Preferred Units.............................   5.2(a)
FelCor Stockholder Approval.................................   5.5(a)
FelCor Stockholders Meeting.................................   7.1(e)
FelCor Subsidiary(ies)......................................   5.2(b)
FelCor Superior Proposal....................................   6.2(b)
FelCor Tax Protection Agreements............................   5.11(k)
FelCor Title Policies.......................................   5.9(a)
Final MeriStar Dividend.....................................   2.2(c)(ii)
Final MeriStar OP Distribution..............................   2.2(c)(ii)
GAAP........................................................   4.7
Governmental Entity.........................................   4.6(b)
Hazardous Materials.........................................   4.17
Indebtedness................................................   4.16(b)
Indemnified Parties.........................................   7.4(a)
Indentures..................................................   7.15
Interim Transactions Committee..............................   6.5
J&G.........................................................   8.1(h)
Knowledge of FelCor.........................................   5.21
Knowledge of MeriStar.......................................   4.23
Laws........................................................   4.6(b)
Liens.......................................................   4.2(a)
Market Price................................................   2.2(e)
Merger......................................................   Recitals
Merger Consideration........................................   2.1(a)
MeriStar....................................................   Preamble
MeriStar Acquisition Proposal...............................   6.1(a)
MeriStar Benefit Plans......................................   4.11
MeriStar Budget and Schedule................................   4.10(e)
MeriStar Bylaws.............................................   4.1

DEFINED TERM                                                       SECTION
------------                                                   ---------------
MeriStar Charter............................................   4.1
MeriStar Class B Units......................................   3.5(b)
MeriStar Class C Units......................................   3.5(c)
MeriStar Class D Units......................................   3.5(d)
MeriStar Commitment.........................................   6.3(h)
MeriStar Common Stock.......................................   2.1(a)
MeriStar Common Units.......................................   3.5(a)
MeriStar Convertible Notes..................................   4.3(a)
MeriStar Disclosure Letter..................................   Article 4 Intro
MeriStar Financial Statement Date...........................   4.8
MeriStar Franchise Agreements...............................   4.10(g)
MeriStar GP Interest........................................   3.5(f)
MeriStar Ground Leases......................................   4.10(f)
MeriStar Hotels & Resorts...................................   4.25
MeriStar Incentive Plan.....................................   4.3(a)
MeriStar LP.................................................   4.2(a)
MeriStar Management Agreements..............................   4.10(h)
MeriStar Material Adverse Change............................   4.8
MeriStar Material Adverse Effect............................   4.1
MeriStar OP.................................................   Preamble
MeriStar OP Partnership Agreement...........................   4.2(a)
MeriStar OP Unit Holder.....................................   3.6(a)
MeriStar OP Units...........................................   3.5(g)
MeriStar Options............................................   4.3(b)
MeriStar Parties............................................   Preamble
MeriStar POP Units..........................................   3.5(e)
MeriStar Properties.........................................   4.10(a)
MeriStar SEC Documents......................................   4.7
MeriStar Stock Option.......................................   7.8(a)
MeriStar Stockholder Approvals..............................   4.6(a)
MeriStar Stockholders Meeting...............................   7.1(d)
MeriStar Subsidiary(ies)....................................   4.2(b)
MeriStar Superior Proposal..................................   6.1(b)
MeriStar Tax Protection Agreements..........................   4.13(l)
MeriStar Title Policies.....................................   4.10(a)
MeriStar Transfer Agent.....................................   2.2(c)(ii)
MGCL........................................................   1.1
New FelCor OP Units.........................................   3.5(g)
NYSE........................................................   1.2
OP Merger...................................................   Recitals
OP Merger Articles..........................................   3.2
OP Merger Closing...........................................   3.2
POP Unit Plan...............................................   3.5(e)
Paul Weiss..................................................   8.1(h)
Payor.......................................................   9.2(d)
Person......................................................   2.2(h)
Proxy Statement.............................................   7.1(a)
Qualifying Income...........................................   9.2(d)
Ratification Agreement......................................   3.6(a)
Recipient...................................................   9.2(d)
Registration Statement......................................   7.1(a)

DEFINED TERM                                                       SECTION
------------                                                   ---------------
REIT........................................................   4.13(g)
REIT Requirements...........................................   9.2(d)
Restated Partnership Agreement..............................   3.4
SEC.........................................................   4.6(b)
Securities Act..............................................   4.7
Share Consideration.........................................   2.1(a)
Shelf Registration..........................................   7.9(a)
Significant Subsidiary......................................   6.1(a)
Stockholder Approvals.......................................   5.5(a)
Subsidiary..................................................   4.2(b)
Surviving Corporation.......................................   1.1
Surviving Partnership.......................................   3.1
Tax(es).....................................................   4.13(m)
Tax Returns.................................................   4.13(m)
Transactions................................................   Recitals
Vested......................................................   3.5(e)
WARN........................................................   4.12(d)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 9, 2001, by and among FELCOR LODGING TRUST INCORPORATED, a Maryland corporation ("FelCor"), and FELCOR LODGING LIMITED PARTNERSHIP, a Delaware limited partnership ("FelCor OP" and, together with FelCor, the "FelCor Parties"), on the one hand, and MERISTAR HOSPITALITY CORPORATION, a Maryland corporation ("MeriStar"), and MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("MeriStar OP" and, together with MeriStar, the "MeriStar Parties"), on the other hand.

                                      RECITALS:

     A. The Board of Directors of FelCor and the Board of Directors of MeriStar have each determined that a business combination between FelCor and MeriStar on substantially the terms and conditions set forth in this Agreement is advisable and in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and, accordingly, have agreed to effect the merger (the "Merger") of MeriStar with and into FelCor, with FelCor being the surviving corporation, upon the terms and subject to the conditions set forth herein.

     B. Upon the terms and conditions set forth herein, MeriStar and FelCor shall execute Articles of Merger (the "Articles of Merger") in substantially the form attached hereto as Exhibit "A" and shall file such Articles of Merger in accordance with applicable Maryland law to effectuate the Merger.

     C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

     D. Concurrent with the Merger, the MeriStar Parties and the FelCor Parties will effect a merger of MeriStar OP with and into FelCor OP as contemplated by
Section 3.1, with FelCor OP as the survivor (the "OP Merger") (the Merger, together with the other transactions, including without limitation, the OP Merger, contemplated by this Agreement, being referred to collectively herein as the "Transactions").

     E. The FelCor Parties and the MeriStar Parties desire to make certain representations, warranties and agreements in connection with the Transactions.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Maryland General Corporation Law ("MGCL"), MeriStar shall be merged with and into FelCor at the Effective Time (as defined in Section 1.3). FelCor shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Maryland under the name "FelCor Lodging Trust Incorporated." The effects and consequences of the Merger are set forth in Sections 1.4 through 1.6 and Article 2 hereof. FelCor, after the Effective Time, is sometimes referred to herein as the "Surviving Corporation."

     1.2 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, at 10:00 A.M. local time, on the third New York Stock Exchange, Inc. ("NYSE") trading day immediately following the date on which the last of the conditions set forth in Article 8 hereof (other than conditions with respect to actions the respective parties will take at the Closing) is first fulfilled or has been waived, if all such conditions continue to be so satisfied or waived on such third trading day. If all such conditions are not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent trading day on which all such conditions are again so satisfied or waived, subject, however, to Article 9 hereof. Alternatively, the Closing may occur at such other time, date and place as MeriStar and FelCor shall mutually agree in writing. The date on which the Closing occurs is the "Closing Date."

     1.3 EFFECTIVE TIME. The Merger shall become effective (the "Effective Time") at 9:00 a.m., New York City time, on the NYSE trading day immediately following the Closing Date or, if later, such date and time as the State Department of Assessments and Taxation of Maryland ("Department") accepts the Articles of Merger for record, or such other time specified in the Articles of Merger (not to exceed 30 calendar days after the Articles of Merger are accepted for record by the Department). Unless otherwise agreed, the parties will cause the Effective Time to occur at 9:00 a.m., New York City time, on the NYSE trading day immediately following the Closing Date.

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL.

     1.5 CHARTERS AND BYLAWS. The charter of FelCor, as in effect on the date hereof (the "FelCor Charter"), and as amended, prior to or at the Effective Time, to reflect such matters as the parties may agree upon (the "Amended FelCor Charter"), shall be the charter of the Surviving Corporation until thereafter amended as provided by applicable law. The bylaws of FelCor, as in effect on the date hereof (the "FelCor Bylaws"), and as amended, prior to the Effective Time, to reflect such matters as the parties may agree upon (the "Amended FelCor Bylaws"), shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Amended FelCor Charter and such Amended FelCor Bylaws.

     1.6  DIRECTORS AND OFFICERS.

     (a) The directors of the Surviving Corporation immediately following the Effective Time shall be the persons named on Schedule 1.6(a) to this Agreement, each of whom shall serve as a "Class I," "Class II" or "Class III" director, as specified on such schedule, until the earlier of his resignation or removal or until his successor is duly elected and qualifies.

     (b) FelCor and MeriStar agree that, in the event any person set forth on
Schedule 1.6(a) is unable or otherwise fails to serve, for any reason, as a director of the Surviving Corporation at the Effective Time, then (i) if such person was a member of the Board of Directors of MeriStar as of the date hereof, MeriStar shall have the right to designate another individual, subject to FelCor's reasonable approval, to serve as a director of the Surviving Corporation at the Effective Time, (ii) if such person was a member of the Board of Directors of FelCor as of the date hereof, FelCor shall have the right to designate another individual, subject to MeriStar's reasonable approval, to serve as a director of the Surviving Corporation at the Effective Time or (iii) if such person was not a member of the Board of Directors of either MeriStar or FelCor as of the date hereof, a majority of the persons set forth on Schedule 1.6(a) shall have the right to designate another individual to serve as a director of the Surviving Corporation at the Effective Time. FelCor shall use its best efforts to have any person designated to be a director pursuant to the previous sentence appointed as a director.

     (c) The officers of FelCor immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to serve until the earlier of his resignation or removal or until his successor is duly elected and qualifies.

                                   ARTICLE 2

                              TREATMENT OF SHARES

     2.1  EFFECT OF THE MERGER ON STOCK.

     (a) Common Stock of MeriStar. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any stock of MeriStar, subject to Section 2.1(b), each issued and outstanding share of common stock, par value $0.01 per share, of MeriStar ("MeriStar Common Stock"), other than shares of MeriStar Common Stock to be canceled pursuant to Section 2.1(b), shall be converted into (i) the right to receive cash in the amount of $4.60 (the "Cash Consideration"), without interest, and (ii) 0.784 (the "Exchange Ratio") of one fully paid and nonassessable share of common stock, par value $0.01 per share, of FelCor ("FelCor Common Stock"). All such shares of MeriStar Common Stock automatically shall be canceled and retired and shall cease to exist and be outstanding, and each certificate previously evidencing any such shares shall thereafter represent such number of whole shares of FelCor Common Stock into which such MeriStar Common Stock was converted in accordance with the Exchange Ratio (the "Share Consideration") and the right to receive, without interest, the Cash Consideration (collectively with the Share Consideration, the "Merger Consideration"). The holders of such certificates previously representing such shares of MeriStar Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of MeriStar Common Stock, except as otherwise provided herein or by law. No fractional share of FelCor Common Stock shall be issued in connection with the Merger. In lieu thereof, a cash payment shall be made to each holder of a fractional share interest pursuant to Section 2.2(d) or Section 2.2(e). If, between the date of this Agreement and the Effective Time, the outstanding shares of MeriStar Common Stock or FelCor Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Consideration and Exchange Ratio each shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) Cancellation of Certain Shares of MeriStar Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, any shares of MeriStar Common Stock that are owned by MeriStar or any MeriStar Subsidiary (defined herein) (other than any shares held in a fiduciary capacity) or by FelCor or any FelCor Subsidiary (as defined herein) shall be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be issued or delivered in exchange therefor.

     (c) Stock of FelCor. Each issued and outstanding share of FelCor Common Stock, FelCor Series A Preferred Stock (as defined herein) and FelCor Series B Preferred Stock (as defined herein) outstanding immediately prior to the Effective Time will remain outstanding, and each certificate representing outstanding shares of FelCor Common Stock, FelCor Series A Preferred Stock and FelCor Series B Preferred Stock will thereafter represent an equal number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, as the case may be, of the Surviving Corporation.

     2.2  DELIVERY OF MERGER CONSIDERATION.

     (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, FelCor shall deposit, in trust for the benefit of holders of shares of MeriStar Common Stock to be converted pursuant to Section 2.1, with FelCor's transfer agent (the "Exchange Agent"), certificates representing that number of shares of FelCor Common Stock required to effect the issuance of the Share Consideration referred to in Section 2.1(a), and cash in the amount required to effect the payment of the aggregate Cash Consideration referred to in Section 2.1(a) and the payment of cash in lieu of fractional shares pursuant to Section 2.2(d) or 2.2(e) (collectively, the "Exchange Fund"). The Exchange Fund shall not be used for any purpose other than as contemplated by this Agreement.

     (b) Delivery Procedures. As soon as practicable after the Effective Time, FelCor shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificate" or the "Certificates") which immediately prior to the Effective Time represented outstanding shares of MeriStar Common Stock (the "Canceled Shares") that were converted pursuant to
Section 2.1(a): (i) a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the MeriStar Common Stock. For purposes of the immediately preceding sentence, FelCor may rely conclusively on the stockholder records of MeriStar in determining the identity of, and the number of Canceled Shares held by, each holder of a Certificate at the Effective Time. Without limitation to the rights under Section 2.2(c), upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by FelCor), together with a duly executed letter of transmittal and such other customary documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive, with respect to the shares of MeriStar Common Stock formerly represented thereby (A) a certificate or certificates representing that number of whole shares of FelCor Common Stock into which such shares of MeriStar Common Stock were converted pursuant to the provisions of
Section 2.1(a), (B) a check in payment of the Cash Consideration, without interest, which such holder has the right to receive pursuant to the provisions of Section 2.1(a), and (C) a check in payment of the cash in lieu of fractional shares, without interest, which such holder is entitled to receive pursuant to
Section 2.2(d) or (e). Until such surrender of a Certificate in compliance with the immediately preceding sentence, FelCor shall have no obligation to deliver the items required by clauses (A) through (C) of such sentence. FelCor shall cause all shares of FelCor Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (c) Certain Distributions.

          (i) The FelCor Parties and the MeriStar Parties each shall authorize under applicable law a dividend or distribution to their respective stockholders and partners, as the case may be, for which the record date shall be the close of business on the Closing Date; provided, however, that such authorization shall not be made if the Closing Date occurs within 15 days after the record date for a regularly scheduled dividend or distribution by the FelCor Parties, unless FelCor elects in its discretion to require both such authorizations to occur. The dividend or distribution shall be equal to such parties' most recent quarterly dividend or distribution rate for such stockholders and partners, as the case may be, multiplied by a fraction, the numerator of which is the number of days elapsed since the last dividend record date through and including the Effective Time, and the denominator of which is 91. Any dividend or distribution made by the FelCor Parties pursuant to this Section 2.2(c)(i) shall be paid in the ordinary course of business consistent with the past practice of such parties as to the manner and timing of payment. Any dividend or distribution made by the MeriStar Parties pursuant to this
     Section 2.2(c)(i) shall be paid pursuant to the procedures set forth in
     Section 2.2(c)(ii).

          (ii) If, after taking into account (A) the regular quarterly dividends or distributions declared by MeriStar to its stockholders with respect to its taxable year ending at the Effective Time and (B) any dividend or distribution that is to be paid to holders of MeriStar Common Stock under
     Section 2.2(c)(i), MeriStar would fail to satisfy the requirements of
     Section 857(a)(1) of the Code for the taxable year of MeriStar ending at the Effective Time, then either (X) the amount of the dividend or distribution with respect to MeriStar Common Stock under Section 2.2(c)(i) shall be increased or (Y) if no dividend or distribution was declared by MeriStar under Section 2.2(c)(i),

     MeriStar shall declare a dividend, in either event in an amount sufficient for MeriStar to satisfy the requirements of Section 857(a)(1) of the Code for such period. Any dividend or distribution made by MeriStar pursuant to
     Section 2.2(c)(i) and/or pursuant to this Section 2.2(c)(ii) (the "Final MeriStar Dividend") shall be declared and paid to holders of shares of MeriStar Common Stock as of a record date which shall be the close of business on the Closing Date. Any Final MeriStar Dividend shall be paid by MeriStar to the stock transfer agent of MeriStar (the "MeriStar Transfer Agent") on the Closing Date, and the MeriStar Transfer Agent shall pay the Final MeriStar Dividend to the holders of the MeriStar Common Stock on or before 30 days following the Closing Date. The FelCor Parties and the MeriStar Parties, by mutual agreement, may accelerate the declaration date, the record date, and/or the payment date of any Final MeriStar Dividend in order to enable MeriStar to avoid or minimize excise tax liability under
     Section 4981 of the Code for its taxable year ending at the Effective Time. In the event that MeriStar declares a Final MeriStar Dividend with respect to the MeriStar Common Stock, MeriStar OP shall simultaneously declare a distribution (the "Final MeriStar OP Distribution") to holders of MeriStar OP Units in an amount per unit equal to the Final MeriStar Dividend payable per share of MeriStar Common Stock, the record date for which shall be the close of business on the Closing Date. Any Final MeriStar OP Distribution shall be paid by MeriStar OP to the MeriStar Transfer Agent on the Closing Date and the MeriStar Transfer Agent shall pay such distribution to the holders of the MeriStar OP Units on or before 30 days following the Closing Date. MeriStar shall notify FelCor of the expected amount of any MeriStar Final Dividend at least 20 days prior to the date for the declaration of any Final MeriStar Dividend.

          (iii) Except for (A) regular quarterly dividends or distributions declared and paid by the MeriStar Parties and the FelCor Parties to their respective stockholders and partners in the ordinary and normal course of business, having record and payment dates consistent with their respective past practices and being in amounts not greater than the respective party's last dividend or distribution prior to the date hereof, and (B) the dividend or distribution contemplated by Section 2.2(c)(i) and Section 2.2(c)(ii), neither the MeriStar Parties nor the FelCor Parties will declare or pay any dividend or distribution to their respective stockholders or partners prior to the Effective Time.

          (iv) No dividends or other distributions declared or made after the Effective Time with respect to shares of FelCor Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FelCor Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in the manner provided in Section 2.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, in addition to the Merger Consideration, there shall be paid to the holder of the certificates representing whole shares of FelCor Common Stock issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions thereon with a record date after the Effective Time and theretofore paid with respect to such whole shares of FelCor Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions thereon, with a record date after the Effective Time but prior to such surrender and having a payment date subsequent to such surrender.

     (d) No Fractional Securities. Notwithstanding any other provision hereof, no fractional shares of FelCor Common Stock will be issued in connection with the Merger. No holder of a fractional share interest will be entitled to dividends, voting rights or any other stockholder rights in respect of such fractional share. Instead, as soon as practicable after the Effective Time, the Exchange Agent will determine the excess of (i) the number of whole shares of FelCor Common Stock delivered to the Exchange Agent by FelCor pursuant to
Section 2.1(a) over (ii) the aggregate number of whole shares of FelCor Common Stock to be distributed to holders of MeriStar Common Stock pursuant to Section 2.2(b) (such excess, the "Excess Shares"). FelCor will instruct the Exchange Agent (i) to sell the Excess Shares at then-prevailing prices on the NYSE through one or more member firms of the NYSE and (ii) to use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions and, in any event, within ten calendar days following the Effective Time. The Exchange Agent will hold such proceeds in trust for the holders of MeriStar Common Stock who would otherwise be entitled to receive a fraction of a share of FelCor Common Stock, and will determine the portion of the proceeds to which each such holder is entitled, if any, by multiplying the amount of the aggregate net proceeds of such sale by a fraction, the numerator of which is the amount of the fractional share interest to which each such holder is entitled, and the denominator of which is the aggregate amount of fractional share interests to which all such holders of MeriStar Common Stock are entitled. The Surviving Corporation will pay all commissions, transfer taxes, Exchange Agent's fees and other out-of-pocket transaction costs incurred in connection with the sale of such Excess Shares.

     (e) Alternative Cash Payment. Notwithstanding the provisions of Section 2.2(d), FelCor may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of payments pursuant to Section 2.2(d), to pay each holder of MeriStar Common Stock who would otherwise be entitled to receive a fraction of a share of FelCor Common Stock, an amount in cash equal to the Market Price determined as of the Closing Date, without interest, multiplied by the fraction of a share of FelCor Common Stock to which such holder would otherwise be entitled. For purposes of this Agreement, "Market Price" means the average of the closing sale prices of a share of FelCor Common Stock (as reported in the NYSE Composite Tape) for the ten consecutive NYSE trading days ending two trading days prior to the date as of which such determination is to be made.

     (f) Closing of Transfer Books; Etc. From and after the Effective Time, the stock transfer books of MeriStar shall be closed and no registration of any transfer of stock of MeriStar shall thereafter be made on the records of MeriStar. In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of MeriStar, a certificate representing the proper number of shares of FelCor Common Stock and a check or checks for the Cash Consideration and cash in lieu of fractional shares may be issued to a transferee in the proper amount or amounts if the Certificate representing such Canceled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the person claiming such certificates to be lost, stolen or destroyed and, if required by FelCor or the Exchange Agent, upon the posting by such person of a bond, in an amount reasonably determined by FelCor or the Exchange Agent, as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate(s), the Merger Consideration to be received in exchange therefor (together with any cash in lieu of fractional shares payable in accordance with Section 2.2(d) or (e)).

     (g) Withholding Rights. FelCor or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of MeriStar Common Stock, such amounts as FelCor or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by FelCor or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of MeriStar Common Stock in respect of which such deduction and withholding was made by FelCor or the Exchange Agent.

     (h) Termination of Exchange. Any certificates representing Share Consideration deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.2 shall be returned by the Exchange Agent to FelCor, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to FelCor. Thereafter, any holder of unsurrendered Certificates shall look solely to FelCor for the payment of any funds to which such holder may be entitled, subject to applicable law. FelCor shall not be liable to any Person for such shares or funds delivered by it to a public official pursuant to any applicable abandoned property, escheat or similar law. As used in this Agreement, the term "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated organization or entity of any kind.

                                   ARTICLE 3

                CERTAIN TRANSACTIONS RELATING TO THE MERISTAR OP

     3.1 MERGER OF MERISTAR OP AND FELCOR OP. At the Effective Time, MeriStar and FelCor shall cause MeriStar OP to merge with and into FelCor OP in accordance with the Delaware Revised Uniform Limited Partnership Act ("DRULPA") and the partnership agreements of FelCor OP and MeriStar OP, with FelCor OP as the surviving entity. The effects and consequences of the OP Merger are set forth in this Article Three and the DRULPA. FelCor OP, after the effectiveness of the OP Merger, is sometimes referred to herein as the "Surviving Partnership."

     3.2 CLOSING AND EFFECTIVENESS. The closing of the OP Merger (the "OP Merger Closing") shall take place at the same time and place as the Closing. All of the documents and transactions relating to the OP Merger Closing shall be deemed to be part of the Closing. The OP Merger shall be conditioned upon prior effectiveness of the Merger and shall be effective at the Effective Time of the Merger. At the OP Merger Closing, MeriStar shall cause MeriStar OP to execute the Certificate of Merger (the "OP Merger Articles") in the form attached hereto as Exhibit "B," which certificate shall then be executed by FelCor OP and filed with the Delaware Secretary of State.

     3.3 EFFECTS OF OP MERGER. The OP Merger shall have the effects set forth in the DRULPA. FelCor shall be the sole general partner of the Surviving Partnership.

     3.4 CERTIFICATE OF LIMITED PARTNERSHIP AND PARTNERSHIP AGREEMENT. The certificate of limited partnership of FelCor OP as in effect immediately prior to the Effective Time (the "FelCor OP Certificate") shall be the certificate of limited partnership of the Surviving Partnership. The limited partnership agreement of FelCor OP as amended and restated in a form reasonably satisfactory to the parties (the "Restated Partnership Agreement") shall be the limited partnership agreement of the Surviving Partnership, until thereafter amended as provided by applicable law or therein.

     3.5  EFFECT OF THE OP MERGER ON PARTNERSHIP INTERESTS.

     (a) Common Units of MeriStar OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "OP Units" (herein called "MeriStar Common Units"), each outstanding MeriStar Common Unit shall be converted into the right to receive (i) the number of units of partnership interest in FelCor OP known as "Partnership Units" or "Common Units" (herein called "FelCor Common Units") equal to the Exchange Ratio, and (ii) cash in an amount equal to the Cash Consideration, without interest.

     (b) Class B Units of MeriStar OP. As of the effectiveness of the OP Merger, there shall be no holders of the partnership interests in MeriStar OP known as "Class B Units" (herein called "MeriStar Class B Units").

     (c) Class C Units of MeriStar OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "Class C Units" (herein called "MeriStar Class C Units"), each outstanding MeriStar Class C Unit shall be converted into the right to receive (i) the number of units of partnership interest in FelCor OP known as "Class C Units" (herein called "FelCor Class C Units") equal to the Exchange Ratio, and (ii) cash in an amount equal to the Cash Consideration, without interest.

     (d) Class D Units of MeriStar OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "Class D Units" (herein called "MeriStar Class D Units"), each outstanding MeriStar Class D Unit shall be converted into the right to receive one unit of partnership interest in FelCor OP known as "Class D Units" (herein called "FelCor Class D Units").

     (e) POP Units of MeriStar OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "POP Units" (herein called "MeriStar POP Units"), each outstanding MeriStar POP Unit that is Vested (as defined below) shall be converted into the right to receive (i) the number of FelCor Common Units equal to the product of the Exchange Ratio times the Exchange Factor (as defined below) and (ii) cash in an amount equal to the product of the Cash Consideration, without interest, times the Exchange Factor (as defined below). The term "Vested" means those MeriStar POP Units that are fully vested and not subject to forfeiture as of the Effective Time, assuming the Merger was completed, under the respective Restricted Unit Agreements (as defined in the MeriStar Profits-Only Operating Partnership Units Plan (the "POP Unit Plan")) dated effective as of March 29, 2000 and April 16, 2001 between MeriStar, MeriStar OP and each of the respective holders of such MeriStar POP Units. The term "Exchange Factor" shall mean 1.0. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the POP Units, each outstanding MeriStar POP Unit that is not Vested shall be cancelled and cease to exist, and no consideration shall be issued or delivered in exchange therefor.

     (f) General Partner Interests of MeriStar OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of MeriStar as the holder of the general partner's partnership interest in MeriStar OP (the "MeriStar GP Interest"), each unit of partnership interest that constitutes part of the MeriStar GP Interest shall be converted into the right to receive (i) the number of FelCor Common Units equal to the Exchange Ratio, and (ii) cash in an amount equal to the Cash Consideration, without interest.

     (g) Effect on MeriStar OP Units. All MeriStar Common Units, MeriStar Class B Units, MeriStar Class C Units, MeriStar Class D Units, MeriStar POP Units and MeriStar GP Interest (collectively, the "MeriStar OP Units") shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each MeriStar OP Unit shall thereafter represent the right to receive, upon making the deliveries required by Section 3.6(a), such number of whole FelCor Common Units, FelCor Class C Units, and FelCor Class D Units (collectively the "New FelCor OP Units"), and certificates representing such FelCor OP Units, into which such MeriStar OP Units were converted in accordance with Section 3.5(a)-(f) plus any applicable Cash Consideration, without interest. The holders of such MeriStar OP Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such MeriStar OP Units except as otherwise provided herein or by law. No fractional New FelCor OP Units shall be issued, and, in lieu thereof, a cash payment, without interest, shall be made pursuant to Section 3.6(c).

     3.6  ISSUANCE OF NEW CERTIFICATES FOR FELCOR OP UNITS.

     (a) Delivery Procedures. As soon as practicable after the Effective Time, FelCor OP shall mail to each holder of record of a MeriStar OP Unit (a "MeriStar OP Unit Holder"), a ratification and joinder agreement (a "Ratification Agreement") by which the MeriStar OP Unit Holder ratifies and agrees to be bound by the Restated Partnership Agreement, waives any rights they have under their exchange rights agreements with MeriStar and MeriStar OP, acknowledges the termination of the MeriStar OP Partnership Agreement and is admitted as a limited partner in FelCor OP as a holder of the respective New FelCor OP Units which the MeriStar OP Unit Holder is entitled to receive by virtue of the OP Merger. The Ratification Agreement to be executed by holders of MeriStar POP Units will also contain a waiver of any rights they have under the agreements by which their POP Units were granted or under the POP Unit Plan. Without limitation to the rights under Section 3.6(b), upon delivery to FelCor OP of a duly executed Ratification Agreement, together with such other customary documents as FelCor OP may require, the MeriStar OP Unit Holder shall be entitled to receive, with respect to such MeriStar OP Units (i) a certificate or certificates representing that number of whole New FelCor OP Units which such MeriStar OP Unit Holder has the right to receive pursuant to Section 3.5, (ii) a check in payment of the Cash Consideration, if any, without interest, which such MeriStar OP Unit Holder has the right to receive pursuant to Section 3.5, and
(iii) a check in payment of the cash in lieu of fractional New FelCor OP Units, without interest, which such holder is entitled to receive pursuant to Section 3.6(c). FelCor OP shall cause all FelCor OP Units issued pursuant to the OP Merger to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

     (b) Distributions After Effective Time. No distributions declared or made after the Effective Time with respect to New FelCor OP Units with a record date after the Effective Time shall be paid to any MeriStar OP Unit Holder with respect to New FelCor OP Units until such MeriStar OP Unit Holder executes and delivers to FelCor OP a Ratification Agreement. Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery to FelCor OP of any such Ratification Agreement, in addition to the consideration required by Section 3.5, there shall be paid to the holder of the certificates representing whole New FelCor OP Units issued in consideration therefor, without interest, (i) at the time of such delivery, the amount of distributions with a record date after the Effective Time theretofore paid with respect to such whole New FelCor OP Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to delivery and a payment date subsequent to delivery payable with respect to such whole New FelCor OP Units.

     (c) No Fractional FelCor OP Units. Notwithstanding any other provision hereof, no fractional New FelCor OP Units will be issued in connection with the OP Merger. In lieu of issuance of a fractional New FelCor OP Unit, FelCor OP shall pay each MeriStar OP Unit Holder who would otherwise be entitled to receive a fraction of a New FelCor OP Unit, an amount in cash, without interest, equal to the Market Price determined as of the Closing Date multiplied by the fraction of a New FelCor OP Unit to which such holder would otherwise be entitled.

     (d) Withholding Rights. FelCor OP shall be entitled to deduct and withhold from the consideration otherwise payable under Section 3.5 to any holder of MeriStar OP Units, such amounts as FelCor OP is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by FelCor OP, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the MeriStar OP Units, in respect of which such deduction and withholding was made by FelCor OP.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF THE MERISTAR PARTIES

     Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of MeriStar and delivered to the FelCor Parties prior to the execution hereof (the "MeriStar Disclosure Letter"), the MeriStar Parties, jointly and severally, represent and warrant to the FelCor Parties as follows:

     4.1 ORGANIZATION, STANDING AND POWER OF MERISTAR. MeriStar is a corporation duly organized and validly existing under the laws of the State of Maryland, having the requisite corporate power to carry on its business as now being conducted. MeriStar is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of MeriStar and the MeriStar Subsidiaries (as defined below), taken as a whole, or on the ability of the MeriStar Parties to perform any of their respective substantive obligations under this Agreement (any such effect, a "MeriStar Material Adverse Effect"). MeriStar has delivered to the FelCor Parties complete and correct copies of MeriStar's Second Articles of Amendment and Restatement (the "MeriStar Charter") and the Bylaws of MeriStar (the "MeriStar Bylaws"), in each case, as amended or supplemented to the date of this Agreement.

     4.2  MERISTAR SUBSIDIARIES.

     (a) MeriStar is the record and beneficial owner of all of the issued and outstanding shares of capital stock of MeriStar LP, Inc., a Nevada corporation ("MeriStar LP"). As of the date of hereof,

MeriStar LP owns 43,978,936 MeriStar Common Units, representing approximately 90.3% of the issued and outstanding MeriStar Common Units. There are issued and outstanding (i) an aggregate of 2,883,111 MeriStar Common Units, (ii) an aggregate of 964,227 MeriStar Class C Units, (iii) an aggregate of 392,157 MeriStar Class D Units, and (iv) an aggregate of 802,292 MeriStar POP Units. MeriStar also owns an approximate 1% general partnership interest in MeriStar OP, constituting all of the general partner interests in MeriStar OP. All of the MeriStar OP Units owned by MeriStar LP, the general partner interest in MeriStar OP owned by MeriStar, and the issued and outstanding capital stock of MeriStar LP owned by MeriStar, are free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") other than those listed on Schedule 4.2(a) to the MeriStar Disclosure Letter. The MeriStar OP Units are validly issued and outstanding, fully paid and nonassessable. Schedule 4.2(a) of the MeriStar Disclosure Letter sets forth the name of each MeriStar OP Unit Holder and the number and type of MeriStar OP Units owned by each such MeriStar OP Unit Holder in MeriStar OP as of the date of this Agreement. The MeriStar OP Units are subject to no restriction except as set forth in the limited partnership agreement of MeriStar OP (the "MeriStar OP Partnership Agreement") and pursuant to applicable securities laws. MeriStar OP has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in MeriStar OP, whether issued or unissued, or securities convertible into or exchangeable for interests in MeriStar OP or preemptive rights to purchase or rights of first refusal with respect to such interests. Except as listed on Schedule 4.2(a) to the MeriStar Disclosure Letter, no MeriStar OP Units, or other interests therein, have been authorized or reserved for issuance to anyone other than MeriStar LP or MeriStar.

     (b) Schedule 4.2(b) to the MeriStar Disclosure Letter sets forth (i) each Subsidiary (as defined below) of MeriStar (the "MeriStar Subsidiary" or "MeriStar Subsidiaries"), (ii) the ownership interest therein of MeriStar, (iii) if not wholly-owned by MeriStar, the identity and ownership interest of each of the other owners of each MeriStar Subsidiary, (iv) each hotel (identified by name and location) and other real property owned or leased by such MeriStar Subsidiary, and (v) each entity not constituting a MeriStar Subsidiary in which MeriStar or any MeriStar Subsidiary holds an ownership interest, indicating the name, nature and business of such entity and the ownership interest therein held by MeriStar, each MeriStar Subsidiary and each other Person. As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture, trust or other legal entity, except for passive investments held solely for investment purposes and which are not material in amount.

     (c) Except as set forth in Schedule 4.2(c) to the MeriStar Disclosure Letter, (i) all the outstanding shares of capital stock of each MeriStar Subsidiary that is a corporation have been duly and validly issued and are (A) fully paid and nonassessable, (B) owned by MeriStar or by another MeriStar Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests owned by MeriStar or a MeriStar Subsidiary in another MeriStar Subsidiary that is a partnership, joint venture, limited liability company or trust are owned free and clear of all Liens. Each MeriStar Subsidiary, that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each MeriStar Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each MeriStar Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a MeriStar Material Adverse Effect. Copies of the articles or certificates of incorporation, bylaws, organizational documents and partnership, joint venture and operating agreements of each MeriStar Subsidiary, in each case as amended to the date of this Agreement, have been previously delivered or made available to the FelCor Parties. Neither MeriStar nor any of the MeriStar Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it other than breaches which could not reasonably be expected to have a MeriStar Material Adverse Effect. To the Knowledge of MeriStar (as defined in
Section 4.23), the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts other than breaches which could not reasonably be expected to have a MeriStar Material Adverse Effect.

     4.3  MERISTAR STRUCTURE.

     (a) The authorized shares of stock of MeriStar consist of 100,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding, and 250,000,000 shares of MeriStar Common Stock, of which 44,465,990 shares were issued and outstanding as of the date hereof. On the date hereof, (i) 4,549,561 shares of MeriStar Common Stock have been reserved for issuance, and MeriStar has proposed an increase in the number of shares reserved for issuance to an aggregate of 5,558,249 shares, under MeriStar's Incentive Plan (the "MeriStar Incentive Plan"), under which options in respect of 4,470,348 shares of MeriStar Common Stock have been granted and are outstanding on the date hereof, (ii) 125,000 shares of MeriStar Common Stock have been reserved for issuance, and MeriStar has proposed an increase in the number of shares reserved for issuance to an aggregate of 500,000 shares, under the MeriStar Directors' Plan, (iii) 5,782,940 shares of MeriStar Common Stock have been reserved for issuance upon the exchange of MeriStar OP Units, (iv) 4,538,235 shares of MeriStar Common Stock have been reserved for issuance upon the conversion of MeriStar's 4.75% Convertible Subordinated Notes due 2004 (the "MeriStar Convertible Notes"), (v) 500,000 shares of MeriStar Common Stock have been reserved for issuance under MeriStar's Employee Stock Purchase Plan, and
(vi) 5,000,000 shares of MeriStar Common Stock have been reserved for issuance under MeriStar's Dividend Reinvestment Plan, which will be terminated prior to the Effective Time. On the date hereof, except as set forth in this Section 4.3 and the Schedules referenced in this Section 4.3, no shares of MeriStar Common Stock or other voting securities of MeriStar were issued, reserved for issuance or outstanding.

     (b) Set forth in Schedule 4.3(b) to the MeriStar Disclosure Letter is a true and complete list of the following: each qualified or nonqualified option to purchase shares of MeriStar Common Stock granted under the MeriStar Incentive Plan, the Directors' Plan or any other formal or informal stock-based compensation arrangement ("MeriStar Options"). As of the date of this Agreement, other than MeriStar Options, there were no outstanding warrants or other rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units, restricted stock grants and performance shares granted under the MeriStar Incentive Plan or rights to receive shares of MeriStar Common Stock on a deferred basis granted by MeriStar under the MeriStar Incentive Plan. Schedule 4.3(b) to the MeriStar Disclosure Letter also sets forth for each MeriStar Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number of shares of MeriStar Common Stock subject to such option, the number of shares subject to options that are currently exercisable, the exercise price per share, the expiration date, and the number of such shares subject to stock appreciation rights.

     (c) All outstanding shares of MeriStar Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the MeriStar Convertible Notes, there are no bonds, debentures, notes or other indebtedness of MeriStar having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of MeriStar may vote.

     (d) Except (i) as set forth in this Section 4.3, in Schedule 4.3(b) or 4.3(d) to the MeriStar Disclosure Letter, or in the MeriStar OP Partnership Agreement (as defined herein) and (ii) for the MeriStar OP Units held by partners in the MeriStar OP (which, subject to certain restrictions, may be exchanged by the holders thereof for either cash or, at MeriStar's option, shares of MeriStar Common Stock on a one-for-one basis), (A) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MeriStar or any MeriStar Subsidiary is a party or by which such entity is bound, obligating MeriStar or any MeriStar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of MeriStar Common Stock, voting securities or other ownership interests of MeriStar or of any MeriStar Subsidiary or obligating MeriStar or any MeriStar Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to MeriStar or a MeriStar Subsidiary), and (B) there are no outstanding obligations of MeriStar or any MeriStar Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or ownership interest in MeriStar or any MeriStar Subsidiary.

     4.4 ORGANIZATION, STANDING AND POWER OF MERISTAR OP. MeriStar OP is a limited partnership duly organized and validly existing under the laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. MeriStar OP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a MeriStar Material Adverse Effect. MeriStar has delivered to the FelCor Parties complete and correct copies of the MeriStar OP Partnership Agreement as amended or supplemented to the date of this Agreement.

     4.5 REGISTRATION RIGHTS. Except as set forth in Schedule 4.5 to the MeriStar Disclosure Letter, no Person has any right to require the registration of any shares of MeriStar Common Stock or any other securities of MeriStar or any MeriStar Subsidiary.

     4.6  AUTHORITY; NONCONTRAVENTION; CONSENTS.

     (a) MeriStar has the requisite corporate power to enter into this Agreement and, subject to the requisite stockholder approval of the Merger (the "MeriStar Stockholder Approvals"), to consummate the transactions contemplated by this Agreement. MeriStar OP has the requisite partnership power and authority to enter into this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the MeriStar Parties and the consummation by the MeriStar Parties of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the MeriStar Parties, except for and subject to the MeriStar Stockholder Approvals with respect to MeriStar and the approvals set forth on
Schedule 4.6(a) to the MeriStar Disclosure Letter. This Agreement has been duly executed and delivered by the MeriStar Parties and constitutes a valid and binding obligation of the MeriStar Parties, enforceable against the MeriStar Parties in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) Except as set forth in Schedule 4.6(b) to the MeriStar Disclosure Letter, the execution and delivery of this Agreement by the MeriStar Parties do not, and the consummation of the transactions contemplated by this Agreement (including, without limitation, the Transactions), and compliance by the MeriStar Parties with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any substantive obligation or to loss of a substantive benefit under, or result in the creation of any Lien upon any of the properties or assets of the MeriStar Parties or any MeriStar Subsidiary, under, (i) the MeriStar Charter, the MeriStar Bylaws or the charter, organizational documents, limited liability company agreement, partnership agreement or other governing document (as the case may be) of any MeriStar Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to MeriStar or any MeriStar Subsidiary or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to MeriStar or any MeriStar Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a MeriStar Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required in connection with the execution and delivery of this Agreement by the MeriStar Parties or the consummation by the MeriStar Parties of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined in Section 7.1), (ii) the acceptance for record of the Articles of Merger by the Department, (iii) such filings as may be required in connection with the payment of any transfer and gain taxes, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedules 4.6(a) and (b) to the MeriStar Disclosure Letter, (B) as may be required under (y) federal, state or local environmental or Tax laws or (z) the "blue sky" laws of various states, to the extent applicable; or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the MeriStar Parties from performing their obligations under this Agreement in any material respect or have, individually or in the aggregate, a MeriStar Material Adverse Effect.

     4.7  SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED
LIABILITIES. MeriStar and its predecessors have filed all required reports, schedules, forms, statements and other documents with the SEC since July 31, 1996 through the date hereof (the "MeriStar SEC Documents"). Except as set forth on Schedule 4.7 to the MeriStar Disclosure Letter, no MeriStar Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC. All of the MeriStar SEC Documents (other than preliminary materials), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in each case, the rules and regulations promulgated thereunder applicable to such MeriStar SEC Documents. None of the MeriStar SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later MeriStar SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of MeriStar included in the MeriStar SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) of MeriStar and the MeriStar Subsidiaries. Except for liabilities and obligations set forth in the MeriStar SEC Documents or in Schedule 4.7 to the MeriStar Disclosure Letter, neither MeriStar nor any of the MeriStar Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which are required by GAAP to be set forth on a consolidated balance sheet of MeriStar or in the notes thereto and which, individually or in the aggregate, would have a MeriStar Material Adverse Effect.

     4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for (i) matters disclosed in the MeriStar SEC Documents or on Schedule 4.8 to the MeriStar Disclosure Letter, (ii) the Transactions and the dividends and distributions contemplated by Section 2.2(c), and (iii) the transactions permitted by Section 6.3, since the date of the most recent audited financial statements included in the MeriStar SEC Documents (the "MeriStar Financial Statement Date"), MeriStar and the MeriStar Subsidiaries have conducted their business only in the ordinary and normal course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been, from the MeriStar Financial Statement Date through the date of this Agreement,
(a) any material adverse change in the business, financial condition or results of operations of MeriStar and the MeriStar Subsidiaries taken as a whole, including, without limitation, any increase in market rates of interest and related costs of financing which results in yields for new issues of unsecured senior notes issued by companies with a comparable debt rating to FelCor and MeriStar exceeding an amount which the members of the Interim Transactions Committee (as defined in Section 6.5) agree, in the exercise of their good faith business judgment, makes the issuance of such debt not economically prudent (a "MeriStar Material Adverse Change"), (b) any occurrence or circumstance that with the passage of time would reasonably be expected to result in a MeriStar Material Adverse Change, or (c) any action taken by MeriStar or any MeriStar Subsidiary during the period from the MeriStar Financial Statement Date through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.3.

     4.9  LITIGATION.  Except as disclosed in the MeriStar SEC Documents or in
Schedule 4.9 to the MeriStar Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of MeriStar and the MeriStar Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee or agent of MeriStar or any MeriStar Subsidiary) or, to the Knowledge of MeriStar, threatened in writing against or affecting MeriStar or any MeriStar Subsidiary that, individually or in the aggregate, could reasonably be expected to have a MeriStar Material Adverse Effect or to prohibit, restrict or interfere with the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against MeriStar or any of the MeriStar Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such Effect.

     4.10  PROPERTIES.

     (a) Schedule 4.10(a) to the MeriStar Disclosure Letter sets forth a complete and accurate list and the address of all real property owned or leased by MeriStar or any MeriStar Subsidiary (collectively, and together with the land at each address referenced in Schedule 4.10(a) to the MeriStar Disclosure Letter and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "MeriStar Properties"). MeriStar or the MeriStar Subsidiaries, owns or own, as the case may be, good and insurable fee simple title (or, if so indicated in Schedule 4.10(a) to the MeriStar Disclosure Letter, leasehold title) to each of the MeriStar Properties, in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"), except for such mortgages as are set forth on Schedule 4.16(b) to the MeriStar Disclosure Letter or for which no disclosure is required by Section 4.16(b), the Lien of real estate taxes not yet due and payable and such Encumbrances as individually, and in the aggregate, could not reasonably be expected to have a MeriStar Material Adverse Effect. Except for such of the following as individually, or in the aggregate, could not reasonably be expected to have a MeriStar Material Adverse Effect, policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of MeriStar or its Subsidiaries, as applicable, to each of the MeriStar Properties in amounts at least equal to the portion of the purchase price thereof allocated to real estate (the "MeriStar Title Policies"), and, to MeriStar's Knowledge, the MeriStar Title Policies are valid and in full force and effect and no claim has been made under any such policy (except claims which have previously been fully resolved).

     (b) Except as set forth in Schedule 4.10(b) to the MeriStar Disclosure Letter, and except for matters which would not, individually or in the aggregate, reasonably be expected to have a MeriStar Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, any proposed development) of the MeriStar Properties, MeriStar has no Knowledge that any currently required certificate, permit or license (including building permits and certificates of occupancy) from any Governmental Entity having jurisdiction over any MeriStar Property or any agreement, easement or other right which is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements which constitute a part of any of the MeriStar Properties has not been obtained or is not in full force and effect, or of any pending modification or cancellation of any of the same.

     (c) Schedule 4.10(c) to the MeriStar Disclosure Letter sets forth a complete and accurate list of all definitive agreements made or entered into by MeriStar or any MeriStar Subsidiary as of the date hereof, which are scheduled to close or be consummated after the date hereof, (x) to sell, mortgage, pledge, hypothecate, lease or sublease any MeriStar Property, which, individually or in the aggregate, are material, (y) to enter into a material transaction in respect of the ownership or financing of any MeriStar Property or (z) to purchase, lease or otherwise acquire any real property.

     (d) Except as set forth in Schedule 4.10(d) to the MeriStar Disclosure Letter, none of the MeriStar Properties is subject to any outstanding purchase option, right of first refusal, right of first offer or similar right, other than such rights as would not reasonably be expected to have a MeriStar Material Adverse Effect, nor has MeriStar or any MeriStar Subsidiary entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease or lease of any material portion of any MeriStar Property or other transfer of all or any material part of any MeriStar Property as of the date hereof, which are scheduled to close or be consummated after the date hereof, and no Person has any right or option to acquire, or right of first refusal or right of first offer with respect to, any interest of MeriStar or any MeriStar Subsidiary in any MeriStar Property or any material part thereof.

     (e) Schedule 4.10(e) to the MeriStar Disclosure Letter sets forth the capital expenditure budget and schedule of MeriStar and each MeriStar Subsidiary for each MeriStar Property, describing the capital expenditures which MeriStar or any MeriStar Subsidiary has budgeted for such MeriStar Property for the period running through December 31, 2001 (the "MeriStar Budget and Schedule").

     (f) The ground leases underlying the leased MeriStar Properties (collectively, the "MeriStar Ground Leases") are listed on Schedule 4.10(f) to the MeriStar Disclosure Letter. Each of the MeriStar Ground Leases is valid, binding and in full force and effect as against MeriStar or any MeriStar Subsidiary and, to MeriStar's Knowledge, as against the other party thereto, except to the extent the failure to be binding and in full force and effect would not reasonably be expected to have a MeriStar Material Adverse Effect. There does not exist under any of the MeriStar Ground Leases any default, and, to MeriStar's Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, reasonably be expected to result in a MeriStar Material Adverse Effect.

     (g) Schedule 4.10(g) to the MeriStar Disclosure Letter sets forth a list of the hotel franchise, license or other agreements relating to the names, marks or systems (the "MeriStar Franchise Agreements") under which each of the MeriStar Properties is being operated. Each of the MeriStar Franchise Agreements is in full force and effect and, to the Knowledge of MeriStar, there are no defaults thereunder by either party thereto, nor have any events occurred which, with the giving notice or the passage of time or both would constitute a default or event of default thereunder, except for those which either individually or in the aggregate would not constitute a MeriStar Material Adverse Effect.

     (h) Schedule 4.10(h) to the MeriStar Disclosure Letter sets forth a list of the hotel management agreements (the "MeriStar Management Agreements") pursuant to which each of the MeriStar Properties is being managed. Each of the MeriStar Management Agreements is in full force and effect and, to the Knowledge of MeriStar, there are no defaults thereunder by either party thereto, nor have any events occurred which, with the giving notice or the passage of time or both would constitute a default or event of default thereunder, except for those which either individually or in the aggregate would not constitute a MeriStar Material Adverse Effect.

     4.11 EMPLOYEE BENEFITS. With respect to all MeriStar Benefit Plans (as defined below), except for such matters, as, individually or in the aggregate, could not reasonably be expected to have a MeriStar Material Adverse Effect, (a) each MeriStar Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the Knowledge of MeriStar, nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such MeriStar Benefit Plan or related trust, (b) each MeriStar Benefit Plan has been operated in all material respects in accordance with its terms and with the terms and requirements of applicable law and all required returns and filings for each MeriStar Benefit Plan have been timely made, (c) neither MeriStar nor any MeriStar Subsidiary has incurred any tax, fine, lien, penalty or other liability imposed under ERISA (defined below), the Code or other applicable laws, rules and regulations, in connection with any MeriStar Benefit Plan, and no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of MeriStar or any MeriStar Subsidiary, threatened, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all contributions due and payable on or before the date hereof in respect of each MeriStar Benefit Plan have been made in full and in proper form, (e) neither MeriStar nor any MeriStar Subsidiary has ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), any plan subject to
Section 413 of the Code, or any "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable laws, no MeriStar Benefit Plan currently or previously maintained by MeriStar or any MeriStar Subsidiary provides any post-employment health or life insurance coverage or benefits, except as required under Section 4980B of the Code; (g) neither MeriStar, nor any MeriStar Subsidiary, is a member of a "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Section 414(b),
(c), (m) or (o)), which has members other than themselves; (h) all material reporting, disclosure and notice obligations imposed under ERISA and the Code have been satisfied with respect to each MeriStar Benefit Plan, and (i) except as set forth in Schedule 4.11 to the MeriStar Disclosure Letter, no benefit or amount payable, or which may become payable in connection with the Transactions, by MeriStar or any MeriStar Subsidiary pursuant to any MeriStar Benefit Plan, agreement or contract with any employee, constitutes an "excess parachute payment" which would not be deductible by reason of Section 280G of the Code.
Schedule 4.11 to the MeriStar Disclosure Letter contains a complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") excluding "multiemployer plans" within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former employee, officer or director of MeriStar or any MeriStar Subsidiary has any present or future right to benefits sponsored or maintained by MeriStar or any MeriStar Subsidiary or under which MeriStar or any MeriStar Subsidiary has had or has any present or could reasonably be expected to have any future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "MeriStar Benefit Plans." With respect to each MeriStar Benefit Plan, MeriStar has provided to FelCor a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by MeriStar or any MeriStar Subsidiary to their employees concerning the extent of the benefits provided under a MeriStar Benefit Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) attorney's response to an auditor's request for information.

     4.12  LABOR MATTERS; EMPLOYEES.

     (a) Except as set forth on Schedule 4.12(a) to the MeriStar Disclosure Letter, neither MeriStar nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. MeriStar has delivered true, correct and complete copies of such agreements to the FelCor Parties. There is no unfair labor practice or labor arbitration proceeding pending or, to MeriStar's Knowledge, threatened against MeriStar or any of its Subsidiaries relating to their business which, if determined adversely to MeriStar or any of its Subsidiaries, would have a MeriStar Material Adverse Effect.

     (b) Schedule 4.12(b) to the MeriStar Disclosure Letter sets forth all employment agreements between MeriStar or any of its Subsidiaries and any other Person.

     (c) Neither MeriStar, nor any MeriStar Subsidiary, is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or Law, which delinquency would, in the aggregate, have a MeriStar Material Adverse Effect. None of MeriStar's or any MeriStar Subsidiary's employment policies or practices is currently being audited or investigated by any Governmental Entity or court. There is no pending or, to the Knowledge of MeriStar, threatened litigation, unfair labor practice charge, or other charge or inquiry against MeriStar or any MeriStar Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any of them with respect to employment practices which could reasonably be expected to have a MeriStar Material Adverse Effect.

     (d) Neither MeriStar nor any MeriStar Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employees or employment practices. MeriStar and each MeriStar Subsidiary are in compliance in all material respects with all applicable Laws, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and has not planned or implemented any early retirement, separation or window program within the past five years.

     4.13  TAXES.

     (a) Except as set forth on Schedule 4.13(a) to the MeriStar Disclosure Letter, each of MeriStar and the MeriStar Subsidiaries has timely filed or caused to be timely filed all material Tax Returns (as defined below) required to be filed by it and for any partnerships for which any of them is a general partner (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or MeriStar has paid on its behalf) all Taxes (as defined below) required to be paid as shown on such returns and all such Tax Returns were, when filed, complete and accurate in all material respects, except where the failure to file such Tax Returns, the failure to pay such Taxes and the failure of such Tax Returns to be complete and accurate in all material respects could not be reasonably expected to have a MeriStar Material Adverse Effect. No material deficiencies for any Taxes have been or are currently being proposed, asserted or assessed in writing, or to the Knowledge of MeriStar, threatened in writing by any taxing authority against MeriStar or any MeriStar Subsidiary. Neither MeriStar nor a MeriStar Subsidiary has executed or filed with any taxing authority any agreement now in effect extending the period for assessment of Taxes. No Tax Returns of MeriStar or any MeriStar Subsidiary have been or are currently being audited by any applicable taxing authority, and neither MeriStar nor any MeriStar Subsidiary has received any written notice that such audit is contemplated. There are no material Tax liens on any properties of MeriStar or any MeriStar Subsidiary other than liens for current Taxes not yet due and payable. The most recent audited financial statements contained in the MeriStar SEC Documents reflect an adequate accrual in accordance with GAAP for all Taxes and deferred Taxes payable by MeriStar and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as would not have a MeriStar Material Adverse Effect, MeriStar and each MeriStar Subsidiary have complied with all applicable Laws relating to the payment, collection, withholding and deposit, as the case may be, of Taxes and, to the extent required, have paid over to the appropriate governmental authorities or are properly holding for such payment all taxes, unemployment insurance and other amounts required by law to be withheld or collected.

     (b) MeriStar is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code, and except as set forth on
Schedule 4.13(b) to the MeriStar Disclosure Letter, is neither a party to nor obligated under any agreement or other arrangement providing for the payment of any amount that is not or would not be deductible by MeriStar by reason of
Section 280G of the Code or Section 162(m) of the Code.

     (c) Neither MeriStar nor any MeriStar Subsidiary has taken or will take any action that would create a material risk that the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (d) Neither MeriStar nor any MeriStar Subsidiary is a party to or has any obligation under any Tax sharing agreements or similar contract or arrangement that would have a MeriStar Material Adverse Effect. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by MeriStar or any MeriStar Subsidiary that would have a MeriStar Material Adverse Effect.

     (e) Except as set forth on Schedule 4.13(e) to the MeriStar Disclosure Letter, neither MeriStar nor any MeriStar Subsidiary has any material liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, that would have a MeriStar Material Adverse Effect.

     (f) Since the MeriStar Financial Statement Date, (i) MeriStar has incurred no material liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and (ii) neither MeriStar nor a MeriStar Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business except where such liability for Taxes could not reasonably be expected to have a MeriStar Material Adverse Effect. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in this paragraph (f) will be imposed upon MeriStar.

     (g) MeriStar or its predecessors (other than CapStar Hotel Company) (i) for all taxable years commencing with its taxable year beginning July 31, 1996 and ended December 31, 1996, and through December 31, 2000 has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a "REIT") and has satisfied all requirements to qualify as a REIT for such years, and (ii) has operated, and intends to continue to operate, in such manner as to qualify as a REIT for the taxable year ending at the Effective Time. To MeriStar's Knowledge, no action, proceeding or investigation that could reasonably be expected to result in the termination of MeriStar's status as a REIT has been taken or omitted or is pending or threatened.

     (h) Except as set forth on Schedule 4.13(h) to the MeriStar Disclosure Letter, MeriStar has not made an election under IRS Notice 88-19 or Temporary Treasury Regulations Section 1.337(d)-5T(b)(3).

     (i) Except as set forth on Schedule 4.13(i) to the MeriStar Disclosure Letter, each of MeriStar OP and each other subsidiary of MeriStar that is organized as a partnership, limited liability company or trust (including entities in which MeriStar directly or indirectly owns less than 50% of the equity ownership interests) has been at all times since August 3, 1998, and will be through the Closing Date, treated for federal income tax purposes as either
(i) a partnership that is not either an association taxable as a corporation or a publicly traded partnership under Section 7704 of the Code, (ii) a publicly traded partnership that is eligible for partnership status under Section 7704(c) of the Code, or (iii) a disregarded entity.

     (j) Except as set forth on Schedule 4.13(j) to the MeriStar Disclosure Letter, each of the corporations in which MeriStar owns a direct or indirect equity ownership interest has been at all times since August 3, 1998, and through the Closing Date will be, treated for federal income tax purposes as either (i) a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code or (ii) a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code.

     (k) Schedule 4.13(k) to the MeriStar Disclosure Letter sets forth a list of the entities for which MeriStar has made taxable REIT subsidiary elections under
Section 856(l) and the effective dates of such elections. MeriStar has made a taxable REIT subsidiary election for each entity that it intends to treat as a taxable REIT subsidiary for its 2001 taxable year.

     (l) Except for the agreements or with respect to the transactions that will be set forth on Schedule 4.13(l) to the MeriStar Disclosure Letter (such
Schedule 4.13(l) to be delivered within 14 business days from the date of this Agreement), neither MeriStar nor any MeriStar Subsidiary has entered into or is subject to any "MeriStar Tax Protection Agreements." The MeriStar Parties represent and warrant that the MeriStar Tax Protection Agreements listed on
Schedule 4.13(l) shall contain only such terms and provisions as are usual and customary in agreements for similar purposes. As used herein, a MeriStar Tax Protection Agreement is a written agreement (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the MeriStar OP or any other MeriStar Subsidiary that is treated as a partnership for federal income tax purposes and that as a result of such purpose (i) prohibits or restricts in any manner the disposition of any assets of the MeriStar OP or such MeriStar Subsidiary or requires the MeriStar OP or such MeriStar Subsidiary to indemnify or reimburse any Person for a loss of federal income tax deferral as a result of any such asset disposition; (ii) requires that the MeriStar OP or such MeriStar Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the MeriStar Properties; or (iii) requires that the MeriStar OP or such MeriStar Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement, reimbursement agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of the MeriStar OP or such MeriStar Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code or the Treasury Regulations promulgated thereunder with respect to one or more assets of the MeriStar OP or such MeriStar Subsidiary or (C) that requires a particular method for allocating one or more liabilities of MeriStar or such MeriStar Subsidiary under Section 752 of the Code or the Treasury Regulations promulgated thereunder. Except as would not have a MeriStar Material Adverse Effect, neither MeriStar nor any MeriStar Subsidiary is in violation of or in default under any MeriStar Tax Protection Agreement.

     (m) As used in this Agreement, "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     4.14 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as disclosed on Schedule 4.14 to the MeriStar Disclosure Letter, there are no cash or non-cash payments which will become payable to any employee, officer or director of MeriStar or any MeriStar Subsidiary as a result of the Merger and the Transactions, and there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made upon a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of MeriStar or any MeriStar Subsidiary.

     4.15 BROKERS, FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which are as described in the engagement letter between Salomon Smith Barney Inc. and MeriStar, a true and correct copy of which has previously been delivered to the FelCor Parties, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby, based upon arrangements made by or on behalf of MeriStar or any MeriStar Subsidiary.

     4.16  CONTRACTS; DEBT INSTRUMENTS.

     (a) Except as set forth in Schedule 4.16(a) to the MeriStar Disclosure Letter, and except as, individually or in the aggregate, would not have a MeriStar Material Adverse Effect, neither MeriStar nor any MeriStar Subsidiary has received a written notice that MeriStar or any MeriStar Subsidiary is in violation of or in default under (nor to the Knowledge of MeriStar does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of MeriStar does such a violation or default exist.

     (b) Except for any of the following expressly identified in MeriStar SEC Documents, Schedule 4.16(b) to the MeriStar Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness (as defined below) in excess of $10,000,000 of MeriStar or of any MeriStar Subsidiary, other than such Indebtedness payable to MeriStar or a MeriStar Subsidiary, is outstanding or may be incurred. For purposes of this Agreement, "Indebtedness" shall mean
(i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any such Indebtedness of any other Person.

     4.17 ENVIRONMENTAL MATTERS. Except as, individually or in the aggregate, would not have a MeriStar Material Adverse Effect and except as disclosed in the MeriStar SEC Documents filed prior to the date of this Agreement, none of MeriStar, any of the MeriStar Subsidiaries or, to the Knowledge of MeriStar, any other Person has caused or permitted (a) the unlawful presence of any Hazardous Materials (as defined below) on any of the MeriStar Properties or properties formerly owned by MeriStar or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred on MeriStar Properties or properties formerly owned by MeriStar or be presently occurring on or from the MeriStar Properties, which presence or occurrence, individually or in the aggregate, could reasonably be expected to have a MeriStar Material Adverse Effect; and, in connection with the construction on or operation and use of the MeriStar Properties, neither MeriStar nor any MeriStar Subsidiary has failed to comply in any material respect with any applicable Environmental Laws (as defined below), except to the extent such failure to comply, individually or in the aggregate, could not be reasonably expected to have a MeriStar Material Adverse Effect. No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or to the Knowledge of MeriStar, is threatened by, any Person against MeriStar or any MeriStar Subsidiary, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or individually and in the aggregate, could not be reasonably expected to result in a MeriStar Material Adverse Effect. MeriStar has previously delivered or made available to FelCor or its counsel true and complete copies of all internally prepared or commissioned environmental studies, assessments and reports in the possession or under the control of MeriStar that relate to the MeriStar Properties and/or MeriStar's compliance with Environmental Laws.

     As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response Act, 49 U.S.C. sec.sec. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec. 6901, et seq., the Clean Water Act, 33 U.S.C. sec.sec. 1251, et seq., the Clean Air Act, 33 U.S.C. sec.sec. 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. sec.sec. 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sec.sec. 136, et seq., Occupational Safety and Health Act, 29 U.S.C. sec.sec. 651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C.
sec.sec. 2701, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes, but is not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

     4.18 COMPLIANCE WITH LAWS. Except as disclosed in the MeriStar SEC Documents, neither MeriStar nor any MeriStar Subsidiary has violated or failed to comply with any Law, permit, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure could not reasonably be expected to have a MeriStar Material Adverse Effect.

     4.19 OPINION OF FINANCIAL ADVISOR. The Board of Directors of MeriStar has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of shares of MeriStar Common Stock.

     4.20 MARYLAND TAKEOVER LAW. The Maryland Business Combination Act and the Maryland Control Share Acquisition Act will not apply to MeriStar in connection with this Agreement and the other transactions contemplated hereby. The provisions of Article II, Section 10 of the Bylaws of MeriStar relating to the Maryland Control Share Acquisition Act have not been rescinded or revoked.

     4.21 INFORMATION SUPPLIED. None of the information supplied or to be supplied by MeriStar specifically for inclusion or incorporation by reference in
(i) the Registration Statement (as defined in Section 7.1(a)), at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) the Proxy Statement (as defined in Section 7.1(a)), at the date it is first mailed to MeriStar's stockholders or at the time of the MeriStar Stockholders Meeting (as defined in Section 7.1(d)), will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by MeriStar with respect to statements made or incorporated by reference therein based on information supplied by FelCor specifically for inclusion or incorporated by reference in the Proxy Statement or contained in any FelCor SEC Documents incorporated by reference in the Registration Statement or the Proxy Statement.

     4.22 INVESTMENT COMPANY ACT OF 1940. Neither MeriStar nor any MeriStar Subsidiary is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     4.23 DEFINITION OF KNOWLEDGE OF MERISTAR. As used in this Agreement, the phrase "Knowledge of MeriStar" (or words of similar import) means the knowledge of those individuals identified in Schedule 4.23 to the MeriStar Disclosure Letter.

     4.24 VOTING REQUIREMENTS. The MeriStar Stockholder Approvals, which shall consist of the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter at the MeriStar Stockholders Meeting, which shall be a duly convened meeting at which a quorum is present and acting throughout, to approve the Merger are the only votes of the holders of any class or series of MeriStar's stock necessary to approve the Merger and the other transactions contemplated by this Agreement. MeriStar, acting as the general partner of MeriStar OP, has the power to cause MeriStar OP to effect the OP Merger without obtaining any consent or approval of the limited partners of MeriStar OP.

     4.25 RELATED PARTY AGREEMENTS. Except as listed on Schedule 4.25 to the MeriStar Disclosure Letter, there is no binding contract, agreement, undertaking, or commitment between MeriStar or any MeriStar Subsidiary, on the one hand, and MeriStar Hotels & Resorts, Inc. ("MeriStar Hotels & Resorts"), MIP Lessee, L.P., MeriStar Investment Partners, L.P., or any of their affiliated, related or associated Persons (other than another MeriStar Subsidiary), on the other hand.

                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF THE FELCOR PARTIES

     Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of FelCor and delivered to the MeriStar Parties prior to the execution hereof (the "FelCor Disclosure Letter"), the FelCor Parties, jointly and severally, represent and warrant to the MeriStar Parties as follows:

     5.1 ORGANIZATION, STANDING AND POWER OF FELCOR. FelCor is a corporation duly organized and validly existing under the laws of the State of Maryland, having the requisite corporate power to carry on its business as now being conducted. FelCor is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of FelCor and the FelCor Subsidiaries (as defined below), taken as a whole, or the ability of the FelCor Parties to perform any of their respective substantive obligations under this Agreement (any such effect a "FelCor Material Adverse Effect"). FelCor has delivered to the MeriStar Parties complete and correct copies of the FelCor Charter and the FelCor Bylaws.

     5.2  FELCOR SUBSIDIARIES.

     (a) FelCor is the record and beneficial owner of all of the issued and outstanding membership interests of FelCor Nevada Holdings, L.L.C., a Nevada limited liability company ("FelCor LLC"). As of the date hereof, FelCor LLC owns 57,782,448 FelCor Common Units representing approximately 86.6% of the issued and outstanding FelCor Common Units. There are issued and outstanding (i) an aggregate of 66,757,265 FelCor Common Units, (ii) an aggregate of 39,229 Class B, Series II units of limited partnership interest in FelCor OP (the "FelCor Class B Units"), (iii) an aggregate of 5,980,600 Series A Cumulative Convertible Preferred Units (the "FelCor Series A Preferred Units"), and (iv) an aggregate of 57,500 Series B Cumulative Redeemable Preferred Units (the "FelCor Series B Preferred Units") (collectively, together with the FelCor Common Units, FelCor Class B Units, FelCor Series A Preferred Units and FelCor Series B Preferred Units, the "FelCor OP Units"). FelCor also owns an approximately 1.6% general partner interest in FelCor OP, constituting all of the general partner interests in FelCor OP. All of the FelCor OP Units owned by FelCor and FelCor LLC, the general partner interest in FelCor OP owned by FelCor, and the issued and outstanding membership interests in FelCor LLC owned by FelCor, are free and clear of all Liens, other than those listed on Schedule 5.2(a) to the FelCor Disclosure Letter. The FelCor OP Units are validly issued and outstanding, fully paid and nonassessable. Schedule 5.2(a) to the FelCor Disclosure Letter sets forth the name of each holder of a FelCor OP Unit (each a "FelCor OP Unit Holder") and the number and type of FelCor OP Units owned by each such FelCor OP Unit Holder in FelCor OP as of the date of this Agreement. The FelCor OP Units are subject to no restriction except as set forth in the FelCor OP limited partnership agreement (the "FelCor Operating Partnership Agreement") and pursuant to applicable securities laws. FelCor OP has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in FelCor OP, whether issued or unissued, or securities convertible into or exchangeable for interests in FelCor OP or preemptive rights to purchase or rights of first refusal with respect to such interests. Except as listed on
Schedule 5.2(a) to the FelCor Disclosure Letter, no FelCor OP Units, or other interests therein, have been authorized or reserved for issuance to anyone other than FelCor LLC or FelCor.

     (b) Schedule 5.2(b) to the FelCor Disclosure Letter sets forth (i) each Subsidiary of FelCor (the "FelCor Subsidiary" or "FelCor Subsidiaries"), (ii) the ownership interest therein of FelCor, (iii) if not wholly-owned by FelCor, the identity and ownership interest of each of the other owners of such FelCor Subsidiary, (iv) each hotel (identified by name and location) and other real property owned or leased by such FelCor Subsidiary, and (v) each entity not constituting a FelCor Subsidiary in which FelCor or any FelCor Subsidiary holds an ownership interest, indicating the name, nature and business of such entity and the ownership interest therein held by each FelCor Subsidiary and each other Person.

     (c) Except as set forth in Schedule 5.2(c) to the FelCor Disclosure Letter,
(i) all the outstanding shares of capital stock of each FelCor Subsidiary that is a corporation have been duly and validly issued and are (A) fully paid and nonassessable, (B) owned by FelCor or another FelCor Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests owned by FelCor or a FelCor Subsidiary in another FelCor Subsidiary that is a partnership, joint venture, trust or limited liability company are owned free and clear of all Liens. Each FelCor Subsidiary, that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each FelCor Subsidiary that is a partnership, limited liability company, trust or joint venture is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each FelCor Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a FelCor Material Adverse Effect. Copies of the articles or certificates of incorporation, bylaws, organizational documents and partnership, joint venture and operating agreements of each FelCor Subsidiary, in each case as amended to the date of this Agreement, have been previously delivered or made available to the MeriStar Parties. Neither FelCor nor any of the FelCor Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it other than breaches, which could not reasonably be expected to have a FelCor Material Adverse Effect. To the Knowledge of FelCor (as defined in Section 5.21), the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts other than breaches, which could not reasonably be expected to have a FelCor Material Adverse Effect.

     5.3  FELCOR STRUCTURE.

     (a) The authorized shares of stock of FelCor consist of 200,000,000 shares of FelCor Common Stock and 20,000,000 shares of preferred stock, $0.01 par value per share, of which 6,050,000 shares have been designated as $1.95 Series A Cumulative Convertible Preferred Stock ("FelCor Series A Preferred Stock") and 57,500 shares have been designated as 9% Series B Cumulative Redeemable Preferred Stock ("FelCor Series B Preferred Stock"). As of the date hereof, (i) 53,159,146 shares of FelCor Common Stock were issued and outstanding, (ii) 5,980,600 shares of FelCor Series A Preferred Stock were outstanding, (iii) 57,500 shares of FelCor Series B Preferred Stock were outstanding and represented by 5,750,000 Depositary Receipts, each representing 1/100 of a share of FelCor Series B Preferred Stock, (iv) 3,092,614 shares of FelCor Common Stock have been reserved for issuance, and FelCor may propose an increase in the number of shares reserved for issuance to an aggregate of 4,092,614 shares, under FelCor's Restricted Stock and Stock Option Plans, as amended (the "FelCor Plans"), (v) 1,737,111 shares of FelCor Common Stock were issuable upon exercise of outstanding stock options (the "FelCor Options") to purchase shares of FelCor Common Stock, (vi) 5,500 shares of Common Stock issuable pursuant to FelCor's Deferred Compensation Plan, (vii) 9,014,046 shares of FelCor Common Stock were reserved for issuance upon redemption of FelCor OP Units, and (viii) 4,636,161 shares of FelCor Common Stock were reserved for issuance upon conversion of the FelCor Series A Preferred Stock. On the date hereof, except as set forth in this
Section 5.3 and the Schedules referenced in this Section 5.3, no shares of FelCor Common Stock or other voting securities of FelCor were issued, reserved for issuance or outstanding.

     (b) Set forth in Schedule 5.3(b) to the FelCor Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of FelCor Common Stock granted under the FelCor Plans or any other formal or informal stock-based compensation arrangement, (ii) each grant of shares of FelCor Common Stock to employees which are subject to any risk of forfeiture ("FelCor Restricted Stock Grants") and (iii) shares issuable pursuant to the FelCor Deferred Compensation Plan ("FelCor Deferred Stock"). As of the date of this Agreement, other than FelCor Options, FelCor Restricted Stock Grants, and FelCor Deferred Stock, there were no outstanding warrants or other rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units and performance shares granted under the FelCor Plans or rights to receive shares of FelCor Common Stock on a deferred basis granted under the FelCor Plans. Schedule 5.3(b) to the FelCor Disclosure Letter also sets forth for each FelCor Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number of shares of FelCor Common Stock subject to such option, the number of shares subject to options that are currently exercisable, the exercise price per share, the expiration date and the number of such shares subject to share appreciation rights. For each FelCor Restricted Stock Grant,
Schedule 5.3(b) to the FelCor Disclosure Letter sets forth the name of the grantee, the date of the grant and the number of shares of FelCor Common Stock granted and the date any risk of forfeiture with respect to such shares lapses.

     (c) All outstanding shares of FelCor Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of FelCor having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of FelCor may vote.

     (d) Except (i) as set forth in this Section 5.3, in Schedule 5.3(b) or 5.3(d) to the FelCor Disclosure Letter, or in the FelCor Operating Partnership Agreement (as defined herein) and (ii) for FelCor OP Units held by partners in the FelCor OP (which, subject to certain restrictions, may be redeemed by the holders thereof for either cash or, at FelCor's option, shares of FelCor Common Stock on a one-for-one basis), (A) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which FelCor or any FelCor Subsidiary is a party or by which such entity is bound, obligating FelCor or any FelCor Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of FelCor Common Stock, voting securities or other ownership interests of FelCor or of any FelCor Subsidiary or obligating FelCor or any FelCor Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to FelCor or a FelCor Subsidiary), and (B) there are no outstanding obligations of FelCor or any FelCor Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or ownership interest in FelCor or any FelCor Subsidiary.

     5.4 ORGANIZATION, STANDING AND POWER OF FELCOR OP. FelCor OP is a limited partnership duly organized and validly existing under the laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. FelCor OP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a FelCor Material Adverse Effect. FelCor has delivered to the MeriStar Parties complete and correct copies of the FelCor Operating Partnership Agreement as amended or supplemented to the date of this Agreement.

     5.5  AUTHORITY; NONCONTRAVENTION; CONSENTS.

     (a) FelCor has the requisite power to enter into this Agreement and, subject to the requisite stockholder approval of the Merger (the "FelCor Stockholder Approval" and, together with the MeriStar Stockholder Approval, the "Stockholder Approvals"), to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 5.5(a) to the FelCor Disclosure Letter, FelCor OP has the requisite partnership power and authority to enter into this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the FelCor

Parties and the consummation by the FelCor Parties of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the FelCor Parties, except for and subject to the FelCor Stockholder Approval and the approvals set forth on Schedule 5.5(a) to the FelCor Disclosure Letter. This Agreement has been duly executed and delivered by the FelCor Parties and constitutes a valid and binding obligation of the FelCor Parties, enforceable against the FelCor Parties in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) Except as set forth in Schedule 5.5(b) to the FelCor Disclosure Letter, the execution and delivery of this Agreement by the FelCor Parties do not, and the consummation of the transactions contemplated by this Agreement, (including, without limitation,) the Transactions, and compliance by the FelCor Parties with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any substantive obligation or to loss of a substantive benefit under, or result in the creation of any Lien upon any of the properties or assets of the FelCor Parties or any FelCor Subsidiary under, (i) the FelCor Charter, FelCor Bylaws or the charter, organizational documents, limited liability company agreement, partnership agreement or other governing document (as the case may be) of any FelCor Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to FelCor or any FelCor Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to FelCor or any FelCor Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a FelCor Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to FelCor or any FelCor Subsidiary in connection with the execution and delivery of this Agreement or the consummation by the FelCor Parties of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of the Registration Statement and the Proxy Statement, (ii) the acceptance for record of the Articles of Merger by the Department and the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes, and
(iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 5.5(a) or (b) to the FelCor Disclosure Letter or (B) as may be required under (y) federal, state or local environmental or Tax laws or (z) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the FelCor Parties from performing their obligations under this Agreement in any material respect or have, individually or in the aggregate, a FelCor Material Adverse Effect.

     5.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. FelCor has filed all required reports, schedules, forms, statements and other documents with the SEC since July 28, 1994 through the date hereof (the "FelCor SEC Documents"). All of the FelCor SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such FelCor SEC Documents. None of the FelCor SEC Documents (other than preliminary materials) at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later FelCor SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of FelCor and the FelCor Subsidiaries included in the FelCor SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) of FelCor and the FelCor Subsidiaries. Except for liabilities and obligations set forth in the FelCor SEC Documents or in Schedule 5.6 to the FelCor Disclosure Letter, neither FelCor nor any FelCor Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of FelCor or in the notes thereto and which, individually or in the aggregate, would have a FelCor Material Adverse Effect.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for (i) matters disclosed in the FelCor SEC Documents or in Schedule 5.7 to the FelCor Disclosure Letter, and (ii) the Transactions and the dividends and distributions contemplated by Section 2.2(c), and (iii) the transactions permitted by Section 6.4, since the date of the most recent audited financial statements included in the FelCor SEC Documents (the "FelCor Financial Statement Date"), FelCor and the FelCor Subsidiaries have conducted their business only in the ordinary and normal course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been, from the FelCor Financial Statement Date through the date of this Agreement, (a) any material adverse change in the business, financial condition or results of operations of FelCor and the FelCor Subsidiaries taken as a whole, including, without limitation, any increase in market rates of interest and related costs of financing which results in yields for new issues of unsecured senior notes issued by companies with a comparable debt rating to FelCor and MeriStar exceeding an amount which the members of the Interim Transactions Committee (as defined in Section 6.5) agree, in the exercise of their good faith business judgment, makes the issuance of such debt not economically prudent (a "FelCor Material Adverse Change"), (b) any occurrence or circumstance that with the passage of time would reasonably be expected to result in a FelCor Material Adverse Change, or (c) any action taken by FelCor or any FelCor Subsidiary during the period from the FelCor Financial Statement Date through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.4.

     5.8  LITIGATION.  Except as disclosed in the FelCor SEC Documents or in
Schedule 5.8 to the FelCor Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of FelCor and the FelCor Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee or agent of FelCor or a FelCor Subsidiary) or, to the Knowledge of FelCor, threatened in writing against or affecting FelCor or any FelCor Subsidiary that, individually or in the aggregate, could reasonably be expected to have a FelCor Material Adverse Effect or to prohibit, restrict or interfere with the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FelCor or any FelCor Subsidiary having, or which, insofar as reasonably can be foreseen, in the future could have, any such Effect.

     5.9  PROPERTIES.

     (a) Schedule 5.9(a) to the FelCor Disclosure Letter sets forth a complete and accurate list and the address of all real property owned or leased by FelCor or any FelCor Subsidiary (collectively, and together with the land at each address referenced in Schedule 5.9(a) to the FelCor Disclosure Letter and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "FelCor Properties"). FelCor or the FelCor Subsidiaries, owns or own, as the case may be, good and insurable fee simple title (or, if so indicated in Schedule 5.9(a) to the FelCor Disclosure Letter, leasehold title) to each of the FelCor Properties, in each case free and clear of Encumbrances, except for such mortgages as are set forth on Schedule 5.14(b) to the FelCor Disclosure Letter or for which no disclosure is required by Section 5.14(b), the Lien of real estate taxes not yet due and payable and such Encumbrances as individually, and in the aggregate, could not reasonably be expected to have a FelCor Material Adverse Effect. Except for such of the following as individually, or in the aggregate, could not reasonably be expected to have a FelCor Material Adverse Effect, policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of FelCor or its Subsidiaries, as applicable, to each of the FelCor Properties in amounts at least equal to the portion of the purchase price thereof allocated to real estate (the "FelCor Title Policies"), and, to FelCor's Knowledge, the FelCor Title Policies are valid and in full force and effect and no claim has been made under any such policy (except claims which have previously been fully resolved).

     (b) Except as set forth in Schedule 5.9(b) to the FelCor Disclosure Letter, and except for matters which would not, individually or in the aggregate, reasonably be expected to have a FelCor Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, any proposed development) of the FelCor Properties, FelCor has no Knowledge that any currently required certificate, permit or license (including building permits and certificates of occupancy) from any Governmental Entity having jurisdiction over any FelCor Property or any agreement, easement or other right which is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements which constitute a part of any of the FelCor Properties has not been obtained or is not in full force and effect, or of any pending modification or cancellation of any of the same.

     (c) Schedule 5.9(c) to the FelCor Disclosure Letter sets forth a complete and accurate list of all definitive agreements made or entered into by FelCor or any FelCor Subsidiary as of the date hereof, which are scheduled to close or be consummated after the date hereof, (x) to sell, mortgage, pledge, hypothecate, lease or sublease any FelCor Property, which, individually or in the aggregate, are material, (y) to enter into a material transaction in respect of the ownership or financing of any FelCor Property, or (z) to purchase, lease or otherwise acquire any real property.

     (d) Except as set forth in Schedule 5.9(d) to the FelCor Disclosure Letter, none of the FelCor Properties is subject to any outstanding purchase option, right of first refusal, right of first offer or similar right other than such rights as would not reasonably be expected to have a FelCor Material Adverse Effect, nor has FelCor or any FelCor Subsidiary entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease or lease of any material portion of any FelCor Property or other transfer of all or any part of any FelCor Property as of the date hereof, which are scheduled to close or be consummated after the date hereof, and no Person has any right or option to acquire, or right of first refusal or right of first offer with respect to, any interest of FelCor or any FelCor Subsidiary in any FelCor Property or any material part thereof.

     (e) Schedule 5.9(e) to the FelCor Disclosure Letter sets forth the capital expenditure budget and schedule of FelCor and each FelCor Subsidiary for each FelCor Property, describing the capital expenditures which FelCor or any FelCor Subsidiary has budgeted for such FelCor Property for the period running through December 31, 2001 (the "FelCor Budget and Schedule").

     (f) The ground leases underlying the leased FelCor Properties (collectively, the "FelCor Ground Leases") are listed on Schedule 5.9(f) to the FelCor Disclosure Letter. Each of the FelCor Ground Leases is valid, binding and in full force and effect as against FelCor or any FelCor Subsidiary and, to FelCor's Knowledge, as against the other party thereto, except to the extent the failure to be binding and in full force and effect would not reasonably be expected to have a FelCor Material Adverse Effect. There does not exist under any of the FelCor Ground Leases any default, and, to FelCor's Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, reasonably be expected to result in a FelCor Material Adverse Effect.

     (g) Schedule 5.9(g) to the FelCor Disclosure Letter sets forth a list of the hotel franchise, license or other agreements relating to the names, marks or systems (the "FelCor Franchise Agreements") under which each of the FelCor Properties is being operated. Each of the FelCor Franchise Agreements is in full force and effect and, to the Knowledge of FelCor, there are no defaults thereunder by either party thereto, nor have any events occurred which, with the giving of notice or the passage of time or both, would constitute a default or event of default thereunder, except for those which either individually or in the aggregate would not constitute a FelCor Material Adverse Effect.

     (h) Schedule 5.9(h) to the FelCor Disclosure Letter sets forth a list of the hotel management agreements (the "FelCor Management Agreements") pursuant to which each of the FelCor Properties is being managed. Each of the FelCor Management Agreements is in full force and effect and, to the Knowledge of FelCor, there are no defaults thereunder by either party thereto, nor have any events occurred which, with the giving notice or the passage of time or both would constitute a default or event of default thereunder, except for those which either individually or in the aggregate would not constitute a FelCor Material Adverse Effect.

     5.10  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

     (a) With respect to all FelCor Benefit Plans (as defined below), except for such matters, as, individually or in the aggregate, could not reasonably be expected to have a FelCor Material Adverse Effect, (a) each FelCor Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the Knowledge of FelCor, nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such FelCor Benefit Plan or related trust, (b) each FelCor Benefit Plan has been operated in all material respects in accordance with its terms and the terms and requirements of applicable law and all required returns and filings for each FelCor Benefit Plan have been timely made, (c) neither FelCor nor any FelCor Subsidiary has incurred any tax, fine, lien, penalty or other liability imposed under ERISA, the Code or other applicable laws, rules and regulations, in connection with any FelCor Benefit Plan, and no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of FelCor or any FelCor Subsidiary, threatened, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all contributions due and payable on or before the date hereof in respect of each FelCor Benefit Plan have been made in full and in proper form, (e) neither FelCor nor any FelCor Subsidiary has ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), any plan subject to Section 413 of the Code or any "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable laws, no FelCor Benefit Plan currently or previously maintained by FelCor or any FelCor Subsidiary provides any post-employment health or life insurance coverage or benefits except as required under Section 4980B of the Code; (g) neither FelCor, nor any FelCor Subsidiary, is a member of a Controlled Group which has members other than themselves, (h) all material reporting, disclosure and notice obligations imposed under ERISA and the Code have been satisfied with respect to each FelCor Benefit Plan, and (i) no benefit or amount payable, or which may become payable in connection with the Transactions by FelCor or any FelCor Subsidiary pursuant to any FelCor Benefit Plan, agreement or contract with any employee, constitutes an "excess parachute payment" which would not be deductible by reason of Section 280G of the Code. Schedule 5.10 to the FelCor Disclosure Letter contains a complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA, excluding "multiemployer plans" within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former employee, officer or director of FelCor or any FelCor Subsidiary has any present or future right to benefits sponsored or maintained by FelCor or any FelCor Subsidiary or under which FelCor or any FelCor Subsidiary has had or has any present or could reasonably be expected to have any future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "FelCor Benefit Plans." With respect to each FelCor Benefit Plan, FelCor has provided to MeriStar a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable;
(iii) any summary plan description and other written communications (or a description of any oral communications) by FelCor or any FelCor Subsidiary to their employees concerning the extent of the benefits provided under a FelCor Benefit Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) attorney's response to an auditor's request for information.

     (b) Neither FelCor, nor any FelCor Subsidiary, is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or Law, which delinquency would, in the aggregate, have a FelCor Material Adverse Effect. None of FelCor's or any FelCor Subsidiary's employment policies or practices is currently being audited or investigated by any Governmental Entity or court. There is no pending or, to the Knowledge of FelCor, threatened litigation, unfair labor practice charge, or other charge or inquiry against FelCor or any FelCor Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any of them with respect to employment practices which could reasonably be expected to have a FelCor Material Adverse Effect.

     (c) Neither FelCor nor any FelCor Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employees or employment practices. FelCor and each FelCor Subsidiary are in compliance in all material respects with all applicable Laws, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN, and has not planned or implemented any early retirement, separation or window program within the past five years.

     5.11  TAXES.

     (a) Each of FelCor and the FelCor Subsidiaries has timely filed or caused to be timely filed all material Tax Returns required to be filed by it and for any partnerships for which any of them is a general partner (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or FelCor has paid on its behalf) all Taxes required to be paid as shown on such returns and all such Tax Returns were, when filed, complete and accurate in all material respects, except where the failure to file such Tax Returns, the failure to pay such Taxes and the failure of such Tax Returns to be complete and accurate in all material respects could not be reasonably expected to have a FelCor Material Adverse Effect. No material deficiencies for any Taxes have been or are currently being proposed, asserted or assessed in writing, or to the Knowledge of FelCor, threatened in writing by any taxing authority against FelCor or any FelCor Subsidiary. Neither FelCor nor a FelCor Subsidiary has executed or filed with any taxing authority any agreement now in effect extending the period for assessment of Taxes. No Tax Returns of FelCor or any FelCor Subsidiary have been or are currently being audited by any applicable taxing authority, and neither FelCor nor any FelCor Subsidiary has received any written notice that such audit is contemplated. There are no material Tax liens on any properties of FelCor or any FelCor Subsidiary other than liens for current Taxes not yet due and payable. The most recent audited financial statements contained in the FelCor SEC Documents reflect an adequate accrual in accordance with GAAP for all Taxes and deferred Taxes payable by FelCor and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as would not have a FelCor Material Adverse Effect, FelCor and each FelCor Subsidiary have complied with all applicable Laws relating to the payment, collection, withholding and deposit, as the case may be, of Taxes and, to the extent required, have paid over to the appropriate governmental authorities or are properly holding for such payment all taxes, unemployment insurance and other amounts required by law to be withheld or collected.

     (b) FelCor is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code, and except as set forth on
Schedule 5.11(b) to the FelCor Disclosure Letter, is neither a party to nor obligated under any agreement or other arrangement providing for the payment of any amount that is not or would not be deductible by FelCor by reason of Section 280G of the Code or Section 162(m) of the Code.

     (c) Neither FelCor nor any FelCor Subsidiary has taken or will take any action that would create a material risk that the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (d) Neither FelCor nor any FelCor Subsidiary is a party to or has any obligation under any Tax sharing agreements or similar contract or arrangement that would have a FelCor Material Adverse Effect. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by FelCor or any FelCor Subsidiary that would have a FelCor Material Adverse Effect.

     (e) Except as set forth on Schedule 5.11(e) to the FelCor Disclosure Letter, neither FelCor nor any FelCor Subsidiary has any material liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, that would have a FelCor Material Adverse Effect.

     (f) Since the FelCor Financial Statement Date, (i) FelCor has incurred no material liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and (ii) neither FelCor nor a FelCor Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business except where such liability for Taxes could not reasonably be expected to have a FelCor Material Adverse Effect. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in this paragraph (f) will be imposed upon FelCor.

     (g) FelCor (i) for all taxable years commencing with its taxable year beginning July 28, 1994, and ended December 31, 1994, and through December 31, 2000, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, and (ii) has operated, and intends to continue to operate, in such manner as to qualify as a REIT for the taxable year ending December 31, 2001 and subsequent taxable years. To FelCor's Knowledge, no action, proceeding or investigation that could reasonably be expected to result in the termination of FelCor's status as a REIT has been taken or omitted or is pending or threatened.

     (h) Except as set forth on Schedule 5.11(h) to the FelCor Disclosure Letter, each of FelCor OP and each other subsidiary of FelCor that is organized as a partnership, limited liability company or trust (including entities in which FelCor directly or indirectly owns less than 50% of the equity ownership interests) has been at all times since the date of its formation, and will be through the Closing Date, treated for federal income tax purposes as either (i) a partnership that is not either an association taxable as a corporation or a publicly traded partnership under Section 7704 of the Code, (ii) a publicly traded partnership that is eligible for partnership status under Section 7704(c) of the Code or (iii) a disregarded entity.

     (i) Except as set forth on Schedule 5.11(i) to the FelCor Disclosure Letter, each of the corporations in which FelCor owns a direct or indirect equity ownership interest has been at all times since the date of its formation, and through the Closing Date will be, treated for federal income tax purposes as either (i) a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code or (ii) a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code.

     (j) Schedule 5.11(j) to the FelCor Disclosure Letter sets forth a list of the entities for which FelCor has made taxable REIT subsidiary elections under
Section 856(l) and the effective dates of such elections. FelCor has made a taxable REIT subsidiary election for each entity that it intends to treat as a taxable REIT subsidiary for its 2001 taxable year.

     (k) Except as listed on Schedule 5.11(k) to the FelCor Disclosure Letter, neither FelCor nor any FelCor Subsidiary has entered into or is subject, directly or indirectly, to any "FelCor Tax Protection

Agreements." As used herein, a FelCor Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the FelCor OP or any other FelCor Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of FelCor or any FelCor Subsidiary or requires FelCor or any FelCor Subsidiary to indemnify or reimburse any Person for a loss of Tax deferral as a result of any such asset disposition; (ii) requires that FelCor or any FelCor Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the FelCor Properties, or (iii) requires that FelCor or any FelCor Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement, reimbursement agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of FelCor or any FelCor Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code or the Treasury Regulations promulgated thereunder with respect to one or more assets of FelCor or a FelCor Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of FelCor or any FelCor Subsidiary under Section 752 of the Code or the Treasury Regulations promulgated thereunder. Except as would not have a FelCor Material Adverse Effect, neither FelCor nor any FelCor Subsidiary is in violation of or in default under any FelCor Tax Protection Agreement.

     5.12 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as set forth on Schedule 5.12 to the FelCor Disclosure Letter, there are no cash or non-cash payments which will become payable to any employee, officer or director of FelCor or any FelCor Subsidiary as a result of the Merger and the Transactions and there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made upon a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of FelCor or any FelCor Subsidiary.

     5.13 BROKERS, FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Deutsche Banc Alex. Brown and J.P. Morgan Securities Inc., the fees and expenses of which are as described in their engagement letters between Deutsche Banc Alex. Brown and FelCor, and J.P. Morgan Securities Inc. and FelCor, respectively, a true and correct copy of each of which has previously been delivered to the MeriStar Parties, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby, based upon arrangements made by or on behalf of FelCor or any FelCor Subsidiary.

     5.14  CONTRACTS; DEBT INSTRUMENTS.

     (a) Except as set forth in Schedule 5.14(a) to the FelCor Disclosure Letter, and except as, individually or in the aggregate, would not have a FelCor Material Adverse Effect, neither FelCor nor any FelCor Subsidiary has received a written notice that FelCor or any FelCor Subsidiary is in violation of or in default under (nor to the Knowledge of FelCor does there exist any condition, which upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of FelCor does such a violation or default exist.

     (b) Except for any of the following expressly identified in FelCor SEC Documents, Schedule 5.14(b) to the FelCor Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness in excess of $10,000,000 of FelCor or of any FelCor Subsidiary, other than such Indebtedness payable to FelCor or a FelCor Subsidiary, is outstanding or may be incurred.

     5.15 ENVIRONMENTAL MATTERS. Except as, individually or in the aggregate, would not have a FelCor Material Adverse Effect and except as disclosed in the FelCor SEC Documents filed prior to the date of this Agreement, none of FelCor, any of the FelCor Subsidiaries or, to the Knowledge of FelCor, any other Person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the FelCor Properties or properties formerly owned by FelCor or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred on FelCor Properties or properties formerly owned by FelCor or be presently occurring on or from the FelCor Properties, which presence or occurrence, individually or in the aggregate, could reasonably be expected to have a FelCor Material Adverse Effect; and, in connection with the construction on or operation and use of the FelCor Properties, neither FelCor nor any FelCor Subsidiary has failed to comply in any material respect with any applicable Environmental Laws, except to the extent such failure to comply, individually or in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect. No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or to the Knowledge of FelCor, is threatened by, any Person against FelCor or any FelCor Subsidiary, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or, individually and in the aggregate, could not be reasonably expected to result in a FelCor Material Adverse Effect. FelCor has previously delivered or made available to MeriStar or its counsel true and complete copies of all internally prepared or commissioned environmental studies, assessments and reports in the possession or under the control of FelCor that relate to the FelCor Properties and/or FelCor 's compliance with Environmental Laws.

     5.16 COMPLIANCE WITH LAWS. Except as disclosed in the FelCor SEC Documents, neither FelCor nor any FelCor Subsidiary has violated or failed to comply with any Law, permit, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure could not reasonably be expected to have a FelCor Material Adverse Effect.

     5.17 OPINIONS OF FINANCIAL ADVISOR. The Board of Directors of FelCor has received the opinions of Deutsche Banc Alex. Brown and J.P. Morgan Securities Inc. dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to FelCor.

     5.18 MARYLAND TAKEOVER LAWS. The Maryland Business Combination Act and the Maryland Control Share Acquisition Act will not apply to FelCor in connection with this Agreement and the other transactions contemplated hereby. The provisions of Article XIII of the FelCor Charter relating to the Maryland Control Share Acquisition Act have not been rescinded or revoked.

     5.19 INFORMATION SUPPLIED. None of the information supplied or to be supplied by FelCor specifically for inclusion or incorporation by reference in
(i) the Registration Statement, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, or
(ii) the Proxy Statement, at the date it is first mailed to FelCor's stockholders or at the time of the FelCor Stockholders Meeting, (as defined in Section 7.1(e)) will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by FelCor with respect to statements made or incorporated by reference therein based on information supplied by MeriStar specifically for inclusion or incorporated by reference in the Proxy Statement or contained in any MeriStar SEC Documents incorporated by reference in the Registration Statement or the Proxy Statement.

     5.20 INVESTMENT COMPANY ACT OF 1940. Neither FelCor nor any FelCor Subsidiary is, or at the Effective Time will be, required to be registered under the 1940 Act.

     5.21 DEFINITION OF KNOWLEDGE OF FELCOR. As used in this Agreement, the phrase "Knowledge of FelCor" (or words of similar import) means the knowledge of those individuals identified in Schedule 5.21 to the FelCor Disclosure Letter.

     5.22 VOTING REQUIREMENTS. The FelCor Stockholder Approvals, which shall consist of the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter at the FelCor Stockholders Meeting, which shall be a duly convened meeting at which a quorum is present and acting throughout, to approve the Merger, and the affirmative vote of the holders of a majority of the outstanding FelCor OP Units to approve the OP Merger, are the only votes of the holders of any class or series of FelCor's stock or FelCor OP's partnership interests necessary to approve the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 6

                                   COVENANTS

     The parties agree as follows with respect to the period from and after the date of this Agreement to the Effective Time.

     6.1  NO SOLICITATION BY MERISTAR.

     (a) MeriStar shall not, nor shall it permit any of the MeriStar Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of MeriStar or any MeriStar Subsidiary to, (i) solicit, initiate or encourage the submission of, any MeriStar Acquisition Proposal (as defined below), (ii) except to the extent permitted by paragraph
(b) enter into any agreement with respect to any MeriStar Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any MeriStar Acquisition Proposal; provided, however, that prior to the MeriStar Stockholder Meeting, to the extent required by the duties of the Board of Directors of MeriStar under Maryland law, as determined in good faith by a majority of the disinterested members thereof, having received the advice of outside counsel, MeriStar may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any Person that makes or expresses a bona fide intention to make an unsolicited MeriStar Acquisition Proposal, if the Board of Directors of MeriStar first determines in good faith, based on the vote of a majority of the disinterested members thereof, that such Person has the ability to consummate a MeriStar Superior Proposal (as defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of MeriStar or any MeriStar Subsidiary, whether or not such person is purporting to act on behalf of MeriStar, a MeriStar Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by MeriStar. For all purposes of this Agreement, "MeriStar Acquisition Proposal" means any proposal, other than a proposal by FelCor or FelCor OP, for a merger, consolidation, share exchange, business combination or other similar transaction involving MeriStar or any of its Significant Subsidiaries (as defined below) or any proposal or offer (including, without limitation, any proposal or offer to stockholders of MeriStar), other than a proposal or offer by FelCor or FelCor OP, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, MeriStar or any of its Significant Subsidiaries. MeriStar immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any MeriStar Acquisition Proposal. For all purposes of this Agreement, a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1, Rule 1-02 of Regulation S-X of the SEC.

     (b) Neither the Board of Directors of MeriStar nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to FelCor or FelCor OP, the approval or recommendation by the Board of Directors of MeriStar or any committee thereof of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any MeriStar Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of MeriStar, to the extent required by its duties under Maryland law, as determined in good faith by a majority of the disinterested members thereof, having received the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a MeriStar Superior Proposal (as defined below). For purposes of this Agreement, a "MeriStar Superior Proposal" means a bona fide written proposal made by a third party to acquire MeriStar or any of its Significant Subsidiaries pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of MeriStar determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable to MeriStar and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being financed by such third party.

     (c) MeriStar shall promptly advise FelCor orally and in writing of any MeriStar Acquisition Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any MeriStar Acquisition Proposal, the material terms and conditions of such MeriStar Acquisition Proposal or inquiry and the identity of the Person making any such MeriStar Acquisition Proposal or inquiry. MeriStar will keep FelCor fully informed of the status and details of any such MeriStar Acquisition Proposal or inquiry. MeriStar shall give FelCor at least one day's advance notice of any information to be supplied to, and at least three days' advance notice of any agreement to be entered into with, any Person making a MeriStar Acquisition Proposal.

     (d) Nothing contained in this Section 6.1 will prohibit MeriStar from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to MeriStar's stockholders if the MeriStar Board of Directors determines that such disclosure is necessary in order to comply with the MeriStar Board of Directors' duties under Maryland law; provided, however, that neither MeriStar nor the MeriStar Board of Directors nor any committee thereof may, except in accordance with Section 6.1(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a MeriStar Acquisition Proposal.

     6.2  NO SOLICITATION BY FELCOR.

     (a) FelCor shall not, nor shall it permit any of the FelCor Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of FelCor or any FelCor Subsidiary to, (i) solicit, initiate or encourage the submission of, any FelCor Acquisition Proposal (as defined below),
(ii) except to the extent permitted by paragraph (b), enter into any agreement with respect to any FelCor Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any FelCor Acquisition Proposal; provided, however, that prior to the FelCor Stockholder Meeting, to the extent required by the duties of the Board of Directors of FelCor under Maryland law, as determined in good faith by a majority of the disinterested members thereof, having received the advice of outside counsel, FelCor may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any Person that makes or expresses a bona fide intention to make an unsolicited FelCor Acquisition Proposal, if the Board of Directors of FelCor first determines in good faith, based on the vote of a majority of the disinterested members thereof, that such Person has the ability to consummate a FelCor Superior Proposal (as defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of FelCor or any FelCor Subsidiary, whether or not such person is purporting to act on behalf of FelCor, a FelCor Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by FelCor. For all purposes of this Agreement, "FelCor Acquisition Proposal" means any proposal other than a proposal by MeriStar or MeriStar OP, for a merger, consolidation, share exchange, business combination or other similar transaction involving FelCor or any of its Significant Subsidiaries or any proposal or offer

(including, without limitation, any proposal or offer to stockholders of FelCor), other than a proposal or offer by MeriStar or MeriStar OP, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, FelCor or any of its Significant Subsidiaries. FelCor immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any FelCor Acquisition Proposal.

     (b) Neither the Board of Directors of FelCor nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MeriStar or MeriStar OP, the approval or recommendation by the Board of Directors of FelCor or any committee thereof of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any FelCor Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of FelCor, to the extent required by its duties under Maryland law, as determined in good faith by a majority of the disinterested members thereof having received the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a FelCor Superior Proposal (as defined below). For purposes of this Agreement, a "FelCor Superior Proposal" means a bona fide written proposal made by a third party to acquire FelCor or any of its Significant Subsidiaries pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of FelCor determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable to FelCor and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being financed by such third party.

     (c) FelCor shall promptly advise MeriStar orally and in writing of any FelCor Acquisition Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any FelCor Acquisition Proposal, the material terms and conditions of such FelCor Acquisition Proposal or inquiry and the identity of the Person making any such FelCor Acquisition Proposal or inquiry. FelCor will keep MeriStar fully informed of the status and details of any such FelCor Acquisition Proposal or inquiry. FelCor shall give MeriStar at least one day's advance notice of any information to be supplied to, and at least three days' advance notice of any agreement to be entered into with, any Person making an FelCor Acquisition Proposal.

     (d) Nothing contained in this Section 6.2 will prohibit FelCor from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to FelCor's stockholders if the FelCor Board of Directors determines that such disclosure is necessary in order to comply with the FelCor Board of Directors' duties under Maryland law; provided, however, that neither FelCor nor the FelCor Board of Directors nor any committee thereof may, except in accordance with Section 6.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a FelCor Acquisition Proposal.

     6.3 CONDUCT OF MERISTAR'S BUSINESS PENDING MERGER. Prior to the Effective Time, (i) except as expressly provided for in this Agreement, (ii) except as consented to in writing by FelCor or approved by the Interim Transactions Committee (as hereinafter defined), or (iii) except as otherwise set forth in
Schedule 6.3 to the MeriStar Disclosure Letter, MeriStar shall, and shall cause each MeriStar Subsidiary to:

          (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

          (b) preserve intact its business organization and goodwill and use its reasonable efforts to keep available the services of its officers and employees;

          (c) not acquire, enter into any option to acquire, or exercise any option or contract to acquire, additional real property (including, without limitation, any hotel property), incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate or hotel projects, except that MeriStar may incur additional indebtedness under its revolving credit facility as in effect on the date hereof;

          (d) not amend the MeriStar Charter or MeriStar Bylaws, the MeriStar OP Partnership Agreement, or other comparable organizational documents of any MeriStar Subsidiary;

          (e) (x) make no change in the number of shares of capital stock, membership interests or units (or their equivalent) of partnership interest issued and outstanding with respect to MeriStar or any MeriStar Subsidiary, other than pursuant to (i) the exercise of options disclosed in Schedule 4.3(b) to the MeriStar Disclosure Letter, or (ii) any exchange, redemption or conversion of the MeriStar OP Units or MeriStar Convertible Notes into shares of MeriStar Common Stock in accordance with the existing agreements governing same, and (y) not grant any rights, warrants or options to acquire any such shares, membership or partnership interests;

          (f) not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of MeriStar Common Stock or partnership interests in MeriStar OP except as contemplated in Section 2.2(c) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest in MeriStar or any MeriStar Subsidiary except for the exchange of MeriStar OP Units for shares of MeriStar Common Stock pursuant to an exchange agreement in existence on the date of this Agreement;

          (g) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the MeriStar Properties except for leases or subleases of long-term stay rental units, newsstands, gift shops, rooftop antenna spaces and other facilities customarily leased to third parties, that are entered into in the ordinary and normal course of business with unrelated third parties and that, individually or in the aggregate, are not material to the business or operations of the MeriStar Property to which they relate;

          (h) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "MeriStar Commitment") which may result in total payments or liability by or to it in excess of $500,000 or aggregate MeriStar Commitments in excess of $1,000,000, except for the capital expenditures disclosed in the MeriStar Budget and Schedule, and not make any capital expenditures except in conformance in all material respects with the MeriStar Budget and Schedule;

          (i) not settle any stockholder derivative or class action claims arising out of, relating to or connected with any of the transactions contemplated by this Agreement;

          (j) not enter into or amend any MeriStar Commitment or employment, compensation or severance agreement with any of its officers, directors, employees or Affiliates (as defined herein), other than waivers by employees of benefits under such agreements;

          (k) confer on a regular basis with one or more representatives of FelCor to report operational matters of a material nature and, subject to Sections 6.1 and 6.5, any proposals to engage in material transactions;

          (l) promptly notify FelCor of any material emergency or other material change in its business, financial condition, results of operations or prospects;

          (m) maintain its books and records in accordance with GAAP, consistently applied, and not change in any material manner any of its methods, principles or practices of accounting in effect at the applicable MeriStar Financial Statement Date, except as may be required by applicable Law or GAAP;

          (n) not make or rescind any express or deemed election relative to Taxes which would have a MeriStar Material Adverse Effect (unless required by Law or necessary to preserve MeriStar's status as a REIT or the status of any MeriStar Subsidiary as a partnership for Tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under Section 856(i) of the Code and Section 856(l) of the Code, respectively);

          (o) not adopt any new employee benefit plan or amend any existing plans or rights, except for changes which are required by Law or changes which are not more favorable to participants than provisions presently in effect;

          (p) not amend any contract to which MeriStar or any MeriStar Subsidiary is a party that is listed or identified in the MeriStar Disclosure Letter, or any schedule thereto, in a manner adverse to FelCor without obtaining the prior written consent of FelCor or the approval of the Interim Transactions Committee (as defined herein);

          (q) not change the ownership of any MeriStar Subsidiary;

          (r) promptly notify FelCor of any action, suit, proceeding, claim or audit pending or threatened against or with respect to MeriStar or any MeriStar Subsidiary where there is a reasonable possibility of a determination or decision which could have a MeriStar Material Adverse Effect;

          (s) continue to maintain and repair all of the MeriStar Properties in a manner consistent with past practices;

          (t) maintain all licenses and permits material to the conduct of business at any MeriStar Property or as may be required by any Governmental Entity administering Laws regulating the MeriStar Properties, and take whatever action is reasonably necessary to maintain such licenses and permits; and

          (u) not make any loans, advances or capital contributions to, or investments in, any other Person, except loans, advances and capital contributions to MeriStar Subsidiaries in existence as of the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 6.3(c).

     6.4 CONDUCT OF FELCOR'S BUSINESS PENDING MERGER. Prior to the Effective Time, (i) except as expressly provided for in this Agreement, (ii) except as consented to in writing by MeriStar or approved by the Interim Transactions Committee or (iii) except as otherwise set forth in Schedule 6.4 to the FelCor Disclosure Letter, FelCor shall, and shall cause each FelCor Subsidiary to:

          (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

          (b) preserve intact its business organization and goodwill and use its reasonable efforts to keep available the services of its officers and employees;

          (c) not acquire, enter into any option to acquire, or exercise any option or contract to acquire, additional real property (including, without limitation, any hotel property), incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate or hotel projects, except that FelCor may incur additional indebtedness (x) in connection with this Agreement and the Transactions contemplated herein and (y) under its revolving credit facility as in effect on the date hereof;

          (d) not amend the FelCor Charter or FelCor Bylaws, the FelCor OP Partnership Agreement, or other comparable organizational documents of any FelCor Subsidiary;

          (e) (x) make no increase in the number of shares of stock of FelCor, membership interests or units (or their equivalent) of partnership interest issued and outstanding with respect to FelCor or any FelCor Subsidiary, other than pursuant to (i) the exercise of options disclosed in Schedule 5.3(c) to the FelCor Disclosure Letter, or (ii) any exchange or redemption of FelCor OP Units for shares of

     FelCor Common Stock in accordance with the existing agreements governing same, and (y) not grant any rights, warrants or options to acquire any such shares, membership or partnership interests;

          (f) not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of FelCor Common Stock or partnership interests in FelCor OP except as contemplated in Section 2.2(c) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest except for the exchange of FelCor OP Units for shares of FelCor Common Stock pursuant to the FelCor OP Partnership Agreement;

          (g) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the FelCor Properties except for leases or subleases of long-term stay rental units, newsstands, gift shops, rooftop antenna spaces and other facilities customarily leased to third parties, that are entered into in the ordinary and normal course of business with unrelated third parties and that, individually or in the aggregate, are not material to the business or operations of the FelCor Property to which they relate;

          (h) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "FelCor Commitment") which may result in total payments or liability by or to it in excess of $500,000 or aggregate FelCor Commitments in excess of $1,000,000, except for the capital expenditures disclosed in the FelCor Budget and Schedule;

          (i) not settle any stockholder derivative or class action claims arising out of, relating to or connected with any of the transactions contemplated by this Agreement;

          (j) not enter into or amend any FelCor Commitment or employment, compensation or severance agreement with any of its officers, directors, employees or Affiliates, other than waivers by employees of benefits under such agreements;

          (k) confer on a regular basis with one or more representatives of MeriStar to report operational matters of a material nature and, subject to Sections 6.2 and 6.5, any proposals to engage in material transactions;

          (l) promptly notify MeriStar of any material emergency or other material change in its business, financial condition, results of operations or prospects;

          (m) maintain its books and records in accordance with GAAP, consistently applied, and not change in any material manner any of its methods, principles or practices of accounting in effect at the applicable FelCor Financial Statement Date, except as may be required by applicable Law or GAAP;

          (n) not make or rescind any express or deemed election relative to Taxes which would have a FelCor Material Adverse Effect (unless required by Law or necessary to preserve FelCor's status as a REIT or the status of any FelCor Subsidiary as a partnership for Tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under Section 856(i) of the Code and Section 856(l) of the Code, respectively);

          (o) not change the ownership of any FelCor Subsidiary; and

          (p) promptly notify MeriStar of any action, suit, proceeding, claim or audit pending or threatened against or with respect to FelCor or any FelCor Subsidiary where there is a reasonable possibility of a determination or decision which could have a FelCor Material Adverse Effect.

     6.5 INTERIM TRANSACTIONS COMMITTEE. Promptly following the execution of this Agreement, MeriStar and FelCor will constitute and establish a committee (the "Interim Transactions Committee") which will evaluate and consider any proposed commitment, contractual obligation, capital expenditure or transaction of the type referred to in Sections 6.3 or 6.4 of this Agreement, or the settlement of any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement between the date hereof and the Effective Time. The Interim Transactions Committee will consist of the President and Chief Executive Officer of FelCor, or such other individual selected by FelCor who is reasonably acceptable to MeriStar, and the Chairman and Chief Executive Officer of MeriStar, or such other individual selected by MeriStar who is reasonably acceptable to FelCor. The Interim Transactions Committee will act only by the affirmative vote of both members thereof. The Interim Transactions Committee will be abolished at the Effective Time.

     6.6 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Effective Time, MeriStar shall cause to be prepared and delivered to FelCor a list (reasonably satisfactory to counsel for FelCor) identifying all persons who, at the time of the FelCor and MeriStar Stockholders Meetings, may be deemed to be "affiliates" of MeriStar as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). MeriStar shall use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to FelCor on or prior to the Effective Time a written agreement, in the form attached hereto as Exhibit "C," that such Affiliate will not sell, pledge, transfer or otherwise dispose of any FelCor Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act, in compliance with paragraph (d) of Rule 145 or pursuant to an exemption from the registration requirements of the Securities Act. FelCor shall be entitled to place legends as specified in such written agreements on the certificates representing any FelCor Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the FelCor Common Stock, consistent with the terms of such agreements.

     6.7 FILING OF CERTAIN REPORTS. The Surviving Corporation shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of MeriStar or FelCor may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of stock of the Surviving Corporation received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

     6.8 OTHER ACTIONS. Each of MeriStar on the one hand and FelCor on the other hand shall not, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to, take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 6.1 or 6.2 (as the case may be), any of the conditions to the Merger set forth in Article 8 not being satisfied.

                                   ARTICLE 7

                              ADDITIONAL COVENANTS

     The parties additionally agree as follows with respect to the period from and after the date of this Agreement to the Effective Time.

     7.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; MERISTAR STOCKHOLDERS MEETING AND FELCOR STOCKHOLDERS MEETING.

     (a) The parties shall cooperate and promptly prepare and FelCor shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement") covering the FelCor Common Stock issuable in the Merger, a portion of which registration statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of FelCor and MeriStar in connection with the Merger (the "Proxy Statement"). FelCor shall use commercially reasonable efforts, and MeriStar shall use commercially reasonable efforts to cooperate with FelCor, to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of MeriStar and FelCor will use its reasonable best efforts to cause the Proxy Statement to be mailed to its respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party agrees to date its Proxy Statement as of the same date, which shall be the approximate date of mailing to the stockholders of the respective parties. FelCor will notify MeriStar promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply MeriStar with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, MeriStar or FelCor, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the stockholders of MeriStar or FelCor such amendment or supplement to the Registration Statement or Proxy Statement. Each party hereto shall also take such action as may be reasonably required to cause the shares of FelCor Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where the Surviving Corporation will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement and Registration Statement. The MeriStar Parties and the FelCor Parties also shall use commercially reasonable efforts to cause their respective legal counsel designated in Section 8.1(f), (g) and (h) to deliver any opinions, which opinions shall be filed as exhibits to the Registration Statement, addressing federal income tax matters and other matters as are required to be addressed in the Registration Statement and the Proxy Statement under the applicable rules of the SEC. MeriStar OP shall promptly complete the accounting audit of its financial statements for the 1998, 1999 and 2000 fiscal years so that such financial statements are available for inclusion in any filings, reports or registration statements (including the Registration Statement) if and to the extent such inclusion is required under applicable regulations of the SEC. The information provided by any party hereto for use in the Proxy Statement and Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement and Registration Statement.

     (b) MeriStar shall use commercially reasonable efforts to cause to be delivered to FelCor letters of KPMG Peat Marwick LLP, dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to FelCor, in form and substance reasonably satisfactory to FelCor and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

     (c) FelCor shall use commercially reasonable efforts to cause to be delivered to MeriStar a letter of PricewaterhouseCoopers L.L.P., dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to MeriStar, in form and substance reasonably satisfactory to MeriStar and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

     (d) MeriStar will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold (no sooner than 20 business days following the date the Proxy Statement is mailed to the stockholders of MeriStar) a meeting of its stockholders (the "MeriStar Stockholders Meeting") for the purpose of obtaining the MeriStar Stockholder Approval. MeriStar will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, which recommendation shall also be stated in the Proxy Statement. Prior to the MeriStar Stockholders Meeting, such recommendation may be withdrawn, modified or amended only in accordance with Section 6.1 of this Agreement.

     (e) FelCor will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold (no sooner than 20 business days following the date the Proxy Statement is mailed to the stockholders of FelCor) a meeting of its stockholders (the "FelCor Stockholders Meeting") for the purpose of obtaining the FelCor Stockholder Approval. FelCor will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, which recommendation shall also be stated in the Proxy Statement. Prior to the FelCor Stockholders Meeting, such recommendation may be withdrawn, modified or amended only in accordance with Section 6.2 of this Agreement.

     (f) MeriStar and FelCor shall use commercially reasonable efforts to hold their respective stockholder meetings on the same day, which day, subject to the provisions of Section 7.1(d) and 7.1(e), shall be a day not later than 45 days after the date the Proxy Statement is mailed.

     (g) If on the date for the MeriStar Stockholders Meeting and the FelCor Stockholders Meeting established pursuant to Section 7.1(d) and (e), respectively, either MeriStar or FelCor has not received a sufficient number of proxies to approve this Agreement, the Merger and the other transactions contemplated by this Agreement, then both parties will adjourn their respective stockholders meetings until the first to occur of (i) the date ten calendar days after the originally scheduled date of the stockholders meetings or (ii) the date on which the requisite number of proxies approving this Agreement, the Merger and the other transactions contemplated by this Agreement has been obtained.

     7.2 ACCESS TO INFORMATION: CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of MeriStar and FelCor shall, and shall cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of MeriStar and FelCor shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of MeriStar and FelCor shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of March 7, 2001 between MeriStar and FelCor (the "Confidentiality Agreement"), the terms of which are incorporated herein and made a part of this Agreement.

     7.3 REGULATORY MATTERS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental authorities, including, without limitation, the NYSE, National Association of Securities Dealers or the American Stock Exchange (as applicable), necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     7.4  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

     (a) MeriStar Indemnification. From and after the Effective Time, the Surviving Corporation will provide indemnification for each individual who is now or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of MeriStar or any MeriStar Subsidiary (the "Indemnified Parties") which is the same as the indemnification provided to the Indemnified Parties by MeriStar and the MeriStar Subsidiaries in the MeriStar Charter and Bylaws or the applicable charter or other organizational document of such MeriStar Subsidiary, as in effect on the date hereof; provided, that such indemnification covers actions on or prior to the Effective Time, including without limitation all transactions contemplated by this Agreement, whether asserted before, at or after the Effective Time.

     (b) Insurance. The Surviving Corporation shall obtain, at its expense, so-called "tail insurance" providing for the extension of the directors and officers liability insurance maintained by MeriStar for six years after the Closing Date.

     (c) Continuing Indemnification. The Surviving Corporation will continue in force and effect after the Effective Time each indemnification agreement between MeriStar or any MeriStar Subsidiary, on the one hand, and any Person, on the other hand, which was in force and effect immediately prior to the date of this Agreement.

     (d) Successors. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.4.

     (e) Benefit. The provisions of this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs, representatives, administrators, successors and assigns.

     7.5 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, MeriStar and FelCor will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld or delayed). In this regard, the parties shall comply with the requirements of any applicable rules and regulations of the SEC, including Regulation FD and Rule 165. To the extent required by such rules and regulations, the parties shall cooperate to make any required filings or to issue any required public disclosures thereunder. It is understood and agreed that this Section 7.5 is intended to address matters with respect to this Agreement and the transactions contemplated hereby (e.g., status, terms, etc.), and is not intended to address disclosure of confidential non-public information of a party obtained by the other party in connection with this Agreement and the transactions contemplated hereby, which information is subject to the Confidentiality Agreement and Section 7.2 hereof.

     7.6  EMPLOYMENT AGREEMENTS AND WORKFORCE MATTERS.

     (a) Prior to the Closing Date, FelCor, on behalf of the Surviving Corporation, shall tender employment agreements or make offers of employment (as applicable) to the MeriStar employees set forth on Schedule 7.6(a) to the FelCor Disclosure Letter, upon the terms and subject to the conditions set forth on such schedule. FelCor shall have the right, but not the obligation, to tender offers of employment to other MeriStar employees as determined by FelCor in its sole discretion.

     (b) After the Effective Time, FelCor agrees to comply with and pay the severance and bonus arrangements of former MeriStar or MeriStar OP employees, as described on Schedule 7.6(b) to the MeriStar Disclosure Letter, if (i) such employees continue in good faith to perform their duties as employees through the Closing Date and (ii) except for prorated bonuses paid for the 2001 year, such employees are not employed with the Surviving Corporation or with MeriStar Hotels & Resorts or their Subsidiaries with substantially the same compensation and duties as applicable to such employees as of the date hereof.

     7.7  EMPLOYEE BENEFIT PLANS.

     (a) MeriStar Benefit Plans. After the Effective Time, each employee of MeriStar or any MeriStar Subsidiary who is employed by the Surviving Corporation or the Surviving Partnership ("Continuing Employee") shall be eligible to participate in each FelCor Benefit Plan for which FelCor, in its sole discretion, determines that such Continuing Employee participated in a similar MeriStar Benefit Plan, at the level of similarly situated employees of the Surviving Corporation or the Surviving Partnership; provided, however, if the Surviving Corporation or the Surviving Partnership, in its sole discretion, determines it is not practicable for such Continuing Employees to participate in one or more FelCor Benefit Plans as described above, the Surviving Corporation or Surviving Partnership shall adopt and continue the corresponding MeriStar Benefit Plan, and continue such Continuing Employee's participation therein, until such time as the Surviving Corporation or the Surviving Partnership determines it is practicable to include such Continuing Employee in its corresponding FelCor Benefit Plan; and provided, further, that the Surviving Corporation or the Surviving Partnership may make such adjustments and impose such conditions on such Continuing Employee's participation in any FelCor Benefit Plan, or continued MeriStar Benefit Plan, as, in their sole discretion, they shall reasonably determine as necessary or appropriate to insure that a Continuing Employee shall not receive a duplicate benefit, or any benefit to which an employee of FelCor would not have been entitled, under comparable circumstances. FelCor shall have the right, exercisable in its sole discretion, to instruct MeriStar and any MeriStar Subsidiary (i) to terminate MeriStar's employee stock purchase plan effective at the end of the current option exercise period (however denominated in such plan), and (ii) to terminate any one or more MeriStar Benefit Plans prior to the Closing Date effective immediately prior to the Effective Time.

     (b) Credit for Past Services. Without limitation of the foregoing provisions of this Section 7.7, each Continuing Employee shall receive credit for service with MeriStar or any MeriStar Subsidiary, or their predecessors for purposes of (i) eligibility to participate (including waiting periods and without being subject to any subsequent entry date requirement for which the waiting period has already been satisfied), vesting and eligibility to receive benefits (including without pre-existing conditions limitations) under any FelCor Benefit Plan, or continued MeriStar Benefit Plan, in which they are designated by the Surviving Corporation as eligible to participate, and (ii) benefit accrual under only the severance or vacation pay plan of the Surviving Corporation or Surviving Partnership in which such Continuing Employee is designated by the Surviving Corporation or Surviving Partnership as eligible to participate, if any; and provided, however, that FelCor, in its sole discretion, may adjust the crediting of service so as to insure that a Continuing Employee shall not receive a duplicate benefit, or any benefit to which an employee of FelCor would not have been entitled based on a comparable period of service. With respect to any FelCor Benefit Plan which is a medical plan or a cafeteria plan, where a Continuing Employee is designated as eligible to participate in the corresponding FelCor Benefit Plan(s), the Surviving Corporation and Surviving Partnership shall cause to be waived any pre-existing condition limitation to the same extent such pre-existing condition was waived under the corresponding MeriStar Benefit Plan, and shall give effect, in determining any deductible and maximum out-of-pocket limitations, the claims incurred and amounts paid by, and amounts reimbursed to, such Continuing Employee with respect to the similar plans maintained by MeriStar or a MeriStar Subsidiary immediately prior to the Closing Date; provided, further, and without limitation, that FelCor, in its sole discretion, may adjust the benefits under such FelCor Benefit Plan(s) so as to insure that a Continuing Employee shall not receive a duplicate benefit, or any benefit to which an employee of FelCor would not have been entitled, under comparable circumstances.

     7.8  STOCK OPTION AND OTHER STOCK PLANS.

     (a) Exchange of Stock Options. As of the Effective Time, each option to purchase shares of MeriStar Common Stock (a "MeriStar Stock Option") which is outstanding as of the Effective Time shall be assumed (or a substitute option granted) by the Surviving Corporation and shall continue as an option ("Assumed Option") to purchase the number of shares of FelCor Common Stock (rounded up to the nearest whole share) equal to the number of shares of MeriStar Common Stock subject to such option multiplied by the Exchange Ratio, at an exercise price per share of FelCor Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of MeriStar Common Stock under such MeriStar Stock Option immediately prior to the Effective Time minus the Cash Consideration. Each Assumed Option will be in the form determined by FelCor, and furnished to MeriStar at least 10 days prior to the Closing Date; provided, however, that the provisions of each such Assumed Option shall not differ from the provisions of the corresponding MeriStar Stock Option except to the extent such provisions could have been added, or changed, by amendment under the terms of the MeriStar Incentive Plan and the MeriStar Stock Option without the consent of option holders. Without limiting the generality of the forgoing, FelCor shall not be required to offer employment to an employee of MeriStar, or MeriStar OP, including, without limitation, a person set forth on Schedule 7.6(a), unless such employee furnishes FelCor with a written waiver, in a form acceptable to FelCor, of any acceleration in the vesting of his MeriStar Stock Option(s) which otherwise would occur as a result of the Merger.

     (b) Adoption of the MeriStar Incentive Plan. In its sole discretion, and without limiting the generality of the forgoing provisions of this Section 7.8, FelCor shall have the right to assume the MeriStar Incentive Plan.

     (c) Other Actions. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver the Assumed Options to the holders of MeriStar Stock Options upon surrender of the corresponding MeriStar Stock Options. On, or as soon as practicable after, the Effective Time, the Surviving Corporation will cause to be filed one or more registration statements on Form S-3 or Form S-8 under the Securities Act (or any successor or other appropriate forms), in order to register those shares of FelCor Common Stock subject to Assumed Options ("Assumed Option Shares") not previously registered, or post-effective amendments on Form S-3 or Form S-8 to the Registration Statement, to the extent permitted by applicable law, to describe and cover the Assumed Option Shares. The Surviving Corporation shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such Assumed Options remain outstanding. FelCor shall use its best efforts to cause such registration statements (or post-effective amendments) on Form S-3 to become effective within 60 days after the date of filing. At or prior to the Effective Time, the Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FelCor Common Stock for delivery in connection with (i) the Assumed Options, (ii) the exchange of MeriStar OP Units and (iii) the conversion of the outstanding MeriStar Convertible Notes. The Surviving Corporation shall take all corporate action necessary or appropriate to obtain stockholder approval with respect to the Assumed Options to the extent, if any, such approval is required for purposes of the Code or other applicable law. With respect to the those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act with respect to equity securities of the Surviving Corporation, the Surviving Corporation shall administer such Assumed Options, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     7.9  REGISTRATION STATEMENTS.

     (a) Shelf Registration. As soon as practicable after the date hereof, the Surviving Corporation shall cause to be filed a registration statement (a "Shelf Registration") on Form S-3 or any other appropriate form under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving an underwritten public offering covering all shares of FelCor Common Stock issuable after the Effective Time to former holders of MeriStar OP Units. The Surviving Corporation shall use its reasonable best efforts to have such Shelf Registration declared effective on or prior to the Closing Date and remain effective until all shares registered thereunder are sold or are eligible to be sold under Rule 144(k) promulgated under the Securities Act. The Surviving Corporation shall pay all registration expenses (other than sales commission and discounts) incurred in connection with the Shelf Registration. In lieu of the Shelf Registration, if permitted under applicable SEC regulations, FelCor may elect to include such offering by the former holders of MeriStar OP Units as part of the Registration Statement.

     (b) Exchange Registration. As soon as practicable after the date hereof, each of MeriStar and FelCor shall cause to be filed a registration statement (an "Exchange Registration") on Form S-4 or any other appropriate form under the Securities Act, registering the offer to exchange (i) in the case of MeriStar, $300 million in principal amount of new Series A and Series B 9% Senior Notes Due 2008 and $200 million in principal amount of new Series C and Series D
9 1/8% Senior Notes Due 2011, for

$300 million in principal amount of outstanding old Series A and Series B 9% Senior Notes Due 2008 and $200 million in principal amount of outstanding old Series C and Series D 9 1/8% Senior Notes Due 2011, in each case, which had been issued without registration under the Securities Act, and (ii) in the case of FelCor, $100 million in principal amount of new 9 1/2% Senior Notes Due 2008 for $100 million in principal amount of outstanding old 9 1/2% Senior Notes Due 2008 which had been issued without registration under the Securities Act. In each case, MeriStar or FelCor, as applicable, shall use commercially reasonable efforts to have such Exchange Registration declared effective, and to have its respective exchange offer completed, on or prior to the Closing Date. Each of MeriStar and FelCor shall pay all registration expenses incurred in connection with its respective Exchange Registration.

     7.10 REORGANIZATION STATUS. Each party hereto agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement, neither party hereto shall, nor shall either party hereto permit any of its Subsidiaries or any employees, officers or directors of such party or of any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the ability of the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code, and each party hereto shall use all reasonable efforts to achieve such result and to obtain the opinions of counsel described in Section 8.1(h).

     7.11 NYSE LISTING. FelCor shall use commercially reasonable efforts to cause the shares of FelCor Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     7.12 TRANSFER TAXES. MeriStar and FelCor shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

     7.13 PAYMENT OF MERISTAR DEBT. MeriStar and FelCor agree that immediately prior to, or upon, the Effective Time, the Surviving Corporation shall pay to the applicable MeriStar lenders the amount necessary to discharge and terminate MeriStar's $1.0 billion Senior Secured Credit Facility.

     7.14 RESIGNATIONS. On the Closing Date, MeriStar shall cause the directors, managers and officers of each MeriStar Subsidiary to submit their resignations from such positions, effective as of the Effective Time.

     7.15 ASSUMPTION OF DEBT. With respect to the debt issued by MeriStar or the MeriStar OP under indentures qualified under the Trust Indenture Act of 1939 (the "Indentures"), FelCor, as to debt issued by MeriStar, and FelCor OP, as to debt issued by MeriStar OP, shall execute and deliver to the trustees under the respective Indentures, Supplemental Indentures, in form satisfactory to the respective trustees, expressly assuming the obligations of MeriStar or MeriStar OP with respect to the due and punctual payment of the principal of and interest, if any, on all debt securities issued by MeriStar or MeriStar OP under the respective Indentures and the due and punctual performance of all the terms, covenants and conditions of the respective Indentures to be kept or performed by MeriStar or MeriStar OP, and shall deliver such Supplemental Indentures to the respective trustees under the Indentures.

     7.16 TAX PROVISION. Except as otherwise required under the agreements listed in Schedule 4.13(l) to the MeriStar Disclosure Letter with respect to the properties previously contributed to MeriStar OP, FelCor OP shall use the traditional method contained in the Treasury Regulations promulgated under
Section 704(c) of the Code with respect to all properties contributed by MeriStar OP to FelCor OP in the OP Merger.

     7.17 FINANCING. The MeriStar Parties acknowledge that a portion of the financing to be obtained by the FelCor Parties in order to consummate the Transactions may be secured by assets of the MeriStar Parties. The MeriStar Parties shall use all reasonable commercial efforts to provide such information regarding MeriStar, the MeriStar Subsidiaries and the MeriStar Properties as may be reasonably requested by the Persons (or their representatives or agents) providing such financing, to answer inquiries by such Persons and to otherwise cooperate in any reasonable manner to assist the FelCor Parties in obtaining such financing.

     7.18  RELATIONSHIP WITH MERISTAR HOTELS & RESORTS.

     (a) The MeriStar Parties shall deliver to the FelCor Parties, on or before the Closing Date, a fully executed agreement with MeriStar Hotels & Resorts and any of its Subsidiaries, in form reasonably satisfactory to the FelCor Parties, that amends that certain Revolving Credit Agreement between MeriStar OP and MeriStar H&R Operating Company, L.P., dated August 3, 1998, as amended February 29, 2000, to reflect the agreements set forth in the Term Sheet attached as
Schedule 7.18 hereto. The MeriStar Parties shall use best efforts to obtain on or before May 21, 2001 any necessary consents or approvals of any lenders of MeriStar Hotels & Resorts to such amendment agreement.

     (b) The MeriStar Parties shall request and obtain, under the MeriStar Management Agreements, an estoppel certificate, dated as of a date within ten
(10) days prior to the Closing Date, from MeriStar Hotels & Resorts or any subsidiary of MeriStar Hotels & Resorts that is a party to any such agreement with respect to the status of the MeriStar Management Agreements, (i) confirming that such agreements are in full force and effect, (ii) confirming that there are no defaults, and no facts or circumstances that could reasonably be expected to give rise to a default, thereunder, and (iii) acknowledging the amount of the Aggregate New Management Credits, as defined in the MeriStar Management Agreements.

     7.19 COMPLETION OF CAPITAL PROJECTS. Each of MeriStar and FelCor will continue in the ordinary and normal course of business to pursue the completion of existing capital expenditure projects in accordance with the MeriStar Budget and Schedule and FelCor Budget and Schedule, respectively. Any significant deviations from the MeriStar Budget and Schedule or the FelCor Budget and Schedule for any particular project shall be reported in writing to the Interim Transactions Committee as soon as practicable after such party becomes aware of the possibility of such deviation.

     7.20 COMMERCIALLY REASONABLE EFFORTS AND COOPERATION. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to permit and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation,
(i) obtaining all consents, approvals and waivers from third parties prior to the Effective Time, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse order entered by any court or other Governmental Entity vacated or reversed and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully, the purposes of this Agreement. In addition, and without limiting the generality of the foregoing, MeriStar will cooperate with FelCor to ensure that FelCor continues to qualify as a REIT following the Effective Time.

     7.21 FINANCING COMMITMENT. FelCor will deliver to MeriStar, within 30 days after the date of this Agreement, either (i) a commitment for financing issued by Deutsche Bank Alex. Brown, J.P. Morgan Securities Inc., or another comparable investment or commercial banking firm or firms, for an aggregate amount of at least $500 million and for a term of not less than seven years, and with such other terms and provisions as may be reasonably acceptable to FelCor and MeriStar, or (ii) evidence reasonably satisfactory to MeriStar that the holders of a majority of the aggregate outstanding principal amount of MeriStar's Series A and Series B 9% Senior Notes Due 2008 and Series C and Series D 9 1/8% Senior Notes Due 2011 (collectively, the "Senior Notes") have waived their right to be offered the opportunity to tender their Senior Notes following the Merger pursuant to a Change of Control Offer as defined in the Indenture governing the Senior Notes.

                                   ARTICLE 8

                                   CONDITIONS

     8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. Each of the Stockholder Approvals will have been obtained.

          (b) Listing of Shares. The NYSE shall have approved for listing the shares of FelCor Common Stock to be issued in the Merger, subject to official notice of issuance.

          (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

          (e) Blue Sky Laws. The Surviving Corporation shall have received all state securities or "blue sky" permits and other authorizations necessary to issue shares of FelCor Common Stock to the stockholders of MeriStar.

          (f) Tax Opinions Relating to REIT Status of FelCor and Partnership Status of FelCor OP. The FelCor Parties and the MeriStar Parties shall have received an opinion of Hunton & Williams, reasonably satisfactory to the FelCor Parties and the MeriStar Parties, that (i) commencing with its taxable year ended December 31, 1994, FelCor was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (ii) FelCor OP has been since its formation in 1994, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation, and (iii) the Transactions will not prevent FelCor from continuing to operate in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (g) Tax Opinions Relating to REIT Status of MeriStar and Partnership Status of MeriStar OP. The FelCor Parties and the MeriStar Parties shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, reasonably satisfactory to the FelCor Parties and the MeriStar Parties, that (i) commencing with its taxable year ended December 31, 1996, MeriStar or its predecessor was organized and has operated in conformity with the requirements for qualification, as a REIT under the Code, and (ii) MeriStar OP has been since its formation in 1996, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (h) Tax Opinion Relating to Merger. The FelCor Parties shall have received an opinion dated the Closing Date from Jenkens & Gilchrist, P.C. ("J&G") reasonably satisfactory to the FelCor Parties, and the MeriStar Parties shall have received an opinion dated the Closing Date from Paul, Weiss, Rifkind, Wharton & Garrison ("Paul Weiss"), reasonably satisfactory to the MeriStar Parties, based upon certificates and letters, which letters and certificates are in the form agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code.

          (i) Change in Tax Laws. There shall not have been any federal legislative or regulatory change that would cause FelCor or MeriStar to cease to qualify as a REIT for federal income tax purposes.

     8.2 CONDITIONS TO OBLIGATIONS OF THE MERISTAR PARTIES. The obligation of the MeriStar Parties to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by the MeriStar
Parties:

          (a) Representations and Warranties. The representations and warranties of the FelCor Parties set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the FelCor Parties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the MeriStar Parties shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the FelCor Parties contained herein are so qualified) signed on behalf of the FelCor Parties by the chief executive officer and the chief financial officer or principal accounting officer of FelCor, in such capacity, to such effect.

          (b) Performance of Obligations of the FelCor Parties. Each of the FelCor Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the MeriStar Parties shall have received a certificate of the FelCor Parties signed on behalf of the FelCor Parties by the chief executive officer and the chief financial officer or principal accounting officer of FelCor, in such capacity, to such effect.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have been no FelCor Material Adverse Change, and the MeriStar Parties shall have received a certificate of the chief executive officer and chief financial officer or principal accounting officer of FelCor, in such capacity, certifying to such effect.

          (d) Consents. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a FelCor Material Adverse Effect or a MeriStar Material Adverse Effect, and all consents and waivers from franchisors and ground lessors of the MeriStar Properties and lenders of MeriStar debt necessary in connection with the consummation of the Transactions shall have been obtained.

     8.3 CONDITIONS TO OBLIGATIONS OF THE FELCOR PARTIES. The obligations of the FelCor Parties to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by the FelCor Parties:

          (a) Representations and Warranties. The representations and warranties of the MeriStar Parties set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the MeriStar Parties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the FelCor Parties shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the MeriStar Parties contained herein are so qualified) signed on behalf of the MeriStar Parties by the chief executive officer and the chief financial officer or principal accounting officer of MeriStar, in such capacity, to such effect. Notwithstanding the foregoing, MeriStar shall not be deemed to be in breach of Section 4.13(f) regarding Sections 857(b) and 4981 of the Code with respect to the period ending on the Closing Date so long as it complies with the provisions of Section 2.2(c)(i) and (ii).

          (b) Performance of Obligations of the MeriStar Parties. Each of the MeriStar Parties shall have performed in all material respects all obligations required to be performed by it under this

     Agreement at or prior to the Effective Time, and the FelCor Parties shall have received a certificate signed on behalf of the MeriStar Parties by the chief executive officer and the chief financial officer or principal accounting officer of MeriStar, in such capacity, to such effect.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have been no MeriStar Material Adverse Change, and the FelCor Parties shall have received a certificate of the chief executive officer and chief financial officer or principal accounting officer of MeriStar, in such capacity, certifying to such effect.

          (d) Consents. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a FelCor Material Adverse Effect or a MeriStar Material Adverse Effect, and all consents and waivers from franchisors and ground lessors of the MeriStar Properties and lenders of MeriStar debt necessary in connection with the consummation of the Transactions shall have been obtained.

          (e) Affiliates Letter.  Each of the Affiliates referred to in Section
     6.6 shall have delivered to FelCor the written agreement contemplated by
     Section 6.6.

          (f) Relationship with MeriStar Hotels & Resorts. The MeriStar Parties shall have fully performed their obligations set forth in Section 7.18.

     8.4 FRUSTRATION OF CLOSING CONDITIONS. Neither the MeriStar Parties nor the FelCor Parties may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to commence or complete the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Department, whether before or after either of the Stockholder Approvals are obtained:

          (a) by mutual written consent duly authorized by both the Board of Directors of FelCor and the Board of Directors of MeriStar;

          (b) by FelCor, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the MeriStar Parties set forth in this Agreement, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied by October 31, 2001 (or as otherwise extended);

          (c) by MeriStar, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the FelCor Parties set forth in this Agreement, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied by October 31, 2001 (or as otherwise extended);

          (d) by either FelCor or MeriStar, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

          (e) by either FelCor or MeriStar, if the Merger shall not have been consummated before October 31, 2001; provided, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this clause;

          (f) by either FelCor or MeriStar if, upon a vote at a duly held MeriStar Stockholders Meeting or any adjournment thereof, the MeriStar Stockholder Approval shall not have been obtained as contemplated by
     Section 7.1;

          (g) by either FelCor or MeriStar if, upon a vote at a duly held FelCor Stockholders Meeting or any adjournment thereof, the FelCor Stockholder Approval shall not have been obtained as contemplated by Section 7.1;

          (h) by MeriStar, if prior to the MeriStar Stockholders Meeting, the Board of Directors of MeriStar shall have withdrawn or modified, in accordance with Section 6.1 hereof, in any manner adverse to FelCor, its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a MeriStar Superior Proposal; provided that such termination pursuant to this clause (h) shall not be effective until MeriStar has made payment of the Break-Up Fee (as defined below) required by Section 9.2(c) hereof;

          (i) by FelCor, if prior to the FelCor Stockholders Meeting, the Board of Directors of FelCor shall have withdrawn or modified, in accordance with
     Section 6.2 hereof, in any manner adverse to MeriStar, its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any FelCor Superior Proposal; provided that such termination pursuant to this clause (i) shall not be effective until FelCor has made payment of the Break-Up Fee required by Section 9.2(b) hereof;

          (j) by FelCor if (i) prior to the MeriStar Stockholders Meeting, the Board of Directors of MeriStar shall have withdrawn or modified, in any manner adverse to FelCor, its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any MeriStar Acquisition Proposal, (ii) prior to the MeriStar Stockholders Meeting, MeriStar shall have entered into any agreement with respect to a MeriStar Acquisition Proposal (other than a confidentiality agreement as contemplated and permitted by Section 6.1(a)) or (iii) the Board of Directors of MeriStar shall have resolved to do any of the foregoing;

          (k) by MeriStar if (i) prior to the FelCor Stockholders Meeting, the Board of Directors of FelCor shall have withdrawn or modified, in any manner adverse to MeriStar, its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any FelCor Acquisition Proposal, (ii) prior to the FelCor Stockholders Meeting, FelCor shall have entered into any agreement with respect to a FelCor Acquisition Proposal (other than a confidentiality agreement as contemplated and permitted by Section 6.2(a)) or (iii) the Board of Directors of FelCor shall have resolved to do any of the foregoing; and

          (l) by either FelCor or MeriStar if, during any ten consecutive trading days between the date hereof and the Closing Date, the average Closing Price (as defined below) of the FelCor Common Stock is less than $18.40, and the party desiring such termination provides notice to the other party within three business days after the end of such ten trading-day period. For purposes hereof, "Closing Price" shall mean the last reported sale price per share of FelCor Common Stock as reported on the NYSE consolidated tape on the trading day in question.

     9.2  CERTAIN FEES AND EXPENSES.

     (a) Except as otherwise specified in this Agreement or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all expenses relating to the transfer of any hotel franchises) shall be paid by the party incurring such cost or expense.

     (b) FelCor agrees that if this Agreement shall be terminated pursuant to
Section 9.1(c), (i) or (k), then FelCor will pay as directed by MeriStar a fee in an amount equal to the Break-Up Fee (as defined below). In the event of a termination pursuant to Section 9.1(g), FelCor shall pay as directed by MeriStar an amount equal to the Break-Up Expenses (as defined below). Payment of any of such amounts shall be made, as directed by MeriStar, by wire transfer of immediately available funds immediately upon the occurrence of the event giving rise to the payment of such fee or expenses. The payment of the Break-Up Fee shall be full compensation for the loss suffered by MeriStar as a result of the failure of the Merger to be consummated under the circumstances giving rise to the payment of such fee, and to avoid the difficulty of determining damages under such circumstances, and neither party shall have any other liability to the other, other than the payment of the Break-Up Fee, under such circumstances. The payment of the Break-Up Expenses shall be full compensation for the loss suffered by MeriStar as the result of the failure of the Merger to be consummated under the circumstances giving rise to the payment of such expenses, and to avoid the difficulty of determining damages under such circumstances, and neither party shall have any other liability to the other, other than the payment of the Break-Up Expenses, under such circumstances.

     (c) MeriStar agrees that if this Agreement shall be terminated pursuant to
Section 9.1(b), (h) or (j), then MeriStar will pay as directed by FelCor a fee in an amount equal to the Break-Up Fee. In the event of a termination pursuant to Section 9.1(f), then MeriStar will pay, as directed by FelCor, an amount equal to the Break-Up Expenses. Payment of any of such amounts shall be made, as directed by FelCor, by wire transfer of immediately available funds immediately upon the occurrence of the event giving rise to payment of such fee or expenses. The payment of the Break-Up Fee shall be full compensation for the loss suffered by FelCor as a result of the failure of the Merger to be consummated under the circumstances giving rise to the payment of such fee, and to avoid the difficulty of determining damages under the circumstances, and neither party shall have any other liability to the other, other than the payment of the Break-Up Fee. The payment of the Break-Up Expenses shall be full compensation for the loss suffered by FelCor as the result of the failure of the Merger to be consummated under the circumstances giving rise to the payment of such expenses, and to avoid the difficulty of determining damages under such circumstances, and neither party shall have any other liability to the other, other than the payment of the Break-Up Expenses, under such circumstances.

     (d) As used in this Agreement, "Break-Up Fee" shall be an amount equal to $35 million plus Break-Up Expenses (the "Base Amount"); provided, however, that such fee shall not exceed the sum of (A) the maximum amount that can be paid to FelCor or MeriStar, as the case may be (the "Recipient") without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives an opinion from outside counsel (a "Break-Up Fee Tax Opinion") or a ruling from the IRS (a "Break-Up Fee Ruling"), in either case holding that the Recipient's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by the Recipient of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling or opinion would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above; provided, however, that, if the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling, and any remaining amount payable to the Recipient pursuant to clause (B) shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling. The other party's obligation to pay (the "Payor") any unpaid portion of the Break-Up Fee shall terminate five years from the date of this Agreement. In the event that the Recipient is not able to receive the full Base Amount, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either a Break-Up Fee Tax Opinion or a Break-Up Fee Ruling, in which event the Payor shall pay to the Recipient the unpaid Base Amount; provided, however, that, if the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling, and any remaining amount payable to the Recipient shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling.

     (e) The "Break-Up Expenses" payable to the Recipient shall be an amount equal to the lesser of (i) $5 million and (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants', commercial bankers' and investment bankers' fees and expenses); provided, however, such expenses shall not exceed the sum of (A) the maximum amount that can be paid to the Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives a Break-Up Fee Tax Opinion or a Break-Up Fee Ruling holding that the Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by the Recipient of the remaining balance of the Break-Up Expenses following the receipt of and pursuant to such ruling or opinion would not be deemed constructively received prior thereto, the Break-Up Expenses less the amount payable under clause (A) above; provided, however, that, if the Break-Up Fee Tax Opinion or Break-Up Fee Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling, and any remaining amount payable to the Recipient pursuant to clause (B) shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling. The obligation of the Payor to pay any unpaid portion of the Break-Up Expenses shall terminate five years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either a Break-Up Fee Tax Opinion or a Break-Up Fee Ruling with respect to the Break-Up Expenses, in which event the Payor shall pay to the Recipient the unpaid Break-Up Expenses; provided, however, if the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling, and any remaining amount payable to the Recipient shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling.

     9.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either MeriStar or FelCor as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of FelCor, or MeriStar, other than pursuant to the last sentence of
Section 7.2, Section 9.2, this Section 9.3 and Article 10.

     9.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Board of Directors at any time before or after any Stockholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Stockholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of stockholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of FelCor or MeriStar as a REIT or (b) preserve the Merger as a reorganization under Section 368 of the Code.

     9.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 10

                               GENERAL PROVISIONS

     10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     10.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to FelCor, to:

         FelCor Lodging Trust Incorporated
         545 E. John Carpenter Frwy., Ste. 1300
         Irving, TX 75062-3933
         Attention: President and CEO
         Fax No. (972) 444-4949

         with a copy to:

         Jenkens & Gilchrist, a Professional Corporation
         1445 Ross Avenue, Suite 3200
         Dallas, Texas 75202
         Attention: Robert W. Dockery, Esq.
         Fax No. (214) 855-4300

     (b) if to MeriStar, to:

         MeriStar Hospitality Corporation
         1010 Wisconsin Ave., N.W.
         Washington, D.C. 20007
         Attention: Chairman of the Board and CEO
         Fax No. (202) 295-2248
         with copies to:

         Paul, Weiss, Rifkind, Wharton & Garrison
         1285 Avenue of the Americas
         New York, New York 10019-6064
         Attention: Richard S. Borisoff, Esq.
         Fax No. (212) 757-3990

         and

         DeCampo, Diamond & Ash
         805 Third Avenue
         New York, New York 10022
         Attention: William H. Diamond, Esq.
         Fax No. (212) 758-1728

All notices shall be deemed given only when actually received.

     10.3 INTERPRETATION. When a reference is made in this Agreement to a Section or Exhibits, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     10.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. Except as provided in Section 7.4, this Agreement, the MeriStar Disclosure Letter, the FelCor Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Merger or OP Merger constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and are not intended to confer upon any person other than the parties hereto any rights or remedies.

     10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF (OTHER THAN SECTION 5-1401 OF NEW YORK'S GENERAL OBLIGATIONS LAWS), EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF MARYLAND OR DELAWARE ARE MANDATORILY APPLICABLE.

     10.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     10.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Southern District of New York or in any state court located in New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Southern District of

New York or any state court located in New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     10.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the FelCor Parties and the MeriStar Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ATTEST:                                                     FELCOR LODGING TRUST INCORPORATED,
                                                            a Maryland corporation

            By: /s/ LAWRENCE D. ROBINSON                    By: /s/ THOMAS J. CORCORAN, JR.
  ------------------------------------------------          ------------------------------------------------
                                                            Name: Thomas J. Corcoran, Jr.
                                                            Title:  President and Chief Executive Officer

                                                            FELCOR LODGING LIMITED PARTNERSHIP
                                                            a Delaware limited partnership

                                                            By: FelCor Lodging Trust Incorporated,
                                                                its general partner

            By: /s/ LAWRENCE D. ROBINSON                    By: /s/ THOMAS J. CORCORAN, JR.
  ------------------------------------------------          ------------------------------------------------
                                                            Name: Thomas J. Corcoran, Jr.
                                                            Title:  President and Chief Executive Officer

ATTEST:                                                     MERISTAR HOSPITALITY CORPORATION,
                                                            a Maryland corporation

           By: /s/ CHRISTOPHER L. BENNETT                   By: /s/ PAUL W. WHETSELL
  ------------------------------------------------          ------------------------------------------------
                                                            Name: Paul W. Whetsell
                                                            Title:  Chief Executive Officer

                                                            MERISTAR HOSPITALITY OPERATING PARTNERSHIP,
                                                            L.P., a Delaware limited partnership

                                                            By: MeriStar Hospitality Corporation,
                                                                its general partner

           By: /s/ CHRISTOPHER L. BENNETT                                 By: /s/ PAUL W. WHETSELL
  ------------------------------------------------            ------------------------------------------------
                                                                           Name: Paul W. Whetsell
                                                                       Title:  Chief Executive Officer

                                                                      APPENDIX B

                 [LETTERHEAD OF DEUTSCHE BANC ALEX. BROWN INC.]

May 9, 2001

Board of Directors
FelCor Lodging Trust Incorporated
545 East John Carpenter Freeway
Suite 1300
Irving, TX 75062

Lady and Gentlemen:

     Deutsche Banc Alex. Brown Inc. ("DBAB") has acted as financial advisor to FelCor Lodging Trust Incorporated ("Client") in connection with the proposed acquisition of MeriStar Hospitality Corporation (the "Company") pursuant to the Agreement and Plan of Merger, dated as of May 9, 2001 (the "Merger Agreement"), among Client, a Maryland corporation, and FelCor Lodging Limited Partnership, a Delaware limited partnership ("FelCor OP" and together with Client, the "FelCor Parties"), on the one hand, and the Company, a Maryland corporation, and MeriStar Hospitality Operating Partnership L.P., a Delaware limited partnership ("MeriStar OP" and together with Company, the "MeriStar Parties"), on the other hand, which provides, among other things, for the merger of the Company with and into Client (the "Merger") and the merger of MeriStar OP with and into FelCor OP (the "OP merger") and together with the Merger, (the "Transaction"). As set forth more fully in the Merger Agreement, as a result of the Merger, each share of the Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by the Company or Client will be converted into the right to receive (i) cash in the amount of $4.60 and (ii)
0.784 of one fully paid and nonassessable share of common stock par value $0.01 per share, of FelCor (together, the "Merger Consideration"). As a result of the OP Merger, the partnership interests in MeriStar OP will be converted into partnership interests in FelCor OP or a combination of partnership interests in FelCor OP and cash, as provided in the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested DBAB's opinion, as investment bankers, as to the fairness, from a financial point of view, to Client of the Merger Consideration payable to the holders of Company common stock.

     In connection with DBAB's role as financial advisor to Client, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning the Company and Client and certain internal analyses and other information furnished to it by the Company and Client. DBAB has also held discussions with members of the senior managements of the Company and Client regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, DBAB has (i) reviewed the reported prices and trading activity for Company Common Stock and Client Common Stock, (ii) compared certain financial and stock market information for the Company and Client with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Client, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Client. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies,

FelCor Lodging Trust Incorporated
May 9, 2001
Page  2

revenue effects and financial synergies expected by Client and the Company to be achieved as a result of the Transaction (collectively, the "Synergies"), made available to DBAB and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Client, as the case may be, as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of the FelCor Parties, and the MeriStar Parties contained in the Merger Agreement are true and correct, the FelCor Parties and the MeriStar Parties will each perform all of the covenants and agreements to be performed by them under the Merger Agreement and all conditions to the obligations of each of the FelCor Parties and the MeriStar Parties to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either FelCor or MeriStar is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on FelCor or MeriStar or materially reduce the contemplated benefits of the Transaction to FelCor.

     This opinion is addressed to, and for the use and benefit of, the Board of Directors of Client and is not a recommendation to the stockholders of Client to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to Client of the Merger Consideration payable to the holders of Company common stock, and DBAB expresses no opinion as to the merits of the underlying decision by Client to engage in the Transaction.

     DBAB will be paid a fee for its services as financial advisor to Client in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Client and the Company or their affiliates. One or more members of the DB Group have agreed to provide financing to Client in connection with the Merger. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Client and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is DBAB's opinion as investment bankers that the Merger Consideration payable to the holders of Company Common Stock is fair, from a financial point of view, to Client.

                                            Very truly yours,

                                            DEUTSCHE BANC ALEX. BROWN INC.

                                                                      APPENDIX C

                            [LETTERHEAD OF JPMORGAN]

May 9, 2001

The Board of Directors
FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway
Suite 1300
Irving, TX 75062-3933

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to FelCor Lodging Trust Inc. (the "Company") of the consideration to be paid by the Company in the proposed merger (the "Merger") of the Company with MeriStar Hospitality Corporation (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger, dated as of May 9, 2001 (the "Agreement"), between the Company and the Merger Partner, the Merger Partner will merge with and into the Company, with the Company being the surviving corporation, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the "Merger Partner Common Stock"), other than shares of Merger Partner Common Stock held in treasury or owned by the Company and its affiliates, will be converted into the right to receive $4.60 per share in cash and 0.784 shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"). We understand that concurrent with the Merger, the Company and the Merger Partner will effect a merger of MeriStar Hospitality Operating Partnership (the "MeriStar OP") with and into FelCor Lodging Limited Partnership (the "FelCor OP"), with the FelCor OP being the survivor, and each outstanding partnership interest in MeriStar OP will be converted into the right to receive $4.60 in cash and 0.784 partnership interests in FelCor OP. Class D units of the MeriStar OP, however, will be convertible one-for-one into units of FelCor OP.

     In arriving at our opinion, we have (i) reviewed a draft of the Agreement dated May 9, 2001; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Synergies"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Merger Partner and the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the consideration to be paid in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. Please be advised that we are administrative agent for the Company's revolving credit facility, and have in the past acted as the Company's lead agent for various corporate debt facilities, corporate bonds, and asset-level debt securities (i.e. CMBS). In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by the Company in the proposed Merger is fair, from a financial point of view, to the Company.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES, INC.

/s/ J.P. MORGAN SECURITIES, INC.

J.P. Morgan Securities, Inc.

                                                                      APPENDIX D

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

May 9, 2001

The Board of Directors
MeriStar Hospitality Corporation
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of MeriStar Hospitality Corporation ("MeriStar") of the Merger Consideration (defined below) provided for in the Agreement and Plan of Merger, dated as of May 9, 2001 (the "Merger Agreement"), by and among FelCor Lodging Trust Incorporated ("FelCor"), FelCor Lodging Limited Partnership ("FelCor OP"), MeriStar and MeriStar Hospitality Operating Partnership, L.P. ("MeriStar OP"). As more fully described in the Merger Agreement, (i) MeriStar will be merged with and into FelCor (the "Merger") and
(ii) each outstanding share of the common stock, par value $0.01 per share, of MeriStar ("MeriStar Common Stock") will be converted into the right to receive
(x) $4.60 in cash without interest (the "Cash Consideration") and (y) 0.784 of a share of the common stock, par value $0.01 per share, of FelCor ("FelCor Common Stock" and, the number of shares of FelCor Common Stock into which shares of MeriStar Common Stock will be so converted, together with the Cash Consideration, the "Merger Consideration"). The Merger Agreement also provides that, concurrently with the Merger, MeriStar OP will merge with and into FelCor OP (the "OP Merger" and, together with the Merger, the "Transaction").

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of MeriStar and certain senior officers and other representatives and advisors of FelCor concerning the businesses, operations and prospects of MeriStar and FelCor. We examined certain publicly available business and financial information relating to MeriStar and FelCor as well as certain financial forecasts and other information and data for MeriStar and FelCor which were provided to or otherwise discussed with us by the managements of MeriStar and FelCor, including certain information relating to the potential strategic implications and operational benefits anticipated by the managements of MeriStar and FelCor to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of MeriStar Common Stock and FelCor Common Stock; the historical and projected operating data of MeriStar and FelCor; and the financial condition and capitalization of MeriStar and FelCor. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of MeriStar and FelCor. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of MeriStar and FelCor that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MeriStar and FelCor as to the future financial performance of MeriStar and FelCor and the potential strategic implications and operational benefits anticipated to result from the Transaction. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. We also have

The Board of Directors
MeriStar Hospitality Corporation
May 9, 2001
Page 2

assumed that the Merger will be treated as a reorganization for federal income tax purposes. We further have assumed, with your consent, that MeriStar and FelCor were organized and have operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for federal income tax purposes and that the Transaction will not adversely affect the REIT status or operations of MeriStar or FelCor. We are not expressing any opinion as to what the value of the FelCor Common Stock actually will be when issued in the Transaction or the prices at which the FelCor Common Stock will trade or otherwise be transferable at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MeriStar or FelCor nor have we made any physical inspection of the properties or assets of MeriStar or FelCor. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of MeriStar. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for MeriStar or the effect of any other transaction in which MeriStar might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Salomon Smith Barney Inc. has acted as financial advisor to MeriStar in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon delivery of this opinion. We and our affiliates in the past have provided, and are currently providing, services to MeriStar and its affiliates unrelated to the proposed Transaction, for which services we and our affiliates have received and will receive compensation. We and our affiliates also in the past have provided services to FelCor unrelated to the proposed Transaction, for which services we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of MeriStar and FelCor for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with MeriStar, FelCor and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MeriStar in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction or as to any other matters relating to the Transaction. Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of MeriStar Common Stock.

Very truly yours,
/s/  SALOMON SMITH BARNEY INC.
SALOMON SMITH BARNEY INC.

                                                                      APPENDIX E

                       FELCOR LODGING TRUST INCORPORATED

                  2001 RESTRICTED STOCK AND STOCK OPTION PLAN

                       FELCOR LODGING TRUST INCORPORATED

                  2001 RESTRICTED STOCK AND STOCK OPTION PLAN

                               TABLE OF CONTENTS

Section 1. Establishment, Purpose, and Effective Date of
  Plan......................................................  E-2
  1.1  Establishment........................................  E-2
  1.2  Purpose..............................................  E-2
  1.3  Effective Date.......................................  E-2
Section 2. Definitions......................................  E-2
  2.1  Definitions..........................................  E-2
  2.2  Gender and Number....................................  E-3
Section 3. Eligibility and Participation....................  E-3
  3.1  Eligibility and Participation........................  E-3
Section 4. Administration...................................  E-3
  4.1  Administration.......................................  E-3
Section 5. Stock Subject to Plan............................  E-3
  5.1  Number...............................................  E-3
  5.2  Lapsed Awards........................................  E-3
  5.3  Adjustment in Capitalization.........................  E-3
Section 6. Shareholder Approval and Duration of Plan........  E-4
  6.1  Shareholder Approval.................................  E-4
  6.2  Duration of Plan.....................................  E-4
Section 7. Stock Options....................................  E-4
  7.1  Grant of Options.....................................  E-4
  7.2  Option Agreement.....................................  E-4
  7.3  Option Price.........................................  E-4
  7.4  Duration of Options..................................  E-4
  7.5  Exercise of Options..................................  E-5
  7.6  Payment..............................................  E-5
  7.7  Restrictions on Stock Transferability................  E-5
  7.8  Termination of Employment Due to Death or
     Disability.............................................  E-5
  7.9  Termination of Employment Other than for Death or
     Disability.............................................  E-5
  7.10 Nontransferability of Options........................  E-5
  7.11 Cancellation.........................................  E-5
Section 8. Restricted Stock.................................  E-6
  8.1  Grant of Restricted Stock............................  E-6
  8.2  Transferability......................................  E-6
  8.3  Other Restrictions...................................  E-6
  8.4  Voting Rights........................................  E-6
  8.5  Dividends and Other Distributions....................  E-6
  8.6  Termination of Employment............................  E-6
Section 9. Rights of Employees..............................  E-6
  9.1  Employment...........................................  E-6
Section 10. Amendment, Modification and Termination of
  Plan......................................................  E-6
  10.1 Amendment, Modification, and Termination of Plan.....  E-6
Section 11. Miscellaneous Provisions........................  E-6
  11.1 Tax Withholding......................................  E-6
  11.2 Stock Withholding Elections..........................  E-7
  11.3 Severability.........................................  E-7
  11.4 Notice...............................................  E-7
Section 12. Indemnification.................................  E-7
  12.1 Indemnification......................................  E-7
Section 13. Requirements of Law.............................  E-8
  13.1 Requirements of Law..................................  E-8
  13.2 Governing Law........................................  E-8

                       FELCOR LODGING TRUST INCORPORATED

                  2001 RESTRICTED STOCK AND STOCK OPTION PLAN

SECTION 1. Establishment, Purpose, and Effective Date of Plan

     1.1 Establishment. FelCor Lodging Trust Incorporated, a Maryland corporation, hereby establishes the "FELCOR LODGING TRUST INCORPORATED 2001 RESTRICTED STOCK AND STOCK OPTION PLAN" (THE "PLAN") for Independent Directors, executive officers and key employees. The Plan permits the grant of stock options and restricted stock as a payout media for payments under the plan.

     1.2 Purpose. The purpose of the Plan is to advance the interests of the Company, by encouraging and providing for the acquisition of an equity interest in the success of the Company by Independent Directors, executive officers and key employees, by providing additional incentives and motivation toward superior performance of the Company, and by enabling the Company to attract and retain the services of Independent Directors, executive officers and key employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

     1.3 Effective Date. The Plan shall become effective immediately upon its adoption by the Board of Directors of the Company ("Effective Date"), although it is subject to shareholder approval as provided in Section 6.1.

SECTION 2. Definitions

     2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

          (a) "Award" means, collectively, each Option, or Restricted Stock, granted under this Plan except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Committee" means the Compensation Committee of the Board; provided, however, that for any grant to an Independent Director, the remaining members of the Board shall serve as the Compensation Committee with respect to such grant, including, but not limited to, the approval of the grant. The Board, as a whole, may take any action which the Committee is authorized to take hereunder.

          (e) "Company" means FelCor Lodging Trust Incorporated, a Maryland corporation.

          (f) "Disability" means an individual who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

          (g) "Employee" means an employee (including officers and directors who are also employees) of the Company or its subsidiaries, affiliates (including partnerships) or any branch or division thereof.

          (h) "Fair Market Value" of a share of Stock means the reported closing sales price of the Stock on the New York Stock Exchange Composite Tape on that date, or if no closing price is reported on that date, on the last preceding date on which such closing price of the Stock was so reported. If the Stock is not traded on the New York Stock Exchange at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the closing bid and asked prices of the Stock on the most recent date on which the Stock was publicly traded. In the event the Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

          (i) "Independent Director" means a director of the Company who is not an Employee.

          (j) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either
     (i) an "incentive stock option" within the meaning of Section 422 of the Code or (ii) a "nonstatutory stock option."

          (k) "Participant" means any Employee or Independent Director designated by the Committee to participate in the Plan.

          (l) "Period of Restriction" means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 8 of the Plan.

          (m) "Restricted Stock" means Stock granted to a Participant pursuant to Section 8 of the Plan.

          (n) "Stock" means the common stock of the Company, par value of $.01.

     2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. Eligibility and Participation

     3.1 Eligibility and Participation. Participants in the Plan shall be selected by the Committee from among the Independent Directors and Employees who, in the opinion of the Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success.

SECTION 4. Administration

     4.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.

SECTION 5. Stock Subject to Plan

     5.1 Number. The total number of shares of Stock subject to Awards under the Plan may not exceed 1,000,000, subject to adjustment upon the occurrence of any of the events indicated in Section 5.3 hereof. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose. Without limitation, no officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive Awards pursuant to this Plan in excess of 250,000 shares of Common Stock in any fiscal year (the "Section 162(m) Maximum").

     5.2 Lapsed Awards. If any Award granted under the Plan terminates, expires, lapses or is canceled for any reason, any shares of Stock subject to such Award again shall be available for the grant of an Award hereunder. Without limitation, the Committee, with the consent of the affected Optionee, shall have the authority to effect the cancellation of any or all outstanding Options of such Optionee, and to grant, in substitution, to such Optionee new Options covering the same or different number of Shares.

     5.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after the Effective Date by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock subject to the Plan and to each Award hereunder, and to the stated Option price (if any) of each Award, shall be adjusted appropriately by the Committee or the Board, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee or the Board also shall have discretion to make appropriate adjustments in the number and type of shares subject to an Award of Restricted Stock under the Plan pursuant to the terms of such an Award. In the event of a merger or consolidation where the Company is not the surviving corporation, the surviving corporation shall be required to assume the outstanding Awards which have not been canceled, and the Committee, in its sole discretion, shall adjust the number of shares, and the Option price (if any), so as to neither reduce or enlarge the rights of the Participant, including, but not limited to, dividing the shares and the Option price (if any) by the exchange ratio.

SECTION 6. Shareholder Approval and Duration of Plan

     6.1 Shareholder Approval. All Awards granted under this Plan are subject to, and may not be exercised before, and will be rescinded and become void in the absence of, the approval of this Plan by a majority of the shareholders voting thereon at a meeting of shareholders, at which a quorum is present, held prior to the first anniversary date of the Board meeting held to approve this Plan.

     6.2 Duration of Plan. The Plan shall remain in effect, subject to the Board's right to earlier terminate pursuant to Section 10 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option may be granted under the Plan on or after the tenth (10th) Anniversary of the Effective Date.

SECTION 7. Stock Options

     7.1 Grant of Options. Subject to the provisions of Sections 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee, and for all purposes hereof, the date of such grant shall be the date on which the Committee takes formal action to grant an Option, provided that it is followed, as soon as reasonably practicable, by written notice to the person receiving the Option. The Committee shall have complete discretion in determining the number of Options granted to each Participant and the terms and provisions thereof. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant; provided, however, that the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock, with respect to which all incentive stock options granted under any plan of the Company are exercisable for the first time by a Participant during any calendar year, may not exceed $100,000. Nothing in this Section 7 of the Plan shall be deemed to prevent the grant of nonstatutory stock options in amounts that exceed the maximum established by Section 422 of the Code.

     7.2 Option Agreement. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other provisions as the Committee shall determine.

     7.3 Option Price. The Option price of each share of Stock subject to each Option granted pursuant to this Plan shall be determined by the Committee at the time the Option is granted and, in the case of incentive stock options, shall not be less then 100% of the Fair Market Value of a share of Stock on the date the Option is granted, as determined by the Committee. In the case of incentive stock options granted to any person who owns, directly or indirectly, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock ("Ten Percent Owner"), the Option price shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Option is granted. The Option price of each share of Stock subject to a nonstatutory stock option under this Plan shall be determined by the Committee, in its sole discretion, prior to granting the Option.

     7.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time it is granted, provided, however, that no incentive stock option shall be exercisable later than ten (10) years from the date of its grant, and no incentive stock option granted to a Ten Percent Owner shall be exercisable later than five (5) years from the date of its grant.

     7.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. Unless otherwise expressly provided in the Option, no Option may be exercised within six (6) months after the date of grant. Each Option that is intended to qualify as an incentive stock option pursuant to Section 422 of the Code shall comply with the applicable provisions of the Code pertaining to such Options. Without limitation, the Committee may, in its sole discretion, accelerate the date on which any Option may be exercised, or on which restrictions on Restricted Stock shall lapse.

     7.6 Payment. The Option price of Stock acquired upon exercise of any Option, and applicable withholding as described in Sections 11.1 and 11.2, shall be paid in full on the date of exercise, by certified or cashier's check, by wire transfer, by money order, through a broker assisted exercise, with Stock (but with Stock only if expressly permitted by the terms of the Option), or by a combination of the above. If the Option Price is permitted to be, and is, paid in whole or in part with Stock, the value of the Stock surrendered shall be its Fair Market Value on the date surrendered. The proceeds from payment of Option prices shall be added to the general funds of the Company and shall be used for general corporate purposes. For purposes of this Section 7.6, "broker assisted exercise" shall mean a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Committee designated brokerage firm to effect the immediate sale of the shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option price plus all applicable withholding and employment taxes required, and (b) the Committee to deliver the certificates for the shares directly to such brokerage firm in order to complete the sale.

     7.7 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed, and under any blue sky or state securities laws applicable to such shares.

     7.8 Termination of Employment Due to Death or Disability. Unless otherwise expressly provided in the Option, if the employment of a Participant is terminated by reason of death or Disability, the rights under any then outstanding Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) the first anniversary of such date of termination of employment.

     7.9 Termination of Employment Other than for Death or Disability. Unless otherwise expressly provided in the Option, if the employment of the Participant shall terminate for any reason other than death or Disability, the rights under any then outstanding Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) ninety (90) days after such date of termination of employment.

     7.10 Nontransferability of Options. Unless otherwise expressly provided in the Option, no Option granted under the Plan may be sold, transferred pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

     7.11 Cancellation. Unless otherwise expressly provided in the Option of reference, in the event of a merger or consolidation where the Company is not the surviving corporation (or survives only as the 80% or greater owned subsidiary of another corporation), the Committee, in its sole discretion may cancel, by giving written notice (a "Cancellation Notice"), effective immediately prior to the consummation of such transaction, all or any of the vested portion of any, or all, Options that remain unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after shareholder approval (if any is required) of the transaction.

SECTION 8. Restricted Stock

     8.1 Grant of Restricted Stock. Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock shall be evidenced by a Restricted Stock agreement. Without limitation, the Committee may accelerate the date on which restrictions lapse with respect to any Restricted Stock.

     8.2 Transferability. Except as provided in Sections 8.6 and 8.7 hereof, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock agreement, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock agreement.

     8.3 Other Restrictions. The Committee may impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

     8.4 Voting Rights. Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Period of Restriction.

     8.5 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all cash dividends distributed with respect to those shares while they are so held.

     8.6 Termination of Employment. Unless otherwise expressly provided in the Restricted Stock agreement, in the event that a Participant terminates his employment with the Company for any reason during the Period of Restriction (including death), then any shares of Restricted Stock still subject to restrictions at the date of such termination automatically shall be forfeited.

SECTION 9. Rights of Employees

     9.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

SECTION 10. Amendment, Modification and Termination of Plan

     10.1 Amendment, Modification, and Termination of Plan. The Board at any time may terminate, and from time to time may amend or modify the Plan, and may amend or modify Awards hereunder; provided, however, that no amendment of the Plan or of any Award hereunder, without approval of the shareholders within one year after the adoption of such amendment, may (a) increase the aggregate number of shares of Stock that may be issued under the Plan; (b) extend the term of the Plan; or (e) materially modify the requirements as to eligibility to receive Awards under the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the affected Participant(s).

SECTION 11. Miscellaneous Provisions

     11.1 Tax Withholding. Without limitation, on the date an Award is taken into a Participant's income, the Company shall have the right to withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy the Company's resulting federal, state, and local withholding and employment tax requirements with respect to such Award.

     11.2 Stock Withholding Elections. With the consent of the Committee, or as expressly provided under the terms of the Award, a Participant may make an irrevocable election to (a) have shares of Stock otherwise issuable thereunder withheld, or (b) tender to the Company shares of Stock then held by the Participant (whether received pursuant to (i) or (ii) or in any other transaction) having an aggregate Fair Market Value sufficient to satisfy the Company's minimum total federal, state and local income and employment tax withholding obligations associated with the transaction. Such elections, if available, must be made by a Participant on or prior to the tax date.

     11.3 Severability. If any provision of this Plan, or any Award, is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Award, but such provision shall be fully severable, and the Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Award, as applicable.

     11.4 Notice. Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified in accordance with this Subsection, or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this Subsection. The Company or the Participant may change, at any time and from time to time, by written notice to the other, the address that it or he had previously specified for receiving notices; provided further, that a Participant who is not an Employee must file such written notice with the Committee. Until changed in accordance with this Plan, the Company and the Participant shall be deemed to have specified as its and his address for receiving notices (i) as to the Company, the principal executive offices of the Company, and (ii) as to the Participant, (A) where the Participant is an Employee, the most current address of the Participant set forth in the Company's employment records, and (B) where Participant is not an Employee, the address set forth in the most recent notice. Any person entitled to notice under this Plan may waive such notice. Without limiting the generality of the foregoing, for all purposes hereof, the address of the Company shall be the address of the Committee.

SECTION 12. Indemnification

     12.1 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan made in good faith and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not apply to any acts of willful misconduct by any member of the Committee or the Board. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Charter or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 13. Requirements of Law

     13.1 Requirements of Law. The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     13.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

                                          FELCOR LODGING TRUST INCORPORATED

                                          By:
                                            ------------------------------------
                                              Name: Lawrence D. Robinson
                                              Title:   Executive Vice President
                                                       &
                                                       General Counsel

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 7, 2001

PROSPECTUS SUPPLEMENT
(TO JOINT PROXY STATEMENT/PROSPECTUS DATED JUNE   , 2001)

                       FELCOR LODGING LIMITED PARTNERSHIP

                  COMMON UNITS OF LIMITED PARTNERSHIP INTEREST
            SERIES C PREFERRED UNITS OF LIMITED PARTNERSHIP INTEREST SERIES D PREFERRED UNITS OF LIMITED PARTNERSHIP INTEREST

     This prospectus supplement relates to the issuance by us, FelCor Lodging Limited Partnership, or FelCor Partnership, of units of limited partnership interest to holders of units of limited partnership interest in MeriStar Hospitality Operating Partnership, L.P., or MeriStar Partnership. This issuance will result from the merger of one of our wholly-owned subsidiaries with and into MeriStar Partnership under a merger agreement. After this partnership merger, we will own, either directly or indirectly, all of the interests in MeriStar Partnership. MeriStar Partnership will be renamed "FelCor Hospitality Operating Partnership, L.P."

     The partnership merger is conditioned on the completion of the merger of MeriStar Partnership's general partner, MeriStar Hospitality Corporation, or MeriStar, with and into our general partner, FelCor Lodging Trust Incorporated, or FelCor, under the same merger agreement. The completion of that merger and the partnership merger are subject to satisfaction of a number of conditions, including the approvals of the common stockholders of both FelCor and MeriStar. FelCor and MeriStar have mailed to their common stockholders the accompanying joint proxy statement/prospectus to obtain their approval of the merger agreement and the merger. No vote or consent of our limited partners or of the limited partners of MeriStar Partnership is required or being solicited to complete the merger or the partnership merger.

     In the partnership merger:

     - each common unit in MeriStar Partnership, other than units held by FelCor and its subsidiaries, will be exchanged for $4.60 in cash and 0.784 of our common units;

     - each Class C preferred unit in MeriStar Partnership will be exchanged for $4.60 in cash and 0.784 of our Series C preferred units;

     - each Class D preferred unit in MeriStar Partnership will be exchanged for one of our Series D preferred units;

     - each profits-only partnership unit in MeriStar Partnership, other than unvested units, will be exchanged for $4.60 in cash and 0.784 of our common units, and any unvested units will be canceled;

     - each common unit in MeriStar held by FelCor and its subsidiaries will remain outstanding; and

     - cash will be paid instead of issuing fractional units.

     There is currently no established trading market for any of our units of limited partnership interest. We do not expect that a trading market for the units will develop following the completion of the merger.

                             ---------------------

      WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE SECTIONS TITLED "SUPPLEMENTAL RISK FACTORS" ON PAGE S-16 OF THIS SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 25 OF THE ACCOMPANYING JOINT PROXY
STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

         The date of this prospectus supplement is             , 2001.

                     REQUESTS FOR INCORPORATED INFORMATION

     THIS PROSPECTUS SUPPLEMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU CAN OBTAIN ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE FROM US, OR THROUGH THE SEC OR THE SEC'S WEB SITE. THE ADDRESS OF THAT SITE IS HTTP://WWW.SEC.GOV. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US, WITHOUT CHARGE, EXCLUDING ALL EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT TO THIS DOCUMENT. YOU MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM US AT THE FOLLOWING ADDRESS:

        FELCOR LODGING LIMITED PARTNERSHIP
        545 E. JOHN CARPENTER FRWY., SUITE 1300
        IRVING, TEXAS 75062
        ATTENTION: LAWRENCE D. ROBINSON
        TELEPHONE: (972) 444-4900

     IF YOU REQUEST ANY INCORPORATED DOCUMENTS, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

                             ---------------------

     This prospectus supplement contains registered trademarks and servicemarks owned or licensed by companies other than MeriStar Partnership or us, including but not limited to Best Western(R), Bristol House(R), Courtyard by Marriott(R), Crowne Plaza(R), Disney(R), Doral(R), Doubletree(R), Doubletree Guest Suites(R), Embassy Suites(R), Fairfield Inn(R), Four Points by Sheraton(R), Hampton Inn(R), Hampton Inn & Suites(R), Harvey Hotel(R), Hilton(R), Hilton HHonors(R), Holiday Inn(R), Holiday Inn Express(R), Holiday Inn Select(R), Homewood Suites(R) by Hilton, Howard Johnson(R), Inter-Continental(R), Marriott(R), Radisson(R), Ramada(R), Renaissance(R), Sheraton(R), Sheraton Suites(R), Walt Disney World(R), Westin(R) and Wyndham(R).

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................  S-1
  The Partnerships..........................................  S-1
  The Partnership Merger....................................  S-1
  Unaudited Pro Forma Condensed Combined Financial Data.....  S-7
  Selected Historical Consolidated Financial Information....  S-10
  Equivalent Per Unit Data..................................  S-15
SUPPLEMENTAL RISK FACTORS...................................  S-16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF FELCOR PARTNERSHIP...........  S-18
BUSINESS OF FELCOR PARTNERSHIP..............................  S-18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF MERISTAR PARTNERSHIP.........  S-19
  General...................................................  S-19
  Financial Condition.......................................  S-20
  Results of Operations.....................................  S-20
  Liquidity and Capital Resources...........................  S-23
BUSINESS OF MERISTAR PARTNERSHIP............................  S-25
  General...................................................  S-25
  Acquisition Strategy......................................  S-25
  The Intercompany Agreement................................  S-26
  Competition...............................................  S-27
  Employees.................................................  S-27
  Franchises................................................  S-27
  Governmental Regulation...................................  S-27
  Properties................................................  S-28
  Legal Proceedings.........................................  S-34
  Management................................................  S-34
THE PARTNERSHIP MERGER......................................  S-35
  General...................................................  S-35
  Contributions by FelCor...................................  S-35
  Treatment of MeriStar Partnership Units in the Partnership
     Merger.................................................  S-35
  Issuance of Our Units and Payment of Cash Consideration...  S-36
  Distributions Prior to Closing............................  S-36
  Regulatory Approvals......................................  S-37
  Accounting Treatment......................................  S-37
  Restrictions on Resales by Affiliates.....................  S-37
  No Appraisal Rights.......................................  S-37
COMPARATIVE DISTRIBUTION INFORMATION........................  S-38
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........  S-40

                                                              PAGE
                                                              ----
DESCRIPTION OF THE PARTNERSHIP AGREEMENT AND UNITS OF FELCOR
  PARTNERSHIP...............................................  S-53
  Management................................................  S-53
  Transferability of Interests..............................  S-53
  Capital Contributions.....................................  S-53
  Operations................................................  S-53
  Term......................................................  S-54
  Capitalization............................................  S-54
  Issuance of Partnership Interests.........................  S-54
  Outstanding Units of FelCor Partnership...................  S-54
  New Series C and D Preferred Units........................  S-57
  Indemnification...........................................  S-59
COMPARISON OF UNITHOLDER RIGHTS.............................  S-59
  Issuance of Additional Partnership Interests..............  S-60
  Distributions.............................................  S-60
  Redemption................................................  S-61
  Transfers.................................................  S-62
  Amendment of the Partnership Agreements...................  S-63
  Sale of Substantially All of the Partnership Assets.......  S-65
  Meetings..................................................  S-65
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............  S-66
  Overview..................................................  S-66
  Tax Status of FelCor Partnership and MeriStar
     Partnership............................................  S-67
  Tax Consequences of the Partnership Merger to MeriStar
     Unitholders............................................  S-68
  Tax Consequences of the Partnership Merger to FelCor
     Partnership and MeriStar Partnership...................  S-76
  Effect of Subsequent Events on Holders of FelCor
     Partnership Units......................................  S-76
  Tax Consequences of Ownership of FelCor Partnership Units
     After the Partnership Merger...........................  S-78
LEGAL MATTERS...............................................  S-84
EXPERTS.....................................................  S-84
WHERE CAN YOU FIND MORE INFORMATION.........................  S-85
  Incorporation of Documents by Reference...................  S-85
WHAT INFORMATION YOU SHOULD RELY ON.........................  S-86
INDEX TO FINANCIAL STATEMENTS OF MERISTAR PARTNERSHIP.......  F-1

                                    SUMMARY

     This summary highlights selected information from this prospectus supplement and the accompanying joint proxy statement/prospectus. This summary does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement, the accompanying joint proxy statement/prospectus and the documents to which we refer you. Unless otherwise specified, references to "we," "us" or "our" refer to FelCor Lodging Limited Partnership, and references to "MeriStar Partnership" refer to MeriStar Hospitality Operating Partnership, L.P. "On a pro forma basis" refers to the pro forma adjustments set forth in the "Unaudited Pro Forma Combined Financial Information" beginning on page S-40 of this prospectus supplement. For more information about us, see "Where You Can Find More Information" beginning on page S-85. Some items in this summary refer to the pages where that subject is discussed more fully.

                                THE PARTNERSHIPS

FELCOR LODGING LIMITED PARTNERSHIP
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062
Telephone: (972) 444-4900

     FelCor Lodging Limited Partnership, a Delaware limited partnership, principally is engaged in acquiring, owning, and leasing hotels and, on March 31, 2001, had ownership interests in 186 hotels in the United States and Canada, with nearly 50,000 rooms and suites. We own the largest number of Embassy Suites, Crowne Plaza, Holiday Inn and independently-owned Doubletree-branded hotels in the world. The controlling interest in us is owned by FelCor Lodging Trust Incorporated, our sole general partner. FelCor is one of the nation's largest hotel real estate investment trusts and owns substantially all of its assets and conducts all of its operations through us.

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007
Telephone: (202) 965-4455

     MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, owns a portfolio of primarily upscale, full-service hotels, diversified geographically as well as by franchise and brand affiliations, in the United States and Canada. MeriStar Partnership is the operating partnership of MeriStar Hospitality Corporation, a real estate investment trust, which operates all of its business through this operating partnership. MeriStar is the sole general partner of, and controls, MeriStar Partnership. As of March 31, 2001, MeriStar Partnership owned 113 hotels with 28,877 rooms. The hotels are located in major metropolitan areas or rapidly growing secondary markets and are well located within these markets. A majority of the hotels are operated under nationally recognized brand names such as Hilton, Sheraton, Westin, Marriott, Radisson, Doubletree and Embassy Suites.

                             THE PARTNERSHIP MERGER

GENERAL

     This prospectus supplement relates to the issuance of our units of limited partnership interest to the unitholders of MeriStar Partnership as a result of the merger of our wholly-owned subsidiary with and into MeriStar Partnership. MeriStar Partnership will survive the partnership merger as one of our subsidiaries. After the partnership merger, we will own all of the interests in MeriStar Partnership, either directly or through intervening subsidiaries.

     The partnership merger is governed by a merger agreement among FelCor, MeriStar, MeriStar Partnership and us, a copy of which is attached as Appendix A to the accompanying joint proxy statement/prospectus. We urge you to read carefully the merger agreement.

     The partnership merger is conditioned on the completion of the merger of MeriStar with and into FelCor under the merger agreement. The completion of that merger and the partnership merger are subject to satisfaction of a number of conditions, including the approvals of the common stockholders of both FelCor and MeriStar. The boards of directors of FelCor and MeriStar have approved and recommended the merger agreement and the merger for adoption by the common stockholders of FelCor and MeriStar. They have also caused MeriStar and FelCor, acting as general partners of MeriStar Partnership and us, to approve the partnership merger. No vote or approval of our limited partners or the limited partners of MeriStar Partnership is required or being solicited to complete the partnership merger.

     FelCor and MeriStar have mailed to their respective common stockholders the accompanying joint proxy statement/prospectus to obtain their approval of the merger agreement and the merger. You should carefully review the joint proxy statement/prospectus for additional information relating in particular to FelCor, MeriStar, the merger and the merger agreement.

WHAT MERISTAR UNITHOLDERS WILL RECEIVE (SEE PAGE S-35)

     In the partnership merger:

     - each common unit in MeriStar Partnership, other than units held by FelCor and its subsidiaries, will be exchanged for $4.60 in cash and 0.784 of our common units;

     - each Class C preferred unit in MeriStar Partnership will be exchanged for $4.60 in cash and 0.784 of our Series C preferred units;

     - each Class D preferred unit in MeriStar Partnership will be exchanged for one of our Series D preferred units;

     - each profits-only partnership unit in MeriStar Partnership, other than unvested units, will be exchanged for $4.60 in cash and 0.784 of our common units, and any unvested units will be cancelled;

     - each common unit in MeriStar held by FelCor and its subsidiaries will remain outstanding; and

     - cash will be paid instead of issuing fractional units.

     There is currently no established trading market for any of our units of limited partnership. We do not expect that a trading market for the units will develop following the completion of the merger. Our limited partnership agreement prohibits transfers of our units of limited partnership interest without the consent of FelCor, our general partner.

SUMMARY OF THE TERMS OF OUR UNITS (SEE PAGE S-53)

COMMON UNITS

Units to be Issued..................     2,769,305 of our common units of
                                         limited partnership interest will be
                                         issued in the partnership merger.

Cash Distributions..................     Holders of common units will be
                                         entitled to receive distributions in an
                                         amount per unit equal to the cash
                                         dividends paid per share of FelCor
                                         common stock. We will pay these
                                         distributions simultaneously with
                                         dividends on FelCor common stock.

Optional Redemption.................     Holders of common units will be
                                         entitled to have us redeem each common
                                         unit issued to them in the partnership
                                         merger for an amount of cash equal to
                                         the then average market price of a
                                         share of FelCor common stock, or, at
                                         FelCor's option, one share of FelCor
                                         common stock.

Voting Rights.......................     Management authority is vested in
                                         FelCor, the sole general partner. The
                                         holders of common units will only be
                                         entitled to vote under limited
                                         circumstances.

SERIES C PREFERRED UNITS

Units to be Issued..................     755,954 of our Series C preferred units
                                         of limited partnership interest

Cash Distributions..................     Holders of Series C preferred units
                                         will be entitled to receive a quarterly
                                         non-cumulative preferred distribution
                                         equal to $0.5575 per unit until the
                                         distribution rate on our common units
                                         exceeds $0.5575 per unit.

Liquidation Preference..............     Holders of Series C preferred units
                                         will not be entitled to preferred
                                         distributions upon our liquidation,
                                         dissolution or winding-up.

Optional Redemption.................     Holders of Series C preferred units
                                         will be entitled to have us redeem each
                                         Series C preferred unit issued to them
                                         in the partnership merger for an amount
                                         of cash equal to the then average
                                         market price of a share of FelCor
                                         common stock, or, at FelCor's option,
                                         for one share of FelCor common stock.

Automatic Conversion................     Once the dividend rate on our common
                                         units exceeds $0.5575 per unit, the
                                         Series C preferred units will
                                         automatically convert into common units
                                         on a one-for-one basis.

Voting Rights.......................     Management authority is vested in
                                         FelCor, the sole general partner. The
                                         holders of Series C preferred units
                                         will only be entitled to vote under
                                         limited circumstances.

SERIES D PREFERRED UNITS

Units to be Issued..................     392,157 of our Series D preferred units
                                         of limited partnership interest

Cash Distributions..................     Holders of the Series D preferred units
                                         will be entitled to a 6.5% cumulative
                                         annual preferred return on $22.16 per
                                         unit, compounded quarterly to the
                                         extent not paid on a current basis.

Liquidation Preference..............     Holders of Series D preferred units
                                         will not be entitled to preferred
                                         distributions upon our liquidation,
                                         dissolution or winding-up.

Mandatory Redemption................     We may redeem each Series D preferred
                                         unit at any time at a price of $22.16
                                         in cash or, at our option, for $22.16
                                         worth of FelCor common stock.

Optional Redemption.................     Holders of Series D preferred units
                                         have the option to require us to redeem
                                         each Series D preferred unit at any
                                         time after April 1, 2004 at a price of
                                         $22.16 in cash or, at the holder's
                                         option, for $22.16 worth of FelCor
                                         common stock.

Voting Rights.......................     Management authority is vested in
                                         FelCor, the sole general partner. The
                                         holders of Series D preferred units
                                         will only be entitled to vote under
                                         limited circumstances.

ISSUANCE OF OUR UNITS AND PAYMENT OF CASH CONSIDERATION (SEE PAGE S-36)

     Under the merger agreement, MeriStar Partnership unitholders must sign ratification and joinder agreements as a condition to receiving the unit certificates and cash consideration to be paid or issued by us to them in the partnership merger. We will mail these agreements to record holders of MeriStar Partnership units promptly after the effectiveness of the partnership merger. In these agreements, the MeriStar Partnership unitholders:

     - ratify and agree to be bound by our amended and restated partnership agreement, which becomes effective upon completion of the partnership merger;

     - are admitted as our limited partners with respect to the units which they are entitled to receive because of the partnership merger; and

     - waive any rights they have under their exchange rights agreements with MeriStar and MeriStar Partnership.

Upon our receipt of a properly signed ratification and joinder agreement, together with other customary documents as we may require, from a MeriStar unitholder, we will send to the unitholder a certificate representing the whole number of units and any cash payments which the unitholder is entitled to receive as a result of the partnership merger.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS (SEE PAGE S-66)

     A holder of common units, Class C preferred units or profits-only partnership units in MeriStar Partnership, who will receive both our units and cash consideration in the partnership merger, generally will not recognize taxable gain or loss at the time of the partnership merger, except to the extent that:

     - the exchange of MeriStar Partnership units for our units and cash is characterized as a sale of a portion of the unitholder's MeriStar Partnership units based on the receipt of cash consideration in the exchange; or

     - the sum of the cash consideration received by the unitholder, other than cash consideration that is counted as proceeds of a taxable sale of a portion of the unitholder's MeriStar Partnership units, and any net reduction of its share of partnership liabilities exceeds the tax basis that otherwise would be carried over to our units received in the partnership merger.

A holder of Class D preferred units in MeriStar Partnership, who will receive only our Series D preferred units in the partnership merger, generally will not recognize taxable gain or loss at the time of the partnership merger.

     Whether and to what extent a holder of MeriStar Partnership common units, Class C preferred units, or profits-only partnership units will recognize taxable gain or loss in connection with the partnership merger will depend on a number of variables. In addition, subsequent events or transactions could cause a former MeriStar Partnership unitholder to be required to recognize all or part of any taxable gain deferred at the time of the partnership merger.

     The tax consequences of the partnership merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the partnership merger.

ACCOUNTING TREATMENT (SEE PAGE S-37)

     The partnership merger will be treated as a purchase of MeriStar Partnership by us for financial accounting purposes.

NO APPRAISAL RIGHTS (SEE PAGE S-37)

     Under Delaware law, neither our limited partners nor the limited partners of MeriStar Partners have any dissenters' rights or rights to an appraisal.

REGULATORY APPROVALS (SEE PAGE S-37)

     No material federal or state regulatory requirements must be complied with or approvals must be obtained by FelCor, MeriStar, MeriStar Partnership or us in connection with either the merger or the partnership merger.

DIFFERENCES IN RIGHTS OF UNITHOLDERS (SEE PAGE S-59)

     The rights of MeriStar Partnership unitholders differ from the rights of our unitholders in a number of ways as a result of differences in the limited partnership agreements of the two partnerships.

OWNERSHIP OF FELCOR PARTNERSHIP AFTER THE PARTNERSHIP MERGER

     If the partnership merger is completed, a total of 2,769,305 of our common units, 755,954 of our Series C preferred units and 392,157 of our Series D preferred units will be issued to unitholders in MeriStar Partnership, other than FelCor and its subsidiaries.

     Following the partnership merger:

     - FelCor will own 93,550,062, or 88.8%, of our common units;

     - other holders of our units immediately prior to the partnership merger will continue to hold an aggregate of 9,014,046, or 8.6%, of our common units;

     - holders of MeriStar Partnership common units immediately prior to the partnership merger, other than FelCor and its subsidiaries, will hold an aggregate of 2,260,359, or 2.1%, of our common units;

     - holders of MeriStar Partnership vested profits-only partnership units immediately prior to the partnership merger will hold an aggregate of 508,946, or 0.5%, of our common units; and

     - all of our Series C and Series D preferred units will be held by the former holders of MeriStar Partnership Class C and Class D preferred units, respectively; and

     This information and similar information located elsewhere in this prospectus supplement are based on the number of our units and the units of MeriStar Partnership expected to be outstanding at the effective time of the partnership merger.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following table sets forth unaudited pro forma condensed combined financial data for MeriStar Partnership and us as a combined entity, giving effect to the partnership merger as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma condensed combined operating data are presented as if the partnership merger had been completed on January 1, 2000 for the year ended December 31, 2000 and January 1, 2001 for the three months ended March 31, 2001. The unaudited pro forma condensed combined balance sheet data at March 31, 2001 is presented as if the partnership merger had occurred on March 31, 2001. In the opinion of our management, all adjustments necessary to reflect the effects of these transactions have been made. The partnership merger will be accounted for under the purchase method of accounting as provided by Accounting Principles Board Opinion No. 16.

     The unaudited pro forma condensed combined financial data should be read together with the respective historical audited consolidated financial statements and financial statement notes of FelCor Partnership and of MeriStar Partnership included in or incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" on page S-85. The unaudited pro forma condensed combined financial data is presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of MeriStar Partnership and us would have been for the periods presented, nor do these data purport to represent the results of future periods. See "Unaudited Pro Forma Combined Financial Information" beginning on page S-40.

                                                                       PRO FORMA
                                                                      (UNAUDITED)
                                                              ---------------------------
                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                2000(1)          2001
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                      RATIO DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues............................................   $2,878,166     $  712,420
  Net income before extraordinary items.....................   $  176,758     $   45,463
  Net income before extraordinary items applicable to common
     unitholders............................................   $  141,011     $   36,547
  Diluted earnings per share data:
     Net income before extraordinary items applicable to
      common unitholders....................................   $     1.38     $     0.36
     Weighted average common units outstanding..............      101,834        101,354
OTHER DATA:
  Funds From Operations(2)..................................   $  472,050     $  105,303
  EBITDA(3).................................................   $  819,267     $  195,158
  Ratio of earnings to combined fixed charges and preferred
     distributions(4).......................................          1.6x           1.5x
  Adjusted ratio of earnings to combined fixed charges and
     preferred distributions(5).............................          1.7x           1.5x

                                                                PRO FORMA
                                                               (UNAUDITED)
                                                              --------------
                                                                MARCH 31,
                                                                   2001
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Investment in hotels, net of accumulated depreciation.......    $6,561,934
Total assets................................................    $7,202,673
Debt........................................................    $3,685,921
Redeemable units............................................    $  293,471
Partners' capital...........................................    $2,590,433

------------

(1) In the second quarter of 2000, we recorded a $63 million one-time reserve for the sale of non-strategic hotel assets, which is reflected in the income statements presented for the period.

(2) We consider Funds From Operations to be a key measure of a real estate investment trust's, or REIT's performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of operating performance and liquidity.

    The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations as net income or loss, computed in accordance with GAAP, excluding gains or losses from extraordinary items in accordance with GAAP and sales of depreciable operating properties, plus real estate related depreciation and amortization and after comparable adjustments for our portion of these items related to unconsolidated entities and joint ventures. We believe that Funds From Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures, and to fund other cash needs. We compute Funds From Operations in accordance with standards established by NAREIT, except that we add back rent deferred under Staff Accounting Bulletin, or SAB 101, reserves for assets held for sale and lease termination costs to derive Funds From Operations. This may not be comparable to Funds From Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition, that interpret the current NAREIT definition differently than we do or that do not adjust Funds From Operations for rent deferred under SAB 101 or reserves for assets held for sale. Funds From Operations does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. Funds From Operations may include funds that may not be available for management's discretionary use due to requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties.

    The following table details our computation of Funds From Operations.

                                                                          PRO FORMA
                                                                         (UNAUDITED)
                                                              ---------------------------------
                                                               YEAR ENDED    THREE MONTHS ENDED
                                                              DECEMBER 31,       MARCH 31,
                                                                  2000              2001
                                                              ------------   ------------------
                                                                       (IN THOUSANDS)
Net income before extraordinary charges.....................    $176,758          $ 45,463
Loss (gain) on sale of hotels...............................      (6,024)            1,072
Reserve for assets held for sale............................      63,000
Series B redeemable preferred distributions.................     (12,937)           (3,234)
New redeemable preferred distributions......................     (10,500)           (2,625)
Depreciation................................................     251,586            62,246
Depreciation from unconsolidated entities...................      10,167             2,381
                                                                --------          --------
Funds From Operations.......................................    $472,050          $105,303
                                                                ========          ========
Weighted average units outstanding(a).......................     106,476           105,989

------------

    (a) Weighted average units outstanding are computed including dilutive options, unvested stock grants and assuming conversion of Series A preferred units, Series C preferred units and Series D preferred units to common units.

(3) EBITDA is computed by adding Funds From Operations, interest expense, our portion of interest expense from unconsolidated entities, amortization expense and our redeemable preferred distributions. EBITDA is presented because it provides useful information regarding our ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations, as determined in accordance with GAAP. EBITDA as presented by us may not be comparable to other similarly titled measures used by other companies. A reconciliation of Funds From Operations to EBITDA is as follows:

                                                                          PRO FORMA
                                                                         (UNAUDITED)
                                                              ---------------------------------
                                                               YEAR ENDED    THREE MONTHS ENDED
                                                              DECEMBER 31,       MARCH 31,
                                                                  2000              2001
                                                              ------------   ------------------
                                                                       (IN THOUSANDS)
Funds From Operations.......................................    $472,050          $105,303
Interest expense............................................     309,161            80,331
Interest expense from unconsolidated entities...............       9,188             2,111
Amortization expense........................................       5,431             1,554
Series B redeemable preferred distributions.................      12,937             3,234
New redeemable preferred distributions......................      10,500             2,625
                                                                --------          --------
EBITDA......................................................    $819,267          $195,158
                                                                ========          ========

(4) For the purpose of computing the ratio of earnings to combined fixed charges and preferred distributions, earnings consist of income from continuing operations plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

(5) The adjusted ratio of earnings to combined fixed charges and preferred distributions is computed the same as described in footnote (4) except that income from continuing operations is adjusted for the year ended December 31, 2000 to add back a $63 million one-time reserve for the sale of non-strategic hotel assets recorded in the second quarter of 2000.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

FELCOR PARTNERSHIP

     The following tables set forth our selected historical consolidated financial information. The selected historical information is presented as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and as of and for the three months ended March 31, 2000 and 2001. We derived the historical financial information for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 from our consolidated financial statements and the notes to them, audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical financial information as of and for the three months ended March 31, 2000 and 2001 has been derived from the unaudited financial statements which have been prepared by our management on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments consisting of normal recurring accruals that are considered necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2000 and 2001 are not necessarily indicative of results to be anticipated for the entire year. The following information should be read together with our consolidated financial statements and financial statement notes incorporated by reference in this prospectus supplement. See "Where You Can Find More Information" beginning on page S-85.

                                                                                                           THREE MONTHS ENDED
                                                                                                                MARCH 31,
                                                            YEAR ENDED DECEMBER 31,                            (UNAUDITED)
                                         -------------------------------------------------------------   -----------------------
                                           1996         1997       1998(1)        1999       2000(2)        2000       2001(3)
                                         ---------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (IN THOUSANDS EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues.......................  $ 100,944   $  176,651   $  339,617   $  504,001   $  556,692   $  126,381   $  287,894
  Net income (loss)....................  $  46,527   $   69,467   $  121,339   $  135,776   $   66,391   $   19,931   $   (9,012)
  Net income (loss) applicable to
    common unitholders.................  $  38,793   $   57,670   $   99,916   $  111,041   $   41,709   $   13,747   $  (15,162)
  Diluted earnings per unit:
    Income applicable to common
      unitholders before extraordinary
      charge...........................  $    1.58   $     1.68   $     1.93   $     1.59   $     0.73   $     0.21   $    (0.25)
    Net income applicable to common
      unitholders......................  $    1.49   $     1.67   $     1.87   $     1.57   $     0.67   $     0.21   $    (0.25)
    Weighted average common units
      outstanding......................     26,004       34,467       53,323       70,561       62,556       64,050       61,609
OTHER DATA:
  Cash flows provided by operating
    activities.........................  $  67,494   $   97,478   $  192,583   $  282,365   $  277,304   $   52,205   $   40,864
  Cash flows (used in) provided by
    investing activities...............  $(478,428)  $ (687,860)  $ (550,498)  $ (205,517)  $  (34,766)  $  (18,808)  $   64,763
  Cash flows provided by (used in)
    financing activities...............  $ 251,906   $  600,132   $  375,064   $  (75,417)  $ (252,601)  $  (18,766)  $  (70,944)
  Cash distributions per common
    unit(4)............................  $    1.92   $     2.10   $    2.545   $     2.20   $     2.20   $     0.55   $     0.55
  Funds From Operations(5).............  $  77,141   $  129,815   $  217,363   $  286,895   $  288,636   $   68,495   $   71,423
  EBITDA(6)............................  $  88,355   $  165,613   $  306,361   $  432,689   $  470,861   $  112,415   $  117,337
  Ratio of earnings to combined fixed
    charges and preferred
    distributions(7)...................        3.5x         2.6x         2.3x         1.9x         1.5x         1.5x         0.8x
  Adjusted ratio of earnings to
    combined fixed charges and
    preferred distributions(8).........        3.5x         2.6x         2.3x         1.9x         1.8x         1.5x         1.6x
BALANCE SHEET DATA:
  Investment in hotels, net of
    accumulated depreciation...........  $ 899,691   $1,489,764   $3,964,484   $4,035,344   $3,750,275   $4,018,411   $3,734,891
  Total assets.........................  $ 978,788   $1,673,364   $4,175,383   $4,255,751   $4,103,603   $4,272,711   $4,096,804
  Debt.................................  $ 239,425   $  476,819   $1,594,734   $1,833,954   $1,838,241   $1,899,913   $1,812,690
  Redeemable units.....................  $  98,542   $  102,933   $   67,595   $   52,338   $  205,800   $  135,814   $  206,872
  Partners' capital....................  $ 619,496   $1,049,016   $2,337,375   $2,212,651   $1,880,599   $2,068,839   $1,842,943

------------

(1) On July 28, 1998, FelCor completed the merger of Bristol Hotel Company's real estate holdings with and into FelCor. The merger resulted in the net acquisition of 107 primarily full-service hotels in return for approximately 31 million shares of newly issued common stock. FelCor subsequently contributed all assets and liabilities it acquired in the merger to us in exchange for approximately 31 million of our common units.

(2) In the second quarter of 2000, we recorded a $63 million one-time reserve for the sale of non-strategic hotel assets, which is reflected in the income statements presented for the period.

(3) Includes hotel revenues and expenses with respect to 96 hotels that were leased to either DJONT or subsidiaries of Bass prior to the effectiveness of the REIT Modernization Act on January 1, 2001. Prior to January 1, 2001, revenues were comprised mainly of percentage lease revenues. Additionally, in the first quarter of 2001, we recorded lease termination costs of $36.2 million with respect to the 96 hotels.

(4) In 1998, we declared a special one-time distribution of accumulated but undistributed earnings and profits as a result of Bristol Hotel Company merging with and into FelCor, in addition to the annual dividend of $2.20 per common unit. The amount of the one-time distribution was $0.345 per common unit.

(5) We consider Funds From Operations to be a key measure of a REIT's performance, which should be considered along with, but not as an alternative to, net income and cash flow as a measure of operating performance and liquidity.

    The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations as net income or loss, computed in accordance with GAAP, excluding gains or losses from extraordinary items in accordance with GAAP and sales of depreciable operating properties, plus real estate related depreciation and amortization and after comparable adjustments for our portion of these items related to unconsolidated entities and joint ventures. We believe that Funds From Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures, and to fund other cash needs. We compute Funds From Operations in accordance with standards established by NAREIT, except that we add back rent deferred under SAB 101, reserves for assets held for sale and lease termination costs to derive Funds From Operations. This may not be comparable to Funds From Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition, that interpret the current NAREIT definition differently than we do or that do not adjust Funds From Operations for rent deferred under SAB 101, reserves for assets held for sale or lease termination costs. Funds From Operations does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make cash distributions. Funds From Operations may include funds that may not be available for discretionary use by our management due to requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties.

    The following table details our computation of Funds From Operations.

                                                                                                THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                        YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                          ---------------------------------------------------   -------------------
                                           1996       1997       1998       1999       2000       2000       2001
                                          -------   --------   --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Net income (loss).......................  $46,527   $ 69,467   $121,339   $135,776   $ 66,391   $ 19,931   $ (9,012)
Deferred rent...........................                                                           8,854      5,254
Lease termination costs.................                                                                     36,226
Gain on sale............................                                               (2,595)
Reserve for assets held for sale........                                               63,000
Series B redeemable preferred
  distributions.........................                         (8,373)   (12,937)   (12,937)    (3,234)    (3,234)
Extraordinary charge from write-off of
  deferred financing fees...............    2,354        185      3,075      1,113      3,865
Depreciation............................   26,544     50,798     90,835    152,948    160,745     40,400     39,808
Depreciation from unconsolidated
  entities..............................    1,716      9,365     10,487      9,995     10,167      2,544      2,381
                                          -------   --------   --------   --------   --------   --------   --------
Funds From Operations...................  $77,141   $129,815   $217,363   $286,895   $288,636   $ 68,495   $ 71,423
                                          =======   ========   ========   ========   ========   ========   ========
Weighted average units outstanding(a)...   29,306     39,157     58,013     75,251     67,239     68,740     66,767

------------

     (a) Weighted average units outstanding are computed including dilutive options, unvested stock grants and assuming conversion of Series A preferred units to common units.

(6) EBITDA is computed by adding Funds From Operations, interest expense, our portion of interest expense from unconsolidated entities, amortization expense and our Series B redeemable preferred distributions. EBITDA is presented because it provides useful information regarding our ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations, as determined in accordance with GAAP. EBITDA as presented by us may not be comparable to other similarly titled measures used by other companies. A reconciliation of Funds From Operations to EBITDA is as follows:

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                                                                   MARCH 31,
                                                                      YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                                        ---------------------------------------------------   -------------------
                                                         1996       1997       1998       1999       2000       2000       2001
                                                        -------   --------   --------   --------   --------   --------   --------
                                                                                     (IN THOUSANDS)
Funds From Operations.................................  $77,141   $129,815   $217,363   $286,895   $288,636   $ 68,495   $ 71,423
Interest expense......................................    9,803     28,792     73,182    125,435    158,620     37,904     40,093
Interest expense from unconsolidated entities.........      818      5,895      6,521      6,729      9,188      2,620      2,111
Amortization expense..................................      593      1,111        922        693      1,480        162        476
Series B redeemable preferred distributions...........                          8,373     12,937     12,937      3,234      3,234
                                                        -------   --------   --------   --------   --------   --------   --------
EBITDA................................................  $88,355   $165,613   $306,361   $432,689   $470,861   $112,415   $117,337
                                                        =======   ========   ========   ========   ========   ========   ========

(7) For the purpose of computing the ratio of earnings to combined fixed charges and preferred distributions, earnings consist of income from continuing operations plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs. For the three months ended March 31, 2001, earnings were insufficient to cover combined fixed charges and preferred distributions by $7.7 million as the result of $36 million in lease termination costs that were recorded in the quarter.

(8) The adjusted ratio of earnings to combined fixed charges and preferred distributions is computed the same as described in footnote (7) except that income from continuing operations is adjusted for the year ended December 31, 2000 to add back a $63 million one-time reserve for the sale of non-strategic hotel assets recorded in the second quarter of 2000 and for the three months ended March 31, 2001 to add back $36 million in lease termination costs.

MERISTAR PARTNERSHIP

     The following table sets forth selected historical consolidated financial information for MeriStar Partnership. The selected historical information is presented as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and as of and for the three months ended March 31, 2000 and 2001. The historical financial information for the years ended December 31, 1998, 1999 and 2000 has been derived from the consolidated financial statements and financial statement notes of MeriStar Partnership which have been audited by KPMG LLP, independent auditors. The selected historical consolidated financial information as of and for the years ended December 31, 1996 and 1997 has been derived from the unaudited financial statements which have been prepared by management of MeriStar Partnership. The selected historical financial information as of and for the three months ended March 31, 2000 and 2001 has been derived from the unaudited financial statements which have been prepared by management of MeriStar Partnership, on the same basis as the audited financial statements and, in the opinion of management of MeriStar Partnership, include all adjustments consisting of normal recurring accruals that are considered necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2000 and 2001 are not necessarily indicative of results to be anticipated for the entire year. The following information should be read together with the consolidated financial statements and financial statement notes of MeriStar Partnership included in this prospectus supplement. See "Where You Can Find More Information" beginning on page S-85.

                                                                                                               THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                            ENDED MARCH 31,
                                       ----------------------------------------------------------------         (UNAUDITED)
                                          1996          1997                                              -----------------------
                                       (UNAUDITED)   (UNAUDITED)    1998(A)        1999         2000         2000       2001(B)
                                       -----------   -----------   ----------   ----------   ----------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
RESULTS OF OPERATIONS:
Total revenues.......................   $ 102,742    $  292,554    $  522,031   $  374,820   $  400,685   $   67,080   $  302,684
Net operating income.................   $  18,773    $   58,537    $  135,910   $  218,299   $  230,340   $   25,741   $   46,252
Interest expense, net................   $  12,223    $   20,968    $   50,492   $  100,387   $  117,524   $   28,760   $   30,229
Income (loss) before gain (loss) on
 sale of assets and extraordinary
 gain (loss).........................   $   3,915    $   21,290    $   86,304   $  116,207   $  111,197   $   (2,986)  $   15,559
Gain (loss) on sale of assets, net of
 tax(C)..............................   $      --    $       --    $       --   $       --   $    3,439   $       --   $   (1,062)
Extraordinary gain (loss), net of
 tax(D)..............................   $  (1,956)   $   (4,092)   $   (1,238)  $   (4,551)  $    3,400   $    3,400   $   (1,226)
Net income...........................   $   1,959    $   17,198    $   85,066   $  111,656   $  118,036   $      414   $   13,271
Net income applicable to common
 unitholders.........................   $   1,959    $   17,198    $   84,416   $  111,091   $  117,471   $      273   $   13,130
Basic earnings per unit before
 extraordinary gain (loss)(E)........   $    0.31    $     1.29    $     2.38   $     2.22   $     2.25   $    (0.06)  $     0.29
Diluted earnings per unit before
 extraordinary gain (loss)(E)........   $    0.31    $     1.27    $     2.25   $     2.15   $     2.18   $    (0.06)  $     0.29
Distributions per common unit(F).....   $      --    $       --    $     0.82   $     2.02   $     2.02   $     0.51   $     0.51
Number of partnership units
 outstanding(G)......................      12,754        26,743        51,460       52,193       48,851       51,915       48,781
OTHER FINANCIAL DATA:
EBITDA(H)............................   $  26,672    $   78,891    $  194,752   $  320,094   $  341,028   $   52,039   $   87,048
Net cash provided by operating
 activities..........................   $  12,147    $   55,417    $  186,891   $  228,329   $  224,088   $   46,247   $   46,352
Net cash (used in) provided by
 investing activities................   $(223,425)   $ (579,758)   $ (785,505)  $ (187,952)  $  (14,286)  $   34,032   $  (31,994)
Net cash provided by (used in)
 financing activities................   $ 226,131    $  584,220    $  520,457   $  (41,948)  $ (212,173)  $  (82,827)  $    4,166
Ratio of earnings to combined fixed
 charges and preferred
 distributions(I)....................        1.33x         2.71x         2.35x        1.89x        1.82x        0.85x        1.39x
BALANCE SHEET DATA:
Investments in hotel properties,
 gross...............................   $ 343,092    $  950,052    $2,957,543   $3,118,723   $3,193,730   $3,143,594   $3,192,731
Total assets.........................   $ 354,795    $1,040,223    $2,989,609   $3,086,096   $3,006,500   $3,035,331   $3,095,616
Long-term debt.......................   $ 199,476    $  491,790    $1,602,352   $1,676,771   $1,638,319   $1,629,672   $1,674,978
Redeemable units.....................   $      --    $   66,847    $   89,435   $   81,401   $   88,545   $   86,559   $   87,175
Partners' capital....................   $  49,141    $  396,838    $1,170,220   $1,203,518   $1,142,772   $1,159,424   $1,126,902

------------

(A) MeriStar Partnership was created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a REIT, and its associated entities merged with CapStar Hotel Company and its associated entities. In connection with the merger between CapStar and American General, MeriStar Hotels & Resorts, a separate publicly traded company, was created to be the lessee and manager of nearly all of MeriStar Partnership's hotels. Prior to August 2, 1998, MeriStar Partnership's operating results consisted of the revenues and expenses of the hotels.

(B) From August 3, 1998 until January 1, 2001, MeriStar Hotels & Resorts leased substantially all of MeriStar Partnership's hotels, and MeriStar Partnership earned lease revenue under the participating lease agreements with its lessees. Upon assigning the 106 leases with MeriStar Hotels & Resorts to MeriStar Partnership's taxable REIT subsidiaries on January 1, 2001, in conjunction with the REIT Modernization Act, MeriStar Partnership's operating results now include the revenues and expenses of these hotels.

(C) During 2000, MeriStar Partnership sold three limited service hotels that resulted in a gain on sales of assets. During 2001, MeriStar Partnership sold one hotel that resulted in a loss on the sale of the asset.

(D) During 1996, 1997, 1998, and 1999 some loan facilities were refinanced and the write-offs of deferred costs associated with these facilities were recorded as extraordinary losses in accordance with GAAP. During 2000, MeriStar Partnership repaid some of its notes payable to MeriStar at a discount, which resulted in an extraordinary gain. During 2001, MeriStar Partnership paid down a portion of its revolving credit facility resulting in an extraordinary loss.

(E) Basic and diluted earnings per unit before extraordinary loss for the year ended December 31, 1996 is based on earnings for the period from August 20, 1996, the date of CapStar's initial public offering, through December 31, 1996.

(F) No distributions were declared prior to August 3, 1998, the date of the merger between American General and CapStar.

(G)  As of the end of the period presented.

(H) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. MeriStar Partnership's management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the entity. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to net income under GAAP for purposes of evaluating MeriStar Partnership's results of operations and may not be comparable to other similarly titled measures used by other companies.

     For the three months ended March 31, 2001, EBITDA has been presented before the effect of non-recurring items; swap termination costs of $9,297 and the write-down of MeriStar Partnership's investment in STS Hotel Net of $2,112.

(I) For the purpose of computing the ratio of earnings to combined fixed charges and preferred distributions, earnings consist of income from continuing operations plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

                            EQUIVALENT PER UNIT DATA

     We have summarized below specified per common unit information for MeriStar Partnership and us on a historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined amounts are based on the purchase method of accounting. The MeriStar Partnership per common unit pro forma combined equivalents are calculated by multiplying the pro forma combined per common unit amounts by the common unit exchange ratio of 0.784 and by adding to that the $4.60 cash amount to be paid per unit of MeriStar Partnership common unit in the merger.

     The following information should be read together with the historical and pro forma financial statements included in or incorporated by reference in this prospectus supplement. See "Where You Can Find More Information" on page S-85.

                                                           FOR THE THREE MONTHS ENDED
                                                                 MARCH 31, 2001
                                              -----------------------------------------------------
                                                                                         MERISTAR
                                                                                        PARTNERSHIP
                                                                                         PRO FORMA
                                                FELCOR       MERISTAR       FELCOR       COMBINED
                                              PARTNERSHIP   PARTNERSHIP   PARTNERSHIP   EQUIVALENT
                                              HISTORICAL    HISTORICAL     PRO FORMA       VALUE
                                              -----------   -----------   -----------   -----------
Basic net income (loss) per common unit
  before extraordinary items................    $(0.25)       $ 0.29        $ 0.37        $ 0.37
Diluted net income (loss) per common unit
  before extraordinary items................    $(0.25)       $ 0.29        $ 0.36        $ 0.36
Cash distributions per common unit..........    $ 0.55        $ 0.51        $ 0.55        $ 0.55
Book value per common unit..................    $28.09        $24.91        $24.58        $23.87

                                                               FOR THE YEAR ENDED
                                                                DECEMBER 31, 2000
                                              -----------------------------------------------------
                                                                                         MERISTAR
                                                                                        PARTNERSHIP
                                                                                         PRO FORMA
                                                FELCOR       MERISTAR       FELCOR       COMBINED
                                              PARTNERSHIP   PARTNERSHIP   PARTNERSHIP   EQUIVALENT
                                              HISTORICAL    HISTORICAL     PRO FORMA       VALUE
                                              -----------   -----------   -----------   -----------
Basic net income per common unit before
  extraordinary items.......................    $ 0.74        $ 2.25         $1.40         $1.39
Diluted net income per common unit before
  extraordinary items.......................    $ 0.74        $ 2.18         $1.38         $1.37
Cash distributions per common unit..........    $ 2.20        $ 2.02         $2.20         $2.18
Book value per common unit..................    $29.34        $25.23

                           SUPPLEMENTAL RISK FACTORS

     FelCor operates substantially all of its business through us. Furthermore, you may receive shares of FelCor common stock if your units are redeemed. Accordingly, all of the risks applicable to FelCor and an investment in shares of FelCor are applicable to us and an investment in our units. You should read the "Risk Factors" set forth in the accompanying joint proxy statement/prospectus for more information regarding these risks. In addition to the risk factors contained in the accompanying joint proxy statement/ prospectus, you should consider the following supplemental risk factors in evaluating the units that you will receive in the partnership merger. These factors should be considered in conjunction with the other information included elsewhere in this prospectus supplement and in the joint proxy statement/prospectus.

THE VALUE OF OUR UNITS YOU RECEIVE IN THE PARTNERSHIP MERGER WILL FLUCTUATE BASED ON THE MARKET PRICE OF FELCOR COMMON STOCK AND MAY HAVE A VALUE LOWER THAN EXPECTED.

     Each of our units you will receive in the partnership merger will, under some circumstances, be subject to a unit redemption right at your option following the partnership merger. Upon exercise by you of your unit redemption right with respect to your units, we will be required to acquire those units for cash, based on the market price of FelCor common stock in accordance with our partnership agreement. However, FelCor may assume, in its sole discretion, our obligation, in which case FelCor will pay you shares of FelCor common stock or their cash equivalent. Consequently, the redemption value of our units you receive in the partnership merger will be directly affected by price fluctuations of the FelCor common stock.

     The exchange ratio for MeriStar Partnership units to be exchanged for our units in the partnership merger was fixed at the time of the signing of the merger agreement and is not subject to adjustment based on changes in the trading price of FelCor common stock or MeriStar common stock before the closing of the partnership merger. Accordingly, the redemption value of our units you receive in the partnership merger will depend on the market price of FelCor common stock at the time of closing of the partnership merger and afterwards.

NO FAIRNESS OPINION WAS OBTAINED IN CONNECTION WITH THE PARTNERSHIP MERGER.

     Neither MeriStar Partnership nor we obtained a fairness opinion in connection with the partnership merger. Therefore, no third party has passed on the fairness of the partnership merger to MeriStar Partnership, holders of MeriStar Partnership units, us or holders of our units.

THERE IS NO PUBLIC MARKET FOR OUR UNITS, AND NONE IS EXPECTED TO DEVELOP, WHICH MAY CAUSE SOME DIFFICULTY IN SELLING ANY OF THE UNITS YOU RECEIVE IN THE PARTNERSHIP MERGER.

     There is no public market for our units, and none is expected to develop. Our partnership agreement, however, provides that unitholders may, subject to specified limitations, redeem their units for FelCor common stock on a one-on-one basis or their cash equivalent, at the election of FelCor. The determination of whether the redeeming party receives cash or FelCor common stock is within the sole discretion of FelCor. If you are unable to redeem your units in us, you may have difficulty selling those units because of the lack of a public market and the restrictions on transfer contained in our partnership agreement. For more information regarding these restrictions on transfer, see "Comparison of Unitholder Rights -- Transfers -- FelCor Partnership."

THE FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE PARTNERSHIP MERGER AND THE OWNERSHIP BY YOU OF OUR UNITS AFTER THE PARTNERSHIP MERGER ARE COMPLEX, AND YOU SHOULD CAREFULLY CONSIDER THEM.

     Tax Consequences of the Partnership Merger. If you are a holder of common units, Class C preferred units or profits-only partnership units in MeriStar Partnership, you will receive both our units and cash consideration in the partnership merger and generally will not recognize taxable gain or loss at the time of the partnership merger, except to the extent that:

     - the exchange of MeriStar Partnership units for our units and cash is characterized as a sale of a portion of your MeriStar Partnership units based on the receipt of cash consideration in the exchange; or

     - the sum of the cash consideration you receive, other than cash consideration that is counted as proceeds of a taxable sale of a portion of your MeriStar Partnership units, and any net reduction of your share of partnership liabilities, exceeds the tax basis that otherwise would be carried over to our units received in the partnership merger.

A holder of Class D preferred units in MeriStar Partnership who will receive only our Series D preferred units in the partnership merger generally will not recognize taxable gain or loss at the time of the partnership merger. However, the particular tax consequences of the partnership merger to you will depend on a number of factors related to your individual tax situation. See "United States Federal Income Tax Considerations -- Tax Consequences of the Partnership Merger to MeriStar Partnership Unitholders." We urge you to consult with your own tax advisor to determine the anticipated tax consequences of the partnership merger for that unitholder in light of your specific circumstances.

     Subsequent Events Could Cause You to Recognize Gain. Future events and transactions could cause you as a former MeriStar Partnership unitholder holding our units as a result of the partnership merger to recognize part or all of the taxable gain that has been deferred either through your original contribution of assets to MeriStar Partnership in exchange for MeriStar Partnership units or through the partnership merger. See "United States Federal Income Tax Considerations -- Effect of Subsequent Events on Holders of FelCor Partnership Units." FelCor generally is not required to take into account the tax consequences to our limited partners in deciding whether to cause us to undertake transactions that could cause the limited partners to recognize gain, and the limited partners generally have no right to approve or disapprove these transactions. The same risk of gain recognition upon the occurrence of future events and transactions exists currently with respect to your ownership of your MeriStar Partnership units.

     Our Tax Status. We believe that, and will receive opinions of counsel to the effect that, at the time of the partnership merger, MeriStar Partnership and we qualify as partnerships for federal income tax purposes. MeriStar Partnership and we intend to continue to operate so as to qualify as a partnership for federal income tax purposes following the partnership merger. If, however, either MeriStar Partnership or we were to be taxed as a corporation, either at the time of the partnership merger or later, the partnership would be required to pay income tax at corporate rates on its net income, its partners would be treated as stockholders for tax purposes, and distributions to its partners would constitute dividends that would not be deductible in computing the partnership's taxable income. In addition, FelCor would fail to qualify as a REIT, which would have a material adverse effect on you.

     There is a substantial risk that we will be classified as a publicly traded partnership after the merger. However, even if we are classified as a publicly traded partnership, we will not be treated as a corporation for federal income tax purposes because we will be eligible for the "90% passive income exception." Assuming that we are classified as a publicly traded partnership after the partnership merger, a unitholder will not be able to use losses from other passive activities to offset the unitholder's share of our income and gains. In addition, a unitholder will not be able to use its share of our losses to offset the unitholder's income and gains from other passive activities. See "United States Federal Income Tax Considerations -- Tax Status of FelCor Partnership."

     Other Tax Liabilities of Holders of Our Units. In addition to the federal income tax risks described above, you should consider the potential state and local tax consequences of owning our units. You may be required to file tax returns and may incur tax liabilities both in the state or local jurisdiction where you reside and in the state and local jurisdictions in which we own assets or otherwise do business. You should consult your own tax advisor with respect to the state and local income tax implications of owning our units, including return filing requirements in the various states in which we currently own properties and will own properties after the partnership merger.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS OF FELCOR PARTNERSHIP

     Our management's discussion and analysis of financial condition and results of operations is incorporated in this document by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. See "Where You Can Find More Information."

                         BUSINESS OF FELCOR PARTNERSHIP

     The description of our business, properties and legal proceedings is incorporated in this document by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. See "Where You Can Find More Information."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS OF MERISTAR PARTNERSHIP

     References to "we," "us," "our" and other similar words in this Management's Discussion and Analysis are references to MeriStar Partnership.

GENERAL

     We were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a REIT, and its associated entities merged with CapStar Hotel Company and its associated entities. In connection with the merger between CapStar and American General, MeriStar Hotels & Resorts, Inc., a separate publicly traded company, was created to be the lessee and manager of all but eight of our hotels. The eight hotels not leased by MeriStar Hotels & Resorts are leased by affiliates of Prime Hospitality Corporation.

     Prior to January 1, 2001, in order for MeriStar to maintain its tax status as a REIT, we were not permitted to participate in the operations of the hotel properties. To comply with this requirement through December 31, 2000, all of the properties were subject to leases involving two third-party lessees, MeriStar Hotels & Resorts and Prime Hospitality Corporation.

     On January 1, 2001, changes to the federal tax laws governing REITs, commonly known as the REIT Modernization Act, became effective. The REIT Modernization Act permits us to create taxable REIT subsidiaries on or after January 1, 2001, which are subject to taxation as C corporations. Because of the REIT Modernization Act, we have created a number of these taxable REIT subsidiaries that are the lessees of our real property. The REIT Modernization Act prohibits the taxable REIT subsidiaries from engaging in the following activities:

     - they may not manage the properties themselves; they are required to enter into arms length management agreements with independent third-party managers that are actively involved in the trade or business of hotel management and manage properties on behalf of other owners,

     - they may not lease a property that contains gambling operations, and

     - they may not own a brand or franchise under which hotels are operated.

     We believe that establishing taxable REIT subsidiaries to lease the properties provides a more efficient alignment of and ability to capture the economic interests of property ownership.

     Subsidiaries of MeriStar Hotels & Resorts assigned their participating leases to our wholly-owned taxable REIT subsidiaries as of January 1, 2001. In connection with the assignment, our taxable REIT subsidiaries executed new management agreements with a subsidiary of MeriStar Hotels & Resorts to manage the hotels. Under these management agreements, the taxable REIT subsidiaries pay a management fee to MeriStar Hotels & Resorts for each property. The taxable REIT subsidiaries in turn make rental payments to us under the participating leases. The management agreements have been structured to substantially mirror the economics of the former leases. The transactions did not result in any cash consideration exchanged among the parties except in regard to the transfer of hotel operating assets and liabilities to the taxable REIT subsidiaries. Under the new management agreements, the base management fee is 2.5% of total hotel revenue plus incentive payments, based on meeting performance thresholds, that could total up to 1.5% of total hotel revenue. The agreements have an initial term of 10 years with three renewal periods of five years each at the option of MeriStar Hotels & Resorts, subject to some exceptions. Because these leases have been assigned to our taxable REIT subsidiaries, we now bear the operating risk associated with the hotels.

FINANCIAL CONDITION

  March 31, 2001 Compared with December 31, 2000

     Our total assets increased by $89.1 million to $3,095.6 million at March 31, 2001 from $3,006.5 million at December 31, 2000 primarily due to:

     - lending $36.0 million to MeriStar Hotels & Resorts under a revolving credit agreement;

     - deferring $8.1 million in financing costs related to issuing $500 million of senior unsecured notes;

     - capital expenditures at the hotels;

     - the increase in operating assets of $62.0 million related to the assignment of the hotel leases with MeriStar Hotels & Resorts to the taxable subsidiaries; partially offset by

     - the decrease of $11.5 million in due from MeriStar Hotels & Resorts;

     - the sale of one hotel and the use of the $7.3 million in proceeds to paydown debt; and

     - depreciation on hotel assets.

     Total liabilities increased by $106.3 million to $1,878.8 million at March 31, 2001 from $1,772.5 million at December 31, 2000 due mainly to:

     - net borrowings of long-term debt;

     - the adoption of FASB 133 and the related recording of a $7.6 million liability for the derivative instruments; and

     - the increase in operating liabilities of $65.7 million related to the assignment of the hotel leases with MeriStar Hotels & Resorts to the taxable subsidiaries.

     Long-term debt increased by $36.7 million to $1,675.0 million at March 31, 2001 from $1,638.3 million at December 31, 2000 due primarily to:

     - $500 million in senior unsecured notes sold, partially offset set by

     - the repayment of the revolving credit facility from the proceeds of the senior unsecured notes borrowings.

     Partners' capital decreased $15.9 million to $1,126.9 at March 31, 2001 from $1,142.8 million at December 31, 2000 due primarily to:

     - the payment of distributions; and

     - $8.6 million increase in accumulated other comprehensive loss due mainly to the adoption of FASB 133 described above; partially offset by

     - net income for 2001; and

     - the issuance of additional common limited partnership units to MeriStar.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 2001 Compared with Three Months Ended March 31, 2000.

     Until January 1, 2001, MeriStar Hotels & Resorts leased substantially all of our hotels, and we earned lease revenue under the participating lease agreements with the lessees. Upon assigning the 106 leases with MeriStar Hotels & Resorts to our taxable REIT subsidiaries on January 1, 2001, we assumed all operating risks and rewards at these hotels. As a result, our operating results now include the revenues and expenses of our hotels. Therefore, our operating results for the three months ended March 31, 2001 are not directly comparable to those for the same period in 2000.

     For comparative purposes, the following shows the results for the three months ended March 31, 2000 on a pro forma basis assuming the leases with MeriStar Hotels & Resorts were converted to management contracts on January 1, 2000 compared to actual results for the three months ended March 31, 2001 (in thousands):

                                                                2001       2000
                                                              --------   --------
Revenue.....................................................  $302,684   $300,954
Total expenses..............................................   286,661    269,226
Net income before loss on sale of assets and extraordinary
  items.....................................................    15,559     31,200
Net income..................................................    13,271     34,600
Recurring EBITDA............................................    87,048     86,786

     The following table provides our hotels' operating statistics on a same store basis for the three months ended March 31, 2001 and 2000.

                                                             2001      2000     CHANGE
                                                            -------   -------   ------
Revenue per available room................................  $ 80.36   $ 78.37     2.5%
Average daily rate........................................  $115.42   $111.44     3.6%
Occupancy.................................................     69.6%     70.3%   (1.0)%

     Total expenses increased $17.5 million to $286.7 million for the three months ended March 31, 2001 from $269.2 million for the same period in 2000 on a pro forma basis due primarily to:

     - $9.3 million in swap termination costs;

     - the $2.1 million write down of the investment in STS Hotel Net;

     - an increase in depreciation on hotel assets; and

     - a $3.0 million increase in property operating costs due primarily to a $2.2 million increase in energy costs.

     Recurring EBITDA is presented before the effect of non-recurring items; the swap termination costs and the write down of the investment in STS Hotel Net. Recurring EBITDA increased $0.2 million to $87.0 million in 2001 from $86.8 million in 2000.

     In 2001, we paid down $300 million of our revolving credit facility. This resulted in an extraordinary loss of $1.2 million, net of tax effect.

     In 2001, we sold one hotel and received $7.3 million. This resulted in a loss on the sale of the asset of $1.1 million, net of tax.

  Year Ended December 31, 2000 compared with the Year Ended December 31, 1999

     Until January 1, 2001 substantially all of our hotels were leased to and operated by MeriStar Hotels & Resorts. Participating lease revenue represents lease payments from the lessees under the participating lease agreements. Total revenue increased by $25.9 million to $400.7 million in 2000 compared to $374.8 million in 1999. This increase was primarily attributable to an increase of $23.7 million in participating lease revenue resulting from an increase in room revenue at our hotels under lease. The following table provides our hotels' operating statistics on a same-store basis for the year:

                                                             2000      1999     CHANGE
                                                            -------   -------   ------
Revenue per available room................................  $ 77.71   $ 73.51    5.71%
Average daily rate........................................  $107.60   $101.92    5.57%
Occupancy.................................................     72.2%     72.1%   0.14%

     Operating expenses increased to $170.3 million for the year ended December 31, 2000 from $156.5 million for the same period in 1999 due primarily to:

     - to an increase in depreciation on hotel assets;

     - an increase in administrative costs, as we added personnel during 2000 to address the operating changes associated with the REIT Modernization Act; and

     - increased insurance costs.

     Net interest expense increased $17.1 million to $117.5 million for the year ended December 31, 2000, from $100.4 million in 1999 due mainly to:

     - lower capitalized interest due to a decrease in capital expenditures in 2000;

     - an increase in variable interest rates during 2000 and higher interest rates on swap arrangements executed in 2000; partially offset by

     - a lower average debt balance during 2000.

     In 2000, we repaid $18.2 million of our notes payable to MeriStar at a discount in connection with its repurchase of its convertible notes at an equal discount. This resulted in an extraordinary gain of $3.4 million.

     In 2000, we sold three limited service hotels and received $24.1 million. This resulted in a gain on sale of assets of $3.4 million.

     EBITDA grew $20.9 million to $341.0 million in 2000 from $320.1 million in 1999. This growth is due to:

     - the increase in participating lease revenue; partially offset by

     - the increase in administrative and insurance costs.

  Year Ended December 31, 1999 compared with the Year Ended December 31, 1998

     Substantially all of our hotels were leased to and operated by MeriStar Hotels & Resorts. Participating lease revenue represents lease payments from the lessees under the participating lease agreements. Total revenue decreased by $147.2 million to $374.8 million in 1999 compared to $522.0 million in 1998. This decrease was primarily attributable to the change in the types of revenues recorded in our financial statements in periods before and after August 2, 1998, the date of the merger of CapStar Hotel Company and American General Hospitality Corporation and the spin-off of MeriStar Hotels & Resorts.

     The following table provides our hotels' operating statistics on a same-store basis for the year:

                                                             1999      1998     CHANGE
                                                            -------   -------   ------
Revenue per available room................................  $ 74.05   $ 71.80   3.1%
Average daily rate........................................  $102.39   $100.96   1.4%
Occupancy.................................................    72.3%     71.1%   1.7%

     There were no department operating expenses in 1999 compared to $142.5 million in 1998. This decrease was the result of the hotel operations being leased to MeriStar Hotels & Resorts after August 2, 1998, in conjunction with the merger and spin-off of MeriStar Hotels & Resorts.

     Undistributed operating expenses decreased significantly in 1999 as a result of the merger. Prior to the spin-off of MeriStar Hotels & Resorts, we were responsible for all hotel operating expenses. Subsequent to August 3, 1998, we, as owner and lessor, were only responsible for real estate taxes, property insurance and various other undistributed expenses. Depreciation and amortization increased $43.0 million to $101.8 million in 1999 from $58.8 million in 1998 as a result of the assets acquired in the merger.

     Net interest expense increased $49.9 million to $100.4 million for the year ended December 31, 1999, from $50.5 million in 1998. This increase was attributable to:

     - the borrowings used to finance the acquisition of hotels during 1998;

     - the borrowings used to finance renovations of hotels during 1998 and 1999;

     - the new debt associated with the merger;

     - higher average interest rates; and

     - 1999 borrowings made to finance real estate ventures.

     In 1999, we recognized extraordinary losses of $4.6 million due to the write-off of unamortized deferred financing fees in conjunction with refinancing some credit facilities.

     EBITDA grew $125.3 million to $320.1 million in 1999 from $194.8 million in 1998. This growth is due to:

     - the merger;

     - other hotel acquisitions which occurred during 1998; partially offset by

     - the spin-off of MeriStar Hotels & Resorts.

LIQUIDITY AND CAPITAL RESOURCES

  Sources of Cash

     Our principal sources of liquidity are cash on hand, cash generated from operations, and funds from external borrowings and debt and equity offerings. We expect to fund our continuing operations through cash generated by our hotels. We also expect to finance hotel acquisitions, hotel renovations and joint venture investments through a combination of internally generated cash, external borrowings, and the issuance of our limited partnership units. Additionally, MeriStar must distribute to stockholders at least 90% of its taxable income, excluding net capital gains, to preserve its status as a REIT. MeriStar, as our general partner, is required to use its best efforts to cause our partnership distributions to it to be sufficient to comply with this requirement. We expect to fund these distributions through cash generated from operations, borrowings on the credit facilities or through the preferred return on the investment in MeriStar Investment Partners, LP. We generated $46.4 million of cash from operations during the first three months of 2001.

     We generated $4.2 million of cash from financing activities during the three months ended March 31, 2001 primarily from:

     - net borrowings under our credit facilities, and

     - capital contributions from MeriStar, partially offset by

     - payment of dividends and distributions, and

     - additional deferred financing costs related to issuing $500 million of senior unsecured notes.

  Uses of Cash

     We used $32.0 million of cash in investing activities during the three months ended March 31, 2001, primarily for:

     - the $36.0 million note receivable from MeriStar Hotels & Resorts; and

     - capital expenditures at hotels; partially offset by

     - hotel operating cash received on lease conversions; and

     - proceeds from selling one hotel.

     In January 2001, we sold $500 million of senior unsecured notes. The senior unsecured notes are structured as:

     - $300 million in notes with a 9.0% interest rate which mature on January 15, 2008, and

     - $200 million in notes with a 9.125% interest rate which mature on January 15, 2011.

     The proceeds were used to repay outstanding debt under our revolving credit facility and to make payments to terminate some swap agreements that hedged variable interest rates of the loans that we repaid. The repayments of the term loans under the credit facility resulted in an extraordinary loss of $1.2 million, net of tax. As of March 31, 2001, we had $253.0 million available under our senior secured credit facility. The weighted average interest rate on borrowings outstanding under our credit facility as of March 31, 2001 was 6.92%.

     Capital for renovation work is expected to be provided by a combination of internally generated cash and external borrowings. Initial renovation programs for most of the hotels are complete or nearing completion. Once initial renovation programs for a hotel are completed, we expect to spend approximately 4% annually of hotel revenues for ongoing capital expenditure programs, including room and facilities refurbishments, renovations, and furniture and equipment replacements. For the three months ended March 31, 2001, We spent $8.7 million on renovation and ongoing property capital expenditure programs. We intend to spend an additional $56.3 million during 2001 to complete the renovation programs and for the ongoing capital expenditure programs.

     We believe cash generated by operations, together with anticipated borrowing capacity under the credit facilities, will be sufficient to fund the existing working capital requirements, ongoing capital expenditures, and debt service requirements. We believe, however, that the future capital decisions will also be made in response to specific acquisition and/or investment opportunities, depending on conditions in the capital and/or other financial markets. Accordingly, we may consider increasing the borrowing capacity or issuing additional debt or partnership units and these proceeds could be used to finance acquisitions or investments, refinance existing debt, or repurchase common stock.

     We are obligated to lend MeriStar Hotels & Resorts up to $50 million for general corporate purposes under a revolving credit agreement. As of March 31, 2001, there was $36 million outstanding under this revolving credit agreement.

     FelCor, MeriStar Hotels & Resorts and we have agreed to amend, effective when the merger is complete, the credit agreement to fix its maturity at February 28, 2004, set the interest rate at 600 basis points over the 30-day London Interbank Offered Rate and set the default rate of interest at 800 basis points over the 30-day London Interbank Offered Rate. We have agreed to use best efforts to obtain the consents of MeriStar Hotels & Resorts' senior lenders to these amendments.

  Seasonality

     Demand in the lodging industry is affected by recurring seasonal patterns. For non-resort properties, demand is lower in the winter months due to decreased travel and higher in the spring and summer months during peak travel season. For resort properties, demand is generally higher in winter and early spring. Since the majority of the hotels are non-resort properties, the operations generally reflect non-resort seasonality patterns. We have lower revenue, operating income and cash flow in the first and fourth quarters and higher revenue, operating income and cash flow in the second and third quarters.

                        BUSINESS OF MERISTAR PARTNERSHIP

     References to "we," "us," "our," and other similar words in this business description are references to MeriStar Partnership.

GENERAL

     We believe that the upscale, full-service segment of the lodging industry is the most attractive segment in which to own hotels. The upscale, full-service segment is attractive for several reasons. First, the real estate market has recently experienced a significant slowdown in the construction of upscale, full-service hotels. Second, upscale, full-service hotels appeal to a wide variety of customers, thus reducing the risk of decreasing demand from any particular customer group. Additionally, these hotels have particular appeal to both business executives and upscale leisure travelers, customers who are generally less price sensitive than travelers who use limited-service hotels.

     Our business strategy is to opportunistically acquire hotel properties and related businesses with the potential for cash flow growth and to renovate and reposition each hotel according to the characteristics of the hotel and its market.

ACQUISITION STRATEGY

     We focus our attention on investments in hotels located in markets with economic, demographic and supply dynamics favorable to hotel owners. Through an extensive due diligence process, we select those acquisition targets where we believe selective capital improvements and well selected third-party management will increase the hotel's ability to attract key demand segments, enhance hotel operations and increase long-term value. In order to evaluate the relative merits of each investment opportunity, our senior management, together with MeriStar Hotels & Resorts, creates detailed plans covering all areas of renovation and operation. These plans serve as the basis for our acquisition decisions and guide subsequent renovation and operating plans which will be carried out by a third-party hotel operator.

     Until January 1, 2001, in order to maintain its qualification as a REIT, MeriStar was required to make annual distributions to its stockholders of at least 95% of its real estate investment trust taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. After January 1, 2001, under the REIT Modernization Act, the percentage of required annual distributions was reduced to 90%.

     Among other things, under the terms of our partnership agreement, we may not take or refrain from taking, any action which, in the judgment of MeriStar, in its sole and absolute discretion:

     - could adversely affect the ability of MeriStar to continue to qualify as a REIT unless MeriStar otherwise ceases to qualify as a REIT; or

     - could subject MeriStar to any additional taxes under section 857 or section 4981 of the Internal Revenue Code.

     As a result, to complete acquisitions and renovations, we rely heavily on our ability to raise new capital through debt and equity offerings. That ability is dependent on the then-current status of the capital markets.

     Although we are not currently pursuing direct acquisition opportunities, due to the current economic environment and the current costs of our equity capital, we continue to be aware of acquisition opportunities in the upscale, full-service hotel market. We may make investments in hotels through co-investment with strategic partners if those investments offer current cash returns.

THE INTERCOMPANY AGREEMENT

     MeriStar and we are parties to an intercompany agreement with MeriStar Hotels & Resorts. On completion of the merger, FelCor will assume MeriStar's rights and obligations under the agreement. The intercompany agreement provides that, for so long as the agreement remains in effect, MeriStar Hotels & Resorts is prohibited from making real property investments that a REIT could make unless:

     - MeriStar and we are first given the opportunity, but elect not to pursue the activities or investments;

     - it is on land already owned or leased by MeriStar Hotels & Resorts or subject to a lease or purchase option in favor of MeriStar Hotels & Resorts;

     - MeriStar Hotels & Resorts will operate the property under a brand name owned by MeriStar Hotels & Resorts; or

     - it is a minority investment made as part of a lease or management agreement arrangement.

MeriStar and we have a right of first refusal with respect to any real property investment to be sold by MeriStar Hotels & Resorts.

     The intercompany agreement will generally grant MeriStar Hotels & Resorts a right of first refusal with respect to any management opportunity at any of our properties that MeriStar does not elect to have managed by the hotel brand owner. This opportunity will be made available to MeriStar Hotels & Resorts only if MeriStar determines that:

     - consistent with MeriStar's status as a REIT, it must enter into a management agreement with an unaffiliated third party with respect to the property;

     - MeriStar Hotels & Resorts is qualified to be the manager of that property; and

     - MeriStar decides not to have the property operated by the owner of a hospitality brand under that brand.

     Because of the provisions of the intercompany agreement, the nature of our business and the opportunities we may pursue will be restricted.

  Provision of Services

     MeriStar Hotels & Resorts may provide MeriStar and us with services as MeriStar or we may reasonably request from time to time, including administrative, renovation supervision, corporate, accounting, financial, insurance, legal, tax, information technology, human resources, acquisition identification and due diligence, and operational services. MeriStar compensates MeriStar Hotels & Resorts for services provided in an amount determined in good faith by MeriStar Hotels & Resorts as the amount a third party would charge MeriStar for comparable services.

  Equity Offerings

     If either MeriStar or MeriStar Hotels & Resorts desires to engage in a securities issuance, the issuing party will give notice to the other party as promptly as practicable of its desire to engage in a securities issuance. Any notice will include the proposed material terms of the issuance, to the extent determined by the issuing party, including whether that issuance is proposed to be made as a public or private offering, the amount of securities proposed to be issued and the manner of determining the offering price and other terms thereof. The non-issuing party will cooperate with the issuing party in every way to effect any securities issuance of the issuing party by assisting in the preparation of any registration statement or other document required in connection with that issuance and, in connection with that issuance, providing the issuing party with that information which may be required to be included in the registration statement or other document.

  Term

     The intercompany agreement will terminate upon the earlier of August 3, 2008, and the date of a change in ownership or control of MeriStar Hotels & Resorts.

  Credit Facility

     We are obligated to lend MeriStar Hotels & Resorts up to $50 million for general corporate purposes under a revolving credit agreement. On March 1, 2000, the revolving credit agreement was amended to reduce the maximum borrowing limit from $75 million to $50 million, increase the interest rate from 350 basis points over the 30-day London Interbank Offered Rate to 650 basis points over the 30-day London Interbank Offered Rate and set the maturity date of the loan to the 91st day following the maturity of MeriStar Hotels & Resorts' senior credit facility, as amended, restated, refinanced or renewed. As of March 31, 2001, there was $36 million outstanding under this revolving credit agreement. Upon effectiveness of the merger, FelCor Partnership will succeed to our role as lender under this credit facility.

     FelCor, MeriStar Hotels & Resorts and we have agreed to amend, effective when the merger is complete, the credit agreement to fix its maturity at February 28, 2004, set the interest rate at 600 basis points over the 30-day London Interbank Offered Rate and set the default rate of interest at 800 basis points over the 30-day London Interbank Offered Rate. We have agreed to use best efforts to obtain the consents of MeriStar Hotels & Resorts' senior lenders to these amendments.

COMPETITION

     We compete primarily in the upscale and mid-priced sectors of the full-service segment of the lodging industry. In each geographic market in which our hotels are located, there are other full- and limited-service hotels that compete with our hotels. Competition in the U.S. lodging industry is based generally on convenience of location, brand affiliation, price, range of services and guest amenities offered, and quality of customer service and overall product.

EMPLOYEES

     As of March 31, 2000, MeriStar and we employed 50 persons, all of whom work at the corporate headquarters.

FRANCHISES

     We employ a flexible strategy in selecting brand names based on a particular hotel's market environment and the hotel's unique characteristics. Accordingly, we use various national trade names under licensing arrangements with national franchisors.

GOVERNMENTAL REGULATION

  Americans with Disabilities Act.

     Under the Americans with Disabilities Act, or ADA, all public accommodations are required to meet specific requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to our hotels, a determination that we are not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants.

     We are likely to incur additional costs of complying with the ADA; however, those costs are not expected to have a material adverse effect on our results of operations or financial condition.

  Environmental Laws

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in property. Laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate contaminated property, may adversely affect the owner's ability to sell or rent real property or to borrow funds using real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of these substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by those persons.

     The operation and removal of underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of the hotels, we could be held liable for the costs of remedial action with respect to the regulated substances and storage tanks and claims related thereto. Activities have been undertaken to close or remove storage tanks located on the property of several of the hotels.

     All of our hotels have undergone Phase I environmental site assessments, which generally provide a nonintrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental engineer. The purpose of a Phase I is to identify potential sources of contamination for which the hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase Is have not revealed any environmental liability or compliance concerns that we believe would have a material adverse effect on our results of operation or financial condition, nor are we aware of any environmental liability or concerns. Nevertheless, it is possible that these environmental site assessments did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which we are currently unaware.

     In addition, our hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of asbestos-containing materials and govern emissions of and exposure to asbestos fibers in the air. Asbestos-containing materials are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the hotels. Operations and maintenance programs for maintaining asbestos-containing materials have been or are in the process of being designed and implemented, or the asbestos-containing materials have been scheduled to be or have been abated, at these hotels. Any liability resulting from non-compliance or other claims relating to environmental matters are not expected to have a material adverse effect on our results of operations or financial condition.

PROPERTIES

     MeriStar and we maintain corporate headquarters in Washington, D.C. We own hotel properties throughout the United States and Canada. As of March 31, 2001, we owned 113 hotels. We lease land for seven of our hotels: Hilton Hotel, Washington, DC; Hilton Hotel, San Pedro, California; Doral Palm Springs, Palm Springs, California; Jekyll Inn, Jekyll Island, Georgia; Hilton Hotel, Clearwater, Florida; Courtyard by Marriott, Lake Buena Vista, Florida; Doral Forrestal Hotel and Conference Center, Princeton, New Jersey; and Radisson Hotel, Rochester, New York. We also lease part of the land for six of our hotels: Courtyard by Marriott Meadowlands, Secaucus, New Jersey; Wyndham Hotel Albuquerque, Albuquerque, New Mexico; Hilton Hotel Toledo, Toledo, Ohio; Wyndham Airport Hotel, San Jose, California; Hotel Maison deVille, New Orleans, Louisiana; and Hilton Midland, Midland, Texas. No one hotel property is material to our operations. A typical hotel has meeting and banquet facilities, food and beverage facilities and guest rooms and suites.

     The hotels generally feature comfortable, modern guest rooms, extensive meeting and convention facilities and full-service restaurant and catering facilities that attract meeting and convention functions from groups and associations, upscale business and vacation travelers as well as banquets and receptions from the local community.

     The following table sets forth some information with respect to our hotels at March 31, 2001:

                                                                                 GUEST
HOTEL                                                        LOCATION            ROOMS
-----                                                        --------            -----
Sheraton Hotel.....................................  Mesa, AZ                       273
Crowne Plaza Hotel.................................  Phoenix, AZ                    250
Embassy Suites.....................................  Tucson, AZ                     204
Courtyard by Marriott..............................  Century City, CA               134
Hilton Hotel.......................................  Irvine, CA                     289
Marriott Hotel.....................................  Los Angeles, CA                469
Courtyard by Marriott..............................  Marina Del Rey, CA             276
Hilton Hotel.......................................  Monterey, CA                   204
Doral Palm Springs.................................  Palm Springs, CA               285
Hilton Hotel.......................................  Sacramento, CA                 331
Holiday Inn Select.................................  San Diego, CA                  317
Sheraton Hotel.....................................  San Francisco, CA              525
Crowne Plaza Hotel.................................  San Jose, CA                   239
Wyndham Hotel......................................  San Jose, CA                   355
Hilton Hotel.......................................  San Pedro, CA                  226
Santa Barbara Inn..................................  Santa Barbara, CA               71
Holiday Inn........................................  Colorado, Springs, CO          200
Sheraton Hotel.....................................  Colorado, Springs, CO          500
Embassy Suites.....................................  Englewood, CO                  236
Hilton Hotel.......................................  Harford, CT                    388
Ramada Hotel.......................................  Meriden, CT                    150
Ramada Hotel.......................................  Shelton, CT                    155
Doubletree Bradley Airport.........................  Windsor Locks, CT              200
Embassy Row Hilton Hotel...........................  Washington, DC                 193
Georgetown Inn.....................................  Washington, DC                  96
The Latham Hotel...................................  Washington, DC                 143
South Seas Plantation..............................  Captiva, FL                    579
Hilton Hotel.......................................  Clearwater, FL                 426
Ramada Hotel.......................................  Clearwater, FL                 289
Hilton Hotel.......................................  Cocoa Beach, FL                296
Holiday Inn........................................  Ft. Lauderdale, FL             240
Howard Johnson Resort..............................  Key Largo, FL                  100
Westin Hotel.......................................  Key Largo, FL                  200
Courtyard by Marriott..............................  Lake Buena Vista, FL           314
Sheraton Hotel.....................................  Lake Buena Vista, FL           489
Radisson Hotel.....................................  Marco Island, FL               268
Holiday Inn........................................  Madeira Beach, FL              149
Radisson Hotel.....................................  Orlando, FL                    742
Best Western Hotel.................................  Sanibel Island, FL              46
Safety Harbor Resort and Spa.......................  Sanibel Island, FL             193
Sanibel Inn........................................  Sanibel Island, FL              96
Seaside Inn........................................  Sanibel Island, FL              32
Song of the Sea....................................  Sanibel Island, FL              30
Sundial Beach Resort...............................  Sanibel Island, FL             243
Doubletree Hotel...................................  Tampa, FL                      496
Doubletree Guest Suites............................  Atlanta, GA                    155
Westin Atlanta Airport.............................  Atlanta, GA                    495
Jekyll Inn.........................................  Jekyll Island, GA              262
Wyndham Hotel......................................  Marietta, GA                   218

                                                                                 GUEST
HOTEL                                                        LOCATION            ROOMS
-----                                                        --------            -----
Radisson Hotel.....................................  Arlington Heights, IL          201
Radisson Hotels & Suites...........................  Chicago, IL                    350
Holiday Inn........................................  Rosemont, IL                   507
Radisson Hotel.....................................  Schaumburg, IL                 200
Doubletree Guest Suites............................  Indianapolis, IN               137
Radisson Plaza.....................................  Lexington, KY                  367
Hilton Hotel.......................................  Louisville, KY                 321
Holiday Inn Select.................................  Kenner, LA                     303
Hilton & Towers....................................  Lafayette, LA                  327
Maison de Ville....................................  New Orleans, LA                 23
Radisson Hotel.....................................  Annapolis, MD                  219
Radisson Hotel.....................................  Baltimore, MD                  148
Sheraton Hotel.....................................  Columbia, MD                   287
Hilton Hotel.......................................  Detroit, MI                    151
Hilton Hotel.......................................  Grand Rapids, MI               224
Holiday Inn Sports Complex.........................  Kansas City, MO                163
Sheraton Airport Plaza.............................  Charlotte, NC                  222
Hilton Hotel.......................................  Durham, NC                     194
Courtyard by Marriott..............................  Durham, NC                     146
Ramada Hotel.......................................  Mahwah, NJ                     128
Sheraton Hotel.....................................  Mahwah, NJ                     225
Westin Hotel.......................................  Morristown, NJ                 199
Four Points Hotel..................................  Mt. Arlington, NJ              124
Doral Forrestal....................................  Princeton, NJ                  290
Courtyard by Marriott..............................  Secaucus, NJ                   165
Marriott Hotel.....................................  Somerset, NJ                   440
Doubletree Hotel...................................  Albuquerque, NM                295
Wyndham Hotel......................................  Albuquerque, NM                276
Crowne Plaza Hotel.................................  Las Vegas, NV                  201
St. Tropez Suites..................................  Las Vegas, NV                  149
Radisson Hotel.....................................  Rochester, NY                  171
Radisson Hotel.....................................  Middleburg Heights, OH         237
Hilton Hotel.......................................  Toledo, OH                     213
Westin Hotel.......................................  Oklahoma City, OK              395
Crowne Plaza Hotel.................................  Lake Oswego, OR                161
Sheraton Hotel.....................................  Frazer, PA                     198
Embassy Suites.....................................  Philadelphia, PA               288
Holiday Inn Select.................................  Trevose, PA                    215
Hilton Hotel.......................................  Arlington, TX                  309
Doubletree Hotel...................................  Austin, TX                     350
Hilton & Towers....................................  Austin, TX                     320
Holiday Inn Select.................................  Bedford, TX                    243
Radisson Hotel.....................................  Dallas, TX                     304
Renaissance Hotel..................................  Dallas, TX                     289
Sheraton Hotel.....................................  Dallas, TX                     348
Hilton Hotel.......................................  Houston, TX                    292
Marriott Hotel.....................................  Houston, TX                    302
Hilton Hotel.......................................  Houston, TX                    295
Sheraton Hotel.....................................  Houston, TX                    382
Holiday Inn Select.................................  Irving, TX                     409
Hilton Hotel.......................................  Midland, TX                    249

                                                                                 GUEST
HOTEL                                                        LOCATION            ROOMS
-----                                                        --------            -----
Hilton Hotel.......................................  Salt Lake City, UT             287
Holiday Inn........................................  Alexandria, VA                 178
Radisson Hotel.....................................  Alexandria, VA                 253
Hilton Hotel.......................................  Arlington, VA                  209
Hilton Hotel.......................................  Arlington, VA                  386
Richmond Hotel and Conference Center...............  Richmond, VA                   280
Hilton Hotel.......................................  Bellevue, WA                   179
Crowne Plaza Hotel.................................  Madison, WI                    226
Holiday Inn........................................  Madison, WI                    194
Holiday Inn........................................  Calgary, Alberta, Canada       170
Sheraton Hotel.....................................  Guildford, B.C., Canada        278
Holiday Inn........................................  Vancouver, B.C., Canada        100
Ramada Hotel.......................................  Vancouver, B.C., Canada        118
                                                                                 ------
          Total Rooms..............................                              28,877
                                                                                 ======

  The Leases

     Until January 1, 2001, subsidiaries of MeriStar Hotels & Resorts leased 106 of the 114 hotels. Each lease provided for an initial term of 12 years. Each lease provided MeriStar Hotels & Resorts with three renewal options of five years each, except in the case of properties with ground leases having a remaining term of less than 40 years, provided that:

     - MeriStar Hotels & Resorts would not have the right to a renewal if a change in the tax law has occurred that would permit us to operate the hotel directly;

     - if MeriStar Hotels & Resorts elected not to renew a lease for any applicable hotel, then we had the right to reject the exercise of a renewal right on a lease of a comparable hotel; and

     - the rent for each renewal term would be adjusted to reflect the then fair market rental value of the hotel.

     If MeriStar and MeriStar Hotels & Resorts were unable to agree upon the then fair market rental value of a hotel, the lease would have terminated upon the expiration of the then current term and MeriStar Hotels & Resorts then would have had a right of first refusal to lease the hotel from us on those terms as MeriStar may have agreed upon with a third-party lessee.

     Base Rent; Participating Rent; Additional Charges. Each lease required MeriStar Hotels & Resorts to pay:

     - fixed monthly base rent,

     - participating rent, which was payable monthly and based on specified percentages of room revenue, food and beverage revenue and telephone and other revenue at each hotel in excess of base rent, and

     - some other amounts, including interest accrued on any late payments or charges.

     Base rent and departmental revenue thresholds on which the rent percentage is based were increased annually by a percentage equal to the percentage increase in the Consumer Price Index, plus 0.75% in the case of the departmental revenue thresholds, compared to the prior year. In addition, under some circumstances, a reduced percentage rate would apply to the revenues attributable to "discounted rates" that MeriStar Hotels & Resorts might have offered. Base rent was payable monthly in arrears. Participating rent was payable in arrears based on a monthly schedule adjusted to reflect the seasonal variations in the hotel's revenue.

     The leases required MeriStar Hotels & Resorts to pay rent, liability insurance, all costs and expenses and all utility and other charges incurred in the operation of the hotels. We were responsible for real estate and personal property taxes and assessments, rent payable under ground leases, casualty insurance, including loss of income insurance, capital impositions and capital replacements and refurbishments, determined in accordance with GAAP. The leases also provided for rent reductions and abatements in the event of damage or destruction or a partial taking of any hotel.

     The leases also provided for a rental adjustment under specified circumstances in the event of a major renovation of the hotel, or a change in the franchisor of the hotel.

     Lessee Capitalization. The leases required MeriStar Hotels & Resorts, as guarantor of the leases, to maintain a book net worth of not less than $40 million. Further, as of January 1, 1999, for so long as the tangible net worth of MeriStar Hotels & Resorts was less than 17.5% of the aggregate rents payable under the leases for the prior calendar year, MeriStar Hotels & Resorts was prohibited from paying dividends or making distributions other than dividends or distributions made for the purpose of permitting the partners of the operating partnership to pay taxes on the taxable income of the operating partnership attributable to its partners plus any required preferred distributions existing to partners.

     Termination. MeriStar had the right to terminate the applicable lease upon the sale of a hotel to a third party or, upon MeriStar's determination not to rebuild after a casualty, upon payment to MeriStar Hotels & Resorts of the fair market value of the leasehold estate, except for properties initially identified by MeriStar Hotels & Resorts and MeriStar as properties slated to be sold. The fair market value of the leasehold estate was determined by discounting to present value at a discount rate of 10% per annum the cash flow for each remaining year of the then current lease term, which cash flow would be deemed to be the cash flow realized by MeriStar Hotels & Resorts under the applicable lease for the 12-month period preceding the termination date. MeriStar was to receive as a credit against any of those termination payments an amount equal to any outstanding "New Lease Credits," which means the projected cash flow, determined on the same basis as the termination payment, of any new leases entered into between MeriStar Hotels & Resorts and MeriStar after the effective date for the initial term of the new lease amortized on a straight-line basis over the initial term of the new lease.

     Performance Standards. MeriStar Hospitality Corporation had the right to terminate the applicable lease if, in any calendar year, the gross revenues from a hotel were less than 95% of the projected gross revenues for that year as set forth in the applicable budget unless:

     - MeriStar Hotels & Resorts could reasonably demonstrate that the gross revenue shortfall was caused by general market conditions beyond its control, or

     - MeriStar Hotels & Resorts "cured" the shortfall by paying to us the difference between the rent that would have been paid to us had the property achieved gross revenues of 95% of the budgeted amounts and the rent paid based on actual gross revenues.

MeriStar Hotels & Resorts did not have the cure right for more than two consecutive years.

     The leases also required that MeriStar Hotels & Resorts spend in each calendar year at least 95% of the amounts budgeted for marketing expenses and for repair and maintenance expenses.

     Assignment and Subleasing. MeriStar Hotels & Resorts did not have the right to assign a lease or sublet a hotel without our prior written consent. For purposes of the lease, a change in control of MeriStar Hotels & Resorts would have been deemed an assignment of the lease and would require our consent, which may be granted or withheld in MeriStar's discretion.

  Management Agreements with MeriStar Hotels & Resorts

     Until January 1, 2001, we leased all but eight of our hotels to MeriStar Hotels & Resorts under the lease agreements described above.

     Changes to the federal tax laws governing REITs were enacted in 1999 and became effective on January 1, 2001. Under those changes, we are permitted to create taxable REIT subsidiaries, which may lease the property we currently own and are taxable as C corporations. Because of these changes in the tax laws, we have formed a number of wholly-owned taxable REIT subsidiaries. We and MeriStar Hotels & Resorts assigned the participating leases to our taxable REIT subsidiaries and the taxable REIT subsidiaries entered into management agreements with MeriStar Hotels & Resorts to manage our hotels. Under these management agreements, the taxable REIT subsidiaries pay MeriStar Hotels & Resorts a management fee. The taxable REIT subsidiaries in turn make rental payments to us under the participating leases. The management agreements have been structured to substantially mirror the economics of the former leases.

     Management Fees and Performance Standards. Each taxable subsidiary will pay MeriStar Hotels & Resorts a management fee for each hotel equal to a specified percentage of aggregate hotel operating revenues, increased or reduced, as the case may be, by 20% of the positive or negative difference between:

     - the actual excess of total operating revenues over total operating expenses; and

     - the projected excess of total operating revenues over total operating expenses.

The total management fee for a hotel in any fiscal year will not be less than 2.5% or greater than 4.0% of aggregate hotel operating revenues.

     Term and Termination. The management agreements with MeriStar Hotels & Resorts have initial terms of 10 years with three renewal periods of five years each. A renewal will not go into effect if a change in the federal tax laws permits us or one of our subsidiaries to operate the hotel directly without adversely affecting the ability of MeriStar to qualify as a REIT or if MeriStar Hotels & Resorts elects not to renew the agreement. We may elect not to renew the management agreements only as provided below.

     Our taxable REIT subsidiaries have the right to terminate a management agreement for a hotel upon the sale of the hotel to a third party or if the hotel is destroyed and not rebuilt after a casualty. Upon that termination, our taxable REIT subsidiary will be required to pay MeriStar Hotels & Resorts the fair market value of the management agreement. That fair market value will be equal to the present value, using a discount rate of 10%, of the remaining payments under the agreement, assuming that MeriStar Hotels & Resorts would have been paid management fees under the agreement based on the operating results for the 12 months preceding the termination. Our taxable REIT subsidiaries will be able to credit against any termination payments that projected fees, discounted to present value at a discount rate of 10%, under any management agreements or leases entered into between us or our subsidiaries on the one hand and MeriStar Hotels & Resorts on the other hand following August 3, 1998.

     If gross operating profit from a hotel is less than 85% of the amount projected in the hotel's budget in any fiscal year and gross operating profit from that hotel is less than 90% of the projected amount in the next fiscal year, our taxable subsidiaries will have the right to terminate the management agreement for the hotel, unless:

     - we did not materially comply with the capital expenditures contemplated by the budget for either or both of the applicable fiscal years; or

     - MeriStar Hotels & Resorts cures the shortfall by agreeing to reduce its management fee for the next fiscal year by the amount of the shortfall between the actual operating profit for the second fiscal year and 90% of the projected gross operating profit for that year.

MeriStar Hotels & Resorts can only use the cure right once during the term of the management agreement.

     Assignment. MeriStar Hotels & Resorts does not have the right to assign a management agreement without the prior written consent of the relevant taxable REIT subsidiary. A change in control of MeriStar

Hotels & Resorts will require the consent of the relevant subsidiary, which may be granted or withheld in its sole discretion.

LEGAL PROCEEDINGS

     In the course of our normal business activities, various lawsuits, claims and proceedings have been or may be instituted or asserted against us. Based on currently available facts, our management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

MANAGEMENT

     We are managed by MeriStar, our general partner. Information regarding MeriStar's directors and officers is included or incorporated by reference in the accompanying joint proxy statement/prospectus.

                             THE PARTNERSHIP MERGER

GENERAL

     The merger agreement provides that one of our wholly-owned subsidiaries will be merged with and into MeriStar Partnership, which will survive as one of our subsidiaries. After the partnership merger, we will own all of the interests in MeriStar Partnership, directly or through intervening subsidiaries. MeriStar Partnership will continue to be organized under the laws of the State of Delaware and will do business under the name "FelCor Hospitality Operating Partnership, L.P."

     The partnership merger is conditioned upon the effectiveness of the merger between FelCor and MeriStar and will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware promptly following the effectiveness of the merger of MeriStar into FelCor. The merger between FelCor and MeriStar is subject to the receipt of the required approvals of the FelCor stockholders and the MeriStar stockholders and the satisfaction or waiver of other conditions to the merger.

     Unless agreed otherwise, the closing of the FelCor/MeriStar merger will occur at 10:00 a.m., central time, on the third business day after the date on which the conditions set forth in the merger agreement are satisfied or waived.

CONTRIBUTIONS BY FELCOR

     In connection with the partnership merger, FelCor will make various contributions of the MeriStar Partnership units received by it in the FelCor/MeriStar merger, as follows:

     - immediately following the merger, and prior to the partnership merger, FelCor will contribute to us each of its MeriStar Partnership common units, exclusive of general partner units, received by it in the merger, in exchange for 0.784 of one of our common units and the right to receive from us $4.60 in cash;

     - immediately following the partnership merger, FelCor will contribute each of the MeriStar Partnership general partner units received by it from MeriStar in the merger to a taxable REIT subsidiary wholly-owned by FelCor and then contribute all of the equity interests in that taxable REIT subsidiary to us, in exchange for 0.784 of one of our common units and the right to receive from us $4.60 in cash, for each MeriStar Partnership general partner unit held by the taxable REIT subsidiary; and

     - promptly following the partnership merger, we will pay to FelCor the cash consideration due it in connection with the above contributions.

TREATMENT OF MERISTAR PARTNERSHIP UNITS IN THE PARTNERSHIP MERGER

     In the partnership merger, holders of MeriStar Partnership common units, other than FelCor and its subsidiaries, will receive for each MeriStar Partnership unit issued and outstanding immediately before the partnership merger, $4.60 in cash and 0.784 of our common units. The MeriStar Partnership preferred units and profits-only units of limited partnership interest will be exchanged as follows:

     - each Class C preferred unit in MeriStar Partnership will be exchanged for $4.60 in cash and 0.784 of our Series C preferred units;

     - each Class D preferred unit in MeriStar Partnership will be exchanged for one of our Series D preferred units; and

     - each profits-only partnership unit in MeriStar Partnership, other than unvested units, will be exchanged for $4.60 in cash and 0.784 of our common units, and any unvested profits-only partnership units will be canceled.

     Cash will be paid instead of issuing fractional units.

     After the completion of the partnership merger, the former MeriStar Partnership unitholders will have the right to redeem our units issued to them in the partnership merger in accordance with the terms and limitations of our partnership agreement. Upon redemption of these units, unitholders would receive FelCor common stock on a one-for-one basis or their cash equivalent, at the election of FelCor.

ISSUANCE OF OUR UNITS AND PAYMENT OF CASH CONSIDERATION

     Under the merger agreement, MeriStar Partnership unitholders must sign ratification and joinder agreements as a condition to receiving the unit certificates and cash consideration to be paid or issued by us to them in the partnership merger. We will mail these agreements to record holders of MeriStar Partnership units promptly after the effectiveness of the partnership merger. In these agreements, the MeriStar Partnership unitholders:

     - ratify and agree to be bound by our amended and restated partnership agreement, which becomes effective upon completion of the partnership merger;

     - are admitted as our limited partners with respect to the units which they are entitled to receive because of the partnership merger; and

     - waive any rights they have under their exchange rights agreements with MeriStar and MeriStar Partnership.

Upon our receipt of a properly signed ratification and joinder agreement, together with other customary documents as we may require, from a MeriStar unitholder, we will send to the unitholder a certificate representing the whole number of units and any cash payments which the unitholder is entitled to receive as a result of the partnership merger.

     Instead of issuing fractional units, we will mail each MeriStar unitholder, after the preceding conditions are satisfied, a check in the amount of the cash payable by us for any fractional unit. The amount of the cash payable will equal the product of the fraction of a unit times the average closing price of FelCor common stock on the NYSE for the ten consecutive trading days ending two trading days prior to the closing date of the partnership merger.

DISTRIBUTIONS PRIOR TO CLOSING

     The merger agreement permits each of MeriStar Partnership and us to pay distributions in the ordinary and normal course of business, including with respect to the MeriStar Partnership Class C and Class D preferred units, with record and payment dates that are consistent with its past practice, not to exceed the last distribution paid by it.

     In addition, each of MeriStar Partnership and us will authorize a partial quarterly distribution, with the record date being the closing date of the merger, covering the period between the last regular quarterly distribution until the closing date. The partial distribution may not be paid without FelCor's consent if the closing date of the merger occurs within 15 days after the record date for a regularly-scheduled dividend by FelCor. The amount of the partial distribution will be based on a proportionate fraction of the last quarterly distribution of the party making the partial distribution. The partial distribution is payable within 30 days after the closing of the merger.

     MeriStar Partnership must also declare a final distribution to the extent necessary for MeriStar to comply with the distribution requirement in Section 857(a)(1) of the Internal Revenue Code. This distribution would have the same record and payment dates as any partial quarterly distributions paid by MeriStar Partnership. The record and payment dates for any partial quarterly distribution or additional distribution paid by MeriStar Partnership may be accelerated, by the mutual agreement of MeriStar Partnership, FelCor, MeriStar and us, to avoid the imposition of federal excise tax on MeriStar.

     All other distribution payments by MeriStar Partnership or us are prohibited by the merger agreement.

REGULATORY APPROVALS

     No material federal or state regulatory requirements must be complied with or approvals must be obtained by FelCor, us, MeriStar or MeriStar Partnership in connection with either the merger or the partnership merger.

ACCOUNTING TREATMENT

     We will treat the partnership merger as a purchase of MeriStar Partnership for financial accounting purposes. This means that MeriStar Partnership will be consolidated with us, and we will record the assets acquired and the liabilities assumed at their estimated fair values at the time the merger is completed.

RESTRICTIONS ON RESALES BY AFFILIATES

     Our common units to be issued to MeriStar Partnership unitholders in the partnership merger will be freely transferable under the Securities Act, except for units issued to any person who may be deemed to be an "affiliate" of MeriStar Partnership within the meaning of Rule 145 under the Securities Act or who will become an "affiliate" of us within the meaning of Rule 144 under the Securities Act after the partnership merger. Our common units received by persons who are deemed to be MeriStar Partnership affiliates or who become our affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of MeriStar partnership generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with MeriStar Partnership and may include officers, directors and principal stockholders of MeriStar. All persons who may be deemed to be affiliates of MeriStar Partnership will be so advised before the completion of the partnership merger.

     MeriStar will use its best efforts to obtain an affiliate agreement from each affiliate of MeriStar Partnership before the completion of the partnership merger by which each MeriStar Partnership affiliate will agree not to sell, transfer, pledge or otherwise dispose of our common units received in the partnership merger in violation of the Securities Act or the rules and regulations promulgated under the Securities Act. Generally, this will require that all sales be made as provided by Rule 145 under the Securities Act, which in turn requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act.

     Under the affiliate agreements, we will have the right to place legends on the certificates evidencing our common units issued to MeriStar affiliates in the partnership merger summarizing the foregoing restrictions until a sale, transfer, pledge or other disposition of our common units represented by these certificates has been registered under the Securities Act or is made in compliance with Rule 145 under the Securities Act.

     Persons who are not affiliates of MeriStar Partnership generally may sell their common units without securities law restrictions. However, any sales would be subject to the other restrictions on transfer contained in our partnership agreement.

NO APPRAISAL RIGHTS

     Under Delaware law, neither our limited partners nor the limited partners of MeriStar Partnership have any dissenters' rights or rights to an appraisal.

                      COMPARATIVE DISTRIBUTION INFORMATION

     The following table shows, for the periods indicated, the cash distributions per common unit of MeriStar Partnership and us.

                                    CASH DISTRIBUTIONS PER            CASH DISTRIBUTIONS PER
                                FELCOR PARTNERSHIP COMMON UNIT   MERISTAR PARTNERSHIP COMMON UNIT
                                ------------------------------   --------------------------------
1998
  First Quarter...............              $0.55
  Second Quarter..............               0.55
  Third Quarter...............               0.55
  Fourth Quarter..............               0.895(1)                         $0.318(2)
1999
  First Quarter...............              $0.55                             $0.505
  Second Quarter..............               0.55                              0.505
  Third Quarter...............               0.55                              0.505
  Fourth Quarter..............               0.55                              0.505
2000
  First Quarter...............              $0.55                             $0.505
  Second Quarter..............               0.55                              0.505
  Third Quarter...............               0.55                              0.505
  Fourth Quarter..............               0.55                              0.505
2001
  First Quarter...............              $0.55                             $0.505
  Second Quarter (through
               )

---------------

(1) Includes a special one-time dividend of $0.345 per share, representing accumulated earnings and profits of Bristol Hotel Company prior to its merger with FelCor in July 1998.

(2) No dividends were declared prior to August 3, 1998, the date of the merger between CapStar Hotel Company and American General Hospitality Corporation, which created MeriStar.

     As described in the accompanying joint proxy statement/prospectus, under the caption, "Comparative Per Share Market Prices and Dividend Information," FelCor and MeriStar are subject to REIT distribution tests. FelCor, as our general partner, has the power to cause us to make sufficient distributions to it to enable it to comply with the REIT distribution test. MeriStar, as the general partner of MeriStar Partnership, has the same power. Under some circumstances FelCor or MeriStar may be required to make distributions in excess of cash available for distribution in order to meet these REIT distribution requirements. In that event, FelCor or MeriStar presently would expect to borrow funds, or to sell assets for cash, to the extent necessary to obtain cash sufficient to make the dividends required to retain its qualification as a REIT for federal income tax purposes.

     Both MeriStar Partnership and we currently anticipate that each will maintain at least the current distribution rate for the immediate future, unless actual results of operations, economic conditions or other factors differ from its current expectations. Future distributions, if any, paid by either MeriStar Partnership or us will be at the discretion of the general partner and will depend on its actual cash flow, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and any other facts the general partner deems relevant.

     The merger agreement permits MeriStar Partnership and us to pay, prior to the closing of the partnership merger, regular quarterly cash distributions to their unitholders. The merger agreement requires both MeriStar Partnership and us to declare a partial quarterly distribution with a record date on the closing date of the partnership merger unless the partnership merger closes within 15 days after the record date for a regularly scheduled distribution. The respective distributions will be a fraction of each partnership's latest regular quarterly distributions based on the number of days since the last distribution record date. In addition, MeriStar Partnership is required to declare an additional special distribution, having the same record date, if necessary to satisfy the REIT tax requirements of MeriStar to distribute 90% of its taxable income for its shortened tax year ending with the completion of the merger. The record and payment dates of any partial quarterly or additional distributions paid by MeriStar Partnership may be accelerated by the mutual agreement of FelCor and MeriStar.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

PRO FORMA COMBINED STATEMENTS OF OPERATIONS

     The following unaudited Pro Forma Combined Statements of Operations for the three months ended March 31, 2001 and the year ended December 31, 2000 are based in part upon the Consolidated Statements of Operations of FelCor Partnership, DJONT Operations, L.L.C., or DJONT, Bristol Hotels & Resorts Tenant Companies, or Bristol Tenant, and MeriStar Partnership for the three months ended March 31, 2001 and the year ended December 31, 2000 included or incorporated by reference herein, except for the consolidated statement of operations of Bristol Tenant for the three months ended March 31, 2001 which was provided by Bristol Tenant.

     The Pro Forma Combined Statements of Operations for the three months ended March 31, 2001 and the year ended December 31, 2000 assumes that all the following occurred on January 1 of the fiscal period presented:

     - our acquisition of DJONT, effective January 1, 2001, for 416,667 units of limited partnership interest in us valued at approximately $10 million;

     - our acquisition of 12 leases held by Bass, effective January 1, 2001, for 413,585 of our units of limited partnership interest valued at approximately $10 million;

     - our acquisition of the remaining 88 leases held by Bass, effective July 1, 2001, and the recording of a lease termination expense of approximately $125 million in the third quarter of 2001 and a corresponding liability of approximately $125 million that will be amortized over the term of the management agreements with respect to these hotels;

     - the assignment of the leases from MeriStar Hotels & Resorts, Inc. to taxable REIT subsidiaries, or TRSs, of MeriStar Partnership; and

     - the completion of the merger, the partnership merger and the related financings and application of the net proceeds.

     In the opinion of our management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Combined Statements of Operations are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the transactions described above occurred on the indicated dates, nor do they purport to represent our results of operations for future periods.

                       FELCOR LODGING LIMITED PARTNERSHIP

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                       FELCOR
                                         FELCOR      PARTNERSHIP     FELCOR       MERISTAR
                                       PARTNERSHIP       RMA       PARTNERSHIP   PARTNERSHIP     MERGER
                                       HISTORICAL    ADJUSTMENTS    POST RMA     HISTORICAL    ADJUSTMENTS   PRO FORMA
                                           (A)           (B)          TOTAL          (C)           (D)         TOTAL
                                       -----------   -----------   -----------   -----------   -----------   ---------
Revenues:
  Room and suite revenue.............   $192,227      $130,702      $322,929      $200,380                   $523,309
  Food and beverage revenue..........     27,652        34,940        62,592        71,291                    133,883
  Other operating departments........     11,612         4,361        15,973        22,471                     38,444
  Percentage lease revenue...........     51,531       (51,531)                      5,384                      5,384
  Retail space rental and other
    revenue..........................      2,722         3,370         6,092         3,158                      9,250
  Equity in income from
    unconsolidated entities..........      2,150                       2,150                                    2,150
                                        --------      --------      --------      --------                   --------
Total revenues.......................    287,894       121,842       409,736       302,684                    712,420
                                        --------      --------      --------      --------                   --------
Expenses:
  Hotel operating expenses:
    Room.............................     38,230        31,353        69,583        45,722                    115,305
    Food and beverage expenses.......     20,104        27,473        47,577        51,404                     98,981
    Other operating departments......     11,921         3,621        15,542        12,507                     28,049
  Management and incentive fees......      7,098         6,412        13,510         7,327                     20,837
  Other property operating costs.....     63,379        47,016       110,395        77,929                    188,324
  Property taxes, insurance, and
    other............................     37,978           491        38,469        18,387                     56,856
                                        --------      --------      --------      --------                   --------
Total operating expenses.............    178,710       116,366       295,076       213,276                    508,352
                                        --------      --------      --------      --------                   --------
Operating income.....................    109,184         5,476       114,660        89,408                    204,068
                                        --------      --------      --------      --------                   --------
Corporate expenses...................      2,884                       2,884         2,359                      5,243
Interest expense, net................     39,356         2,384        41,740        31,243       $ 5,088(E)    78,071
Depreciation.........................     39,808                      39,808        28,374        (5,936)(F)   62,246
Lease termination costs..............     36,226       (36,226)(G)
Swap termination costs...............                                                9,297                      9,297
Writedown of investments.............                                                2,112                      2,112
Minority interests in other
  partnerships.......................      1,756                       1,756            11                      1,767
Other................................        639           132           771           453            59(H)     1,283
                                        --------      --------      --------      --------       -------     --------
Income (loss) before nonrecurring
  items..............................    (11,485)       39,186        27,701        15,559           789       44,049
Gain (loss) on sale of assets, net...      2,473                       2,473        (1,062)            3(H)     1,414
                                        --------      --------      --------      --------       -------     --------
Net income (loss) before
  extraordinary items................     (9,012)       39,186        30,174        14,497           792       45,463
Preferred distributions..............     (6,150)                     (6,150)         (141)       (2,625)(I)   (8,916)
                                        --------      --------      --------      --------       -------     --------
Net income (loss) before
  extraordinary items applicable to
  common unitholders.................   $(15,162)     $ 39,186      $ 24,024      $ 14,356       $(1,833)    $ 36,547
                                        ========      ========      ========      ========       =======     ========
Basic per unit data:
  Net income (loss) before
    extraordinary items applicable to
    common unitholders...............   $  (0.25)                                                            $   0.37
                                        ========                                                             ========
  Weighted average units
    outstanding......................     61,609                                                  38,387(J)    99,996
                                        ========                                                 =======     ========
Diluted per unit data:
  Net income (loss) before
    extraordinary items applicable to
    common unitholders...............   $  (0.25)                                                            $   0.36
                                        ========                                                             ========
  Weighted average units
    outstanding......................     61,609                                                  39,745(J)   101,354
                                        ========                                                 =======     ========

           See notes to pro forma combined statements of operations.

                       FELCOR LODGING LIMITED PARTNERSHIP

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                               FELCOR                                   MERISTAR
                                 FELCOR      PARTNERSHIP     FELCOR       MERISTAR     PARTNERSHIP    MERISTAR
                               PARTNERSHIP       RMA       PARTNERSHIP   PARTNERSHIP       RMA       PARTNERSHIP     MERGER
                               HISTORICAL    ADJUSTMENTS    POST RMA     HISTORICAL    ADJUSTMENTS    POST RMA     ADJUSTMENTS
                                   (A)           (K)          TOTAL          (L)           (M)          TOTAL          (D)
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Revenues:
  Room and suite revenue.....                $1,309,301    $1,309,301                   $ 782,288    $  782,288
  Food and beverage
    revenue..................                   261,551       261,551                     290,792       290,792
  Other operating
    departments..............                    88,571        88,571                      84,660        84,660
  Percentage lease revenue...   $536,907       (536,907)                  $391,729       (370,804)       20,925
  Retail space rental and
    other revenue............      4,965          5,045        10,010        8,956          9,468        18,424    $        93(H)
  Equity in income from
    unconsolidated
    entities.................     14,820         (3,269)       11,551
                                --------     ----------    ----------     --------      ---------    ----------    -----------
Total revenues...............    556,692      1,124,292     1,680,984      400,685        796,404     1,197,089             93
                                --------     ----------    ----------     --------      ---------    ----------    -----------
Expenses:
  Hotel operating expenses:
    Room.....................                   307,717       307,717                     184,791       184,791
    Food and beverage
      expenses...............                   196,426       196,426                     209,962       209,962
    Other operating
      departments............                    35,523        35,523                      48,263        48,263
  Management and incentive
    fees.....................                    60,653        60,653                      28,943        28,943
  Other property operating
    costs....................                   444,619       444,619        2,731        299,616       302,347
  Property taxes, insurance,
    and
    other....................     89,257         72,679       161,936       47,481         24,829        72,310
                                --------     ----------    ----------     --------      ---------    ----------
Total operating expenses.....     89,257      1,117,617     1,206,874       50,212        796,404       846,616
                                --------     ----------    ----------     --------      ---------    ----------    -----------
Operating income.............    467,435          6,675       474,110      350,473                      350,473             93
                                --------     ----------    ----------     --------                   ----------    -----------
Corporate expenses...........     12,256                       12,256        9,445                        9,445
Interest expense, net........    158,620         10,000       168,620      120,850                      120,850         18,354(E)
Depreciation.................    160,745          1,091       161,836      107,362                      107,362        (17,612)(F)
Reserve for assets held for
  sale.......................     63,000                       63,000
Minority interests in other
  partnerships...............      3,570                        3,570           (3)                          (3)
Other........................      3,376          2,649         6,025        1,622                        1,622            406(H)
                                --------     ----------    ----------     --------      ---------    ----------    -----------
Income (loss) before
  nonrecurring items.........     65,868     $   (7,065)       58,803      111,197      $               111,197         (1,055)
                                             ==========                                 =========
Gains on sale of assets......      4,388                        4,388        3,439                        3,439            (14)(H)
                                --------                   ----------     --------                   ----------    -----------
Net income (loss) before
  extraordinary items........     70,256                       63,191      114,636                      114,636         (1,069)
Preferred distributions......    (24,682)                     (24,682)        (565)                        (565)       (10,500)(I)
                                --------                   ----------     --------                   ----------    -----------
Net income (loss) before
  extraordinary items
  applicable to common
  unitholders................   $ 45,574                   $   38,509     $114,071                   $  114,071    $   (11,569)
                                ========                   ==========     ========                   ==========    ===========
Basic per unit data:
  Net income before
    extraordinary items
    applicable to common
    unitholders..............   $   0.73
                                ========
    Weighted average units
      outstanding............     62,301                                                                                38,387(J)
                                ========                                                                           ===========
Diluted per unit data:
  Net income before
    extraordinary items
    applicable to common
    unitholders..............   $   0.73
                                ========
    Weighted average units
      outstanding............     62,556                                                                                39,278(J)
                                ========                                                                           ===========


                               PRO FORMA
                                 TOTAL
                               ----------
Revenues:
  Room and suite revenue.....  $2,091,589
  Food and beverage
    revenue..................     552,343
  Other operating
    departments..............     173,231
  Percentage lease revenue...      20,925
  Retail space rental and
    other revenue............      28,527
  Equity in income from
    unconsolidated
    entities.................      11,551
                               ----------
Total revenues...............   2,878,166
                               ----------
Expenses:
  Hotel operating expenses:
    Room.....................     492,508
    Food and beverage
      expenses...............     406,388
    Other operating
      departments............      83,786
  Management and incentive
    fees.....................      89,596
  Other property operating
    costs....................     746,966
  Property taxes, insurance,
    and
    other....................     234,246
                               ----------
Total operating expenses.....   2,053,490
                               ----------
Operating income.............     824,676
                               ----------
Corporate expenses...........      21,701
Interest expense, net........     307,824
Depreciation.................     251,586
Reserve for assets held for
  sale.......................      63,000
Minority interests in other
  partnerships...............       3,567
Other........................       8,053
                               ----------
Income (loss) before
  nonrecurring items.........     168,945
Gains on sale of assets......       7,813
                               ----------
Net income (loss) before
  extraordinary items........     176,758
Preferred distributions......     (35,747)
                               ----------
Net income (loss) before
  extraordinary items
  applicable to common
  unitholders................  $  141,011
                               ==========
Basic per unit data:
  Net income before
    extraordinary items
    applicable to common
    unitholders..............  $     1.40
                               ==========
    Weighted average units
      outstanding............     100,688
                               ==========
Diluted per unit data:
  Net income before
    extraordinary items
    applicable to common
    unitholders..............  $     1.38
                               ==========
    Weighted average units
      outstanding............     101,834
                               ==========

           See notes to pro forma combined statements of operations.

              NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001,
                      AND THE YEAR ENDED DECEMBER 31, 2000
                                  (UNAUDITED)

(A) Represents our historical results of operations, excluding extraordinary items.

(B) Effective January 1, 2001, with the enactment of the REIT Modernization Act, we completed transactions that resulted in our newly formed taxable REIT subsidiaries acquiring leases for 96 hotels that were previously leased to either DJONT or Bass; accordingly, the revenues, expenses and management fees associated with these hotels are included in our historical consolidated statement of operations for the three month period ended March 31, 2001. In March 2001, we entered into an agreement with Bass to acquire the remaining 88 hotel leases effective July 1, 2001. In consideration for the acquisition of these leases, our taxable REIT subsidiaries who lease these hotels will enter into long-term management agreements with Bass with regard to these hotels. A portion of the management fees with respect to the 88 hotels managed by Bass will be considered lease termination costs, and we will record a lease termination cost of $125 million in the third quarter of 2001. The expense associated with the $125 million lease termination cost is not reflected in these adjustments. This pro forma adjustment column represents the historical hotel revenues and expenses and the elimination of the related historical percentage lease revenue associated with the 88 hotels as if the Bass leases were acquired effective January 1, 2000.

(C) Represents MeriStar Partnership's historical results of operations, excluding extraordinary items. Effective January 1, 2001, because of the enactment of the REIT Modernization Act, taxable REIT subsidiaries of MeriStar Partnership were assigned the leases on 106 hotels that had previously been held by MeriStar Hotels & Resorts, Inc. and entered into management contracts with MeriStar Hotels & Resorts to manage these hotels. Accordingly, the related hotel revenues, expenses and management fees are included in MeriStar Partnership's historical results of operations for the three month period ended March 31, 2001. Some reclassifications have been made to conform to the presentation of our statement of operations.

(D) On May 10, 2001, FelCor and MeriStar announced that they had signed a merger agreement, under which MeriStar will merge with and into FelCor, one of our wholly-owned subsidiaries will merge with and into MeriStar Partnership and the limited partners of MeriStar Partnership, other than FelCor and its subsidiaries, will exchange their interests in MeriStar Partnership for interests in FelCor Partnership and, where applicable, cash. Under the merger agreement, each holder of MeriStar common stock will receive, for each share of MeriStar common stock, $4.60 in cash plus 0.784 of a share of FelCor common stock. Each holder of common units and profits-only partnership units in MeriStar Partnership, other than FelCor and its subsidiaries, will receive, for each common unit and profits-only unit, $4.60 in cash plus 0.784 of a common unit of FelCor Partnership. Each holder of Class C preferred units in MeriStar Partnership will receive, for each unit, $4.60 in cash plus 0.784 of a Series C preferred unit in FelCor Partnership. Each holder of Class D preferred units in MeriStar Partnership will receive, for each unit, one Series D preferred unit in FelCor Partnership. Amounts represent adjustments to record the partnership merger and related transactions as if the partnership merger had occurred on January 1 of the fiscal period presented. The calculation of the merger acquisition cost is as follows (in thousands, except share and unit data):


        Issuance of 37.630 million common units of FelCor
          Partnership units in exchange for 48.0 million common and
          profits-only units of MeriStar Partnership................   $  831,638

        Issuance of 755,954 FelCor Partnership Series C preferred
          units in exchange for 964,227 MeriStar Partnership Class C
          preferred units...........................................       16,707

        Payment of $4.60 per unit of MeriStar Partnership common
          units, Class C preferred units and profits-only units.....      225,227

        Issuance of 392,157 FelCor Partnership Series D preferred
          units in exchange for a like number of MeriStar
          Partnership Class D preferred units.......................        8,690

        Issuance of 3.6 million FelCor stock options based on a
          0.784 exchange ratio in exchange for MeriStar stock
          options, assuming all MeriStar option holders are not
          retained by FelCor........................................       10,600

        Assumption of MeriStar's liabilities........................    1,887,451

        Transaction costs...........................................       39,600
                                                                       ----------

        Total merger acquisition cost...............................   $3,019,913
                                                                       ==========

     The following is a calculation of estimated transaction costs (in thousands):


        Severance and excise tax payments...........................   $   15,000

        Financial advisory fees.....................................       12,000

        Consent payments in connection with debt agreements.........        4,600

        Legal fees..................................................        3,000

        Accounting fees.............................................        1,000

        Mailing and filing fees.....................................        1,000

        Other.......................................................        3,000
                                                                       ----------

                  Transaction costs.................................   $   39,600
                                                                       ==========

(E) Represents the net adjustment to historical interest expense for the increase in interest expense related to new borrowings, with interest rates ranging from 5.75% to 8.50%, resulting from merger related transactions offset by reductions in historical interest expense related to borrowings, with interest rates ranging from 4.75% to 8.80%, that will be repaid, along with the push down of interest expense from MeriStar to MeriStar Partnership that is not reflected in MeriStar Partnership's historical interest expense, see also note (H), as follows (in thousands):

                                                         FOR THE YEAR ENDED   FOR THE THREE MONTHS ENDED
                                                         DECEMBER 31, 2000          MARCH 31, 2001
                                                         ------------------   --------------------------

        Increases:

          New senior notes of $600,000.................       $ 50,575                 $12,645

          New mortgage debt of $350,000................         20,125                   5,031

          New line of credit borrowings of $362,709....         24,483                   6,120

          Amortization of deferred financing costs of
             new borrowings of $19,700 over lives of
             1-10 years................................          6,126                   1,531
                                                              --------                 -------

          Total increases..............................        101,309                  25,327
                                                              --------                 -------

        Reductions:

          FelCor Partnership $248,900 line of credit
             repaid....................................         19,066                   4,766

          FelCor Partnership $61,744 mortgage debt
             repaid....................................          5,340                   1,203

          MeriStar Partnership $356,826 notes payable
             to MeriStar repaid........................         24,969                   6,242

          MeriStar Partnership $247,000 line of credit
             repaid....................................         19,735                   4,656

          MeriStar Partnership $195,000 term loans
             repaid....................................         16,655                   3,831

          Historical interest capitalized by MeriStar
             Partnership...............................         (6,136)                 (1,473)

          Historical amortization of MeriStar
             Partnership deferred financing costs......          4,585                   1,323
                                                              --------                 -------

          Total reductions.............................         84,214                  20,548
                                                              --------                 -------

                                                                17,095                   4,779

        Plus push down of interest expense.............          1,259                     309
                                                              --------                 -------

        Net adjustment.................................       $ 18,354                 $ 5,088
                                                              ========                 =======

     We expect to assume approximately $500 million of MeriStar Partnership's senior notes and approximately $377 million of mortgage debt of MeriStar Partnership's subsidiaries in connection with the merger.

(F) Represents the reduction in historical depreciation associated with the allocation of our purchase price of MeriStar Partnership, offset by additional depreciation on $8.3 million of furniture, fixtures, and equipment acquired from Bass. The allocation of basis to the assets acquired from MeriStar Partnership is as follows (in thousands):


        Total merger acquisition cost...............................  $3,019,913

        Less: non-real estate assets acquired at historical cost
          (which approximates fair value)...........................     201,198
                                                                      ----------

        Allocation to investment in hotels..........................  $2,818,715
                                                                      ==========

     The basis is anticipated to be allocated $281.9 million to land, $2,395.9 million to buildings and improvements, and $140.9 million to furniture, fixtures, and equipment. The depreciable lives assigned to buildings and improvements are forty years and five years for furniture, fixtures, and equipment. The adjustment is calculated as follows (in thousands):

                                                         FOR THE YEAR ENDED   FOR THE THREE MONTHS ENDED
                                                         DECEMBER 31, 2000          MARCH 31, 2001
                                                         ------------------   --------------------------

        Buildings and improvements acquired from
          MeriStar Partnership.........................      $  59,898                 $ 14,974

        Furniture, fixtures, and equipment acquired
          from MeriStar Partnership....................         28,186                    7,048
                                                             ---------                 --------

                                                                88,084                   22,022

        Historical MeriStar Partnership depreciation...       (107,362)                 (28,374)
                                                             ---------                 --------

                                                               (19,278)                  (6,352)

        Furniture, fixtures, and equipment acquired
          from Bass....................................          1,666                      416
                                                             ---------                 --------

        Net adjustment.................................      $ (17,612)                $ (5,936)
                                                             =========                 ========

(G) Represents elimination of lease termination costs associated with the acquisition of DJONT and Bass leases.

(H) FelCor has no assets, liabilities, revenues or expenses other than those derived from its ownership of us. MeriStar has miscellaneous assets, liabilities, revenues and expenses other than those derived from its ownership of MeriStar Partnership. Upon completion of the merger and related transactions, FelCor will contribute to us all assets and liabilities acquired; accordingly these miscellaneous adjustments are made to reflect the contribution of the items historically reported only at the MeriStar level.

(I) Represents dividends on $100 million of cumulative redeemable preferred units at an anticipated dividend rate of 10.5%.

(J) Represents the impact of additional units issued in the merger on a basic and diluted basis. Also represents the dilutive effect of historical FelCor stock options, which were antidilutive on a historical basis but dilutive on a pro forma basis for the three months ended March 31, 2001, and the dilutive effect of FelCor stock options issued to MeriStar option holders as follows (in thousands):

                                                          FOR THE YEAR ENDED   FOR THE THREE MONTHS ENDED
                                                          DECEMBER 31, 2000          MARCH 31, 2001
                                                          ------------------   --------------------------

        Basic

          Units issued to MeriStar Partnership
             unitholders................................        38,387                   38,387
                                                                ------                   ------

          Adjustment to weighted average units-basic....        38,387                   38,387

        Diluted

          Historical dilutive effect of FelCor
             options....................................                                    467

          Dilutive effect of options issued to MeriStar
             optionholders..............................           891                      891
                                                                ------                   ------

        Adjustment to weighted average units-diluted....        39,278                   39,745
                                                                ======                   ======

(K) Represents adjustments necessary to reflect the hotel revenues, expenses and management fees and elimination of percentage lease revenue for the DJONT and Bass leased hotels, as if our acquisition of the leases was effective January 1, 2000.

(L) Represents MeriStar Partnership's historical results of operations, excluding extraordinary items. Some reclassifications have been made to conform to the presentation of our statements of operations.

(M) Represents adjustments necessary to reflect hotel revenues, expenses and management fees and elimination of percentage lease revenue for the hotels formerly leased to MeriStar Hotels & Resorts, as if the assignment of the leases to taxable REIT subsidiaries of MeriStar Partnership was effective January 1, 2000.

PRO FORMA COMBINED BALANCE SHEET

     The following unaudited Pro Forma Combined Balance Sheet as of March 31, 2001 is based in part upon the Consolidated Balance Sheets of FelCor Partnership, DJONT, and MeriStar Partnership included or incorporated by reference herein, and the consolidated balance sheet of Bristol Tenant which was provided to us by Bristol Tenant.

     The Pro Forma Combined Balance Sheet assumes all of the following occurred on March 31, 2001:

     - our acquisition of the remaining 88 leases held by Bass, effective July 1, 2001, and the recording of a lease termination expense of approximately $125 million in the third quarter of 2001 and a corresponding liability of approximately $125 million that will be amortized over the term of the management agreements with respect to these hotels; and

     - the completion of the merger, the partnership merger and the related financings and application of the net proceeds.

     In the opinion of our management, all material adjustments necessary to reflect the effects of the foregoing transactions have been made. The unaudited Pro Forma Combined Balance Sheet is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position would have been had the transactions described above occurred on March 31, 2001, nor does it purport to represent our future financial position.

                       FELCOR LODGING LIMITED PARTNERSHIP

                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2001
                           (UNAUDITED, IN THOUSANDS)

                                          FELCOR                                   MERISTAR
                                        PARTNERSHIP      BASS         FELCOR      PARTNERSHIP
                                        HISTORICAL    ACQUISITION   PARTNERSHIP   HISTORICAL        MERGER        PRO FORMA
                                            (A)           (B)        POST RMA         (C)       ADJUSTMENTS(D)      TOTAL
                                        -----------   -----------   -----------   -----------   --------------    ----------
                                                           ASSETS


Net investment in hotels..............  $3,734,891     $   8,328    $3,743,219    $2,878,442      $  (59,727)(E)  $6,561,934
Investment in unconsolidated
  entities............................     150,960                     150,960        41,714                         192,674
Assets held for sale..................      58,733                      58,733                                        58,733
Cash and cash equivalents.............      60,743        15,832        76,575        18,982                          95,557
Restricted cash.......................                                                18,221                          18,221
Due from MeriStar Hotels & Resorts....                                                10,709                          10,709
Note receivable from MeriStar Hotels &
  Resorts.............................                                                36,000                          36,000
Accounts receivable...................      47,857        34,003        81,860        57,311                         139,171
Prepaid expenses......................      11,731         2,996        14,727        18,221                          32,948
Deferred expenses, net................      23,873                      23,873        16,016           3,610(F)       43,499
Other assets..........................       8,016         5,171        13,187                            40(G)       13,227
                                        ----------     ---------    ----------    ----------      ----------      ----------
        Total assets..................  $4,096,804     $  66,330    $4,163,134    $3,095,616      $  (56,077)     $7,202,673
                                        ==========     =========    ==========    ==========      ==========      ==========

                                    LIABILITIES, REDEEMABLE UNITS AND PARTNERS' CAPITAL

Debt..................................  $1,812,690                  $1,812,690    $1,674,978      $  198,253(H)   $3,685,921
Distributions payable.................      34,196                      34,196        24,142                          58,338
Accrued expenses and other............     144,900     $  40,932       185,832       179,721           5,912(G)      371,465
Deferred rent.........................       5,254        (5,254)
Due to manager........................                    25,398        25,398                                        25,398
Lease termination liability...........                   125,000       125,000                                       125,000
Minority interest in other
  partnerships........................      49,949                      49,949         2,698                          52,647
                                        ----------     ---------    ----------    ----------      ----------      ----------
        Total liabilities.............   2,046,989       186,076     2,233,065     1,881,539         204,165       4,318,769
                                        ----------     ---------    ----------    ----------      ----------      ----------
Redeemable units at redemption
  value...............................     206,872                     206,872        87,175            (576)(I)     293,471
                                        ----------     ---------    ----------    ----------      ----------      ----------
Preferred units:
  Series A preferred units............     149,515                     149,515                                       149,515
  Series B preferred units............     143,750                     143,750                                       143,750
  New preferred units.................                                                               100,000(J)      100,000
Common units..........................   1,549,678      (119,746)    1,429,932     1,126,902        (359,666)(K)   2,197,168
                                        ----------     ---------    ----------    ----------      ----------      ----------
Partners' Capital.....................   1,842,943      (119,746)    1,723,197     1,126,902        (259,666)      2,590,433
                                        ----------     ---------    ----------    ----------      ----------      ----------
        Total liabilities, redeemable
          units and partners'
          capital.....................  $4,096,804     $  66,330    $4,163,134    $3,095,616      $  (56,077)     $7,202,673
                                        ==========     =========    ==========    ==========      ==========      ==========

                 See notes to pro forma combined balance sheet.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                  (UNAUDITED)

(A) Represents the historical consolidated balance sheet of FelCor Partnership as of March 31, 2001.

(B) Effective January 1, 2001, with the enactment of the REIT Modernization Act, we had completed transactions that resulted in our newly formed taxable REIT subsidiaries acquiring leases for 96 hotels that were previously leased to either DJONT or Bass. Accordingly, the assets and liabilities associated with these hotels are included in our historical consolidated balance sheet as of March 31, 2001. In March 2001, we entered into an agreement with Bass to acquire the remaining 88 hotel leases effective July 1, 2001. In consideration for the acquisition of these leases, one of our taxable REIT subsidiaries will enter into long-term management agreements with Bass. A portion of the management fees with respect to the 88 hotels managed by Bass will be considered lease termination costs and we will record a lease termination cost of $125 million in the third quarter of 2001. This pro forma adjustment column represents the historical hotel assets and liabilities associated with the 88 hotels and the lease termination cost liability as if the Bass leases were acquired effective March 31, 2001.

(C) Represents the historical consolidated balance sheet of MeriStar Partnership as of March 31, 2001. Some reclassifications have been made to conform to the presentation of our balance sheet.

(D) On May 10, 2001, FelCor and MeriStar announced that they had signed a merger agreement, under which MeriStar will merge with and into FelCor, one of our wholly-owned subsidiaries will merge with and into MeriStar Partnership and the limited partners of MeriStar Partnership, other than FelCor and its subsidiaries, will exchange their interests in MeriStar Partnership for interests in FelCor Partnership and, where applicable, cash. Under the merger agreement, each holder of MeriStar common stock will receive, for each share of MeriStar common stock, $4.60 in cash plus 0.784 of a share of FelCor common stock. Each holder of common units and profits-only partnership units in MeriStar Partnership, other than FelCor and its subsidiaries, will receive, for each common unit and profits-only unit, $4.60 in cash plus 0.784 of a common unit of FelCor Partnership. Each holder of Class C preferred units in MeriStar Partnership will receive, for each unit, $4.60 in cash plus 0.784 of a Series C preferred unit in FelCor Partnership. Each holder of Class D preferred units in MeriStar Partnership will receive, for each unit, one Series D preferred unit in FelCor Partnership. Amounts represent adjustments to record the merger and related transactions as if the merger had occurred on March 31, 2001. The calculation of the merger acquisition cost is as follows (in thousands, except share and unit data):


        Issuance of 37.630 million common units of FelCor
          Partnership in exchange for 48.0 million common and
          profits-only units of MeriStar Partnership................   $  831,638

        Issuance of 755,954 FelCor Partnership Series C preferred
          units in exchange for 964,227 MeriStar Partnership Class C
          preferred units...........................................       16,707

        Payment of $4.60 per unit of MeriStar Partnership common,
          Class C preferred and profits-only units..................      225,227

        Issuance of 392,157 FelCor Partnership Series D preferred
          units in exchange for a like number of MeriStar
          Partnership Class D preferred units.......................        8,690

        Issuance of 3.6 million FelCor stock options based on a
          0.784 exchange ratio in exchange for MeriStar stock
          options, assuming all MeriStar option holders are not
          retained by FelCor........................................       10,600

        Assumption of MeriStar's liabilities........................    1,887,451

        Transaction costs...........................................       39,600
                                                                       ----------

        Total merger acquisition cost...............................   $3,019,913
                                                                       ==========

     The following is a calculation of estimated transaction costs (in thousands):


 Severance and excise tax payments...........................   $15,000

 Financial advisory fees.....................................    12,000

 Consent payments in connection with debt agreements.........     4,600

 Legal fees..................................................     3,000

 Accounting fees.............................................     1,000

 Mailing and filing fees.....................................     1,000

 Other.......................................................     3,000
                                                                -------

           Transaction costs.................................   $39,600
                                                                =======

(E) Represents the purchase accounting adjustment to the historical carrying value of MeriStar Partnership investment in hotels as follows (in thousands):


        FelCor Partnership allocation to investment in hotels.......   $2,818,715

        MeriStar Partnership historical carrying amount.............    2,878,442
                                                                       ----------

             Adjustment.............................................   $  (59,727)
                                                                       ==========

(F)  Represents the net effect of the following adjustments (in thousands):


        Deferred financing costs for new borrowings.................   $ 19,626

        Elimination of historical MeriStar Partnership deferred
          financing costs...........................................    (16,016)
                                                                       --------

             Adjustment.............................................   $  3,610
                                                                       ========

(G) FelCor has no assets, liabilities, revenues or expenses other than those derived from its ownership of us. MeriStar has miscellaneous assets, liabilities, revenues and expenses other than those derived from its ownership of MeriStar Partnership. Upon completion of the merger and related transactions, FelCor will contribute to us all assets and liabilities acquired; accordingly these miscellaneous adjustments are made to reflect the contribution of the items historically reported only at the MeriStar level.

(H) Represents the net increase in debt as a result of the merger and related transactions as follows (in thousands):


        Issuance of $600,000 senior notes, net of discount..........   $ 595,014

        Issuance of new mortgage debt...............................     350,000

        Borrowings on new line of credit............................     362,709

        Repayment of FelCor Partnership line of credit..............    (248,900)

        Repayment of FelCor Partnership mortgage debt...............     (61,744)

        Repayment of MeriStar Partnership notes payable to
          MeriStar..................................................    (356,826)

        Repayment of MeriStar Partnership line of credit............    (247,000)

        Repayment of MeriStar Partnership term loans................    (195,000)
                                                                       ---------

             Net Adjustment.........................................   $ 198,253
                                                                       =========

(I)  Represents the net change in redeemable units as follows:


        Elimination of MeriStar Partnership historical balance......   $(87,175)

        Record at redemption value 2.769 million FelCor Partnership common units issued in exchange for 3.532 million MeriStar
          Partnership common and profits-only units and issuance of
          755,954 FelCor Partnership Series C preferred units in
          exchange for 964,227 MeriStar Partnership Class C
          preferred units...........................................     86,599
                                                                       --------

                  Net adjustment....................................   $   (576)
                                                                       ========

(J) Represents the issuance of $100 million in cumulative redeemable preferred units.

(K) Represents the net adjustments resulting from the partnership merger and related transactions as follows (in thousands, except share and unit data):

                                                                      ADDITIONAL
                                                                        PAID IN
                                                                       PARTNERS
                                                                        CAPITAL
                                                                      -----------

        Issuance of 34.861 million units of FelCor Partnership in
          exchange for 44.466 million units of MeriStar
          Partnership...............................................  $   770,436

        Elimination of historical MeriStar balances.................   (1,126,902)

        Offering expenses of new $100,000 of FelCor cumulative
          redeemable preferred units................................       (3,200)
                                                                      -----------

                  Net adjustments...................................  $  (359,666)
                                                                      ===========

                  DESCRIPTION OF THE PARTNERSHIP AGREEMENT AND
                          UNITS OF FELCOR PARTNERSHIP

     The following summary of the material terms of our limited partnership agreement and units of partnership interest does not include all of the terms of the partnership agreement and should be read together with our partnership agreement and the form of amended and restated partnership agreement that will become effective at completion of the partnership merger. The partnership agreement is incorporated by reference in this prospectus supplement. See "Where You Can Find More Information." The form of our amended and restated partnership agreement is included as an exhibit to the registration statement, of which this prospectus supplement is a part.

MANAGEMENT

     We are a Delaware limited partnership formed according to the terms of a limited partnership agreement. Under the partnership agreement, FelCor, as our sole general partner, has full, exclusive and complete responsibility and discretion in our management and control. Our limited partners have no authority to transact business for, or participate in our management activities or decisions. However, FelCor may not take any action that is contrary to express limitations or prohibitions in our partnership agreement.

TRANSFERABILITY OF INTERESTS

     FelCor may not voluntarily withdraw from us or transfer or assign its interest in us unless the transaction in which the withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to the transaction, or unless the successor to FelCor contributes substantially all of its assets to us in return for an interest in us. Although our limited partners may transfer their units in us without the consent of FelCor, subject to some limitations, the assignee of transferred units may not be admitted as a limited partner without the consent of FelCor, which FelCor may withhold in its sole discretion. No transfer can be made, however, that would cause us to be treated as a separate corporation for federal income tax purposes. Additional limitations on a limited partner's right to transfer our units are discussed below under "Comparison of Rights of Unitholders -- Transfers."

CAPITAL CONTRIBUTIONS

     FelCor and our limited partners have contributed cash and interests in various hotels to us in exchange for issuance of their units. Under the partnership agreement, FelCor is required to contribute all of the net proceeds from the sale of its capital stock to us in exchange for additional units having distribution, liquidation and conversion provisions substantially identical to the capital stock issued by FelCor. As required by the partnership agreement, immediately prior to a capital contribution by FelCor, the partners' capital accounts and the carrying value of our property must be adjusted to reflect the unrealized gain or unrealized loss attributable to our property as if those items had actually been recognized immediately prior to the issuance and had been allocated to the partners at that time.

     The partnership agreement provides that if we require additional funds at any time in excess of funds available to us from borrowing or capital contributions, FelCor may borrow those funds from a financial institution or other lender and lend those funds to us on the same terms and conditions as are applicable to FelCor's borrowings of those funds. As an alternative to borrowing funds we require, FelCor may contribute the amount of those required funds to us as an additional capital contribution. If FelCor contributes additional capital to us, FelCor will receive additional units.

OPERATIONS

     The partnership agreement requires that we be operated in a manner that enables FelCor to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

TERM

     We will continue until December 31, 2044, or until sooner dissolved upon:

     - the bankruptcy, dissolution or withdrawal of FelCor as general partner unless the limited partners elect to continue FelCor Partnership;

     - the sale or other disposition of all or substantially all of our assets;

     - the redemption of all of our limited partnership interests, other than those held by FelCor, if any; or

     - the election by FelCor, as the general partner, to dissolve.

CAPITALIZATION

     As of March 31, 2001, we had the following outstanding units:

     - 67,663,543 common units;

     - 39,229 class B, series II units;

     - 5,980,600 series A preferred units; and

     - 57,500 series B preferred units.

     FelCor owns all of the series A and B preferred units and 86.7% of the common units.

ISSUANCE OF PARTNERSHIP INTERESTS

     FelCor is authorized to cause us to issue partnership units to our partners, including FelCor and its affiliates, or to other persons. These units may be issued in one or more classes or series, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of any existing units, as determined by FelCor in its sole and complete discretion without the approval of any limited partner. These units may be issued for any partnership purpose at any time for any consideration and on the terms and conditions established by FelCor in its sole discretion. Any partnership unit that is not specifically designated by FelCor as being of a particular class or series is deemed a common unit.

OUTSTANDING UNITS OF FELCOR PARTNERSHIP

  Common Units

     Our common units are held directly or indirectly by FelCor or by limited partners, including a subsidiary of FelCor. They are our basic units of partnership interest.

     Our common units are entitled to be voted on matters requiring a vote of limited partners based on the percentage interest in us represented by the common units.

     Our common units rank junior to our series A and B preferred units and will rank junior to our series C and D preferred units to be issued in the partnership merger with respect to payment of distributions and junior to our series A and B preferred units with respect to payment of amounts upon our liquidation, dissolution or winding-up.

     The partnership agreement provides that we will distribute available cash from operations quarterly, in amounts determined by FelCor in its sole discretion, to the preferred unitholders in accordance with the certificate of designation for those preferred units, with the distributions made pro rata within each class of preferred units and according to the relative priorities among each class. Any remaining available cash from operations will be distributed quarterly to the remaining partners, including the common unitholders, pro rata according to their percentage interests in us. This available cash includes net sale or refinancing proceeds but excludes net proceeds from the sale of our property in connection with our liquidation.

     Upon our liquidation, dissolution or winding-up, after payment of, or adequate provision for, our debts and obligations, including any partner loans, and distributions on units ranking senior to the common units with respect to amounts paid upon our liquidation, dissolution or winding-up, our remaining assets, if any, will be distributed to all partners, including the common unitholders, with positive capital accounts in accordance with their respective positive capital account balances. Under our amended and restated partnership agreement, if any partner, including FelCor, has a negative balance in its capital account following our liquidation, it will not be obligated to contribute cash to us equal to the negative balance in its capital account.

     Under the partnership agreement, the holders of our common units have redemption rights, which enable them to cause FelCor to redeem their interests in us in exchange for shares of FelCor common stock, cash or a combination of shares and cash, at the election of FelCor. The redemption rights may not be exercised if the issuance of shares of common stock by FelCor, as general partner, for any part of the interest in us sought to be redeemed would:

     - result in any person violating the ownership limit contained in FelCor's charter;

     - cause FelCor to be "closely held" within the meaning of the Internal Revenue Code;

     - cause FelCor to be treated as owning 10% or more of any lessee, other than a taxable REIT subsidiary;

     - otherwise cause FelCor to fail to qualify as a REIT; or

     - violate applicable securities laws.

In any case, either we or FelCor may elect, in our sole and absolute discretion, to pay the redemption amount in cash. The redemption rights may be exercised by the holders of common units, in whole or in part, subject to the above restrictions, at any time or from time to time, following the satisfaction of any applicable holding period requirements. The number of shares of FelCor common stock issuable upon the exercise of the redemption rights will be adjusted for the occurrence of stock splits, mergers, consolidations or similar pro rata share transactions.

  Class B Units

     Our class B units have all the same rights, powers, and preferences as our common units. In addition, any holders of the class B units have the right to require FelCor to register for resale on their behalf any shares of FelCor common stock that the holder receives on a redemption of the holder's class B units. FelCor may alternatively provide the redeeming unitholder an opinion of counsel that the unitholder may resell the shares publicly without registration under the Securities Act. The holders also have the right to include any of the shares of FelCor issuable to them on redemption of their units in any qualified registration statement filed by FelCor for purposes of resale by the holders. This so called "piggyback" right is subject to reduction in the number of unitholders' shares included in any registration statement by the underwriter, if the registration is for an underwritten offering. FelCor will pay the expenses of any of these registrations, except for underwriting discounts or selling commissions attributable to the shares being sold by holders of class B units.

     The class B units are divided into two series, series I and series II. No series I units are outstanding. FelCor intends to cancel series I of the class B units in the amended and restated partnership agreement. The partnership agreement authorizes 350,000 class B, series II units. In addition to the registration rights described above, the terms of the series II units require FelCor to effect a shelf registration covering the resale of any shares of FelCor common stock that may be issued to the holders of series II units upon their redemption and to maintain effectiveness of that registration statement for a period of time. FelCor has complied with this requirement.

  Series A Preferred Units

     Our series A preferred units rank senior to our common units and class B units and on a parity with our series B preferred units with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of us. Our series A preferred units will rank on a parity with the series C and D preferred units to be issued in the partnership merger with respect to payment of distributions and senior to the series C and D preferred units with respect to payment of amounts upon our liquidation, dissolution or winding-up.

     As the holder of our series A preferred units, FelCor is entitled to receive, out of available cash, if and when declared by FelCor acting as our general partner, cumulative preferential distributions at the rate equal to the greater of $1.95 per unit per year or the total cash distributions declared or paid for the corresponding period on the common units into which the series A preferred units are convertible. These distributions are cumulative and are payable quarterly in arrears on the last day of January, April, July and October of each year. No interest is payable with respect to any distribution payment on series A preferred units which is in arrears.

     Upon our liquidation, dissolution or winding-up, holders of our series A preferred units are entitled to receive an amount equal to the liquidation preference of $25 per unit plus any accumulated and unpaid distributions on them before any distribution of assets is made to holders of our common units, class B units or any other class or series of units ranking junior to the series A preferred units as to liquidation rights. If our assets are insufficient to pay these liquidation amounts in full to holders of the series A preferred units and holders of our other units ranking on a parity with the series A preferred units with respect to liquidation rights, all of those holders will share ratably the available assets based on the liquidation preference of the various units. After payment in full of the liquidation preference to which they are entitled, holders of the series A preferred units will not be entitled to any further participation in any distribution of assets by us.

     The FelCor series A preferred stock is currently convertible into FelCor common stock at a rate of 0.7752 of a share of common stock per share of series A preferred stock, subject to adjustments because of stock splits, stock dividends, combinations and other similar transactions. Whenever any shares of FelCor series A preferred stock are converted into shares of FelCor common stock, a corresponding number of series A preferred units will be automatically converted into our common units at an equivalent rate so that the same number of shares of series A preferred stock and series A preferred units remain outstanding at all times. The unit conversion rate is subject to the same adjustments as are made from time to time on the conversion rate for the series A preferred stock.

     The series A preferred units are not entitled to the benefit of any sinking fund. Our series A preferred units are entitled to be voted on matters requiring a vote of limited partners based on the percentage interest in us represented by the series A preferred units.

     The series A preferred units will be redeemable by us when and if any outstanding shares of the corresponding series A preferred stock of FelCor are redeemed by FelCor and in the same proportion that the shares of series A preferred stock are redeemed. The number of series A preferred units remaining unredeemed must equal at all times the number of shares of series A preferred stock remaining unredeemed. Upon redemption, we will either issue common units based on the unit conversion rate or deliver cash in the amount equal to the aggregate market value of the number of shares of common stock of FelCor into which the corresponding series A preferred stock is then convertible. In either case, the number of common units issued and amount of cash paid will equal the number of shares of FelCor common stock or amount of cash paid in the redemption of the corresponding shares of series A preferred stock. Upon redemption, we will also pay any accrued and unpaid distributions with respect to the redeemed units.

  Series B Preferred Units

     Our series B preferred units rank senior to our common units and class B units and on a parity with our series A preferred units with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of us. Our series B preferred units will rank on a parity with the series C and D preferred units to be issued in the partnership merger with respect to payment of distributions and senior to the series C and D preferred units with respect to payment of amounts upon our liquidation, dissolution or winding-up.

     As the holder of our series B preferred units, FelCor is entitled to receive out of available cash if and when declared by FelCor, acting as general partner, cumulative preferential distributions at the rate of $225 per unit per year. These distributions are payable quarterly on the last day of each January, April, July and October. No interest is payable in respect of any distribution payment on series B preferred units that is in arrears.

     Upon our liquidation, dissolution or winding-up, holders of our series B preferred units are entitled to receive an amount equal to the liquidation preference of $2,500 per unit plus any accumulated and unpaid distributions on them before any distribution of assets is made to holders of our common units, class B units or any other class or series of units ranking junior to the series B preferred units as to liquidation rights. If our assets are insufficient to pay these liquidation amounts in full to holders of the series B preferred units and holders of our other units ranking on a parity with the series B preferred units with respect to liquidation rights, all of those holders will share ratably the available assets based on the liquidation preference of the various units. After payment in full of the liquidation preference to which they are entitled, holders of the series B preferred units will not be entitled to any further participation in any distribution of assets by us.

     Our series B preferred units are not convertible and are not entitled to the benefit of any sinking fund. Our series B preferred units are entitled to be voted on matters requiring a vote of limited partners based on the percentage interest in us represented by the series B preferred units.

     The series B preferred units will be redeemable by us when and if any shares or fractions of those shares of the corresponding series B preferred stock of FelCor are redeemed by FelCor and in the same proportion as the shares or fractions of those shares of series B preferred stock are redeemed.

     The number of series B preferred units remaining unredeemed must at all times equal the number of shares of series B preferred stock remaining unredeemed. Because the series B preferred stock is not redeemable prior to May 7, 2003, the series B preferred units are not redeemable prior to the date. Upon redemption, we will pay a cash redemption price of $2,500 per unit, plus all accrued and unpaid distributions on the redeemed units. The $2,500 redemption price may only be paid from the sale proceeds of other equity interests of us and not from any other source.

NEW SERIES C AND D PREFERRED UNITS

     Effective as of the closing of the partnership merger, FelCor, in its capacity as our general partner, will adopt an amended and restated partnership agreement to restate the partnership agreement to reflect all prior amendments and to amend the agreement to provide for the creation of:

     - 755,954 series C preferred units; and

     - 392,157 series D preferred units.

     We will issue the new series C and D preferred units in the partnership merger in exchange for the MeriStar Partnership series C and D preferred units. None of our preferred units to be issued in the partnership merger will be issued to FelCor, as successor to MeriStar under the merger.

  Series C Preferred Units to be Issued in the Partnership Merger

     Our series C preferred units, when issued, will rank senior to our common units and class B units and on a parity with our series A, B and D preferred units with respect to payment of distributions by us. They will also rank junior to the series A and B preferred units and on a parity with our common units, class B units and series D preferred units with respect to the payment of amounts upon liquidation, dissolution or winding up of us.

     The holders of our series C preferred units will be entitled to receive distributions, when and as determined by FelCor acting as our general partner, prior and in preference to any distribution with respect to our common units or class B units, at the rate of $0.5575 per series C preferred unit per quarter. These distributions will be non-cumulative.

     When we pay a quarterly distribution on our common units of at least $0.5575 per unit, the right of the holders of series C preferred units to receive preferential distributions will cease, and all outstanding series C preferred units will be automatically converted to common units on a one-for-one basis. The first quarterly distributions on the series C preferred units will be a fraction of the regular quarterly distribution based on the number of days elapsed since the closing of the partnership merger.

     Our series C preferred units will not be entitled to the benefit of any sinking fund. The series C preferred units will be entitled to be voted on matters requiring a vote of partners based on the number of common units into which the series C preferred units are then convertible and will vote together with the common units and not as a separate group or class. Any amendment of our partnership agreement that would materially and adversely affect the distribution, liquidation or conversion rights and preferences of the series C preferred units will require the approval of holders of at least a majority of the series C preferred units.

     In all other respects, the series C preferred units will have the same rights, preferences and obligations as common units.

  Series D Preferred Units to be Issued in the Partnership Merger

     Our series D preferred units, when issued, will rank senior to our common and class B units and on a parity with our series A, B and C preferred units with respect to the payment of distributions. They will also rank junior to our series A and B preferred units and on a parity with our common units, class B units and series C preferred units with respect to the payment of amounts upon liquidation, dissolution or winding up of us.

     The holders of our series D preferred units will be entitled to receive distributions, unless FelCor acting as general partner determines that we do not have cash available, prior and in preference to any distribution with respect to common units or class B units, equal to 6.5% per annum, compounded quarterly to the extent not distributed, times the amount of $22.16 per series D preferred unit.

     These distributions will be cumulative from the last date on which any distributions were paid with respect to class D preferred units of MeriStar Partnership for which the series D preferred units are exchanged in connection with the partnership merger and will be payable quarterly in arrears on the last day of January, April, July and October of each year. The first quarterly distribution on the series D preferred units will be a fraction of the regular quarterly distribution based on the number of days elapsed since the closing of the partnership merger.

     Our series D preferred units will not be convertible and will not be entitled to the benefit of any sinking fund. The series D preferred units will be entitled to be voted on matters requiring a vote of partners based on one vote per series D preferred unit and will vote together with the common units and not as a separate group or class. Any amendment of our partnership agreement that would materially and adversely affect the distribution, liquidation or conversion rights and preferences of the series D preferred units will require the approval of holders of at least a majority of the series D preferred units.

     We may redeem any or all of the outstanding series D preferred units for cash at a redemption price of $22.16 per unit, plus an amount equal to all distributions accrued and unpaid on the units to the date of redemption, without interest. FelCor will have the right, in our place, to purchase all or any portion of the series D preferred units and may elect to issue shares of FelCor common stock instead of paying the cash purchase price. The number of shares to be issued for each series D preferred unit will equal $22.16 divided by the average daily market price of FelCor common stock for the five consecutive trading days preceding receipt of the notice of redemption.

     In addition, the holders of the series D preferred units also have the right, on one occasion only on or after April 1, 2004, to require us to redeem all of their series D preferred units at a redemption price of $22.16 per unit. This redemption will be treated like a standard redemption under the partnership agreement, except for the redemption price and except that the series D preferred unit holders, instead of FelCor, will be entitled to determine whether they receive cash or shares of FelCor common stock in exchange for their units.

     In all other respects, the series D preferred units will have the same rights, preferences and obligations as common units.

INDEMNIFICATION

     Under our partnership agreement, we must indemnify, to the fullest extent provided by law, any existing or former general partner or its director or officer and any other persons or entities as FelCor may deem advisable, in its sole discretion, from and against any and all losses, claims, damages, liabilities, joint or several, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the indemnitee may be involved, or is threatened to be involved, as a party or otherwise. In each case, this indemnity may only be provided if the indemnitee acted in good faith, in a manner which the indemnitee believed to be in, or not opposed to, our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee's conduct was unlawful. To the fullest extent permitted by law, we are also obligated to advance the expenses incurred by an indemnitee in defending any claim or proceeding upon receipt of a written undertaking of the indemnitee to repay any advances if the indemnitee is ultimately determined not to be entitled to indemnification.

     These indemnification rights are cumulative with any other rights or remedies afforded to an indemnitee. Any indemnification will be made only out of our assets. Limited partners will have no personal obligation to any indemnitee as a result of these provisions.

     An indemnitee will not be denied indemnification in whole or in part because the indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of our partnership agreement.

                        COMPARISON OF UNITHOLDER RIGHTS

     We are a Delaware limited partnership and, accordingly, the rights of our unitholders will be governed by our partnership agreement and Delaware law. MeriStar Partnership is a Delaware limited partnership and, accordingly, the rights of MeriStar Partnership unitholders are governed by the partnership agreement of MeriStar Partnership and Delaware law.

     At the time of the partnership merger, MeriStar Partnership unitholders automatically will become unitholders of us, and their rights as partners will be determined by our amended and restated partnership agreement and Delaware law. FelCor is the general partner of us, and MeriStar is the general partner of MeriStar Partnership. As general partners, FelCor and MeriStar each has the exclusive right to manage the business and affairs of the partnership for which they serve as general partner.

     As of May 9, 2001, MeriStar Partnership had the following outstanding units:

     - 47,349,101 class A common units;

     - 800,000 profits-only partnership units, of which 649,166 will be fully vested at the time, or as a consequence, of the merger or the partnership merger;

     - 964,227 class C preferred units; and

     - 392,157 class D preferred units.

     No class B units of MeriStar Partnership are outstanding.

     MeriStar owns 93.9% of the common units. The profits-only partnership units are held by executive officers of MeriStar. See "The Merger
Agreement -- Interests of Certain Persons in the Merger and the Partnership Merger" in the accompanying joint proxy statement/prospectus.

     The following comparison summarizes the material differences between the rights of unitholders of us and MeriStar Partnership but is not intended to list all of the differences. When reading this comparison, you should refer to our and MeriStar Partnership's partnership agreements, including all amendments, for complete information.

ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

     FelCor Partnership. FelCor is authorized to cause us to issue partnership units to our partners, including FelCor and its affiliates, or to other persons. These units may be issued in one or more classes or series, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the existing classes or series of units, as determined by FelCor in its sole and complete discretion without the approval of any limited partner. These units may be issued for any partnership purpose at any time for any consideration and on the terms and conditions established by FelCor in its sole discretion.

     MeriStar Partnership. MeriStar is authorized to cause MeriStar Partnership to issue partnership units or interests or options in these partnership units or interests, to its partners, including MeriStar and its affiliates, or other persons. These units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to those of the outstanding MeriStar Partnership units, as determined by MeriStar, in its sole and absolute discretion without the approval of any limited partner, subject to the limitations described below.

     No partnership unit or interest may be issued to any persons unless that issuance:

     - does not have a material adverse impact on:

      - the existing rights of limited partners to exercise their exchange rights in connection with an exchange rights agreement then in effect, or

      - the economic interests of the limited partners in the allocations set forth in an exhibit to the partnership agreement;

     - does not cause MeriStar Partnership to become, with respect to an employee benefit plan subject to Title I of ERISA, a "party in interest" or a "disqualified person"; and

     - does not cause any portion of the assets of MeriStar Partnership to be assets of any employee benefit plan subject to Section 2510.3-101 of the regulations of the U.S. Department of Labor.

DISTRIBUTIONS

     FelCor Partnership. Our partnership agreement requires the distribution of cash on at least a quarterly basis in an amount, if any, as determined by FelCor in its sole discretion to be available and appropriate for distribution. We make distributions to all partners who are partners on the record date for the distribution in the following order:

     - first, to each partner, including FelCor, who holds a partnership unit of a class or series that is entitled to a preference according to the rights of that class or series of partnership unit; and

     - second, to the extent that there is available cash after payment of any preferences, to the partners who hold partnership units that are not entitled to a preference in distribution, including common units and class B units, pro rata, in proportion to the partner's percentage ownership interest in us.

     Series C preferred units will be entitled to receive quarterly, non-cumulative preferred distributions of $0.5575 per unit until the distribution rate on our common units is at least $0.5575 per unit. Our series C preferred units rank senior to our common and class B units and on a parity with our series A, B and D preferred units as to distributions.

     Series D preferred units will be entitled to receive distributions at a cumulative rate of 6.5% per year on $22.16 per unit, compounded quarterly to the extent not distributed. Our series D preferred units rank senior to our common and class B units and on a parity with our series A, B and C preferred units as to distributions.

     MeriStar Partnership. The partnership agreement of MeriStar Partnership requires quarterly distributions of net operating cash flow generated by MeriStar Partnership during the applicable time period. Net operating cash flows for any period are the excess of:

     - the gross cash receipts of MeriStar Partnership for that period, including capital contributions and asset sale proceeds, over

     - the sum of various costs and expenditures specified in the partnership agreement and any reserves required by the management contracts relating to MeriStar Partnership hotels or reasonably determined by MeriStar to be necessary.

     MeriStar, as the general partner of MeriStar Partnership, will determine in its sole and absolute discretion the amount of the partnership distributions to be made. Distributions will be made to all partners who are partners on the record date for the distribution.

     Class C preferred units are entitled to receive quarterly, non-cumulative preferred distributions of $0.5575 per unit until the distribution rate on the common units of MeriStar Partnership is at least $0.5575 per unit. The class C preferred units rank senior to all common units and on a parity with the class D preferred units as to distributions.

     Class D preferred units are entitled to receive distributions at a cumulative rate of 6.5% per year on $22.16 per unit, compounded quarterly to the extent not distributed. The class D preferred units rank senior to all common units and on a parity with class C preferred units as to distributions.

     The MeriStar Partnership profits-only units are entitled to receive distributions only from the proceeds from sales of hotels and other assets, as determined by MeriStar.

     Following the payment of preferred distributions, the holders of common units, including MeriStar, are entitled to distributions pro rata in accordance with their percentage interests in MeriStar Partnership.

REDEMPTION

     FelCor Partnership. Except as provided below, each holder of our common units has the right to require us to redeem those units for either cash or shares of FelCor common stock, at the election of FelCor. A holder of our common units that exercises the unit redemption right is entitled to receive one share of FelCor common stock for each unit redeemed or, at the option of FelCor, cash in an amount equal to the market value of the FelCor common stock otherwise receivable. The market value of a share of FelCor common stock for this purpose will be equal to the average of the daily market price of a share of FelCor common stock on the NYSE for the ten consecutive trading days before the day on which the redemption notice was received by FelCor. No redemption will occur if the issuance of shares of FelCor common stock would result in any of several events for FelCor, as described above under the caption "Description of the Partnership Agreement and Units of FelCor Partnership -- Outstanding Units of FelCor Partnership -- Common Units."

     A notice of redemption delivered to FelCor will serve to exercise the redemption right. A unitholder may not exercise the redemption right for fewer than 100 common units, or if the unitholder holds fewer than 100 common units, all of the common units held by that unitholder. The redeeming partner will have no right to receive any distributions paid after the redemption date with respect to those units redeemed.

     MeriStar Partnership limited partners who receive our common units in the partnership merger will be permitted to exercise the unit redemption right at any time after the partnership merger. Our series C preferred units will have the same redemption rights as our common units. Our series D preferred units will be mandatorily redeemable at our election at a redemption price of $22.16 per unit plus all accrued and unpaid distributions on the units to the date of redemption, without interest. The holders of our series D preferred units may also elect on one occasion only after April 1, 2004 to require us to redeem their units at the same redemption price, and this redemption will be treated like the standard redemption except that the unitholders, not FelCor, determine whether they will receive cash or shares of FelCor common stock in exchange for their units.

     MeriStar Partnership. Subject to some limitations, each holder of limited partnership units of MeriStar Partnership, other than class D units, has the right to exchange all or a portion of those units for cash or, at the option of MeriStar, common stock of MeriStar, and to sell all or a portion of the remainder of those partnership units to MeriStar at any time before January 1, 2047 on the terms and subject to the conditions set forth in exchange rights agreements among MeriStar and the particular limited partners. These agreements may be amended from time to time.

     In general, the exchange rights of the holders of MeriStar Partnership common units and class C units are substantially the same as the redemption rights as our common unitholders have, except that MeriStar Partnership common and class C unitholders may not exercise their exchange rights with respect to fewer than 1,000 units. You should consult the exchange rights agreement to which you are a party to determine the nature of your existing exchange rights.

     MeriStar Partnership class D preferred units are mandatorily redeemable at the election of MeriStar Partnership at a redemption price of $22.16 per unit plus all accrued and unpaid distributions on the units to the date of redemption, without interest. The holders of the class D preferred units may also elect on one occasion only after April 1, 2004 to require MeriStar Partnership to redeem their units at the same redemption price, and this redemption will be treated like the standard exchange rights except that the unitholders, not MeriStar, determine whether they will receive cash or shares of MeriStar common stock in exchange for their units.

TRANSFERS

     FelCor Partnership. FelCor generally may not transfer any of its general partnership interest except in limited circumstances specified in our partnership agreement. FelCor may transfer from time to time any or all of its partnership interests to one or more of its wholly owned subsidiaries, as long as it retains at all times a one percent general partnership interest and FelCor and its wholly owned subsidiaries own in the aggregate at least 20% of the partnership interests.

     Limited partners may transfer their partnership units without FelCor's consent unless:

     - the transfer would result in us being treated as an association taxable as a corporation;

     - the transfer is effected through an "established securities market" or "secondary market" within the meaning of Section 7704 of the Internal Revenue Code;

     - the transfer would result in a violation of federal or state securities laws or rules; or

     - the transfer would affect our qualification as a partnership under Delaware law.

Transferees of units may not, however, be admitted as limited partners without FelCor's consent, which FelCor may withhold in its sole discretion. All of our units are represented by physical certificates. To effect a unit transfer, a partner must surrender to FelCor the certificate representing the units to be transferred, together with an application for transfer signed by the transferee.

     MeriStar Partnership. MeriStar may not transfer or withdraw its general partnership interest or transfer its limited partnership interests except in limited circumstances specified in the partnership agreement of MeriStar Partnership.

     A limited partner may transfer all or any portion of its partnership interest to any transferee without the consent of MeriStar, unless:

     - the transfer, in the opinion of counsel to MeriStar Partnership, would:

      - require the filing of a registration statement under the Securities Act or would otherwise violate the federal securities laws;

      - change the tax status of the MeriStar Partnership to a corporation,

      - cause MeriStar Partnership to become, with respect to an employee benefit plan subject to Title I of ERISA, a "party in interest" or a "disqualified person";

      - cause any portion of the assets of MeriStar Partnership to be assets of any employee benefit plan subject to Section 2510.3-101 of the regulations of the U.S. Department of Labor; or

      - subject MeriStar Partnership to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or ERISA;

     - the transfer is a sale or exchange, and the transfer would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the transfer, result in 50% or more of the interests in MeriStar Partnership's capital and profits to be sold or exchanged during that 12-month period;

     - the transfer is effected through an "established securities market" or a "secondary market" within the meaning of Section 7704 of the Internal Revenue Code; and

     - the transfer is made to a lender to MeriStar Partnership or to a person or entity that is related to any lender to MeriStar Partnership whose loan is a nonrecourse liability.

     Partnership units in MeriStar Partnership are generally not represented by certificates.

AMENDMENT OF THE PARTNERSHIP AGREEMENTS

     FelCor Partnership. Except as described below, our partnership agreement may only be amended by a proposal made by FelCor as general partner and with the approval of limited partners holding a majority of the outstanding partnership units, including units owned by FelCor. FelCor, as the general partner, may, without the approval of any limited partners or assignees, amend any provision of the partnership agreement to reflect:

     - a change in the name of the partnership;

     - the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

     - the designations, rights, powers, duties and preferences of any new class or series of units of partnership interest;

     - any change reasonable or necessary, in the discretion of FelCor, that is appropriate to qualify us as a limited partnership or advisable to ensure that we are not taxable as a corporation or an entity for federal income purposes; and

     - any change that does not adversely affect the limited partners in any material respect, is necessary to comply with applicable laws then in effect, is appropriate to facilitate the trading of the partnership units or is required by the intent of the partnership agreement.

     FelCor may not, however, amend any provisions of our partnership agreement that require the approval of a percentage of the outstanding partnership units to effect a reduction in the votes necessary to approve that action without the consent or vote of holders of at least that percentage of outstanding partnership units, including units owned by FelCor. An amendment that materially and adversely affects the distribution, conversion or liquidation rights and preferences of any type or class of partnership unit in relation to other types or classes requires the approval of at least a majority of the affected class or type, excluding those held by FelCor. Additionally, FelCor may not amend the partnership agreement to increase the obligations of a limited partner without the limited partner's consent.

     MeriStar Partnership. Except as described below, the partnership agreement of MeriStar Partnership may only be amended with the approval of MeriStar as general partner and the approval of limited partners holding a majority of the MeriStar Partnership units, including MeriStar Partnership units owned by MeriStar.

     MeriStar has the power, without the consent of the limited partners, to amend the partnership agreement of MeriStar Partnership as may be required:

     - to add to the obligations of MeriStar or surrender any right or power granted to MeriStar or any affiliate of MeriStar for the benefit of the limited partners;

     - to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement of MeriStar Partnership;

     - to set forth the designations, rights, powers, duties and preferences of any additional partnership interests;

     - to reflect any change that does not affect the limited partners in any material respect, or to cure any ambiguity, to correct or supplement any provision in the partnership agreement of MeriStar Partnership, or to make other changes with respect to matters arising under the partnership agreement of MeriStar Partnership that will not be inconsistent with any other provisions of the partnership agreement or applicable law; and

     - to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local law.

     The consent of each adversely affected limited partner is necessary for any amendment that would:

     - convert a limited partner's interest into a general partner's interest;

     - modify the limited liability of a limited partner in a manner adverse to the partner;

     - cause the termination of the MeriStar Partnership prior to the times set forth in the partnership agreement;

     - alter the right of a limited partner to receive distributions, liquidation amounts or allocations as described in the MeriStar Partnership Agreement; or

     - amend any part of the provision of the partnership agreement dealing with amendments.

SALE OF SUBSTANTIALLY ALL OF THE PARTNERSHIP ASSETS

     FelCor Partnership. Except in connection with dissolution and liquidation of us, a sale, exchange, or other disposition of all or substantially all of our assets in a single transaction or a series of related transactions will require the approval of 80% of our outstanding units including units held directly or indirectly by FelCor.

     MeriStar Partnership. The partnership agreement of MeriStar Partnership permits MeriStar, as general partner, to cause MeriStar Partnership to engage in a sale of all or substantially all of MeriStar Partnership's assets without the consent of the limited partners.

MEETINGS

     FelCor Partnership. Meetings of the partners may be called at any time by FelCor. Notice of any meeting is required to be mailed to all partners not less than 10 days nor more than 60 days before the date of the meeting. Partners may vote in person or by written consent submitted to FelCor. Whenever the vote or consent of partners is permitted or required under our partnership agreement, this vote or consent may be given at a meeting of partners. Except as otherwise expressly provided in our partnership agreement, the consent of a majority of the percentage interests held by limited partners, including limited partnership interests held by FelCor, controls. Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if written consents to the action taken are delivered to FelCor and are signed by the partners holding at least the percentage of partnership units required by our partnership agreement to authorize the action.

     MeriStar Partnership. Meetings of the partners may be called by MeriStar and must be called upon receipt of a written request by limited partners holding 25% or more of the partnership interests. The request must state the nature of the business to be transacted. Notice of any meeting is required to be given to all partners not less than seven days nor more than 30 days before the date of the meeting. Partners may vote in person or by proxy at the meeting. Whenever the vote or consent of limited partners is permitted or required under the partnership agreement of MeriStar Partnership, this vote or consent may be given at a meeting of partners or by written consent. Except as otherwise expressly provided in the MeriStar Partnership agreement, the affirmative vote or consent of a majority of the percentage interests held by partners, including limited partnership interests held by MeriStar, controls.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

OVERVIEW

     The following discussion describes the material federal income tax consequences of the partnership merger and the subsequent ownership and disposition of our units by former MeriStar Partnership unitholders, other than FelCor, as successor to MeriStar. This discussion assumes that we and MeriStar Partnership will be treated as partnerships for federal income tax purposes and not as corporations, associations taxable as corporations, or publicly traded partnerships taxable as corporations. The information in this section is based on current provisions of the Internal Revenue Code of 1986, or the Code, current, temporary, and proposed Treasury regulations thereunder, the legislative history of the Code, and current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives that ruling, and court decisions. Future legislation, Treasury regulations, administrative interpretations, or court decisions, which could apply retroactively, could affect the accuracy of statements in this prospectus supplement with respect to the transactions entered into or contemplated prior to the effective date of those changes. No attempt has been made to comment on all U.S. federal income tax consequences of the partnership merger and related transactions that may be relevant to unitholders of MeriStar Partnership who receive our units in the partnership merger. The tax discussion set forth below is included for general information only and should not be construed to be legal or tax advice to a particular unitholder.

     Hunton & Williams, special tax counsel to FelCor, and Paul, Weiss, Rifkind, Wharton & Garrison, counsel to MeriStar, have reviewed this discussion and are of the opinion that it fairly summarizes the U.S. federal income tax consequences that are likely to be material to a MeriStar Partnership unitholder as a result of the partnership merger. Each of the opinions discussed in this summary has been filed as an exhibit to the registration statement which this prospectus supplement accompanies. These opinions are based on various assumptions, including assumptions regarding the accuracy of factual representations made by FelCor and MeriStar and the parties to the merger agreement taking actions contemplated by, and otherwise satisfying their obligations under, the merger agreement, are subject to limitations, and are not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge part or all of those opinions and such a challenge could be successful.

     THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF UNITHOLDERS THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, ESTATES, TRUSTS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. PERSONS, PERSONS WHO DO NOT HOLD THEIR MERISTAR PARTNERSHIP UNITS AS A CAPITAL ASSET, UNITHOLDERS WHOSE UNITS WERE ACQUIRED AS COMPENSATION, AND OTHER PERSONS SUBJECT TO SPECIAL TAX TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. IN ADDITION, THIS DISCUSSION MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU AS A HOLDER OF FELCOR PARTNERSHIP UNITS. UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS AND MATTERS REFERRED TO IN THIS SECTION, INCLUDING THE STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTIONS AND MATTERS REFERRED TO IN THIS SECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     AS NOTED ABOVE, THIS DISCUSSION DOES NOT ADDRESS ANY TAX CONSEQUENCES TO MERISTAR PARTNERSHIP UNITHOLDERS THAT ARE NON-U.S. PERSONS. SPECIAL TAX CONSIDERATIONS MAY APPLY TO A MERISTAR PARTNERSHIP UNITHOLDER THAT ITSELF IS A U.S. PARTNERSHIP OR LIMITED LIABILITY COMPANY BUT WHICH HAS NON-U.S. PERSONS AS PARTNERS OR MEMBERS. ACCORDINGLY, ANY MERISTAR PARTNERSHIP UNITHOLDER THAT IS A PARTNERSHIP OR LIMITED LIABILITY COMPANY AND WHOSE PARTNERS OR MEMBERS INCLUDE NON-U.S. PERSONS SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING ANY SPECIAL U.S. TAX CONSEQUENCES TO IT AND ITS PARTNERS OR MEMBERS THAT MAY RESULT FROM THE TRANSACTIONS DESCRIBED IN THIS SECTION.

TAX STATUS OF FELCOR PARTNERSHIP AND MERISTAR PARTNERSHIP

     An entity that is classified as a partnership for federal income tax purposes generally is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account its allocable share of income, gains, losses, deductions, and credits of the partnership in computing its federal income tax liability, even if no cash distributions are made by the partnership to the partner. Distributions of money by a partnership to a partner generally are not taxable unless the amount of the distribution exceeds the partner's adjusted basis in its partnership interest.

     An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

     - is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification, referred to as the "check-the-box regulations"; and

     - either is not a "publicly traded" partnership or is classified as a publicly traded partnership but satisfies the 90% passive income exception described below.

     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as a partnership or as an association taxable as a corporation. If this type of entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if:

     - the entity had a reasonable basis for its claimed classification;

     - the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

     - neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

     Each of MeriStar Partnership's predecessor and we reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997. In addition, we and MeriStar Partnership intend to continue to be classified as partnerships for federal income tax purposes and will not elect to be treated as associations taxable as corporations under the check-the-box regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for that year consists of passive-type income, including real property rents, which includes rents that would be qualifying income for purposes of the 75% gross income test, with modifications that make it easier for the rents to qualify for the 90% passive income exception, gains from the sale or other disposition of real property, interest, and dividends. That exception from taxation as a corporation is referred to as the 90% passive income exception.

     Treasury regulations referred to as the PTP regulations provide limited safe harbors from the definition of a publicly traded partnership. Under one of those safe harbors, referred to as the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the a substantial equivalent thereof if all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933 and the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. After the partnership merger, MeriStar Partnership will qualify for the private placement exclusion. We will not qualify for the private placement exclusion because we will have more than 100 partners and our units issued to the MeriStar Partnership unitholders will have been registered under the Securities Act of 1933 according to this prospectus supplement. As a result, there is a substantial risk that we will be classified as a publicly traded partnership. However, even if we are classified as a publicly traded partnership, we will not be treated as a corporation under the PTP regulations because we will be eligible for the 90% passive income exception.

     Assuming that we are classified as a publicly traded partnership after the partnership merger, our unitholders will not be able to use losses from other passive activities to offset their share of our income and gains. In addition, our unitholders only will be able to use their share of our losses, other than a loss incurred upon a complete disposition of our units, to offset the their allocable share of our income and gains, and will not be able to use the losses to offset their income and gains from other passive activities.

     We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that we and/or MeriStar Partnership will be treated as a partnership for federal income tax purposes. Instead, Hunton & Williams, special tax counsel to FelCor, will deliver an opinion to FelCor and MeriStar at closing stating that we have been since our formation, and continue to be, treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. In addition, Paul Weiss, Rifkind, Wharton & Garrison will deliver an opinion to FelCor and MeriStar at closing stating that MeriStar Partnership has been since its formation, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. The obligation of FelCor and MeriStar to complete the merger is conditioned upon each of Hunton & Williams and Paul Weiss delivering these opinions to FelCor and MeriStar. These opinions will be subject to limitations and will be based on various assumptions, including assumptions regarding the accuracy of factual representations made by FelCor and MeriStar and the parties to the merger agreement taking actions contemplated by, and otherwise satisfying their obligations under, the merger agreement. Unlike a tax ruling, an opinion of counsel is not binding upon on the Internal Revenue Service, and the Internal Revenue Service could challenge the status of either FelCor Partnership or MeriStar Partnership as a partnership for federal income tax purposes. If that challenge were sustained by a court, FelCor Partnership or MeriStar Partnership, as applicable, would be treated as a corporation for federal income tax purposes, as described below. The opinions of Hunton & Williams and Paul Weiss will be based on existing law, which to a great extent consists of administrative and judicial interpretation. Subsequent administrative or judicial changes could modify the conclusions expressed in the opinions.

     If for any reason we were taxable as a corporation, rather than as a partnership, for federal income tax purposes, most, if not all, of the tax consequences described below would not apply and distributions to our unitholders could be materially reduced. If either MeriStar Partnership or we were taxable as a corporation, the items of income and deduction of MeriStar Partnership or us would not pass through to our partners, and our partners would be treated as stockholders for tax purposes. MeriStar Partnership or we, as applicable, would be required to pay income tax at corporate rates on our net income, and distributions to our partners would constitute dividends that would not be deductible in computing the partnership's taxable income. Moreover, if either partnership were taxable as a corporation, FelCor would not be able to qualify as a REIT and would be taxable as a regular corporation. This likely would have the effect of reducing the value of FelCor common stock, which, in turn, would adversely affect the value of our units because our units are redeemable for shares of FelCor common stock or their cash equivalent, at the election of FelCor.

TAX CONSEQUENCES OF THE PARTNERSHIP MERGER TO MERISTAR PARTNERSHIP UNITHOLDERS

     In the partnership merger, our wholly-owned subsidiary will be merged with and into MeriStar Partnership, with MeriStar Partnership surviving as our subsidiary. After the partnership merger, all of the partnership interests in MeriStar Partnership will be owned, directly or indirectly through intervening entities, including a taxable REIT subsidiary, by us. Holders of MeriStar Partnership common units other than FelCor and its subsidiaries, will receive, for each MeriStar Partnership common unit issued and outstanding immediately before the partnership merger, $4.60 in cash and 0.784 of our common units.

Holders of MeriStar Partnership Class C preferred units will receive, for each MeriStar Partnership Class C preferred unit issued and outstanding immediately before the partnership merger, $4.60 in cash and 0.784 of our Series C preferred units. Holders of MeriStar Partnership Class D preferred units will receive, for each MeriStar Partnership Class D preferred unit issued and outstanding immediately before the partnership merger, one of our Series D preferred units. Holders of MeriStar Partnership profits-only partnership units will receive, for each MeriStar Partnership profits-only partnership unit issued and outstanding immediately before the partnership merger other than unvested units, $4.60 in cash and 0.784 of our common units. Cash will be paid instead of issuing fractional units.

  Taxable Gain or Loss

     In the partnership merger, each MeriStar Partnership unitholder will be treated for tax purposes as contributing its MeriStar Partnership units to us in exchange for our units and, where applicable, cash in a transaction described in section 721 of the Internal Revenue Code. In general, under section 721 of the Internal Revenue Code, no gain or loss is recognized by a partnership or any of its partners in the case of a contribution of property to the partnership in exchange for an interest in the partnership unless one of several exceptions applies. The relevant exceptions to the general rule of nonrecognition are discussed below.

     A holder of MeriStar Partnership units generally will not recognize taxable gain or loss at the time of the partnership merger unless:

     - the MeriStar Partnership unitholder receives a distribution of cash in the partnership merger, including a deemed cash distribution resulting from a net reduction in the unitholder's share of partnership liabilities in excess of the unitholder's adjusted tax basis in its units;

     - the contribution of MeriStar Partnership units to us is treated in whole or in part as a "disguised sale" of the MeriStar Partnership units under section 707 of the Internal Revenue Code;

     - prior to the partnership merger, the MeriStar Partnership unitholder guaranteed a portion of the indebtedness of MeriStar Partnership but, after the partnership merger, the unitholder does not guarantee an equivalent amount of our indebtedness or indebtedness of MeriStar Partnership that remains outstanding after the partnership merger; or

     - the MeriStar Partnership unitholder is required to recognize income or gain under the "at-risk recapture" rules.

Those potential gain recognition situations are discussed below.

     Even if a holder of MeriStar Partnership units does not recognize taxable gain at the time of the partnership merger, the occurrence of subsequent events could cause the unitholder to recognize all or part of the gain that was deferred either through the original contribution of assets to MeriStar Partnership or through the partnership merger. See "-- Effect of Subsequent Events on Holders of FelCor Partnership Units" below.

  Receipt of Cash

     If a partner receives cash from a partnership in a contribution transaction, the transaction will be treated as a part contribution, part sale transaction in which the partner will be treated as having sold a part of the contributed property to the partnership in exchange for the cash received. The partner generally will recognize gain or loss to the extent that the transaction is treated as a disguised sale, as described below. To the extent that the transaction is not treated as a disguised sale, the cash received in the transaction should be treated as a distribution that is not part of a disguised sale. The partner will recognize gain with respect to that distribution to the extent that the amount of the distribution exceeds the partner's adjusted tax basis in its partnership interest immediately before the distribution.

     Each MeriStar Partnership unitholder who receives cash in exchange for its MeriStar Partnership units, including cash received instead of a fractional FelCor Partnership unit, will be treated as having sold part of its MeriStar Partnership units to us in exchange for the cash received. A MeriStar Partnership unitholder will recognize gain or loss to the extent that its contribution of units is treated as a disguised sale, as described in "-- Disguised Sale Upon Receipt of Cash" below. To the extent that the unitholder's contribution of units is not treated as a disguised sale, the cash received in the partnership merger should be treated as a distribution by us, in which case the MeriStar Partnership unitholder will recognize gain to the extent that the amount of the distribution exceeds its adjusted tax basis in its FelCor Partnership units immediately before the distribution. As described in "-- Disguised Sale Upon Receipt of Cash" below, however, the Internal Revenue Service may assert that a greater amount of the gain should be recognized.

  Disguised Sale Upon Receipt of Cash

     The receipt of cash by a MeriStar Partnership unitholder in the partnership merger may cause the "disguised sale" rules to apply with respect to the contribution of MeriStar Partnership units to us in the partnership merger.
Section 707 of the Code and the applicable Treasury regulations thereunder, which are referred to as the disguised sale rules, generally provide that a disguised sale of property has occurred if a partner contributes property to a partnership and the partnership transfers money or other consideration to the partner. Under the disguised sale rules, a contribution to a partnership and any transfer to a partner that occur within two years of each other are presumed to be a disguised sale unless the facts and circumstances clearly establish that the contribution and transfer do not constitute a disguised sale or an exception to disguised sale treatment applies.

     A MeriStar Partnership unitholder who receives cash in the partnership merger may be deemed to have sold a portion of its MeriStar Partnership units to us in a fully taxable transaction. Under the "debt-financed transfer" provisions of the disguised sale rules, if a partner transfers property to a partnership, the partnership incurs a liability, and all or a portion of the proceeds of that liability are transferred to the partner within 90 days of incurring the liability, the distribution to the partner is taken into account for purposes of the disguised sale rules only to the extent that the amount of money or the fair market value of the other property transferred to the partner exceeds the partner's allocable share of the partnership liability. The remainder of the distribution generally would be treated as a distribution that is not part of a disguised sale, as described below.

     For purposes of the disguised sale rules, a partner will be allocated a share of a recourse liability of a partnership to the extent that the partner, or a person related to the partner, bears the economic risk of loss for the liability. A partner will be allocated a share of a nonrecourse liability of a partnership equal to the partner's share of the partnership's excess nonrecourse liabilities. We allocate our excess nonrecourse liabilities among our partners in accordance with their respective percentage interests in us.

     Immediately after the partnership merger, our wholly-owned subsidiary will incur a nonrecourse liability and distribute the proceeds of the liability to us. A portion of these proceeds will be distributed to the former MeriStar Partnership unitholders in payment of the $4.60 per unit of cash consideration in the partnership merger. The wholly-owned borrower will be disregarded for federal income tax purposes. As a nonrecourse liability, the liability will be allocated among our partners pro rata in accordance with their respective percentage interests in us. Because each former MeriStar Partnership unitholder other than FelCor will have a smaller percentage interest in us after the partnership merger than the unitholder had in MeriStar Partnership immediately prior to the partnership merger, each MeriStar Partnership unitholder will be distributed a percentage of the proceeds of the liability that exceeds its allocable share of the liability. Accordingly, the distribution of the cash proceeds of the liability will be taken into account for purposes of the debt-financed transfer provisions of the disguised sale rules, and a disguised sale will be treated as occurring, only to the extent that the cash distributed to a MeriStar Partnership unitholder exceeds the unitholder's allocable share of the liability. The disguised sale would be treated as a sale for all purposes of the Code.

     As a result of the disguised sale, a MeriStar Partnership unitholder will be required to recognize gain equal to the excess of the sum of the cash distribution that is taken into account for purposes of the disguised sale rules and the portion of the unitholder's share of MeriStar Partnership liabilities allocable to the units treated as sold over the unitholder's adjusted tax basis in the portion of its MeriStar Partnership units that the unitholder is treated as having sold. The portion of its MeriStar Partnership units that a unitholder will be treated as having sold should be equal to a fraction, the numerator of which is the amount of cash received in the partnership merger, other than cash that is treated as a distribution that is not part of a disguised sale, and the denominator of which is the amount of cash, other than cash that is treated as a distribution that is not part of a disguised sale, plus the value of our units received in the partnership merger. The denominator would also include any deemed cash distribution that is treated as a part of a disguised sale as described in "-- Disguised Sale Upon Deemed Receipt of Cash" below. A MeriStar Partnership unitholder's aggregate adjusted tax basis in its MeriStar Partnership units should be allocated to the portion of those units that the unitholder is deemed to sell to us based on the fraction determined above. Because the law is not entirely clear regarding the allocations of units sold and adjusted tax basis in part sale, part contribution transactions, it is possible that the Internal Revenue Service will not respect the allocation of MeriStar Partnership units sold and adjusted tax basis described in this paragraph.

     The remainder of the cash received by a MeriStar Partnership unitholder in the partnership merger, or the amount of the cash that equals the unitholder's allocable share of the liability, should be treated as a distribution by us that is not part of a disguised sale. In that case, a MeriStar Partnership unitholder would recognize gain on the distribution to the extent that the amount of the distribution exceeds the unitholder's adjusted tax basis in its FelCor Partnership units immediately before the distribution. As described below, it is possible that the Internal Revenue Service could contend otherwise and that the Internal Revenue Service would prevail with that contention.

     Application of the disguised sale and debt-financed transfer rules to transactions of the kind contemplated by the partnership merger is unclear. Although the foregoing description is based on the relevant statutory and regulatory provisions, the Internal Revenue Service may assert that a greater portion, or all, of the cash received in the partnership merger should be treated as having been received in a disguised sale. It is possible that the Internal Revenue Service could be successful with that assertion. In that case, a former MeriStar Partnership unitholder could be required to recognize more of the deferred gain associated with its MeriStar Partnership units that is not otherwise recognized in the partnership merger. Each MeriStar Partnership unitholder is urged to consult its own tax advisor regarding the application of the disguised sale rules to the unitholder in the partnership merger.

  Character of Gain

     In general, any gain or loss recognized on the sale of MeriStar Partnership units will be capital gain or loss and will be long-term capital gain or loss if the unitholder has held its MeriStar Partnership units for more than one year. However, any portion of the MeriStar unitholder's recognized gain on the sale that is attributable to "unrealized receivables" of MeriStar Partnership, as defined in section 751 of the Code, will give rise to ordinary income. Unrealized receivables include, to the extent not previously included in MeriStar Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if MeriStar Partnership had sold its assets at their fair market value at the time of the partnership merger.

     A unitholder generally must hold its units for more than one year for gain or loss derived from the sale or exchange of those units to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to individuals, trusts, and estates generally is 20% for sales and exchanges of assets held for more than one year, but is 25% to the extent that the gain is attributable to specific types of previously taken depreciation deductions. The applicable Treasury regulations apply the 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the partnership that have not otherwise been recaptured as ordinary income. Accordingly, any gain on the exchange of MeriStar Partnership units held for more than one year could be treated partly as long-term capital gain subject to a 20% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by MeriStar Partnership that have not been otherwise recaptured as ordinary income, and partly as ordinary income to the extent attributable to unrealized receivables. Thus, gain recognized by non-corporate unitholders upon the partnership merger may be subject to a combination of three different tax rates. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate unitholder generally may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate unitholder may carry forward unused capital losses indefinitely. A corporate unitholder must pay tax on its net capital gain at ordinary corporate rates and may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years. Each MeriStar Partnership unitholder who receives cash in exchange for its MeriStar Partnership units in the partnership merger, including cash received instead of a fractional FelCor Partnership unit, should consult its own tax advisor regarding the application of the capital gains tax rates to its exchange of MeriStar Partnership units.

  Reduction in Share of Partnership Liabilities/Deemed Cash Distribution

     If a MeriStar Partnership unitholder's share of partnership liabilities is reduced as a result of the partnership merger, the unitholder will be considered to receive a deemed cash distribution in connection with the partnership merger and, accordingly, the MeriStar Partnership unitholder could recognize taxable gain at the time of the partnership merger. The MeriStar Partnership unitholder will recognize gain only to the extent that the deemed cash distribution exceeds the MeriStar Partnership unitholder's adjusted tax basis in our units received in the partnership merger.

     In order to determine whether a MeriStar Partnership unitholder's share of liabilities is reduced as a result of the partnership merger, the unitholder's share of MeriStar Partnership's liabilities immediately before the partnership merger will be compared to the unitholder's share of our liabilities immediately after the partnership merger. Any reduction in a MeriStar Partnership unitholder's share of liabilities will be considered to result in a deemed cash distribution from us to that unitholder, which will be taxable to the extent that it exceeds the MeriStar Partnership unitholder's adjusted tax basis in our units received in the partnership merger. Each MeriStar Partnership unitholder is urged to consult its own tax advisor and take into account its own particular circumstances in order to assess the potential impact of a reduction of the unitholder's partnership liabilities and the resulting deemed receipt of a cash distribution as a result of the partnership merger.

     Under section 752 of the Code and the relevant Treasury regulations, the determination of a partner's share of partnership liabilities depends on whether the liabilities are "recourse" or "nonrecourse." A partnership liability is a recourse liability to the extent that any partner, or a person related to any partner, bears the economic risk of loss for that liability. A partnership liability is a nonrecourse liability to the extent that no partner, and no person related to any partner, bears the economic risk of loss for that liability.

     Recourse Liabilities. A former MeriStar Partnership unitholder will not have any share of the our recourse liabilities unless, and only to the extent that, the unitholder guarantees, or agrees to reimburse a guarantor or obligor for amounts payable with respect to, our indebtedness or indebtedness of MeriStar Partnership that remains outstanding following the partnership merger, and that obligation is effective for federal income tax purposes to cause the former MeriStar Partnership unitholder to be considered to bear the risk of loss with respect to that liability. Some of the liabilities of MeriStar Partnership, including its line of credit, will be repaid in full in connection with the partnership merger.

     Bottom Guarantees. There are existing agreements between MeriStar Partnership and MeriStar Partnership unitholders under which MeriStar Partnership agreed to maintain a specific debt balance and the unitholders guaranteed, or agreed to reimburse the guarantor or other obligor with respect to, MeriStar Partnership's debt to the extent of, and in proportion to, the debt balance. This guaranty mechanism is referred to as a "bottom guaranty." MeriStar Partnership unitholders will continue to have their rights under these bottom guaranty agreements after the partnership merger. Each MeriStar Partnership unitholder is urged to consult its own tax advisor regarding the tax consequences of the bottom guaranty agreements.

     Nonrecourse Liabilities. A partner's share of partnership nonrecourse liabilities equals the sum of:

     - the partner's share of "partnership minimum gain" under section 704(b) of the Code and the relevant Treasury regulations;

     - the partner's "section 704(c) minimum gain," which is the amount of any taxable gain that would be allocated to the partner under section 704(c) of the Code, or in the same manner as under section 704(c) of the Code in connection with a revaluation of partnership property, if the partnership disposed of all partnership property subject to one or more nonrecourse liabilities of the partnership in full satisfaction of those liabilities and for no other consideration in a taxable transaction; and

     - the partner's share of "excess nonrecourse liabilities" that are not allocable to the partners under one of the two preceding rules.

     We allocate excess nonrecourse liabilities among our partners in accordance with their respective percentage interests in us. However, a significant portion of our liabilities, including our line of credit and senior notes, are recourse obligations of FelCor and, therefore, will not be allocated to any unitholder except to the extent that the unitholder agrees to reimburse FelCor for amounts payable with respect to those liabilities. We have not made, and will not make, any assurances to any of the former MeriStar Partnership unitholders as to whether the unitholders will be allocated a sufficient amount of our nonrecourse liabilities so that the unitholders' share of partnership liabilities will not be reduced as a result of the partnership merger.

  Disguised Sale Upon Deemed Receipt of Cash

     As described above, if a MeriStar Partnership unitholder's share of MeriStar Partnership liabilities is reduced as a result of the partnership merger, the unitholder will be considered to receive a deemed cash distribution in connection with the partnership merger and, accordingly, could recognize taxable gain at the time of the partnership merger. Even if a MeriStar Partnership unitholder does not recognize taxable gain as a result of the deemed cash distribution because the distribution does not exceed the unitholder's basis in our units, the reduction in the unitholder's share of liabilities could be treated as a transfer of money from us to the unitholder that gives rise to a disguised sale.

     For purposes of the disguised sale rules, either an assumption of liabilities by the partnership or a transfer of properties subject to liabilities is treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that transaction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis. Under the disguised sale rules, however, in connection with a contribution to a partnership that is not otherwise treated as part of a disguised sale, neither the assumption of "qualified liabilities" by the partnership nor the acquisition by the partnership of properties subject to "qualified liabilities" is treated as part of a disguised sale. Under the disguised sale rules, a qualified liability includes:

     - any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period;

     - a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred;

     - a liability that is traceable under applicable Treasury regulations to capital expenditures with respect to the property; and

     - a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all of the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business.

     A liability incurred within two years of the transfer is presumed to be incurred in anticipation of the transfer unless the facts and circumstances clearly establish that the liability was not incurred in anticipation of the transfer. However, to the extent that a contributing partner incurs a refinancing liability and the proceeds thereof are allocable under the Treasury regulations to payments discharging all or part of any other liability of that partner or of the partnership, the refinancing debt is considered the same as the other liability for purposes of the disguised sale rules. Finally, if a partner treats a liability incurred within two years of the transfer as a qualified liability because the facts clearly establish that it was not incurred in anticipation of the transfer, treatment must be disclosed to the Internal Revenue Service on the partner's federal income tax return in the manner set forth in the disguised sale rules.

     It is unclear exactly how the qualified liability rules are applied when a partner contributes an interest in a partnership, referred to as the "acquired partnership," to another partnership, referred to as the "acquiring partnership," in exchange for an interest in the acquiring partnership and the only liabilities involved are those of the acquired partnership. The better view appears to be to evaluate whether the liabilities of the acquired partnership are qualified liabilities of that acquired partnership. MeriStar and MeriStar Partnership believe that all liabilities of MeriStar Partnership at the time of the partnership merger should be considered qualified liabilities. Accordingly, if the contribution of units by a MeriStar Partnership unitholder is not otherwise treated as part of a disguised sale, the partnership merger should not result in the recognition of gain under the disguised sale rules to the unitholder. It is possible, however, that the Internal Revenue Service could contend otherwise and that the Internal Revenue Service could prevail with that contention. In addition, if the contribution of units by a MeriStar Partnership unitholder is treated, in whole or in part, as part of a disguised sale without regard to our assumption of or taking subject to a qualified liability (i.e., under the debt-financed transfer rules described in "-- Disguised Sale Upon Receipt of Cash), our assumption of or taking subject to the qualified liability will be treated as a transfer of additional consideration to the transferring unitholder. The amount of the qualified liability that will be treated as additional consideration generally is equal to the unitholder's "net equity percentage" of the qualified liability. A unitholder's net equity percentage generally is the amount of consideration received by the unitholder, other than relief from qualified liabilities, divided by the unitholder's net equity in the property sold, as calculated under the disguised sale rules.

     If a MeriStar Partnership unitholder has held its MeriStar Partnership units for less than two years, it may be necessary to evaluate separately those liabilities of MeriStar Partnership that were outstanding prior to the unitholder's acquisition of its interest in MeriStar Partnership. Even under that approach, however, those liabilities would appear to be qualified liabilities either because the liabilities were traceable to a capital expenditure, were incurred in the ordinary course of business of MeriStar Partnership, or were not incurred in anticipation of the partnership merger. It is possible, however, that the Internal Revenue Service could contend that the liability is not a qualified liability and that the Internal Revenue Service could prevail with that contention. Moreover, a MeriStar Partnership unitholder who acquired its MeriStar Partnership units within two years of the partnership merger and is relying on the argument that the liability was not incurred in anticipation of the partnership merger would be required to disclose that position to the Internal Revenue Service on its tax return in the manner required in the disguised sale rules.

     If a disguised sale is deemed to occur due to a MeriStar Partnership unitholder's deemed receipt of cash in the partnership merger, the MeriStar Partnership unitholder will be required to recognize gain equal to the excess of the sum of the deemed cash distribution and any qualified liabilities allocable to the MeriStar Partnership units that the unitholder is treated as having sold over the unitholder's adjusted tax basis in the portion of the units that are treated as having been sold. A MeriStar Partnership unitholder's aggregate adjusted tax basis in its MeriStar Partnership units should be allocated to the portion of the units that the unitholder is deemed to sell to us based on a fraction, the numerator of which is the amount of the deemed cash distribution, and the denominator of which is the amount of actual cash received other than cash that is treated as a distribution that is not part of a disguised sale, plus the amount of the deemed cash distribution, plus the value of our units received in the partnership merger. Because the law is not entirely clear regarding the allocation of adjusted tax basis in part sale, part contribution transactions, it is possible that the Internal Revenue Service will not respect the allocation of adjusted tax basis described in this paragraph. Each MeriStar Partnership unitholder is urged to consult its own tax advisor regarding the application of the disguised sale rules to the unitholder in the partnership merger.

  Section 465(e) Recapture

     Under section 465 of the Code, a taxpayer's ability to use losses to offset taxable income is limited by rules that are referred to as the "at-risk" rules. See "-- Tax Consequences of Ownership of FelCor Partnership Units After the Partnership Merger -- Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income." In addition, the at-risk rules may require a taxpayer to recapture losses that were previously taken by the taxpayer with respect to an activity if the taxpayer's "at-risk amount" for the activity falls below zero at the close of the taxable year. Losses are recaptured by including the amount of the losses previously taken by the taxpayer in the taxpayer's taxable income for the year of the recapture.

     The identification and scope of an activity and the calculation of the at-risk amount under the at-risk rules are highly complex and can involve uncertainties. Generally, a taxpayer's at-risk amount for an activity is the amount of the taxpayer's investment in the activity, which is increased by the taxpayer's income from the activity and the taxpayer's share of the "qualified nonrecourse financing," as defined in section 465(b)(6) of the Code, with respect to the activity, and reduced by the taxpayer's losses and distributions from the activity. It is possible that the partnership merger and/or the repayment or refinancing of some outstanding indebtedness of MeriStar Partnership or FelCor Partnership that constitutes qualified nonrecourse financing, either at the time of or following the partnership merger, could cause a MeriStar Partnership unitholder's at-risk amount to be reduced below zero, which could, in turn, cause the MeriStar Partnership unitholder to recognize taxable income as a result of the section 465(e) recapture provisions. The definition of qualified nonrecourse financing is different from, and sometimes more restrictive than, the definition of nonrecourse liabilities for purposes of determining a partner's basis in its partnership interest, discussed above. For example, debt that we have issued in the public debt markets may not qualify as qualified nonrecourse financing even if it qualifies as a nonrecourse liability. It is, therefore, possible that a former MeriStar Partnership unitholder could incur a reduction in its share of qualified nonrecourse financing that causes it to recognize taxable income under the section 465(e) recapture rules even if the unitholder does not have a reduction in its nonrecourse liabilities that causes it to recognize gain as the result of a deemed cash distribution, as described above. Each MeriStar Partnership unitholder is urged to consult its own tax advisor regarding the application of the section 465(e) recapture rules to the unitholder in the partnership merger.

  Tax Basis of FelCor Partnership Units

     A holder of MeriStar Partnership units will receive a tax basis in the FelCor Partnership units received in the partnership merger equal to the unitholder's adjusted tax basis in its MeriStar Partnership units that it is treated as contributing to FelCor Partnership in the part sale, part contribution transaction. The portion of its MeriStar Partnership units that a unitholder will be treated as having contributed to us should be equal to a fraction, the numerator of which is the value of our units received in the partnership merger, and the denominator of which is the amount of actual and assumed cash distributions that are treated as part of a disguised sale plus the value of our units received in the partnership merger. A MeriStar Partnership unitholder's aggregate adjusted tax basis in its MeriStar Partnership units should be allocated to the portion of its units that the unitholder is deemed to contribute to us based on the fraction determined in the preceding sentence. Because the law is not entirely clear regarding the allocations of units contributed and adjusted tax basis in part sale, part contribution transactions, it is possible that the

Internal Revenue Service will not respect the allocation of MeriStar Partnership units contributed and adjusted tax basis described in this paragraph.

TAX CONSEQUENCES OF THE PARTNERSHIP MERGER TO FELCOR PARTNERSHIP AND MERISTAR PARTNERSHIP

     Neither MeriStar Partnership nor we will recognize gain or loss upon the partnership merger.

EFFECT OF SUBSEQUENT EVENTS ON HOLDERS OF FELCOR PARTNERSHIP UNITS

     Even if a holder of MeriStar Partnership units does not recognize taxable gain at the time of the partnership merger, subsequent events could cause the former MeriStar Partnership unitholder to recognize all or part of the gain that was deferred either through the original contribution of assets to MeriStar Partnership or through the partnership merger. Subsequent events that could cause the recognition of gain to a former MeriStar Partnership unitholder include:

     - the sale of individual properties by MeriStar Partnership, particularly those properties with respect to which the former MeriStar Partnership unitholder had substantial deferred gain before the partnership merger;

     - the refinancing, repayment, or other reduction in the amount of existing debt of MeriStar Partnership or us;

     - the issuance of our additional units, which could reduce the former MeriStar Partnership unitholder's share of our liabilities;

     - the elimination of the disparity between the current tax bases of the MeriStar Partnership properties and the "book bases" of the properties, which has the effect of reducing the amount of indebtedness allocable to former MeriStar Partnership unitholders and, therefore, can result in deemed cash distributions. See "-- Tax Consequences of Ownership of FelCor Partnership Units After the Partnership Merger -- Tax Allocations with Respect to Book-Tax Difference on Contributed Properties."

  Sale of MeriStar Partnership Properties

     If, after the partnership merger, MeriStar Partnership sells an asset that was contributed to MeriStar Partnership by a former MeriStar Partnership unitholder, the former MeriStar Partnership unitholder who contributed the property will be allocated, for federal income tax purposes, the portion of any gain from the sale that is attributable to the built-in gain associated with the asset that existed at the time the property was contributed to MeriStar Partnership. That built-in gain is equal to the fair market value of the property at the time of contribution minus the adjusted tax basis of the property at that time. Moreover, the former MeriStar Partnership unitholders as a group generally will be required to be allocated, for federal income tax purposes, the portion of any gain from the sale that is attributable to the built-in gain that existed at the time of the partnership merger, less the built-in gain attributable to the original contribution, if any, described in the preceding sentence. Any remaining gain will be allocated among our unitholders according to the provisions in our partnership agreement.

     If, after the partnership merger, MeriStar Partnership sells an asset that was not contributed to MeriStar Partnership by a former MeriStar Partnership unitholder, the former MeriStar Partnership unitholders as a group generally will be allocated, for federal income tax purposes, the portion of any gain from the sale that is attributable to the built-in gain associated with the asset that existed at the time of the partnership merger. That built-in gain is equal to the fair market value of the property at the time of the partnership merger minus the adjusted tax basis of the property at that time. In addition, if we sell any of our interest in MeriStar Partnership, any built-in gain recognized with respect to those units that existed at the time of the partnership merger would be specially allocated to the former MeriStar Partnership unitholders.

     Former MeriStar Partnership unitholders who are specially allocated gain under these rules would report the gain on their individual federal income tax returns, but generally would not be entitled to any special distributions from us. Thus, the former MeriStar Partnership unitholders may not receive cash distributions from us sufficient to pay their additional taxes if MeriStar Partnership sells properties or we sell any of our interest in MeriStar Partnership after the partnership merger.

     There are existing agreements between MeriStar Partnership and some MeriStar Partnership unitholders that require MeriStar Partnership either not to dispose of specified properties in transactions that would produce taxable gain for those MeriStar Partnership unitholders for a specified time period or to indemnify those MeriStar Partnership unitholders for the tax liabilities of those MeriStar Partnership unitholders that arise on the taxable sale or exchange of those properties. Those MeriStar Partnership unitholders will continue to have their rights under those existing agreements after the partnership merger. Each MeriStar Partnership unitholder is urged to consult its own tax advisor regarding the tax consequences of those agreements. Except with respect to those agreements, neither FelCor nor we have made any commitment to any MeriStar Partnership unitholder not to undertake transactions that will cause the former MeriStar Partnership unitholders to recognize all or part of the taxable gain that was deferred either through the original contribution of assets to MeriStar Partnership or through the partnership merger.

  Distributions of Property

     Upon the distribution by a partnership of property to another partner within seven years of when the property was contributed to the partnership, section 704(c)(1)(B) of the Code generally requires that the partner who contributed that property to the partnership recognize any gain that existed, but was deferred, for federal income tax purposes with respect to the property at the time of the contribution. Similarly, section 737 of the Code generally requires the recognition of a contributing partner's deferred gain upon the distribution by a partnership to that partner of other partnership property within seven years of when that partner contributed appreciated property to the partnership. Accordingly, a former MeriStar Partnership unitholder who contributed appreciated property to MeriStar Partnership could recognize gain under either of these provisions if a MeriStar Partnership property is distributed to our unitholder other than the contributing unitholder. Similarly, gain that is deferred at the time of the partnership merger with respect to MeriStar Partnership units at the time that the MeriStar Partnership units are contributed to us, to the extent allocable to a former MeriStar Partnership unitholder, will be subject to recognition under these provisions upon a distribution of other property, including interests in MeriStar Partnership, by us within seven years after the partnership merger.

  Refinancing, Repayment, or Reduction in Indebtedness

     As described above under "-- Tax Consequences of the Partnership Merger to MeriStar Partnership Unitholders -- Taxable Gain or Loss -- Reduction in Share of Partnership Liabilities/Deemed Cash Distribution," a MeriStar Partnership unitholder could recognize taxable gain as a result of a reduction in the unitholder's share of partnership liabilities in connection with the partnership merger. A former MeriStar Partnership unitholder also could recognize taxable gain as a result of a reduction in the unitholder's share of partnership liabilities after the partnership merger, to the extent that the reduction exceeds the unitholder's basis in our units. An issuance of additional units by us without a corresponding increase in our nonrecourse liabilities could result in a reduction of our unitholder's share of nonrecourse liabilities and a deemed cash distribution to the unitholder. We cannot guarantee that a future refinancing of our indebtedness or MeriStar Partnership's indebtedness that remains outstanding after the partnership merger would not result in a reduction of the liabilities allocated to the former MeriStar Partnership unitholders, causing the former MeriStar Partnership unitholders to recognize taxable gain. Generally, the maximum amount of gain that any former MeriStar Partnership unitholder could recognize as a result of a reduction in liabilities is the amount by which its share of the indebtedness of MeriStar Partnership exceeds its share of the tax basis of the MeriStar Partnership assets, which amount is commonly referred to as a "negative capital account."

     MeriStar Partnership has entered into bottom guaranty agreements with some MeriStar Partnership unitholders under which MeriStar Partnership agreed to maintain a debt balance at least equal to a specified amount and the unitholders guaranteed, or agree to reimburse the guarantor or other obligor for, MeriStar Partnership's debt to the extent of, and in proportion to, that specified debt balance. MeriStar Partnership unitholders will continue to have their rights under those bottom guaranty agreements after the partnership merger. Each MeriStar Partnership unitholder is urged to consult its own tax advisor regarding the tax consequences of the bottom guaranty agreements.

TAX CONSEQUENCES OF OWNERSHIP OF FELCOR PARTNERSHIP UNITS AFTER THE PARTNERSHIP MERGER

  Income and Deductions in General

     We are not a taxable entity for federal income tax purposes. Instead, each of our unitholders is required to report on its federal income tax return its allocable share of our income, gains, losses, deductions, and credits for any of our taxable years ending within or with the taxable year of the unitholder, without regard to whether the unitholder has received or will receive any cash distributions from us. For each taxable year, we are required to furnish to each of our unitholders a Schedule K-1 that sets forth the unitholder's allocable share of any of our income, gains, losses, deductions, and credits.

  Treatment of FelCor Partnership Distributions

     Distributions of money by us to our unitholders, including deemed distributions that result from a reduction in the unitholder's share of our liabilities, generally will result in taxable gain (but not loss) to the unitholder only if and to the extent that the distribution exceeds the unitholder's adjusted tax basis in our units immediately before the distribution. A portion of the gain may be taxable as ordinary income. Any reduction in a unitholder's share of our liabilities, whether through repayment, refinancing, or otherwise, will constitute a deemed distribution of money to the unitholder. In addition, an issuance of additional units by us without a corresponding increase in our nonrecourse liabilities could decrease a unitholder's share of our nonrecourse liabilities, resulting in a deemed cash distribution to a unitholder.

     A distribution of property other than money by us to our unitholders ordinarily does not result in the recognition of gain or loss by either us or the unitholder unless the property is a marketable security for purposes of section 731(c) of the Code and the exceptions to the requirement for recognition of gain do not apply. Marketable securities, for these purposes, generally include actively traded securities or equity interests in another entity that are readily convertible into or exchangeable for money or marketable securities. Upon a distribution of marketable securities, the unitholder would recognize gain, but not loss, to the extent that the fair market value of the marketable securities exceeds the unitholder's adjusted tax basis in our units immediately before the distribution. It is possible that we will make distributions of property that are considered marketable securities and that an exception to the gain recognition requirement would not apply to that distribution.

     Upon the distribution of property to a partner other than the partner who contributed the property within seven years of the contribution of the property to the partnership, section 704(c)(1)(B) of the Code generally requires the partner who contributed the property to the partnership to recognize any gain that existed, but was deferred, for federal income tax purposes with respect to the property at time of the contribution. Similarly, section 737 of the Code generally requires the recognition of a contributing partner's deferred gain upon the distribution to that partner of other partnership property within seven years of that partner's contribution of appreciated property to the partnership. For a discussion of the effect of these provisions on former MeriStar Partnership unitholders, see "-- Effect of Subsequent Events on Holders of FelCor Partnership Units -- Distributions of Property."

  Initial Basis of Units

     In general, a MeriStar Partnership unitholder who acquires our units in the partnership merger will have an initial tax basis in our units equal to its adjusted tax basis in its MeriStar Partnership units that the unitholder is treated as contributing to us in the part sale, part contribution transaction. See "Tax

Consequences of the Partnership Merger to MeriStar Partnership
Unitholders -- Tax Basis of Units." A MeriStar Partnership unitholder's basis in our units will be adjusted upward or downward to reflect any increase or decrease, respectively, in the unitholder's share of MeriStar Partnership liabilities compared to the unitholder's share of our liabilities immediately after the partnership merger.

     Our unitholder's initial basis in its units generally will be increased by the unitholder's share of:

     - our taxable income;

     - any increases in nonrecourse liabilities incurred by us; and

     - our recourse liabilities, to the extent that the unitholder incurs the risk of loss with respect to those liabilities, whether through a guarantee or indemnification agreement or otherwise.

     Generally, our unitholder's initial basis in its units will be decreased, but not below zero, by the unitholder's share of:

     - our distributions;

     - decreases in our liabilities, including any decrease in its share of our nonrecourse liabilities and any recourse liabilities for which it is considered to bear the economic risk of loss;

     - our losses; and

     - our nondeductible expenditures that are not chargeable to capital.

  Allocations of FelCor Partnership Income, Gain, Loss, and Deductions

     Our partnership agreement generally provides that net loss first will be allocated proportionately among the unitholders in order to cause their capital accounts to be in proportion to their respective percentage interests. Second, net loss will be allocated proportionately among the holders of preferred units in order to reduce their capital accounts to zero. Third, any remaining net loss will be allocated among the unitholders in proportion to their respective percentage interests in us. However, a holder of our units will not be allocated net losses if the allocation would create a deficit balance in its capital account, as specially adjusted for that purpose, which losses are referred to as excess losses. Excess losses will be allocated first proportionately to the other partners and thereafter to FelCor.

     Our partnership agreement generally provides that net income will be allocated first to the holders of preferred units to the extent of the preferred return required to be paid to those holders. Second, net income will be allocated proportionately among the unitholders in order to cause their capital accounts to be in proportion to their respective percentage interests. Third, any remaining net income will be allocated among the unitholders in proportion to their respective percentage interests.

     Under section 704(b) of the Code, a partnership's allocation of any item of income, gain, loss, or deduction to a partner will be given effect for federal income tax purposes so long as it has "substantial economic effect," or is otherwise in accordance with the "partner's interest in the partnership." If an allocation of an item does not satisfy this standard, it will be reallocated among the partners on the basis of their respective interests in the partnership, taking into account all facts and circumstances. We believe that the allocations of items of income, gain, loss, and deduction under the partnership agreement, as described above, will be considered to have substantial economic effect under the applicable Treasury regulations.

  Depreciation Life Restart with Respect to MeriStar Partnership Properties

     The merger of MeriStar with and into FelCor will result in the transfer of a 50% or greater partnership interest in the MeriStar Partnership. As a result, there will be a technical termination of MeriStar Partnership for federal income tax purposes under section 708 of the Code. The only material consequence of the tax termination is that the useful lives for tax depreciation purposes of all of the MeriStar Partnership assets will restart at the time of the merger. Consequently, the remaining depreciation deductions available with respect to those assets will be recognized over a longer period of time than if the merger had not occurred.

  Tax Allocations with Respect to Book-Tax Difference on Contributed Properties

     Under section 704(c) of the Code, income, gain, loss, and deductions attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner so that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which is referred to as the "book-tax difference." A book-tax difference also can exist with respect to an asset that has not appreciated or depreciated in economic terms if that asset has been depreciated for tax purposes.

     Our partnership agreement requires allocations of income, gain, loss, and deductions attributable to properties for which there is a book-tax difference to be made in a manner that is consistent with section 704(c) of the Code. Treasury regulations under section 704(c) require partnerships to use a "reasonable method" for allocation of items affected by section 704(c) and outline three methods of allocation. Except as otherwise agreed between MeriStar Partnership and its unitholders prior to the partnership merger, we are required to use the traditional method of allocation with respect to MeriStar Partnership's properties. Under the traditional method, former MeriStar Partnership unitholders will be allocated less depreciation and, therefore, more income with respect to the assets owned by MeriStar Partnership at the time of the partnership merger. The effects of these allocations will be different for different MeriStar Partnership unitholders and will depend upon which, if any, properties those unitholders originally contributed to MeriStar Partnership and the amount of depreciation, if any, that remains to be claimed with respect to those properties. These reduced allocations of depreciation and increased allocations of income will be offset, at least in part, by increased allocations of depreciation with respect to properties owned by us before the partnership merger.

     If a property owned by MeriStar Partnership at the time of the partnership merger is sold after the partnership merger, gain equal to any book-tax difference remaining at the time of the sale must be allocated exclusively to the former MeriStar Partnership unitholders, even though the proceeds of the sale will be allocated proportionately among all our unitholders. Conversely, no gain attributable to any book-tax difference remaining in one of our existing properties at the time of a sale will be allocated to the former MeriStar Partnership unitholders. Under the traditional method, however, the gain required to be specially allocated would not exceed the gain that is recognized on the sale. The amount of gain allocated to specific former MeriStar Partnership unitholders with respect to MeriStar Partnership assets would depend upon a number of variables, including:

     - the book-tax difference that existed with respect to the assets within MeriStar Partnership before the partnership merger;

     - whether the former MeriStar Partnership unitholder owns units issued in exchange for the contribution of that asset to MeriStar Partnership; and

     - the amount of the book-tax difference with respect to that asset that has been amortized since the partnership merger and before the sale of the asset through the special allocations of depreciation deductions described above.

     Our partnership agreement also requires that any gain allocated to our unitholders upon the sale or other taxable disposition of any of our assets must, to the extent possible after taking into account other required allocations of gain, be characterized as recapture income in the same proportions and to the same extent as the unitholders previously have been allocated any deductions directly or indirectly giving rise to the treatment of the gain as recapture income.

  Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income

     Generally, individuals, estates, trusts, and some closely held corporations and personal service corporations can deduct losses from passive activities only to the extent that those losses do not exceed the taxpayer's income from passive activities. Generally, passive activities are activities or investments in which the taxpayer does not materially participate, which would include the ownership of interests in us. As described above, there is a substantial risk that we will be classified as a publicly traded partnership after the partnership merger. See "Tax Status of FelCor Partnership." Assuming that we are classified as a publicly traded partnership after the partnership merger, any losses or deductions allocable to our unitholders, other than a loss incurred upon a complete disposition of the unitholder's interest in us, could be used only against our gains or income and could not be used to offset income from other passive activities. Similarly, any of our income or gain allocable to our unitholders could not be offset with losses from other passive activities of the unitholder. For a more detailed discussion of our possible classification as a publicly traded partnership, see "-- Tax Status of FelCor Partnership" above.

     In addition, our unitholders may not deduct their share of any of our losses to the extent that those losses exceed the lesser of:

     - the adjusted tax basis of its FelCor Partnership units at the end of our taxable year in which the loss occurs; and

     - the amount for which the unitholder is considered "at-risk" at the end of that year.

     In general, our unitholders will be at-risk to the extent of their basis in their FelCor Partnership units, except to the extent that the unitholders acquired their units using nonrecourse debt. For these purposes, the unitholders' basis in their FelCor Partnership units will include all of that unitholder's share of our recourse liabilities, but only will include the unitholder's share of our nonrecourse liabilities that are considered "qualified nonrecourse financing" for purposes of the at-risk rules. Qualified nonrecourse financing is any debt that is borrowed for the activity of holding real property, that is borrowed from a qualified person or a government entity or guaranteed by a government entity, with respect to which no person is personally liable for repayment, except to the extent provided in Treasury regulations, and that is not convertible debt. In addition, although the law is unclear, qualified nonrecourse financing generally must be secured by real property that is used in the activity of holding real property. It is unclear to what extent our indebtedness constitutes qualified nonrecourse financing for purposes of the at-risk rules. In addition, because a significant portion of our indebtedness is not secured by our properties, it is possible that the Internal Revenue Service could successfully contend that some or all of our indebtedness is not qualified nonrecourse financing. Moreover, it is possible that we will repay some or all of our qualified nonrecourse financing in the future with proceeds from equity offerings or proceeds of debt financings that do not constitute qualified nonrecourse financing. MeriStar Partnership unitholders are urged to consult their own tax advisors regarding the application of the at-risk rules, including, but not limited to the qualified nonrecourse financing rules, in connection with the partnership merger.

     After the partnership merger, a former MeriStar Partnership unitholder's at-risk amount generally will increase or decrease as its adjusted basis in our units increases or decreases, except for increases or decreases attributable to our liabilities that do not constitute qualified nonrecourse financing. If one of our unitholders is not allowed to use losses in a particular taxable year because of the application of the at-risk rules, the losses can be carried forward and used by the unitholder to offset income in a subsequent year to the extent that the unitholder's adjusted basis or at-risk amount, whichever was the limiting factor, is increased in that subsequent year. The at-risk rules apply to:

     - an individual unitholder;

     - an individual shareholder or partner of a unitholder that is an S corporation or partnership; and

     - a unitholder that is a corporation if 50% or more of the value of that corporation's stock is owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year.

  Disposition of FelCor Partnership Units

     If our unitholders sell, transfer as a gift, or otherwise dispose of one of our units, the unitholder will recognize gain or loss equal to the difference between the amount realized on the disposition and the unitholder's adjusted tax basis attributable to the unit transferred. The amount realized on the disposition of a unit generally will equal the sum of:

     - any cash received;

     - the fair market value of any other property received; and

     - the amount of our liabilities allocated to the unit transferred.

     Because the amount realized includes any amount attributable to the relief from our liabilities attributable to the unit, a unitholder could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the unit.

     In general, any gain or loss recognized on the disposition of one of our units will be capital gain or loss. However, any portion of our unitholder's amount realized on the disposition of a unit that is attributable to our "unrealized receivables", as defined in section 751 of the Code, will give rise to ordinary income. The amount of ordinary income that would be required to be recognized would be equal to the amount by which the unitholder's share of our unrealized receivables exceeds the portion of the unitholder's basis that is attributable to those assets. Unrealized receivables include, to the extent not previously included in our income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if we had sold our assets at their fair market value at the time of the disposition.

     A unitholder generally must hold its units for more than one year for gain or loss derived from the sale or exchange of the units to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to individuals, trusts, and estates generally is 20% for sales and exchanges of assets held for more than one year, but is 25% to the extent that the gain is attributable to specific types of previously taken depreciation deductions. The applicable Treasury regulations apply the 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the partnership that have not otherwise been recaptured as ordinary income. Accordingly, any gain on the sale of MeriStar Partnership units held for more than one year could be treated partly as long-term capital gain subject to a 20% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by MeriStar Partnership that have not been otherwise recaptured as ordinary income, and partly as ordinary income to the extent attributable to unrealized receivables. Thus, gain recognized by non-corporate unitholders upon the partnership merger may be subject to a combination of three different tax rates. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate unitholder generally may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate unitholder may carry forward unused capital losses indefinitely. A corporate unitholder must pay tax on its net capital gain at ordinary corporate rates and may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

  Redemptions of FelCor Partnership Units

     If one of our unitholders exercises its redemption right and FelCor elects to acquire the unitholder's FelCor Partnership units in exchange for cash or shares of FelCor common stock, the transaction will be a fully taxable sale of the unitholder's units tendered for redemption. The amount realized by a unitholder on the redemption of its FelCor Partnership units will equal the sum of:

     - any cash received;

     - the fair market value of any shares of FelCor common stock received; and

     - the amount of our liabilities allocated to the units redeemed.

The unitholder's taxable gain and the tax consequences of that gain would be determined as described under "-- Disposition of FelCor Partnership Units" above.

     If we redeem a unitholder's FelCor Partnership units for cash that is contributed by FelCor in order to effect the redemption, the redemption likely will be treated as a sale of our units to FelCor in a fully taxable transaction, although the matter is not free from doubt. Under those circumstances, the redeeming unitholder's amount realized will equal the sum of the cash received and the amount of our liabilities allocated to the units redeemed. The unitholder's taxable gain and the tax consequences of that gain would be determined as described under "-- Disposition of FelCor Partnership Units" above.

     If one of our units is redeemed for cash that is not contributed by FelCor to effect the redemption, the unitholder's tax treatment will depend upon whether or not the redemption results in a disposition of all of the unitholder's FelCor Partnership units. If all of the unitholder's FelCor Partnership units are redeemed, the unitholder's taxable gain and the tax consequences of that gain will be determined as described under "-- Disposition of FelCor Partnership Units" above. However, if less than all of a unitholder's FelCor Partnership units are redeemed, the unitholder will not be allowed to recognize loss on the redemption and will recognize taxable gain only if and to the extent that the unitholder's amount realized on the redemption, calculated as described above, exceeds the unitholder's basis in all of its units immediately before the redemption.

  Partnership Audit Procedures

     The federal income tax information returns filed by us may be audited by the Internal Revenue Service. The Code contains partnership audit procedures governing the manner in which Internal Revenue Service audit adjustments of partnership items are resolved.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of adjustments by the Internal Revenue Service, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction, and credit is determined at the partnership level in a unified partnership proceeding, rather than in separate proceedings with each partner. The Code provides for one partner to be designated as the "tax matters partner" for these purposes. FelCor is the tax matters partner for us. The tax matters partner is authorized, but not required, to take actions on our behalf and the unitholders and can extend the statute of limitations for assessment of tax deficiencies against our unitholders with respect to our items. The tax matters partner will make a reasonable effort to keep each unitholder informed of administrative and judicial tax proceedings with respect to our items in accordance with Treasury regulations issued under section 6223 of the Code. The tax matters partner may seek judicial review, to which all unitholders will be bound, of a final partnership administrative adjustment.

     Unitholders generally are required to treat our items on their federal income tax returns in a manner consistent with the treatment of the items on our information return. In general, that consistency requirement is waived if a unitholder files a statement with the Internal Revenue Service identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on our return. Even if the consistency requirement is waived, adjustments to the unitholder's tax liability with respect to our items may result from an audit of our or the unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. In addition, an audit of our return may lead to an audit of an individual unitholder's tax return, which could result in adjustment of non-partnership items.

  Alternative Minimum Tax on Items of Tax Preference

     The Code contains alternative minimum tax rules that are applicable to corporate and noncorporate taxpayers. We will not be subject to the alternative minimum tax, but our unitholders are required to take into account on their own tax returns their respective share of our tax preference items and adjustments in order to compute their alternative minimum taxable income. Since the impact of this tax depends on each unitholder's particular situation, unitholders are urged to consult with their own tax advisors as to the applicability of the alternative minimum tax following the partnership merger.

  State and Local Taxes

     In addition to the federal income tax consequences described above, a MeriStar Partnership unitholder should consider the potential state and local tax consequences of owning our units. A unitholder may be required to file tax returns and may incur tax liability both in the state or local jurisdiction where the unitholder resides and in the state and local jurisdictions in which we own assets or otherwise do business. We also may be required to withhold state income tax from distributions otherwise payable to our unitholders. To the extent that our unitholders pay income tax with respect to our income to a state where it is not resident or we are required to pay the tax on behalf of the unitholder, the unitholder may be entitled to a deduction or credit against income tax that it otherwise would owe to its state of residence with respect to the same income. We anticipate providing our unitholders with any information reasonably necessary to permit them to satisfy state and local return filing requirements. A MeriStar Partnership unitholder should consult with its own tax advisor regarding the state and local income tax implications of owning our units, including return filing requirements in the various states in which we currently own properties and will own properties after the partnership merger.

                                 LEGAL MATTERS

     The validity of our units to be issued in connection with the partnership merger will be passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                    EXPERTS

     The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of FelCor Partnership for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of MeriStar Hospitality Operating Partnership, L.P. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 and the financial statement schedule of real estate and accumulated depreciation have been included herein in this supplement to the joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE CAN YOU FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 of which this prospectus supplement and the accompanying joint proxy statement/prospectus form a part. The registration statement registers the distribution to holders of units of MeriStar Partnership of our units of limited partnership to be issued in connection with the partnership merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit specified information included in the registration statement from this joint proxy statement/prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center               Citicorp Center
           Room 1024                      Suite 1300                500 West Madison Street
    Washington, D.C. 20549            New York, NY 10048                  Suite 1400
                                                                    Chicago, IL 60661-2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information in this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information included directly in this document.

     The documents listed below that we have previously filed with the SEC are considered to be a part of this prospectus supplement. They contain important business and financial information about us that is not included in or delivered with this document.

     FelCor Lodging Limited Partnership SEC Filings:

     1.  Annual Report on Form 10-K for the year ended December 31, 2000; and

     2.  Quarterly Report on Form 10-Q for the three months ended March 31,
         2001.

     We incorporate by reference in this document all additional documents that we may file with the SEC between the date of this prospectus supplement and the date of effectiveness of the partnership merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy or other materials.

     FelCor and we supplied all information contained or incorporated by reference in this prospectus supplement or the accompanying joint proxy statement/prospectus relating to us, as well as all pro forma financial information, and MeriStar or MeriStar Partnership has supplied all information contained in this prospectus supplement or the accompanying joint proxy statement/prospectus relating to MeriStar or MeriStar Partnership. This document constitutes our prospectus.

                      WHAT INFORMATION YOU SHOULD RELY ON

     No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this document or which is specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

     This document is dated                     , 2001. The information
contained in this document speaks only as of its date unless the information specifically indicates that another date applies. This document does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, MeriStar's or our units of limited partnership interest, to or from any person to whom it is unlawful to direct these activities.

                         INDEX TO FINANCIAL STATEMENTS

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                                                              PAGE
                                                              ----
Condensed Consolidated Balance Sheets -- March 31, 2001
  (unaudited) and December 31, 2000.........................   F-2
Condensed Consolidated Statements of Operations and
  Comprehensive Income -- Three Months Ended March 31, 2001
  and 2000 (unaudited)......................................   F-3
Condensed Consolidated Statements of Partners'
  Capital -- Three Months Ended March 31, 2001 and 2000
  (unaudited)...............................................   F-4
Condensed Consolidated Statements of Cash Flows -- Three
  Months Ended March 31, 2001 and 2000 (unaudited)..........   F-5
Notes to Condensed Consolidated Financial Statements........   F-6
Independent Auditors' Report................................  F-12
Consolidated Balance Sheets -- December 31, 2000 and 1999...  F-13
Consolidated Statements of Operations -- Years Ended
  December 31, 2000, 1999 and 1998..........................  F-14
Consolidated Statements of Partners' Capital -- Years Ended
  December 31, 2000, 1999 and 1998..........................  F-15
Consolidated Statements of Cash Flows -- Years Ended
  December 31, 2000, 1999 and 1998..........................  F-16
Notes to the Consolidated Financial Statements..............  F-17
Schedule III -- Real Estate and Accumulated Depreciation....  F-32

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                MARCH 31,        DECEMBER 31,
                                                                   2001              2000
                                                              --------------   -----------------
                                                               (UNAUDITED)
                                             ASSETS

Investments in hotel properties.............................    $3,192,731        $3,193,730
Accumulated depreciation....................................      (314,289)         (287,229)
                                                                ----------        ----------
                                                                 2,878,442         2,906,501
Cash and cash equivalents...................................        18,982               242
Accounts receivable, net....................................        57,311             2,833
Prepaid expenses and other..................................        18,221             2,767
Note receivable from OpCo...................................        36,000                --
Due from OpCo...............................................        10,709            22,221
Investments in and advances to affiliates...................        41,714            42,196
Restricted cash.............................................        18,221            19,918
Intangible assets, net of accumulated amortization of $5,289
  and $5,575................................................        16,016             9,822
                                                                ----------        ----------
                                                                $3,095,616        $3,006,500
                                                                ==========        ==========

                     LIABILITIES, MINORITY INTERESTS AND PARTNERS' CAPITAL

Accounts payable, accrued expenses and other liabilities....    $  131,668        $   72,197
Accrued interest............................................        30,957            28,365
Income taxes payable........................................         1,204               921
Distributions payable.......................................        24,142            24,581
Deferred income taxes.......................................         8,257             8,113
Interest rate swaps.........................................         7,635                --
Notes payable to MeriStar...................................       356,826           356,729
Mortgages and notes payable.................................     1,318,152         1,281,590
                                                                ----------        ----------
          Total liabilities.................................     1,878,841        $1,772,496
                                                                ----------        ----------
Minority interests..........................................         2,698             2,687
Redeemable OP units at redemption value.....................        87,175            88,545
Partners' capital -- common OP units 44,465,990 and
  44,403,034 issued and outstanding.........................     1,126,902         1,142,772
                                                                ----------        ----------
                                                                $3,095,616        $3,006,500
                                                                ==========        ==========

     See accompanying notes to condensed consolidated financial statements.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME
                                   UNAUDITED
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------    -------
Revenue:
  Hotel operations:
    Rooms...................................................  $200,380    $    --
    Food and beverage.......................................    71,291         --
    Other operating departments.............................    22,471         --
  Participating lease revenue...............................     5,384     65,523
  Office rental and other revenues..........................     3,158      1,557
                                                              --------    -------
         Total revenue......................................   302,684     67,080
                                                              --------    -------
Hotel operating expenses by department:
  Rooms.....................................................    45,722         --
  Food and beverage.........................................    51,404         --
  Other operating departments...............................    11,570         --
Office rental, parking and other operating expenses.........       937        606
Undistributed operating expenses:
  Administrative and general................................    44,917      1,744
  Property operating costs..................................    42,699         --
  Property taxes, insurance and other.......................    18,387     12,691
  Depreciation and amortization.............................    29,387     26,298
  Write down of investment in STS Hotel Net.................     2,112         --
  Swap termination costs....................................     9,297         --
                                                              --------    -------
         Total operating expenses...........................   256,432     41,339
                                                              --------    -------
Net operating income........................................    46,252     25,741
Interest expense, net.......................................    30,229     28,760
                                                              --------    -------
Income (loss) before minority interests, income taxes, loss
  on sale of asset and extraordinary gain (loss)............    16,023     (3,019)
Minority interests..........................................        11         23
                                                              --------    -------
Income (loss) before income taxes, loss on sale of asset and
  extraordinary gain (loss).................................    16,012     (3,042)
Income tax expense (benefit)................................       453        (56)
                                                              --------    -------
Income (loss) before loss on sale of asset and extraordinary
  gain (loss)...............................................    15,559     (2,986)
Loss on sale of asset, net of tax effect of ($19)...........    (1,062)        --
Extraordinary gain (loss) on early extinguishments of debt,
  net of tax effect of ($17) and $50........................    (1,226)     3,400
                                                              --------    -------
Net income..................................................    13,271        414
Other comprehensive income (loss):
  Transition adjustment.....................................    (2,842)        --
  Foreign currency translation adjustment...................      (974)      (155)
  Change in fair value of cash flow hedges..................    (4,793)        --
                                                              --------    -------
Comprehensive income........................................  $  4,662    $   259
                                                              ========    =======
Net income applicable to common unitholders.................  $ 13,130    $   273
                                                              ========    =======
Earnings per unit:
  Basic:
    Income before extraordinary gain (loss).................  $   0.29    $ (0.06)
    Extraordinary gain (loss)...............................     (0.02)      0.07
                                                              --------    -------
    Net income..............................................  $   0.27    $  0.01
                                                              ========    =======
  Diluted:
    Income before extraordinary gain (loss).................  $   0.29    $ (0.06)
    Extraordinary gain (loss)...............................     (0.02)      0.07
                                                              --------    -------
    Net income..............................................  $   0.27    $  0.01
                                                              ========    =======

     See accompanying notes to condensed consolidated financial statements.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

             CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                   UNAUDITED
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  2001            2000
                                                              ------------    ------------
Balance at beginning of period..............................   $1,142,772      $1,203,518
Contributions...............................................        4,180           2,636
Contribution from general partner related to amortization of
  unearned stock-based compensation.........................          797              --
Repurchase of units.........................................           --         (14,100)
Allocations from redeemable OP units........................       (1,226)         (6,419)
Distributions...............................................      (24,142)        (26,329)
  Net income applicable to common unitholders...............       13,130             273
  Transition adjustment.....................................       (2,842)             --
  Foreign currency translation adjustment...................         (974)           (155)
  Change in fair value of cash flow hedges..................       (4,793)             --
                                                               ----------      ----------
Balance at end of period....................................   $1,126,902      $1,159,424
                                                               ==========      ==========

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED
                                 (IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2001         2000
                                                              ---------    --------
Operating activities:
  Net income................................................  $  13,271    $    414
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     29,387      26,298
  Loss on sale of assets, before tax effect.................      1,081          --
  Write down of investment in STS Hotel Net.................      2,112          --
  Extraordinary loss (gain) on early extinguishment of debt,
     before tax effect......................................      1,243      (3,450)
  Minority interests........................................         11          23
  Amortization of stock based compensation..................        797          --
  Deferred income taxes.....................................        144          49
  Changes in operating assets and liabilities:
     Accounts receivable, net...............................     (7,173)     (2,710)
     Prepaid expenses and other.............................     (2,580)      3,103
     Due from OpCo..........................................     11,512     (12,249)
     Accounts payable, accrued expenses, accrued interest
      and other liabilities.................................     (3,736)     34,981
     Income taxes payable...................................        283        (212)
                                                              ---------    --------
          Net cash provided by operating activities.........     46,352      46,247
                                                              ---------    --------
Investing activities:
  Investment in hotel properties, net.......................     (8,743)    (24,849)
  Proceeds from disposition of assets.......................      7,274          --
  Hotel operating cash received in lease conversions........      3,778          --
  Investments in and advances to affiliates, net............         --        (433)
  Repayments of notes receivable............................    (36,000)     57,110
  Change in restricted cash.................................      1,697       2,204
                                                              ---------    --------
          Net cash (used in) provided by investing
            activities......................................    (31,994)     34,032
                                                              ---------    --------
Financing activities:
  Deferred financing costs..................................     (9,322)        (49)
  Proceeds from mortgages and notes payable.................    578,347      45,097
  Principal payments on mortgages and notes payable.........   (541,720)    (74,138)
  Repayments of MeriStar borrowings.........................         --     (14,608)
  Contributions from partners...............................      1,720       1,373
  Repurchase of units.......................................         --     (14,100)
  Distributions paid to partners............................    (24,859)    (26,402)
                                                              ---------    --------
          Net cash provided by (used in) financing
            activities......................................      4,166     (82,827)
                                                              ---------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        216          (1)
                                                              ---------    --------
Net increase (decrease) in cash and cash equivalents........     18,740      (2,549)
Cash and cash equivalents, beginning of period..............        242       2,549
                                                              ---------    --------
          Cash and cash equivalents, end of period..........  $  18,982    $     --
                                                              =========    ========

     See accompanying notes to condensed consolidated financial statements.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION

     MeriStar Hospitality Operating Partnership, L.P. ("the Partnership") owns a portfolio of primarily upscale, full-service hotels in the United States and Canada. The portfolio is diversified by franchise and brand affiliations. As of March 31, 2001, the Partnership owned 113 hotels, with 28,877 rooms, 105 of which are leased by the Partnership's taxable subsidiaries and managed by MeriStar Hotels & Resorts, Inc., ("OpCo"). Eight of the hotels are leased by affiliates of Prime Hospitality Corporation. During 2000, substantially all of the hotels were leased to and operated by OpCo.

     The Partnership was formed on August 3, 1998, as a result of the merger between CapStar Hotel Company ("CapStar") and American General Hospitality Corporation ("AGH") and the subsequent formation of MeriStar Hospitality Corporation ("MeriStar") , the merged entity. MeriStar, a real estate investment trust ("REIT") is the general partner and owns a one percent interest as of March 31, 2001. The limited partners are MeriStar LP, Inc., a wholly owned subsidiary of MeriStar, which held approximately a 90 percent interest as of March 31, 2001 and various third parties, which owned an aggregate interest of nine percent at March 31, 2001.

     On January 1, 2001, changes to the federal tax laws governing real estate investment trusts, commonly know as the REIT Modernization Act, or RMA, became effective. The REIT Modernization Act permits the Partnership to create taxable REIT subsidiaries on or after January 1, 2001, which are subject to taxation similar to subchapter C corporations. Because of the RMA, the Partnership has created a number of these taxable REIT subsidiaries that are the lessees of its real property. The REIT Modernization Act prohibits the taxable REIT subsidiaries from engaging in the following activities:

     - they may not manage the properties themselves; they need to enter into "arms length" management agreements with an independent third-party manager that is actively involved in the trade or business of hotel management and manages properties on behalf of other owners,

     - they may not lease a property that contains gambling operations, and

     - they may not own a brand or franchise under which hotels are operated.

     The Partnership believes that establishing taxable REIT subsidiaries to lease the properties provides a more efficient alignment of and ability to capture the economic interests of property ownership.

     Subsidiaries of OpCo assigned their participating leases to the wholly-owned taxable REIT subsidiaries as of January 1, 2001. In connection with the assignment, the taxable subsidiaries executed new management agreements with a subsidiary of OpCo to manage the hotels. Under these management agreements, the taxable subsidiaries pay a management fee to OpCo for each property. The taxable subsidiaries in turn make rental payments to the Partnership under the participating leases. The management agreements have been structured to substantially mirror the economics of the former leases. The transactions did not result in any cash consideration exchanged among the parties except in regard to the transfer of hotel operating assets and liabilities to the taxable subsidiaries. Under the new management agreements, the base management fee is 2.5% of total hotel revenue plus incentive payments, based on meeting performance thresholds, that could total up to 1.5% of total hotel revenue. The agreements have an initial term of 10 years with three renewal periods of five years each at the option of OpCo, subject to some exceptions. Because these leases have been assigned to the taxable subsidiaries, the Partnership now bears the operating risk associated with the hotels.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These unaudited interim financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures that are normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These interim financial statements should be read in conjunction with the financial statements, accompanying notes and other information for the year ended December 31, 2000. Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

     In management's opinion, the accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial condition and results of operations and cash flows for the periods presented. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires a public entity to report selected information about operating segments in financial reports issued to shareholders. Based on the guidance provided in the standard, the Partnership has determined that its business is conducted in one reportable segment. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Revenues for Canadian operations totaled $5,522 and $1,425 for the three months ended March 31, 2001 and 2000, respectively.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin or SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 addresses lessor revenue recognition in interim periods related to rental agreements which provide for minimum rental payments, plus contingent rents based on the lessee's operations, such as a percentage of sales in excess of an annual specified revenue target. SAB No. 101 requires the deferral of contingent rental income until specified targets are met. This SAB relates only to the recognition of the lease revenue in interim periods for financial reporting purposes; it has no effect on the timing of rent payments under the leases. The effect of SAB No. 101 was to defer recognition of additional contingent rental income of $1,173 and $32,679 for the three months ended March 31, 2001 and 2000, respectively.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In June 1999, the Financial Accounting Standard Board issued Statement of Financial Accounting Standard No. 137 which amended Statement of Financial Accounting Standard No. 133 to defer the effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 138 which provides additional guidance and amendments to Statement of Financial Accounting Standard No. 133. The Partnership recognized a transition adjustment of $2,842 as the fair value of the derivative instruments at January 1, 2001. The transition adjustment resulted in an interest rate swap liability and a corresponding charge to other comprehensive loss.

     SFAS No. 130, "Reporting Comprehensive Income," requires an enterprise to display comprehensive income and its components in a financial statement to be included in an enterprise's full set of annual financial statements or in the notes to financial statements. Comprehensive income represents a measure of

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

all changes in equity of an enterprise that result from recognized transactions and other economic events for the period other than transactions with owners in their capacity as owners. Comprehensive income of the Partnership includes net income and other comprehensive income from foreign currency items and the valuation of derivative instruments. Accumulated other comprehensive loss included in partners' capital was $14,690 and $6,081 as of March 31, 2001 and December 31, 2000.

3. NOTE RECEIVABLE FROM OPCO

     The Partnership may lend OpCo up to $50,000 for general corporate purposes pursuant to a revolving credit agreement. The interest rate on this credit agreement is 650 basis points over the 30-day London Interbank Offered Rate. As of March 31, 2001, $36,000 was outstanding under this revolving credit agreement.

4. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                              MARCH 31,    DECEMBER 31,
                                                                 2001          2000
                                                              ----------   ------------
Senior Unsecured Notes......................................  $  498,314    $       --
Credit Facility.............................................     442,000       898,000
Secured Facility............................................     323,397       324,554
Mortgage Debt and Other.....................................      54,441        59,036
                                                              ----------    ----------
  Mortgages and Notes payable...............................  $1,318,152..  $1,281,590
Notes payable to MeriStar...................................     356,826       356,729
                                                              ----------    ----------
                                                              $1,674,978    $1,638,319
                                                              ==========    ==========

     As of March 31, 2001, aggregate future maturities of the above obligations are as follows:

2001....................................................   $   21,536
2002....................................................       47,897
2003....................................................      333,589
2004....................................................      240,168
2005....................................................        9,265
Thereafter..............................................    1,022,523
                                                           ----------
                                                           $1,674,978
                                                           ==========

     On January 26, 2001, the Partnership sold $300,000 of 9.0% senior notes due 2008 and $200,000 of 9.13% senior notes due 2011. The notes are unsecured obligations of the Partnership. MeriStar, together with a number of the subsidiaries of the Partnership, guarantees payment of principal and interest on the notes on a senior unsecured basis. The net proceeds from the sale of $492,000 were used to repay amounts outstanding under the Credit Facility and to make payments to terminate some swap agreements that hedged variable interest rates of the loans that were repaid. The terminated swap agreements had notional amounts totaling $300,000. The Partnership recognized a loss of $9,297 to terminate these swap agreements. The repayments of term loans under the Credit Facility resulted in an extraordinary loss of $1,243 ($1,226, net of tax) from the write-off of deferred financing costs.

5. DISTRIBUTIONS PAYABLE

     On March 21, 2001, the Partnership declared a distribution for the three months ended March 31, 2001 of $0.505 per Common and Class B OP Unit and $0.5575 per Class C OP Unit. The distribution was paid on April 30, 2001.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

6. EARNINGS PER UNIT

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per unit ("EPU") computations for income before extraordinary gain (loss):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Basic EPU Computation:
  Net income (loss) before extraordinary gain (loss)........  $14,497    $(2,986)
  Distributions paid related to unvested restricted stock of
     MeriStar...............................................     (183)        --
  Preferred distributions...................................     (141)      (141)
                                                              -------    -------
  Income (loss) before extraordinary gain (loss) available
     to common unitholders..................................   14,173     (3,127)
  Weighted average number of OP Units outstanding...........   48,421     51,572
                                                              -------    -------
  Basic EPU before extraordinary gain (loss)................  $  0.29    $ (0.06)
                                                              =======    =======
Diluted EPU Computation:
  Income (loss) before extraordinary gain (loss) available
     to common unitholders..................................   14,173     (3,127)
  Weighted average number of OP units outstanding...........   48,421     51,572
  Stock options of MeriStar.................................      322         --
                                                              -------    -------
  Total weighted average number of diluted OP units
     outstanding............................................   48,743     51,572
                                                              -------    -------
  Diluted EPU before extraordinary gain (loss)..............  $  0.29    $ (0.06)
                                                              =======    =======

     The effects of the Class D Preferred OP Units, convertible debt of MeriStar, and restricted stock of MeriStar were not included in the computation of EPU as their effect was anti-dilutive.

7. SUPPLEMENTAL CASH FLOW INFORMATION

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
Cash paid for interest and income taxes:
  Interest, net of capitalized interest of $2,005 and
     $1,743, respectively...................................  $ 27,637   $33,013
  Income taxes..............................................       994       267
Non-cash investing and financing activities:
  Write down of investment in STS Hotel Net.................     2,112        --
  Redemption of redeemable OP Units.........................     2,640        25
  Operating assets received and liabilities assumed from
     lease conversion:
     Accounts receivable....................................    47,305        --
     Prepaid expenses and other.............................    12,874        --
     Furniture and fixtures.................................       315        --
     Accumulated depreciation...............................      (163)       --
     Investment in affiliates, net..........................     1,629        --
                                                              --------   -------
          Total operating assets received...................    61,960        --
                                                              ========   =======
     Accounts payable and accrued expenses..................   (65,706)       --
     Long-term debt.........................................       (32)       --
                                                              --------   -------
          Total liabilities assumed.........................   (65,738)       --
                                                              ========   =======

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

8. PARTICIPATING LEASE AGREEMENTS

     Changes to the federal tax laws governing REITs became effective on January 1, 2001. Under those changes, the Partnership created taxable REIT subsidiaries that lease the hotels the Partnership currently owns. The taxable subsidiaries are wholly-owned and are similar to a subchapter C corporation. Accordingly, as of January 1, 2001, OpCo assigned the participating leases to the taxable REIT subsidiaries and the taxable subsidiaries entered into management agreements with OpCo to manage the properties. Under these management agreements, the taxable REIT subsidiaries pay OpCo a management fee. The taxable REIT subsidiaries in turn make rental payments to the Partnership under the participating leases. The management agreements have been structured to substantially mirror the economics and terms of the former leases.

     As of March 31, 2001, the Partnership leases eight of the hotels to Prime Hospitality. These leases continue to have non-cancelable remaining terms ranging from 8 to 10 years, subject to earlier termination on the occurrence of certain contingencies, as defined. The rent due under each percentage lease is the greater of base rent or percentage rent, as defined. Percentage rent applicable to room and food and beverage revenue varies by lease and is calculated by multiplying fixed percentages by the total amounts of such revenues over specified threshold amounts. Both the minimum rent and the revenue thresholds used in computing percentage rents are subject to annual adjustments based on increases in the United States Consumer Price Index. Percentage rent applicable to other revenues is calculated by multiplying fixed percentages by the total amounts of such revenues. During interim reporting periods, the Partnership defers recognition of revenue for lease payments considered to be contingent until specified percentage rent thresholds are met.

     Total lease payments on all of the leases were $3,784 and $92,754 for the three months ended March 31, 2001 and 2000, respectively. Lease payments from Prime Hospitality for the three months ended March 31, 2000 were $4,828.

9. STOCK-BASED COMPENSATION

     As of March 31, 2001, MeriStar has granted 586,500 shares of MeriStar restricted stock to the Partnership's employees. This restricted stock vests ratably over a three-year or five-year period.

     On March 29, 2000, the Partnership granted 462,500 Profits-Only OP Units, or POPs, to some of the executive officers pursuant to the POPs Plan. The units vest ratably over three years based on achieving certain operating performance criteria and upon the occurrence of certain other events. The Profits-Only OP Units are subject to variable plan accounting.

10. DISPOSITION

     On March 21, 2001, the Partnership sold one hotel and received proceeds of $7,274. The sale resulted in a loss of $1,081 ($1,062, net of tax).

11. SUBSEQUENT EVENTS

     On May 2, 2001, the Partnership paid $1,504 to acquire four hotel leases from affiliates of Prime Hospitality Corporation. Concurrently, the Partnership signed long-term management contracts with OpCo for these properties.

     On May 9, 2001, the Partnership and MeriStar entered into an Agreement and Plan of Merger with Felcor Lodging Trust Incorporated ("Felcor")and its operating partnership. Under the merger agreement, a wholly-owned subsidiary of FelCor's operating partnership will merge with and into the Partnership, and MeriStar will merge with and into Felcor. Holders of MeriStar common stock will receive 0.784 of a share

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

of Felcor common stock and $4.60 in cash for each share of MeriStar's common stock. Holders of OP Units will receive $4.60 in cash and 0.784 of FelCor Operating Partnership Units. Class D Preferred OP Units will get Series D preferred Units in FelCor Operating Partnership on a one for one basis. The merger agreement requires the approval of holders of a majority of MeriStar's outstanding shares of common stock and holders of a majority of the outstanding shares of common stock of FelCor. MeriStar currently expect the merger to close during the third quarter of 2001.

                          INDEPENDENT AUDITORS' REPORT

The Partners
MeriStar Hospitality Operating Partnership, L.P.

     We have audited the accompanying consolidated balance sheets of MeriStar Hospitality Operating Partnership, L.P. and subsidiaries (the "Partnership") as of December 31, 2000 and 1999 and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2000. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MeriStar Hospitality Operating Partnership, L.P. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Washington, D.C.
May 30, 2001

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                                 2000          1999
                                                              ----------    ----------
                                        ASSETS

Investments in hotel properties.............................  $3,193,730    $3,118,723
Accumulated depreciation....................................    (287,229)     (182,430)
                                                              ----------    ----------
                                                               2,906,501     2,936,293
Cash and cash equivalents...................................         242         2,549
Accounts receivable, net....................................       2,833         1,328
Prepaid expenses and other..................................       2,767         9,137
Note receivable from Lessee.................................          --        57,110
Due from Lessee.............................................      22,221        11,476
Investments in and advances to affiliates...................      42,196        40,085
Restricted cash.............................................      19,918        17,188
Intangible assets, net of accumulated amortization of $5,575
  and $2,847................................................       9,822        10,930
                                                              ----------    ----------
                                                              $3,006,500    $3,086,096
                                                              ==========    ==========

                LIABILITIES, MINORITY INTERESTS AND PARTNERS' CAPITAL


Accounts payable, accrued expenses and other liabilities....  $   72,197    $   55,866
Accrued interest............................................      28,365        31,380
Income taxes payable........................................         921           730
Distributions payable.......................................      24,581        26,263
Deferred income taxes.......................................       8,113         7,477
Notes payable to MeriStar...................................     356,729       374,541
Mortgages and notes payable.................................   1,281,590     1,302,230
                                                              ----------    ----------
          Total liabilities.................................   1,772,496     1,798,487
                                                              ----------    ----------
Minority interests..........................................       2,687         2,690
Redeemable OP units at redemption value.....................      88,545        81,401
Partners' capital -- Common OP units, 44,403,034 and
  47,256,468 issued and outstanding.........................   1,142,772     1,203,518
                                                              ----------    ----------
                                                              $3,006,500    $3,086,096
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                               2000        1999        1998
                                                             --------    --------    --------
Revenue:
  Participating lease revenue..............................  $391,729    $368,012    $135,994
  Hotel operations:
     Rooms.................................................        --          --     275,610
     Food and beverage.....................................        --          --      85,374
     Other operating departments...........................        --          --      19,496
  Office rental, parking and other revenue.................     8,956       6,808       5,557
                                                             --------    --------    --------
          Total revenue....................................   400,685     374,820     522,031
                                                             --------    --------    --------
  Hotel operating expenses by department:
     Rooms.................................................        --          --      65,048
     Food and beverage.....................................        --          --      67,493
     Other operating departments...........................        --          --       9,975
  Office rental, parking and other operating expenses......     2,731       1,964       2,713
  Undistributed operating expenses:
     Administrative and general............................     9,445       5,735      52,213
     Property operating costs..............................        --          --      58,611
     Property taxes, insurance and other...................    47,481      47,027      29,240
     Lease expense.........................................        --          --      34,641
     Depreciation and amortization.........................   110,688     101,795      58,842
     Spin-off costs........................................        --          --       7,345
                                                             --------    --------    --------
          Total operating expenses.........................   170,345     156,521     386,121
                                                             --------    --------    --------
Net operating income.......................................   230,340     218,299     135,910
Interest expense, net......................................   117,524     100,387      50,492
                                                             --------    --------    --------
Income before minority interests, income taxes, gain on
  sale of assets, and extraordinary gain (loss)............   112,816     117,912      85,418
Minority interests.........................................        (3)         24      (2,185)
                                                             --------    --------    --------
Income before income taxes, gain on sale of assets, and
  extraordinary gain (loss)................................   112,819     117,888      87,603
Income taxes...............................................     1,622       1,681       1,299
                                                             --------    --------    --------
Income before gain on sale of assets and extraordinary gain
  (loss)...................................................   111,197     116,207      86,304
Gain on sale of assets, net of tax effect of $56...........     3,439          --          --
Extraordinary gain (loss) on early extinguishment of debt,
  net of tax effect of $50 in 2000, ($74) in 1999, and
  ($207) in 1998...........................................     3,400      (4,551)     (1,238)
                                                             --------    --------    --------
Net income.................................................   118,036     111,656      85,066
Preferred distributions....................................      (565)       (565)       (650)
                                                             --------    --------    --------
Net income available to common unitholders.................  $117,471    $111,091    $ 84,416
                                                             ========    ========    ========
Earnings per unit:
  Basic:
     Income before extraordinary gain......................  $   2.25    $   2.22    $   2.38
     Extraordinary gain (loss).............................      0.07       (0.09)      (0.03)
                                                             --------    --------    --------
     Net income............................................  $   2.32    $   2.13    $   2.35
                                                             ========    ========    ========
  Diluted:
     Income before extraordinary gain......................  $   2.18    $   2.15    $   2.25
     Extraordinary gain (loss).............................      0.06       (0.08)      (0.03)
                                                             --------    --------    --------
     Net income............................................  $   2.24    $   2.07    $   2.22
                                                             ========    ========    ========

          See accompanying notes to consolidated financial statements.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

Balance, January 1, 1998....................................   $  396,838
Contributions...............................................      777,862
Allocation from redeemable OP units.........................       12,234
Distributions...............................................      (97,170)
  Net income available to common unitholders................       84,416
  Foreign currency translation adjustment...................       (3,960)
                                                               ----------
Comprehensive income........................................       80,456
                                                               ----------
Balance, December 31, 1998..................................    1,170,220
Contributions...............................................       33,459
Distributions...............................................     (117,885)
Allocation from redeemable OP units.........................       11,645
Repurchase of OP units......................................       (6,252)
  Net income available to common unitholders................      111,091
  Foreign currency translation adjustment...................        1,240
                                                               ----------
Comprehensive income........................................      112,331
                                                               ----------
Balance, December 31, 1999..................................    1,203,518
Contributions...............................................        9,872
Distributions...............................................     (101,730)
Allocation from redeemable OP units.........................      (14,957)
Repurchase of OP units......................................      (73,638)
Contribution from general partner related to amortization of
  stock-based compensation..................................        3,070
  Net income available to common unitholders................      117,471
  Foreign currency translation adjustment...................         (834)
                                                               ----------
Comprehensive income........................................      116,637
                                                               ----------
Balance, December 31, 2000..................................   $1,142,772
                                                               ==========

        See accompanying notes to the consolidated financial statements.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                              2000        1999         1998
                                                            ---------   ---------   ----------
Operating activities:
  Net income..............................................  $ 118,036   $ 111,656   $   85,066
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................    110,688     101,795       58,842
     Gain on assets sold, before tax effect...............     (3,495)         --
     Extraordinary (gain)loss on early extinguishment of
       debt, before tax effect............................     (3,450)      4,625        1,445
     Minority interests...................................         (3)         24       (2,185)
     Non-cash spin-off costs..............................         --          --        3,205
     Amortization of stock based compensation.............      3,070          --           --
     Deferred income taxes................................        636         715         (270)
     Changes in operating assets and liabilities:
       Accounts receivable, net...........................     (1,505)      1,716       29,673
       Prepaid expenses and other.........................      6,370      (5,262)      24,760
       Due from Lessee....................................    (10,745)     (4,039)      (7,437)
       Accounts payable, accrued expenses, accrued
          interest and other liabilities..................      4,295      16,098       (5,485)
       Income taxes payable...............................        191       1,001         (723)
                                                            ---------   ---------   ----------
          Net cash provided by operating activities.......    224,088     228,329      186,891
                                                            ---------   ---------   ----------
Investing activities:
  Investment in hotel properties, net.....................    (90,703)   (170,063)    (701,710)
  Proceeds from disposition of assets.....................     24,148       8,900           --
  Purchases of intangible assets..........................         --          --       (5,584)
  Investments in and advances to affiliates, net..........     (2,111)    (31,298)      (2,320)
  Purchases of minority interests.........................         --         (72)         (44)
  Repayments of notes receivable..........................     57,110       9,890      (67,000)
  Change in restricted cash...............................     (2,730)     (5,309)      (8,847)
                                                            ---------   ---------   ----------
          Net cash used in investing activities...........    (14,286)   (187,952)    (785,505)
                                                            ---------   ---------   ----------
Financing activities:
  Deferred financing costs................................     (1,615)     (6,005)          --
  Proceeds from mortgages and notes payable...............    179,388     429,636    1,407,261
  Principal payments on mortgages and notes payable.......   (200,028)   (407,432)    (821,051)
  Borrowings from MeriStar................................         --      55,000           --
  Repayments to MeriStar on borrowings....................    (14,362)     (2,785)          --
  Repurchase of units.....................................    (73,638)     (6,252)          --
  Contributions from partners.............................      1,356       2,249        1,870
  Distributions paid to partners..........................   (103,274)   (106,359)     (67,623)
                                                            ---------   ---------   ----------
          Net cash (used in) provided by financing
            activities....................................   (212,173)    (41,948)     520,457
                                                            ---------   ---------   ----------
Effect of exchange rate changes on cash and cash
  equivalents.............................................         64         (53)         204
Net decrease in cash and cash equivalents.................     (2,307)     (1,624)     (77,953)
          Cash and cash equivalents, beginning of year....      2,549       4,173       82,126
                                                            ---------   ---------   ----------
          Cash and cash equivalents, end of year..........  $     242   $   2,549   $    4,173
                                                            =========   =========   ==========

          See accompanying notes to consolidated financial statements.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION

     MeriStar Hospitality Operating Partnership, L.P. (the "Partnership") owns a portfolio of primarily upscale, full-service hotels, diversified by franchise and brand affiliations, in the United States and Canada. Substantially all of the Partnership's hotels are leased to and operated by MeriStar Hotel & Resorts, Inc. ("OpCo"), an affiliated entity. As of December 31, 2000, the Partnership owned 114 hotels with 29,090 rooms, 106 of which are leased and operated by OpCo.

     The Partnership was formed on August 3, 1998, as a result of the merger ("the Merger") between CapStar Hotel Company ("CapStar") and American General Hospitality Corporation ("AGH") and the subsequent formation of MeriStar Hospitality Corporation ("MeriStar"), the merged entity. MeriStar, a real estate investment trust ("REIT") is the general partner and owns a one percent interest as of December 31, 2000. The limited partners are MeriStar LP, Inc., a wholly owned subsidiary of MeriStar, which held approximately a 90 percent interest as of December 31, 2000 and various third parties, which owned an aggregate interest of nine percent at December 31, 2000.

     In order for MeriStar to maintain its tax status as a REIT, the Partnership has not been permitted to engage in the operations of its hotel properties. To comply with this requirement, the Partnership has leased all of its real property to third-party lessee/managers -- OpCo and Prime Hospitality Corporation.

     On January 1, 2001, the REIT Modernization Act (the "RMA") became law. The RMA permits the Partnership to create wholly-owned taxable REIT subsidiaries (the "TRS") on or after January 1, 2001, which will be subject to taxation similar to a subchapter C-Corporation. A TRS will be allowed to lease the real property owned by the Partnership. Also, the RMA prohibits a TRS from engaging in certain activities. First, a TRS may not manage the properties itself; it will need to enter into an "arms length" management agreement with an independent third-party manager that is actively involved in the trade or business of hotel management and manages properties on behalf of other owners. Second, a TRS may not lease a property that contains gambling operations. Third, a TRS may not own a brand or franchise. The Partnership believes that establishing these taxable REIT subsidiaries to lease its properties will provide a more efficient alignment of and ability to capture the economic interests of property ownership.

     Until January 1, 2001, the Partnership leased 106 hotels to OpCo. Each of the leases was a 12-year participating lease under which OpCo paid the Partnership a fixed base rent plus participating rent based on a percentage of hotel revenues. Because of the RMA, the Partnership has created a number of taxable REIT subsidiaries. The Partnership and OpCo have also agreed to assign the leases for the 106 hotels to these taxable REIT subsidiaries. The new management agreements have been structured to mirror the current economics of the existing leases. The transactions did not result in any cash consideration exchanged among the parties. Under the new management agreements, the base management fee is 2.5 percent of total hotel operating revenue with incentives up to an additional 1.5 percent of total revenue if certain operating thresholds are achieved. The agreements have an initial term of 10 years with three renewal periods of five years each at OpCo's option, subject to some exceptions. Because of these changes, the Partnership now bears the operating risk associated with its properties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Partnership and all of its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     Investments in unconsolidated joint ventures and affiliated companies in which the Partnership holds a voting interest of 50% or less and exercises significant influence are accounted for using the equity method.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

The Partnership uses the cost method to account for its investment in entities in which it does not have the ability to exercise significant influence.

     Cash Equivalents and Restricted Cash -- The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash represents amounts required to be maintained in escrow under certain of the Partnership's credit facilities.

     Investments in Hotel Properties -- Investments in hotel properties are recorded at cost, which includes the allocated purchase price for hotel acquisitions, or at fair value at the time of contribution for contributed property. Property and equipment balances are depreciated using the straight-line method over lives ranging from five to 40 years. For the years ended December 31, 2000, 1999 and 1998, the Partnership capitalized interest of $8,613, $12,540, and $5,182, respectively. Properties held for sale are carried at the lower of their carrying values or estimated fair values less costs to sell. Depreciation of these properties is discontinued when an operating property is classified as held for sale. Properties held for sale are not material and, therefore, are included in investments in hotel properties.

     Intangible Assets -- Intangible assets consist primarily of deferred financing fees. These deferred fees are amortized on a straight-line basis over the lives of the related borrowings for up to 10 years. Total accumulated amortization at December 31, 2000 and 1999 was $5,575 and $2,847, respectively. In 1999 and 1998, the Partnership recognized extraordinary losses of $4,551 and $1,238 (net of tax effect of $74 and $207), respectively, due to the write-off of unamortized deferred financing fees in conjunction with refinancing certain credit facilities.

     Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of -- The carrying values of long-lived assets, which include property and equipment and all intangibles, are evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying assets. Adjustments are made if the sum of expected undiscounted future net cash flows is less than book value. No impairment losses were recorded during 2000, 1999 or 1998.

     Income Taxes -- No provision for federal income taxes has been reflected in the financial statements because all taxable income or loss, or tax credits are passed through to the partners. The Partnership is subject to state, local and foreign taxes in certain jurisdictions.

     Foreign Currency Translation -- Results of operations for the Partnership's Canadian hotels are maintained in Canadian dollars and translated using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are reflected in accumulated other comprehensive income.

     Revenue Recognition -- Prior to the Merger, revenue was earned through the operations and management of the hotel properties and was recognized when earned. Subsequent to the Merger, the Partnership earns participating lease revenue. Participating lease revenue represents lease payments from lessees pursuant to participating lease agreements. Office, retail and parking rental is generally recognized on a straight-line basis over the terms of the respective leases.

     Participating Lease Agreements -- The Partnership's participating leases have non-cancelable remaining terms ranging from 8 to 10 years, subject to earlier termination on the occurrence of certain contingencies, as defined. The rent due under each percentage lease is the greater of base rent or percentage rent, as defined. Percentage rent applicable to room and food and beverage revenue varies by lease and is calculated by multiplying fixed percentages by the total amounts of such revenues over specified threshold amounts. Both the minimum rent and the revenue thresholds used in computing percentage rents are subject to annual adjustments based on increases in the United States Consumer Price Index. Percentage rent applicable to other revenues is calculated by multiplying fixed percentages by

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

the total amounts of such revenues. During interim reporting periods, the Partnership defers recognition of revenue for lease payments considered to be contingent until specified percentage rent thresholds are met.

     Changes to the federal tax laws governing REITs were enacted in 1999 and became effective on January 1, 2001. Under those changes, the Partnership is permitted to create subsidiaries that lease the property the Partnership currently owns and are taxable, similar to a subchapter C-Corporation. The Partnership's taxable REIT subsidiaries are wholly-owned. Accordingly, the Partnership and OpCo assigned the participating leases to the taxable REIT subsidiaries and the taxable REIT subsidiaries entered into management agreements with OpCo to manage the Partnership's properties. Under these management agreements, the taxable subsidiaries pay OpCo a management fee. The taxable REIT subsidiaries in turn make rental payments to the Partnership under the participating leases. The management agreements have been structured to substantially mirror the economics of the former leases.

     Financial Instruments -- From time to time the Partnership enters into swap and collar agreements that are designated as, and are effective as, hedges against the impact of interest rate fluctuation on certain of the Partnership's existing and probable future long-term debt instruments. Because these agreements qualify for hedge accounting treatment, any gains or losses are recognized as adjustments to interest expense over the lives of the underlying debt instruments. For hedge agreements associated with anticipated future debt instruments, gains or losses are deferred until those debt instruments are entered into. If the Partnership determines it is no longer probable that the Partnership will enter into an anticipated debt instrument, any related deferred gains or losses are recognized in the current period.

     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Segment Information -- SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires a public entity to report selected information about operating segments in financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographic areas and major customers. Based on the guidance provided in the standard, the Partnership has determined that its business is conducted in one operating segment.

     The following table summarizes geographic information required to be disclosed under SFAS No. 131:

                                                      2000         1999         1998
                                                    --------     --------     --------
REVENUE:
U.S. .............................................  $394,264     $367,809     $507,078
Foreign...........................................     6,521        7,011       14,953
                                                    --------     --------     --------
                                                    $400,785     $374,820     $522,031
                                                    ========     ========     ========

INVESTMENTS IN HOTEL PROPERTIES, NET:
U.S. .............................................  $2,850,348   $2,876,909
Foreign...........................................      56,153       59,384
                                                    ----------   ----------
                                                    $2,906,501   $2,936,293
                                                    ==========   ==========

     Comprehensive Income -- SFAS No. 130, "Reporting Comprehensive Income," requires an enterprise to display comprehensive income and its components in a financial statement to be included in an enterprise's full set of annual financial statements or in the notes to financial statements. Comprehensive

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

income represents a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events for the period other than transactions with owners in their capacity as owners. Comprehensive income of the Partnership includes net income and other comprehensive income from foreign currency items. Accumulated other comprehensive loss included in partners' capital was $6,081 and $5,247 as of December 31, 2000 and 1999, respectively.

     New Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that an entity recognize all derivatives as either assets or liabilities in balance sheets and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137 which amended SFAS No. 133 to defer the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138 which provides additional guidance and amendments to SFAS No. 133. The Partnership recognized a transition adjustment of $2,842 as the fair value of its derivative instruments at January 1, 2001. The transition adjustment resulted in an interest rate swap liability and a corresponding charge to other comprehensive income.

3. INVESTMENTS IN HOTEL PROPERTIES

     Investments in hotel properties consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Land........................................................  $  317,072   $  318,360
Buildings...................................................   2,461,089    2,378,318
Furniture, fixtures and equipment...........................     338,350      320,787
Construction-in-progress....................................      77,219      101,258
                                                              ----------   ----------
          Total.............................................  $3,193,730   $3,118,723
                                                              ==========   ==========

4. INVESTMENTS IN AND ADVANCES TO AFFILIATES

     The Partnership has ownership interests in certain unconsolidated joint ventures and affiliated companies.

     In 2000, the Partnership invested $2,100 in STS Hotel Net, a Partnership that provides high-speed internet portals to guest rooms. This investment is accounted for using the cost method.

     In 1999, the Partnership invested $40,000 in MeriStar Investment Partners, LP ("MIP"), a joint venture established to acquire upscale, full-service hotels. The Partnership's investment is in the form of a preferred partnership interest. The Partnership receives a 16% preferred return on its investment.

5. NOTE RECEIVABLE FROM LESSEE

     On March 1, 2000, OpCo repaid the remaining balance of $57,110 on its revolving credit agreement with the Partnership upon closing its bank revolving credit facility. At that time, OpCo's revolving credit agreement with the Partnership was also amended to reduce the maximum borrowing limit from $75,000 to $50,000. Any amounts outstanding will bear interest at the rate of the 30-day London Interbank Offered Rate plus 650 basis points.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Credit Facility.............................................  $  898,000   $  908,000
Secured Facility............................................     324,554      328,954
Mortgage Debt and Other.....................................      59,036       65,276
                                                              ----------   ----------
  Mortgages and Notes Payable...............................   1,281,590    1,302,230
Notes Payable to MeriStar...................................     356,729      374,541
                                                              ----------   ----------
                                                              $1,638,319   $1,676,771
                                                              ==========   ==========

     Credit Facility -- In conjunction with the Merger, the Partnership entered into a $1,000,000 senior secured credit facility (the "Credit Facility"). The Credit Facility is structured as a $300,000, five-year term loan facility; a $200,000, five-and-a-half year term loan facility; and a $500,000, three-year revolving credit facility with two one-year optional extensions. The Credit Facility is secured by MeriStar's common stock, and the partners' ownership interests in the Partnership and its subsidiaries. The interest rate on the term loans and revolving facility ranges from 100 to 200 basis points over the 30-day London Interbank Offered Rate ("LIBOR"), depending on certain financial performance covenants and long-term senior unsecured debt ratings. The weighted average interest rate on borrowings outstanding under the Credit Facility as of December 31, 2000 and 1999 was 8.3% and 8.4%, respectively. As of December 31, 2000, the Partnership had $98.0 million available under the Credit Facility's revolving facility.

     Secured Facility -- In 1999, the Partnership completed a $330,000 10-year non-recourse financing ("Secured Facility") secured by a portfolio of 19 hotels. The loan bears a fixed interest rate of 8.01% and matures in 2009. The Partnership used most of the net proceeds to repay the amounts outstanding under prior credit facilities.

     Mortgage Debt -- In connection with the Merger, the Partnership assumed mortgage debt secured by seven hotels. The mortgage debt matures between 2001 and 2012 and the interest rates on the mortgages range from 7.5% to 10.5%.

     Notes Payable to MeriStar -- In 1997, MeriStar completed the offering of $150,000 aggregate principal amount (issue price of $149,799, net of discount) of its 8.75% senior subordinated notes due 2007 (the "Subordinated Notes"). In conjunction with this transaction, the Partnership borrowed $150,000 from MeriStar under terms matching those of the Subordinated Notes; however, the interest rate on the Partnership's note to MeriStar is 8.69%, the effective rate on the Subordinated Notes. The indenture pursuant to which the Subordinated Notes were issued contains certain covenants, including maintenance of certain financial ratios, reporting requirements, and other customary restrictions. The note provides for semi-annual payments of interest on February 15 and August 15, commencing on February 15, 1998.

     In 1999, under terms matching those of the Subordinated Notes, MeriStar completed an "add-on" offering of $55,000 of Subordinated Notes. In conjunction with the "add-on" sale of Subordinated Notes, the Partnership borrowed $55,000 from MeriStar under terms matching those of the Subordinated Notes however, the interest rate on the Partnership's note to MeriStar is 8.69%, the effective rate on the Subordinated Notes. The Partnership used the net proceeds to repay indebtedness under its Credit Facility and to invest in MIP. These notes are unsecured obligations of the Partnership and provide for semi-annual payments of interest on February 15 and August 15, commencing on August 15, 1999. The outstanding balance on these notes payable to MeriStar is $202,429 and $202,041 at December 31, 2000 and 1999, respectively.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

     In 1997, MeriStar completed the offering of $172,500 aggregate principal amount of its 4.75% convertible subordinated notes due 2004 (the "Convertible Notes"). In conjunction with this transaction, the Partnership borrowed $172,500 from MeriStar under terms matching those of the Convertible Notes. The proceeds were used to repay outstanding indebtedness under a prior credit facility and to finance certain hotel acquisitions. The note provides for semi-annual payments of interest on April 15 and October 15, commencing on April 15, 1998. During 2000, the Partnership repaid $18,200 of its note to MeriStar at a discount in connection with MeriStar's repurchase of its Convertible Notes at an equal discount. This resulted in an extraordinary gain of $3,450 ($3,400, net of taxes). The outstanding balance on this note payable to MeriStar is $154,300 and $172,500 at December 31, 2000 and 1999, respectively.

     Hedge Agreements -- As of December 31, 2000, the Partnership has seven swap agreements with notional principal amounts totaling $700,000. These swap agreements provide hedges against the impact future interest rates have on the Partnership's floating London Interbank Offered Rate ("LIBOR") debt instruments. The swap agreements effectively fix the 30-day LIBOR between 6.0% and 7.2%. The swap agreements expire between September 2001 and July 2003. For the year ended December 31, 2000, the Partnership has received net payments of $3,081 on these swaps and other similar swaps that expired during the year.

     In anticipation of the August 1999 completion of the Secured Facility, the Partnership entered into two separate hedge transactions during July 1999. Upon completion of the Secured Facility, the Partnership terminated the underlying treasury lock agreements, resulting in a net payment to the Partnership of $5,100. The amount was deferred and is being recognized as a reduction to interest expense over the life of the underlying debt. As a result, the effective interest rate on the Secured Facility is 7.76%.

     As of December 31, 2000, after consideration of the hedge agreements described above, the Partnership has fixed the effective interest rate on 88% of its long-term debt and its overall weighted average interest rate is 7.93%.

     Future Maturities -- Aggregate future maturities of the above obligations are as follows:

2001....................................................   $   28,288
2002....................................................       47,897
2003....................................................      667,589
2004....................................................      361,168
2005....................................................        9,265
Thereafter..............................................      524,112
                                                           ----------
                                                           $1,638,319
                                                           ==========

     Management has determined that the fair value of the outstanding balance of the Partnership's long-term debt approximates $1,589,311 at December 31, 2000.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

7. INCOME TAXES

     The Partnership's income taxes were allocated as follows:

                                                              2000     1999     1998
                                                             ------   ------   ------
Taxes on income before gain on sale of assets, and
  extraordinary gain (loss)................................  $1,622   $1,681   $1,299
Taxes on gain on sale of assets............................      56       --       --
Tax expense or (benefit) on extraordinary gain (loss)......      50      (74)    (207)
                                                             ------   ------   ------
                                                             $1,728   $1,607   $1,092
                                                             ======   ======   ======

     The Partnership's effective income tax rate is as follows:

                                                              2000   1999   1998
                                                              ----   ----   ----
State and local taxes.......................................  1.1%   1.1%   1.1%
Difference in effective rate on foreign subsidiaries........  0.3    0.3    0.3
Other.......................................................   --     --    0.1
                                                              ---    ---    ---
                                                              1.4%   1.4%   1.5%
                                                              ===    ===    ===

     The components of income tax expense related to income before gain on sale of assets, and extraordinary gain (loss) are as follows:

                                                              2000     1999     1998
                                                             ------   ------   ------
Current:
  State....................................................  $  640   $  815   $1,408
  Foreign..................................................     346      151      161
                                                             ------   ------   ------
                                                                986      966    1,569
Deferred:
  State....................................................     548      675     (270)
  Foreign..................................................      88       40       --
                                                             ------   ------   ------
                                                                636      715     (270)
                                                             ------   ------   ------
                                                             $1,622   $1,681   $1,299
                                                             ======   ======   ======

     The tax effects of the principal temporary differences that give rise to the Partnership's net deferred tax liability are as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
Accelerated depreciation....................................  $2,089    $1,477
Fair value of hotel assets acquired.........................   5,440     5,440
Allowance for doubtful accounts.............................     (24)      (24)
Accrued vacation............................................     (12)      (12)
Accrued expenses............................................     386       386
Other.......................................................     234       210
                                                              ------    ------
Net deferred tax liability..................................  $8,113    $7,477
                                                              ======    ======

     There is no valuation allowance for deferred tax assets as of December 31, 2000 or 1999 as management believes it is more likely than not that these deferred tax assets will be fully realized.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

     In conjunction with the Merger and related transactions, the Partnership established a new accounting basis for AGH's assets and liabilities based on their fair values. In accordance with accounting principles generally accepted in the United States of America, the Partnership has provided a deferred income tax liability for the estimated future tax effect of differences between the accounting and tax bases of assets acquired from AGH. This deferred income tax liability, related to future state and local income taxes, is estimated as $5,440, based on information available at the date of the Merger and subsequently.

8. PARTNERSHIP UNITS

     The outstanding units of limited partnership interest in the Partnership are redeemable at the option of the holder for a like number of shares of common stock of MeriStar, or cash, or a combination thereof, at the election of MeriStar. Due to these redemption rights, these limited partnership units have been excluded from partners' capital and are included in redeemable OP units and measured at redemption value as of the end of the periods presented. At December 31, 2000 and 1999 there were 4,056,111 and 4,544,420 redeemable units outstanding, respectively. The value of these redeemable units is based on the closing market price of MeriStar's common stock at the balance sheet date, which at December 31, 2000 and 1999 was $19.70 and $16.00, respectively. In addition, there were 392,157 Class D Preferred OP Units outstanding at December 31, 2000 and 1999 with a redemption value of $22.16 per unit.

     The Partnership's agreement provides for four classes of partnership interests ("OP Units"): Common OP Units, Class B OP Units, Class C OP Units and Class D OP Units. Common OP Units and Class B OP Units receive quarterly distributions per OP Unit equal to the dividend paid on each share of MeriStar's common stock. Class C OP Units receive a non-cumulative, quarterly distribution equal to $0.5575 per Class C OP Unit until such time as the dividend rate on MeriStar's common stock exceeds $0.5575 whereupon the Class C OP Units automatically convert into Common OP Units. Class D OP Units pay a 6.5% cumulative annual preferred return based on an assumed price per common share of $22.16, compounded quarterly to the extent not paid on a current basis. The Partnership may redeem them at any time after April 1, 2000 at a price of $22.16 per share for cash or, at MeriStar's option, for shares of MeriStar common stock having a value equal to the redemption price. The holders have the option to redeem the Class D OP Units at any time after April 1, 2004 for cash or, at the holders option, for shares of MeriStar common stock having a value equal to $22.16. All net income earned and capital proceeds received by the Partnership, after payment of the annual preferred return on Class D OP units, are shared by the holders of the Common OP Units. As of December 31, 2000 and 1999, outstanding OP Units were 48,459,145 and 51,800,888 respectively.

     During 1999, 65,875 Common OP Units were issued to partially finance the purchase of a hotel and 974,588 Common OP units were issued as a conditional component of a purchase agreement for a hotel purchased in 1998. During 1998, 962,858 Common and Class B OP Units were issued to partially finance the purchases of certain hotels and 3,305,175 Common OP Units were issued to former holders of AGH OP Units. During 1997, the Partnership issued 1,483,759 Common and Class B OP Units and 392,157 Class D OP Units to partially finance the purchases of certain hotels and lease contracts on other hotels.

     On March 21, 2000, June 21, 2000, September 25, 2000, and December 20, 2000, the Partnership declared its first, second, third and fourth quarter distributions, respectively, equivalent to an annual rate of $2.02 per Common and Class B OP Unit and $2.23 per Class C OP Unit in the Partnership. The amount of the distribution for each quarter was $0.505 per Common and Class B OP Unit and $0.5575 per Class C OP Unit and was paid on April 28, 2000, July 31, 2000, October 31, 2000 and January 31, 2001, respectively.

     On March 17, 1999, June 21, 1999, September 15, 1999, and December 6, 1999, the Partnership declared its first, second, third and fourth quarter distributions, respectively, equivalent to an annual rate of

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

$2.02 per Common and Class B OP Unit and $2.23 per Class C OP Unit in the Partnership. The amount of the distribution for each quarter was $0.505 per Common and Class C OP Unit and $0.5575 per Class C OP Unit and was paid on April 30, 1999, July 30, 1999, October 29, 1999 and January 31, 2000, respectively.

     On September 2, 1998 and November 4, 1998, respectively, the Partnership declared its third and fourth quarter distributions, equivalent to an annual rate of $2.02 per Common and Class B OP Unit and $2.23 per Class C OP Unit in the Partnership. The third quarter distribution was paid on a prorated basis from August 4, 1998 (the first day of operations following the Merger) through September 30, 1998. The amount of the distribution was $0.31837 per Common and Class B OP Unit and was paid on October 30, 1998. The fourth quarter distribution of $0.505 per Common and Class B OP Unit and $0.5575 per Class C OP Unit was paid on January 29, 1999.

     When MeriStar, the general partner, repurchases its outstanding common stock, the Partnership repurchases a matching number of units held by MeriStar at an equal price. In September 1999, MeriStar's Board of Directors authorized the repurchase of up to five million shares of its common stock from time to time in open market or privately negotiated transactions. As of December 31, 2000, MeriStar has repurchased a total of 4,083,204 shares for $72,354 which has been recorded as a reduction to partners' capital as a result of the redemption of units held by MeriStar to fund the repurchase.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

9. EARNINGS PER UNIT

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per unit ("EPU") computations for income before extraordinary gain (loss):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2000       1999      1998
                                                        --------   --------   -------
Basic EPU Computation:
  Net income before extraordinary gain (loss).........  $114,636   $116,207   $86,304
  Distributions paid related to unvested restricted
     stock of MeriStar................................    (1,168)        --        --
  Preferred distributions.............................      (565)      (565)     (650)
                                                        --------   --------   -------
  Income before extraordinary gain (loss) available to
     common unitholders...............................   112,903    115,642    85,654
  Weighted average number of OP Units outstanding.....    50,122     52,153    36,021
                                                        --------   --------   -------
  Basic EPU before extraordinary gain (loss)..........  $   2.25   $   2.22   $  2.38
                                                        ========   ========   =======
Diluted EPU Computation:
  Income before extraordinary gain (loss) available to
     common unitholders...............................  $112,903   $115,642   $85,654
  Preferred distributions.............................       565        565       650
  Interest on convertible debt of MeriStar............     7,338      8,137     6,377
  Distributions paid related to unvested restricted
     stock of MeriStar................................       254         --        --
                                                        --------   --------   -------
  Adjusted net income.................................   121,060    124,344    92,681
  Weighted average number of OP units outstanding.....    50,122     52,153    36,021
  OP Unit equivalents:
     Stock options of MeriStar........................       208        102       383
     Class D Preferred OP Units.......................       392        392       392
     Convertible debt of MeriStar.....................     4,612      5,066     4,454
     Restricted stock of MeriStar.....................       126         --        --
                                                        --------   --------   -------
     Weighted average number of diluted OP units
       outstanding....................................    55,460     57,713    41,250
                                                        --------   --------   -------
     Diluted EPU before extraordinary gain (loss).....  $   2.18   $   2.15   $  2.25
                                                        ========   ========   =======

10. RELATED-PARTY TRANSACTIONS

     Pursuant to an intercompany agreement, the Partnership and OpCo provide each other with, among other things, reciprocal rights to participate in certain transactions entered into by each party. In particular, OpCo has a right of first refusal to become the lessee of any real property acquired by the Partnership. OpCo also may provide the Partnership with certain services including administrative, renovation supervision, corporate, accounting, finance, insurance, legal, tax, information technology, human resources, acquisition identification and due diligence, and operational services, for which OpCo is compensated in an amount that the Partnership would be charged by a third party for comparable services. During the years ended December 31, 2000, 1999 and 1998, the Partnership paid OpCo $1,165, $1,600 and $781 respectively, for such services.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

     Summarized financial information of the Partnership's significant lessee, OpCo, is as follows:

                                                       2000         1999
                                                    ----------   ----------
BALANCE SHEET DATA:
Total assets......................................  $  339,118   $  258,931
Total liabilities.................................  $  254,673   $  179,168

                                                       2000         1999        1998
                                                    ----------   ----------   --------
OPERATING DATA:
Revenue...........................................  $1,411,619   $1,292,114   $562,347
Net income (loss).................................  $   (9,380)  $    6,685   $  3,950

     OpCo has a revolving credit facility with the Partnership. On March 1, 2000, OpCo repaid the remaining balance of $57,110 on its revolving credit agreement with the Partnership upon closing its bank revolving credit facility. At this time, the revolving credit agreement was amended to reduce the maximum borrowing limit from $75,000 to $50,000 and the interest rate on the facility was changed from LIBOR plus 350 basis points to LIBOR plus 650 basis points. During 2000, 1999 and 1998, the Partnership earned interest of $955, $4,907, and $1,967, respectively, from this facility. There were no amounts outstanding under this facility at December 31, 2000.

     In order for AGH to qualify as a REIT prior to the Merger, AGH's operating partnership sold certain personal property relating to certain of the hotels acquired by AGH in connection with its initial public offering to AGH Leasing, L.P. (which has since come under the control of OpCo) for $315, which amount was paid by issuance of a promissory note to AGH's operating partnership. The note was transferred to the Partnership in connection with the Merger. The promissory note bears interest at the rate of 10.0% per annum and requires the payment of quarterly installments of principal and interest over a five-year period ending on July 31, 2000. This note was repaid during 2000.

     Certain members of management and their respective affiliates owned equity interests relating to a hotel which was acquired by the Partnership in January 1999. Such persons and affiliates received an aggregate of $1,488 of the Partnership's OP Units in exchange for such interests in the hotel.

11. STOCK-BASED COMPENSATION

     MeriStar sponsors a restricted stock plan and a stock option plan (the "Plans") in which Partnership employees participate. Upon issuance of any stock, MeriStar is obligated to contribute the proceeds to the Company in exchange for an equal number of OP units.

  Stock Options

     At the date of the Merger, CapStar had outstanding approximately 1,758,000 options (the "CapStar Options") under an equity incentive plan. As a result of the Merger, all holders of CapStar Options received one option in MeriStar and one option in OpCo, and the original exercise price of the CapStar Options was allocated between the two companies. In addition, approximately 1,060,000 of the CapStar Options became fully vested as of the Merger date.

     In connection with the Merger, a new equity incentive plan (the "Equity Incentive Plan") was adopted. This plan authorizes 4,549,561 shares of common stock to be awarded. Awards may be granted to officers or other key employees of MeriStar or an affiliate. These shares are exercisable in three annual installments and expire ten years from the grant date.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

     Stock option activity for 2000, 1999 and 1998 is as follows:

                                                              NUMBER OF      AVERAGE
                                                               SHARES      OPTION PRICE
                                                              ---------    ------------
Balance, January 1, 1998....................................  1,601,406       $26.28
  Granted...................................................  2,171,796        24.78
  Exercised.................................................    (37,823)       17.45
  Forfeited.................................................    (32,000)       29.44
                                                              ---------       ------
Balance, December 31, 1998..................................  3,703,379        24.80
  Granted...................................................  1,015,750        19.37
  Exercised.................................................    (94,012)       15.64
  Forfeited.................................................   (264,064)       27.87
                                                              ---------       ------
Balance, December 31, 1999..................................  4,361,053        23.56
  Granted...................................................    584,875        16.13
  Exercised.................................................    (47,153)       17.26
  Forfeited.................................................   (113,441)       28.62
                                                              ---------       ------
Balance, December 31, 2000..................................  4,785,334       $22.68
                                                              =========       ======
Shares exercisable at December 31, 1998.....................  2,231,072       $24.63
                                                              =========       ======
Shares exercisable at December 31, 1999.....................  2,577,620       $24.53
                                                              =========       ======
Shares exercisable at December 31, 2000.....................  3,482,816       $23.99
                                                              =========       ======

     The following table summarizes information about stock options outstanding at December 31, 2000:

                           OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                   ------------------------------------   ----------------------
                                  WEIGHTED
                                   AVERAGE     WEIGHTED                 WEIGHTED
                                  REMAINING    AVERAGE                  AVERAGE
    RANGE OF         NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES    OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------    -----------   -----------   --------   -----------   --------
$14.88 to $19.19    1,978,572       7.58        $17.17     1,051,410     $16.59
$19.75 to $25.31    1,160,502       7.04         21.62       852,206      21.68
$25.80 to $31.42    1,435,280       6.02         29.98     1,435,280      29.98
$31.51 to $32.08      210,980       7.00         32.05       143,920      32.04
                    ---------       ----        ------     ---------     ------
$14.88 to $32.08    4,785,334       6.96        $22.75     3,482,816     $23.99
                    =========       ====        ======     =========     ======

  Other Stock Compensation

     In conjunction with the Merger, holders of CapStar options were granted a total of 150,000 shares of stock with a value of $3,205. This restricted stock vests ratably over a three-year period.

     As of December 31, 2000, MeriStar granted 586,500 shares of restricted stock. This restricted stock vests ratably over a three-year or five-year period. The Partnership incurred $3,070 in compensation expense in 2000 related to the amortization of this restricted stock.

     As of December 31, 2000, the Partnership has issued 462,500 Profits-Only OP Units to certain of the Partnership's executive officers pursuant to a Profits-Only Operating Partnership Units Plan. The units vest over three years based on achieving certain operating performance criteria and upon the occurrence of certain other events. The Profits-Only OP Units are subject to variable plan accounting.

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

12. COMMITMENTS AND CONTINGENCIES

     The Partnership leases land at certain hotels from third parties. Certain leases contain contingent rent features based on gross revenues at the respective property. Future minimum lease payments required under these operating leases as of December 31, 2000 were as follows:

2001......................................................   $ 1,556
2002......................................................     1,556
2003......................................................     1,556
2004......................................................     1,559
2005......................................................     1,559
Thereafter................................................    57,396
                                                             -------
                                                             $65,182
                                                             =======

     Until January 1, 2001 the Partnership leased all of its hotels to OpCo and one other lessee under non-cancelable participating leases that expire from 2009 to 2011. Beginning January 1, 2001, the Partnership will lease eight hotels to one lessee under non-cancelable participating leases that expire in 2009. The Partnership also leases certain office, retail and parking space to outside parties under non-cancelable operating leases with initial or remaining terms in excess of one year. Future minimum rental receipts under these non-cancelable leases as of December 31, 2000 were as follows:

2001.....................................................   $ 20,289
2002.....................................................     19,801
2003.....................................................     18,937
2004.....................................................     18,590
2005.....................................................     16,945
Thereafter...............................................     63,428
                                                            --------
                                                            $157,990
                                                            ========

     In the course of the Partnership's normal business activities, various lawsuits, claims and proceedings have been or may be instituted or asserted against the Partnership. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Partnership.

13. ACQUISITIONS AND DISPOSITIONS

     During 2000, the Partnership sold three limited service hotels and received proceeds of $24,148. This resulted in a gain on sale of assets of $3,495 ($3,439, net of tax). The Partnership also purchased a full service hotel for $19,400. Of the $19,400, $11,400 was paid in cash and $8,000 will be paid from the hotel's future cash flow within the next five years. The acquisition was funded using existing cash and borrowings on the Credit Facility.

     During 1999, the Partnership acquired one hotel for a purchase price of $10,642 of cash and $1,488 of OP Units. The acquisition was funded using existing cash and borrowings on the Credit Facility. The Partnership also sold 2 hotels during 1999 for a total price of $8,900. The resulting gain on the sales was immaterial.

     During 1998, the Partnership acquired 70 hotels (containing 17,332 rooms), of which 53 were acquired pursuant to the Merger. MeriStar purchased AGH for approximately $1,306,000. MeriStar contributed the net assets acquired to the Partnership in exchange for approximately 23,913,000 OP Units. The total purchase price for the remaining 17 acquired hotels during 1998 was $549,068 of cash and

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

$16,932 of OP Units. The cash portions of these acquisitions were funded through borrowings on the Credit Facility and a prior credit facility.

     The following unaudited pro forma information is presented as if the Merger, the Spin-Off and all 117 hotels owned at December 31, 1998 had been acquired at the beginning of 1998. The pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the Company. Pro forma information for 1998 for total revenue, net income and diluted EPU is $332,299, $107,698 and $2.44, respectively.

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of the Partnership's quarterly results of operations:

                                           2000                                      1999
                          ---------------------------------------   ---------------------------------------
                           FIRST    SECOND     THIRD      FOURTH     FIRST    SECOND     THIRD      FOURTH
                          QUARTER   QUARTER   QUARTER    QUARTER    QUARTER   QUARTER   QUARTER    QUARTER
                          -------   -------   --------   --------   -------   -------   --------   --------
Total revenue...........  $67,080   $81,515   $117,607   $134,483   $64,072   $74,034   $103,193   $133,521
Total operating
  expenses..............   41,339    43,331     42,206     43,469    39,210    38,355     37,388     41,568
Net operating income....   25,741    38,184     75,401     91,014    24,682    35,679     65,805     91,953
Income before
  extraordinary (loss)
  gain..................   (2,986)   11,851     45,633     60,138       755     9,150     41,145     65,157
Net income..............      414    11,851     45,633     60,138       755     9,150     36,594     65,157
Diluted earnings per
  unit..................  $ (0.06)  $  0.23   $   0.85   $   1.15   $  0.01   $  0.17   $   0.75   $   1.17

15. SUPPLEMENTAL CASH FLOW INFORMATION

                                                         2000      1999        1998
                                                       --------   -------   ----------
Cash paid for interest:
  Interest, net of capitalized interest of $8,613,
     $12,540 and $5,182, respectively................  $120,539   $93,491   $   48,156
  Income taxes.......................................       699     1,009        2,388
Non-cash investing and financing activities:
  Long-term debt assumed in purchase of property and
     equipment.......................................        --        --          543
  OP Units issued in purchase of property and
     equipment.......................................        --     1,488       16,932
  Redemption of redeemable OP Units..................        24    29,412       31,430
  Deferred purchase price............................     8,000        --           --
  Book value of assets distributed to spun-off
     affiliate.......................................        --        --       41,449
  Book value of liabilities distributed to spun-off
     affiliate.......................................        --        --      (11,768)
  Book value of debt distributed to spun-off
     affiliate.......................................        --        --       (1,116)
  Fair value of assets acquired in Merger............        --        --    1,306,018
  Fair value of liabilities assumed in Merger........        --        --      (26,167)
  Fair value of debt assumed in Merger...............        --        --     (523,944)

16. SUBSEQUENT EVENTS

     On January 26, 2001, the Partnership sold $300,000 of 9.0% senior notes due 2008 and $200,000 of 9.13% senior notes due 2011 (collectively the "Senior Unsecured Notes"). The notes are unsecured obligations of the Partnership. MeriStar, together with a number of the Partnership's subsidiaries, guarantee payment of principal and interest on the notes on a senior unsecured basis. The net proceeds from the sale of $492,000 were used to repay amounts outstanding under the Credit Facility and to make

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

payments to terminate certain agreements that hedged variable interest rates of the loans that were repaid. The terminated swap agreements had notional amounts of $300,000. The Partnership recognized a loss of $9,297 on these terminations.

     In the first quarter 2001, the Partnership wrote-off its $2,112 investment in STS Hotel Net after determining that the carrying value of the investment was not recoverable.

     On May 2, 2001, the Partnership paid $1,504 to acquire four hotel leases from affiliates of Prime Hospitality Corporation. Concurrently, the Partnership signed long-term management contracts with OpCo for these properties.

     On May 9, 2001, the Partnership and MeriStar entered into an Agreement and Plan of Merger with Felcor Lodging Trust Incorporated ("Felcor")and its operating partnership. Under the merger agreement, a wholly-owned subsidiary of FelCor's operating partnership will merge with and into the Partnership, and MeriStar will merge with and into Felcor. Holders of MeriStar common stock will receive 0.784 of a share of Felcor common stock and $4.60 in cash for each share of MeriStar's common stock. Holders of OP Units will receive $4.60 in cash and
0.784 FelCor operating partnership units. Class D Preferred OP Units will get Series D preferred units in FelCor operating partnership on a one for one basis. The merger agreement requires the approval of holders of a majority of MeriStar's outstanding shares of common stock and holders of a majority of the outstanding shares of common stock of Felcor. MeriStar currently expects the merger to close during the third quarter of 2001.

                        MERISTAR HOSPITALITY CORPORATION

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                                                COSTS SUBSEQUENT
                                                      INITIAL COST TO COMPANY    TO ACQUISITION
                                                      -----------------------   ----------------
                                                                   BUILDING             BUILDING
                                                                      AND                 AND
                                            ENCUM-                 IMPROVE-             IMPROVE-
DESCRIPTION                                 BRANCES     LAND         MENTS      LAND     MENTS
-----------                                 -------   ---------   -----------   -----   --------
HOTEL ASSETS:
Salt Lake Airport Hilton, UT..............      --    $    770    $   12,828    $  --   $  2,827
Radisson Hotel, Schaumburg, IL............      --       1,080         5,131       --      2,282
Sheraton Hotel, Colorado Springs, CO......      (1)      1,071        14,592        1      3,728
Hilton Hotel, Bellevue, WA................      48       5,211         6,766       --      3,186
Marriott Hotel, Somerset, NJ..............      (1)      1,978        23,001       --      4,390
Westin Atlanta Airport, Atlanta, GA.......      --       2,650        15,926     (300)     9,403
Sheraton Hotel, Charlotte, NC.............      (1)      4,700        11,057       --      3,906
Radisson Hotel Southwest, Cleveland, OH...      --       1,330         6,353       --      4,547
Orange County Airport Hilton, Irvine,
  CA......................................      (1)      9,990         7,993       --      3,133
The Latham Hotel, Washington, DC..........      --       6,500         5,320       --      3,889
Hilton Hotel, Arlington, TX...............      (1)      1,836        14,689       79      2,828
Hilton Hotel, Arlington, VA...............      --       4,000        15,069       --        496
Southwest Hilton, Houston, TX.............      --       2,300        15,665       --      1,244
Embassy Suites, Englewood, CO.............      (1)      2,500        20,700       --      2,782
Holiday Inn, Colorado Springs, CO.........      --       1,600         4,232       --      1,057
Embassy Row Hilton, Washington, DC........      --       2,200        13,247       --      2,240
Hilton Hotel & Towers, Lafayette, LA......      (1)      1,700        16,062       --      1,808
Hilton Hotel, Sacramento, CA..............      (1)      4,000        16,013       --      1,678
Santa Barbara Inn, Santa Barbara, CA......      --       2,600         5,141       --      1,110
San Pedro Hilton, San Pedro, CA...........      --         640         6,047       --      2,300
Doubletree Hotel, Albuquerque, NM.........      (1)      2,700        15,075       --        823
Westchase Hilton & Towers, Houston, TX....      (1)      3,000        23,991       --      1,531
Four Points Hotel, Cherry Hill, NJ........      --       1,700         4,178       --      2,181
Sheraton Great Valley Inn, Frazer, PA.....      --       2,150        11,653       11      2,712
Holiday Inn Calgary Airport, Calgary,
  Alberta, Canada.........................      --         751         5,011      (36)     1,428
Sheraton Hotel Dallas, Dallas, TX.........      --       1,300        17,268       --      2,358
Radisson Hotel Dallas, Dallas, TX.........      --       1,800        17,580       --      1,466
Sheraton Hotel Guildford, Surrey, BC,
  Canada..................................      --       2,366        24,008     (112)      (258)
Doubletree Guest Suites, Indianapolis,
  IN......................................               1,000         8,242       --        893
Ramada Vancouver Centre, Vancouver, BC,
  Canada..................................      --       4,400         7,840     (208)     2,160
Holiday Inn Sports Complex, Kansas City,
  MO......................................      --         420         4,742       --      1,551
Hilton Crystal City, Arlington, VA........      --       5,800        29,879       --      1,036
Doubletree Resort Hotel, Cathedral City,
  CA......................................      --       1,604        16,141       --      2,837
Radisson Hotel & Suites, Chicago, IL......               4,870        39,175       --      1,793
Georgetown Inn, Washington, DC............      --       6,100         7,103       --      1,486
Embassy Suites Center City, Philadelphia,
  PA......................................      (1)      5,500        26,763       --      1,457
Doubletree Hotel Austin, Austin, TX.......      (1)      2,975        25,678       --      2,501
Radisson Plaza Hotel, Lexington, KY.......     240       1,100        30,375       --      6,254
Jekyll Inn, Jekyll Island, GA.............      --          --         7,803       --      3,218
Holiday Inn Metrotown, Burnaby, BC,
  Canada..................................      --       1,115         5,303      (53)     1,292
Embassy Suites International Airport,
  Tucson, AZ..............................      --       1,640        10,444       --      2,214
Westin Morristown, NJ.....................      --       2,500        19,128      100      3,501
Doubletree Hotel Bradley International
  Airport, Windsor Locks, CT..............      --       1,013        10,228       87      1,422
Sheraton Hotel, Mesa, AZ..................      --       1,850        16,938       --      2,315
Metro Airport Hilton & Suites, Detroit,
  MI......................................      --       1,750        12,639       --      1,311
Marriott Hotel, Los Angeles, CA...........      --       5,900        48,250       --      7,208


                                               GROSS AMOUNT AT END OF YEAR
                                            ---------------------------------
                                                        BUILDING     ACCUM-
                                                          AND        ULATED      YEAR OF
                                                        IMPROVE-    DEPRECIA-   CONSTRUC-     DATE
DESCRIPTION                                   LAND       MENTS        TION        TION      ACQUIRED   LIFE
-----------                                 --------   ----------   ---------   ---------   --------   ----
HOTEL ASSETS:
Salt Lake Airport Hilton, UT..............  $    770   $   15,655   $  2,184      1980        3/3/95    40
Radisson Hotel, Schaumburg, IL............     1,080        7,413        908      1979       6/30/95    40
Sheraton Hotel, Colorado Springs, CO......     1,072       18,320      2,387      1974       6/30/95    40
Hilton Hotel, Bellevue, WA................     5,211        9,952      1,108      1979        8/4/95    40
Marriott Hotel, Somerset, NJ..............     1,978       27,391      3,357      1978       10/3/95    40
Westin Atlanta Airport, Atlanta, GA.......     2,350       25,329      3,084      1982      11/15/95    40
Sheraton Hotel, Charlotte, NC.............     4,700       14,963      1,739      1985        2/2/96    40
Radisson Hotel Southwest, Cleveland, OH...     1,330       10,900      1,190      1978       2/16/96    40
Orange County Airport Hilton, Irvine,
  CA......................................     9,990       11,126      1,255      1976       2/22/96    40
The Latham Hotel, Washington, DC..........     6,500        9,209        915      1981        3/8/96    40
Hilton Hotel, Arlington, TX...............     1,915       17,517      2,018      1983       4/17/96    40
Hilton Hotel, Arlington, VA...............     4,000       15,565      1,716      1990       8/23/96    40
Southwest Hilton, Houston, TX.............     2,300       16,909      1,728      1979      10/31/96    40
Embassy Suites, Englewood, CO.............     2,500       23,482      2,380      1986      12/12/96    40
Holiday Inn, Colorado Springs, CO.........     1,600        5,289        482      1974      12/17/96    40
Embassy Row Hilton, Washington, DC........     2,200       15,487      1,482      1969      12/17/96    40
Hilton Hotel & Towers, Lafayette, LA......     1,700       17,870      1,712      1981      12/17/96    40
Hilton Hotel, Sacramento, CA..............     4,000       17,691      1,768      1983      12/17/96    40
Santa Barbara Inn, Santa Barbara, CA......     2,600        6,251        602      1959      12/17/96    40
San Pedro Hilton, San Pedro, CA...........       640        8,347        753      1989       1/28/97    40
Doubletree Hotel, Albuquerque, NM.........     2,700       15,898      1,565      1975       1/31/97    40
Westchase Hilton & Towers, Houston, TX....     3,000       25,522      2,485      1980       1/31/97    40
Four Points Hotel, Cherry Hill, NJ........     1,700        6,359        553      1991       3/20/97    40
Sheraton Great Valley Inn, Frazer, PA.....     2,161       14,365      1,190      1971       3/27/97    40
Holiday Inn Calgary Airport, Calgary,
  Alberta, Canada.........................       715        6,439      1,261      1981        4/1/97    40
Sheraton Hotel Dallas, Dallas, TX.........     1,300       19,626      1,771      1974        4/1/97    40
Radisson Hotel Dallas, Dallas, TX.........     1,800       19,046      1,746      1972        4/1/97    40
Sheraton Hotel Guildford, Surrey, BC,
  Canada..................................     2,254       23,750      3,558      1992        4/1/97    40
Doubletree Guest Suites, Indianapolis,
  IN......................................     1,000        9,135        824      1987        4/1/97    40
Ramada Vancouver Centre, Vancouver, BC,
  Canada..................................     4,192       10,000      1,605      1968        4/1/97    40
Holiday Inn Sports Complex, Kansas City,
  MO......................................       420        6,293        538      1975       4/30/97    40
Hilton Crystal City, Arlington, VA........     5,800       30,915      2,681      1974        7/1/97    40
Doubletree Resort Hotel, Cathedral City,
  CA......................................     1,604       18,978      1,557      1985        7/1/97    40
Radisson Hotel & Suites, Chicago, IL......     4,870       40,968      3,544      1971       7/15/97    40
Georgetown Inn, Washington, DC............     6,100        8,589        655      1962       7/15/97    40
Embassy Suites Center City, Philadelphia,
  PA......................................     5,500       28,220      2,382      1963       8/12/97    40
Doubletree Hotel Austin, Austin, TX.......     2,975       28,179      2,295      1984       8/14/97    40
Radisson Plaza Hotel, Lexington, KY.......     1,100       36,629      2,876      1982       8/14/97    40
Jekyll Inn, Jekyll Island, GA.............        --       11,021        848      1971       8/20/97    40
Holiday Inn Metrotown, Burnaby, BC,
  Canada..................................     1,062        6,595        890      1989       8/22/97    40
Embassy Suites International Airport,
  Tucson, AZ..............................     1,640       12,658        901      1982      10/23/97    40
Westin Morristown, NJ.....................     2,600       22,629      1,626      1962      11/20/97    40
Doubletree Hotel Bradley International
  Airport, Windsor Locks, CT..............     1,100       11,650        838      1985      11/24/97    40
Sheraton Hotel, Mesa, AZ..................     1,850       19,253      1,382      1985       12/5/97    40
Metro Airport Hilton & Suites, Detroit,
  MI......................................     1,750       13,950        995      1989      12/16/97    40
Marriott Hotel, Los Angeles, CA...........     5,900       55,458      3,956      1983      12/18/97    40

                        MERISTAR HOSPITALITY CORPORATION

                                                                                COSTS SUBSEQUENT
                                                      INITIAL COST TO COMPANY    TO ACQUISITION
                                                      -----------------------   ----------------
                                                                   BUILDING             BUILDING
                                                                      AND                 AND
                                            ENCUM-                 IMPROVE-             IMPROVE-
DESCRIPTION                                 BRANCES     LAND         MENTS      LAND     MENTS
-----------                                 -------   ---------   -----------   -----   --------
Austin Hilton & Towers, TX................      --       2,700        15,852       --      2,674
Dallas Renaissance North, TX..............      --       3,400        20,813       --      3,550
Houston Sheraton Brookhollow Hotel, TX....      --       2,500        17,609       --      2,148
Seelbach Hilton, Louisville, KY...........      --       1,400        38,462       --      5,550
Midland Hilton & Towers, TX...............      --         150         8,487       --      1,715
Westin Oklahoma, OK.......................      --       3,500        27,588       --      1,683
Sheraton Hotel, Columbia, MD..............      --       3,600        21,393       --      3,744
Radisson Cross Keys, Baltimore, MD........      --       1,500         5,615       --      1,492
Sheraton Fisherman's Wharf, San Francisco,
  CA......................................      (1)     19,708        61,751       --      2,985
Hartford Hilton, CT.......................      --       4,073        24,458       --      2,824
Holiday Inn Dallas DFW Airport South,
  TX......................................  12,634       3,388        28,847       --          8
Courtyard by Marriott Meadowlands, NJ.....   3,979          --         9,649       --         45
Hotel Maison de Ville, New Orleans, LA....      --         292         3,015       --         (2)
Hilton Hotel Toledo, OH...................      --          --        11,708       --         38
Holiday Inn Select Dallas DFW Airport
  West, TX................................      --         947         8,346       --        213
Holiday Inn Select New Orleans
  International Airport, LA...............      (1)      3,040        25,616       --      2,150
Crowne Plaza Madison, WI..................      (1)      2,629        21,634       --        210
Wyndham Albuquerque Airport Hotel, NM.....      --          --        18,889       --        112
Wyndham San Jose Airport Hotel, CA........      --          --        35,743       --        997
Holiday Inn Select Mission Valley, CA.....               2,410        20,998       --        176
Sheraton Safari Hotel, Lake Buena Vista,
  FL......................................      --       4,103        35,263       --      9,062
Hilton Monterey, CA.......................      --       2,141        17,666       --      4,964
Hilton Hotel Durham, NC...................      --       1,586        15,577       --      2,390
Wyndham Garden Hotel Marietta, GA.........      --       1,900        17,077       --        611
Westin Resort Key Largo, FL...............      --       3,167        29,190       --        340
Doubletree Guest Suites Atlanta, GA.......   8,678       2,236        18,514       --      3,798
Radisson Hotel Arlington Heights, IL......      --       1,540        12,645       --      6,848
Holiday Inn Select Bucks County, PA.......      --       2,610        21,744       --      2,773
Hilton Hotel Cocoa Beach, FL..............      --       2,783        23,076       --      1,784
Radisson Twin Towers Orlando, FL..........      --       9,555        73,486       --      8,209
Crowne Plaza Phoenix, AZ..................      --       1,852        15,957       --      3,448
Hilton Airport Hotel Grand Rapids, MI.....      (1)      2,049        16,657       --        539
Marriott West Loop Houston, TX............      (1)      2,943        23,934       --      2,623
Courtyard by Marriott Durham, NC..........      --       1,406        11,001       --         47
Courtyard by Marriott, Marina Del Rey,
  CA......................................      (1)      3,450        24,534       --        359
Courtyard by Marriott, Century City, CA...      --       2,165        16,465       --         20
Courtyard by Marriott, Lake Buena Vista,
  FL......................................      --          --        41,267       --      2,438
Crowne Plaza, San Jose, CA................      (1)      2,130        23,404      (24)     1,501
Doubletree Hotel Westshore, Tampa, FL.....      --       2,904        23,476       --      7,312
Howard Johnson Resort Key Largo, FL.......      --       1,784        12,419       --        507
Radisson Annapolis, MD....................      --       1,711        13,671       --      1,945
Holiday Inn Fort Lauderdale, FL...........      --       2,381        19,419       --      2,126
Holiday Inn Madeira Beach, FL.............      --       1,781        13,349       --         26
Holiday Inn Chicago O'Hare, IL............  19,080       4,290        72,631       --     12,812
Holiday Inn & Suites Alexandria, VA.......      --       1,769        14,064       --         52
Hilton Clearwater, FL.....................      --          --        69,285       --      3,608


                                               GROSS AMOUNT AT END OF YEAR
                                            ---------------------------------
                                                        BUILDING     ACCUM-
                                                          AND        ULATED      YEAR OF
                                                        IMPROVE-    DEPRECIA-   CONSTRUC-     DATE
DESCRIPTION                                   LAND       MENTS        TION        TION      ACQUIRED   LIFE
-----------                                 --------   ----------   ---------   ---------   --------   ----
Austin Hilton & Towers, TX................     2,700       18,526      1,291      1974        1/6/98    40
Dallas Renaissance North, TX..............     3,400       24,363      1,708      1979        1/6/98    40
Houston Sheraton Brookhollow Hotel, TX....     2,500       19,757      1,467      1980        1/6/98    40
Seelbach Hilton, Louisville, KY...........     1,400       44,012      3,017      1905        1/6/98    40
Midland Hilton & Towers, TX...............       150       10,202        708      1976        1/6/98    40
Westin Oklahoma, OK.......................     3,500       29,271      2,159      1977        1/6/98    40
Sheraton Hotel, Columbia, MD..............     3,600       25,137      1,513      1972       3/27/98    40
Radisson Cross Keys, Baltimore, MD........     1,500        7,107        417      1973       3/27/98    40
Sheraton Fisherman's Wharf, San Francisco,
  CA......................................    19,708       64,736      4,356      1975        4/2/98    40
Hartford Hilton, CT.......................     4,073       27,282      1,642      1975       5/21/98    40
Holiday Inn Dallas DFW Airport South,
  TX......................................     3,388       28,855      1,747      1974        8/3/98    --
Courtyard by Marriott Meadowlands, NJ.....        --        9,694        581      1993        8/3/98    40
Hotel Maison de Ville, New Orleans, LA....       292        3,013        181      1778        8/3/98    40
Hilton Hotel Toledo, OH...................        --       11,746        708      1987        8/3/98    40
Holiday Inn Select Dallas DFW Airport
  West, TX................................       947        8,559        812      1974        8/3/98    40
Holiday Inn Select New Orleans
  International Airport, LA...............     3,040       27,766      1,610      1973        8/3/98    40
Crowne Plaza Madison, WI..................     2,629       21,844      1,384      1987        8/3/98    40
Wyndham Albuquerque Airport Hotel, NM.....        --       19,001      1,146      1972        8/3/98    40
Wyndham San Jose Airport Hotel, CA........        --       36,740      2,194      1974        8/3/98    40
Holiday Inn Select Mission Valley, CA.....     2,410       21,174      1,282      1970        8/3/98    40
Sheraton Safari Hotel, Lake Buena Vista,
  FL......................................     4,103       44,325      2,437      1985        8/3/98    40
Hilton Monterey, CA.......................     2,141       22,630      1,219      1971        8/3/98    40
Hilton Hotel Durham, NC...................     1,586       17,967        973      1987        8/3/98    40
Wyndham Garden Hotel Marietta, GA.........     1,900       17,688      1,038      1985        8/3/98    40
Westin Resort Key Largo, FL...............     3,167       29,530      1,814      1985        8/3/98    40
Doubletree Guest Suites Atlanta, GA.......     2,236       22,312      1,310      1985        8/3/98    40
Radisson Hotel Arlington Heights, IL......     1,540       19,493        954      1981        8/3/98    40
Holiday Inn Select Bucks County, PA.......     2,610       24,517      1,335      1987        8/3/98    40
Hilton Hotel Cocoa Beach, FL..............     2,783       24,860      1,494      1986        8/3/98    40
Radisson Twin Towers Orlando, FL..........     9,555       81,695      4,701      1972        8/3/98    40
Crowne Plaza Phoenix, AZ..................     1,852       19,405      1,145      1981        8/3/98    40
Hilton Airport Hotel Grand Rapids, MI.....     2,049       17,196      1,033      1979        8/3/98    40
Marriott West Loop Houston, TX............     2,943       26,557      1,563      1976        8/3/98    40
Courtyard by Marriott Durham, NC..........     1,406       11,048        659      1996        8/3/98    40
Courtyard by Marriott, Marina Del Rey,
  CA......................................     3,450       24,893      1,531      1976        8/3/98    40
Courtyard by Marriott, Century City, CA...     2,165       16,485      1,016      1986        8/3/98    40
Courtyard by Marriott, Lake Buena Vista,
  FL......................................        --       43,705      2,565      1972        8/3/98    40
Crowne Plaza, San Jose, CA................     2,106       24,905      1,501      1975        8/3/98    40
Doubletree Hotel Westshore, Tampa, FL.....     2,904       30,788      1,596      1972        8/3/98    40
Howard Johnson Resort Key Largo, FL.......     1,784       12,926        767      1971        8/3/98    40
Radisson Annapolis, MD....................     1,711       15,616        829      1975        8/3/98    40
Holiday Inn Fort Lauderdale, FL...........     2,381       21,545      1,225      1969        8/3/98    40
Holiday Inn Madeira Beach, FL.............     1,781       13,375        811      1972        8/3/98    40
Holiday Inn Chicago O'Hare, IL............     4,290       85,443      4,638      1975        8/3/98    40
Holiday Inn & Suites Alexandria, VA.......     1,769       14,116        882      1985        8/3/98    40
Hilton Clearwater, FL.....................        --       72,893      4,298      1980        8/3/98    40

                        MERISTAR HOSPITALITY CORPORATION

                                                                             COSTS SUBSEQUENT
                                                   INITIAL COST TO COMPANY    TO ACQUISITION       GROSS AMOUNT AT END OF YEAR
                                                   -----------------------   ----------------   ---------------------------------
                                                                BUILDING             BUILDING               BUILDING     ACCUM-
                                                                   AND                 AND                    AND        ULATED
                                         ENCUM-                 IMPROVE-             IMPROVE-               IMPROVE-    DEPRECIA-
DESCRIPTION                              BRANCES     LAND         MENTS      LAND     MENTS       LAND       MENTS        TION
-----------                              -------   ---------   -----------   -----   --------   --------   ----------   ---------
Radisson Rochester, NY.................      --          --         6,499       --      2,520         --        9,019        438
Radisson Old Towne Alexandria, VA......      --       2,241        17,796       --      3,690      2,241       21,486      1,223
Ramada Inn Clearwater, FL..............      --       1,270        13,453       --         89      1,270       13,542      1,612
Richmond Hotel and Conference Center...      --         245         3,380       --         58        245        3,438        712
Crowne Plaza Las Vegas, NV.............      --       3,006        24,011       --         15      3,006       24,026      2,593
Crowne Plaza Portland, OR..............   4,917       2,950        23,254       --         58      2,950       23,312      2,623
Four Points Hotel, Mt Arlington, NJ....   4,328       6,553         6,058       --         64      6,553        6,122        645
Ramada Inn Mahwah, NJ..................      --       1,117         8,994       --        121      1,117        9,115        898
Ramada Plaza Meriden, CT...............      --       1,247        10,057       --         12      1,247       10,069        974
Ramada Plaza Shelton, CT...............   4,567       2,040        16,235       --         28      2,040       16,263      1,529
Sheraton Crossroads Mahwah, NJ.........      --       3,258        26,185       --        188      3,258       26,373      2,785
St. Tropez Suites, Las Vegas, NV.......      --       3,027        24,429       --         24      3,027       24,453      2,360
Doral Forrestal, Princeton, NJ.........      --       9,578        57,555       --      7,135      9,578       64,690      3,726
South Seas Plantation, Captiva, FL.....      --       3,084        83,573       --      7,161      3,084       90,734      6,525
Radisson Suites Beach Resort, Marco
  Island, FL...........................      --       7,120        35,300       --      2,103      7,120       37,403      4,106
Best Western Sanibel Island, FL........      --       3,868         3,984       17        302      3,885        4,286        665
The Dunes Golf & Tennis Club, Sanibel
  Island, FL...........................      --       7,705         3,043        9         21      7,714        3,064        246
Sanibel Inn, Sanibel Island, FL........      --       8,482        12,045       --        (74)     8,482       11,971        989
Seaside Inn, Sanibel Island, FL........      --       1,702         6,416       22         73      1,724        6,489        481
Song of the Sea, Sanibel Island, FL....      --         339         3,223       19         31        358        3,254        280
Sundial Beach Resort, Sanibel Island,
  FL...................................      --         320        12,009       --        556        320       12,565        806
Holiday Inn, Madison, WI...............      --       4,143         6,692       --         78      4,143        6,770        337
Safety Harbor Resort and Spa, Sanibel
  Island, FL...........................      --         732        19,618       --      1,538        732       21,156      1,547
                                                   --------    ----------    -----   --------   --------   ----------   --------
                                                   $317,460    $2,207,320    $(388)  $253,769   $317,072   $2,461,089   $188,647
                                                   ========    ==========    =====   ========   ========   ==========   ========


                                          YEAR OF
                                         CONSTRUC-     DATE
DESCRIPTION                                TION      ACQUIRED   LIFE
-----------                              ---------   --------   ----
Radisson Rochester, NY.................    1971        8/3/98    40
Radisson Old Towne Alexandria, VA......    1975        8/3/98    40
Ramada Inn Clearwater, FL..............    1969        8/3/98    40
Richmond Hotel and Conference Center...    1975        8/3/98    40
Crowne Plaza Las Vegas, NV.............    1989        8/3/98    40
Crowne Plaza Portland, OR..............    1988        8/3/98    40
Four Points Hotel, Mt Arlington, NJ....    1984        8/3/98    40
Ramada Inn Mahwah, NJ..................    1972        8/3/98    40
Ramada Plaza Meriden, CT...............    1985        8/3/98    40
Ramada Plaza Shelton, CT...............    1989        8/3/98    40
Sheraton Crossroads Mahwah, NJ.........    1986        8/3/98    40
St. Tropez Suites, Las Vegas, NV.......    1986        8/3/98    40
Doral Forrestal, Princeton, NJ.........    1981       8/11/98    40
South Seas Plantation, Captiva, FL.....    1975       10/1/98    40
Radisson Suites Beach Resort, Marco
  Island, FL...........................    1983       10/1/98    40
Best Western Sanibel Island, FL........    1967       10/1/98    40
The Dunes Golf & Tennis Club, Sanibel
  Island, FL...........................    1964       10/1/98    40
Sanibel Inn, Sanibel Island, FL........    1964       10/1/98    40
Seaside Inn, Sanibel Island, FL........    1964       10/1/98    40
Song of the Sea, Sanibel Island, FL....    1964       10/1/98    40
Sundial Beach Resort, Sanibel Island,
  FL...................................    1975       10/1/98    40
Holiday Inn, Madison, WI...............    1965       1/11/99    40
Safety Harbor Resort and Spa, Sanibel
  Island, FL...........................    1926       5/31/00    40

---------------

(1) These properties secure the New Secured Facility which, as of December 31, 2000, had an outstanding balance of $324,554.

                        MERISTAR HOSPITALITY CORPORATION

     The components of hotel property and equipment are as follows:

                                                              PROPERTY AND   ACCUMULATED
                                                               EQUIPMENT     DEPRECIATION
                                                              ------------   ------------
Land........................................................   $  317,072      $     --
Building and Improvements...................................    2,461,089       188,647
Furniture and equipment.....................................      338,350        98,582
Construction in progress....................................       77,219            --
                                                               ----------      --------
          Total property and equipment......................   $3,193,730      $287,229
                                                               ==========      ========

     A reconciliation of the Company's investment in hotel property and equipment and related accumulated depreciation is as follows:

                                                      2000         1999         1998
                                                   ----------   ----------   ----------
Hotel property and equipment
Balance, beginning of period.....................  $3,118,723   $2,957,543   $  947,597
Acquisitions during period.......................      19,618       12,081    1,865,142
Improvements and construction-in-progress........      78,911      160,294      144,804
Cost of real estate sold.........................     (23,522)     (11,195)          --
                                                   ----------   ----------   ----------
Balance, end of period...........................   3,193,730    3,118,723    2,957,543
                                                   ----------   ----------   ----------
Accumulated depreciation
Balance, beginning of period.....................     182,430       83,797       26,858
Additions-depreciation expense...................     107,363       99,297       56,939
Cost of real estate sold.........................      (2,564)        (664)          --
                                                   ----------   ----------   ----------
Balance, end of period...........................     287,229      182,430       83,797
                                                   ----------   ----------   ----------
Net hotel property and equipment, end of
  period.........................................  $2,906,501   $2,936,293   $2,873,746
                                                   ==========   ==========   ==========

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Charter of FelCor Lodging Trust Incorporated ("FelCor"), generally, limits the liability of FelCor's directors and officers to FelCor and the stockholders for money damages to the fullest extent permitted from time to time by the laws of the State of Maryland. The Charter also provides, generally, for the indemnification of, and advance of expenses on behalf of, directors and officers, among others, from and against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of FelCor in which the director was adjudged liable to FelCor or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors and officers of FelCor pursuant to the foregoing provisions or otherwise, FelCor has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     FelCor may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

     Section 6.7 of the Amended and Restated Agreement of Limited Partnership of FelCor Lodging Limited Partnership ("FelCor Partnership" and, together with FelCor, the "Registrants"), as amended (the "Partnership Agreement"), provides that, to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, FelCor, or its successor or assigns (the "General Partner"), and any person who is or was an officer or director of the General Partner shall be indemnified and held harmless by FelCor Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil or criminal, administrative or investigative, in which any such party may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as
(i) the General Partner, or any of its affiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, or any of its affiliates or (iii) a person serving at the request of FelCor Partnership in another entity in a similar capacity; provided, that in each case such party acted in good faith, in a manner which such party believed to be in, or not opposed to, the best interests of FelCor Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification pursuant to Section 6.7 shall be made only out of FelCor Partnership assets.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------

          2.1            -- Agreement and Plan of Merger by and between FelCor,
                            FelCor Partnership, MeriStar Hospitality Corporation and
                            MeriStar Hospitality Limited Partnership dated as of May
                            9, 2001 (included as Appendix A in the joint proxy
                            statement/ prospectus).

          4.1            -- Articles of Amendment and Restatement dated June 22,
                            1995, amending and restating the Charter of FelCor, as
                            amended or supplemented by Articles of Merger dated June
                            23, 1995, Articles Supplementary dated April 30, 1996,
                            Articles of Amendment dated August 8, 1996, Articles of
                            Amendment dated June 16, 1997, Articles of Amendment
                            dated October 30, 1997, Articles Supplementary dated May
                            6, 1998, Articles of Merger and Articles of Amendment
                            dated July 27, 1998, and Certificate of Correction dated
                            March 11, 1999 (filed as Exhibit 3.1 to FelCor's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1998 and incorporated herein by reference).

          4.2            -- Bylaws of FelCor, as amended (filed as Exhibit 3.2 to
                            FelCor's Registration Statement on Form S-11 (file no.
                            333-98332) and incorporated herein by reference).

          4.3            -- Form of Share Certificate for Common Stock (filed as
                            Exhibit 4.1 to FelCor's Quarterly Report on Form 10-Q for
                            the quarter ended June 30, 1996, and incorporated herein
                            by reference).

          4.4*           -- Second Amended and Restated Limited Partnership Agreement
                            of FelCor Partnership.

          4.5            -- Indenture dated as of September 15, 2000, by and among
                            FelCor Partnership, FelCor, the Subsidiary Guarantors named therein, and SunTrust Bank, as Trustee (filed as Exhibit 4.3 to FelCor Partnership's Registration
                            Statement on Form S-4 (file no. 333-47506) and incorporated herein by reference).

          4.6*           -- Indenture dated as of June 4, 2001, by and among FelCor
                            Partnership, FelCor, the Subsidiary Guarantors named
                            therein, and SunTrust Bank, as Trustee.

          5.1*           -- Opinion of Jenkens & Gilchrist, a Professional
                            Corporation.

          5.2*           -- Opinion of Miles & Stockbridge P.C.

          8.1*           -- Opinion of Hunton & Williams as to tax matters.

          8.2*           -- Opinion of Jenkens & Gilchrist, a Professional
                            Corporation as to tax matters.

          8.3*           -- Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
                            tax matters.

         12.1            -- Statements regarding Computation of Ratios

         23.1*           -- Consent of Jenkens & Gilchrist, a Professional
                            Corporation (included in Exhibit 5.1).

         23.2*           -- Consent of Miles & Stockbridge P.C. (included in Exhibit
                            5.2).

         23.3*           -- Consent of Hunton & Williams (included in Exhibit 8.1).

         23.4*           -- Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                            (included in
                            Exhibit 8.3).

         23.5            -- Consent of PricewaterhouseCoopers, L.L.P.

         23.6            -- Consent of KPMG LLP.

         23.7            -- Consent of Deloitte & Touche LLP.

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------

         24.1            -- Power of Attorney (included on signature page).

         99.1            -- Form of Proxy Card for FelCor Lodging Trust Incorporated.

         99.2            -- Form of Proxy Card for MeriStar Hospitality Corporation.

         99.3            -- Consent of Paul Whetsell.

         99.4            -- Consent of Steven Jorns.

         99.5            -- Consent of Salomon Smith Barney Inc.

         99.6            -- Consent of Deutsche Banc Alex. Brown Inc.

         99.7            -- Consent of J.P. Morgan Securities Inc.

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules. None

     (c) Report, Opinion or Appraisal: The opinions of Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities, Inc. and Salomon Smith Barney Inc. are included in the joint proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

     The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrants undertake that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrants' annual reports pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on June 6, 2001.

                                        FELCOR LODGING TRUST INCORPORATED

                                        FELCOR LODGING LIMITED PARTNERSHIP
                                        By: FelCor Lodging Trust Incorporated,
                                            its General Partner

                                        By:   /s/ THOMAS J. CORCORAN, JR.
                                        ----------------------------------------
                                        Thomas J. Corcoran, Jr.
                                        President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Lawrence D. Robinson, Jr. and Lester C. Johnson, or any of them, with full power to act alone, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrants and in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ DONALD J. MCNAMARA                  Chairman of the Board and           June 5, 2001
-----------------------------------------------------    Director
                 Donald J. McNamara

             /s/ THOMAS J. CORCORAN, JR.               President and Director (Chief       June 4, 2001
-----------------------------------------------------    Executive Officer)
               Thomas J. Corcoran, Jr.

                /s/ LESTER C. JOHNSON                  Senior Vice President and           June 4, 2001
-----------------------------------------------------    Controller (Principal
                  Lester C. Johnson                      Accounting Officer and
                                                         Principal Financial Officer)

                 /s/ MELINDA J. BUSH                   Director                            June 5, 2001
-----------------------------------------------------
                   Melinda J. Bush

                                                       Director                           June   , 2001
-----------------------------------------------------
                 Richard S. Ellwood

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----


               /s/ RICHARD O. JACOBSON                 Director                            June 4, 2001
-----------------------------------------------------
                 Richard O. Jacobson

            /s/ CHARLES A. LEDSINGER, JR.              Director                            June 6, 2001
-----------------------------------------------------
              Charles A. Ledsinger, Jr.

               /s/ ROBERT H. LUTZ, JR.                 Director                            June 4, 2001
-----------------------------------------------------
                 Robert H. Lutz, Jr.

                /s/ RICHARD C. NORTH                   Director                            June 4, 2001
-----------------------------------------------------
                  Richard C. North

                 /s/ MICHAEL D. ROSE                   Director                            June 5, 2001
-----------------------------------------------------
                   Michael D. Rose

              /s/ CHARLES N. MATHEWSON                 Director                            June 4, 2001
-----------------------------------------------------
                Charles N. Mathewson

               /s/ THOMAS A. MCCHRISTY                 Director                            June 5, 2001
-----------------------------------------------------
                 Thomas A. McChristy

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------

          2.1            -- Agreement and Plan of Merger by and between FelCor,
                            FelCor Partnership, MeriStar Hospitality Corporation and
                            MeriStar Hospitality Limited Partnership dated as of May
                            9, 2001 (included as Appendix A in the joint proxy
                            statement/ prospectus).

          4.1            -- Articles of Amendment and Restatement dated June 22,
                            1995, amending and restating the Charter of FelCor, as
                            amended or supplemented by Articles of Merger dated June
                            23, 1995, Articles Supplementary dated April 30, 1996,
                            Articles of Amendment dated August 8, 1996, Articles of
                            Amendment dated June 16, 1997, Articles of Amendment
                            dated October 30, 1997, Articles Supplementary dated May
                            6, 1998, Articles of Merger and Articles of Amendment
                            dated July 27, 1998, and Certificate of Correction dated
                            March 11, 1999 (filed as Exhibit 3.1 to FelCor's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1998 and incorporated herein by reference).

          4.2            -- Bylaws of FelCor, as amended (filed as Exhibit 3.2 to
                            FelCor's Registration Statement on Form S-11 (file no.
                            333-98332) and incorporated herein by reference).

          4.3            -- Form of Share Certificate for Common Stock (filed as
                            Exhibit 4.1 to FelCor's Quarterly Report on Form 10-Q for
                            the quarter ended June 30, 1996, and incorporated herein
                            by reference).

          4.4*           -- Second Amended and Restated Limited Partnership Agreement
                            of FelCor Partnership.

          4.5            -- Indenture dated as of September 15, 2000, by and among
                            FelCor Partnership, FelCor, the Subsidiary Guarantors named therein, and SunTrust Bank, as Trustee (filed as Exhibit 4.3 to FelCor Partnership's Registration
                            Statement on Form S-4 (file no. 333-47506) and incorporated herein by reference).

          4.6*           -- Indenture dated as of June 4, 2001, by and among FelCor
                            Partnership, FelCor, the Subsidiary Guarantors named
                            therein, and SunTrust Bank, as Trustee.

          5.1*           -- Opinion of Jenkens & Gilchrist, a Professional
                            Corporation.

          5.2*           -- Opinion of Miles & Stockbridge P.C.

          8.1*           -- Opinion of Hunton & Williams as to tax matters.

          8.2*           -- Opinion of Jenkens & Gilchrist, a Professional
                            Corporation as to tax matters.

          8.3*           -- Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
                            tax matters.

         12.1            -- Statements regarding Computation of Ratios

         23.1*           -- Consent of Jenkens & Gilchrist, a Professional
                            Corporation (included in Exhibit 5.1).

         23.2*           -- Consent of Miles & Stockbridge P.C. (included in Exhibit
                            5.2).

         23.3*           -- Consent of Hunton & Williams (included in Exhibit 8.1).

         23.4*           -- Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                            (included in
                            Exhibit 8.3).

         23.5            -- Consent of PricewaterhouseCoopers, L.L.P.

         23.6            -- Consent of KPMG LLP.

         23.7            -- Consent of Deloitte & Touche LLP.

         24.1            -- Power of Attorney (included on signature page).

         99.1            -- Form of Proxy Card for FelCor Lodging Trust Incorporated.

         99.2            -- Form of Proxy Card for MeriStar Hospitality Corporation.

         99.3            -- Consent of Paul Whetsell.

         99.4            -- Consent of Steven Jorns.

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------

         99.5            -- Consent of Salomon Smith Barney Inc.

         99.6            -- Consent of Deutsche Banc Alex. Brown Inc.

         99.7            -- Consent of J.P. Morgan Securities Inc.

---------------

* To be filed by amendment.